As filed with the U.S. Securities and Exchange Commission on June 12, 2024

Registration No. 333-279903

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________

SUMMIT MIDSTREAM CORPORATION

(Exact name of registrant as specified in its charter)

_____________________

Delaware	4922	99-3056990
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

910 Louisiana Street, Suite 4200
Houston, Texas 77002
(832) 413-4770

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________

James D. Johnston
910 Louisiana Street, Suite 4200
Houston, Texas 77002
(832) 413-4770

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________

Copies to:

Julian J. Seiguer, P.C.
Anthony L. Sanderson
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
(713) 836-3600

_____________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions under the Agreement and Plan of Merger, included as Annex A to the enclosed proxy statement/prospectus, have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Summit Midstream Corporation may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement, as filed with the Securities and Exchange Commission (of which this preliminary proxy statement/prospectus is a part), is effective. This preliminary proxy statement/prospectus is not an offer to sell, nor should it be considered a solicitation of an offer to buy, the securities described herein in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION DATED June 12, 2024

REORGANIZATION PROPOSED — YOUR VOTE IS VERY IMPORTANT

___________________________

Dear Unitholders of Summit Midstream Partners, LP:

The board of directors (the “GP Board”) of Summit Midstream GP, LLC (the “General Partner”), which is the general partner of Summit Midstream Partners, LP (the “Partnership”), has unanimously approved a corporate reorganization of the Partnership to convert from a master limited partnership to a C corporation (the “Corporate Reorganization”). The Corporate Reorganization is to be accomplished through a merger between the Partnership and Summit SMC NewCo, LLC (“Merger Sub”), a wholly-owned subsidiary of Summit Midstream Corporation (“New Summit”), pursuant to which all of the common units representing limited partner interests in the Partnership (“Common Units”) will be converted into the right to receive shares of common stock, par value $0.01 per share, of New Summit (“Common Stock”) and all of the 9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (“Series A Preferred Units” and, together with the Common Units, the “Units”) will be converted into the right to receive shares of Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), of New Summit and Merger Sub will be merged with and into the Partnership (the “Merger”), with the Partnership surviving the Merger as a wholly-owned subsidiary of New Summit. The GP Board has unanimously determined that the Corporate Reorganization is advisable and in the best interests of the Partnership, its subsidiaries and the unitholders of the Partnership.

Following the Corporate Reorganization, the Partnership will be a wholly-owned subsidiary of New Summit, a newly formed Delaware corporation. Upon consummation of the Corporate Reorganization, the Common Stock is expected to be listed on the New York Stock Exchange under the symbol “SMC.”

The GP Board believes that maintaining the current master limited partnership structure is no longer in the best interests of the Partnership and that the Corporate Reorganization positions the Partnership to improve investors’ returns and attract new investors, with current and future investors preferring New Summit’s post-Corporate Reorganization structure. As a pass-through tax entity, the Partnership’s investors are ultimately responsible for the tax burden of the Partnership’s business activities. We expect that reorganizing from a pass-through tax entity to a C corporation will reduce our investor’s tax burden going forward, including by eliminating the recapture of previously allocated Partnership items. The Corporate Reorganization will also simplify the company’s structure and governance and is expected to enhance the ability of management and the board of directors of New Summit (the “New Summit Board”) to grow the business. The GP Board believes that the conversion to a C corporation will increase New Summit’s access to, and lower the cost of, capital through an expanded field of investors, as many investors are unwilling or unable to invest in pass-through entities. Additionally, the GP Board believes that the Corporate Reorganization, given the Partnership’s generation of profits and current distribution policy, will better align with investor goals of maximizing returns on, and returns of, their capital investment on an after-tax basis.

The Partnership is holding a special meeting of holders of Common Units virtually on July 18, 2024 at 2:00 p.m., Central time, via live webcast at https://web.lumiconnect.com/217371229 (password: summit2024) (the “Special Meeting”). At this meeting, holders of Common Units will be asked to approve the Agreement and Plan of Merger (the “Merger Agreement”) and to consider and vote upon, on an advisory, non-binding basis, certain governance provisions in the amended and restated certificate of incorporation and the amended and restated bylaws of New Summit in connection with the Merger. Information about the Special Meeting, the Corporate Reorganization and the New Summit Board are contained in this proxy statement/prospectus. We encourage you to read this entire proxy statement/prospectus, including the annexes, carefully. In particular, you should read the “Risk Factors” section beginning on page 28 for a description of various risks you should consider in evaluating the proposed Corporate Reorganization.

The shares of Series A Preferred Stock that holders of Series A Preferred Units will receive upon consummation of the Corporate Reorganization have substantially similar rights, preferences and privileges as the Series A Preferred Units. The holders of Series A Preferred Units are not being asked to approve the Merger Agreement or any of the other proposals being presented to holders of Common Units, as contemplated by the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 28, 2020.

The GP Board has unanimously determined that the Merger Agreement and the Merger are advisable and in the best interests of the Partnership and the unitholders of the Partnership and has unanimously approved and adopted the Merger Agreement and unanimously approved the Merger. The GP Board unanimously recommends that the holders of Common Units vote FOR the approval of the Merger Agreement and FOR the advisory, non-binding votes on certain governance provisions.

EVERY VOTE IS IMPORTANT.    Whether or not you plan to attend the Special Meeting, please take the time to vote by following the instructions on your proxy card as soon as possible. If your Common Units are held in “street name,” please instruct your broker or bank how to vote your Common Units.

We appreciate your investment in the Partnership and look forward to your participation at the Special Meeting.

Sincerely,

J. Heath Deneke Chairman of the Board, President and Chief Executive Officer of Summit Midstream GP, LLC

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or has determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [            ], 2024 and is being first mailed to holders of Common Units on or about [            ], 2024.

Houston, Texas
[            ], 2024

Summit Midstream Partners, LP
910 Louisiana Street, Suite 4200
Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

To the Unitholders of Summit Midstream Partners, LP:

A special meeting (the “Special Meeting”) of holders of common units (“Common Units”) representing limited partner interests in Summit Midstream Partners, LP (the “Partnership”) will be held virtually on July 18, 2024 at 2:00 p.m., Central time, via live webcast at https://web.lumiconnect.com/217371229 (password: summit2024), for the following purposes:

•        to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the “Merger Agreement”), a copy of which is attached as Annex A to this proxy statement/prospectus, by and among Summit Midstream Corporation (“New Summit”), Summit SMC NewCo, LLC (the “Merger Sub”), a wholly-owned subsidiary of New Summit, the Partnership and Summit Midstream GP, LLC, the general partner of the Partnership (the “General Partner”), pursuant to which Merger Sub will be merged with and into the Partnership (the “Merger”), with the Partnership continuing as the surviving entity and a wholly-owned subsidiary of New Summit (the “Merger Proposal” and such transaction contemplated thereby, the “Corporate Reorganization”); and

•        to consider and vote upon proposals to approve, on an advisory, non-binding basis, certain governance provisions in the amended and restated certificate of incorporation and amended and restated bylaws of New Summit (the “New Summit Charter” and the “New Summit Bylaws,” respectively) in connection with the Merger, which are being presented separately in accordance with guidance from the U.S. Securities and Exchange Commission to give unitholders the opportunity to present their separate views on important corporate governance provisions, as five sub-proposals (which proposals we refer to, collectively, as the “Advisory Governing Documents Proposals” and, collectively with the Merger Proposal, the “Proposals”), including:

1.      A proposal to require that any action required or permitted to be taken by the stockholders of New Summit must be taken at a duly called annual or special meeting of stockholders of New Summit and may not be taken by any consent in writing by such stockholders;

2.      A proposal to provide that special meetings of stockholders of New Summit may be called only by or at the direction of the board of directors of New Summit (the “New Summit Board”), the Chairman thereof or the Chief Executive Officer;

3.      A proposal to provide that the New Summit Board may, without stockholder approval, authorize the issuance of preferred stock, $0.01 par value per share (“Preferred Stock”), from time to time in one or more series, and with respect to each series of Preferred Stock, fix and state by resolution the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to each series of Preferred Stock;

4.      A proposal to provide that the New Summit Board may, without stockholder approval, authorize the issuance of common stock, $0.01 par value per share (“Blank Check Common Stock”), from time to time in one or more series, and with respect to each series of Blank Check Common Stock, fix and state by resolution the designation and the powers, privileges, rights, qualifications, limitations and restrictions relating to each series of Blank Check Common Stock; and

5.      A proposal to adopt the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks requisite subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom as the exclusive forum for certain stockholder litigation and the federal district courts of the United States of America as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against New Summit or any director, officer, employee or agent of New Summit, unless New Summit consents in writing to the selection of an alternative forum.

A vote for the Merger Proposal is effectively a vote in favor of the Corporate Reorganization which will result in a conversion from a master limited partnership to a C corporation.

The Merger is not conditioned on the Advisory Governing Documents Proposals.

Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding Common Units. Each of the Advisory Governing Documents Proposals, each of which is an advisory, non-binding vote, requires the affirmative vote of holders of a majority of the votes cast (not including abstentions and broker non-votes) by holders of the Common Units present (virtually at the Special Meeting or by proxy) and entitled to vote at the Special Meeting. Abstentions and broker non-votes (if any) will have the effect of a vote AGAINST the Merger Proposal and will not be taken into account in determining the outcome of the Advisory Governing Documents Proposals. The votes on each Proposal are separate and apart from the votes on the other Proposals. Accordingly, holders of Common Units may vote to approve certain of the Proposals and vote not to approve other Proposals. Because the votes on the Advisory Governing Documents Proposals are advisory in nature only, they will not be binding on the Partnership or New Summit.

The shares of Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock that holders of 9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (“Series A Preferred Units”) will receive upon consummation of the Corporate Reorganization have substantially similar rights, preferences and privileges as the Series A Preferred Units. The holders of Series A Preferred Units are not being asked to approve the Merger Agreement or any of the other proposals being presented to holders of Common Units, as contemplated by the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 28, 2020.

We cannot complete the Corporate Reorganization unless the holders of Common Units approve the Merger Proposal. Accordingly, your vote is very important regardless of the number of Common Units you own.

The board of directors (the “GP Board”) of the General Partner has determined that the Merger is advisable and in the best interests of the Partnership, its subsidiaries and the unitholders of the Partnership; approved the Merger Agreement and the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby; and resolved to submit the Merger Agreement to a vote of the holders of Common Units and recommend approval of the Merger Agreement by the holders of Common Units. The GP Board unanimously recommends that the holders of Common Units vote FOR the Merger Proposal and FOR the Advisory Governing Documents Proposals.

For more information regarding the recommendation of the GP Board, including the obligations of the GP Board in making such determination under the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, see “The Corporate Reorganization — Recommendation of the GP Board and Reasons for the Corporate Reorganization.” In considering the recommendation of the GP Board, unitholders of the Partnership should be aware that some of the General Partner’s directors and executive officers may have interests in the Corporate Reorganization that are different from, or in addition to, the interests they may have as unitholders. See “The Corporate Reorganization — Interests of Certain Persons in the Merger.”

Only holders of record of Common Units at the close of business on June 7, 2024 are entitled to notice of and to vote at the Special Meeting. References to the Special Meeting in this proxy statement/prospectus are to such meeting as adjourned or postponed.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS:

•        If you hold your Common Units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your Common Units.

•        If you hold your Common Units in your own name, you may submit your proxy by:

•        using the Internet website shown on the proxy card; or

•        marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

The enclosed proxy statement/prospectus provides a detailed description of the Corporate Reorganization and the Merger Agreement. You are urged to read this proxy statement/prospectus and the Annexes carefully and in their entirety. If you have any questions concerning the Corporate Reorganization, the Merger Agreement or this proxy statement/prospectus, would like additional copies or need help voting your Common Units, please contact the Partnership’s proxy solicitor:

Morrow Sodali LLC
430 Park Avenue, 14th Floor
New York, NY 10022
Call toll-free at (800) 662-5200 (in North America)
or +1 (203) 658-9400 (outside of North America)
Email: SMLP@info.morrowsodali.com

By order of the Board of Directors of Summit Midstream GP, LLC,

James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary of Summit Midstream GP, LLC

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”), constitutes a proxy statement of Summit Midstream Partners, LP (the “Partnership”) under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the solicitation of proxies for the special meeting of unitholders (the “Special Meeting”) to approve the Merger Proposal and the Advisory Governing Documents Proposals (each as defined herein). This proxy statement/prospectus is also a prospectus of New Summit (as defined herein) under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), for (i) the shares of New Summit common stock, par value $0.01 per share (“Common Stock”), that New Summit will issue to the holders of common units (“Common Units”) representing limited partner interests in the Partnership in the Corporate Reorganization pursuant to the Merger Agreement (each as defined herein), a copy of which is attached as Annex A to this proxy statement/prospectus, by and among the Partnership, New Summit, Merger Sub and the General Partner (each as defined herein) and (ii) the shares of Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), that New Summit will issue to the holders of 9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Series A Preferred Units” and, together with the Common Units, the “Units”) representing limited partner interests in the Partnership in the Corporate Reorganization pursuant to the Merger Agreement.

The Partnership and New Summit have not authorized anyone to give any information or make any representation about the Corporate Reorganization, the Partnership or New Summit that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies are unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about the Partnership from other documents filed with the SEC that are not included in or delivered with this document. Unitholders may read the Partnership’s SEC filings free of charge, including this proxy statement/prospectus, over the Internet at the SEC’s website at www.sec.gov.

If you would like to request documents from the Partnership, please send a request in writing or by telephone at the following addresses:

Summit Midstream GP, LLC

910 Louisiana Street, Suite 4200
Houston, Texas 77002
(832) 413-4770
Attention: Secretary

If you are a unitholder and would like to request documents, please do so by July 11, 2024, in order to receive them before the Special Meeting. The Partnership will mail any requested documents to you by first class mail, or another equally prompt means.

For additional details about where you can find information about the Partnership, please see the section titled “Where You Can Find More Information” of this proxy statement/prospectus.

PROXY STATEMENT/PROSPECTUS

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE CORPORATE REORGANIZATION AND THE SPECIAL MEETING

Important Information and Risks. The following are brief answers to some questions that you may have regarding the Corporate Reorganization and matters being considered at the Special Meeting. You should read and consider carefully the remainder of this proxy statement/prospectus, including the Risk Factors beginning on page 28 and the attached Annexes, because the information in this section does not provide all of the information that might be important to you.

Q:     Why am I receiving these materials?

A:     This proxy statement/prospectus is being used:

(1)    by the Partnership to solicit proxies to be used at its Special Meeting of holders of Common Units; and

(2)    by New Summit in connection with its offering of shares of Common Stock to the holders of Common Units and shares of Series A Preferred Stock to the holders of Series A Preferred Units as part of the Corporate Reorganization.

The Partnership and New Summit have agreed to reorganize by merging Merger Sub, a subsidiary of New Summit, with and into the Partnership under the terms of the Merger Agreement that is described in this proxy statement/prospectus and attached as Annex A (such transaction, the “Corporate Reorganization”). You are receiving this document because the Corporate Reorganization cannot be completed without the approval of the Merger Agreement by the holders of Common Units.

Q:     When and where will the Special Meeting be held?

A:     The Special Meeting will be held on July 18, 2024 at 2:00 p.m., Central time. The Special Meeting will be held virtually via live webcast at https://web.lumiconnect.com/217371229 (password: summit2024). You will not be able to attend the Special Meeting in person.

Q:     How do I participate in the virtual Special Meeting?

A:      The Special Meeting will be held via live webcast. You will be able to attend the Special Meeting, vote your Common Units and submit your questions during the meeting by visiting https://web.lumiconnect.com/217371229 and entering the password (summit2024) and your control number found on your proxy card or voting instruction form.

Questions may be submitted during the Special Meeting through https://web.lumiconnect.com/217371229. Your questions must be confined to matters properly before the Special Meeting and of general concern regarding the Partnership. If there are questions pertinent to matters properly before the Special Meeting that cannot be answered during the meeting due to time constraints, we will post answers to a representative set of such questions at the “Investors” section at www.summitmidstream.com. The questions and answers will be available as soon as practicable after the meeting.

The Special Meeting will begin at 2:00 p.m., Central time. We encourage you to access the Special Meeting before it begins. Online check-in will start approximately 60 minutes before the start of the meeting on July 18, 2024. If you have difficulty accessing or participating in the Special Meeting, please visit https://www.lumiglobal.com/faq for help and support.

Other interested parties may listen to the Special Meeting by visiting https://web.lumiconnect.com/217371229 and logging in as a guest. Guests will be able to hear the Special Meeting but will not be able to vote or ask a question during the meeting.

Q:     What am I being asked to vote on?

A:     The holders of Common Units are being asked to consider and vote on a proposal to approve and adopt the Merger Agreement and approve the Merger, as a result of which the Partnership will become a wholly-owned subsidiary of New Summit, and the unitholders will become stockholders of New Summit (the “Merger Proposal”). A vote for the Merger Proposal is effectively a vote in favor of the Corporate Reorganization which will result in a reorganization from a master limited partnership to a C corporation.

In accordance with guidance from the SEC to give unitholders the opportunity to present their separate views on important corporate governance provisions, the holders of Common Units are also being asked to consider and vote on proposals to approve, on an advisory, non-binding basis, certain governance provisions in the amended and restated certificate of incorporation of New Summit (the “New Summit Charter”) and the amended and restated bylaws of New Summit (the “New Summit Bylaws” and, together with the New Summit Charter and the Series A Certificate of Designation (as defined herein), the “Proposed Governing Documents”) in connection with the Merger, which are being presented separately as five sub-proposals (which proposals we refer to, collectively, as the “Advisory Governing Documents Proposals” and, together with the Merger Proposal, the “Proposals.”)

Q:     What is the Corporate Reorganization?

A:     The Corporate Reorganization is the transaction that will occur if the Merger Agreement receives all necessary approvals of the unitholders and the other closing conditions are satisfied or waived. Pursuant to the Merger Agreement, a wholly-owned subsidiary of New Summit will merge with and into the Partnership and the holders of Common Units will receive shares of Common Stock in exchange for their Common Units and the holders of Series A Preferred Units will receive shares of Series A Preferred Stock.

There are other steps in the transaction that will occur as part of the Corporate Reorganization. You should read “The Merger Agreement” for a description of these other transactions.

Q:     Why are the Partnership and New Summit proposing the Corporate Reorganization?

A:     The Partnership and New Summit believe that the Corporate Reorganization will benefit the unitholders. See “The Corporate Reorganization — Recommendation of the GP Board and Reasons for the Corporate Reorganization.”

Q:     What will limited partners receive in the Corporate Reorganization?

A:     If the Corporate Reorganization is completed,

•        each outstanding Common Unit will be converted into the right to receive 1.000 shares of Common Stock for each outstanding Common Unit (the “Common Unit Exchange Ratio”); and

•        each outstanding Series A Preferred Unit will be converted into the right to receive 1.000 shares of Series A Preferred Stock for each outstanding Series A Preferred Unit (the “Preferred Units Exchange Ratio” and, together with the Common Unit Exchange Ratio, the “Exchange Ratios”).

Immediately following the Corporate Reorganization, the former unitholders (other than the Partnership, the General Partner, the member of the General Partner and its affiliates and members of the GP Board and management) will own approximately 100% of the Common Stock and 100% of the Series A Preferred Stock and the member of the General Partner and its affiliates, along with members of the GP Board and management, will own approximately 5.2% of the Common Stock and 0% of the Series A Preferred Stock.

The Exchange Ratios are fixed and will not be adjusted on account of any change in price of Common Units or Series A Preferred Units prior to consummation of the Corporate Reorganization. As of May 31, 2024, no fractions of a share of Common Stock or Series A Preferred Stock would be issued as Merger Consideration (as defined herein). In the event of an adjustment pursuant to the Merger Agreement such that a fraction of a share of Common Stock or Series A Preferred Stock would be issuable to a unitholder pursuant to the Merger Agreement, such unitholder will receive a number of shares of Common Stock or Series A Preferred Stock that is rounded up to the nearest whole share.

Q:     What will happen to the accrued but unpaid distributions on the Series A Preferred Units?

A:     Pursuant to the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 28, 2020 (as amended, the “Partnership Agreement”) and the Merger Agreement, if the Corporate Reorganization is completed, each holder of Series A Preferred Units will receive in respect of his or her Series A Preferred Units an equivalent number of shares of Series A Preferred Stock pursuant to the Preferred Units Exchange Ratio, with the liquidation preference of each share of Series A Preferred Stock initially equal to $1,000 and the Certificate of Designation will deem all accumulated and unpaid distributions on the Series A Preferred Units to be Series A Unpaid Cash Dividends (as defined in the Certificate of Designation) per share of Series A Preferred Stock, which shall constitute all consideration to be paid in respect to such Series A Preferred Units, and any rights to accumulated and unpaid distributions on such Series A Preferred Units will be discharged.

Q:     Where will my shares or limited partner interests trade after the Corporate Reorganization?

A:     The Common Stock is expected to be listed on the New York Stock Exchange (“NYSE”) under the symbol “SMC.” We do not intend to apply for the listing of the Series A Preferred Stock on any securities exchange. The Common Units will no longer be publicly traded and the Series A Preferred Units will be cancelled after the consummation of the Corporate Reorganization.

Q:     Who is entitled to vote at the Special Meeting?

A:     The record date for the Special Meeting is the close of business on June 7, 2024 (the “Record Date”). Only holders of record of Common Units as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. Unitholders may cast one vote for each Common Unit owned on the Record Date.

Q:     What constitutes a quorum at the Special Meeting?

A:     A majority of the outstanding Common Units as of the Record Date represented virtually at the Special Meeting or by proxy (by submitting a properly executed proxy card or properly submitting a proxy by Internet) will constitute a quorum and will permit the Partnership to conduct the proposed business at the Special Meeting. Proxies received but marked as abstentions and broker non-votes (if any) will be counted as Common Units that are present and entitled to vote for purposes of determining the presence of a quorum.

Q:     What is the vote required to approve each proposal?

A:     Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding Common Units. Each of the Advisory Governing Documents Proposals, each of which is an advisory, non-binding vote, requires the affirmative vote of holders of a majority of the votes cast (not including abstentions and broker non-votes) by holders of the Common Units present (virtually at the Special Meeting or by proxy) and entitled to vote at the Special Meeting.

Abstentions and broker non-votes (if any) will have the effect of a vote AGAINST the Merger Proposal and will not be taken into account in determining the outcome of the Advisory Governing Documents Proposals. The votes on each Proposal are separate and apart from the votes on the other Proposals. Accordingly, holders of Common Units may vote to approve certain of the Proposals and vote not to approve other Proposals. Because the votes on the Advisory Governing Documents Proposals are advisory in nature only, they will not be binding on the Partnership or New Summit.

All of the directors and executive officers of the General Partner beneficially owned, in the aggregate, approximately 5.4% of the outstanding Common Units as of the Record Date. The Partnership and New Summit believe that the directors and executive officers of the General Partner will vote in favor of the Merger Proposal and the Advisory Governing Documents Proposals.

Q:     Which Common Units are considered “outstanding”?

A:     “Outstanding” means, with respect to Common Units, all Common Units that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if any person or group, other than the General Partner and its affiliates, acquires beneficial ownership of 20% or more of the outstanding Common Units, the Common Units owned by such person or group will cease to be considered outstanding and will therefore lose all their voting rights with respect to the Special Meeting. This loss of voting rights does not apply to persons who acquired such Common Units from affiliates of the Partnership, their transferees and persons who acquired such Common Units with the prior approval of the GP Board.

In addition, any Common Units held by the Partnership or a subsidiary of the Partnership are not considered outstanding with respect to voting under the Partnership Agreement. However, should such securities be transferred to an entity that is not a subsidiary of the Partnership, such Common Units would then be considered outstanding with respect to voting.

Q:     How do I vote my Common Units if I hold them in my own name?

A:     After you have read this proxy statement/prospectus carefully, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by Internet as soon as possible in accordance with the instructions provided under “The Special Meeting — Voting Procedure.”

Q:     If my Common Units are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote them for me?

A:     As a general rule, absent specific instructions from you, your bank, broker or other nominee is not allowed to vote your Common Units on any proposal on which your bank, broker or other nominee does not have discretionary authority. The only proposals for consideration at the Special Meeting are the Merger Proposal and the Advisory Governing Documents Proposals, which are non-discretionary matters for which banks, brokers or other nominees do not have discretionary authority to vote. To instruct your bank, broker or other nominee how to vote, you should follow the directions that your bank, broker or other nominee provides to you.

Please note that you may not vote your Common Units held in “street name” by returning a proxy card directly to the Partnership or by voting virtually at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. If you do not instruct your bank, broker or other nominee on how to vote your Common Units, your bank, broker or other nominee cannot vote your Common Units. You should therefore provide your bank, broker or other nominee with instructions as to how to vote your Common Units.

Q:     When do you expect the Corporate Reorganization to be consummated?

A:     We currently expect the Merger to close in the second half of 2024, subject to the conditions described herein. A number of conditions must be satisfied before the Partnership and New Summit can complete the Corporate Reorganization, including the approval of the Merger Agreement by the holders of Common Units. Although the Partnership and New Summit cannot be sure when all of the conditions to the Corporate Reorganization will be satisfied, the Partnership and New Summit expect to consummate the Corporate Reorganizations in the second half of 2024 (assuming the Merger Agreement is approved by the holders of Common Units), subject to, among other things, the discretion of the GP Board and the registration statement of which this proxy statement/prospectus forms a part having been declared effective under the Securities Act. See “Summary — The Merger Agreement — Conditions to Consummation of the Merger” and “Risk Factors — The Corporate Reorganization is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Corporate Reorganization, or significant delays in completing the Corporate Reorganization, could negatively affect the Partnership’s business and financial results and the price of the Common Units or Series A Preferred Units or, following the consummation of the Corporate Reorganization, future business and financial results and the price of the Common Stock or Series A Preferred Stock.”

Q:     What if the GP Board elects not to consummate the Corporate Reorganization?

A:     The GP Board’s election to consummate the Corporate Reorganization is a condition precedent to consummation of the Corporate Reorganization. Such an election may not occur regardless of the satisfaction or waiver of other closing conditions. The Corporate Reorganization will not be consummated if the GP Board does not authorize the Corporate Reorganization prior to the closing of the Merger. If the GP Board does not elect to consummate the Corporate Reorganization, the Partnership will remain a public master limited partnership.

Q:     What if the proposed Corporate Reorganization is not consummated?

A:     It is possible that the proposed Corporate Reorganization will not be consummated. The Corporate Reorganization will not be consummated if all closing conditions are not satisfied or waived. If the Corporate Reorganization is not consummated, the Partnership will remain a public master limited partnership. In addition, the failure to consummate the Corporate Reorganization may adversely impact the Partnership’s business going forward. See “Risk Factors.” Whether or not the Corporate Reorganization is consummated, the costs and expenses incurred in connection with the Corporate Reorganization will be paid in full by the Partnership.

Q:     How does the GP Board recommend that the unitholders vote?

A:     The GP Board unanimously recommends that holders of Common Units vote FOR the Merger Proposal and FOR the Advisory Governing Documents Proposals.

The GP Board has determined that the Merger Agreement and the Merger are advisable and in the best interests of the Partnership and the unitholders, unanimously adopted the Merger Agreement and unanimously approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, and resolved to submit the Merger Agreement to a vote of the holders of Common Units and recommend approval of the Merger Agreement by the holders of Common Units. For more information regarding the recommendation of the GP Board, see “The Corporate Reorganization — Recommendation of the GP Board and Reasons for the Corporate Reorganization.”

In considering the recommendation of the GP Board, unitholders should be aware that some of the General Partner’s directors and executive officers may have interests in the Corporate Reorganization that are different from, or in addition to, the interests they may have as unitholders. See “The Corporate Reorganization — Interests of Certain Persons in the Merger.”

Q:     What are the expected U.S. federal income tax consequences of the Merger to a U.S. holder of Common Units?

A:     The exchange of Common Units by a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences”) for Common Stock in the Merger is generally intended to qualify as an exchange described in Section 351 of the Code (as defined herein).

Based on the foregoing, a U.S. holder is not expected to recognize gain or loss in the Merger, subject to the application of Section 357(c) of the Code.

Under Section 357(c) of the Code, a U.S. holder would recognize gain in the Merger if and to the extent that (i) the aggregate amount of Partnership liabilities allocable to such U.S. holder immediately prior to the Merger exceeds (ii) the U.S. holder’s aggregate tax basis in the Common Units exchanged by such U.S. holder.

Any gain recognized by a U.S. holder in the Merger generally will be taxable as capital gain, but a portion of any gain may be separately computed and taxed as ordinary income under Section 751 of the Code to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by the Partnership and its subsidiaries.

See “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected material U.S. federal income tax consequences of the Merger.

Q:     What are the expected U.S. federal income tax consequences for a U.S. holder of the ownership of Common Stock after the Merger is completed?

A:     New Summit is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. As such, equity owners will no longer receive Schedules K-1. Any future distribution of cash by New Summit to a stockholder who is a U.S. holder generally will be included in such U.S. holder’s income as dividend income to the extent of New Summit’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles, and will be reported to such owner on Form 1099-DIV. A portion of the cash distributed to stockholders by New Summit after the Merger may exceed New Summit’s current and accumulated earnings and profits. Distributions of cash in excess of New Summit’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder’s adjusted tax basis in such U.S. holder’s Common Stock and, to the extent the distribution exceeds such stockholder’s adjusted tax basis, as capital gain from the sale or exchange of such Common Stock. See “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected material U.S. federal income tax consequences of owning and disposing of Common Stock received in the Merger.

Q:     Are unitholders entitled to appraisal rights or dissenters’ rights?

A:     No. The unitholders are not entitled to appraisal rights or dissenters’ rights in connection with the Merger under applicable law or contractual appraisal rights or dissenters’ rights under the Partnership Agreement or the Merger Agreement.

Q:     What if I do not vote?

A:     If you do not vote virtually at the Special Meeting or by proxy, vote “abstain” on your proxy card or a broker non-vote is made, it will be deemed to not be a vote cast with respect to the Merger Proposal and the Advisory Governing Documents Proposals. If you sign and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote FOR the Merger Proposal and FOR the Advisory Governing Documents Proposals.

Q:     If I am planning to attend the Special Meeting virtually, should I still vote by proxy?

A:     Yes. Whether or not you plan to attend the Special Meeting, you should vote by proxy. Your Common Units will not be voted if you do not vote by proxy or do not vote virtually at the Special Meeting, as applicable.

Q:     Who may attend the Special Meeting?

A:     The holders of Common Units (or their authorized representatives) may attend the Special Meeting.

Q:     Can I change my vote after I have submitted my proxy?

A:     Yes. If you own your Common Units in your own name, you may revoke your proxy at any time prior to its exercise by:

•        submitting a written revocation to the Secretary of the General Partner at the address indicated on the cover page of this proxy statement (provided that revocation is received by the Secretary of the General Partner by 11:59 p.m. Central time on July 17, 2024);

•        submitting your valid, signed and later-dated proxy by mail (provided that later-dated proxy is received by 11:59 p.m. Central time on July 17, 2024);

•        submitting your valid proxy over the Internet by 11:59 p.m. Central time on July 17, 2024; or

•        voting during the Special Meeting.

Your presence without voting at the Special Meeting will not automatically revoke your proxy, and any revocation during the Special Meeting will not affect votes previously taken.

Q:     What should I do if I receive more than one set of voting materials for the Special Meeting?

A:     You may receive more than one set of voting materials for the Special Meeting, and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold Common Units. Additionally, if you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:     Whom do I call if I have further questions about voting, the Special Meeting or the Merger?

A:     Any unitholders who have questions about the Merger, including the procedures for voting their Common Units, or who desire additional copies of this proxy statement/prospectus or additional proxy cards should contact:

Morrow Sodali LLC
430 Park Avenue, 14th Floor
New York, NY 10022
Call toll-free at (800) 662-5200 (in North America)
or +1 (203) 658-9400 (outside of North America)
Email: SMLP@info.morrowsodali.com

or

Summit Midstream GP, LLC
910 Louisiana Street, Suite 4200
Houston, Texas 77002
(832) 413-4770
Attention: Secretary

SUMMARY

This summary highlights some of the information in this proxy statement/prospectus. It may not contain all of the information that is important to you. To understand the Corporate Reorganization fully and for a more complete description of the terms of the Corporate Reorganization, you should carefully read this document and the Annexes to this document, including the full text of the Merger Agreement included as Annex A.

References in this proxy statement/prospectus to the “Partnership” refer to Summit Midstream Partners, LP and its subsidiaries. References to the “General Partner” refer to Summit Midstream GP, LLC, the general partner of the Partnership. References to “New Summit” refer to Summit Midstream Corporation. References to “Series A Preferred Units” refer to the 9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership. References to “Common Units” refers to the common units representing limited partner interests in the Partnership. References to “Units” refer to the Common Units and the Series A Preferred Units, collectively, and “unitholders” refers to the holders of Units. As used herein, unless the context requires otherwise, the term “limited partner interests” refers to the Units, and “limited partners” refers to the holders of limited partner interests. References to “Common Stock” refer to the common stock, par value $0.01, of New Summit. References to “Series A Preferred Stock” refer to the Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, of New Summit.

The Parties

Summit Midstream Corporation

Summit Midstream Corporation, or New Summit, is a Delaware corporation incorporated on May 14, 2024 for the purpose of effecting the Corporate Reorganization. New Summit has not conducted any business operations other than incidental to its formation and in connection with the transactions contemplated by the Corporate Reorganization. Following the Corporate Reorganization, New Summit will own the Partnership as a direct wholly-owned subsidiary and will have no significant assets other than the stock or other voting securities of its subsidiaries. New Summit’s principal executive offices are located at 910 Louisiana Street, Suite 4200, Houston, Texas 77002, and its telephone number is (832) 413-4770.

Summit Midstream Partners, LP

Summit Midstream Partners, LP, or the Partnership, is a Delaware master limited partnership headquartered in Houston, Texas, focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States.

The Partnership provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in four unconventional resource basins: (i) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (ii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. The Partnership has an equity method investment in Double E Pipeline, LLC (“Double E”), which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas.

The Partnership’s principal executive offices are located at 910 Louisiana Street, Suite 4200, Houston, Texas 77002, and its telephone number is (832) 413-4770.

Summit Midstream GP, LLC

Summit Midstream GP, LLC, or the General Partner, is a Delaware limited liability company and the general partner of the Partnership. The General Partner is responsible for conducting the business and managing the operations of the Partnership. The General Partner’s principal executive offices are located at 910 Louisiana Street, Suite 4200, Houston, Texas 77002, and its telephone number is (832) 413-4770.

Summit SMC NewCo, LLC

Summit SMC NewCo, LLC, or Merger Sub, is a Delaware limited liability company formed on May 14, 2024 for the purpose of effecting the Corporate Reorganization. Merger Sub has not conducted any business operations other than incidental to its formation and in connection with the transactions contemplated by the Corporate Reorganization. Following the Corporate Reorganization, Merger Sub will merge with and into the Partnership, with the Partnership surviving the Merger. Merger Sub’s principal executive offices are located at 910 Louisiana Street, Suite 4200, Houston, Texas 77002, and its telephone number is (832) 413-4770.

The Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the effective time of the Merger (the “Effective Time”), Merger Sub, a wholly-owned subsidiary of New Summit, will merge with and into the Partnership, with the Partnership continuing as the surviving entity and a wholly-owned subsidiary of New Summit.

The Merger Consideration

At the Effective Time:

•        each outstanding Common Unit will be converted into the right to receive 1.000 shares of Common Stock; and

•        each outstanding Series A Preferred Unit will be converted into the right to receive 1.000 shares of Series A Preferred Stock for each outstanding Series A Preferred Unit;

with the exception that (i) limited partner interests that are owned immediately prior to the Effective Time by the Partnership or its subsidiaries will be automatically cancelled and cease to exist and (ii) any Units owned immediately prior to the Effective Time by the General Partner or New Summit or any of its subsidiaries (other than the Partnership and its subsidiaries) will remain outstanding in the Partnership, unaffected by the Merger (collectively, the “Merger Consideration”).

New Summit will not issue any fractional shares of Common Stock or Series A Preferred Stock in the Merger. Instead, each holder of Common Units or Series A Preferred Units that are exchanged pursuant to the Merger Agreement who otherwise would have received a fraction of a share of Common Stock or Series A Preferred Stock will be entitled to receive, from the exchange agent appointed by New Summit pursuant to the Merger Agreement, a number of shares of Common Stock or Series A Preferred Stock that is rounded up to the nearest whole share.

Ownership Structure Before the Corporate Reorganization

Common Unitholders
Preferred Unitholders
Summit Midstream Partners, LP
Non-economic GP Interest
100% Ownership Interest
100% Ownership Interest
Subsidiaries
Summit Midstream Holdings, LLC
Summit Midstream GP, LLC
Subsidiaries
Summit Permian Transmission Holdco, LLC Preferred Unitholders

Ownership Structure After the Corporate Reorganization

Common Stockholders
Preferred Stockholders
Summit Midstream Corporation
100% Ownership Interest
Summit Midstream Partners, LP
Non-economic GP Interest
100% Ownership Interest
100% Ownership Interest
Subsidiaries
Summit Midstream Holdings, LLC
Summit Midstream GP, LLC
Subsidiaries
Summit Permian Transmission Holdco, LLC Preferred Unitholders

Treatment of the Partnership Equity Awards

Pursuant to the Merger Agreement, at the Effective Time, each outstanding phantom unit award granted under the Summit Midstream Partners, LP 2012 Long-Term Incentive Plan, as amended and restated, or the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan, as amended (the “Partnership Phantom Unit Awards”), will be converted into an award of restricted stock units relating to a number of shares of Common Stock of New Summit (the “New Summit RSUs”) equal to the product of (a) the number of Common Units subject to such Partnership Phantom Unit Award as of immediately prior to the Effective Time, multiplied by (b) the Common Unit Exchange Ratio. The New Summit RSUs will be subject to substantially the same terms and conditions as were applicable to the converted Partnership Phantom Unit Awards, including vesting and payment timing provisions, as applicable.

Special Meeting

When and where:    The Special Meeting will be held on July 18, 2024 at 2:00 p.m., Central time. The Special Meeting will be held virtually via live webcast at https://web.lumiconnect.com/217371229 (password: summit2024). You will not be able to attend the Special Meeting in person.

What you are being asked to vote on:    At the Special Meeting, holders of Common Units will vote on the Merger Proposal and the Advisory Governing Documents Proposals. A vote for the Merger Proposal is effectively a vote in favor of the Corporate Reorganization, which will result in a conversion from a master limited partnership to a C corporation. The holders of Common Units also may be asked to consider other matters as may properly come before the Special Meeting. At this time, the Partnership knows of no other matters that will be presented for the consideration of the holders of Common Units at the Special Meeting.

Who may vote:    You may vote at the Special Meeting if you owned Common Units at the close of business on the Record Date of June 7, 2024. On the Record Date, there were 10,648,686 Common Units outstanding. You may cast one vote for each outstanding Common Unit that you owned on the Record Date. The shares of Series A Preferred Stock that holders of Series A Preferred Units will receive upon consummation of the Corporate Reorganization have substantially similar rights, preferences and privileges as the Series A Preferred Units. The holders of Series A Preferred Units are not being asked to approve the Merger Agreement or any of the other Proposals being presented to holders of Common Units, as contemplated by the Partnership Agreement.

What vote is needed:    Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding Common Units. Each of the Advisory Governing Documents Proposals, each of which is an advisory, non-binding vote, requires the affirmative vote of holders of a majority of the votes cast (not including abstentions and broker non-votes) by holders of the Common Units present (virtually at the Special Meeting or by proxy) and entitled to vote at the Special Meeting. Abstentions and broker non-votes (if any) will have the effect of a vote AGAINST the Merger Proposal and will not be taken into account in determining the outcome of the Advisory Governing Documents Proposals. The votes on each Proposal are separate and apart from the votes on the other Proposals. Accordingly, holders of Common Units may vote to approve certain of the Proposals and vote not to approve other Proposals. Because the votes on the Advisory Governing Documents Proposals are advisory in nature only, they will not be binding on the Partnership or New Summit.

All of the directors and executive officers of the General Partner beneficially owned, in the aggregate, approximately 5.4% of the outstanding Common Units as of the Record Date. The Partnership and New Summit believe that the directors and executive officers of the General Partner will vote in favor of the Merger Proposal and the Advisory Governing Documents Proposals.

Recommendation of the GP Board and Reasons for the Corporate Reorganization

The GP Board has unanimously determined that the Merger Agreement is advisable and in the best interests of the Partnership, its subsidiaries and the unitholders. The GP Board has also determined that the Merger is advisable and in the best interests of the Partnership, its subsidiaries and the unitholders; approved and adopted the Merger Agreement and approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby; and resolved to submit the Merger Agreement to a vote of the holders of Common Units and recommend approval of the Merger Agreement by the holders of Common Units. Accordingly, the GP Board unanimously recommends that the holders of Common Units vote FOR the approval of the Merger Proposal.

In reaching its determinations and recommendations described above, the GP Board consulted with the Partnership’s senior management, financial and tax advisors and outside legal counsel. These consultations included discussions regarding the Partnership’s strategic business plan, the Partnership’s past and current business operations and financial condition and performance, the Partnership’s future prospects, other potential strategic alternatives that may be available to the Partnership and the potential Corporate Reorganization. The GP Board considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Corporate Reorganization to the Partnership and the unitholders. For a more complete discussion of these factors, see the section entitled “The Corporate Reorganization — Recommendation of the GP Board and Reasons for the Corporate Reorganization.”

Interests of Certain Persons in the Merger

In considering the recommendations of the GP Board, unitholders should be aware that some of the executive officers and directors of the General Partner have interests in the Corporate Reorganization that may differ from, or may be in addition to, the interests of unitholders generally. These interests include:

•        Certain indemnification arrangements and insurance policies for directors and officers of the General Partner and New Summit will be continued for six (6) years if the Corporate Reorganization is completed.

•        Pursuant to the Merger Agreement and the approval of the GP Board, and as more fully described under “The Merger Agreement — Treatment of the Partnership Equity Awards,” the outstanding phantom unit awards of each executive officer of the General Partner (as well as any such awards held by employees of the Partnership) will be converted based on the Common Unit Exchange Ratio into restricted stock units with respect to Common Stock of New Summit.

•        Nearly all of the directors and executive officers of the General Partner beneficially own Common Units and will receive the applicable Merger Consideration upon consummation of the Corporate Reorganization.

•        All of the officers of the General Partner have been offered continued employment with New Summit after the Effective Time and new employment agreements have been approved by the GP Board and are anticipated to be entered into upon the closing of the Corporate Reorganization.

New Summit’s Board of Directors and Management

Upon consummation of the Corporate Reorganization, the New Summit Board will consist of seven directors, divided into three classes. The members of each class will serve staggered, three-year terms (other than with respect to the initial terms of the Class I and Class II directors, which will be one and two years, respectively). Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Following the completion of this offering:

•        Lee Jacobe and Jerry L. Peters will be Class I directors, whose initial terms will expire at the 2025 annual meeting of stockholders;

•        J. Heath Deneke, Robert J. McNally and Marguerite Woung-Chapman will be Class II directors, whose initial terms will expire at the 2026 annual meeting of stockholders; and

•        James J. Cleary and Rommel M. Oates will be a Class III directors, whose initial terms will expire at the 2027 annual meeting of stockholders.

This classification of the New Summit Board may have the effect of delaying or preventing changes in control. Mr. Deneke will be the Chairman of the New Summit Board unless he is not able or willing to serve as a director at the time of the consummation of the Corporate Reorganization, in which case the New Summit Board will elect a Chairman.

If any of the designees to the New Summit Board identified above are not able or willing to serve as a director at the time of the consummation of the Corporate Reorganization, the GP Board will determine a replacement. After the consummation of the Corporate Reorganization, each director of New Summit will serve as a director until such person’s successor is elected or, if earlier, until such director dies, resigns, retires or is removed in accordance with New Summit’s organizational documents and applicable law.

The designees to the New Summit Board identified above have indicated that they intend to vote all Common Units held by them or over which they have control in favor of approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement.

The Partnership and New Summit expect that that the existing management team will stay in place after the Corporate Reorganization. For information regarding the people expected to be officers of New Summit upon the consummation of the Corporate Reorganization, see “Management of the Partnership.”

The Merger Agreement

Conditions to Consummation of the Merger

The Partnership and New Summit may not complete the Merger unless each of the following conditions is satisfied or waived:

•        the Merger Agreement must have been approved by the affirmative vote of the holders of a majority of the outstanding Common Units (the “unitholder approval”);

•        no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental entity (collectively, “restraints”) is in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement or making the consummation of the transactions contemplated by the Merger Agreement illegal;

•        the registration statement of which this proxy statement/prospectus forms a part must have been declared effective under the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for that purpose;

•        the shares of Common Stock deliverable to the holders of Common Units as contemplated by the Merger Agreement must have been approved for listing on a national securities exchange, subject to official notice of issuance;

•        supplemental indentures required pursuant to the terms of indentures governing debt securities of the Partnership or its subsidiaries in connection with the Corporate Reorganization must have been entered into by New Summit, along with any applicable guarantor, trustee and collateral agent, and all conditions precedent necessary for their effectiveness, other than any conditions related to the transactions contemplated by the Merger Agreement, must have been satisfied or waived;

•        a joinder to the ABL Agreement (as defined herein) must have been executed and delivered by New Summit, and New Summit must have executed and delivered such other documents as are reasonably requested by the Partnership, and must have taken such actions necessary or reasonably advisable as determined by the Partnership, to guarantee the Obligations (as defined in the ABL Agreement);

•        the General Partner must have delivered or caused to be delivered to each of the Partnership, New Summit and Merger Sub a consent authorizing, among other things, the Merger Agreement and the transactions contemplated thereby; and

•        the GP Board must authorize the consummation of the Merger following the satisfaction or the waiver of the other conditions precedent required to consummate the Merger.

The obligations of New Summit and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•        the representations and warranties in the Merger Agreement of the Partnership and the General Partner being true and correct as of May 31, 2024 and as of the closing date of the Merger, subject to certain standards, including materiality and material adverse effect qualifications, as described in “The Merger Agreement — Conditions to Consummation of the Merger”;

•        the Partnership and the General Partner having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and

•        the receipt by New Summit of an officer’s certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner certifying that the preceding conditions have been satisfied.

The obligation of the Partnership to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•        the representations and warranties in the Merger Agreement of New Summit being true and correct as of May 31, 2024 and as of the closing date of the Merger, subject to certain standards, including materiality and material adverse effect qualifications, as described in “The Merger Agreement — Conditions to Consummation of the Merger”;

•        New Summit and Merger Sub having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and

•        the receipt by the Partnership of an officer’s certificate signed on behalf of New Summit by an executive officer of New Summit certifying that the preceding conditions have been satisfied.

Unitholder Approval

The Partnership has agreed to hold the Special Meeting as promptly as practicable for purposes of obtaining the unitholder approval. See “— Special Meeting.”

The Merger Agreement also requires the Partnership, through the GP Board, to recommend to the holders of Common Units the approval of the Merger Agreement, unless the GP Board has concluded that recommending approval of the Merger Agreement to the holders of Common Units would be inconsistent with its duties to the unitholders under applicable law, and to use reasonable best efforts to obtain from the holders of Common Units the unitholder approval. This obligation of the Partnership to hold the Special Meeting is not affected by the withdrawal or modification by the GP Board of its recommendation with respect to the Merger Proposal or its approval of the Merger Agreement or the transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement

The Partnership and New Summit may terminate the Merger Agreement at any time prior to the Effective Time by mutual written consent authorized by the New Summit Board and GP Board.

In addition, either the Partnership or New Summit may terminate the Merger Agreement at any time prior to the Effective Time by written notice to the other party if:

•        the closing of the Merger has not occurred on or before January 1, 2026;

•        any restraint is in effect and has become final and nonappealable, except that the right to terminate will not be available to the Partnership or New Summit if the failure to satisfy such condition was due to the failure of, in the case of the Partnership, the Partnership or the General Partner and in the case of New Summit or Merger Sub, to perform any of its obligations under the Merger Agreement; or

•        the Special Meeting is concluded and the unitholder approval is not obtained.

New Summit also may terminate the Merger Agreement if:

•        the Partnership or the General Partner breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by New Summit and New Summit is not then in any material breach.

The Partnership also may terminate the Merger Agreement if:

•        the GP Board, prior to the Special Meeting, shall have concluded that recommending to the holders of Common Units approval of the Merger Agreement would be inconsistent with its duties to the unitholders under applicable laws; or

•        New Summit breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by the Partnership and the General Partner and the Partnership are not then in any material breach.

Fees and Expenses

The Merger Agreement provides that all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Corporate Reorganization shall be paid by the Partnership.

Material U.S. Federal Income Tax Consequences

Tax Consequences of the Merger

The exchange of Common Units by a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences”) pursuant to the Merger Agreement is generally intended to qualify as an exchange described in Section 351 of the Code. Accordingly, a U.S. holder is not expected to recognize gain or loss in the Merger, subject to the application of Section 357(c) of the Code.

Under Section 357(c) of the Code, a U.S. holder will recognize gain in the Merger to the extent that the aggregate amount of Partnership liabilities allocable to such U.S. holder immediately prior to the Merger exceeds the U.S. holder’s aggregate tax basis in the Common Units exchanged by such U.S. holder.

Each U.S. holder’s aggregate tax basis in the shares of Common Stock received in the Merger will generally be the same as the U.S. holder’s aggregate tax basis in the Common Units surrendered in exchange therefor, increased by the amount of any gain recognized in the Merger, including any recognized gain described in the preceding paragraph, and reduced by the aggregate amount of Partnership liabilities allocable to such U.S. holder immediately prior to the Merger.

The holding period of Common Stock received by a U.S. holder in exchange for Common Units will generally include the holding period of the Common Units for which it is exchanged, however, the Internal Revenue Service (the “IRS”) has previously taken the position that to the extent the Common Stock is received by such U.S. holder in exchange for interests in Section 751 assets of the Partnership that are neither capital assets nor Section 1231 assets, the holding period of such Common Stock begins on the day following the date of the Merger. Each U.S. holder is strongly urged to consult its own tax advisor with respect to the holding period of Common Stock received in the Merger.

Character of Gain.    Any gain recognized by a U.S. holder in the Merger generally will be taxable as capital gain, but a portion of this gain, if any, may be separately computed and taxed as ordinary income under Section 751 of the Code to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by the Partnership and its subsidiaries. Capital gain recognized by a U.S. holder will generally be long-term capital gain if the U.S. holder has held its Common Units for more than one year as of the Effective Time. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates.

For taxable years beginning on or before December 31, 2025, a non-corporate U.S. holder may be entitled to a deduction equal to 20% of any gain recognized to the extent it is attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by the Partnership and its subsidiaries. U.S. holders should consult their tax advisors regarding the application of this deduction.

Passive Losses.    Passive losses that were not deductible by a U.S. holder in prior taxable periods because such losses exceeded a U.S. holder’s share of the Partnership’s income may be utilized to offset any gain recognized in the Merger and may be deducted in full upon the U.S. holder’s taxable disposition of its Common Stock received in the Merger.

The U.S. federal income tax consequences of the Merger to a unitholder are complex and will depend on such unitholder’s own personal tax situation. Accordingly, each unitholder is strongly urged to consult its own tax advisor with respect to the specific tax consequences of the Merger, taking into account its own particular circumstances. See “Material U.S. Federal Income Tax Consequences” for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

Other Information Related to the Corporate Reorganization

No Appraisal Rights or Dissenters’ Rights

The limited partners are not entitled to appraisal rights or dissenters’ rights in connection with the Merger under applicable law or contractual appraisal rights under the Partnership Agreement or the Merger Agreement.

Antitrust and Regulatory Matters

The Partnership and New Summit have determined that the Corporate Reorganization is not subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and no other governmental consents are required.

Listing of New Summit Common Stock; Delisting of the Units

It is a condition to the consummation of the Merger that the Common Stock issuable in the Merger be approved for listing on the NYSE. The common stock is expected to trade on NYSE under the symbol “SMC.” We do not intend to apply for the listing of the Series A Preferred Stock on any securities exchange. Upon consummation of the Merger, the Common Units currently listed on NYSE will cease to be listed on NYSE.

The former holders of Common Units and the former holders of Series A Preferred Units will become stockholders of New Summit, and their rights as stockholders will be governed by Delaware law and by the Proposed Governing Documents that will be in effect upon consummation of the Corporate Reorganization.

Accounting Treatment of the Merger

The Merger will be accounted for as a common-control transaction between the Partnership and Summit Midstream Corporation as a result of the Partnership’s unitholders controlling both the Partnership and Summit Midstream Corporation before and after the Merger. Upon closing the Merger, Summit Midstream Corporation will recognize deferred tax assets and deferred tax liabilities for any temporary differences that exist as of the Merger date and record substantially all of such effects as income (loss) from continuing operations, with any amount not recognized as income (loss) from continuing operations as an increase or decrease directly to the Partnership’s capital account. Upon completion of the Merger, the Partnership’s common limited partner capital account will be eliminated and replaced with common shares, paid in capital, and retained earnings. Additionally, the Series A Preferred Units will be exchanged for an equivalent number of shares of Series A Preferred Stock, with no substantive changes in contractual terms or investor cash flows.

Comparison of the Rights of Stockholders and Unitholders

A limited partnership is inherently different from a corporation. Ownership interests in a limited partnership are therefore fundamentally different from ownership interests in a corporation. Holders of Common Units and holders of Series A Preferred Units will own Common Stock and Series A Preferred Stock, respectively, following the consummation of the Merger, and their rights associated with the Common Stock and Series A Preferred Stock, as applicable, will be governed by the Delaware General Corporation Law (the “DGCL”) and New Summit’s organizational documents (which will be effective upon consummation of the Merger), which differ in a number of respects from the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”). These differences are described in more detail under “Comparison of the Rights of Stockholders and Unitholders.”

Recent Developments

Ongoing Strategic Activities

We regularly evaluate a range of strategic alternatives and frequently engage in discussions with potential counterparties. In October 2023, we announced that the GP Board had engaged external advisers to evaluate strategic alternatives for the Partnership, which has resulted in the (i) November 2023 refinancing of the 2025 Senior Notes (as defined herein) and related amendments to the ABL Facility (as defined herein), (ii) Utica Divestiture (as defined below) in March 2024, (iii) Mountaineer Divestiture (as defined below) in May 2024, and (iv) determination to seek unitholder approval for the Corporate Reorganization. In March 2024, the Partnership announced that the GP Board and our management team had completed the active strategic review, but would continue to evaluate other transactions as they developed. The Corporate Reorganization is a continuation of the results of our previously completed strategic review. The Partnership has received, from time to time, proposals from unaffiliated third-parties with respect to acquisitions of certain of our assets; however, the Partnership does not view any such transactions as probable to occur at this time.

The Partnership has had and continues to have discussions with unaffiliated third-parties with respect to potential strategic transactions (a “Potential Transaction”). The Corporate Reorganization is not contingent upon the entry into or consummation of a Potential Transaction and the GP Board expects to proceed with the Corporate Reorganization regardless of the status of any Potential Transaction. We expect that any Potential Transaction would be contingent upon the consummation of the Corporate Reorganization. These discussions include Potential Transactions in which the counterparties would acquire control of the Partnership or, after the Corporate Reorganization, New Summit.

There can be no assurance that these discussions will result in the consummation of a Potential Transaction. If the GP Board decides to proceed with a Potential Transaction, it may not be at a valuation that our investors view as attractive relative to the value of our standalone business. Depending on the structure of any such Potential Transaction, New Summit may be required to seek the approval of the transaction from the stockholders of New Summit. In addition, the closing of any such transaction would be dependent upon a number of factors that may be beyond our control, including, among other factors, market condition and regulatory factors.

2026 Unsecured Notes Redemption

On June 7, 2024, the Partnership delivered a redemption notice with respect to all $209.5 million of the outstanding 2026 Unsecured Notes (as defined herein). The 2026 Unsecured Notes will be redeemable on June 22, 2024, which redemption (the “2026 Unsecured Notes Redemption”) will settle on Monday, June 24, 2024.

2026 Secured Notes Asset Sale Offer

On May 7, 2024, the Partnership commenced a cash tender offer to purchase up to $215.0 million aggregate principal amount of the outstanding 2026 Secured Notes (as defined herein) at 100% of the principal amount plus accrued and unpaid interest. The offer expired on June 5, 2024 with $6.9 million tendered and validly accepted.

Mountaineer Midstream Divestiture

On May 1, 2024, the Partnership completed the sale of its Mountaineer Midstream Company, LLC (“Mountaineer Midstream”) system to Antero Midstream LLC for a cash sale price of $70 million, subject to customary post-closing adjustments (the “Mountaineer Divestiture”). Mountaineer Midstream is the owner of midstream assets located in the Marcellus Shale. Prior to closing the Mountaineer Divestiture, the Partnership sold related compression assets located in the Marcellus Shale to a compression service provider for approximately $5 million in April 2024.

2026 Secured Notes Excess Cash Flow Offer

On March 27, 2024, the Partnership commenced a cash tender offer to purchase up to $19.3 million aggregate principal amount of the outstanding 2026 Secured Notes at 100% of the principal amount plus accrued and unpaid interest. The offer expired on April 24, 2024 with $13.6 million tendered and validly accepted.

Summit Utica Divestiture

On March 22, 2024, the Partnership completed the disposition of Summit Utica, LLC (“Summit Utica”) to a subsidiary of MPLX LP (“MPLX”) for a cash sale price of $625.0 million, subject to customary post-closing adjustments (the “Utica Divestiture”). Summit Utica is the owner of (i) approximately 36% of the issued and outstanding equity interests in Ohio Gathering Company, L.L.C. (“OGC”), (ii) approximately 38% of the issued and outstanding equity interests in Ohio Condensate Company, L.L.C. (“OCC” and, collectively with OGC, “Ohio Gathering”) and (iii) midstream assets located in the Utica Shale. Ohio Gathering is the owner of a natural gas gathering system and condensate stabilization facility located in Belmont and Monroe counties in the Utica Shale in southeastern Ohio.

Summary of Risk Factors

You should consider carefully all the risk factors together with all of the other information included in this proxy statement/prospectus before deciding how to vote. The risks related to the Corporate Reorganization and the related transactions, the Partnership’s business, Common Stock, Series A Preferred Stock and risks resulting from New Summit’s organizational structure are described under “Risk Factors” beginning on page 28. Some of these risks include, but are not limited to, those described below:

Risks Related to the Corporate Reorganization

•        The Corporate Reorganization is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all.

•        We may enter into a range of strategic alternatives with potential counterparties that may be conditioned upon the consummation of the Corporate Reorganization.

•        The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and may not be an indication of New Summit’s financial condition or results of operations following the Utica Divestiture, the Mountaineer Divestiture and the Corporate Reorganization.

•        The shares to be received by the holders of Common Units and the holders of Series A Preferred Units as a result of the Corporate Reorganization have different rights than the Common Units and the Series A Preferred Units.

Tax Risks Related to the Merger

•        No ruling has been requested with respect to the tax consequences of the Merger, and the receipt of Series A Preferred Stock is expected to be taxable to a U.S. holder.

•        U.S. holders will be allocated taxable income and gain of the Partnership (including gain from any asset sale, which may be substantial), through the time of the Merger and will not receive any corresponding future economic benefits, offsetting deductions or additional distributions attributable to that income or gain.

•        The U.S. federal income tax treatment of owning and disposing of Common Stock received in the Merger will be different than the U.S. federal income tax treatment of owning and disposing of Common Units.

Risks Related to Our Operations

•        We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, to enable us to pay distributions to holders of our Series A Preferred Units and Common Units, or, upon consummation of the Corporate Reorganization, holders of New Summit’s Series A Preferred Stock and Common Stock.

•        We depend on a relatively small number of customers for a significant portion of our revenues.

•        We are exposed to the creditworthiness and performance of our customers, suppliers and contract counterparties and any material nonpayment or nonperformance by one or more of these parties could materially adversely affect our financial and operating results.

•        Significant prolonged weakness in natural gas, NGL and crude oil prices could reduce throughput on our systems and materially adversely affect our revenues and results of operations.

•        Because of the natural decline in production from our customers’ existing wells, our success depends in part on our customers replacing declining production and also on our ability to maintain levels of throughput on our systems.

•        We may not be able to renew or replace expiring contracts at favorable rates or on a long-term basis.

•        We do not own all of the land on which our pipelines and facilities are located, which could result in disruptions to our operations.

•        Our ability to operate our business effectively could be impaired if we fail to attract and retain key personnel.

Risks Related to Our Finances

•        Limited access to and/or availability of the commercial bank market or debt and equity capital markets could impair our ability to grow or cause us to be unable to meet future capital requirements.

•        Our leverage and debt service obligations may adversely affect our financial condition, results of operations and business prospects, and may limit our flexibility to obtain financing and to pursue other business opportunities.

•        We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness or to refinance, which may not be successful.

•        Restrictions in our debt instruments could materially adversely affect our business, financial condition, results of operations and ability to make cash distributions.

Regulatory and Environmental Policy Risks

•        A change in laws and regulations applicable to our assets or services, or the interpretation or implementation of existing laws and regulations may cause our revenues to decline or our operation and maintenance expenses to increase.

•        Increased regulation of hydraulic fracturing could result in reductions or delays in customer production, which could materially adversely impact our revenues.

•        We are subject to Federal Energy Regulatory Commission (“FERC”) jurisdiction, federal anti-market manipulation laws and regulations, potentially other federal regulatory requirements and state and local regulation and could be materially affected by changes in such laws and regulations, or in the way they are interpreted and enforced.

•        We are subject to stringent environmental laws and regulations that may expose us to significant costs and liabilities.

•        Climate change legislation, regulatory initiatives and litigation could result in increased operating costs and reduced demand for the services we provide.

•        We may face opposition to the development, permitting, construction or operation of our pipelines and facilities from various groups.

Risks Related to Terrorism and Cyberterrorism

•        Terrorist attacks and threats, escalation of military activity in response to these attacks, or acts of war could have a material adverse effect on our business, financial condition or results of operations.

•        Our operations depend on the use of information technology and operational technology systems that could be the target of a cyberattack.

Risks Related to the Common Stock and Series A Preferred Stock

•        The price of the Common Stock or Series A Preferred Stock may experience volatility.

•        New Summit does not expect to pay dividends on its Common Stock for the foreseeable future.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE PARTNERSHIP

The following tables set forth the Partnership’s selected historical consolidated financial data derived from the Partnership’s unaudited condensed consolidated financial statements as of March 31, 2024 and for the three months ended March 31, 2024 and 2023, respectively (the “Interim Financial Statements”), and from the Partnership’s audited consolidated financial statements as of December 31, 2023 and 2022 and for each of the years ended December 31, 2023 and 2022 (the “Annual Financial Statements”). You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Partnership” and the consolidated financial statements and the related notes thereto included within this proxy statement/prospectus. You should not assume the results of operations for any past period indicate results for any future period.

	Three Months Ended March 31,		Year Ended December 31,
	2024	2023	2023	2022
	(in thousands, except per unit data)
Statement of Operations Data:
Revenues:
Gathering services and related fees	$61,985	$57,371	$248,223	$248,358
Natural gas, NGLs and condensate sales	49,092	49,163	179,254	86,225
Other revenues	7,794	5,965	31,426	35,011
Total revenues	118,871	112,499	458,903	369,594
Costs and expenses:
Cost of natural gas and NGLs	30,182	30,882	112,462	76,826
Operation and maintenance	25,012	23,972	100,741	84,152
General and administrative	14,785	9,987	42,135	44,943
Depreciation and amortization	27,867	29,824	122,764	119,055
Transaction costs	7,791	302	1,251	6,968
Acquisition integration costs	40	1,502	2,654	—
Gain on asset sales, net	(27)	(68)	(260)	(507)
Long-lived asset impairment	67,916	—	540	91,644
Total costs and expenses	173,566	96,401	382,287	423,081
Other income (expense), net	(13)	56	865	(4)
Gain (loss) on interest rate swaps	2,590	(1,273)	1,830	16,414
Gain (loss) on sale of business	86,202	18	(47)	(1,741)
Gain on sale of equity method investment	126,261	—	—	—
Interest expense	(37,846)	(34,223)	(140,784)	(102,459)
Loss on early extinguishment of debt	—	—	(10,934)	—
Income (loss) before income taxes and equity method investment income	122,499	(19,324)	(72,454)	(141,277)
Income tax benefit (expense)	(210)	252	(322)	(325)
Income from equity method investees	10,638	4,909	33,829	18,141
Net income (loss)	$132,927	$(14,163)	$(38,947)	$(123,461)
Less: Net income attributable to Subsidiary Series A Preferred Units	(3,770)	(1,746)	(12,581)	(17,144)
Net income (loss) attributable to Summit Midstream Partners, LP	$129,157	$(15,909)	$(51,528)	$(140,605)
Less: net income attributable to Series A Preferred Units	(3,220)	(2,639)	(11,566)	(8,048)
Add: deemed capital contribution	—	—	—	20,974
Net income (loss) attributable to common limited partners	$125,937	$(18,548)	$(63,094)	$(127,679)
Net loss per limited partner unit:
Common unit – basic	$12.05	$(1.82)	$(6.11)	$(12.71)
Common unit – diluted	$11.47	$(1.82)	$(6.11)	$(12.71)

Weighted-average limited partner units outstanding:
Common unit – basic	10,449	10,213	10,334	10,048
Common unit – diluted	10,980	10,213	10,334	10,048

	As of March 31, 2024	As of December 31,
		2023	2022
	(in thousands)
Balance Sheet Data
Assets
Cash and cash equivalents	$344,590	$14,044	$11,808
Restricted cash	3,454	2,601	1,723
Accounts receivable	66,587	76,275	75,287
Other current assets	5,935	5,502	8,724
Total current assets	420,566	98,422	97,542
Property, plant and equipment, net	1,447,443	1,698,585	1,718,754
Intangible assets, net	147,304	175,592	198,718
Investment in equity method investees	273,476	486,434	506,677
Other noncurrent assets	31,786	35,165	38,273
Total assets	$2,320,575	$2,494,198	$2,559,964

Liabilities and Capital
Trade accounts payable	$18,063	$22,714	$14,052
Accrued expenses	36,554	32,377	20,601
Deferred revenue	8,899	10,196	9,054
Ad valorem taxes payable	3,282	8,543	10,245
Accrued compensation and employee benefits	2,824	6,815	16,319
Accrued interest	44,826	19,298	17,355
Accrued environmental remediation	1,854	1,483	1,365
Accrued settlement payable	6,667	6,667	6,667
Current portion of long-term debt	29,098	15,524	10,507
Other current liabilities	7,476	10,395	11,724
Total current liabilities	159,543	134,012	117,889
Long-term debt, net	1,127,287	1,455,166	1,479,855
Noncurrent deferred revenue	28,761	30,085	37,694
Noncurrent accrued environmental remediation	1,278	1,454	2,340
Other noncurrent liabilities	28,298	30,266	38,784
Total liabilities	1,345,167	1,650,983	1,676,562

Mezzanine Capital
Subsidiary Series A Preferred Units (93,039 units issued and outstanding at March 31, 2024, December 31, 2023 and December 31, 2022)	126,794	124,652	118,584

Partners Capital
Series A Preferred Units (65,508 units issued and outstanding at March 31, 2024, December 31, 2023 and December 31, 2022)	100,113	96,893	85,327
Common limited partner capital (10,648,685, 10,376,189 and 10,182,763 units issued and outstanding at March 31, 2024, December 31, 2023 and December 31, 2022, respectively)	748,501	621,670	679,491
Total partners capital	848,614	718,563	764,818
Total liabilities and Capital	$2,320,575	$2,494,198	$2,559,964

Non-GAAP Financial Measures

The Partnership reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). The Partnership also presents adjusted EBITDA, a non-GAAP financial measure.

Adjusted EBITDA

The Partnership defines adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, the Partnership’s proportional adjusted EBITDA for equity method investees, adjustments related to minimum volume commitment (“MVC”) shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that the Partnership characterizes as unrepresentative of its ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in the Partnership’s industry, the Partnership’s definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.

The Partnership’s management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating the Partnership’s financial performance. Furthermore, the Partnership’s management believes that adjusted EBITDA may provide external users of the Partnership’s financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the Partnership’s core ongoing business.

Adjusted EBITDA is used as a supplemental financial measure to assess:

•        the ability of the Partnership’s assets to generate cash sufficient to make future potential cash distributions and support the Partnership’s indebtedness;

•        the financial performance of the Partnership’s assets without regard to financing methods, capital structure or historical cost basis;

•        the Partnership’s operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;

•        the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and

•        the financial performance of the Partnership’s assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of MVC shortfall payments under the Partnership’s gathering agreements or (iii) the timing of impairments or other income or expense items that the Partnership characterizes as unrepresentative of the Partnership’s ongoing operations.

Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. For example:

•        certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity’s financial performance, such as an entity’s cost of capital and tax structure;

•        adjusted EBITDA does not reflect the Partnership’s cash expenditures or future requirements for capital expenditures or contractual commitments;

•        adjusted EBITDA does not reflect changes in, or cash requirements for, the Partnership’s working capital needs; and

•        although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.

The Partnership compensates for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into the Partnership’s decision-making process.

The Partnership does not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because the Partnership is unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond the Partnership’s control. As such, any associated estimate and its impact on the Partnership’s GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

The following tables present a reconciliation of the Partnership’s net income and net cash provided by operating activities to adjusted EBITDA for the three months ended March 31, 2024 and 2023, respectively, and for the years ended December 31, 2023 and 2022, respectively.

	Three Months Ended March 31,		Year Ended December 31,
	2024	2023	2023	2022
	(in thousands)
Reconciliation of net income to adjusted EBITDA:
Net Income (loss)	$132,927	$(14,163)	$(38,947)	$(123,461)
Add:
Interest expense	37,846	34,223	140,784	102,459
Income tax expense (benefit)	210	(252)	322	325
Depreciation and amortization(1)	28,102	30,059	123,702	119,993
Proportional adjusted EBITDA for equity method investees(2)	20,675	11,638	61,070	45,419
Adjustments related to capital reimbursement activity(3)	(2,923)	(1,186)	(9,874)	(6,041)
Unit-based and noncash compensation	2,772	1,929	6,566	3,778
Loss on early extinguishment of debt	—	—	10,934	—
Gain on asset sales, net	(27)	(68)	(260)	(507)
Long-lived asset impairment	67,916	—	540	91,644
(Gain) loss on interest rate swaps	(2,590)	1,273	(1,830)	(16,414)
Gain on sale of business	(86,202)	—	—	—
Gain on sale of equity method investment	(126,261)	—	—	—
Other, net(4)	8,252	1,891	7,666	13,236
Less:
Income from equity method investees	10,638	4,909	33,829	18,141
Adjusted EBITDA	$70,059	$60,435	$266,844	$212,290

____________

(1)      Includes the amortization expense associated with the Partnership’s favorable gas gathering contracts as reported in other revenues.

(2)      Reflects the Partnership’s proportionate share of Double E and Ohio Gathering adjusted EBITDA. The Partnership records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to the Partnership during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.

(3)      Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.

(4)      Represents items of income or loss that the Partnership characterizes as unrepresentative of its ongoing operations. For the three months ended March 31, 2024, the amount includes $8.0 million of transaction and other costs. For the three months ended March 31, 2023, the amount includes $1.5 million of integration costs. For the year ended December 31, 2023, the amount includes $3.8 million in transaction costs, $2.6 million of acquisition integration costs, and $1.6 million of severance expenses. For the year ended December 31, 2022, the amount includes the amount includes $8.6 million in transaction costs, $2.5 million of severance expenses and $1.7 million of losses related to sale of business.

	Three Months Ended March 31,		Year Ended December 31,
	2024	2023	2023	2022
	(in thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA:
Net cash provided by operating activities	$43,616	$49,695	$126,906	$98,744
Add:
Interest expense, excluding amortization of debt issuance costs	34,341	31,062	128,099	93,133
Income tax expense (benefit)	210	(252)	322	325
Changes in operating assets and liabilities	(14,656)	(20,114)	19,692	13,538
Proportional adjusted EBITDA for equity method investees(1)	20,675	11,638	61,070	45,419
Adjustments related to capital reimbursement activity(2)	(2,923)	(1,186)	(9,874)	(6,041)
Realized gain (loss) on swaps	(1,346)	379	(5,149)	(397)
Other, net(3)	8,252	400	7,123	11,494
Less:
Distributions from equity method investees	17,082	10,403	57,572	43,040
Noncash lease expense	1,009	784	3,773	885
Adjusted EBITDA	$70,059	$60,435	$266,844	$212,290

____________

(1)      Reflects the Partnership’s proportionate share of Double E and Ohio Gathering adjusted EBITDA. The Partnership records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to the Partnership during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.

(2)      Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.

(3)      Represents items of income or loss that the Partnership characterizes as unrepresentative of its ongoing operations. For the three months ended March 31, 2024, the amount includes $8.0 million of transaction and other costs. For the three months ended March 31, 2023, the amount includes $1.5 million of integration costs. For the year ended December 31, 2023, the amount includes $3.8 million in transaction costs, $2.6 million of acquisition integration costs, and $1.6 million of severance expenses. For the year ended December 31, 2022, the amount includes the amount includes $8.6 million in transaction costs, $2.5 million of severance expenses and $1.7 million of losses related to sale of business.

SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

The following sets forth summary selected unaudited pro forma condensed consolidated financial information for New Summit after giving effect to the Partnership’s historical financial position and operating results of (i) the Mountaineer Divestiture, (ii) the Utica Divestiture and (iii) the Corporate Reorganization.

The summary selected unaudited pro forma condensed consolidated financial information is for information purposes only and is not necessarily indicative of the results that might have occurred had the (i) Mountaineer Divestiture, (ii) Utica Divestiture and (iii) Corporate Reorganization taken place on the respective dates assumed. Actual results may differ significantly from those reflected in the summary selected unaudited pro forma condensed consolidated financial information for various reasons, including but not limited to, the differences between the assumptions used to prepare the summary selected unaudited pro forma condensed consolidated financial information and actual results.

The following summary selected unaudited pro forma condensed consolidated financial information should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Consolidated Financial Information” beginning on page 104 and the related notes.

Pro Forma Condensed Consolidated Balance Sheet Data	As of March 31, 2024
(In thousands)
Cash and cash equivalents	$202,651
Total assets	$2,098,230
Long-term debt, net	$920,443
Mezzanine Capital
Subsidiary Series A Preferred Units	$126,794
Partners’ Capital
Total partners’ capital(1)	$680,568

____________

(1)      Upon completion of the Merger, the Partnership’s common limited partner capital account will be eliminated and replaced with common shares, paid in capital, and retained earnings. Additionally, the Series A Preferred Units will be exchanged for an equivalent number of shares of Series A Preferred Stock, with no substantive changes in contractual terms or investor cash flows.

Pro Forma Condensed Consolidated Statement of Operations Data	Three Months Ended March 31, 2024	Year Ended December 31, 2023
	(In thousands, except per-unit amounts)
Total revenues	$102,018	$395,098
Net income (loss) attributable to common limited partners	$(18,216)	$(91,835)
Basic net income (loss) per limited partner unit	$(1.74)	$(8.89)
Diluted net income (loss) per limited partner unit	$(1.74)	$(8.89)

MARKET PRICE INFORMATION

The Common Units are traded on NYSE under the ticker symbol “SMLP.” The following table sets forth, for the periods indicated, the range of high and low sales prices for the Common Units on NYSE. The sales prices are as reported in published financial sources.

	Common Units
	High	Low
2022
First Quarter	$26.22	$13.91
Second Quarter	$21.49	$12.50
Third Quarter	$17.85	$11.52
Fourth Quarter	$21.49	$14.67
2023
First Quarter	$19.35	$14.78
Second Quarter	$17.44	$13.78
Third Quarter	$16.38	$13.00
Fourth Quarter	$21.40	$13.52
2024
First Quarter	$28.70	$15.56
Second Quarter (through May 28, 2024)	$36.00	$27.00

As of the Record Date for the Special Meeting, there were 10,648,686 Common Units outstanding held by 77 holders of record, and there were 65,508 Series A Preferred Units outstanding held by 1 holder of record. The Partnership Agreement requires, within 45 days after the end of each fiscal quarter, the Partnership to distribute all of its Available Cash (as defined in the Partnership Agreement), to holders of record of the Common Units on the applicable record date. The Partnership Agreement also requires the Partnership to make quarterly distributions to holders of record of the Series A Preferred Stock at the Series A Distribution Rate (as defined in the Partnership Agreement). Although the Partnership has suspended distributions to the holders of Common Units and the holders of Series A Preferred Units, such distributions continue to accrue in arrears. Pursuant to the terms of the Partnership Agreement, the Partnership is required to pay or set aside for payment all accrued but unpaid distributions with respect to the Series A Preferred Units prior to or contemporaneously with making any distribution with respect to the Common Units.

The following table presents closing prices for Common Units on March 21, 2024, the last trading day before the public announcement of the Corporate Reorganization, and [            ], 2024, the last practicable trading day prior to the printing of this proxy statement/prospectus, as reported on NYSE.

	Common Units
March 21, 2024		$19.43
[ ], 2024	$	[ ]

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the approval of the applicable proposals described in this proxy statement/prospectus. Realization of any of the risks described below or any of the events described under “Cautionary Statement Regarding Forward-Looking Statements” could have a material adverse effect on the Partnership’s or, following the consummation of the Corporate Reorganization, New Summit’s business, financial condition, cash flows and results of operations and could result in a decline in the price of Common Stock or Series A Preferred Stock and for the trading prices of Common Units or the Series A Preferred Units.

Unless the context provides otherwise, when used in this “Risk Factors,” references to “we,” “us” and “our” or like terms refer to (i) the Partnership, prior to the consummation of the Corporate Reorganization, and (ii) New Summit, after giving effect to the consummation of the Corporate Reorganization.

Risks Related to the Corporate Reorganization

The Corporate Reorganization is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Corporate Reorganization, or significant delays in completing the Corporate Reorganization, could negatively affect the Partnership’s business and financial results and the price of the Common Units or Series A Preferred Units or, following the consummation of the Corporate Reorganization, future business and financial results and the price of the Common Stock or the Series A Preferred Stock.

The consummation of the Corporate Reorganization is subject to a number of conditions. The consummation of the Corporate Reorganization is not assured and is subject to risks, including the risk that the approval of the Merger by the holders of Common Units is not obtained. Further, the Corporate Reorganization may not be consummated even if such unitholder approval is obtained. The Merger Agreement contains conditions, some of which are beyond the parties’ control, that, if not satisfied or waived, may prevent, delay or otherwise result in the Merger and the Corporate Reorganization not being consummated. See “The Merger Agreement — Conditions to Consummation of the Merger.”

If the Corporate Reorganization is not completed, or if there are significant delays in completing the Corporate Reorganization, the Partnership’s future business and financial results and the trading price of the Common Units or Series A Preferred Units could be negatively affected or, following the consummation of the Corporate Reorganization, New Summit’s future business and financial results and the price of the Common Stock or Series A Preferred Stock could be negatively affected, and the parties will be subject to several risks, including the following:

•        there may be negative reactions from the financial markets due to the fact that the current price of the Common Units may reflect a market assumption that the Corporate Reorganization will be completed; and

•        the attention of management will have been diverted to the Corporate Reorganization rather than the Partnership’s own operations and pursuit of other opportunities that could have been beneficial to the Partnership’s business.

We may enter into a range of strategic alternatives with potential counterparties that may be conditioned upon the consummation of the Corporate Reorganization.

We regularly evaluate a range of strategic alternatives and engage in discussions with unaffiliated third-parties. Those discussions have included and continue to include significant strategic transactions in which the potential counterparty would acquire control of the Partnership or, after the Corporate Reorganization, New Summit. The Corporate Reorganization is not contingent upon the entry into or consummation of a Potential Transaction and the GP Board expects to proceed with the Corporate Reorganization regardless of the status of any Potential Transaction. However, we expect that any Potential Transaction would be contingent upon the consummation of the Corporate Reorganization. If the Corporate Reorganization is not consummated or the consummation of the Corporate Reorganization is delayed, our pursuit of strategic alternatives may be delayed or abandoned and we may not realize the anticipated benefits of any such strategic alternative.

There can be no assurance that these discussions will result in the consummation of a Potential Transaction. If the GP Board decides to proceed with a Potential Transaction, or any other strategic alternative, it may not be at a valuation that our investors view as attractive relative to the value of our standalone business. Depending on the structure of any such Potential Transaction, or any other strategic alternative, New Summit may be required to seek the approval of the transaction from the stockholders of New Summit. In addition, the closing of any such transaction would be dependent upon a number of factors that may be beyond our control, including, among other factors, market condition and regulatory factors. See “Summary — Recent Developments.”

If the Corporate Reorganization is approved by the holders of Common Units, the date that the holders of Common Units and the holders of Series A Preferred Units will receive the Merger Consideration is uncertain.

As described in this proxy statement/prospectus, completing the proposed Corporate Reorganization is subject to several conditions, not all of which are controllable by the Partnership or New Summit. Accordingly, if the proposed Corporate Reorganization is approved by the holders of Common Units, the date that the holders of Common Units and the holders of Series A Preferred Units will receive Merger Consideration depends on the completion date of the Corporate Reorganization, which is uncertain.

The Partnership will incur substantial transaction-related costs in connection with the Corporate Reorganization.

The Partnership expects to incur substantial expenses in connection with completing the Corporate Reorganization, including fees paid to legal, financial, accounting and other advisors, filing fees and printing costs. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time.

Certain executive officers and directors of the General Partner have interests in the Corporate Reorganization that are different from, or in addition to, the interests they may have as unitholders, which could have influenced their decision to support or approve the Corporate Reorganization.

Certain executive officers and directors of the General Partner are parties to agreements or participants in other arrangements that give them interests in the Corporate Reorganization that may be different from, or be in addition to, your interests as a unitholder. These different interests are described in “The Corporate Reorganization — Interests of Certain Persons in the Merger.”

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and may not be an indication of New Summit’s financial condition or results of operations following the Utica Divestiture, the Mountaineer Divestiture and the Corporate Reorganization.

The unaudited pro forma financial information contained in this proxy statement/prospectus is presented for illustrative purposes only, is based on various adjustments, assumptions and preliminary estimates and may not be an indication of the financial condition or results of operations of New Summit following the Utica Divestiture, the Mountaineer Divestiture and the Corporate Reorganization for several reasons. The actual financial condition and results of operations of New Summit following the Utica Divestiture, the Mountaineer Divestiture and the Corporate Reorganization may not be consistent with, or evident from, this pro forma financial information. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the financial condition or results of operations of New Summit following the Utica Divestiture, the Mountaineer Divestiture and the Corporate Reorganization. Any potential decline in the financial condition or results of operations of New Summit following the Utica Divestiture, the Mountaineer Divestiture and the Corporate Reorganization may cause significant variations in the price of Common Stock or Series A Preferred Stock after consummation of the Corporate Reorganization. See “Summary — Summary Selected Unaudited Pro Forma Condensed Consolidated Financial Information.”

The shares to be received by the holders of Common Units and the holders of Series A Preferred Units as a result of the Corporate Reorganization have different rights than the Common Units and the Series A Preferred Units.

Following consummation of the Corporate Reorganization, holders of Common Units and holders of Series A Preferred Units will no longer hold Common Units or Series A Preferred Units but will instead hold Common Stock and Series A Preferred Stock, respectively. There are important differences between the rights of holders of Common Units and holders of Series A Preferred Units and the rights of holders of Common Stock and holders of

Series A Preferred Stock, respectively. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The holders of Common Units and the holders of Series A Preferred Units will own Common Stock and Series A Preferred Stock, respectively, following the completion of the Corporate Reorganization, and their rights associated with the Common Stock and Series A Preferred Stock, as applicable, will be governed by New Summit’s organizational documents and the DGCL, which differ in a number of respects from the Partnership Agreement and the Delaware LP Act. See “Comparison of the Rights of Stockholders and Unitholders.”

Tax Risks Related to the Merger

In addition to reading the following risk factors, you are urged to read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected material U.S. federal income tax consequences of the Merger and of owning and disposing of Common Stock received in the Merger.

No ruling has been requested with respect to the tax consequences of the Merger, and the receipt of Series A Preferred Stock is expected to be taxable to a U.S. holder.

It is generally intended that the Merger will qualify as an exchange described in Section 351 of the Code with respect to U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences”). Accordingly, U.S. holders will generally not recognize any gain or loss as a result of the exchange of Common Units in the Merger (other than gain that may be recognized to the extent that the aggregate amount of Partnership liabilities allocable to such U.S. holder immediately prior to the Merger exceeds such U.S. holder’s basis in its Common Units). However, no ruling has been or will be requested from the IRS with respect to the tax consequences of the Merger. Under certain circumstances, the Merger may be treated as a taxable transaction to a U.S. holder, and result in tax liability, for the U.S. holder, depending on such U.S. holder’s particular situation.

The material U.S. federal income tax consequences of the receipt of any Series A Preferred Stock by U.S. holders in the Merger depends on, among other factors, whether the Series A Preferred Stock is “nonqualified preferred stock” for U.S. federal income tax purposes. The receipt of nonqualified preferred stock in a reorganization that otherwise qualifies as a tax-free reorganization under Section 351 of the Code for U.S. federal income tax purposes will generally be taxable. We expect to treat the Series A Preferred Stock as “nonqualified preferred stock” within the meaning of Section 351(g) of the Code. No ruling is being obtained from the IRS concerning the classification of the Series A Preferred Stock as nonqualified preferred stock. The U.S. federal income tax consequences of the Merger to holders of Series A Preferred Units are complex, and each such unitholder is strongly urged to consult its own tax advisor with respect to the specific tax consequences of receiving Series A Preferred Stock in the Merger.

Even if the Merger otherwise generally qualifies for tax-free treatment to U.S. holders, a U.S. holder will recognize gain upon the exchange of Common Units in the Merger if and to the extent that (i) the aggregate amount of Partnership liabilities allocable to such U.S. holder immediately prior to the Merger exceeds (ii) the U.S. holder’s aggregate tax basis in the Common Units exchanged by such U.S. holder.

Even if, as generally intended, the Merger qualifies as a transaction described in Section 351 of the Code with respect to U.S. holders, if a corporation assumes (or, is treated for U.S. federal income tax purposes as having assumed) liabilities of the transferor (or accepts property subject to liabilities) in an exchange described in Section 351 of the Code, the transferor generally must recognize gain under Section 357(c) of the Code in the amount by which the aggregate liabilities exceed the transferor’s basis in the property contributed to the corporation. The liabilities of the Partnership are allocated to the U.S. holders under Section 752 of the Code, and as a result of the Merger, the aggregate Partnership liabilities allocated to the U.S. holders will be treated as having been assumed by New Summit and will be subject to Section 357(c) of the Code. Accordingly, a U.S. holder will recognize gain upon the exchange in the Merger if and to the extent that (i) the aggregate amount of Partnership liabilities allocable to such U.S. holder immediately prior to the Merger exceeds (ii) the U.S. holder’s aggregate tax basis in the Common Units exchanged by the U.S. holder. For more information on the material U.S. federal income tax consequences of the Merger, see “Material U.S. Federal Income Tax Consequences.”

U.S. holders will be allocated taxable income and gain of the Partnership (including gain from any asset sale, which may be substantial), through the time of the Merger and will not receive any corresponding future economic benefits, offsetting deductions or additional distributions attributable to that income or gain.

U.S. holders will be allocated their proportionate share of the Partnership’s taxable income and gain (including gain from any asset sale, which may be substantial) for the period ending at the time of the Merger. U.S. holders will have to report, and pay taxes on, such income and gain without corresponding future economic benefits, offsetting tax deductions, or any additional distributions to fund the payment of the resulting tax liability attributable to that income and gain.

The U.S. federal income tax treatment of owning and disposing of Common Stock received in the Merger will be different than the U.S. federal income tax treatment of owning and disposing of Common Units.

The Partnership is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income taxes. Instead, each U.S. holder receives a Schedule K-1 from the Partnership and is required to take into account its respective share of the Partnership’s items of income, gain, loss and deduction in computing its federal income tax liability as if the U.S. holder had earned such income directly, even if no cash distributions are made to the unitholder. A pro rata distribution of cash by the Partnership to a U.S. holder is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed exceeds the U.S. holder’s adjusted tax basis in its Common Units.

In contrast, New Summit is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. As such, equity owners will no longer receive Schedules K-1. Any future distribution of cash by New Summit to a stockholder who is a U.S. holder generally will be included in such U.S. holder’s income as dividend income to the extent of New Summit’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles, and will be reported to such owner on Form 1099-DIV. A portion of the cash distributed to stockholders by New Summit after the Merger may exceed New Summit’s current and accumulated earnings and profits. Cash distributions in excess of New Summit’s current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing a U.S. holder’s adjusted tax basis in such stockholder’s shares and, to the extent the cash distribution exceeds such stockholder’s adjusted tax basis, as gain from the sale or exchange of such shares. See “Material U.S. Federal Income Tax Consequences.”

Risks Related to Our Operations

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, to enable us to pay distributions to holders of our Series A Preferred Units and Common Units, or, upon consummation of the Corporate Reorganization, holders of New Summit’s Series A Preferred Stock and Common Stock.

We may not have sufficient available cash from operating surplus each quarter to pay the distributions to holders of our Series A Preferred Units and Common Units, or, upon consummation of the Corporate Reorganization, holders of New Summit’s Series A Preferred Stock and Common Stock. We have not made a distribution on our Common Units or Series A Preferred Units since we announced suspension of those distributions on May 3, 2020. Because our Series A Preferred Units rank senior to our Common Units with respect to distribution rights, any accrued amounts on our Series A Preferred Units must first be paid prior to our resumption of distributions to our holders of Common Units. As of March 31, 2024, the amount of accrued and unpaid distributions on the Series A Preferred Units totaled $36.3 million.

Further, absent a material change to our business, we do not expect to pay distributions on the Common Units or Series A Preferred Units, or, upon consummation of the Corporate Reorganization, New Summit’s Common Stock or Series A Preferred Stock, in the foreseeable future, and there are restrictions on our ability to pay distributions under our outstanding indebtedness that restrict our ability to pay cash distributions on any of our equity securities. We intend to use our cash flow to reduce debt and invest in our business.

The amount of cash we can distribute on our Common Units, and, upon consummation of the Corporate Reorganization, New Summit’s Common Stock, principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

•        the volumes we gather, transport, treat and process;

•        the level of production of natural gas and crude oil (and associated volumes of produced water) from wells connected to our gathering systems, which is dependent in part on the demand for, and the market prices of, crude oil, natural gas and natural gas liquids (“NGLs”);

•        damage to pipelines, facilities, related equipment and surrounding properties caused by earthquakes, floods, fires, severe weather, explosions and other natural disasters, accidents and acts of terrorism;

•        leaks or accidental releases of hazardous materials into the environment;

•        weather conditions and seasonal trends;

•        changes in the fees we charge for our services;

•        changes in contractual MVCs and our customer’s capacity to make MVC shortfall payments when due;

•        the level of competition from other midstream energy companies in our areas of operation;

•        changes in the level of our operating, maintenance and general and administrative expenses;

•        regulatory action affecting the supply of, or demand for, crude oil, natural gas and NGLs, the fees we can charge, how we contract for services, our existing contracts, our operating and maintenance costs or our operating flexibility;

•        adverse economic impacts from the COVID-19 pandemic or other epidemics, including disruptions in demand for oil, natural gas and other petroleum products, supply chain disruptions, and decreased productivity resulting from illness, travel restrictions, quarantine, or government mandates; and

•        prevailing economic and market conditions.

In addition, the actual amount of cash we have available for distribution to our holders of Common Units, and, upon consummation of the Corporate Reorganization, holders of New Summit’s Common Stock, depends on other factors, some of which are beyond our control, including:

•        the level and timing of capital expenditures we make;

•        the level of our operating, maintenance and general and administrative expenses;

•        the cost of acquisitions, if any;

•        our ability to sell assets, if any, and the price that we may receive for such assets;

•        our debt service requirements and other liabilities;

•        fluctuations in our working capital needs;

•        our ability to borrow funds and access the debt and equity capital markets;

•        restrictions contained in our debt agreements;

•        the amount of cash reserves established by our General Partner;

•        not receiving anticipated shortfall payments from our customers;

•        adverse legal judgments, fines and settlements;

•        distributions paid on our Series A Preferred Units, and, upon consummation of the Corporate Reorganization, New Summit’s Series A Preferred Stock, if any, or on the preferred stock of our subsidiaries, including the Series A Fixed Rate Cumulative Redeemable Preferred Units issued by Summit Permian Transmission Holdco, LLC (“Permian Holdco”); and

•        other business risks affecting our cash levels.

We depend on a relatively small number of customers for a significant portion of our revenues. For example, Caerus, a customer in our Piceance segment accounts for over 10% of our consolidated revenue. The loss of, or material nonpayment or nonperformance by, or the curtailment of production by, any one or more of our customers could materially adversely affect our revenues, cash flows and results of operations.

Certain of our customers may have material financial and liquidity issues or may, as a result of operational incidents or other events, be disproportionately affected as compared to larger, better-capitalized companies. Any material nonpayment or nonperformance by any of our customers could have a material adverse effect on our revenues, cash flows and results of operations. We expect our exposure to concentrated risk of nonpayment or nonperformance to continue as long as we remain substantially dependent on a relatively small number of customers for a significant portion of our revenues.

If any of our customers curtail or reduce production in our areas of operation, it could reduce throughput on our systems and, therefore, materially adversely affect our revenues, cash flows and results of operations.

Further, we are subject to the risk of non-payment or non-performance by our larger customers. We cannot predict the extent to which our customers’ businesses would be impacted if conditions in the energy industry deteriorate, nor can we estimate the impact such conditions would have on any of our customers’ abilities to execute their drilling and development programs or perform under our gathering and processing agreements. An extended low commodity price environment negatively impacts natural gas producers causing some producers in the industry significant economic stress, including, in certain cases, to file for bankruptcy protection or to renegotiate contracts. To the extent that any customer is in financial distress or commences bankruptcy proceedings, contracts with these customers may be subject to renegotiation or rejection under applicable provisions of the United States Bankruptcy Code. Any material non-payment or non-performance by our customers could adversely affect our business and operating results.

We are exposed to the creditworthiness and performance of our customers, suppliers and contract counterparties and any material nonpayment or nonperformance by one or more of these parties could materially adversely affect our financial and operating results.

Although we attempt to assess the creditworthiness and associated liquidity of our customers, suppliers and contract counterparties, there can be no assurance that our assessments will be accurate or that there will not be a rapid or unanticipated deterioration in their creditworthiness, which may have an adverse impact on our business, results of operations, financial condition and cash flows. In addition, there can be no assurance that our contract counterparties will perform or adhere to existing or future contractual arrangements, including making any required shortfall payments or other payments due under their respective contracts.

The policies and procedures we use to manage our exposure to credit risk, such as credit analysis, credit monitoring and, if necessary, requiring credit support, cannot fully eliminate counterparty credit risks. To the extent our policies and procedures prove to be inadequate, our financial and operational results may be negatively impacted.

Some of our counterparties may be highly leveraged, have limited financial resources and/or have recently experienced a rating agency downgrade and will be subject to their own operating and regulatory risks. Even if our credit review and analysis mechanisms work properly, we may experience financial losses in our dealings with such parties. In addition, volatility in commodity prices could have a negative impact on our counterparties, which, in turn, could have a negative impact on their ability to meet their obligations to us.

Any material nonpayment or nonperformance by any of our counterparties or suppliers could require us to pursue substitute counterparties or suppliers for the affected operations or reduce our operations. There can be no assurance that any such efforts would be successful or would provide similar financial and operational results.

Significant prolonged weakness in natural gas, NGL and crude oil prices could reduce throughput on our systems and materially adversely affect our revenues and results of operations.

Lower natural gas, NGL and crude oil prices could negatively impact exploration, development and production of natural gas and crude oil, thereby resulting in reduced throughput on our gathering systems. If natural gas, NGL and/or crude oil prices decrease, it could cause sustained reductions in exploration or production activity in our areas of operation and result in a further reduction in throughput on our systems, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In the latter half of 2022 and the first half of 2023, the Henry Hub Natural Gas Spot Price declined from a monthly average of $8.81 per MMBtu in August 2022 to a monthly average of $2.18 per MMBtu in June 2023, before rising slightly in the second half of 2023 to close the year at $2.58 per MMBtu on December 29, 2023. As of March 28, 2024, Henry Hub 12-month strip pricing closed at $2.78 per MMBtu. Cushing, Oklahoma West Texas Intermediate crude oil spot prices similarly trended down in the latter half of 2022 through early 2023, from a monthly average of $114.84 per barrel in June 2022 to a monthly average of $70.25 per barrel in June 2023, closing the year at $71.89 per barrel on December 29, 2023. As of March 28, 2024, West Texas Intermediate 12-month strip pricing closed at $79.10 per barrel.

Because of the natural decline in production from our customers’ existing wells, our success depends in part on our customers replacing declining production and also on our ability to maintain levels of throughput on our systems. Any decrease in the volumes that we gather and process could materially adversely affect our business and operating results.

The customer volumes that support our business depend on the level of production from natural gas and crude oil wells connected to our systems, the production from which may be less than expected and will naturally decline over time. As a result, our cash flows associated with these wells will also decline over time. To maintain or increase throughput levels on our systems, we must obtain new sources of volume throughput. The primary factors affecting our ability to obtain new sources of volume throughput include (i) the level of successful drilling activity in our areas of operation and (ii) our ability to compete for new volumes on our systems.

We have no control over the level of drilling activity in our areas of operation, the amount of reserves associated with wells connected to our systems or the rate at which production from a well declines. In addition, we have no control over producers or their drilling and production decisions, which are affected by, among other things:

•        the availability and cost of capital;

•        prevailing and projected hydrocarbon commodity prices;

•        demand for crude oil, natural gas and other hydrocarbon products, including NGLs;

•        levels of reserves;

•        geological considerations;

•        environmental or other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing; and

•        the availability of drilling rigs and other costs of production and equipment.

Fluctuations in energy prices can also greatly affect the development of new crude oil and natural gas reserves. Drilling and production activities generally decrease as commodity prices decrease. In general terms, the prices of crude oil, natural gas and other hydrocarbon products fluctuate in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

•        worldwide economic and geopolitical conditions;

•        global or national health concerns, including the outbreak of pandemic or contagious disease, such as COVID-19, which may reduce demand for crude oil, natural gas and NGLs because of reduced global or national economic activity;

•        weather conditions and seasonal trends;

•        the levels of domestic production and consumer demand;

•        the availability of imported liquefied natural gas (“LNG”);

•        the ability to export LNG;

•        the availability of transportation and storage systems with adequate capacity;

•        the volatility and uncertainty of regional pricing differentials and premiums;

•        the price and availability of alternative fuels, including alternative fuels that benefit from government subsidies;

•        the effect of energy conservation measures;

•        the cost and availability of alternative energy sources;

•        the nature and extent of governmental regulation and taxation; and

•        the anticipated future prices of crude oil, natural gas and other hydrocarbon products, including NGLs.

Because of these factors, even if new crude oil or natural gas reserves are known to exist in areas served by our assets, producers may choose not to develop those reserves. If reductions in drilling activity result in our inability to maintain the current levels of throughput on our systems, those reductions could reduce our revenues and cash flows and materially adversely affect our results of operations.

In addition, it may be more difficult to maintain or increase the current volumes on our gathering systems, as several of the formations in the unconventional resource plays in which we operate generally have higher initial production rates and steeper production decline curves than wells in more conventional basins and may have steeper production decline curves than initially anticipated. Should we determine that the economics of our gathering, treating, transportation and processing assets do not justify the capital expenditures needed to grow or maintain volumes associated therewith, revenues associated with these assets will decline over time. In addition to capital expenditures to support growth, the steeper production decline curves associated with unconventional resource plays may require us to incur higher maintenance capital expenditures over time, which will reduce our cash available for distribution.

Many of our costs are fixed and do not vary with our throughput. These costs will not decline ratably or at all should we experience a reduction in throughput, which could result in a decline in our revenues and cash flows and materially adversely affect our results of operations and financial condition.

If our customers do not increase the volumes they provide to our gathering systems, our results of operations and financial condition may be materially adversely affected.

If we are unsuccessful in attracting new customers and/or new gathering opportunities with existing customers, our results of operations will be impaired. Our customers are not obligated to provide additional volumes to our gathering systems, and they may determine in the future that drilling activities in areas outside of our current areas of operation are strategically more attractive to them. Reductions by our customers in our areas of mutual interest could result in reductions in throughput on our systems and materially adversely impact our results of operations and financial condition.

Certain of our gathering and processing agreements contain provisions that can reduce the cash flow stability that the agreements were designed to achieve.

We designed those gathering and processing agreements that contain MVC provisions to generate stable cash flows for us over the life of the MVC contract term while also minimizing our direct commodity price risk. Under certain of these MVCs, our customers agree to ship a minimum volume on our gathering systems or send a minimum volume to our processing plants or, in some cases, to pay a minimum monetary amount, over certain periods during the term of the MVC. In addition, our gathering and processing agreements may also include an aggregate MVC, which represents the total amount that the customer must flow on our gathering system or send to our processing plants (or an equivalent monetary amount) over the MVC term. If such customer’s actual throughput volumes are less than its MVC for the contracted measurement period, it must make a shortfall payment to us at the end of the applicable measurement period. The amount of the shortfall payment is based on the difference between the actual throughput volume shipped or processed for the applicable period and the MVC for the applicable period, multiplied by the applicable fee. To the extent that a customer’s actual throughput volumes are above or below its MVC for the applicable contracted measurement period, certain of our gathering agreements contain provisions that allow the customer to use the excess volumes or the shortfall payment to credit against future excess volumes or future shortfall payments, which could have a material adverse effect on our results of operations, financial condition and cash flows.

We have not obtained independent evaluations of all of the reserves connected to our gathering systems; therefore, in the future, customer volumes on our systems could be less than we anticipate.

We do not routinely obtain or update independent evaluations of the reserves connected to our systems. Moreover, even if we did obtain independent evaluations of all of the reserves connected to our systems, such evaluations may prove to be incorrect. Crude oil and natural gas reserve engineering requires subjective estimates of underground accumulations of crude oil and natural gas and assumptions concerning future crude oil and natural gas prices, future production levels and operating and development costs.

Accordingly, we may not have accurate estimates of total reserves dedicated to our systems or the anticipated life of such reserves. If the total reserves or estimated life of the reserves connected to our gathering systems are less than we anticipate and we are unable to secure additional volumes, it could have a material adverse effect on our business, results of operations and financial condition.

Our industry is highly competitive, and increased competitive pressure could materially adversely affect our business and operating results.

We compete with other midstream companies in our areas of operations, some of which are large companies that have greater financial, managerial and other resources than we do. In addition, some of our competitors may have assets in closer proximity to natural gas and crude oil supplies and may have available idle capacity in existing assets that would not require new capital investments for use. Our competitors may expand or construct gathering systems that would create additional competition for the services we provide to our customers. Because our customers do not have leases that cover the entirety of our areas of mutual interest, non-customer producers that lease acreage within any of our areas of mutual interest may choose to use one of our competitors for their gathering and/or processing service needs.

In addition, our customers may develop their own gathering systems outside of our areas of mutual interest. Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenues and cash flows could be materially adversely affected by the activities of our competitors and our customers. All of these competitive pressures could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to renew or replace expiring contracts at favorable rates or on a long-term basis.

Our gathering, treating, transportation and processing contracts have terms of various durations. As these contracts expire, we may have to negotiate extensions or renewals with existing customers or enter into new contracts with other customers. We may be unable to obtain new contracts on favorable commercial terms, if at all. We also may be unable to maintain the economic structure of a particular contract with an existing customer or the overall mix of our contract portfolio. Moreover, we may be unable to obtain areas of mutual interest from new customers in the future, and we may be unable to renew existing areas of mutual interest with current customers as and when they expire. The extension or replacement of existing contracts depends on a number of factors beyond our control, including:

•        the level of existing and new competition to provide gathering and/or processing services in our areas of operation;

•        the macroeconomic factors affecting gathering, treating, transporting and processing economics for our current and potential customers;

•        the balance of supply and demand, on a short-term, seasonal and long-term basis, in our markets;

•        the extent to which the customers in our areas of operation are willing to contract on a long-term basis; and

•        the effects of federal, state or local regulations on the contracting practices of our customers.

To the extent we are unable to renew our existing contracts on terms that are favorable to us or successfully manage our overall contract mix over time, our revenues and cash flows could decline.

If third-party pipelines or other midstream facilities interconnected to our gathering systems become partially or fully unavailable, our revenues and cash flows could be materially adversely affected.

Our gathering systems connect to third-party pipelines and other midstream facilities, such as processing plants, rail terminals and produced water disposal facilities. The continuing operation of such third-party pipelines and other midstream facilities is not within our control. These pipelines and other midstream facilities may become unavailable due to issues including, but not limited to, testing, turnarounds, line repair, reduced operating pressure, lack of operating capacity, regulatory requirements, curtailments of receipt or deliveries due to insufficient capacity or because of damage from other hazards. In addition, we do not have interconnect agreements with all of these pipelines and other facilities and the agreements we do have may be terminated in certain circumstances and/or on short notice. If any of these pipelines or other midstream facilities become unavailable for any reason, or, if these third parties are otherwise unwilling to receive or transport the natural gas, crude oil and produced water that we gather and/or process, our revenues, cash flows and results of operations could be materially adversely affected.

Crude oil and natural gas production and gathering may be adversely affected by weather conditions and terrain, which in turn could negatively impact the operations of our gathering, treating, transportation and processing facilities and our construction of additional facilities.

Extended periods of below freezing weather and unseasonably wet weather conditions, especially in North Dakota, Colorado, Texas and West Virginia, can be severe and can adversely affect crude oil and natural gas operations due to the potential shut-in of producing wells or decreased drilling activities. These types of interruptions could result in a decrease in the volumes supplied to our gathering systems. Further, delays and shutdowns caused by severe weather may have a material negative impact on the continuous operations of our gathering, treating, transporting and processing systems, including interruptions in service. These types of interruptions could negatively impact our ability to meet our contractual obligations to our customers and thereby give rise to certain termination rights and/or the release of dedicated acreage. Any resulting terminations or releases could materially adversely affect our business and results of operations.

We also may be required to incur additional costs and expenses in connection with the design and installation of our facilities due to their locations and surrounding terrain. We may be required to install additional facilities, incur additional capital and operating expenditures, or experience interruptions in or impairments of our operations to the extent that the facilities are not designed or installed correctly. For example, certain of our pipeline facilities are located in locations with significant elevation changes, which may require specially designed facilities and special installation considerations. If such facilities are not designed or installed correctly, do not perform as intended, or fail, we may be required to incur significant expenditures to correct or repair the deficiencies, or may incur significant damages to or loss of facilities, and our operations may be interrupted as a result of deficiencies or failures. In addition, such deficiencies may cause damage to the surrounding environment, including slope failures, stream impacts and other natural resource damages, and we may as a result also be subject to increased operating expenses or environmental penalties and fines.

Interruptions in operations at any of our facilities may adversely affect our operations and cash flows available for distribution.

Our operations depend upon the infrastructure that we have developed and constructed. Any significant interruption at any of our gathering, treating, transporting or processing facilities, or in our ability to provide gathering, treating, transporting or processing services, could adversely affect our operations and cash flows available for distribution. Operations at our facilities could be partially or completely shut down, temporarily or permanently, as the result of circumstances not within our control, such as:

•        unscheduled turnarounds or catastrophic events at our physical plants or pipeline facilities;

•        restrictions imposed by governmental authorities or court proceedings;

•        labor difficulties that result in a work stoppage or slowdown;

•        a disruption in the supply of resources necessary to operate our midstream facilities;

•        damage to our facilities resulting from production volumes that do not comply with applicable specifications; and

•        inadequate transportation and/or market access to support production volumes, including lack of pipeline, rail terminals, produced water disposal facilities and/or third-party processing capacity.

Any significant interruption at any of our gathering, treating, transporting or processing facilities, or in our ability to provide gathering, treating, transporting or processing services, could adversely affect our operations.

Our business involves many hazards and operational risks, some of which may not be fully covered by insurance. If a significant incident or event occurs for which we are not adequately insured or if we fail to recover all anticipated insurance proceeds for significant incidents or events for which we are insured, our operations and financial results could be materially adversely affected.

Our operations are subject to all of the risks and hazards inherent in the operation of gathering, treating, transporting and processing systems, including:

•        damage to pipelines, processing plants, compression assets, related equipment and surrounding properties caused by tornadoes, floods, freezes, fires and other natural disasters and acts of terrorism;

•        inadvertent damage from construction, vehicles, farm and utility equipment;

•        leaks or losses resulting from the malfunction of equipment or facilities;

•        ruptures, fires and explosions; and

•        other hazards that could also result in personal injury and loss of life, pollution and suspension of operations.

These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage. The location of certain of our systems in or near populated areas, including residential areas, commercial business centers and industrial sites, could increase the damages resulting from such events.

These events may also result in the curtailment or suspension of our operations. A natural disaster or any event such as those described above affecting the areas in which we and our customers operate could have a material adverse effect on our operations. Accidents or other operating risks could further result in loss of service available to our customers. Such circumstances, including those arising from maintenance and repair activities, could result in service interruptions on portions or all of our gathering systems. Potential customer impacts arising from service interruptions on segments of our gathering systems could include limitations on our ability to satisfy customer requirements, obligations to temporarily waive MVCs during times of constrained capacity, temporary or permanent release of production dedications, and solicitation of existing customers by others for potential new projects that would compete directly with our existing services. Such circumstances could materially adversely impact our ability to meet contractual obligations and retain customers, with a resulting negative impact on our business and results of operations.

Although we have a range of insurance programs providing varying levels of protection for public liability, damage to property, loss of income and certain environmental hazards, we may not be insured against all causes of loss, claims or damage that may occur. If a significant incident or event occurs for which we are not fully insured, it could materially adversely affect our operations and financial condition. Furthermore, we may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of industry or market conditions, including any reluctance by insurance companies to insure oil and gas operations for political or other reasons, premiums and deductibles for certain of our insurance policies may substantially increase. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. Additionally, with regard to the assets we have acquired, we have limited indemnification rights to recover from the seller of the assets in the event of any potential environmental liabilities.

We may fail to successfully integrate gathering system acquisitions into our existing business in a timely manner, which could have a material adverse effect on our business, results of operations, and financial condition, or fail to realize all of the expected benefits of the acquisitions, which could negatively impact our future results of operations.

Integration of gathering system acquisitions, such as the 2022 DJ Acquisitions (as defined herein), can be a complex, time-consuming and costly process, particularly if the acquired assets significantly increase our size and/or (i) diversify the geographic areas in which we operate or (ii) the service offerings that we provide.

The failure to successfully integrate the acquired assets with our existing business in a timely manner may have a material adverse effect on our business, results of operations and financial condition. If any of the risks described above or in the immediately preceding risk factor or unanticipated liabilities or costs were to materialize with respect to future acquisitions or if the acquired assets were to perform at levels below the forecasts we used to evaluate them, then the anticipated benefits from the acquisition may not be fully realized, if at all, and our future results of operations and financial condition could be negatively impacted.

Our construction of new assets may not result in revenue increases and will be subject to regulatory, environmental, political, legal and economic risks, which could materially adversely affect our results of operations and financial condition.

The construction of new assets, including for example, the Double E Pipeline, which was placed into service in November 2021, involve numerous regulatory, environmental, political, legal and economic uncertainties that are beyond our control.

Such construction projects may also require the expenditure of significant amounts of capital and financing, traditional or otherwise, that may not be available on economically acceptable terms or at all. If we undertake these projects, our revenue may not increase immediately upon the expenditure of funds for a particular project and they may not be completed on schedule, at the budgeted cost, or at all.

Moreover, we could construct facilities to capture anticipated future production growth in a region where such growth does not materialize or only materializes over a period materially longer than expected. To the extent we rely on estimates of future production in our decision to construct additions to our systems, such estimates may prove to be inaccurate due to the numerous uncertainties inherent in estimating quantities of future production. As a result, new facilities may not attract enough throughput to achieve our expected investment return, which could materially adversely affect our results of operations and financial condition.

In addition, the construction of additions or modifications to our existing gathering, treating, transporting and processing assets and the construction of new midstream assets may require us to obtain federal, state and local regulatory environmental or other authorizations. The approval process for gathering, treating, transporting and processing activities has become increasingly challenging, due in part to state and local concerns related to unregulated exploration and production and gathering, treating, transporting and processing activities in new production areas. Such authorization may not be granted or, if granted, such authorization may include burdensome or expensive conditions. In addition, various officials and candidates at the federal, state and local levels have made climate-related pledges or proposed banning hydraulic fracturing altogether. As a result, we may be unable to obtain such authorizations and may, therefore, be unable to connect new volumes to our systems or capitalize on other attractive expansion opportunities. A future government shutdown could delay the receipt of any federal regulatory approvals. Additionally, it may become more expensive for us to obtain authorizations or to renew existing authorizations. If the cost of renewing or obtaining new authorizations increases materially, our cash flows could be materially adversely affected.

We do not own all of the land on which our pipelines and facilities are located, which could result in disruptions to our operations.

We do not own all of the land on which our pipelines and facilities have been constructed, and we are, therefore, subject to the possibility of more onerous terms and/or increased costs to retain necessary land use if we do not have valid rights-of-way or if such rights-of-way lapse or terminate or if our pipelines are not properly located within the boundaries of such rights-of-way. We obtain the rights to construct and operate our pipelines on land owned by third parties and governmental agencies either perpetually or for a specific period of time. If we were to be unsuccessful in renegotiating rights-of-way, we might have to relocate our facilities. Our loss of these rights, through our inability to renew right-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations and financial condition.

Our ability to operate our business effectively could be impaired if we fail to attract and retain key personnel, and a shortage of skilled labor in the midstream energy industry could reduce employee productivity and increase costs, which could have a material adverse effect on our business and results of operations.

Our ability to operate our business and implement our strategies depends on our continued ability to attract and retain highly skilled personnel with midstream energy industry experience and competition for these persons in the midstream energy industry is intense. Given our size, we may be at a disadvantage, relative to our larger competitors, in the competition for these personnel. We may not be able to continue to employ our senior executives and key personnel or attract and retain qualified personnel in the future, and our failure to retain or attract our senior executives and key personnel could have a material adverse effect on our ability to effectively operate our business.

Furthermore, as a result of labor shortages we have experienced difficulty in recruiting and hiring skilled labor throughout our organization. The operation of gathering, treating, transporting and processing systems requires skilled laborers in multiple disciplines such as equipment operators, mechanics and engineers, among others. If we continue to experience shortages of skilled labor in the future, our labor and overall productivity or costs could be materially adversely affected. If our labor prices increase or if we experience materially increased health and benefit costs with respect to our employees, our business and results of operations could be materially adversely affected.

A transition from hydrocarbon energy sources to alternative energy sources could lead to changes in demand, technology and public sentiment, which could have material adverse effects on our business and results of operations.

Increased public attention on climate change and corresponding changes in consumer, commercial and industrial preferences and behavior regarding energy use and generation may result in:

•        technological advances with respect to the generation, transmission, storage and consumption of energy (including advances in wind, solar and hydrogen power as well as battery technology);

•        increased availability of, and increased demand from consumers and industry for, energy sources other than crude oil and natural gas (including wind, solar, nuclear, and geothermal sources as well as electric vehicles); and

•        development of, and increased demand from consumers and industry for, lower-emission products and services (including electric vehicles and renewable residential and commercial power supplies) as well as more efficient products and services.

Such developments relating to a transition from oil and gas to alternative energy sources and a lower-carbon economy may reduce the demand for natural gas and crude oil and other products made from hydrocarbons. For example, in November 2023, the international community, including over 150 governments, gathered in Dubai at the

United Nations Climate Change Conference in the United Arab Emirates (“COP28”) and announced a new climate deal that calls on countries to ratchet up action on climate, and, on December 13, 2023, COP28 issued its first global stocktake, which calls on parties, including the U.S., to contribute to global efforts to transitioning away from fossil fuels, reduce methane emissions, and tripling of renewable energy capacity and doubling energy efficiency improvement by 2030, among other things, to achieve net zero by 2050. Any significant decrease in the demand for natural gas and crude oil resulting from such developments could reduce the volumes of natural gas and crude oil that we gather and process, which could adversely affect our business and operating results.

Furthermore, if any such developments reduce the desirability of participating in the midstream oil and gas industry, then such developments could also reduce the availability to us of necessary third-party services or facilities that we rely on, which could increase our operational costs and have an adverse effect on our business and results of operations.

Such developments and accompanying societal expectations on companies to address climate change, investor and societal expectations regarding voluntary environmental, social and governance (“ESG”) initiatives and disclosures could, among other things, increase costs related to compliance and stakeholder engagement, increase reputational risk and negatively impact our access to and cost of accessing capital. For example, some prominent investors have announced their intention to no longer invest in the oil and gas sector, citing climate change concerns. If other financial institutions and investors refuse to invest in or provide capital to the oil and gas sector in the future because of these reputational risks, that could result in capital being unavailable to us, or only at significantly increased cost. In addition, we have established a corporate strategy intended to meet ESG-related objectives, which currently includes certain ESG targets. However, we cannot guarantee that our strategy will meet our ESG-related objectives. Such initiatives are voluntary, not binding on our business or management and subject to change. We may determine in our discretion that it is not feasible or practical to implement or complete certain of our ESG-related initiatives, or to meet previously set goals and targets based on cost, timing or other considerations. If we do not adapt to or comply with investor or other stakeholder expectations and standards on ESG matters (or meet ESG-related goals and targets that we have set), as they continue to evolve, if we are perceived to have not responded appropriately or quickly enough to growing concern for ESG and sustainability issues, regardless of whether there is a regulatory or legal requirement to do so, or if estimates, assumptions, and/or third-party information we currently believe to be reasonable are subsequently considered erroneous or misinterpreted, we may suffer from reputational damage and our business, financial condition and/or stock price could be materially and adversely affected.

Furthermore, negative public perception regarding the oil and gas industry resulting from, among other things, concerns raised by advocacy groups about climate change, emissions, hydraulic fracturing, seismicity, or oil spills may lead to increased litigation risk and regulatory, legislative and judicial scrutiny, which may, in turn, lead to new state and federal safety and environmental laws, regulations, guidelines and enforcement interpretations. These actions may cause operational delays or restrictions, increased operating costs, additional regulatory burdens and increased risk of litigation. More broadly, the enactment of climate change-related policies and initiatives across the market at the corporate level and/or investor community level may in the future result in increases in our compliance costs and other operating costs and have other adverse effects (e.g., greater potential for governmental investigations or litigation, driving down demand for our products, or stimulating demand for alternative forms of energy that do not rely on combustion of fossil fuels).

Risks Related to Our Finances

Limited access to and/or availability of the commercial bank market or debt and equity capital markets could impair our ability to grow or cause us to be unable to meet future capital requirements.

To expand our asset base, whether through acquisitions or organic growth, we will need to make expansion capital expenditures. We also frequently consider and enter into discussions with third parties regarding potential acquisitions. In addition, the terms of certain of our gathering and processing agreements also require us to spend significant amounts of capital, over a short period of time, to construct and develop additional midstream assets to support our customers’ development projects. Depending on our customers’ future development plans, it is possible that the capital required to construct and develop such assets could exceed our ability to finance those expenditures using our cash reserves or available capacity under the ABL Facility or the Permian Transmission Credit Facilities (each as defined herein).

We plan to use cash from operations, incur borrowings and/or sell additional shares of capital stock or other securities to fund our future expansion capital expenditures. Our ability to obtain financing or to access the capital markets for future debt or equity offerings may be limited by (i) our financial condition at the time of any such financing or offering, (ii) covenants in our debt agreements, (iii) restrictions imposed by our Series A Preferred Stock, (iv) general economic conditions and contingencies, (v) increasing disfavor among many investors towards investments in fossil fuel companies and (vi) general weakness in the debt and equity capital markets and other uncertainties that are beyond our control, including political uncertainty in the U.S. (including the ongoing debates related to the U.S. federal government budget), volatility and disruption in global capital and credit markets (including those resulting from geopolitical events, such as the Russian invasion of Ukraine or the continued conflict in the Middle East), uncertainty regarding increases or decreases in interest rates resulting from changes in the federal funds rate range targeted by the Federal Reserve, pandemics, epidemics and other outbreaks, such as COVID-19, or other adverse developments that affect financial institutions. In addition, lenders are facing increasing pressure to curtail their lending activities to companies in the oil and natural gas industry. Furthermore, market demand for equity issued by master limited partnerships has been significantly lower in recent years than it has been historically, which may make it more challenging for us to finance our expansion capital expenditures and acquisition capital expenditures with the issuance of additional equity.

We have not made a distribution on our Common Units or Series A Preferred Units since we announced suspension of those distributions on May 3, 2020, and these suspensions of distributions may further reduce demand for our Common Units or Series A Preferred Units. Because our Series A Preferred Units rank senior to our Common Units with respect to distribution rights, any accrued amounts on our Series A Preferred Units or, upon consummation of the Corporate Reorganization, New Summit’s Series A Preferred Stock must first be paid prior to our resumption of distributions to holders of our Common Units or holders of New Summit’s Common Stock, as applicable. As of March 31, 2024, the amount of accrued and unpaid distributions on the Series A Preferred Units totaled $36.3 million. Further, absent a material change to our business, we do not expect to pay distributions on the Common Units or Series A Preferred Units or, upon consummation of the Corporate Reorganization, New Summit’s Common Stock or Series A Preferred Stock in the foreseeable future. Additionally, there are restrictions on our ability to pay distributions under our outstanding indebtedness that restrict our ability to pay cash distributions on any of our equity securities. As such, if we are unable to raise expansion capital, we may lose the opportunity to make acquisitions, pursue new organic development projects, or to gather, treat and process new production volumes from our customers with whom we have agreed to construct and develop midstream assets in the future. Even if we are successful in obtaining external funds for expansion capital expenditures through the capital markets, the terms thereof could limit our ability to pay distributions to our common equityholders.

We have a significant amount of indebtedness. Our leverage and debt service obligations may adversely affect our financial condition, results of operations and business prospects, and may limit our flexibility to obtain financing and to pursue other business opportunities.

As of March 31, 2024, we had $1.2 billion of indebtedness outstanding, and the unused portion of the ABL Facility totaled $383.7 million after giving effect to the issuance of $4.3 million in outstanding but undrawn irrevocable standby letters of credit and $12.0 million of commitment reserves. Our existing and future debt services obligations could have significant consequences, including among other things:

•        limiting our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes and/or obtaining such financing on favorable terms;

•        reducing our funds available for operations, future business opportunities and cash distributions by that portion of our cash flow required to make interest payments on our debt;

•        increasing our vulnerability to competitive pressures or a downturn in our business or the economy generally; and

•        limiting our flexibility in responding to changing business and economic conditions.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control, such as commodity prices and governmental regulation.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness or to refinance, which may not be successful.

Our ability to make scheduled payments on, or to refinance, our indebtedness obligations, including the ABL Facility and the Senior Notes (as defined herein), depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our operating cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to adopt alternative financing strategies, such as reducing or delaying investments and capital expenditures, selling assets, seeking additional capital or restructuring or refinancing our indebtedness, some or all of which may not be available to us on terms acceptable to us, if at all, or such alternative strategies may yield insufficient funds to make required payments on our indebtedness.

The 2025 Senior Notes will mature on April 15, 2025. The 2026 Unsecured Notes will mature on October 15, 2026. The 2026 Secured Notes will mature on October 15, 2026; provided that, if the outstanding amount of the 2025 Senior Notes (or any refinancing indebtedness in respect thereof that has a final maturity on or prior to the date that is 91 days after the Initial Maturity Date (as defined in the 2026 Secured Notes Indenture (as defined herein))) is greater than or equal to $50.0 million on January 14, 2025, which is 91 days prior to the scheduled maturity date of the 2025 Senior Notes, then the 2026 Secured Notes will mature on January 14, 2025. As of March 31, 2024, $49.8 million of the 2025 Senior Notes, $209.5 million of the 2026 Unsecured Notes and $785.0 million of the 2026 Secured Notes were outstanding. See “Summary — Recent Developments” for additional information regarding our 2026 Secured Notes and 2026 Unsecured Notes.

The ABL Facility will mature on May 1, 2026; provided that if the outstanding amount of the 2025 Senior Notes (or any permitted refinancing indebtedness in respect thereof that has a final maturity, scheduled amortization or any other scheduled repayment, mandatory prepayment, mandatory redemption or sinking fund obligation prior to the date that is 120 days after the Termination Date (as defined in the ABL Agreement)) on such date equals or exceeds $50.0 million, then the ABL Facility will mature on December 13, 2024. As of March 31, 2024, the outstanding balance of the 2025 Senior Notes was $49.8 million.

Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets, including the market for senior secured or unsecured notes, and our financial condition at the time. Any refinancing of our indebtedness could be at higher interest rates, may require the pledging of collateral and may require us to comply with more onerous covenants than we are currently subject to, which could further restrict our business operations. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. In the absence of sufficient cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

The indentures governing the Senior Notes and the ABL Facility place certain restrictions on our ability to dispose of assets and our use of the proceeds from such dispositions. We may not be able to consummate those dispositions on terms acceptable to us, if at all, and the proceeds of any such dispositions may not be adequate to meet any debt service obligations then due.

Further, if for any reason we are unable to meet our debt service and principal repayment obligations, or if we fail to comply with the financial covenants in the documents governing our debt, we would be in default under the terms of the agreements governing our debt, which would allow our creditors under those agreements to declare all outstanding indebtedness thereunder to be due and payable (which would in turn trigger cross-acceleration or cross-default rights among our other debt agreements), the lenders under the ABL Facility could terminate their commitments to extend credit, and the lenders could foreclose against our assets securing their borrowings and we could be forced into bankruptcy or liquidation. If the amounts outstanding under our debt agreements were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the amounts owed to our creditors.

Restrictions in the Permian Transmission Credit Facilities, the indentures governing the Senior Notes and the ABL Facility could materially adversely affect our business, financial condition, results of operations and ability to make cash distributions.

We are dependent upon the earnings and cash flows generated by our operations to meet our debt service obligations and to make cash distributions. The operating and financial restrictions and covenants in the Permian Transmission Credit Facilities, the indentures governing the Senior Notes, the ABL Facility and any future financing agreements could restrict our ability to finance future operations or capital needs or to expand or pursue our business activities. For example, the ABL Facility, the Permian Transmission Credit Facilities and the indentures governing the Senior Notes, taken together, restrict our ability to, among other things:

•        incur or guarantee certain additional debt;

•        make certain cash distributions on or redeem or repurchase certain equity securities;

•        make payments on certain other indebtedness;

•        make certain investments and acquisitions;

•        make certain capital expenditures;

•        incur certain liens or other encumbrances or permit them to exist;

•        enter into certain types of transactions with affiliates;

•        enter into sale and lease-back transactions and certain operating leases;

•        merge or consolidate with another company or otherwise engage in a change of control transaction; and

•        transfer, sell or otherwise dispose of certain assets.

The ABL Facility also contains covenants requiring Summit Midstream Holdings, LLC (“Summit Holdings”) to maintain certain financial ratios and meet certain tests. Summit Holdings’ ability to meet those financial ratios and tests can be affected by events beyond its control, and we cannot guarantee that Summit Holdings will meet those ratios and tests.

The provisions of the Permian Transmission Credit Facilities, the indentures governing the Senior Notes, and the ABL Facility may affect our ability to obtain future financing and pursue attractive business opportunities as well as affect our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of the Permian Transmission Credit Facilities, the indentures governing the Senior Notes, and the ABL Facility could result in a default or an event of default that could enable our lenders and/or senior noteholders to declare the outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If we were unable to repay the accelerated amounts, the lenders under the ABL Facility could proceed against the collateral granted to them to secure such debt. If the payment of the debt is accelerated, our assets may be insufficient to repay such debt in full, and our equityholders could experience a partial or total loss of their investment. The ABL Facility also has cross default provisions that apply to any other indebtedness we may have, and the indentures governing the Senior Notes have cross default provisions that apply to certain other indebtedness. Any of these restrictions in the ABL Facility, the Permian Transmission Credit Facilities and the indentures governing the Senior Notes could materially adversely affect our business, financial condition, cash flows and results of operations.

The interest rate on the 2026 Secured Notes will be increased if we fail to make certain offers to purchase 2026 Secured Notes.

Under the 2026 Secured Notes Indenture, we are required, starting in the first quarter of 2023 with respect to the fiscal year ended December 31, 2022, and continuing annually through the fiscal year ending December 31, 2025, subject to its ability to do so under the ABL Facility, to purchase an amount of 2026 Secured Notes equal to 100% of the Excess Cash Flow (as defined in the 2026 Secured Notes Indenture) minus certain agreed amounts, if any, generated in the prior year at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest. Excess Cash Flow is generally defined as consolidated cash flow minus the sum of capital expenditures and cash payments in respect of permitted investments and permitted restricted payments. Generally, if we do not offer to purchase designated annual amounts of its 2026 Secured Notes for the Excess Cash Flow periods ending 2022, 2023 or 2024, the interest rate on the 2026 Secured Notes is subject to certain rate escalations. Because we did not offer to purchase at least $50.0 million in aggregate principal amount of 2026 Secured Notes by April 1, 2023, the interest rate on the 2026 Secured Notes automatically increased by 50 basis points per annum to 9.50% effective April 1, 2024. Further, because we did not offer to purchase at least $100.0 million in aggregate principal amount of 2026 Secured Notes by April 1, 2024, the interest rate on the 2026 Secured Notes automatically increased by an additional 50 basis points per annum. If we have not offered to purchase at least $200.0 million in aggregate principal amount of 2026 Secured Notes by April 1, 2025, the interest rate on the 2026 Secured Notes shall automatically increase by 200 basis points per annum (minus any amount previously increased). An increase in the interest rates associated with our 2026 Secured Notes would adversely affect our results of operations and reduce cash flow available for other purposes, including making other required payments of our debt obligations or capital expenditures. In addition, an additional increase in interest rates on the 2026 Secured Notes could adversely affect our future ability to obtain financing on attractive terms or materially increase the cost of any additional financing.

Inflation could have adverse effects on our results of operation.

Although inflation in the United States had been relatively low for many years, there was a significant increase in inflation beginning in the second half of 2021 through 2023 due to a substantial increase in money supply, a stimulative fiscal policy, a significant rebound in consumer demand as COVID-19 restrictions were relaxed, the Russia-Ukraine war and worldwide supply chain disruptions resulting from the economic contraction caused by COVID-19 and lockdowns followed by a rapid recovery. Inflation rose from 5.4% in June 2021 to 7.0% in December 2021 to 8.2% in September 2022.

While inflation has declined since the second half of 2022, declining to 3.4% in December 2023, further increases in inflation in 2024 could increase our labor and other operating costs and the overall cost of capital projects we undertake. An increase in inflation rates could negatively affect our profitability and cash flows, due to higher wages, higher operating costs, higher financing costs, and/or higher supplier prices. We may be unable to pass along such higher costs to its customers. In addition, inflation may adversely affect customers’ financing costs, cash flows, and profitability, which could adversely impact their operations and our ability to offer credit and collect receivables.

An increase in interest rates will cause our debt service obligations to increase.

Since March 2022, the Federal Reserve has raised its target range for the federal funds rate multiple times to a current target range of 5.25% to 5.50%, and the timing of any potential further increases or decreases remains uncertain. Borrowings under the ABL Facility and the Permian Transmission Credit Facilities bear interest at rates equal to SOFR plus margin. The interest rates are subject to adjustment based on fluctuations in SOFR, as applicable. An increase in the interest rates associated with our floating rate debt would increase our debt service costs and affect our results of operations and cash flow available for payments of our debt obligations. In addition, an increase in interest rates could adversely affect our future ability to obtain financing or materially increase the cost of any additional financing.

A downgrade of our credit rating could impact our liquidity, access to capital and our costs of doing business, and independent third parties determine our credit ratings outside of our control.

Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services or Fitch Ratings, Inc. assign ratings to our senior unsecured credit from time to time. A downgrade of our credit rating could increase our future cost of borrowing and could require us to post collateral with third parties, including our hedging arrangements, which could negatively impact our available liquidity and increase our cost of debt. If a credit rating downgrade and the resultant cash collateral requirement were to occur at a time when we are experiencing significant working capital requirements or otherwise lacking liquidity, our results of operations, financial condition and cash flows could be adversely affected.

We have in the past and may in the future incur losses due to an impairment in the carrying value of our long-lived assets or equity method investments.

We recorded long-lived asset impairments of $0.5 million in 2023 and $91.6 million in 2022. When evidence exists that we will not be able to recover a long-lived asset’s carrying value through future cash flows, we write down the carrying value of the asset to its estimated fair value. We test long-lived assets for impairment when events or circumstances indicate that the carrying value of a long-lived asset may not be recoverable. With respect to property, plant and equipment and our amortizing intangible assets, the carrying value of a long-lived asset is not recoverable if the carrying value exceeds the sum of the undiscounted cash flows expected to result from the asset’s use and eventual disposal. In this situation, we recognize an impairment loss equal to the amount by which the carrying value exceeds the asset’s fair value. We determine fair value using either a market-based approach, an income-based approach in which we discount the asset’s expected future cash flows to reflect the risk associated with achieving the underlying cash flows, or a mixture of both market-and income-based approaches. We evaluate our equity method investments for impairment whenever events or circumstances indicate that a decline in fair value is other than temporary. Any impairment determinations involve significant assumptions and judgments. If actual results are not consistent with our assumptions and estimates, or our assumptions and estimates change due to new information, we may be exposed to impairment charges. Adverse changes in our business or the overall operating environment, such as lower commodity prices, may affect our estimate of future operating results, which could result in future impairment due to the potential impact on our operations and cash flows.

A portion of our revenues are directly exposed to changes in crude oil, natural gas and NGL prices, and our exposure may increase in the future.

During the year ended December 31, 2023, we derived 39% of our revenues from (i) the sale of physical natural gas and/or NGLs purchased under percentage-of-proceeds or other processing arrangements with certain of our customers in the Rockies and Piceance segments, (ii) the sale of natural gas we retain from certain Barnett customers, (iii) the sale of condensate we retain from our gathering services in the Rockies and Piceance segment and (iv) additional gathering fees that are tied to performance of certain commodity price indexes, which are then added to the fixed gathering rates. Consequently, our existing operations and cash flows have direct exposure to commodity price risk. Although we will seek to limit our commodity price exposure with new customers in the future, our efforts to obtain fee-based contractual terms may not be successful or the local market for our services may not support fee-based gathering and processing agreements. For example, we have percent-of-proceeds contracts with certain natural gas producer customers and we may, in the future, enter into additional percent-of-proceeds contracts with these customers or other customers or enter into keep-whole arrangements, which would increase our exposure to commodity price risk, as the revenues generated from those contracts directly correlate with the fluctuating price of the underlying commodities.

Furthermore, we may acquire or develop additional midstream assets in the future that have a greater exposure to fluctuations in commodity price risk than our current operations. Future exposure to the volatility of natural gas and crude oil prices could have a material adverse effect on our business, results of operations and financial condition. For example, for a small portion of the natural gas gathered on our systems, we purchase natural gas from producers prior to delivering the natural gas to pipelines where we typically resell the natural gas under arrangements including sales at index prices. Generally, the gross margins we realize under these arrangements decrease in periods of low natural gas prices. If we expand the implementation of such natural gas purchase and sale arrangements within our business, such fluctuations could materially affect our business.

Regulatory and Environmental Policy Risks

We settled a matter that was previously under investigation by federal and state regulatory agencies regarding a pipeline rupture and release of produced water by one of our subsidiaries. The resulting compliance requirements of the settlement may impact our results of operations or cash flows.

On August 4, 2021, we settled an incident involving a produced water disposal pipeline owned by our subsidiary Meadowlark Midstream Company, LLC (“Meadowlark Midstream”) that resulted in a discharge of materials into the environment, which was investigated by federal and state agencies. This settlement resulted in losses amounting to $36.3 million and will be paid over five (5) to six (6) years, of which we have paid principal amounts of $14.7 million as of March 31, 2024 and requires compliance with certain conditions and terms and conditions, which may impact our results of operations or cash flows.

We may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business. As a result, we may be required to expend significant funds for legal defense or to settle claims. Any such loss, if incurred, could be material.

Expenditures made by us for the payment of litigation related costs, including legal defense costs and settlement payments, if any, reduce our cash flows available for debt service and distributions. Any such expenditures, if incurred, could be material.

A change in laws and regulations applicable to our assets or services, or the interpretation or implementation of existing laws and regulations may cause our revenues to decline or our operation and maintenance expenses to increase.

Various aspects of our operations are subject to regulation by the various federal, state and local departments and agencies that have jurisdiction over participants in the energy industry. The regulation of our activities and the natural gas and crude oil industries frequently change as they are reviewed by legislators and regulators. For example, the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) has issued new proposed and final rules concerning pipeline safety in recent years. In November 2021, PHMSA issued a final rule that extended pipeline safety requirements to onshore gas gathering pipelines. The rule requires all onshore gas gathering pipeline operators to comply with PHMSA’s incident and annual reporting requirements. It also extends existing pipeline safety requirements to a new category of gas gathering pipelines, “Type C” lines, which generally include high-pressure pipelines that are larger than 8.625 inches in diameter. Safety requirements applicable to Type C lines vary based on pipeline diameter and potential failure consequences. The final rule became effective in May 2022 and operators were required to comply with the applicable safety requirements by November 2022. In addition, in August 2022, PHMSA issued a final rule that established new or additional requirements for natural gas transmission lines related to the management of change process, integrity management, corrosion control standards, and pipeline inspections and repairs. In May 2023, PHMSA published a Notice of Proposed Rulemaking for regulatory amendments to reduce methane emissions from new and existing gas transmission, distribution, and regulated gas gathering pipelines with strengthened leakage survey and patrolling requirements, performance standards for advanced leak detection programs, leak grading and repair criteria with mandatory repair timelines, requirements for mitigation of emissions from blowdowns, pressure relief device design, configuration, and maintenance requirements, clarified requirements for investigating failures, and expanded reporting requirements. To the extent these or other new proposed or final rules create additional requirements for our pipelines, they could have a material adverse effect on our operations, operating and maintenance expenses and revenues. For additional information on the potential risks associated with PHMSA requirements, see “— We may incur greater than anticipated costs and liabilities as a result of pipeline safety requirements.”

In addition, the adoption of proposals for more stringent legislation, regulation or taxation of drilling activity could directly curtail such activity or increase the cost of drilling, resulting in reduced levels of drilling activity and therefore reduced demand for our services. For example, Colorado Senate Bill 19-181, signed into law in April 2019, changed the mandate of the Colorado Energy and Carbon Management Commission (“ECMC,” formerly the Colorado Oil and Gas Conservation Commission) from fostering oil and gas development to regulating oil and gas development in a reasonable manner to protect public health and the environment. The law also allows local governments to impose more restrictive requirements on oil and gas operations than those issued by the state. As part of its implementation of this law, in November 2020 the ECMC adopted new regulations that increase oil and gas setbacks to a minimum of 2,000 feet from schools and childcare facilities, prohibit routine venting and flaring, increase wildlife protections, and alter certain aspects of the permitting process. These regulations and similar efforts in Colorado and elsewhere could restrict oil and gas development in the future. Regulatory agencies establish and, from time to time, change priorities, which may result in additional burdens on us, such as additional reporting requirements and more frequent audits of operations. Our operations and the markets in which we participate are affected by these laws, regulations and interpretations and may be affected by changes to them or their implementation, which may cause us to realize materially lower revenues or incur materially increased operation and maintenance costs or both.

Increased regulation of hydraulic fracturing could result in reductions or delays in customer production, which could materially adversely impact our revenues.

Hydraulic fracturing is an important and increasingly common practice that is used to stimulate production of natural gas and/or crude oil from dense subsurface rock formations and is primarily regulated by state agencies. However, Congress has in the past considered, and may in the future consider, legislation to regulate hydraulic fracturing by federal agencies. Many states have already adopted laws and/or regulations that require disclosure of the chemicals used in hydraulic fracturing. A number of states — such as Colorado, as discussed above — have adopted, and other states are considering adopting, legal requirements that could impose more stringent permitting, disclosure and well construction requirements on crude oil and/or natural gas drilling activities. For example, during the 2021-2022 election cycle, Colorado representatives proposed a ballot initiative to ban hydraulic fracturing on all non-federal land, but the proposed initiative failed to garner significant support. States also could elect to prohibit hydraulic fracturing altogether, as New York, Maryland, Oregon and Vermont have done. In addition, certain local governments have adopted, and additional local governments may adopt, ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. These initiatives and similar efforts in Colorado and elsewhere could restrict oil and gas development in the future.

The U.S. Environmental Protection Agency (“EPA”) has also moved forward with various regulatory actions, including announcing final new regulations under the New Source Performance Standard (“NSPS”) to expand and strengthen emissions reduction requirements under NSPS OOOOa for new, modified and reconstructed oil and natural gas sources, and require states to reduce methane emissions from existing sources nationwide. The Bureau of Land Management (“BLM”) has also asserted regulatory authority over aspects of the hydraulic fracturing process and issued a final rule in March 2015 that established more stringent standards for performing hydraulic fracturing on federal and Indian lands, including requirements relating to well construction and integrity, handling of wastewater and chemical disclosure. However, in December 2017, the BLM published a final rule rescinding the 2015 rule. The U.S. District Court for the Northern District of California upheld the December 2017 rescission rule in a March 2020 decision, and the State of California and environmental plaintiffs appealed. The parties remain in settlement discussion.

Further, several federal governmental agencies (including the EPA) have conducted reviews and studies on the environmental aspects of hydraulic fracturing in the past. The results of such reviews or studies could spur initiatives to further regulate hydraulic fracturing.

State and federal regulatory agencies have also focused on a possible connection between the hydraulic fracturing related activities and the increased occurrence of seismic activity. When caused by human activity, such events are called induced seismicity. Some state regulatory agencies, including those in Colorado and Texas, have modified their regulations or guidance to account for induced seismicity. These developments could result in additional regulation and restrictions on the use of injection disposal wells and hydraulic fracturing. Such regulations and restrictions could cause delays and impose additional costs and restrictions on our customers.

Additionally, certain of our customers produce oil and gas on federal lands. On January 20, 2021, the Acting Secretary for the Department of the Interior signed an order effectively suspending new fossil fuel leasing and permitting on federal lands for 60 days. Then on January 27, 2021, President Biden issued an executive order indefinitely suspending new oil and natural gas leases on public lands or in offshore waters pending completion of a comprehensive review and reconsideration of federal oil and gas permitting and leasing practices. Several states filed lawsuits challenging the suspension, and on June 15, 2021, a judge in the U.S. District Court for the Western District of Louisiana issued a nationwide temporary injunction blocking the suspension in July 2021. Although the injunction was subsequently overturned by the Court of Appeals for the Fifth Circuit, on remand the U.S. District Court issued a permanent injunction as requested by the plaintiff states in August 2022. The Department of the Interior has since resumed leasing. In July 2023, U.S. Department of Interior (“DOI”) proposed updates to its onshore oil and gas leasing regulations, which could further restrict oil and gas exploration and production on federal lands. DOI expects to issue a final rule in the spring of 2024. The Biden Administration continues to evaluate federal leasing and could impose additional restrictions in the future.

If new or more stringent federal, state or local legal restrictions relating to drilling activities or to the hydraulic fracturing process are adopted, this could result in a reduction in the supply of natural gas and/or crude oil that our customers produce, and could thereby adversely affect our revenues and results of operations. Compliance with such rules could also generally result in additional costs, including increased capital expenditures and operating costs, for our customers, which could ultimately decrease end-user demand for our services and could have a material adverse effect on our business.

We are subject to FERC jurisdiction, federal anti-market manipulation laws and regulations, potentially other federal regulatory requirements and state and local regulation and could be materially affected by changes in such laws and regulations, or in the way they are interpreted and enforced.

We believe that our natural gas pipeline facilities qualify as gathering facilities that are exempt from the jurisdiction of FERC under the Natural Gas Act (“NGA”) and the Natural Gas Policy Act of 1978 (“NGPA”). Interstate movements of crude oil on the Epping Pipeline in North Dakota are subject to FERC jurisdiction under the Interstate Commerce Act (“ICA”), and the rates, terms and conditions of service, and practices on the pipeline are subject to review and challenge before FERC.

Additionally, the Double E Pipeline, which provides interstate natural gas transmission service from southeastern New Mexico to the Waha hub in Texas, is subject to FERC jurisdiction under the NGA with respect to post-construction remediation activities, operations, and rates and terms and conditions of service. Pursuant to the NGA, Double E Pipeline’s existing interstate natural gas transportation rates and terms and conditions of service may be challenged by complaint and are subject to prospective change by FERC. Additionally, rate changes and changes to terms and conditions of service proposed by a regulated natural gas interstate pipeline may be protested and such changes can be delayed and may ultimately be rejected by FERC. FERC may also initiate reviews of an interstate pipeline’s rates. We cannot guarantee that any new or existing tariff rate for service on our FERC-regulated pipelines would not be rejected or modified by the FERC or subjected to refunds. Any successful challenge by a regulator or shipper in any of these matters could have a material adverse effect on our business, financial condition and results of operations.

We have certain long-term fixed priced natural gas and crude oil transportation contracts that cannot be adjusted even if our costs increase. As a result, our costs could exceed our revenues. In 2021, we entered into negotiated rate agreements with an average term of 10 years from the in-service date of the pipeline, which occurred on November 18, 2021 and with total maximum daily transportation quantities (“MDTQs”) that increases from 585,000 Dth/d during the first year of the agreement to 1,000,000 Dth/d in the fourth year, which equates to approximately 74% of its certificated capacity of 1,350,000 Dth/d; these contracts are not subject to adjustment, even if our cost to perform such services exceeds the revenues received from such contracts, and, as a result, our costs could exceed our revenues received under such contracts. It is possible that costs to perform services under our “negotiated or discount rate” contracts will exceed the negotiated or discounted rates. It is also possible with respect to discounted rates that if our filed “recourse rates” should ever be reduced below applicable discounted rates, we would only be allowed by FERC to charge the lower recourse rates, since FERC policy does not allow discount rates to be charged to the extent that they exceed applicable recourse rates. If these events were to occur, it could decrease the cash flow realized by our assets.

Under FERC policy, a regulated service provider and a customer may mutually agree to sign a contract for service at a “negotiated rate,” which is generally fixed between the natural gas pipeline and the shipper for the contract term and does not necessarily vary with changes in the level of cost-based “recourse rates,” provided that the affected customer is willing to agree to such rates and that the FERC has accepted the negotiated rate agreement. These “negotiated or discount rate” contracts are not generally subject to adjustment for increased costs, which could be caused by inflation or other factors relating to the specific facilities being used to perform the services. Any shortfall of revenue, representing the difference between “recourse rates” (if higher) and negotiated or discounted rates, under current FERC policy, may be recoverable from other shippers in certain circumstances. For example, the FERC may recognize this shortfall in the determination of prospective rates in a future rate case. However, if the FERC were to disallow the recovery of such costs from other customers, it could decrease the cash flow realized by our assets.

We are also generally subject to the anti-market manipulation provisions in the NGA, as amended by the Energy Policy Act of 2005, and to FERC’s regulations thereunder, and also must comply with the other applicable provisions of the NGA and NGPA and FERC’s rules, regulations, and orders concerning the Double E Pipeline’s interstate natural gas pipeline business, including those that require us to provide firm and interruptible transportation service on an open access basis that is not unduly discriminatory or preferential. Violations of the

NGA or NGPA, or the rules, regulations, and orders issued by FERC thereunder could result in the imposition of administrative and criminal remedies, including without limitation, revocation of certain authorities, disgorgement of ill-gotten gains, and civil penalties of up to approximately $1.5 million per day per violation of the NGA or its implementing regulations, subject to future adjustment for inflation. In addition, the Federal Trade Commission (“FTC”) holds statutory authority under the Energy Independence and Security Act of 2007 to prevent market manipulation in oil markets and has adopted broad rules and regulations prohibiting fraud and market manipulation. The FTC is also authorized to seek fines of up to approximately $1.5 million per violation, subject to future adjustment for inflation. The Commodity Futures Trading Commission (“CFTC”) is directed under the Commodity Exchange Act (“CEA”) to prevent price manipulation in the commodity, futures and swaps markets, including the energy markets. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and other authority, the CFTC has adopted additional anti-market manipulation regulations that prohibit fraud and price manipulation in the commodity, futures and swaps markets. The CFTC also has statutory authority to seek civil penalties of up to the greater of approximately $1.5 million per violation, subject to future adjustment for inflation, or triple the monetary gain to the violator for each violation of the anti-market manipulation provisions of the CEA.

The distinction between federally unregulated natural gas and crude oil pipelines and FERC-regulated natural gas and crude oil pipelines has been the subject of extensive litigation and is determined by FERC on a case-by-case basis. FERC has made no determinations as to the status of our facilities. Consequently, the classification and regulation of some of our pipelines could change based on future determinations by FERC, Congress or the courts. If our natural gas gathering operations or crude oil operations beyond the Epping Pipeline become subject to FERC jurisdiction under the NGA, the NGPA or the ICA, the result may materially adversely affect the rates we are able to charge and the services we currently provide and may include the potential for a termination of our gathering agreements with our customers. In addition, if any of our facilities were found to have provided services or otherwise operated in violation of the NGA, the NGPA or the ICA, this could result in the imposition of civil penalties as well as a requirement to disgorge charges collected for such services in excess of the rate established by FERC.

We are subject to state and local regulation regarding the construction and operation of our gathering, treating, transporting and processing systems, as well as state ratable take statutes and regulations. Regulation of the construction and operation of our facilities may affect our ability to expand our facilities or build new facilities and such regulation may cause us to incur additional operating costs or limit the quantities of natural gas and crude oil we may gather, treat and process. Ratable take statutes and regulations generally require gatherers to take natural gas and crude oil production that may be tendered for gathering without undue discrimination. These requirements restrict our right to decide whose production we gather, treat and process. Many states have adopted complaint-based regulation of gathering, treating, transporting and processing activities, which allows producers and shippers to file complaints with state regulators in an effort to resolve access issues, rate grievances and other matters. Other state and municipal regulations do not directly apply to our business but may nonetheless affect the availability of natural gas and crude oil for gathering, treating, transporting and processing, including state regulation of production rates, maximum daily production allowable from wells, and other activities related to drilling and operating wells. While our facilities currently are subject to limited state and local regulation, there is a risk that state or local laws will be changed or reinterpreted, which may materially affect our operations, operating costs and revenues.

We are subject to stringent environmental laws and regulations that may expose us to significant costs and liabilities.

Our gathering, treating, transporting and processing operations are subject to stringent and complex federal, state and local environmental laws and regulations, including laws and regulations regarding the discharge of materials into the environment or otherwise relating to environmental protection, including, for example, the Clean Air Act (“CAA”), the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act (the “CWA”), the Oil Pollution Control Act (the “OPA”), the Resource Conservation and Recovery Act (the “RCRA”), the Endangered Species Act (the “ESA”) and the Toxic Substances Control Act.

These laws and regulations may impose numerous obligations that are applicable to our operations, including the acquisition of permits to conduct regulated activities, the incurrence of capital or operating expenditures to limit or prevent releases of materials from our pipelines and facilities, and the imposition of substantial liabilities and remedial obligations for pollution resulting from our operations or at locations currently or previously owned or operated by us. Numerous governmental authorities, such as the EPA and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly corrective actions or costly pollution control measures. Failure to comply with these laws, regulations and requisite permits may result in the assessment of significant administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of injunctions limiting or preventing some or all of our operations. In addition, we may experience a delay in obtaining or be unable to obtain required permits or regulatory authorizations, which may cause us to lose potential and current customers, interrupt our operations and limit our growth and revenue.

There is a risk that we may incur significant environmental costs and liabilities in connection with our operations due to historical industry operations and waste disposal practices, our handling of hydrocarbons and other wastes and potential emissions and discharges related to our operations. Joint and several, strict liability may be incurred, without regard to fault, under certain of these environmental laws and regulations in connection with discharges or releases of hydrocarbon wastes on, under or from our properties and facilities, many of which have been used for midstream activities for a number of years, oftentimes by third parties not under our control. Private parties, including the owners of the properties through which our gathering systems pass, and on which certain of our facilities are located, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. For example, an accidental release from one of our pipelines could subject us to substantial liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury and property damage and fines or penalties for related violations of environmental laws or regulations. In addition, changes in environmental laws occur frequently, and any such changes that result in additional permitting obligations or more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our operations or financial position. We may not be able to recover all or any of these costs from insurance.

The Biden Administration is considering revisions to the leasing and permitting programs for oil and gas development on federal lands, which could materially adversely affect our industry and our financial condition and results of operations.

We may incur greater than anticipated costs and liabilities as a result of pipeline safety requirements.

The U.S. Department of Transportation (“DOT”), through PHMSA, has adopted and enforces safety standards and procedures applicable to our pipelines. In addition, many states, including the states in which we operate, have adopted regulations that are identical to or more restrictive than existing DOT regulations for intrastate pipelines. Among the regulations applicable to us, PHMSA requires pipeline operators to develop integrity management programs for certain pipelines located in high consequence areas, which include high population areas such as the Dallas-Fort Worth greater metropolitan area where our DFW Midstream Services LLC (“DFW Midstream”) system is located. While the majority of our pipelines have historically met the DOT definition of gathering lines and were thus exempt from PHMSA’s integrity management requirements, we also operate a limited number of pipelines that are subject to the integrity management requirements. The regulations require operators, including us, to:

•        perform ongoing assessments of pipeline integrity;

•        identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•        maintain processes for data collection, integration and analysis;

•        repair and remediate pipelines as necessary;

•        adopt and maintain procedures, standards and training programs for control room operations; and

•        implement preventive and mitigating actions.

For additional information on PHMSA regulations relating to pipeline safety, see “— A change in laws and regulations applicable to our assets or services, or the interpretation or implementation of existing laws and regulations may cause our revenues to decline or our operation and maintenance expenses to increase.”

Climate change legislation, regulatory initiatives and litigation could result in increased operating costs and reduced demand for the services we provide.

In recent years, the U.S. Congress has considered legislation to restrict or regulate emissions of greenhouse gasses (“GHGs”), such as carbon dioxide and methane that may be contributing to global warming and energy legislation and other initiatives are expected to be proposed that may be relevant to GHG emissions issues. For example, the Inflation Reduction Act, signed into law in August 2022, includes a Methane Emissions Reduction Program to incentivize methane emission reductions and impose a fee on GHG emissions from certain oil and gas facilities.

In addition, almost half of the states, either individually or through multi-state regional initiatives, have begun to address GHG emissions, primarily through the planned development of emission inventories or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances. In general, the number of allowances available for purchase is reduced each year until the overall GHG emission reduction goal is achieved. Depending on the scope of a particular program, we could be required to purchase and surrender allowances for GHG emissions resulting from our operations (e.g., at compressor stations). It is possible that certain components of our operations, such as our gas-fired compressors, could become subject to state-level GHG-related regulation. For example, in June 2022, as part of a Governor-directed statewide initiative to reduce GHG emissions by at least 45% by 2030, the New Mexico Environment Department (“NMED”) finalized new rules that would establish emissions standards for volatile organic compounds (“VOCs”) and nitrogen oxides for oil and gas production and processing sources located in certain areas of the state with high ozone concentrations. We cannot currently determine the effect of these proposed regulations and other regulatory initiatives to implement the Governor’s directive to reduce GHG emissions, that could, if implemented, impact the business, reputation, financial condition or results of our operations in New Mexico or that of our customers upstream of the Double E Pipeline. Similarly, in April 2021, the New Mexico Department of Energy, Minerals, and Natural Resources (“EMNRD”) finalized new rules concerning venting and flaring of natural gas. EMNRD’s final rule could impose new or increased costs and obligations on our customers upstream of the Double E Pipeline.

Independent of Congress, the EPA has adopted regulations under its existing CAA authority. In 2009, the EPA published its findings that emissions of GHGs present an endangerment to public health and the environment because emissions of such gases are contributing to warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA adopted regulations that, among other things, establish Prevention of Significant Deterioration (“PSD”) construction and Title V operating permit reviews for certain large stationary sources of GHG emissions.

Further, in December 2015, over 190 countries, including the United States, reached an agreement to reduce global GHG emissions. The agreement entered into force in November 2016 after over 70 countries, including the United States, ratified or otherwise consented to be bound by the agreement (the “Paris Agreement”). In November 2019, the United States submitted formal notification to the United Nations that it intended to withdraw from the Paris Agreement. However, on January 20, 2021, President Biden signed an “Acceptance on Behalf of the United States of America” that, reversed the prior withdrawal, and the United States officially rejoined the Paris Agreement on February 19, 2021. As part of rejoining the Paris Agreement, President Biden announced that the United States would commit to a 50 to 52 percent reduction from 2005 levels of GHG emissions by 2030 and set the goal of reaching net-zero GHG emissions by 2050. In September 2021, the U.S. and the European Union jointly announced the launch of the “Global Methane Pledge,” which aims to cut global methane pollution by at least 30% by 2030 relative to 2020 levels, including “all feasible reductions” in the energy sector. Since its formal launch at the 26th Conference of the Parties, over 150 countries have joined the pledge. In November 2021, the Biden Administration expanded on this commitment and announced “The Long-Term Strategy of the United States: Pathways to Net-Zero Greenhouse Gas Emissions by 2050,” establishing a roadmap to net zero emissions in the United States by 2050 through, among other things, improvements in energy efficiency; decarbonization of energy sources via electricity, hydrogen, and sustainable biofuels; and reductions in non-CO2 GHG emissions, such as methane and nitrous oxide. These initiatives followed a series of executive orders by President Biden designed to address climate change. On December 13, 2023, COP28 issued its first global stocktake, which calls on parties, including the U.S., to contribute to global efforts to transitioning away from fossil fuels, reduce methane emissions, and tripling of renewable energy capacity and doubling energy efficiency improvements by 2030, among other things, to achieve net zero by 2050. While the stocktake agreement is not legally binding and has no enforcement mechanism, the U.S. could pass further legislation based on the agreement. Reentry into the Paris Agreement, the related stocktake agreement, new legislation, or President Biden’s executive orders may result in the development of additional regulations or changes to existing regulations, which could have a material adverse effect on our business and that of our customers. In addition, in March 2024, the SEC issued rules regarding the enhancement and standardization of mandatory climate-related disclosures for investors. The rules will require registrants to provide certain climate-related information in their registration statements and annual reports, including governance, risk management, financial impacts and strategy related to material climate-related risks, certain climate-related financial disclosures (subject to de minimis thresholds) and, in some instances, Scopes 1 and 2 GHG emissions. The SEC voluntarily stayed the rules pending completion of judicial review and we cannot predict how the stay may ultimately impact the deadlines for compliance. However, we anticipate that the costs associated with preparation for implementation and compliance may be substantial. In addition, enhanced climate disclosure requirements could accelerate the trend of certain stakeholders and lenders restricting or seeking more stringent conditions with respect to their investments in certain carbon intensive sectors.

Although it is not possible at this time to accurately estimate how potential future laws or regulations addressing GHG emissions would impact our business, either directly or indirectly, any future federal or state laws or implementing regulations that may be adopted to address GHG emissions could require us to incur increased operating costs and could materially adversely affect demand for our services. The potential increase in the costs of our operations resulting from any legislation or regulation to restrict emissions of GHG could include new or increased costs to operate and maintain our facilities, install new emission controls on our facilities, acquire allowances to authorize our GHG emissions, pay any taxes related to our GHG emissions, adhere to alternative energy requirements and administer and manage a GHG emissions program. While we may be able to include some or all of such increased costs in the rates we charge, such recovery of costs is uncertain. Moreover, incentives to conserve energy or use alternative energy sources could reduce demand for our services. We cannot predict with any certainty at this time how these possibilities may affect our operations. Finally, most scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events. We cannot predict with any certainty at this time how these possibilities may affect our operations.

Statutory and regulatory requirements for swap transactions could have an adverse impact on our ability to hedge risks associated with our business and increase the working capital requirements to conduct these activities.

In the Dodd-Frank Act, Congress adopted comprehensive financial reform legislation that establishes federal oversight over and regulation of the over-the-counter derivatives market and entities, such as us, that participate in that market. Under this legislation, the CFTC and the SEC and other regulatory authorities have promulgated rules and regulations, including rules and regulations relating to the regulation of certain swaps market participants, such as swap dealers, the clearing of certain swaps through central counterparties, the execution of certain swaps on designated contract markets or swap execution facilities, mandatory margin requirements for uncleared swaps, and the reporting and recordkeeping of swaps. In light of the continuing adjustment of the regulations, we cannot predict the ultimate effect of the rules and regulations on our business. Any new regulations or modifications to existing regulations could increase the cost of derivative contracts, limit the availability of derivatives to protect against risks that we encounter, reduce our ability to monetize or restructure our existing derivative contracts, or increase our exposure to less creditworthy counterparties.

In October 2020, the CFTC adopted rules that place limits on positions in certain core futures and equivalent swaps contracts for or linked to certain physical commodities, subject to exceptions for certain bona fide hedging transactions. We do not expect these regulations to materially impede our hedging activity at this time, but a companion rule on aggregation among entities under common ownership or control may have an impact on our ability to hedge our exposure to certain enumerated commodities.

The CFTC has implemented final rules regarding mandatory clearing of certain classes of interest rate swaps and certain classes of index credit default swaps. Mandatory trading on designated contract markets or swap execution facilities of certain interest rate swaps and index credit default swaps also began in 2014. At this time, the CFTC has not proposed any rules designating other classes of swaps, including physical commodity swaps, for mandatory clearing. The CFTC and prudential banking regulators also adopted mandatory margin requirements on uncleared swaps between swap dealers and certain other counterparties. Although we may qualify for a commercial end-user exception from the mandatory clearing, trade execution and certain uncleared swaps margin requirements, mandatory clearing and trade execution requirements and uncleared swaps margin requirements applicable to other market participants, such as swap dealers, may affect the cost and availability of the swaps that we use for hedging.

Under the Dodd-Frank Act, the CFTC is also directed generally to prevent price manipulation and fraud in the following two markets: (i) physical commodities traded in interstate commerce, including physical energy and other commodities, and (ii) financial instruments, such as futures, options and swaps. The CFTC has adopted additional anti-market manipulation, anti-fraud and disruptive trading practices regulations that prohibit, among other things, fraud and price manipulation in the physical commodities, futures, options and swaps markets. Should we violate these laws and regulations, we could be subject to CFTC enforcement action, material penalties and sanctions.

We currently enter into forward contracts with third parties to buy power and sell natural gas in an attempt to mitigate our exposure to fluctuations in the price of natural gas with respect to those volumes. The CFTC has finalized an interpretation clarifying whether and when certain forwards with volumetric optionality are to be regulated as forwards or qualify as options on commodities and therefore swaps. The application of this interpretation to any particular situation may impact our ability to enter into certain forwards or may impose additional requirements with respect to certain transactions.

In addition to the Dodd-Frank Act, regulators within the European Union and other foreign regulators have adopted and implemented local reforms generally comparable with the reforms under the Dodd-Frank Act. Enforcement of these regulatory provisions may reduce our ability to hedge our market risks with non-U.S. counterparties or may make any transactions involving cross-border swaps more expensive and burdensome. Additionally, the lingering absence of regulatory equivalency across jurisdictions may increase compliance costs and make it more costly to satisfy regulatory obligations.

We may face opposition to the development, permitting, construction or operation of our pipelines and facilities from various groups.

We may face opposition to the development, permitting, construction or operation of our pipelines and facilities from environmental groups, landowners, local groups and other advocates. Such opposition could take many forms, including organized protests, attempts to block or sabotage our operations, intervention in regulatory or administrative proceedings involving our assets, or lawsuits or other actions designed to prevent, disrupt or delay the development or operation of our assets and business. For example, repairing our pipelines often involves securing consent from individual landowners to access their property; one or more landowners may resist our efforts to make needed repairs, which could lead to an interruption in the operation of the affected pipeline or other facility for a period of time that is significantly longer than would have otherwise been the case. In addition, acts of sabotage or eco-terrorism could cause significant damage or injury to people, property or the environment or lead to extended interruptions of our operations. Any such event that interrupts the revenues generated by our operations, or which causes us to make significant expenditures not covered by insurance, could have a material adverse effect on our business, financial condition and results of operations. Moreover, governmental authorities exercise considerable discretion in the timing and scope of permit issuance and the public may engage in the permitting process, including through intervention in the courts. Negative public perception could cause the permits we require to conduct our operations to be withheld, delayed or burdened by requirements that restrict our ability to profitably conduct our business.

For example, in an April 15, 2020 ruling, amended May 11, 2020, the U.S. District Court for the District of Montana issued an order invalidating the U.S. Army Corps of Engineers (“Corps”) 2017 reissuance of Nationwide Permit 12 (“NWP 12”), the general permit governing discharges of dredged or fill material associated with pipeline and other utility line construction projects, to the extent it was used to authorize construction of new oil and gas pipelines. Environmental groups had alleged that the Corps failed to consult with federal wildlife agencies as required by the ESA. However, in January 2021, the EPA and Corps reissued NWP 12 as a general permit specific to oil and gas pipelines, moving other utility line activities into separate general permits. The U.S. Court of Appeals for the Ninth Circuit subsequently held that the Corps’ January 2021 reissuance rendered the prior challenge moot. In May 2021, environmental groups once again filed suit in the U.S. District Court for the District of Montana, seeking vacatur of the reissued NWP 12. Environmental groups allege that the reissuance of NWP 12 violated the ESA, National Environmental Policy Act, and Clean Water Act, among other things. In September 2022, the U.S. District Court for Montana dismissed the ESA consultation challenges as moot and dismissed the remainder of the lawsuit without prejudice. The Corps has announced that it will be reviewing all the nationwide permits for consistency with Administration policies, which could result in additional limitations on the use of nationwide permits. Limitations on the use of NWP 12 may make it more difficult to permit our projects, require consideration of alternative construction or siting, which may impose additional costs and delays, and could cause us to lose potential and current customers and limit our growth and revenue.

In addition, on July 6, 2020, the U.S. District Court for the District of Columbia issued an order vacating a Corps Mineral Leasing Act easement for the Dakota Access Pipeline in a lawsuit filed by the Standing Rock Sioux Tribe and other Native American tribes. The court’s decision requires the pipeline to shut down operations by August 5, 2020 but was stayed by the U.S. Court of Appeals for the District of Columbia Circuit. On January 26, 2021, the U.S. Court of Appeals for the District of Columbia Circuit issued a decision affirming the district court’s holding that the easement should be vacated but reversing the requirement to shut down the pipeline. The Court of Appeals left it to the Corps to determine how to proceed after the loss of the easement, and while the Corps declined to shut down the pipeline, it did not formally approve the pipeline’s ongoing operation without an easement. Dakota Access filed for rehearing en banc on April 12, 2021, which the Court of Appeals denied. On September 20, 2021, Dakota Access filed a petition with the U.S. Supreme Court to hear the case. Oppositions were filed by the Solicitor General and plaintiffs, and Dakota Access has filed its reply.

The Dakota Access Pipeline continues to operate pending the Corps’ ongoing development of a court-ordered environmental impact statement for the project. On June 22, 2021, the District Court terminated the consolidated lawsuits and dismissed all remaining outstanding counts without prejudice. On January 20, 2022, the Standing Rock Sioux Tribe withdrew as a cooperating agency on the draft Environmental Impact Statement (“EIS”), prompting the Corps to temporarily pause on the draft EIS. The Corps published the draft EIS on September 8, 2023 and tribal and public meetings were held in November and December of 2023. If the Dakota Access Pipeline is forced to shut down, this could have a material adverse effect on our business, financial condition and results of operations associated with the Polar and Divide system, which interconnects with the Dakota Access Pipeline.

Recently, activists concerned about the potential effects of climate change have directed their attention towards sources of funding for fossil-fuel energy companies, which has resulted in an increasing number of financial institutions, funds, individual investors and other sources of capital restricting or eliminating their investment in fossil fuel-related activities. In addition, financial institutions have begun to screen companies such as ours for sustainability performance, including practices related to GHGs and climate change, before providing loans or investing in our equity securities. There is also a risk that financial institutions may adopt policies that have the effect of reducing the funding provided to the fossil fuel sector, such as the adoption of net zero financed emissions targets. Such policies may be hastened by actions under the Biden Administration, including the implementation by the Federal Reserve of any recommendations made by the Network for Greening the Financial System, a consortium of financial regulators focused on addressing climate-related risks in the financial sector. Ultimately, this could make it more difficult to secure funding for exploration and production activities or energy infrastructure related projects or adversely impact our cost of capital, and consequently could both indirectly affect demand for our services and directly affect our ability to fund construction or other capital projects. Any efforts to improve our sustainability practices in response to these pressures may increase our costs, and we may be forced to implement technologies that are not economically viable in order to improve our sustainability performance and to meet the specific requirements to maintain access to capital or perform services for certain customers.

Our business is subject to complex and evolving U.S. and international laws and regulations regarding privacy and data protection (“data protection laws”). Many of these data protection laws are subject to change and uncertain interpretation, and could result in claims, increased cost of operations or otherwise harm our business.

Along with our own data and information that we collect and retain in the normal course of our business, we and our business partners collect and retain significant volumes of certain types of data, some of which are subject to data protection laws. The collection, use, and transfer of this data, both domestically and internationally, is becoming increasingly complex. The regulatory environment surrounding the collection, use, transfer and protection of such data is constantly evolving and can be subject to significant change. New data protection laws at the federal, state, international, national, provincial and local levels, including recent Colorado, Connecticut, Virginia and Utah legislation, the European Union General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act, as amended by the California Privacy Rights Act (“CCPA”), pose increasingly complex compliance challenges and potentially elevate our costs.

Complying with these jurisdictional requirements could increase the costs and complexity of compliance, and violations of applicable data protection laws can result in significant penalties. For example, the GDPR applies to activities regarding personal data that may be conducted by us, directly or indirectly through business partners. Failure to comply could result in significant penalties of up to a maximum of 4% of our global turnover that may materially adversely affect our business, reputation, results of operations, and cash flows. Similarly, the CCPA, which came into effect on January 1, 2020, imposes specific obligations on businesses that collect personal data from California residents and provides California residents specific rights in relation to their personal data that we or our business partners collect and use. As interpretation and enforcement of the CCPA evolves, it creates a range of new compliance obligations, which could cause us to change our business practices, and carries the possibility for significant financial penalties for noncompliance that may materially adversely affect our business, reputation, results of operations, and cash flows.

As noted above, we are also subject to the possibility of information security breaches, which themselves may result in a violation of these data protection laws. Additionally, if we acquire a company that has violated or is not in compliance with applicable data protection laws, we may incur significant liabilities and penalties as a result.

Risks Related to Terrorism and Cyberterrorism

Terrorist attacks and threats, escalation of military activity in response to these attacks, or acts of war could have a material adverse effect on our business, financial condition or results of operations.

Terrorist attacks and threats, escalation of military activity, or acts of war may have significant effects on general economic conditions, fluctuations in consumer confidence and spending and market liquidity, each of which could materially and adversely affect our business. Future terrorist attacks, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions may significantly affect our operations and those of our customers. Strategic targets, such as energy-related assets, may be at greater risk of future attacks than other targets in the United States. Disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition and results of operations. Our insurance may not protect us against such occurrences.

Our operations depend on the use of information technology (“IT”) and operational technology (“OT”) systems that could be the target of a cyberattack.

The oil and gas industry has become increasingly dependent on digital technologies to conduct day-to-day operations, including certain midstream activities. For example, software programs are used to manage gathering and transportation systems and for compliance reporting. The use of remote communication devices has increased rapidly. Industrial control systems now control large scale processes that can include multiple sites and long distances, such as oil and gas pipelines.

Our operations depend on the use of sophisticated IT and OT systems. These systems, as well as those of our customers, business partners and counterparties, may become the target of cyber-attacks or information security breaches. Additionally, increased remote access to information systems by employees and contractors can increase exposure to potential cybersecurity incidents.

Any such cyber-attacks or information security breaches could have a material adverse effect on our revenues and increase our operating and capital costs and could reduce the amount of cash otherwise available for distribution. A cyber-incident involving our IT or OT systems, or that of our customers, business partners or counterparties, could disrupt our business plans and negatively impact our operations in the following ways, among others:

•        a cyber-attack on a vendor or service provider could result in supply chain disruptions, which could delay or halt development of additional infrastructure, effectively delaying the start of cash flows from the project;

•        a cyber-attack on downstream pipelines could prevent us from delivering product at the tailgate of our facilities, resulting in a loss of revenues;

•        a cyber-attack on a communications network or power grid could cause operational disruption, resulting in loss of revenues;

•        a deliberate corruption of our financial or operational data could result in events of non-compliance, which could lead to regulatory fines or penalties; and

•        business interruptions could result in expensive remediation efforts, distraction of management, damage to our reputation or a negative impact on the price of our Common Stock or Series A Preferred Stock.

Cyber-incidents and related business interruptions could result in expensive remediation efforts, distraction of management, damage to our reputation or a negative impact on the price of our Common Stock or Series A Preferred Stock. In addition, certain cyberattacks and related incidents, such as reconnaissance or surveillance by threat actors, may remain undetected for an extended period notwithstanding our monitoring and detection efforts. As a result, we may be required to incur additional costs to modify or enhance our IT or OT systems to prevent or remediate any such attacks. Finally, laws and regulations governing cybersecurity pose increasingly complex compliance challenges, and failure to comply with these laws could result in penalties and legal liability.

Risks Related to the Common Stock and Series A Preferred Stock

The price of the Common Stock or Series A Preferred Stock may experience volatility.

Following the consummation of the Corporate Reorganization, the price of the Common Stock or the Series A Preferred Stock may be volatile. In addition to the risk factors described above, some of the factors that could affect the price of the Common Stock are quarterly increases or decreases in revenue or earnings, changes in revenue or earnings estimates by the investment community, sales of the Common Stock by significant stockholders, a turnover of the investor base as a result of the Corporate Reorganization, short-selling of the Common Stock or Series A Preferred Stock by investors, issuance of a significant number of shares for equity-based compensation or to raise additional capital to fund New Summit’s operations, changes in market valuations of similar companies and speculation in the press or investment community about New Summit’s financial condition or results of operations, as well as any doubt about its ability to continue as a going concern. General market conditions and U.S. or international economic factors and political events unrelated to the performance of New Summit may also affect its stock price. For these reasons, investors should not rely on recent trends in the price of the Common Units or Series A Preferred Units to predict the future price of the Common Stock or Series A Preferred Stock or New Summit’s future financial results.

The Proposed Governing Documents that will be in effect upon consummation of the Corporate Reorganization contain provisions that may make it more difficult for a third party to acquire control of it, even if a change in control would result in the purchase of your shares of Common Stock or Series A Preferred Stock at a premium to the market price or would otherwise be beneficial to you.

There are provisions in the Proposed Governing Documents that will be in effect upon consummation of the Corporate Reorganization that may make it more difficult for a third party to acquire control of New Summit, even if a change in control would result in the purchase of your shares of Common Stock or Series A Preferred Stock at a premium to the market price or would otherwise be beneficial to you. For example, the New Summit Charter authorizes the New Summit Board to issue preferred stock, $0.01 par value per share (“Preferred Stock”), and common stock, $0.01 par value per share (“Blank Check Common Stock”), without stockholder approval. If the New Summit Board elects to issue Preferred Stock or Blank Check Common Stock, it could be more difficult for a third party to acquire New Summit.

In addition, provisions of the Proposed Governing Documents that will be in effect upon consummation of the Corporate Reorganization, including a classified board of directors and limitations on stockholder actions by written consent and on stockholder proposals and director nominations at meetings of stockholders, could make it more difficult for a third party to acquire control of New Summit. Certain provisions of the DGCL may also discourage takeover attempts that have not been approved by the New Summit Board.

New Summit does not expect to pay dividends on its Common Stock for the foreseeable future.

New Summit does not expect to pay dividends for the foreseeable future. In addition, the ABL Facility may limit New Summit’s subsidiaries subject thereto from distributing cash to New Summit, without the prior consent of the lenders under the ABL Facility, thereby limiting New Summit’s ability to pay dividends to equity holders, other than dividends payable solely in additional equity interests in New Summit. Further, upon the consummation of the Corporate Reorganization, the Series A Preferred Units will be converted into the right to receive shares of Series A Preferred Stock, and any rights to accumulated and unpaid distributions on such Series A Preferred Units will be discharged and the liquidation preference of such Series A Preferred Stock will be initially equal to $1,000 and the Certificate of Designation will deem all accumulated and unpaid distributions on the Series A Preferred Units to be Series A Unpaid Cash Dividends (as defined in the Certificate of Designation) per share of Series A Preferred Stock. Accordingly, neither New Summit nor the Partnership will make any distributions at the Effective Time on account of any accrued but unpaid distributions on the Series A Preferred Units that have accrued through the date of the Corporate Reorganization.

The value of the shares you receive in connection with the Corporate Reorganization may be diluted by future equity issuances, and shares eligible for future sale may have adverse effects on New Summit’s share price.

We cannot predict the effect of future sales of shares or the availability of shares for future sales, on the market price of or the liquidity of the market for the shares. Sales of substantial amounts of shares, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares. Such sales, or the possibility of such sales, could also make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

New Summit’s authorized capital stock will consist of 42,000,000 shares of Common Stock, 500,000 shares of Preferred Stock and 30,000,000 shares of Blank Check Common Stock, a significant portion of which will be unissued immediately following the Corporate Reorganization. New Summit may need to raise a significant amount of capital to fund its operations and pay down outstanding indebtedness, including borrowings on the ABL Facility and the Permian Transmission Credit Facilities and the Senior Notes, and may raise such capital through the issuance of newly issued Common Stock, Preferred Stock or Blank Check Common Stock. Such issuance and sale of equity could be dilutive to the interests of existing stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond the control of the Partnership and New Summit, which may include statements about:

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the risk that the failure to consummate the Corporate Reorganization will disrupt ongoing or future strategic alternatives, including a Potential Transaction;

•        the outcome of any legal proceedings that may be instituted against the Partnership or New Summit and others relating to the Merger Agreement;

•        the effect of the announcement of the Corporate Reorganization on the Partnership’s customer relationships, operating results and business generally;

•        the risks that the proposed Corporate Reorganization disrupts current plans and operations;

•        the amount of the costs, fees, expenses and charges related to the Corporate Reorganization;

•        the failure to obtain the unitholder approval and to satisfy the other conditions to the consummation of the Corporate Reorganization;

•        the failure to realize a lower long-term cost of capital and other anticipated benefits of the proposed Corporate Reorganization;

•        the Partnership and New Summit’s ability to access the debt and equity markets, which will depend on general market conditions and the credit ratings for debt obligations;

•        fluctuations in natural gas, NGLs and crude oil prices, including as a result of political or economic measures taken by various countries or the Organization of the Petroleum Exporting Countries (“OPEC”);

•        the extent and success of the Partnership’s and New Summit’s customers’ drilling and completion efforts, as well as the quantity of natural gas, crude oil, freshwater deliveries, and produced water volumes produced within proximity of the Partnership’s and New Summit’s assets;

•        failure or delays by the Partnership’s and New Summit’s customers in achieving expected production in their natural gas, crude oil and produced water projects;

•        competitive conditions in the Partnership’s and New Summit’s industry and their impact on the Partnership’s and New Summit’s ability to connect hydrocarbon supplies to the Partnership’s and New Summit’s gathering and processing assets or systems;

•        actions or inactions taken or nonperformance by third parties, including suppliers, contractors, operators, processors, transporters and customers, including the inability or failure of the Partnership’s and New Summit’s shipper customers to meet their financial obligations under the Partnership’s and New Summit’s gathering agreements and the Partnership’s and New Summit’s ability to enforce the terms and conditions of certain of the Partnership’s and New Summit’s gathering agreements in the event of a bankruptcy of one or more of the Partnership’s and New Summit’s customers;

•        the Partnership’s and New Summit’s ability to divest of certain of the Partnership’s and New Summit’s assets to third parties on attractive terms, which is subject to a number of factors, including prevailing conditions and outlook in the natural gas, NGL and crude oil industries and markets;

•        the ability to attract and retain key management personnel;

•        commercial bank and capital market conditions and the potential impact of changes or disruptions in the credit and/or capital markets;

•        changes in the availability and cost of capital and the results of the Partnership’s and New Summit’s financing efforts, including availability of funds in the credit and/or capital markets;

•        restrictions placed on the Partnership and New Summit by the agreements governing the Partnership’s and New Summit’s debt and preferred equity instruments;

•        the availability, terms and cost of downstream transportation and processing services;

•        natural disasters, accidents, weather-related delays, casualty losses and other matters beyond the Partnership’s and New Summit’s control;

•        the current and potential future impact of the COVID-19 pandemic or other pandemics on the Partnership’s and New Summit’s business, results of operations, financial position or cash flows;

•        operational risks and hazards inherent in the gathering, compression, treating and/or processing of natural gas, crude oil and produced water;

•        the Partnership’s and New Summit’s ability to comply with the terms of the agreements comprising the Global Settlement (as defined herein);

•        weather conditions and terrain in certain areas in which the Partnership and New Summit operate;

•        physical and financial risks associated with climate change;

•        any other issues that can result in deficiencies in the design, installation or operation of the Partnership’s and New Summit’s gathering, compression, treating, processing and freshwater facilities;

•        timely receipt of necessary government approvals and permits, the Partnership’s and New Summit’s ability to control the costs of construction, including costs of materials, labor and rights-of-way and other factors that may impact the Partnership’s and New Summit’s ability to complete projects within budget and on schedule;

•        the Partnership’s and New Summit’s ability to finance the Partnership’s and New Summit’s obligations related to capital expenditures, including through opportunistic asset divestitures or joint ventures and the impact any such divestitures or joint ventures could have on the Partnership’s and New Summit’s results;

•        the effects of existing and future laws and governmental regulations, including environmental, safety and climate change requirements and federal, state and local restrictions or requirements applicable to oil and/or gas drilling, production or transportation;

•        the effects of litigation;

•        interest rates;

•        changes in general economic conditions; and

•        other factors and uncertainties discussed in this proxy statement/prospectus and the Partnership’s filings with the SEC, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2023 and the Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

All of these types of statements, other than statements of historical fact included in this document, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this document are largely based on the Partnership’s expectations, which reflect estimates and assumptions made by the Partnership’s management. These estimates and assumptions reflect the Partnership’s best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond the Partnership’s control. In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this document are not guarantees of future performance, and the Partnership’s expectations may not be realized or the forward-looking events and circumstances may not occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in “Risk Factors.” The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to unduly rely on them.

INFORMATION ABOUT THE PARTIES

Summit Midstream Corporation

Summit Midstream Corporation, or New Summit, is a Delaware corporation incorporated on May 14, 2024 for the purpose of effecting the Corporate Reorganization. New Summit has not conducted any business operations other than incidental to its formation and in connection with the transactions contemplated by the Corporate Reorganization. Following the Corporate Reorganization, New Summit will own the Partnership as a direct wholly-owned subsidiary and will have no significant assets other than the stock or other voting securities of its subsidiaries. New Summit’s principal executive offices are located at 910 Louisiana Street, Suite 4200, Houston, Texas 77002, and its telephone number is (832) 413-4770.

Summit Midstream Partners, LP

Summit Midstream Partners, LP, or the Partnership, is a Delaware master limited partnership headquartered in Houston, Texas, focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States.

The Partnership provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in four unconventional resource basins: (i) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (ii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. The Partnership has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas.

The Partnership’s principal executive offices are located at 910 Louisiana Street, Suite 4200, Houston, Texas 77002, and its telephone number is (832) 413-4770.

Summit Midstream GP, LLC

Summit Midstream GP, LLC, or the General Partner, is a Delaware limited liability company and the general partner of the Partnership. The General Partner is responsible for conducting the business and managing the operations of the Partnership. The General Partner’s principal executive offices are located at 910 Louisiana Street, Suite 4200, Houston, Texas 77002, and its telephone number is (832) 413-4770.

Summit SMC NewCo, LLC

Summit SMC NewCo, LLC, or Merger Sub, is a Delaware limited liability company formed on May 14, 2024 for the purpose of effecting the Corporate Reorganization. Merger Sub has not conducted any business operations other than incidental to its formation and in connection with the transactions contemplated by the Corporate Reorganization. Following the Corporate Reorganization, Merger Sub will merge with and into the Partnership, with the Partnership surviving the Merger. Merger Sub’s principal executive offices are located at 910 Louisiana Street, Suite 4200, Houston, Texas 77002, and its telephone number is (832) 413-4770.

THE SPECIAL MEETING

Time, Place and Date

The Special Meeting will be held on July 18, 2024 at 2:00 p.m., Central time. The Special Meeting will be held virtually via live webcast at https://web.lumiconnect.com/217371229 (password: summit2024). You will not be able to attend the Special Meeting in person.

Proposal 1
Approval of the Merger Proposal

As discussed elsewhere in this proxy statement/prospectus, the holders of Common Units are being asked at the Special Meeting to approve the Merger Agreement, pursuant to which Merger Sub will merge with and into the Partnership, with the Partnership continuing as the surviving entity and a wholly-owned subsidiary of New Summit. Unitholders should carefully read this proxy statement/prospectus, including the Annexes, in its entirety for more detailed information concerning the Merger Agreement and the Corporate Reorganization. A vote to approve the Merger Agreement is effectively a vote in favor of the Corporate Reorganization which will result in a conversion from a master limited partnership to a C corporation. In particular, unitholders are directed to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

The GP Board unanimously recommends that the holders of Common Units vote FOR approval of the Merger Proposal.

Proposal 2
Approval of the Advisory Governing Documents Proposals

As required by SEC guidance to give unitholders the opportunity to present their separate views on important corporate governance provisions, we are requesting that the holders of Common Units vote upon, on an advisory, non-binding basis, the Advisory Governing Documents Proposals, which are separately being presented in accordance with SEC guidance and which will be voted upon on an advisory, non-binding basis. This separate vote is not otherwise required by Delaware law separate and apart from the approval of the Merger Proposal. The unitholder vote regarding each of the Advisory Governing Documents Proposals is an advisory vote and is not binding on the Partnership, the General Partner and New Summit (separate and apart from the approval of the Merger Proposal). Furthermore, the Merger is not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from approval of the Merger Proposal), but the Advisory Governing Documents Proposals are conditioned upon the approval of the Merger Proposal. Accordingly, regardless of the outcome of the advisory, non-binding vote on the Advisory Governing Documents Proposals, the Partnership intends that the Proposed Governing Documents will take effect immediately prior to the Effective Time (assuming approval of the Merger Proposal).

The following sub-proposals are being presented separately for approval, on an advisory, non-binding basis:

Proposal 2(A):    A proposal to require that any action required or permitted to be taken by the stockholders of New Summit must be taken at a duly called annual or special meeting of stockholders of New Summit and may not be taken by any consent in writing by such stockholders.

Proposal 2(B):    A proposal to provide that special meetings of stockholders of New Summit may be called only by or at the direction of the New Summit Board, the Chairman thereof or the Chief Executive Officer.

Proposal 2(C):    A proposal to provide that the New Summit Board may, without stockholder approval, authorize the issuance of Preferred Stock from time to time in one or more series, and with respect to each series of Preferred Stock, fix and state by resolution the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to each series of Preferred Stock;

Proposal 2(D):    A proposal to provide that the New Summit Board may, without stockholder approval, authorize the issuance of Blank Check Common Stock from time to time in one or more series, and with respect to each series of Blank Check Common Stock, fix and state by resolution the designation and the powers, privileges, rights, qualifications, limitations and restrictions relating to each series of Blank Check Common Stock;

Proposal 2(E):    A proposal to adopt the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks requisite subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom as the exclusive forum for certain stockholder litigation and the federal district courts of the United States of America as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act against New Summit or any director, officer, employee or agent of New Summit, unless New Summit consents in writing to the selection of an alternative forum.

Reference is made to the Proposed Governing Documents, forms of which are included as exhibits to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a complete description of their terms. For additional information, see “Comparison of the Rights of Stockholders and Unitholders.”

The holders of Common Units may also be asked to consider other matters as may properly come before the Special Meeting. At this time, the Partnership, the General Partner and New Summit know of no other matters that will be presented for the consideration of the holders of Common Units at the Special Meeting.

Quorum

A majority of the outstanding Common Units as of the Record Date represented virtually at the Special Meeting or by proxy (by submitting a properly executed proxy card or properly submitting a proxy by Internet) will constitute a quorum and will permit the Partnership to conduct the proposed business at the Special Meeting. Proxies received but marked as abstentions and broker non-votes (if any) will be counted as Common Units that are present and entitled to vote for purposes of determining the presence of a quorum.

Record Date

The Record Date for the Special Meeting is the close of business on June 7, 2024. Unitholders may vote at the Special Meeting if they owned Common Units at the close of business on the Record Date. Unitholders may cast one vote for each Common Unit owned on the Record Date.

Votes Required

Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding Common Units. Each of the Advisory Governing Documents Proposals, each of which is an advisory, non-binding vote, requires the affirmative vote of holders of a majority of the votes cast (not including abstentions and broker non-votes) by holders of the Common Units present (virtually at the Special Meeting or by proxy) and entitled to vote at the Special Meeting. Abstentions and broker non-votes (if any) will have the effect of a vote AGAINST the Merger Proposal and will not be taken into account in determining the outcome of the Advisory Governing Documents Proposals.

The shares of Series A Preferred Stock that holders of Series A Preferred Units will receive upon consummation of the Corporate Reorganization have substantially similar rights, preferences and privileges as the Series A Preferred Units. The holders of Series A Preferred Units are not being asked to approve the Merger Agreement or any of the other Proposals being presented to holders of Common Units, as contemplated by the Partnership Agreement.

The votes on each Proposal are separate and apart from the votes on the other Proposals. Accordingly, holders of Common Units may vote to approve certain of the Proposals and vote not to approve other Proposals. Because the votes on the Advisory Governing Documents Proposals are advisory in nature only, they will not be binding on the Partnership or New Summit.

All of the directors and executive officers of the General Partner beneficially owned, in the aggregate, approximately 5.4% of the outstanding Common Units as of the Record Date. The Partnership and New Summit believe that the directors and executive officers of the General Partner will vote in favor of the Merger Proposal and the Advisory Governing Documents Proposals.

Units Outstanding

As of the close of business on the Record Date, there were 10,648,686 Common Units outstanding held by 77 holders of record. Each outstanding Common Unit entitles its holder of record to one vote on each matter such holder is being asked to approve at the Special Meeting. Pursuant to the Partnership Agreement, the holders of the Common Units are entitled to vote on the Merger Proposal and the Advisory Governing Documents Proposals.

Adjournments

If, at the Special Meeting, the number of Common Units present or represented and voting in favor of the Merger Proposal is insufficient to approve the Merger Proposal, the General Partner intends to adjourn the Special Meeting in order to enable the GP Board to solicit additional proxies for approval of the Merger Proposal. If it is deemed necessary to adjourn the Special Meeting, no notice of the adjourned meeting is required to be given to unitholders, other than an announcement at the Special Meeting of the time and place to which the meeting is adjourned, unless the adjournment is for more than 45 days or a new record date is fixed for the adjourned meeting, in which case notice of the place, date and time of adjourned meeting shall be given to persons who are holders of Common Units as of the new record date.

Pursuant to the Partnership Agreement, the Special Meeting may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the Special Meeting or the failure of any Proposal to receive sufficient votes for approval, regardless of whether action has been taken on any other matters. No vote of the unitholders is required for any adjournment.

At the adjourned Special Meeting, the Partnership may transact any business that might have been transacted at the original Special Meeting. If the adjournment is for more than 45 days or if a new record date is fixed for the adjourned Special Meeting, a notice of the adjourned Special Meeting shall be given to all unitholders as of the new record date. References to the Special Meeting in this proxy statement/prospectus are to such Special Meeting as adjourned or postponed.

Voting Procedure

Voting by Unitholders.    If you are a unitholder who holds Common Units in your own name, you may submit your proxy using any of the following methods:

•        go to the Internet website listed on your proxy card and follow the instructions provided;

•        complete, sign and mail your proxy card in the postage-paid envelope; or

•        attend the Special Meeting and vote electronically during the virtual Special Meeting (you will need your control number found on your proxy card or voting instruction form).

If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your Common Units will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your Common Units will be voted FOR the Merger Proposal and FOR the Advisory Governing Documents Proposals.

Revocation.    If you hold your Common Units in your own name, you may revoke your proxy at any time prior to its exercise by:

•        submitting a written revocation to the Secretary of the General Partner at the address indicated on the cover page of this proxy statement (provided that revocation is received by the Secretary of the General Partner by 11:59 p.m. Central time on July 17, 2024);

•        submitting your valid, signed and later-dated proxy by mail (provided that later-dated proxy is received by 11:59 p.m. Central time on July 17, 2024);

•        submitting your valid proxy over the Internet by 11:59 p.m. Central time on July 17, 2024; or

•        voting during the Special Meeting.

Your presence without voting at the Special Meeting will not automatically revoke your proxy, and any revocation during the Special Meeting will not affect votes previously taken.

Validity.    The inspector of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The GP Board has the right to waive any irregularities or conditions as to the manner of voting. The Partnership may accept your proxy by any form of communication permitted by applicable law so long as the Partnership is reasonably assured that the communication is authorized by you.

Solicitation of Proxies.    The accompanying proxy is being solicited by the Partnership on behalf of the GP Board. The expenses of preparing, printing and mailing the proxy and materials used in the solicitation will be borne by the Partnership.

Morrow Sodali LLC has been retained by the Partnership to aid in the solicitation of proxies for an initial fee of $25,000 and the reimbursement of out-of-pocket expenses. In addition to the mailing of this proxy statement/prospectus, proxies may also be solicited from unitholders by personal interview, telephone, fax or other electronic means by directors and officers of the General Partner and employees of affiliates of the Partnership who provide services to the Partnership, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Common Units held by those persons, and the Partnership will reimburse them for any reasonable expenses that they incur.

Units Held in Street Name.    If you hold Common Units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your Common Units or when granting or revoking a proxy.

As a general rule, absent specific instructions from you, your bank, broker or other nominee is not allowed to vote your Common Units on any proposal on which your bank, broker or other nominee does not have discretionary authority. The only proposals for consideration at the Special Meeting are the Merger Proposal and the Advisory Governing Documents Proposals, which are non-discretionary matters for which banks, brokers or other nominees do not have discretionary authority to vote. To instruct your bank, broker or other nominee how to vote, you should follow the directions that your bank, broker or other nominee provides to you.

Please note that you may not vote your Common Units held in “street name” by returning a proxy card directly to the Partnership or by voting virtually at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. If you do not instruct your bank, broker or other nominee on how to vote your Common Units, your bank, broker or other nominee cannot vote your Common Units. You should therefore provide your bank, broker or other nominee with instructions as to how to vote your Common Units.

Householding of Proxy Statement/Prospectus

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more securityholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those securityholders.

As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to unitholders residing at the same address, unless the unitholders have notified the Partnership of their desire to receive multiple copies of this proxy statement/prospectus. This process, which is commonly referred to in this proxy statement/prospectus as “householding,” potentially provides extra convenience for securityholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of this proxy statement/prospectus, or if you are receiving multiple copies of this proxy statement/prospectus and wish to receive only one, please contact the Partnership at its address identified below. The Partnership will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any unitholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to:

Summit Midstream GP, LLC
910 Louisiana Street, Suite 4200
Houston, Texas 77002
(832) 413-4770
Attention: Secretary

THE CORPORATE REORGANIZATION

Overview

On May 31, 2024, New Summit, Merger Sub, the Partnership and the General Partner entered into the Merger Agreement, pursuant to which Merger Sub, a subsidiary of New Summit, will merge with and into the Partnership, with the Partnership continuing as the surviving entity and a wholly-owned subsidiary of New Summit.

Background of the Corporate Reorganization

The GP Board has, from time to time, reviewed and evaluated potential strategic alternatives with management of the Partnership (“Summit management” or “management”), including possible acquisitions, business combinations and capital or debt offerings. In this context, the GP Board has discussed various strategic alternatives that could potentially complement, enhance or improve both the competitive strengths and strategic position of the Partnership. These discussions have included the potential simplification of the Partnership’s structure and the corporate reorganization of the Partnership to convert from a master limited partnership to a C corporation. The GP Board has considered these alternatives in connection with its evaluation of the strategic goals and initiatives of the Partnership. From time to time, Summit management also had informal discussions with advisors regarding potential strategic transactions and engaged in exploratory discussions and evaluations of the potential benefits of, and other considerations regarding, these transactions.

On August 8, 2023, the GP Board held a meeting, at which members of Summit management presented a tax update to the GP Board regarding, among other things, the decline in master limited partnerships due to acquisitions and C corporation conversions and provided a summary of certain benefits and other considerations if the Partnership reorganized from a master limited partnership to a C corporation. The GP Board instructed Summit management to perform additional analysis and report back to it about the merits of a reorganization from a master limited partnership to a C corporation.

In connection with its evaluation of a reorganization from a master limited partnership to a C corporation, the Partnership engaged Kirkland & Ellis LLP (“Kirkland”) as legal advisor.

From September 2023 through present, Deloitte & Touche LLP, the Partnership’s tax advisor (“Deloitte”), provided tax advice and tax modeling data for Summit management and TD Securities (USA) LLC, the Partnership’s financial advisor (“TD”), to assess the impact of various tax structures related to the conversion of the Partnership from a master limited partnership to a C corporation.

On each of September 28, 2023 and October 4, 2023, members of Summit management, Kirkland, TD and Deloitte participated in a call to discuss, among other things, potential options for the Partnership’s structure, including maintaining the master limited partnership structure and the potential benefits and considerations, including tax implications, of such options.

On October 3, 2023, the Partnership issued a press release announcing that the GP Board engaged external advisors to evaluate strategic alternatives for the Partnership with the goal of maximizing value for the Partnership’s unitholders. This review of strategic alternatives was conducted as a result of a recent decrease in the Partnership’s unit price along with interest received from third parties for potential transactions ranging from the sale of specific assets to consideration for the whole Partnership. The strategic alternative review has resulted in the (i) November 2023 refinancing of the 2025 Senior Notes and related amendments to the ABL Facility, (ii) Utica Divestiture in March 2024, (iii) Mountaineer Divestiture in May 2024, and (iv) determination to seek unitholder approval for the Corporate Reorganization.

From the third quarter of 2023 through present, the Partnership was focused on maximizing cash flow generation, reducing its indebtedness, conducting its strategic alternatives review, and further analyzing a reorganization from a master limited partnership to a C corporation.

On October 16, 2023, the Partnership entered into an engagement letter with TD to render financial advisory and investment banking services to the GP Board and the Partnership in connection with the Partnership’s proposed reorganization from a master limited partnership to a C corporation for federal income tax purposes and the GP Board instructed its legal and financial advisors to continue working with Summit management to assist the GP Board in its evaluation of potential strategic opportunities. Also on October 16, 2023, Summit management, Kirkland and TD participated in a call to further discuss potential strategic transactions that may be reasonably available to the Partnership.

In late October and November 2023, the GP Board, with the assistance of Summit management and Kirkland, TD and Deloitte, continued to explore, through a series of calls, potential transaction structures to reorganize the Partnership, including that which ultimately would become the Corporate Reorganization.

On November 1, 2023, the GP Board held a meeting, at which Summit management and representatives of Kirkland, TD and Morrow Sodali LLC (“Morrow”) were present in order to discuss the potential transaction. Members of Summit management and Kirkland presented to the GP Board regarding, among other things, the Partnership’s master limited partnership legal characteristics and its distinction from other master limited partnerships, taxable and non-taxable reorganization alternatives, indebtedness considerations and tax considerations relating to the Corporate Reorganization. After discussion of all the topics presented by Summit management, with the assistance of Kirkland, TD and Morrow, the GP Board determined that Summit management should continue to evaluate, with the assistance of its external advisors, potential strategic transactions, including the Corporate Reorganization.

On March 6, 2024, Summit management, Kirkland and TD participated in a call to discuss, among other things, the proposed transaction structure, timing and progress.

In March 2024, the Partnership announced that the GP Board and Summit management had completed the active strategic review, but would continue to evaluate other transactions as they developed. The Corporate Reorganization is a continuation of the results of our previously completed strategic review. The Partnership has received, from time to time, proposals from unaffiliated third-parties with respect to acquisitions of certain of our assets; however, the Partnership does not view any such transactions as probable to occur at this time.

On March 20, 2024, the GP Board held a meeting at which Summit management provided an update to its strategic alternatives review, including a discussion about bank consents needed for the Utica Divestiture and Summit management’s intent to negotiate for amendments that allow for the Corporate Reorganization.

On March 22, 2024, the Partnership entered into that certain Fourth Amendment to Loan and Security Agreement (the “ABL Amendment”) by and among the Partnership, Summit Midstream Holdings, LLC, (“Holdings”), the subsidiaries of Holdings party thereto, as subsidiary guarantors, and Bank of America, N.A., as administrative agent (“Bank of America”), pursuant to which Holdings amended its revolving credit facility governed by that certain Loan and Security Agreement dated as of November 2, 2021 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”) by and among the Partnership, as parent guarantor, Holdings, as borrower, the subsidiaries of Holdings party thereto, as subsidiary guarantors, the lenders party thereto from time to time and Bank of America. The ABL Amendment includes amendments to the Credit Agreement that, among other things, amend the change of control provision to permit certain structural changes in connection with a reorganization to a C corporation.

On May 1, 2024, a meeting of the GP Board was held, at which representatives of Kirkland were present. The GP Board met to consider the proposed Corporate Reorganization and, after having considered all facts relevant to its consideration of the Corporate Reorganization, instructed Summit management to work with its legal and financial advisors to finalize the Corporate Reorganization on the terms discussed.

On May 28, 2024, (i) the Partnership’s management updated the GP Board on the terms of the Corporate Reorganization in reference to the summary from May 1, 2024 and (ii) the GP Board unanimously approved, among other things, the then-current form of Merger Agreement and determined that it was advisable and in the best interests of the Partnership, its subsidiaries and the unitholders. On May 31, 2024, (i) the GP Board unanimously approved, via written consent, incremental changes to the Merger Agreement from the form approved at the May 28, 2024 meeting of the GP Board and determined that the Merger Agreement was advisable and in the best interests of the Partnership, its subsidiaries and the unitholders and (ii) the Merger Agreement was executed by the parties thereto.

The Partnership has had and continues to have discussions with unaffiliated third-parties with respect to a Proposed Transaction. The Corporate Reorganization is not contingent upon the entry into or consummation of a Potential Transaction and the GP Board expects to proceed with the Corporate Reorganization regardless of the status of any Potential Transaction. We expect that any Potential Transaction would be contingent upon the consummation of the Corporate Reorganization. These discussions include Potential Transactions in which the counterparties would acquire control of the Partnership or, after the Corporate Reorganization, New Summit. See “Summary — Recent Developments.”

Recommendation of the GP Board and Reasons for the Corporate Reorganization

The GP Board has determined that the Merger is advisable and in the best interests of the Partnership, its subsidiaries and the unitholders; approved the Merger Agreement and the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby; and resolved to submit the Merger Agreement to a vote of the holders of Common Units and recommend approval of the Merger Agreement by the holders of Common Units. Accordingly, the GP Board unanimously recommends that the holders of Common Units vote FOR the approval of the Merger Proposal.

In reaching its determinations and recommendations described above, the GP Board consulted with the Partnership’s senior management, financial and tax advisors and outside legal counsel. These consultations included discussions regarding the Partnership’s strategic business plan, the Partnership’s past and current business operations and financial condition and performance, the Partnership’s future prospects, other potential strategic alternatives that may be available to the Partnership and the potential Corporate Reorganization. The GP Board considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Corporate Reorganization to the Partnership and the unitholders. Certain factors considered by the GP Board, in addition to the matters described above under “— Background of the Corporate Reorganization,” are summarized below (which are not listed in any relative order of importance).

Expected Benefits of the Corporate Reorganization

In determining that the Merger and the Merger Agreement are advisable and in the best interests of the Partnership, its subsidiaries and the unitholders, and in reaching its decision to approve the Merger Agreement and the Merger, the GP Board considered a variety of factors that it believed weighed favorably toward the Corporate Reorganization, including the following factors:

Consideration of investor’s tax obligations.    The GP Board believes the continued suspension of Partnership distributions, ongoing allocation of Partnership income to investors, escalating statutory phaseouts of bonus depreciation deductions, limitations on interest expense deductions, and low prospects for tax law changes are significant factors that no longer support the Partnership remaining in a pass-through structure. The Corporate Reorganization is expected to reduce the investor’s tax burden going forward, including by eliminating the recapture of previously allocated Partnership items.

Simplifies governance structure and enhances fiduciary duties benefiting equityholders.    In connection with the Corporate Reorganization, New Summit will have a customary corporate governance model, with New Summit’s directors and officers subject to corporate fiduciary duties. The GP Board believes that this simplified governance structure and enhanced fiduciary duties will benefit the unitholders of the Partnership and, following the consummation of the Corporate Reorganization, the stockholders of New Summit.

Allows for access to lower cost of capital to fund future growth and an improved credit profile.    The GP Board believes that the transition to a corporate entity should increase New Summit’s access to, and lower the cost of, capital through an expanded field of investors, as many investors are unwilling or unable to invest in pass-through entities. The GP Board believes that such improvements will enhance New Summit’s ability to fund greater growth efforts and address its credit profile, including its liquidity.

Other Factors Considered

During the course of its deliberations relating to the Corporate Reorganization, the GP Board considered the following factors in addition to the benefits described above:

•        The terms and conditions of the Merger Agreement, including:

•        provisions allowing the Partnership to terminate the Merger Agreement if the GP Board concludes that recommending approval of the Merger Agreement would be inconsistent with its duties to the holders of Common Units under applicable law; and

•        the fact that the representations and warranties of the Partnership do not survive the consummation of the Corporate Reorganization.

•        The Merger Agreement and the Merger are subject to the approval of the holders of Common Units such that the holders of Common Units are free to reject the Corporate Reorganization if a superior proposal is made or for any other reason.

•        The ability to obtain waivers under the ABL Agreement to allow for the Corporate Reorganization and waive any impacts that could occur as a result of the Corporate Reorganization constituting a Change of Control thereunder.

•        The terms of the Proposed Governing Documents that will be in effect upon consummation of the Corporate Reorganization.

The GP Board weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the Corporate Reorganization, including:

•        the possible disruption to the Partnership’s business that may result from the Corporate Reorganization and the resulting distraction of the attention of the Partnership’s management, as well as the costs and expenses associated with completing the Corporate Reorganization;

•        the possibility that the Corporate Reorganization might not be consummated despite the parties’ efforts or that the closing of the Corporate Reorganization might be unduly delayed; and

•        the risks of the type and nature described under “Risk Factors” and the matters described under “Cautionary Statement Regarding Forward-Looking Statements.”

After consideration of these factors, the GP Board determined that these risks could be mitigated or managed by the Partnership or, following the Corporate Reorganization, by New Summit, were reasonably acceptable under the circumstances or, in light of the anticipated benefits overall, were significantly outweighed by the potential benefits of the Corporate Reorganization.

The General Partner and the GP Board have not, including, without limitation, in making the determinations set forth above, assumed any obligations to the Partnership or its limited partners (whether fiduciary, contractual, implied, or otherwise) other than obligations that may exist in the Partnership Agreement. Under the Partnership Agreement, whenever the General Partner makes a determination or takes any other action, in its capacity as the general partner of the Partnership, the General Partner must make such determination or take such other action in good faith and is not subject to any other or different standard (including fiduciary duties) under applicable law (other than the implied contractual covenant of good faith and fair dealing). A determination or other action or inaction will conclusively be deemed to be in “good faith” for purposes of the Partnership Agreement if the General Partner subjectively believes that the determination or other action or inaction is in the best interests of the Partnership. Nothing in this proxy statement/prospectus or the actions or determinations of the General Partner or the GP Board described in this proxy statement/prospectus should be read to mean that the General Partner or the GP Board assumed any obligations to the Partnership or its limited partners (whether fiduciary, contractual, implied, or otherwise) other than obligations that may exist in the Partnership Agreement. See “Where You Can Find More Information” on page 210.

This discussion of the information and factors considered by the GP Board in making its decision is not intended to be exhaustive but rather reflects certain factors considered by the GP Board. In view of the wide variety of factors considered in connection with its respective evaluation of the Corporate Reorganization and the complexity of these matters, the GP Board did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, individual members of the GP Board may have given different weight to different factors.

The GP Board realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of the reasoning of the GP Board and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

The GP Board has unanimously recommended that the holders of Common Units vote FOR the Merger Proposal.

No Appraisal Rights or Dissenters’ Rights

The limited partners are not entitled to appraisal rights or dissenters’ rights in connection with the Merger under applicable law or contractual appraisal rights under the Partnership Agreement or the Merger Agreement.

Antitrust and Regulatory Matters

The Partnership and New Summit have determined that the Corporate Reorganization is not subject to the requirements of the HSR Act, and no other governmental consents are required.

Listing of New Summit Common Stock; Delisting of the Units

It is a condition to the consummation of the Merger that the Common Stock issuable in the Merger be approved for listing on the NYSE. The common stock is expected to trade on NYSE under the symbol “SMC.” We do not intend to apply for the listing of the Series A Preferred Stock on any securities exchange. Upon consummation of the Merger, the Common Units currently listed on NYSE will cease to be listed on NYSE.

The former holders of Common Units and the former holders of Series A Preferred Stock will become stockholders of New Summit, and their rights as stockholders will be governed by Delaware law and by the Proposed Governing Documents that will be in effect upon consummation of the Corporate Reorganization.

Accounting Treatment of the Merger

The Merger will be accounted for as a common-control transaction between the Partnership and Summit Midstream Corporation as a result of the Partnership’s unitholders controlling both the Partnership and Summit Midstream Corporation before and after the Merger. Upon closing the Merger, Summit Midstream Corporation will recognize deferred tax assets and deferred tax liabilities for any temporary differences that exist as of the Merger date and record substantially all of such effects as income (loss) from continuing operations, with any amount not recognized as income (loss) from continuing operations as an increase or decrease directly to the Partnership’s capital account. Upon completion of the Merger, the Partnership’s common limited partner capital account will be eliminated and replaced with common shares, paid in capital, and retained earnings. Additionally, the Series A Preferred Units will be exchanged for an equivalent number of shares of Series A Preferred Stock, with no substantive changes in contractual terms or investor cash flows.

Interests of Certain Persons in the Merger

In considering the recommendations of the GP Board, unitholders should be aware that some of the executive officers and directors of the General Partner have interests in the Corporate Reorganization that may differ from, or may be in addition to, the interests of unitholders generally. These interests include:

•        Certain indemnification arrangements and insurance policies for directors and officers of the General Partner and New Summit will be continued for six (6) years if the Corporate Reorganization is completed.

•        Pursuant to the Merger Agreement and the approval of the GP Board, and as more fully described under “The Merger Agreement — Treatment of the Partnership Equity Awards,” the outstanding phantom unit awards of each executive officer of the General Partner (as well as any such awards held by employees of the Partnership) will be converted based on the Common Unit Exchange Ratio into restricted stock units with respect to Common Stock of New Summit.

•        Nearly all of the directors and executive officers of the General Partner beneficially own Common Units and will receive the applicable Merger Consideration upon consummation of the Corporate Reorganization.

•        All of the officers of the General Partner have been offered continued employment with New Summit after the Effective Time and new employment agreements have been approved by the GP Board and are anticipated to be entered into upon the closing of the Corporate Reorganization.

New Summit’s Board of Directors and Management

Upon consummation of the Corporate Reorganization, the New Summit Board will consist of seven directors, divided into three classes. The members of each class will serve staggered, three-year terms (other than with respect to the initial terms of the Class I and Class II directors, which will be one and two years, respectively). Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Following the completion of this offering:

•        Lee Jacobe and Jerry L. Peters will be Class I directors, whose initial terms will expire at the 2025 annual meeting of stockholders;

•        J. Heath Deneke, Robert J. McNally and Marguerite Woung-Chapman will be Class II directors, whose initial terms will expire at the 2026 annual meeting of stockholders; and

•        James J. Cleary and Rommel M. Oates will be a Class III directors, whose initial terms will expire at the 2027 annual meeting of stockholders.

This classification of the New Summit Board may have the effect of delaying or preventing changes in control. Mr. Deneke will be the Chairman of the New Summit Board unless he is not able or willing to serve as a director at the time of the consummation of the Corporate Reorganization, in which case the New Summit Board will elect a Chairman.

If any of the designees to the New Summit Board identified above are not able or willing to serve as a director at the time of the consummation of the Corporate Reorganization, the GP Board will determine a replacement. After the consummation of the Corporate Reorganization, each director of New Summit will serve as a director until such person’s successor is elected or, if earlier, until such director dies, resigns, retires or is removed in accordance with New Summit’s organizational documents and applicable law.

The designees to the New Summit Board identified above have indicated that they intend to vote all Common Units held by them or over which they have control in favor of approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement.

The Partnership and New Summit expect that that the existing management team will stay in place after the Corporate Reorganization. For information regarding the people expected to be officers of New Summit upon the consummation of the Corporate Reorganization, see “Management of the Partnership.”

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement generally provides that, for a period of six (6) years following the Merger, New Summit will indemnify, defend, and hold harmless all current and former directors, officers, and employees of the Partnership against costs and expenses, judgments, fines, losses, claims, damages, and liabilities incurred in connection with any claim, action, suit, proceeding, or investigation arising out of matters existing or occurring prior to the Effective Time and based on the fact that such individuals were directors, officers, or employees of the Partnership (or were serving at the request of the Partnership as a director, officer, employee, agent, trustee, or partner of another corporation, partnership, trust, joint venture, employee benefit plan, or other entity), to the fullest extent these individuals would have been entitled to be indemnified, defended, and held harmless under applicable law and the certificate of formation and limited liability company agreement of the General Partner and the Partnership Agreement as in effect as of the Effective Time.

The Merger Agreement requires New Summit to maintain in effect for six (6) years following the Effective Time, directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time providing at least the same coverage and amounts and containing terms and conditions that are not less advantageous than currently provided for by the Partnership’s existing directors’ and officers’ liability insurance with respect to claims against those individuals covered by such existing policies arising from facts or events that occurred at or prior to the consummation of the Merger.

No Severance Payments

No executive officer of the Partnership or New Summit is entitled to or will receive any severance payments in connection with the Corporate Reorganization.

Treatment of the Partnership Equity Awards

Pursuant to the Merger Agreement, at the Effective Time, each outstanding Partnership Phantom Unit Award will be converted into an award of New Summit RSUs equal to the product of (a) the number of Common Units subject to such Partnership Phantom Unit Award as of immediately prior to the Effective Time, multiplied by (b) the Common Unit Exchange Ratio. The New Summit RSUs will be subject to substantially the same terms and conditions as were applicable to the converted Partnership Phantom Unit Awards, including vesting and payment timing provisions, as applicable.

Security Ownership of Directors and Executive Officers

Nearly all of the directors and executive officers of the General Partner beneficially own Common Units and will receive the applicable Merger Consideration upon consummation of the Corporate Reorganization. The following table sets forth the beneficial ownership of the directors and executive officers of the General Partner (and, following the consummation of the Corporate Reorganization, New Summit) in (i) Common Units prior to the Corporate Reorganization and (ii) Common Stock after giving effect to the Corporate Reorganization, in each case as of May 28, 2024.

Name of Beneficial Owner(1)	Common Units	Percentage of Common Units Outstanding	Shares of Common Stock after the Corporate Reorganization	Percentage of Shares of Common Stock Outstanding after the Corporate Reorganization
J. Heath Deneke	288,006	2.7%	288,006	2.7%
William J. Mault	40,282	*	40,282	*
James D. Johnston	51,601	*	51,601	*
Matthew B. Sicinski	20,658	*	20,658	*
James J. Cleary	30,209	*	30,209	*
Lee Jacobe	38,891	*	38,891	*
Robert J. McNally	30,209	*	30,209	*
Rommel M. Oates	19,375	*	19,375	*
Jerry L. Peters(2)	30,239	*	30,239	*
Marguerite Woung-Chapman	30,209	*	30,209	*
All directors and executive officers of the General Partner and New Summit as a group (10 persons)	579,679	5.4%	579,679	5.4%

____________

*        Less than 1%.

(1)      The address for each person is 910 Louisiana Street, Suite 4200, Houston, TX 77002.

(2)      Mr. Peters holds such Common Units in a joint spousal trust for which his spouse shares voting and investment power with respect to such Common Units.

THE MERGER AGREEMENT

The following describes the material provisions of the Merger Agreement, which is attached as Annex A and incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The Partnership and New Summit encourage you to read carefully the Merger Agreement in its entirety before making any decisions regarding the Merger as it is the legal document governing the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement.

Factual disclosures about the Partnership or New Summit or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about the Partnership or New Summit or their respective subsidiaries or affiliates contained in the Merger Agreement and described in these summaries. The representations, warranties and covenants made in the Merger Agreement by the Partnership and New Summit, as applicable, were qualified and subject to important limitations agreed to by the Partnership and New Summit, respectively, in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders or unitholders and reports and documents filed with the SEC. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.

The Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the Effective Time, Merger Sub, a subsidiary of New Summit, will merge with and into the Partnership, with the Partnership continuing as the surviving entity and a wholly-owned subsidiary of New Summit.

Effective Time; Closing

The Effective Time will occur at such time as the Partnership and New Summit cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and New Summit in writing and specified in the certificate of merger.

The closing of the Merger will take place on the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and New Summit may agree.

Unitholder Approval

The Partnership has agreed to hold the Special Meeting as promptly as practicable for purposes of obtaining the unitholder approval. See “The Special Meeting.”

The Merger Agreement also requires the Partnership, through the GP Board, to recommend to the holders of Common Units the approval of the Merger Agreement, unless the GP Board has concluded that recommending approval of the Merger Agreement to the holders of Common Units would be inconsistent with its duties to the unitholders under applicable law, and to use reasonable best efforts to obtain from the holders of Common Units the unitholder approval. This obligation of the Partnership to hold the Special Meeting is not affected by the withdrawal or modification by the GP Board of its recommendation with respect to the Merger Proposal or its approval of the Merger Agreement or the transactions contemplated by the Merger Agreement.

Conditions to Consummation of the Merger

The Partnership and New Summit may not complete the Merger unless each of the following conditions is satisfied or waived:

•        the Merger Agreement must have been approved by the affirmative vote of the holders of a majority of the outstanding Common Units;

•        no restraints are in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement or making the consummation of the transactions contemplated by the Merger Agreement illegal;

•        the registration statement of which this proxy statement/prospectus forms a part must have been declared effective under the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for that purpose;

•        the shares of Common Stock deliverable to the holders of Common Units as contemplated by the Merger Agreement must have been approved for listing on a national securities exchange, subject to official notice of issuance;

•        supplemental indentures required pursuant to the terms of indentures governing debt securities of the Partnership or its subsidiaries in connection with the Corporate Reorganization must have been entered into by New Summit, along with any applicable guarantor, trustee and collateral agent, and all conditions precedent necessary for their effectiveness, other than any conditions related to the transactions contemplated by the Merger Agreement, must have been satisfied or waived;

•        a joinder to the ABL Agreement must have been executed and delivered by New Summit, and New Summit must have executed and delivered such other documents as are reasonably requested by the Partnership, and must have taken such actions necessary or reasonably advisable as determined by the Partnership, to guarantee the Obligations (as defined in the ABL Agreement);

•        the General Partner must have delivered or caused to be delivered to each of the Partnership, New Summit and Merger Sub a consent authorizing, among other things, the Merger Agreement and the transactions contemplated thereby, such authorization not having been rescinded prior to the completion of the Merger; and

•        the GP Board must authorize the consummation of the Merger following the satisfaction or the waiver of the other conditions precedent to consummate the Merger.

The obligations of New Summit and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•        the representations and warranties in the Merger Agreement of the Partnership and the General Partner being true and correct as of May 31, 2024 and as of the closing date of the Merger, subject to certain standards, including materiality and material adverse effect qualifications, as described herein;

•        the Partnership and the General Partner having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and

•        the receipt by New Summit of an officer’s certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner certifying that the preceding conditions have been satisfied.

The obligation of the Partnership to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•        the representations and warranties in the Merger Agreement of New Summit being true and correct as of May 31, 2024 and as of the closing date of the Merger, subject to certain standards, including materiality and material adverse effect qualifications, as described herein;

•        New Summit and Merger Sub having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and

•        the receipt by the Partnership of an officer’s certificate signed on behalf of New Summit by an executive officer of New Summit certifying that the preceding conditions have been satisfied.

For purposes of the Merger Agreement, the term “material adverse effect” means, when used with respect to a person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole; provided, however, that “material adverse effect” shall not include (i) any effect resulting from entering into the Merger Agreement or the announcement of the transactions contemplated by the Merger Agreement, (ii) any effect resulting from changes in general market, economic, financial, regulatory or political conditions or any outbreak of hostilities or war, terrorism, earthquakes, hurricanes, tornadoes, floods or other natural disasters, (iii) any effect that affects the hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), and (iv) any effect resulting from a change in laws or regulatory policies.

The Merger Consideration

At the Effective Time:

•        each outstanding Common Unit will be converted into the right to receive 1.000 shares of Common Stock; and

•        each outstanding Series A Preferred Unit will be converted into the right to receive 1.000 shares of Series A Preferred Stock for each outstanding Series A Preferred Unit;

with the exception that (i) limited partner interests that are owned immediately prior to the Effective Time by the Partnership or its subsidiaries will be automatically cancelled and cease to exist and (ii) any Units owned immediately prior to the Effective Time by the General Partner or New Summit or any of its subsidiaries (other than the Partnership and its subsidiaries) will remain outstanding in the Partnership, unaffected by the Merger.

New Summit will not issue any fractional shares of Common Stock or Series A Preferred Stock in the Merger. Instead, each holder of Common Units or Series A Preferred Units that are exchanged pursuant to the Merger Agreement who otherwise would have received a fraction of a share of Common Stock or Series A Preferred Stock will be entitled to receive, from the exchange agent appointed by New Summit pursuant to the Merger Agreement, a number of shares of Common Stock or Series A Preferred Stock that is rounded up to the nearest whole share.

Treatment of the Partnership Equity Awards

Pursuant to the Merger Agreement, at the Effective Time, each outstanding Partnership Phantom Unit Award will be converted into an award of New Summit RSUs equal to the product of (a) the number of Common Units subject to such Partnership Phantom Unit Award as of immediately prior to the Effective Time, multiplied by (b) the Common Unit Exchange Ratio. The New Summit RSUs will be subject to substantially the same terms and conditions as were applicable to the converted Partnership Phantom Unit Awards, including vesting and payment timing provisions, as applicable.

Adjustments to Prevent Dilution

The Merger Consideration will be appropriately adjusted to reflect fully the effect of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of limited partner interests or shares or similar transaction with respect to the number of outstanding Units prior to the Effective Time to provide the unitholders the same economic effect as contemplated by the Merger Agreement prior to such event, except that, if giving effect to any such adjustment would result in a fraction of a share of Common Stock or Series A Preferred Stock being issuable to a unitholder, such unitholder will receive the number of shares of Common Stock or Series A Preferred Stock rounded up to the nearest whole share.

Withholding

New Summit, Merger Sub, the Partnership and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under applicable tax law. To the extent amounts are so withheld, such withheld amounts will be treated as having been paid to the former unitholders in respect of whom such withholding was made.

Dividends and Distributions

No dividends or other distributions declared or made after the Effective Time with respect to shares with a record date after the Effective Time will be paid to the holder of any un-surrendered certificates or book-entry Units with respect to shares represented thereby, unless and until the holder of such certificates or book-entry Units shall surrender such certificate or book-entry unit. Subject to the effect of escheat, tax or other applicable law, following surrender of any such certificate, there will be paid by New Summit to the holder of the shares issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares.

Antitrust and Regulatory Matters

The Partnership and New Summit have determined that the Corporate Reorganization is not subject to the requirements of the HSR Act, and no other governmental consents are required.

Termination

The Partnership and New Summit may terminate the Merger Agreement at any time prior to the Effective Time by mutual written consent authorized by the New Summit Board and GP Board.

In addition, either the Partnership or New Summit may terminate the Merger Agreement at any time prior to the Effective Time by written notice to the other party if:

•        the closing of the Merger has not occurred on or before January 1, 2026;

•        any restraint is in effect and has become final and nonappealable, except that the right to terminate will not be available to the Partnership or New Summit if the failure to satisfy such condition was due to the failure of, in the case of the Partnership, the Partnership or the General Partner and in the case of New Summit or Merger Sub, to perform any of its obligations under the Merger Agreement; or

•        the Special Meeting is concluded and the unitholder approval is not obtained.

New Summit also may terminate the Merger Agreement if:

•        the Partnership or the General Partner breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by New Summit and New Summit is not then in any material breach.

The Partnership also may terminate the Merger Agreement if:

•        the GP Board, prior to the Special Meeting, shall have concluded that recommending to the holders of Common Units approval of the Merger Agreement would be inconsistent with its duties to the unitholders under applicable laws; or

•        New Summit breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by the Partnership and the General Partner and the Partnership are not then in any material breach.

Fees and Expenses

The Merger Agreement provides that all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Corporate Reorganization shall be paid by the Partnership.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement generally provides that, for a period of six (6) years following the Merger, New Summit will indemnify, defend, and hold harmless all current and former directors, officers, and employees of the Partnership against costs and expenses, judgments, fines, losses, claims, damages, and liabilities incurred in connection with any claim, action, suit, proceeding, or investigation arising out of matters existing or occurring prior to the Effective Time and based on the fact that such individuals were directors, officers, or employees of the Partnership (or were serving at the request of the Partnership as a director, officer, employee, agent, trustee, or partner of another corporation, partnership, trust, joint venture, employee benefit plan, or other entity), to the fullest extent these individuals would have been entitled to be indemnified, defended, and held harmless under applicable law and the certificate of formation and limited liability company agreement of the General Partner and the Partnership Agreement as in effect as of the Effective Time.

The Merger Agreement requires New Summit to maintain in effect for six (6) years following the Effective Time, directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time providing at least the same coverage and amounts and containing terms and conditions that are not less advantageous than currently provided for by the Partnership’s existing directors’ and officers’ liability insurance with respect to claims against those individuals covered by such existing policies arising from facts or events that occurred at or prior to the consummation of the Merger.

Amendment and Supplement; Waiver and Consent

At any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the unitholder approval, by written agreement of the parties thereto, except that, following receipt of the unitholder approval, the Merger Agreement may not be amended to its provisions which by applicable law or stock exchange rule would require further approval by the unitholders.

Representations and Warranties

The Merger Agreement contains representations and warranties by New Summit, on the one hand, and the Partnership and the General Partner, on the other hand. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and:

•        may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; and

•        may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

The representations and warranties made by both New Summit, on the one hand, and the Partnership and the General Partner, on the other hand relate to, among other things:

•        corporate organization, standing and similar corporate matters;

•        capital structure;

•        due authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

•        required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement; and

•        no other representations and warranties.

Additional Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, access to information, and applicability of takeover statutes.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS AND UNITHOLDERS

The rights of the unitholders are currently governed by the Partnership Agreement and the Delaware LP Act. After the Corporate Reorganization, unitholders will become stockholders, and their rights will be governed by the DGCL and the Proposed Governing Documents that will be in effect upon consummation of the Corporate Reorganization. See “Description of New Summit Capital Stock” for a summary of the terms of the Proposed Governing Documents to be in effect upon consummation of the Corporate Reorganization.

Set forth below are material differences among the rights of a holder of Common Units and Series A Preferred Units under the Partnership Agreement and the Delaware LP Act, on the one hand, and the rights of a holder of Common Stock and Series A Preferred Stock under the Proposed Governing Documents and the DGCL, on the other hand. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist.

The following summary does not reflect any rules of the NYSE or any other national exchange that may apply to the Partnership or New Summit in connection with the matters discussed. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Delaware LP Act, the DGCL, the Partnership Agreement, the Second Amended and Restated Limited Liability Company Agreement of the General Partner (the “GP LLC Agreement”) and the Proposed Governing Documents.

New Summit	The Partnership
Purpose and Term of Existence
New Summit’s stated purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. New Summit is to have perpetual existence.

The Partnership’s purpose under the Partnership Agreement is to engage in any business activities that are approved by the General Partner. The General Partner, however, may not cause the Partnership to engage in any business activities that it determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. The General Partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out the Partnership’s purposes or activities of the Partnership. The Partnership has a perpetual existence.

Authorized Capital

New Summit’s authorized capital stock consists of:

•   42,000,000 shares of Common Stock;

•   500,000 shares of Preferred Stock, none of which were outstanding as of the date of this proxy statement/prospectus; and

•   30,000,000 shares of Blank Check Common Stock, none of which were outstanding as of the date of this proxy statement/prospectus.

As of the Record Date, there were 1,000 outstanding shares of Common Stock, all of which were held by the General Partner, no outstanding shares of Preferred Stock and no outstanding shares of Blank Check Common Stock.

The authorized equity interests of the Partnership consist of the Common Units, the Series A Preferred Units and the general partner interest.

As of the Record Date, there were 10,648,686 outstanding Common Units and 65,508 outstanding Series A Preferred Units. As of the Record Date, the general partner interest was also outstanding.

As a limited partnership, the Partnership does not have authorized capital. Rather, subject to any required approvals by holders of Series A Preferred Units, the Partnership Agreement authorizes the Partnership to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by the General Partner without the approval of the unitholders.

New Summit	The Partnership

The New Summit Charter authorizes the New Summit Board to, without stockholder approval, authorize the issuance of Preferred Stock and Blank Check Common Stock from time to time in one or more series, and with respect to each series of Preferred Stock or Blank Check Common Stock, to fix and state by resolution the designation and the powers, preferences, privileges, rights, qualifications, limitations and restrictions relating to each series of Preferred Stock or Blank Check Common Stock.

In addition, the number of authorized shares of Common Stock, Preferred Stock or Blank Check Common Stock may be increased or decreased (but not below the number of shares of capital stock then outstanding) without a separate class vote of the holders of Common Stock, Preferred Stock or Blank Check Common Stock.

Series A Preferred Stock.    Upon consummation of the Corporate Reorganization, Series A Preferred Stock will rank senior to (i) Common Stock and (ii) each other class or series of equity securities of New Summit that may be established in the future that expressly ranks junior with respect to the payment of dividends and distribution of assets upon liquidation, dissolution and winding up. The Series A Preferred Stock will have no stated maturity and will not be subject to mandatory redemption or any sinking fund and will remain outstanding indefinitely unless repurchased or redeemed by New Summit except in connection with a Series A Change of Control Triggering Event (as defined in the Certificate of Designation of Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock of Summit Midstream Corporation (the “Series A Certificate of Designation”)).

New Summit may, at its option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, at a redemption price of (i) 102% of the Series A Liquidation Preference (as defined in the Series A Certificate of Designation) per share if redeemed prior to December 15, 2024 and (ii) 100% of the Series A Liquidation Preference per share if redeemed after December 15, 2024, plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption. In addition, New Summit may redeem the Series A Preferred Stock following certain changes of control, as described in the Series A Certificate of Designation.

Holders of Series A Preferred Stock will have no voting rights except for limited voting rights with respect to potential amendments to the Proposed Governing Documents that have a material adverse effect on the existing terms of the Series A Preferred Stock and in certain other limited circumstances or as required by law.

In accordance with Delaware law and the provisions of the Partnership Agreement, the Partnership may also issue additional partnership securities that, as determined by the General Partner, may have special voting rights to which the Common Units and the Series A Preferred Units are not entitled. The Partnership may not issue additional Series A Preferred Units, parity securities or senior securities if the cumulative distributions payable on outstanding Series A Preferred Units are in arrears unless the Partnership has received an affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Series A Preferred Units and parity securities, if any.

Series A Preferred Units.    The Series A Preferred Units rank senior to (i) the Partnership’s Common Units and (ii) each other class or series of limited partner interests or other equity securities in the Partnership that may be established in the future that expressly ranks junior with respect to the payment of distributions and distribution of assets upon liquidation, dissolution and winding up. The Series A Preferred Units have no stated maturity and are not subject to mandatory redemption or any sinking fund and will remain outstanding indefinitely unless repurchased or redeemed by the Partnership except in connection with a Series A Change of Control Triggering Event (as defined in the Partnership Agreement).

The Partnership may, at its option, redeem the Series A Preferred Units, in whole or in part, at any time or from time to time, at a redemption price of (i) 102% of the Series A Liquidation Preference (as defined in the Partnership Agreement) per unit if redeemed prior to December 15, 2024 and (ii) 100% of the Series A Liquidation Preference per unit if redeemed after December 15, 2024, plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption. In addition, the Partnership may redeem the Series A Preferred Units following certain changes of control, as described in the Partnership Agreement.

Holders of Series A Preferred Units have no voting rights except for limited voting rights with respect to potential amendments to the Partnership Agreement that have a material adverse effect on the existing terms of the Series A Preferred Units and in certain other limited circumstances or as required by law.

New Summit	The Partnership
Dividends/Distributions

Subject to preferences that may be applicable to any outstanding shares or series of Preferred Stock or Blank Check Common Stock, holders of Common Stock are entitled to receive ratably such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared from time to time by the New Summit Board out of funds legally available for dividend or distribution payments.

New Summit does not expect to pay dividends on its Common Stock for the foreseeable future.

Series A Preferred Dividends.    Holders of Series A Preferred Stock will be entitled to receive dividends, when, as and if declared by the New Summit Board, out of any assets of New Summit legally available for the payment of dividends. Dividends on Series A Preferred Stock shall be paid on a quarterly basis on March 15, June 15, September 15 and December 15 of each year.

Dividends on Series A Preferred Stock will accumulate at an annual rate equal to a percentage of the Series A Liquidation Preference equal to the sum of (a) the Series A Three-Month SOFR, as calculated on each applicable Periodic Term SOFR Determination Day (each, as defined in the Series A Certificate of Designation), and (b) 7.69%.

On May 3, 2020, the Partnership suspended distributions to holders of Common Units and suspended all payments of distributions to holders of the Series A Preferred Units.

Series A Preferred Distributions.    Holders of Series A Preferred Units are entitled to receive distributions, when, as and if declared by the General Partner, out of any assets of the Partnership legally available for the payment of distributions. Distributions on Series A Preferred Units shall be paid on a quarterly basis on March 15, June 15, September 15 and December 15 of each year.

Distributions on Series A Preferred Units will accumulate at an annual rate equal to a percentage of the Series A Liquidation Preference equal to the sum of (a) the three-month SOFR, as calculated on each applicable determination date, and (b) 7.69%.

Distributions of Available Cash.    Once all distributions payable with respect to the outstanding Series A Preferred Units are made, the Partnership Agreement requires that the Partnership distribute, within 45 days following the end of each quarter, an amount equal to 100% of Available Cash (as defined below) with respect to such quarter to the holders of the Common Units, pro rata, as of the record date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus (as defined in the Partnership Agreement) until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners equals the Operating Surplus from the closing date through the close of the immediately preceding quarter.

“Available Cash” means, with respect to any quarter ending prior to the Liquidation Date (as defined in the Partnership Agreement):

(a)     the sum of:

(i)     all cash and cash equivalents of the Partnership Group (as defined in the Partnership Agreement) (or the Partnership’s proportionate share of cash and cash equivalents in the case of subsidiaries that are not wholly owned) on hand at the end of such quarter; and

New Summit	The Partnership

(ii)    if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such quarter resulting from Working Capital Borrowings (as defined in the Partnership Agreement) made subsequent to the end of such quarter; less

(b)    the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of subsidiaries that are not wholly owned) to:

(i)     provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such quarter;

(ii)    comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member (as defined in the Partnership Agreement) is a party or by which it is bound or its assets are subject;

(iii)   provide funds for Series A Distributions; or

(iv)   provide funds for distributions to the holders of Common Units in respect of any one or more of the next four quarters;

provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash within such quarter if the General Partner so determines.

New Summit	The Partnership
Business Combinations

Under the DGCL, the consummation of a merger or consolidation generally requires the approval of the board of directors of a corporation that is a constituent corporation in the merger or consolidation and requires that the agreement of merger or consolidation be adopted by the affirmative vote of the holders of a majority of the stock of that corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement.

No such approval and vote are required if such constituent corporation is the surviving corporation and:

•    such corporation’s certificate of incorporation is not amended;

•    each share of stock of such constituent corporation whose shares were outstanding immediately before the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation, immediately after the effective date of the merger; and

•    either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under the plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

New Summit is not subject to the provisions of Section 203 of the DGCL.

A merger, consolidation or conversion of the Partnership requires the prior consent of the General Partner. The General Partner, however, has no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to the Partnership or the limited partners, including any duty to act in good faith or in the best interest of the Partnership or the limited partners.

In addition, the Partnership Agreement generally prohibits the General Partner, without the prior approval of a majority of the votes cast by the holders of Common Units entitled to vote on the matter at a meeting at which a quorum is present (a “Unit Majority”), from causing the Partnership, among other things, to sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination or sale of ownership interests of the Partnership’s subsidiaries. The General Partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership’s assets without Unit Majority approval. The General Partner may also sell all or substantially all of the Partnership’s assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, the General Partner may consummate any merger without the prior approval of a Unit Majority if the Partnership is the surviving entity in the transaction, the transaction would not result in an amendment to the Partnership Agreement that could not otherwise be adopted solely by the General Partner, each partnership security will be an identical partnership security following the transaction, and the partnership securities to be issued do not exceed 20% of the outstanding partnership interests immediately prior to the transaction.

If the conditions specified in the Partnership Agreement are satisfied (including receipt of an opinion of counsel regarding limited liability and tax status matters), the General Partner may convert the Partnership or any of its subsidiaries into a new limited liability entity or merge the Partnership or any of its subsidiaries into, or convey all of its assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The holders of Common Units and the holders of Series A Preferred Units are not entitled to dissenters’ rights of appraisal under the Partnership Agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of the Partnership’s assets or any other transaction or event.

New Summit	The Partnership
Management by Board of Directors/General Partner

In accordance with the DGCL, New Summit’s business and affairs are managed by the New Summit Board. The New Summit Charter provides that, subject to the rights of holders of any Preferred Stock or Blank Check Common Stock, the number of directors will be exclusively fixed from time to time by resolution adopted by the New Summit Board. As of the date of the closing of the Corporate Reorganization, the New Summit Board will have seven directors.

The General Partner conducts, directs and manages all activities of the Partnership. Except as otherwise expressly provided in the Partnership Agreement and the GP LLC Agreement, all management powers over the business and affairs of the Partnership are exclusively vested in the General Partner, and no limited partner has any management power over the business and affairs of the Partnership. Certain actions by the GP Board require approval of the members of the General Partner, as set forth in the GP LLC Agreement.

Nomination and Election of Directors

New Summit’s directors (other than the directors elected by the holders of any series of Preferred Stock or Blank Check Common Stock) will continue to be divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until the annual meetings of stockholders in 2025, 2026 and 2027, respectively.

Directors are elected by the affirmative vote of the holders of a plurality of the shares present or represented by proxy and entitled to vote on the election of directors.

At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business may be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be: (i) specified in New Summit’s notice of meeting, (ii) otherwise properly brought before the meeting by or at the direction of the New Summit Board or (iii) otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record at the time such notice of meeting is given, at the time of the record date of the annual meeting and at the time of the annual meeting, who is entitled to vote at the meeting and who complies with the procedures described under “— Stockholder Proposals and Director Nominations; Proxy Access.”

Except as otherwise described above, each director chosen will hold office until the annual meeting of stockholders held after his or her election at which such director’s term expires and will serve until his successor will have been duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal.

Holders of Series A Preferred Stock will have no voting rights with respect to the election of New Summit’s directors.

Pursuant to the Partnership Agreement and the GP LLC Agreement, the Partnership’s unitholders, including the General Partner and its affiliates, are entitled to elect all of the directors of the General Partner. The GP Board is divided into three classes of directors, Class I, Class II and Class III. The number of directors in each class are the whole number contained in the quotient of total directors arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra director shall be a member of Class I and if the fraction is two-thirds, one of the extra directors shall be a member of Class I and the other shall be a member of Class II. Following the initial term of the directors, each director is elected for a three-year term, with alternating expiration, and thereafter until the earlier of their death, resignation or removal or until their successors have been elected and qualified.

Under the Partnership Agreement, nominations of persons for the election of directors may be made at an annual meeting of the unitholders only (i) by or at the direction of the General Partner or the GP Board or (ii) by any limited partner who was a unitholder of record at the time such notice of meeting is given, who is entitled to vote at the meeting and who complies with the procedures described under “— Stockholder Proposals and Director Nominations; Proxy Access.” Holders of Series A Preferred Units have no voting rights with respect to the election of the General Partner or the election of the directors of the General Partner.

New Summit	The Partnership
Stockholder Proposals and Director Nominations; Proxy Access

The New Summit Bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide New Summit with certain information. Generally, to be timely, a stockholder’s notice must be received at New Summit’s principal executive offices not later than 90 days nor more than 120 days prior to the first anniversary of the date that New Summit’s proxy statement was released to stockholders for the preceding year’s annual meeting. The New Summit Bylaws also specify requirements as to the form and content of a stockholder’s notice.

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal to be considered for inclusion in New Summit’s proxy materials and for presentation at the annual meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act.

See “Description of New Summit Capital Stock — Anti-Takeover Effects of the Proposed Governing Documents and Certain Provisions of Delaware Law” for additional information regarding notice requirements.

The Partnership Agreement establishes advance notice procedures with respect to unitholder nomination of candidates for election as directors. In order for any such nomination to be made at an annual meeting, a unitholder will have to comply with advance notice requirements and provide the General Partner with certain information. Generally, to be timely, a unitholder’s notice must be given to the General Partner no later than the 90th day, and no earlier than the 120th day, prior to the anniversary of the previous year’s annual meeting. Additionally, only a limited partner, or group of limited partners, that holds or beneficially owns, and has continuously held or beneficially owned without interruption for the prior two years, at least 10% of the outstanding Common Units may nominate a single person for election as a directors.

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal to be considered for inclusion in New Summit’s proxy materials and for presentation at the annual meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act.

Removal of Directors; Withdrawal or Removal of General Partner

The New Summit Charter will provide that any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock or Blank Check Common Stock) may be removed at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of voting stock, voting together as a single class.

The Partnership Agreement provides that a director may be removed only for cause and only upon a vote of the Unit Majority. Further, a director may only be removed if, at the same meeting, a Unit Majority nominates a replacement director and votes to elect such replacement director.

In addition, the General Partner may withdraw as general partner of the Partnership without first obtaining approval of any unitholder by giving 90 days’ advanced written notice of the intent to withdraw. In addition, the Partnership Agreement permits the General Partner in some instances to sell or otherwise transfer all of its general partner interest in the Partnership without the approval of the unitholders.

Upon the voluntary withdrawal of the General Partner pursuant to advanced 90-day notice, the holders of a Unit Majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a Unit Majority agree in writing to continue the Partnership’s business and to appoint a successor general partner.

New Summit	The Partnership

The General Partner may be removed if that removal is approved by the vote of the holders of at least 66⅔% of the outstanding Common Units, voting together as a single class, including Common Units held by the General Partner and its affiliates, and the Partnership receives an opinion of counsel regarding limited liability and tax matters. Any removal of the General Partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding Common Units. The ownership of more than 33⅓% of the outstanding Common Units by the General Partner and its affiliates would give them the practical ability to prevent the General Partner’s removal. As of May 28, 2024, the General Partner and its affiliates and members of the GP Board and management owned approximately 5.2% of the outstanding Common Units.

The Partnership Agreement also provides that if the General Partner is removed as the general partner of the Partnership under circumstances where cause does not exist or the General Partner withdraws where that withdrawal does not violate the Partnership Agreement, the General Partner will have the option to require a successor general partner to purchase its general partner interest into Common Units or to receive cash in exchange for such interest based on the fair market value of its combined interest at that time.

In the event of removal of such a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the Partnership Agreement, a successor general partner will have the option to purchase the general partner interest for a cash payment equal to the fair market value of such interest. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days after the departing general partner’s departure, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into Common Units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

New Summit	The Partnership

In addition, the Partnership will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for the Partnership’s benefit.

Filling Vacancies on the Board; Replacing the General Partner

Subject to the rights granted to the holders of any one or more series of Preferred Stock or Blank Check Common Stock then-outstanding, any vacancies on the New Summit Board, and any newly created directorships, will be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Any vacancies may be filled, until the next annual meeting at which the term of the directors expires, by a majority of the remaining directors then in office. See also “— Removal of Directors; Withdrawal or Removal of General Partner.”

Change of Management Provisions
See “Description of New Summit Capital Stock — Anti-Takeover Effects of the Proposed Governing Documents and Certain Provisions of Delaware Law.”

The Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the General Partner or otherwise change Partnership’s management. If any person or group other than General Partner and its affiliates acquires beneficial ownership of 20% or more of any class or series of Units, that person or group loses voting rights on all of its units and such Units shall not be considered outstanding when sending notices of a meeting of limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under the Partnership Agreement. This loss of voting rights does not apply to any person or group that acquires the Units from the General Partner or its affiliates and any transferees of that person or group approved by the General Partner, to any person or group who acquires the units with the prior approval of the board of directors of the General Partner, or to the voting rights of Series A Preferred Units, if any. See also “— Removal of Directors; Withdrawal or Removal of General Partner.”

Preemptive Rights
None.

No person has any preemptive, preferential or other similar right with respect to the issuance of any Partnership interest, whether unissued, held in the treasury or hereafter created. The General Partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Partnership interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership interests to persons other than the General Partner and its affiliates, to the extent necessary to maintain the percentage interests of the General Partner and its affiliates equal to that which existed immediately prior to the issuance of such Partnership interests.

New Summit	The Partnership
Amendment of Governing Documents

Under Delaware law, subject to Section 242(b)(2) of the DGCL, which provides holders of a class or series of stock with a separate vote on proposed amendments to the certificate of incorporation under certain circumstances, unless the certificate of incorporation requires a greater vote, an amendment to the certificate of incorporation requires (i) that the board adopt resolutions approving the proposed amendment and declaring its advisability; and (ii) the affirmative vote of the holders of a majority in voting power of the stock entitled to vote.

The Proposed Governing Documents provide that the New Summit Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the New Summit Bylaws, without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the New Summit Charter. In addition, New Summit’s stockholders also have the power to make, repeal, alter, amend and rescind, in whole or in part, the New Summit Bylaws, without any requirement to obtain separate approval of the New Summit Board; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of New Summit required in the Proposed Governing Documents or by applicable law, the affirmative vote of the holders of a majority in voting power of all the then-outstanding shares of stock of New Summit entitled to vote thereon, voting together as a single class, is be required in order for the stockholders of New Summit to alter, amend, repeal or rescind, in whole or in part, any provision of the New Summit Bylaws or to adopt any provision inconsistent therewith.

No amendment to the Proposed Governing Documents may be made that would have a material adverse effect on the powers, preferences, relative, participating, optional or other special rights of the Series A Preferred Stock, or the qualifications, limitations and restrictions thereof, without the affirmative vote of the holders of at least 66⅔% of the outstanding Series A Preferred Stock; provided that no amendment in connection with a merger or other transaction in which New Summit is the surviving entity and the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged in any respect adverse to the holders of Series A Preferred Stock is deemed to materially and adversely affect the powers, preferences, duties or special rights of the Series A Preferred Stock.

General.    Amendments to the Partnership Agreement may be proposed only by the General Partner. The General Partner, however, will have no duty or obligation to propose or approve any amendment and may decline to do so free of any duty or obligation whatsoever to the Partnership, the limited partners or any other person bound by the Partnership Agreement, including any duty to act in good faith or any other standard imposed by the Partnership Agreement. The General Partner is permitted to determine whether to propose or approve any amendment to the Partnership Agreement in its sole and absolute discretion.

Except as described below, an amendment is effective upon approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under the Partnership Agreement.

Prohibited Amendments.    No amendment to the Partnership Agreement may be made that would:

•    establish a smaller percentage, or enlarge the percentage, of outstanding Units required to take any action without its consent, unless such amendment is approved by the holders of outstanding Units whose aggregate outstanding Units constitute (i) in the case of a reduction, not less than the voting requirement sought to be reduced, (ii) in the case of an increase in the percentage required for the removal of the General Partner, not less than 90% of the outstanding Units, or (iii) in the case of an increase in the percentage relating to director nominations and elections, not less than a majority of the outstanding Units;

•    enlarge the obligations of any limited partner without its consent;

•   enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the General Partner or any of its affiliates without the consent of the General Partner, which consent may be given or withheld at its option;

New Summit	The Partnership

•   have a material adverse effect on the powers, preferences, duties or special rights of the Series A Preferred Units without the affirmative vote of the holders of at least 66⅔% of the outstanding Series A Preferred Units; provided that no amendment in connection with a merger or other transaction in which the Partnership is the surviving entity and the Series A Preferred Units remain outstanding with the terms thereof materially unchanged in any respect adverse to the holders of Series A Preferred Units is deemed to materially and adversely affect the powers, preferences, duties or special rights of the Series A Preferred Units;

•   have a material adverse effect on the rights or preferences of any class of Partnership interests in relation to other classes of Partnership interests must be approved by the holders of not less than a majority of the outstanding Partnership interests of the class affected; or

•   amend the requirements to amend the Partnership Agreement without the approval of the holders of at least 90% of the outstanding Units.

None of the foregoing amendments shall become effective without the approval of the holders of at least 90% of the outstanding Units voting as a single class unless the Partnership obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable partnership law of the state under whose laws the Partnership is organized.

As of May 28, 2024, the General Partner and its affiliates and members of the GP Board and management owned approximately 5.2% of the outstanding Common Units and 0% of the outstanding Series A Preferred Units.

No Unitholder Approval.    The General Partner may generally make amendments to the Partnership Agreement without the approval of any limited partner to reflect:

•    a change in the Partnership’s name, the location of the Partnership’s principal place of business, the Partnership’s registered agent or the Partnership’s registered office;

•   the admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement;

New Summit	The Partnership

•    a change that the General Partner determines to be necessary or appropriate to qualify or continue the Partnership’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither the Partnership nor any of its subsidiaries will be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

•    an amendment that is necessary, in the opinion of the Partnership’s counsel, to prevent the Partnership or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•   an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership interests;

•    any amendment expressly permitted in the Partnership Agreement to be made by the General Partner acting alone;

•    an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion that has been approved under the terms of the Partnership Agreement;

•    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or the Partnership’s investment in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the Partnership Agreement;

•    certain mergers or conveyances as set forth in the Partnership Agreement; or

•   any other amendments substantially similar to any of the matters described in the clauses above.

New Summit	The Partnership

Opinion of Counsel.    The General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in the Partnership’s being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes in connection with any of the amendments described under “— No Unitholder Approval.” No other amendments to the Partnership Agreement other than described above under “No Unitholder Approval” will become effective without the approval of holders of at least 90% of the outstanding Units voting as a single class unless the Partnership first obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of the Partnership’s limited partners.

Voting Rights; Meetings; Action by Written Consent

The New Summit Charter provides that holders of shares of Common Stock are entitled to one vote for each share held of record on all matters on which stockholders generally are entitled to vote. Holders of Series A Preferred Stock will be entitled to one vote per share of Series A Preferred Stock on matters such holders are entitled to vote.

Unless otherwise required by law, the New Summit Charter or the rules of any stock exchange applicable to New Summit, the record holders of a majority of the voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote thereat will constitute a quorum for the transaction of business at all meetings of stockholders.

With respect to matters as to which no other voting requirement is specified by applicable law or regulation, the rules or regulations of any stock exchange applicable to New Summit, or the Proposed Governance Documents, the vote required for stockholder action is a majority of the votes properly cast on the matter. Directors are elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The holders of a series of Preferred Stock or Blank Check Common Stock, if any, are entitled only to such voting rights, if any, as are expressly granted to such series of Preferred Stock or Blank Check Common Stock by the New Summit Charter (including any certificate of designation relating to such series of Preferred Stock or Blank Check Common Stock). Holders of Series A Preferred Stock will have no voting rights except for limited voting rights with respect to potential amendments to the Proposed Governing Documents that have a material adverse effect on the existing terms of the Series A Preferred Stock and in certain other limited circumstances or as required by law.

Except as described below regarding a person or group owning 20% or more of any class or series of Units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of the limited partners and to act upon matters for which approvals may be solicited.

The unitholders, including the General Partner and its affiliates, are entitled to elect all of the directors of the General Partner. The GP LLC Agreement and the Partnership Agreement provide for a board of directors to be comprised of not less than five and not more than eight individuals. The Partnership Agreement provides that the annual meeting of limited partners for the directors of the board shall be held on such date and at such time as may be fixed from time to time by the General Partner at such place as may be fixed from time to time by the General Partner and all as stated in the notice of such meeting.

Additionally, any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing describing the action so taken are signed by holders of the number of outstanding limited partner interests necessary to authorize or take that action at a meeting. Meetings of the limited partners may be called by the General Partner or by limited partners owning at least 20% of the outstanding limited partner interests of the class or series for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. The holders of a majority of the outstanding limited partner interests of the class or classes or series for which a meeting has been called represented in person or by proxy will constitute a quorum unless any such action requires approval by holders of a greater percentage of the outstanding limited partner interests, in which case the quorum will be the greater percentage.

New Summit	The Partnership

If any person or group acquires beneficial ownership of 20% or more of any class or series of capital stock of New Summit, that person or group loses voting rights on all of its shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall not be considered outstanding when sending notices of a meeting of holders of Series A Preferred Stock to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under the Proposed Governing Documents. This loss of voting rights does not apply to any person or group that acquires the capital stock from affiliates of New Summit (including capital stock received pursuant to the Merger Agreement in exchange for Units acquired by such person or group from the General Partner or its affiliates) and any transferees of that person or group approved by New Summit (or, as applicable, the General Partner), to any person or group who acquires the capital stock with the prior approval of the New Summit Board (including capital stock received pursuant to the Merger Agreement in exchange for Units acquired with the prior approval of the GP Board), or to the voting rights of Series A Preferred Stock pursuant to the Certificate of Designation.

The New Summit Charter provides that special meetings of stockholders may be called only by or at the direction of the New Summit Board, the Chairman thereof or the Chief Executive Officer.

The New Summit Charter provides that any action required or permitted to be taken by the stockholders must be taken at a duly called annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

Each record holder of a unit has a vote according to his percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued. Holders of Series A Preferred Units shall be entitled to one vote per Series A Preferred Unit. However, if any person or group other than General Partner and its affiliates acquires beneficial ownership of 20% or more of any class or series of Units, that person or group loses voting rights on all of its units and such Units shall not be considered outstanding when sending notices of a meeting of limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under the Partnership Agreement. This loss of voting rights does not apply to any person or group that acquires the Units from the General Partner or its affiliates and any transferees of that person or group approved by the General Partner, to any person or group who acquires the units with the prior approval of the GP Board, or to the voting rights of Series A Preferred Units pursuant to the Partnership Agreement. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under the Partnership Agreement will be delivered to the record holder by the Partnership or by the transfer agent.

Indemnification and Limitation on Liability

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The DGCL does not permit exculpation for liability:

•    for any breach of a director’s or officer’s duty of loyalty to New Summit or to its stockholders;

•   for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•   for unlawful payment of dividends or unlawful stock repurchases or redemptions;

•   for any transaction from which a director or officer derived an improper personal benefit; and

•   for any action against an officer by or in right of New Summit.

Under the Partnership Agreement, the Partnership will indemnify and hold harmless the following persons, to the fullest extent permitted by law (subject to certain limitations in the Partnership Agreement), from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership:

•    the General Partner;

•    any departing general partner;

•    any person who is or was an affiliate of the General Partner or any departing general partner;

New Summit	The Partnership

The New Summit Charter eliminates the personal liability of directors and officers for monetary damages for actions taken as a director or officer to the fullest extent permitted by the DGCL.

The New Summit Charter provides that, to the fullest extent permitted by the DGCL, New Summit will indemnify any person made or threatened to be made a party to or is otherwise involved in (including as a witness) an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of New Summit or any predecessor of New Summit appointed or elected by the New Summit Board, or, while serving as a director or officer of New Summit elected or appointed by the New Summit Board, serves or served at another corporation, partnership, joint venture, trust or other enterprise as a director or officer at the request of New Summit or any predecessor to New Summit. The New Summit Bylaws provide that it will indemnify and advance expenses to its directors and officers, and may indemnify and advance expenses to its employees and agents, to the fullest extent permitted by the DGCL. The New Summit Bylaws expressly authorize New Summit to maintain insurance providing indemnification for its directors, officers, employees, agents and other persons against any expense, liability or loss, whether or not New Summit would have the power to indemnify such person against such expense, liability or loss under the DGCL.

•    any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of the Partnership or any of its subsidiaries, the General Partner or any departing general partner or any affiliate of the foregoing;

•    any person who is or was serving at the request of the General Partner or any departing general partner or any affiliate of the General Partner or any departing general partner as a manager, managing member, general partner, director, officer, fiduciary or trustee of another person owing a fiduciary duty to the Partnership or any of its subsidiaries; and

•    any person designated by the General Partner.

Any indemnification under these provisions will only be out of the Partnership’s assets. The General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification. The Partnership may purchase and maintain insurance, on behalf of the General Partner, its affiliates and such other persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with the Partnership’s activities or such person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such person against such liability under the provisions of the Partnership Agreement.

Conflicts of Interest; Fiduciary Duties; Corporate Opportunities

Under the DGCL, a transaction or a contract between a corporation and an officer or director is not void or voidable solely because of the officer’s or director’s interest if:

•    the material facts are disclosed or made known to the board of directors (or committee thereof) and a majority of the disinterested directors vote to authorize the transaction in good faith;

•    the material facts are disclosed or made known to the stockholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the stockholders; or

•    the transaction is fair to the corporation at the time it is authorized, approved or ratified by the board of directors (or committee thereof) or the stockholders.

The General Partner (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (a) its performance as general partner or managing member, if any, of one or more of the Partnership or its subsidiaries or as described in or contemplated by the IPO Registration Statement (as defined in the Partnership Agreement), (b) the acquiring, owning or disposing of debt securities or equity interests in the Partnership or any of its subsidiaries or (c) subject to the limitations contained in the Operation and Services Agreement (as defined in the Partnership Agreement), the performance of its obligations under the Operation and Services Agreement.

New Summit	The Partnership

Other than the General Partner, each indemnitee, partner, person who is or was a member, partner, director, officer, employee or agent of the Partnership or any of its subsidiaries, any departing general partner or any affiliate of the Partnership or any of its subsidiaries and any person the General Partner designates (collectively, such persons “Unrestricted Persons”) will have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Partnership or any of its subsidiaries, independently or with others, including business interests and activities in direct competition with the business and activities of the Partnership or any of its subsidiaries, and none of the same will constitute a breach of the Partnership Agreement or any duty otherwise existing at law, in equity or otherwise, to the Partnership or any of its subsidiaries or any partner.

Engaging in competitive activities by any Unrestricted Person is approved by the Partnership and all its partners. It is not a breach of any duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons to engage in such business interests and activities in preference to or to the exclusion of the Partnership. Unrestricted Persons have no obligation under the Partnership Agreement or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. The doctrine of corporate opportunity, or any analogous doctrine, will not apply to any Unrestricted Person. No Unrestricted Person who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, will have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person will not be liable to the Partnership or to any limited partner for breach of any duty by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another person or does not communicate such opportunity or information to the Partnership; provided that such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

New Summit	The Partnership
Exclusive Forum

The New Summit Charter provides that, unless New Summit consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks requisite subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the New Summit, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of New Summit to New Summit or New Summit’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Proposed Governing Documents or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. Further, unless New Summit consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against New Summit or any director, officer, employee or agent of New Summit. Any person purchasing or otherwise acquiring or holding an interest in any shares of New Summit capital stock shall be deemed to have notice of and to have consented to the forum provisions in the New Summit Charter. It is possible that a court could find New Summit’s exclusive forum provision to be inapplicable or unenforceable.

The Partnership Agreement provides that the Court of Chancery of the State of Delaware shall be the exclusive forum for any claims, suits, actions or proceedings (i) arising out of or relating in any way to the Partnership Agreement, (ii) brought in a derivative manner on behalf of the Partnership, (iii) asserting a claim of breach of a duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the partners, (iv) asserting a claim arising pursuant to any provision of the Delaware LP Act or (v) asserting a claim governed by the internal affairs doctrine.

Taxation
New Summit is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. See “Material U.S. Federal Income Tax Consequences.”

The Partnership is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income taxes.

Each unitholder receives a Schedule K-1 from the Partnership reflecting such unitholder’s share of the Partnership’s items of income, gain, loss and deduction for each taxable year following the end of such taxable year.

DESCRIPTION OF NEW SUMMIT CAPITAL STOCK

General

The following description of New Summit’s Common Stock, Preferred Stock and Blank Check Common Stock, the New Summit Charter, the New Summit Bylaws and the Series A Certificate of Designation is a summary only and reflects the Proposed Governing Documents that will be in effect upon consummation of the Corporate Reorganization, forms of which are included as exhibits to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Immediately following the Corporate Reorganization, New Summit’s authorized capital stock will consist of 42,000,000 shares of Common Stock, 500,000 shares of Preferred Stock and 30,000,000 shares of Blank Check Common Stock. Immediately upon consummation of the Corporate Reorganization, the New Summit Board will designate 65,508 shares of the Preferred Stock as Series A Preferred Stock.

Common Stock

Holders of shares of the Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by New Summit’s stockholders generally. The holders of the Common Stock do not have cumulative voting rights in the election of directors.

Holders of shares of the Common Stock are entitled to receive dividends when, as and if declared by the New Summit Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding Preferred Stock or Blank Check Common Stock.

Upon New Summit’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Stock and Blank Check Common Stock having liquidation preferences, if any, the holders of shares of the Common Stock will be entitled to receive pro rata New Summit’s remaining assets available for distribution.

All shares of the Common Stock that will be outstanding upon consummation of the Corporate Reorganization will be fully paid and non-assessable. The Common Stock will not be subject to further calls or assessments by New Summit. Holders of shares of the Common Stock will not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Common Stock. The rights powers, preferences and privileges of the Common Stock will be subject to those of the holders of any shares of Preferred Stock or Blank Check Common Stock or any other series or class of stock that New Summit may authorize and issue in the future.

Preferred Stock

Other than the Series A Preferred Stock described below, no shares of Preferred Stock will be issued or outstanding immediately upon consummation of the Corporate Reorganization. The New Summit Charter authorizes the New Summit Board to establish one or more series of Preferred Stock (including convertible Preferred Stock). Unless required by law or any stock exchange, the authorized shares of Preferred Stock will be available for issuance without further action by the holders of the Common Stock or the Blank Check Common Stock. The New Summit Board is able to determine, with respect to any series of Preferred Stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•        the designation of the series;

•        the number of shares of the series, which the New Summit Board may, except where otherwise provided in the Preferred Stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•        whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•        the dates at which dividends, if any, will be payable;

•        the redemption or repurchase rights and price or prices, if any, for shares of the series;

•        the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•        the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of New Summit’s affairs;

•        whether the shares of the series will be convertible into shares of any other class or series, or any other security, of New Summit or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•        restrictions on the issuance of shares of the same series or of any other class or series; and

•        the voting rights, if any, of the holders of the series.

Series A Preferred Stock

Shares of Series A Preferred Stock represent perpetual equity interests in New Summit, and they have no stated maturity or mandatory redemption date. Holders of Series A Preferred Stock generally have no voting rights, except for limited voting rights in certain circumstances.

The holders of Series A Preferred Stock are entitled to receive, when, as and if declared by the New Summit Board out of legally available funds for such purpose, cumulative and compounding quarterly cash dividends. Dividends on the shares of Series A Preferred Stock are cumulative and compounding and are payable quarterly in arrears on the 15th days of March, June, September and December of each year. The dividend rate for the Series A Preferred Stock is a percentage of the Series A Liquidation Preference equal to the three-month SOFR, or, if no such rate is so published, a substitute or successor rate determined by the calculation agent, plus a spread of 7.69%.

The shares of Series A Preferred Stock will have a liquidation preference of $1,000. Upon the occurrence of certain rating agency events, New Summit may redeem the shares of Series A Preferred Stock, in whole but not in part, at a price of 102% of the Series A Liquidation Preference per share of Series A Preferred Stock plus an amount equal to all accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption, whether or not declared. In addition, at any time on or after December 15, 2023, New Summit may, at its option, redeem the Series A Preferred Stock, in whole or in part, at a redemption price of 102% of the Series A Liquidation Preference for the year 2023 or 100% of the Series A Liquidation Preference for the years 2024 and thereafter per share of Series A Preferred Stock plus an amount equal to all accumulated and unpaid dividends thereon to, but not including, the date of redemption, whether or not declared (assuming such shares of Series A Preferred Stock are redeemed during the 12-month period beginning on the years indicated).

If certain change of control triggering events occur, each holder of the Series A Preferred Stock may require New Summit to repurchase all or a portion of such holder’s Series A Preferred Stock at a purchase price equal to 101% of the Series A Liquidation Preference per share of Series A Preferred Stock plus an amount equal to all accumulated and unpaid dividends thereon to, but not including, the date of settlement. Any such redemption would be effected only out of funds legally available for such purposes and will be subject to compliance with the provisions of New Summit’s outstanding indebtedness.

Blank Check Common Stock

No shares of Blank Check Common Stock will be issued or outstanding immediately upon consummation of the Corporate Reorganization. The New Summit Charter authorizes the New Summit Board to establish one or more series of Blank Check Common Stock (including convertible Blank Check Common Stock). Unless required by law or any stock exchange, the authorized shares of Blank Check Common Stock will be available for issuance without further action by the holders of the Common Stock or the Preferred Stock. The New Summit Board is able to determine, with respect to any series of Blank Check Common Stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•        the designation of the series;

•        the number of shares of the series, which the New Summit Board may, except where otherwise provided in the Blank Check Common Stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•        whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•        the dates at which dividends, if any, will be payable;

•        the redemption or repurchase rights and price or prices, if any, for shares of the series;

•        the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•        the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of New Summit’s affairs;

•        whether the shares of the series will be convertible into shares of any other class or series, or any other security, of New Summit or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•        restrictions on the issuance of shares of the same series or of any other class or series; and

•        the voting rights, if any, of the holders of the series.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of the New Summit Board.

New Summit has no current plans to pay dividends on the Common Stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of the New Summit Board and will depend on, among other things, New Summit’s results of operations, cash requirements, financial condition, contractual restrictions and other factors that the New Summit Board may deem relevant. Because New Summit will be a holding company following the Corporate Reorganization and will have no direct operations, New Summit will only be able to pay dividends from funds it receives from its subsidiaries. In addition, New Summit’s ability to pay dividends will be limited by covenants in its existing indebtedness and may be limited by the agreements governing other indebtedness that New Summit or its subsidiaries incur in the future.

Until the redemption of the Series A Preferred Stock, holders of the shares of Series A Preferred Stock are entitled to receive cumulative compounding dividends quarterly. In any quarter, the holders of shares of Series A Preferred Stock must receive the dividend to which they are entitled for that quarter, plus any accrued and unpaid dividends from prior quarters, and the New Summit Board must expect to have sufficient funds to pay the next dividend on the Series A Preferred Stock, before any distributions can be paid on the Common Stock. New Summit cannot pay dividends on any junior securities, including the Common Stock, prior to paying the dividends payable on the Series A Preferred Stock.

Annual Stockholder Meetings

The New Summit Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the New Summit Board. To the extent permitted under applicable law, New Summit may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of the Proposed Governing Documents and Certain Provisions of Delaware Law

Some provisions of Delaware law, the New Summit Charter and the New Summit Bylaws could make certain change of control transactions more difficult, including acquisitions of New Summit by means of a tender offer, a proxy contest or otherwise, as well as removal of New Summit’s incumbent officers and directors. These provisions may also have the effect of preventing changes in New Summit’s management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in New Summit’s best interests, including transactions that might result in a premium over the market price for New Summit’s shares. Therefore, these provisions could adversely affect the price of the Common Stock or the Series A Preferred Stock.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New Summit to first negotiate with the New Summit Board. New Summit believes that the benefits of increased protection and New Summit’s potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure New Summit outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Proposed Governing Documents

Among other things, the Proposed Governing Documents:

•        establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of New Summit’s stockholders. These procedures provide that notice of stockholder proposals must be timely delivered to New Summit’s corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be delivered to our corporate secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of New Summit’s proxy statement released to the stockholders for the preceding year’s annual meeting. The New Summit Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may deter stockholders from bringing matters before the stockholders at an annual or special meeting;

•        authorize the New Summit Board to issue undesignated Preferred Stock and undesignated Blank Check Common Stock. This ability makes it possible for the New Summit Board to issue, without stockholder approval, Preferred Stock or Blank Check Common Stock with voting or other rights or preferences that could impede the success of any attempt to change control of New Summit. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of New Summit;

•        provide that the authorized number of directors may be changed only by resolution of the New Summit Board;

•        provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of Preferred Stock or Blank Check Common Stock, be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum;

•        provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of Preferred Stock or Blank Check Common Stock with respect to such series;

•        provide that special meetings of New Summit’s stockholders may only be called by resolution of the board of directors;

•        provide that the New Summit Board be divided into three classes of directors, serving staggered three-year terms, other than directors which may be elected by holders of Preferred Stock or Blank Check Common Stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of New Summit because it generally makes it more difficult for stockholders to replace a majority of the directors; and

•        provide that the approval of the holders of at least two-thirds of the then outstanding Series A Preferred Stock is required on any matter (including a merger, consolidation or business combination) that would materially adversely affect any of the existing preferences, rights, powers, duties or obligations of the Series A Preferred Stock.

Forum Selection

The New Summit Charter provides that unless New Summit consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks requisite subject matter jurisdiction, and state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•        any derivative action or proceeding brought on New Summit’s behalf;

•        any action asserting a claim of breach of a fiduciary duty owed by any of New Summit’s current or former directors, officers, other employees or stockholders to New Summit or New Summit’s stockholders;

•        any action asserting a claim arising pursuant to any provision of the DGCL or the Proposed Governing Documents or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or

•        any action asserting a claim against New Summit or any director or officer or other employee of New Summit’s that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Notwithstanding the foregoing sentence, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against New Summit or any director, officer, employee or agent of New Summit.

The New Summit Charter also provides that any person or entity purchasing or otherwise acquiring or holding any interest in shares of New Summit’s capital stock will be deemed to have notice of, and to have consented to, these forum selection provisions. Although New Summit believes these provisions benefit New Summit by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against New Summit’s directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the New Summit Charter is inapplicable or unenforceable.

Opt Out of Section 203 of the DGCL

In the New Summit Charter, New Summit elects not to be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•        the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•        upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•        on or after the date the interested stockholder attained that status, the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, New Summit’s stockholders will have appraisal rights in connection with a merger or consolidation of New Summit. Pursuant to the DGCL, stockholders entitled to seek appraisal who properly assert and perfect appraisal rights in accordance with Section 262 of the DGCL in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery of the State of Delaware.

Stockholders’ Derivative Actions

Under the DGCL, any of New Summit’s stockholders may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Summit’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

Limitations on Liability and Indemnification and Advancement of Expenses of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties, subject to certain exceptions. The Proposed Governing Documents provide that New Summit will indemnify and advance expenses to its directors and officers, and may indemnify and advance expenses to its employees and other agents, to the fullest extent permitted by the DGCL, which prohibits the New Summit Charter from limiting the liability of its directors and officers for the following:

•        any breach of the director’s or officer’s duty of loyalty to New Summit or to its stockholders;

•        acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•        unlawful payment of dividends or unlawful stock repurchases or redemptions;

•        any transaction from which the director or officer derived an improper personal benefit; and

•        any action against the officer by or in right of New Summit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of a director or officer, then the liability of New Summit’s directors and officers will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The New Summit Bylaws generally provide that it must indemnify and advance expenses to its directors and officers to the fullest extent authorized by the DGCL. New Summit also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for its directors, officers and certain employees for some liabilities. In addition, New Summit may also enter into indemnification agreements with its directors and officers in the future. New Summit believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Proposed Governing Documents may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Summit and its stockholders. In addition, your investment may be adversely affected to the extent New Summit pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, New Summit has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of New Summit’s directors, officers or employees for which indemnification or advancement of expenses is sought.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock and the Series A Preferred Stock will be Equiniti Trust Company, LLC.

Listing

It is a condition to the consummation of the Merger that the Common Stock issuable in the Merger be approved for listing on a national securities exchange, subject to official notice of issuance. The Common Stock is expected to trade on NYSE under the symbol “SMC.” We do not intend to apply for the listing of the Series A Preferred Stock on any securities exchange.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following sets forth unaudited pro forma condensed consolidated financial information for New Summit after giving effect to the Partnership’s historical financial position and operating results of (i) the Mountaineer Divestiture, (ii) the Utica Divestiture and (iii) the Corporate Reorganization.

The accompanying unaudited pro forma condensed consolidated balance sheet as of March 31, 2024 has been prepared to reflect the Mountaineer Divestiture and Corporate Reorganization as if they had occurred on March 31, 2024. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2024 and for the year ended December 31, 2023 have been prepared as if the (i) Mountaineer Divestiture, (ii) Utica Divestiture and (iii) Corporate Reorganization had occurred on January 1, 2023.

The unaudited pro forma condensed consolidated balance sheet and statements of operations included herein are for information purposes only and are not necessarily indicative of the results that might have occurred had the (i) Mountaineer Divestiture, (ii) Utica Divestiture and (iii) Corporate Reorganization taken place on the respective dates assumed. Actual results may differ significantly from those reflected in the unaudited pro forma condensed consolidated financial statements for various reasons, including but not limited to, the differences between the assumptions used to prepare the unaudited pro forma condensed consolidated financial statements and actual results. The pro forma adjustments in the unaudited pro forma condensed consolidated balance sheet and the statements of operations included herein include the use of estimates and assumptions as described in the accompanying notes. The pro forma adjustments are based on information available to the Partnership at the time these unaudited pro forma condensed consolidated financial statements were prepared. The Partnership believes its current estimates provide a reasonable basis of presenting the significant effects of the divestitures and Corporate Reorganization. However, the estimates and assumptions are subject to change as additional information becomes available. The unaudited pro forma condensed consolidated financial statements include only those adjustments related to the divestitures and Corporate Reorganization.

The unaudited pro forma condensed consolidated financial statements are based on the historical consolidated financial statements of the Partnership and should be read in conjunction with the Interim Financial Statements and the Annual Financial Statements.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
As of March 31, 2024

(In thousands, except unit amounts)	Historical	Divestiture Pro forma Adjustments		Corporate Reorganization Proforma Adjustments		Pro forma Combined
ASSETS
Cash and cash equivalents	$344,590	$(141,939)	(a) (b)	$—		$202,651
Restricted cash	3,454	—		—		3,454
Accounts receivable	66,587	(6,005)	(b)	—		60,582
Other current assets	5,935	(100)	(b)	—		5,835
Total current assets	420,566	(148,044)		—		272,522
Property, plant and equipment, net	1,447,443	(64,910)	(b)	—		1,382,533
Intangible assets, net	147,304	(9,016)	(b)	—		138,288
Investment in equity method investees	273,476	—		—		273,476
Other noncurrent assets	31,786	(375)	(b)	—		31,411
TOTAL ASSETS	$2,320,575	$(222,345)		$—		$2,098,230

LIABILITIES AND CAPITAL
Trade accounts payable	$18,063	$3,026	(b) (c)	$1,750	(f)	$22,839
Accrued expenses	36,554	(670)	(b)	—		35,884
Deferred revenue	8,899	—		—		8,899
Ad valorem taxes payable	3,282	(853)	(b)	—		2,429
Accrued compensation and employee benefits	2,824	(51)	(b)	—		2,773
Accrued interest	44,826	(9,009)	(d)	—		35,817
Accrued environmental remediation	1,854	—		—		1,854
Accrued settlement payable	6,667	—		—		6,667
Current portion of long-term debt	29,098	—		—		29,098
Other current liabilities	7,476	—		—		7,476
Total current liabilities	159,543	(7,557)		1,750		153,736
Long-term debt, net	1,127,287	(206,844)	(a)	—		920,443
Noncurrent deferred revenue	28,761	—		—		28,761
Deferred tax liability	—	—		158,352	(g)	158,352
Noncurrent accrued environmental remediation	1,278	—		—		1,278
Other noncurrent liabilities	28,298	—		—		28,298
Total liabilities	1,345,167	(214,401)		160,102		1,290,868
Commitments and contingencies

Mezzanine Capital
Subsidiary Series A Preferred Units	126,794	—		—		126,794

Partners’ Capital
Series A Preferred Units	100,113	—		—		100,113
Common limited partner capital	748,501	(7,944)	(b) (e)	(160,102)	(g)	580,455
Total partners’ capital	848,614	(7,944)		(160,102)		680,568
TOTAL LIABILITIES AND CAPITAL	$2,320,575	$(222,345)		$—		$2,098,230

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
For the Three Months Ended March 31, 2024

(In thousands, except per-unit amounts)	Historical	Divestiture Pro forma Adjustments		Corporate Reorganization Proforma Adjustments		Pro forma Combined
Revenues:
Gathering services and related fees	$61,985	$(16,853)	(h)	$—		$45,132
Natural gas, NGLs and condensate sales	49,092	—		—		49,092
Other revenues	7,794	—		—		7,794
Total revenues	118,871	(16,853)		—		102,018
Costs and expenses:
Cost of natural gas and NGLs	30,182	—		—		30,182
Operation and maintenance	25,012	(1,893)	(h)	—		23,119
General and administrative	14,785	(200)	(h)	—		14,585
Depreciation and amortization	27,867	(4,248)	(h)	—		23,619
Transaction costs	7,791	—		—		7,791
Acquisition integration costs	40	—		—		40
Gain on asset sales, net	(27)	—		—		(27)
Long-lived asset impairments	67,916	(67,916)	(m)	—		—
Total costs and expenses	173,566	(74,257)		—		99,309
Other income, net	(13)	1,789	(j)	—		1,776
Gain on interest rate swaps	2,590	—		—		2,590
Gain (loss) on sale of business	86,202	(86,202)	(l)	—		—
Gain on sale of equity method investment	126,261	(126,261)	(l)	—		—
Interest expense	(37,846)	13,160	(i)	—		(24,686)
Income (loss) before income taxes and equity method investment income	122,499	(140,110)		—		(17,611)
Income tax expense	(210)	—		2,996	(n)	2,786
Income from equity method investees	10,638	(7,039)	(h)	—		3,599
Net income (loss)	$132,927	$(147,149)		$2,996		$(11,226)
Less: Net income attributable to Subsidiary Series A Preferred Units	(3,770)	—		—		(3,770)
Net income (loss) attributable to Summit Midstream Partners, LP	$129,157	$(147,149)		$2,996		$(14,996)
Less: net income attributable to Series A Preferred Units	(3,220)	—		—		(3,220)
Net income (loss) attributable to common limited partners	$125,937	$(147,149)		$2,996		$(18,216)
Net income (loss) per limited partner unit:
Common unit – basic	$12.05					$(1.74)
Common unit – diluted	$11.47					$(1.74)

Weighted-average limited partner units outstanding:
Common units – basic	10,449					10,449
Common units – diluted	10,980					10,449

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
For the Year Ended December 31, 2023

(In thousands, except per-unit amounts)	Historical	Divestiture Pro forma Adjustments		Corporate Reorganization Proforma Adjustments		Pro forma Combined
Revenues:
Gathering services and related fees	$248,223	$(63,805)	(h)	$—		$184,418
Natural gas, NGLs and condensate sales	179,254	—		—		179,254
Other revenues	31,426	—		—		31,426
Total revenues	458,903	(63,805)		—		395,098
Costs and expenses:
Cost of natural gas and NGLs	112,462	—		—		112,462
Operation and maintenance	100,741	(8,860)	(h)	—		91,881
General and administrative	42,135	(868)	(h)	—		41,267
Depreciation and amortization	122,764	(17,855)	(h)	—		104,909
Transaction costs	1,251	1,000	(k)	1,750	(k)	4,001
Acquisition integration costs	2,654	—		—		2,654
Gain on asset sales, net	(260)	7	(h)	—		(253)
Long-lived asset impairments	540	67,916	(m)	—		68,456
Total costs and expenses	382,287	41,340		1,750		425,377
Other income, net	865	4,979	(j)	—		5,844
Gain on interest rate swaps	1,830	—		—		1,830
Gain (loss) on sale of business	(47)	86,202	(l)	—		86,155
Gain on sale of equity method investment	—	126,261	(l)	—		126,261
Interest expense	(140,784)	46,071	(i)	—		(94,713)
Loss on early extinguishment of debt	(10,934)	—		—		(10,934)
Income (loss) before income taxes and equity method investment income	(72,454)	158,368		(1,750)		84,164
Income tax expense	(322)	—		(162,437)	(n)	(162,759)
Income from equity method investees	33,829	(22,922)	(h)	—		10,907
Net income (loss)	$(38,947)	$135,446		$(164,187)		$(67,688)
Less: Net income attributable to Subsidiary Series A Preferred Units	(12,581)	—		—		(12,581)
Net income (loss) attributable to Summit Midstream Partners, LP	$(51,528)	$135,446		$(164,187)		$(80,269)
Less: net income attributable to Series A Preferred Units	(11,566)	—		—		(11,566)
Net income (loss) attributable to common limited partners	$(63,094)	$135,446		$(164,187)		$(91,835)
Net income (loss) per limited partner unit:
Common unit – basic	$(6.11)					$(8.89)
Common unit – diluted	$(6.11)					$(8.89)

Weighted-average limited partner units outstanding:
Common units – basic	10,334					10,334
Common units – diluted	10,334					10,334

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1. BASIS OF PRESENTATION

The March 31, 2024 unaudited pro forma condensed consolidated balance sheet gives effect to the pro forma adjustments necessary to reflect the Mountaineer Divestiture and Corporate Reorganization as if they had occurred on March 31, 2024. The unaudited pro forma condensed consolidated statement of operations gives effect to the pro forma adjustments necessary to reflect (i) the Mountaineer Divestiture, (ii) the Utica Divestiture and (iii) the Corporate Reorganization as if they had occurred on January 1, 2023. The unaudited pro forma adjustments are based on available information and assumptions that management believes are (i) directly attributable to the Mountaineer Divestiture, Utica Divestiture and Corporate Reorganization and (ii) factually supportable.

2. PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed consolidated statements reflect the following adjustments:

Balance Sheet

“Historical” — represents the historical unaudited consolidated balance sheet of the Partnership as of March 31, 2024. Upon completion of the Merger, the Partnership’s common limited partner capital account will be eliminated and replaced with common shares, paid in capital, and retained earnings. Additionally, the Series A Preferred Units will be exchanged for an equivalent number of shares of Series A Preferred Stock, with no substantive changes in contractual terms or investor cash flows.

(a)     To adjust Partnership balance sheet accounts for cash proceeds received associated with the Mountaineer Divestiture, the sale of compression assets and the 2026 Unsecured Notes Redemption.

(b)    To remove the Partnership’s assets and liabilities associated with the Mountaineer Divestiture. The following is a summarization of the application of net proceeds and estimated loss on the Mountaineer Divestiture and sale of compression equipment.

(in thousands)
Sale price	$74,400
Cash on hand	(55)
Accounts receivable	(6,005)
Other current assets	(100)
Property, plant and equipment, net	(64,910)
Intangible assets	(9,016)
Other noncurrent assets	(375)
Trade accounts payable, accrued expenses and other current liabilities	643

(c)     To adjust for $1.0 million of unrecognized transaction costs associated with the Mountaineer Divestiture, primarily for investment bank, advisory and legal fees.

(d)    To remove the accrued interest of the 2026 Unsecured Notes in connection with their full redemption.

(e)     To adjust for the estimated loss to be recognized by the Partnership related to the Mountaineer Divestiture.

(f)     To adjust for $1.75 million of unrecognized transaction costs associated with the Merger, primarily for investment bank, advisory and legal fees.

(g)    To recognize a deferred tax liability of $159.4 million related to the Merger and calculated using the current federal tax rate of 21% plus an appropriate state tax rate. The deferred tax liability is primarily the result of differences between GAAP and tax values of the Partnership’s fixed assets as of the date of the Merger and other basis adjustments resulting from the conversion of the Partnership to a taxable entity.

Upon completion of the Merger, the Partnership’s common limited partner capital account will be eliminated and replaced with common shares, paid in capital, and retained earnings. Additionally, the Series A Preferred Units will be exchanged for an equivalent number of shares of Series A Preferred Stock, with no substantive changes in contractual terms or investor cash flows.

Income Statement

“Historical” — represents the historical audited statement of operations of the Partnership for the three months ended March 31, 2024 and for the year ended December 31, 2023. Upon completion of the Merger, the Partnership’s common limited partner capital account will be eliminated and replaced with common shares, paid in capital, and retained earnings. Additionally, the Series A Preferred Units will be exchanged for an equivalent number of shares of Series A Preferred Stock, with no substantive changes in contractual terms or investor cash flows.

(h)    Adjustments are to eliminate revenues and costs of Summit Utica and Mountaineer Midstream from the Partnership’s consolidated financial results.

(i)     To adjust interest expense for the impact of an estimated $313.0 million pay down of the Partnership’s asset-based revolving credit facility and $209.5 million redemption of the 2026 Unsecured Notes with proceeds received from the Utica Divestiture, partially offset by increased interest expense resulting from an increase in commitment fees owed on the asset-based revolving credit facility.

(j)     To adjust for the estimated interest income associated with the proceeds received from the Mountaineer Divestiture and Utica Divestiture.

(k)    To adjust for unrecognized transaction costs associated with the Mountaineer Divestiture, Utica Divestiture and the Merger, primarily for investment bank, advisory and legal fees.

(l)     To adjust the gain recognized as a result of the Utica Divestiture as if the transaction had occurred on January 1, 2023.

(m)   To adjust impairment associated with the Mountaineer Divestiture as if the transaction had occurred on January 1, 2023.

(n)    The pro forma financial results for the year ended December 31, 2023 include a deferred tax expense for the establishment of a deferred tax liability as a result of the Merger resulting from differences between the GAAP and tax values of the Partnership’s fixed assets as of the date of the Merger and other basis adjustments resulting from the conversion of the Partnership to a taxable entity. The pro forma financial results for the three months ended March 31, 2024 include a deferred tax expense primarily related to differences between GAAP and tax depreciation expense for the three month operating period.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain material U.S. federal income tax consequences to U.S. holders (as defined below) of the Merger and of owning and disposing of Common Stock received in the Merger and is the opinion of Kirkland & Ellis LLP, counsel to New Summit, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations (the “Treasury Regulations”) promulgated under the Code and judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been or is expected to be sought from the IRS with respect to any of the tax consequences discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion is limited to U.S. holders that hold their Common Units, and will hold their Common Stock received in the Merger, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the Medicare tax on net investment income or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, under any tax treaty, or under any U.S. federal laws other than those pertaining to income taxes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or to U.S. holders that may be subject to special rules under U.S. federal income tax laws, including, without limitation:

•        a bank, insurance company or other financial institution;

•        a tax-exempt or governmental organization;

•        a real estate investment trust;

•        an S corporation or an entity treated as a partnership for U.S. federal income tax purposes and any holder of an interest therein;

•        a regulated investment company or a mutual fund;

•        a “controlled foreign corporation” or a “passive foreign investment company”;

•        a dealer or broker in stocks and securities, or currencies;

•        a trader in securities that elects mark-to-market treatment;

•        a holder of Common Units that received such Common Units through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

•        a person whose functional currency is not the U.S. dollar;

•        a holder who holds Common Units through non-U.S. brokers or other non-U.S. intermediaries;

•        a holder that holds Common Units or Common Stock as part of a hedge, straddle, appreciated financial position, conversion or other “synthetic security” or integrated investment or risk reduction transaction;

•        a person who purchases or sells Common Units or Common Stock as part of a wash sale for tax purposes;

•        accrual method U.S. holders that prepare an “applicable financial statement” (as defined in Section 451 of the Code); or

•        a U.S. expatriate.

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds Common Units or Common Stock the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. A partner in a partnership holding Common Units should consult its own tax advisor about the U.S. federal income tax consequences of the Merger and of such partnership owning and disposing of Common Stock received in the Merger.

Furthermore, this discussion is limited to U.S. holders that hold only Common Units and do not beneficially own any Series A Preferred Units. It therefore assumes that U.S. holders do not own any Series A Preferred Units in addition to Common Units and does not address any tax consequences of owning Series A Preferred Units, exchanging Series A Preferred Units in the Merger, or of owning and disposing of Series A Preferred Stock received in the Merger. The tax consequences to a U.S. holder that is a beneficial owner of Series A Preferred Units are complex, and such U.S. holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences of exchanging Series A Preferred Units for Series A Preferred Stock in the Merger and of owning and disposing of Series A Preferred Stock received in the Merger.

Each unitholder that is not a U.S. holder is strongly urged to consult with and rely upon its own tax advisor with respect to the tax consequences of the Merger and of receiving, owning and disposing of stock received in the Merger.

For purposes of this discussion, “U.S. holder” is a beneficial owner of Common Units or Common Stock that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury Regulations to be treated as a United States person.

All statements as to matters of U.S. federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this discussion are the opinion of Kirkland & Ellis LLP and are based on the accuracy of the representations made by New Summit and the Partnership.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE RECEIPT, OWNERSHIP AND DISPOSITION OF STOCK RECEIVED IN THE MERGER. EACH UNITHOLDER IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH UNITHOLDER OF THE MERGER AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF STOCK RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Merger

Tax Characterization of the Merger.    The Merger should qualify as an exchange described in Section 351 of the Code with respect to U.S. holders, with the resulting consequences described below, if the unitholders are in control (within the meaning of Section 368(c) of the Code) of New Summit immediately after the Merger. “Control” for purposes of Section 351 is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Unitholders will receive control of New Summit pursuant to the Merger. However, if the unitholders or New Summit take steps that would cause such unitholders to lose “control” of New Summit immediately after the Merger as interpreted by applicable case law and IRS guidance, the Merger would not satisfy the requirements of Section 351 of the Code, in which case the Merger would be a taxable transaction to U.S. holders, and any gain realized by a U.S. holder would be recognized.

Accordingly, it is generally intended that U.S. holders would not recognize gain or loss in the Merger, subject to the discussion below regarding the application of Section 357(c) of the Code.

Even if, as generally intended, the Merger qualifies as a transaction described in Section 351 of the Code, if a corporation assumes (or, is treated for U.S. federal income tax purposes as having assumed) liabilities of the transferor (or accepts property subject to liabilities) in an exchange described in Section 351 of the Code, the transferor generally must recognize gain under Section 357(c) of the Code in the amount by which the aggregate liabilities exceed the transferor’s basis in the property contributed to the corporation. Partnership liabilities are allocated to the U.S. holders under Section 752 of the Code, and as a result of the Merger, such liabilities will be treated as having been assumed by New Summit and will be subject to Section 357(c) of the Code. Accordingly, a U.S. holder will recognize gain as a result of the Merger to the extent that the aggregate amount of Partnership liabilities allocable to such U.S. holder immediately prior to the Merger exceeds the U.S. holder’s aggregate tax basis in the Common Units exchanged by such U.S. holder.

Each U.S. holder’s aggregate tax basis in the shares of Common Stock received in the Merger will generally be the same as the U.S. holder’s aggregate tax basis in the Common Units surrendered in exchange therefor (as discussed below), increased by the amount of any gain recognized in the Merger, including any gain recognized under Section 357(c) (as discussed above), and reduced by the aggregate amount of Partnership liabilities allocable to such U.S. holder immediately prior to the Merger.

A U.S. holder’s initial tax basis in Common Units purchased with cash would generally equal, at the time of such purchase, the amount such U.S. holder paid for the Common Units plus the U.S. holder’s share of the Partnership’s liabilities allocable to such U.S. holder. Over time that basis would have been (i) increased by the U.S. holder’s share of the Partnership’s income; by any increases in the aggregate amount of Partnership liabilities allocable to such U.S. holder; and immediately prior to the Merger, by the U.S. holder’s share of the Partnership’s business interest expenses that were not deductible by the U.S. holder in prior taxable periods because they exceeded the U.S. holder’s share of excess taxable income or excess business interest income, and (ii) decreased, but not below zero, by distributions from the Partnership (other than distributions treated as guaranteed payments); by the U.S. holder’s share of the Partnership’s losses; by any decreases in the aggregate amount of Partnership liabilities allocable to such U.S. holder; and by the U.S. holder’s share of the Partnership’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

The holding period of Common Stock received by a U.S. holder in exchange for Common Units will generally include the holding period of the Common Units for which it is exchanged, however, the IRS has previously taken the position that to the extent the Common Stock is received by such U.S. holder in exchange for interests in Section 751 assets of the Partnership that are neither capital assets nor Section 1231 assets, the holding period of such Common Stock begins on the day following the date of the Merger. Each U.S. holder is strongly urged to consult its own tax advisor with respect to the holding period of Common Stock received in the Merger.

Character of Gain.    Any gain recognized by a U.S. holder in the Merger generally will be taxable as capital gain, but a portion of this gain, if any, may be separately computed and taxed as ordinary income under Section 751 of the Code to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by the Partnership and its subsidiaries. Capital gain recognized by a U.S. holder will generally be long-term capital gain if the U.S. holder has held its Common Units for more than one year as of the Effective Time. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates.

For taxable years beginning on or before December 31, 2025, a non-corporate U.S. holder may be entitled to a deduction equal to 20% of any gain recognized to the extent it is attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by the Partnership and its subsidiaries. U.S. holders should consult their tax advisors regarding the application of this deduction.

Passive Losses.    Passive losses that were not deductible by a U.S. holder in prior taxable periods because such losses exceeded a U.S. holder’s share of the Partnership’s income may be utilized to offset any gain recognized in the Merger and may be deducted in full upon the U.S. holder’s taxable disposition of its Common Stock received in the Merger.

Reporting Requirements.    U.S. holders that receive shares representing at least 5% of the total combined voting power or value of the total outstanding Common Stock are required to attach to their U.S. federal income tax returns for the year in which the Merger is completed, and maintain a permanent record of, a statement containing the information listed in Treasury Regulations Section 1.351-3. The facts to be disclosed by such U.S. holder include the aggregate fair market value of, and the U.S. holder’s basis in, the Common Units exchanged by such U.S. holder in the Merger.

The Partnership Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the Merger.    A U.S. holder will be allocated its share of the Partnership’s items of income, gain, loss and deduction for the taxable period of the Partnership ending on the date of the Merger. These allocations will be made in accordance with the terms of the Partnership Agreement. A U.S. holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from the Partnership. Any such items allocated to a U.S. holder will increase or decrease the U.S. holder’s tax basis in the Common Units, as discussed above, and, therefore, will increase or decrease such U.S. holder’s basis in the Common Stock received in the Merger or the amount of any gain recognized in the Merger.

The U.S. federal income tax consequences of the Merger to a unitholder are complex and will depend on such unitholder’s own personal tax situation. Accordingly, each unitholder is strongly urged to consult its own tax advisor with respect to the specific tax consequences of the Merger, taking into account its own particular circumstances.

Tax Consequences of the Ownership and Disposition of Common Stock

Distributions on Shares.    For U.S. federal income tax purposes, distributions of cash by New Summit to a U.S. holder with respect to shares received in the Merger will generally be included in a U.S. holder’s income as dividend income to the extent of New Summit’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles, and will be reported to such owner on Form 1099-DIV. A portion of the cash distributed to the stockholders by New Summit after the Merger may exceed New Summit’s current and accumulated earnings and profits. Distributions of cash in excess of New Summit’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder’s adjusted tax basis in such U.S. holder’s shares and, to the extent the distribution exceeds such U.S. holder’s adjusted tax basis, as capital gain from the sale or exchange of such shares. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Shares.    Upon the sale, exchange, certain redemptions or other taxable dispositions of New Summit shares received in the Merger, a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of shares and (ii) the U.S. holder’s adjusted tax basis in such shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the shares disposed of is more than twelve months at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

The U.S. federal income tax consequences of owning and disposing of Common Stock or Series A Preferred Stock are complex and will depend on a stockholder’s own tax situation. Accordingly, each stockholder is strongly urged to consult its own tax advisor with respect to the specific tax consequences of owning and disposing of Common Stock or Series A Preferred Stock, taking into account its own particular circumstances.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PARTNERSHIP

The following discussion and analysis should be read in conjunction with the “Selected Historical Consolidated Financial Data of the Partnership” and the accompanying audited and unaudited financial statements and related notes included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance of the Partnership and New Summit. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of the control of the Partnership and New Summit. The actual results of the Partnership and New Summit could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in “Cautionary Statement Regarding Forward-Looking Statements,” as well as those factors discussed below and elsewhere in this proxy statement/prospectus, particularly in “Risk Factors,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, actual results may differ materially from those anticipated or implied in the forward-looking statements. Unless the context provides otherwise, when used in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Partnership,” references to “we,” “us” and “our” or like terms refer to the Partnership, prior to the consummation of the Corporate Reorganization.

Overview

We are a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States.

Our financial results are driven primarily by volume throughput across our gathering systems and by expense management. We generate the majority of our revenues from the gathering, compression, treating and processing services that we provide to our customers. A majority of the volumes that we gather, compress, treat and/or process have a fixed-fee rate structure which enhances the stability of our cash flows by providing a revenue stream that is not subject to direct commodity price risk. We also earn a portion of our revenues from the following activities that directly expose us to fluctuations in commodity prices: (i) the sale of physical natural gas and/or NGLs purchased under percentage-of-proceeds or other processing arrangements with certain of our customers in the Rockies and Piceance segments, (ii) the sale of natural gas we retain from certain Barnett segment customers, (iii) the sale of condensate we retain from our gathering services in the Rockies and Piceance segment and (iv) additional gathering fees that are tied to the performance of certain commodity price indexes which are then added to the fixed gathering rates. During the year ended December 31, 2023, these additional activities accounted for approximately 39% of our total revenues.

We also have indirect exposure to changes in commodity prices such that persistently low commodity prices may cause our customers to delay and/or cancel drilling and/or completion activities or temporarily shut-in production, which would reduce the volumes of natural gas and crude oil (and associated volumes of produced water) that we gather. If certain of our customers cancel or delay drilling and/or completion activities or temporarily shut-in production, the associated MVCs, if any, ensure that we will earn a minimum amount of revenue.

The following tables present certain consolidated and reportable segment financial data. For additional information on our reportable segments, see the “Segment Overview for the Three Months Ended March 31, 2024 and 2023” and “Segment Overview for the Years Ended December 31, 2023 and 2022” sections herein.

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Net income (loss)	$132,927	$(14,163)
Reportable segment adjusted EBITDA
Northeast	$29,021	$17,854
Rockies	22,874	23,130
Permian	7,265	5,073
Piceance	15,233	13,983
Barnett	5,100	7,027
Net cash provided by operating activities	$43,616	$49,695
Capital expenditures(1)	16,398	16,438
Proceeds from sale of business	292,266	—
Proceeds from sale of equity method investment	332,734	—
Investment in Double E equity method investee	—	3,500
Repayments on ABL Facility	(313,000)	(13,000)
Repayments on Permian Transmission Term Loan	(3,794)	(2,519)

____________

(1)      See “Liquidity and Capital Resources” herein for additional information on capital expenditures.

	Year Ended December 31,
	2023	2022
	(in thousands)
Net loss	$(38,947)	$(123,461)
Reportable segment adjusted EBITDA
Northeast	$94,249	$77,046
Rockies	87,390	57,810
Permian	24,207	18,051
Piceance	59,749	60,055
Barnett	26,171	31,624
Net cash provided by operating activities	$126,906	$98,744
Capital expenditures(1)	68,905	30,472
Cash consideration paid for the acquisition of Outrigger DJ, net of cash acquired	—	(166,631)
Cash consideration paid for the acquisition of Sterling DJ, net of cash acquired	—	(139,896)
Proceeds from the disposition of the Lane G&P System, net of cash sold in the transaction	—	75,020
Proceeds from the disposition of Bison Midstream, net of cash sold in the transaction	—	38,920
Investment in Double E equity method investee	3,500	8,444
Net cash provided by (used in) financing activities
Borrowings on 2026 Unsecured Notes	29,480	—
Repurchase of 2025 Senior Notes	(29,650)	—
Borrowings on ABL Facility	70,000	293,000
Repayments on ABL Facility	(87,000)	(230,000)
Repayments on Permian Transmission Term Loan	(10,507)	(4,647)
Borrowings on 2026 Secured Notes	—	84,371

____________

(1)      See “Liquidity and Capital Resources” herein and Note 17 to the Annual Financial Statements for additional information on capital expenditures.

Trends and Outlook

Our business has been, and we expect our future business to continue to be, affected by the following key trends:

•        Ongoing impact of political and economic conditions and events in foreign oil and natural gas producing countries on commodity prices, including the continued conflict in the Middle East, the current Russia-Ukraine conflict, the international sanctions against Russia and other sustained military campaigns;

•        Natural gas, NGL and crude oil supply and demand dynamics;

•        Actions of OPEC and its allies, including the ability and willingness of the members of OPEC and other exporting nations to agree to and maintain oil price and production controls;

•        Production from U.S. shale plays;

•        Capital markets availability and cost of capital; and

•        Inflation and shifts in operating costs.

Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about, or interpretations of, available information prove to be incorrect, our actual results may vary materially from our expected results.

Potential Transaction

The Partnership has had and continues to have discussions with unaffiliated third-parties with respect to potential strategic transactions. These discussions include Potential Transactions in which the counterparties would acquire control of the Partnership or, after the Corporate Reorganization, New Summit.

There can be no assurance that these discussions will result in the consummation of a Potential Transaction. If the GP Board decides to proceed with a Potential Transaction, it may not be at a valuation that our investors view as attractive relative to the value of our standalone business. Depending on the structure of any such Potential Transaction, New Summit may be required to seek the approval of the transaction from the stockholders of New Summit. In addition, the closing of any such transaction would be dependent upon a number of factors that may be beyond our control, including, among other factors, market condition and regulatory factors.

Summit Utica Divestiture

As previously announced on March 22, 2024, we completed the Utica Divestiture for a cash sale price of $625.0 million, subject to customary post-closing adjustments. Summit Utica is the owner of (i) approximately 36% of the issued and outstanding equity interests in OGC, (ii) approximately 38% of the issued and outstanding equity interests in OCC and (iii) midstream assets located in the Utica Shale. Ohio Gathering is the owner of a natural gas gathering system and condensate stabilization facility located in Belmont and Monroe counties in the Utica Shale in southeastern Ohio.

Mountaineer Midstream Divestiture

On May 1, 2024, we completed the Mountaineer Divestiture for a cash sale price of $70 million, subject to customary post-closing adjustments. Mountaineer Midstream is the owner of midstream assets located in the Marcellus Shale. Prior to closing the Mountaineer Divestiture, we sold related compression assets located in the Marcellus Shale to a compression service provider for approximately $5 million in April 2024.

Conclusion of Strategic Alternatives Review

In connection with the announcement of the Utica Divestiture, we also announced the conclusion of the strategic alternative review process undertaken by the GP Board that was previously announced on October 3, 2023. While we have concluded our active process, we remain open to all potential value-enhancing transactions.

Capital structure optimization and portfolio management

We intend to continue to improve our capital structure in the future by reducing our indebtedness with free cash flow, and when appropriate, we may pursue opportunistic transactions with the objective of increasing long term unitholder value. This may include opportunistic acquisitions, divestitures (such as the Utica Divestiture in 2024), re-allocation of capital to new or existing areas, and development of joint ventures involving our existing midstream assets or new investment opportunities. We believe that our current cash balance, internally generated cash flow, our ABL Facility, the Permian Transmission Credit Facilities, and access to debt or equity will be adequate to finance our strategic initiatives. To attain our overall corporate strategic objectives, we may conduct an asset divestiture, or divestitures, at a transaction valuation that is less than the net book value of the divested asset.

Ongoing impact of political and economic conditions and events in foreign oil and natural gas producing countries on commodity prices

Although we operate solely in the United States, certain events and conditions in foreign oil and natural gas producing countries, such as the continued conflict in the Middle East, including the Hamas-Israel war and Russia’s invasion of Ukraine, could have potential effects on us, including, but not limited to, volatility in currencies and commodity prices, higher inflation, cost and supply chain pressures and availability and disruptions in banking systems and capital markets. As of the date of this proxy statement/prospectus, there have been no material impacts to us.

Based on recently updated production forecasts and 2024 development plans from our customers, we currently expect that 2024 activity will be higher than 2023 and be at an activity level near our historical periods prior to COVID-19.

Impact of increases in interest rates

Increases in interest rates could adversely affect our future ability to obtain financing or materially increase the cost of existing and any additional financing. Since March 2022, the Federal Reserve has raised its target range for the federal funds rate multiple times to a current target range of 5.25% to 5.50%, and the timing of any potential further increases or decreases remains uncertain. As of March 31, 2024, we had approximately $1.0 billion principal amount of fixed-rate debt, nil outstanding under our variable rate ABL Facility and $141.1 million outstanding under the variable rate Permian Transmission Term Loan (see Note 8 to the Interim Financial Statements). As of March 31, 2024, we had $126.9 million of interest rate exposure hedged to offset the impact of changes in interest rates on our Permian Transmission Term Loan.

C corporation conversion

In connection with the recently concluded strategic alternatives review, we evaluated various corporate structures to determine how to drive the greatest long-term value for unitholders. We believe converting to a C corporation positions us to maximize value by reducing investor tax burden going forward, enhancing trading liquidity, and expanding the universe of potential investors.

Key Matters for the Year ended December 31, 2023

The following items are reflected in our financial results for the fiscal year ended December 31, 2023:

•        Strategic review.    As we previously announced in October 2023, based on our recent and expected financial performance, as well as interest recently received from third parties for potential transactions, ranging from the sale of specific assets to consideration for the whole Partnership, the GP Board engaged external advisors to evaluate strategic alternatives for us with the goal of maximizing value for our unitholders. These alternatives could have included, but were not limited to, continued execution of our business plan, sale of assets, refinancing parts or the entirety of our capital structure, sale of the Partnership by merger or cash, or any combination of these and other alternatives.

If the GP Board had decided to proceed with certain strategic transactions, they may not have been at a price that our investors view as attractive relative to the value of our standalone business. Additionally, the closing of any such transaction would have been dependent upon a number of factors that may have been beyond our control, including, among other factors, market conditions, regulatory factors, industry trends, the interest of third parties in our business and the availability of financing to potential buyers on reasonable terms. If the GP Board had decided not to proceed with a strategic transaction, this could have had a negative effect on the market price and volatility of our Units.

•        Refinancing of 2025 Senior Notes.    In November 2023, we entered into a private agreement to issue a total of $209.5 million aggregate principal amount of 12.00% Senior Notes due 2026 (the “2026 Unsecured Notes”) in exchange for $180.0 million aggregate principal amount of our existing 2025 Senior Notes and $29.5 million in cash (the “2023 Exchange”). The exchanged 2025 Senior Notes were cancelled. The cash raised was used to repurchase $29.7 million aggregate principal amount of existing 2025 Senior Notes (together with the 2023 Exchange, the “2023 Exchange Transactions”) that were not exchanged. As of December 31, 2023, following the consummation of the 2023 Exchange Transactions, approximately $49.8 million of 2025 Senior Notes remained outstanding. The 2026 Unsecured Notes bear interest at 12.00% and mature on October 15, 2026, in line with the maturity date of our 2026 Secured Notes. See “Summary — Recent Developments” for additional information regarding our 2026 Unsecured Notes.

•        Integration of DJ Acquisitions.    Our financial results for the year ended December 31, 2023 include our first full year with the assets acquired in the 2022 DJ Acquisitions (as defined herein). During 2023, we worked on integrating the 2022 DJ Acquisitions into our existing DJ Basin assets and began to achieve capital and operating synergies. Those integration efforts will continue into 2024.

Key Matters for the Year ended December 31, 2022

The following items are reflected in our financial results for the fiscal year ended 2022:

•        Strategic DJ Acquisitions.    On December 1, 2022, we completed the acquisition of 100% of the membership interests in Outrigger DJ Midstream LLC (“Outrigger DJ”) from Outrigger Energy II LLC for cash consideration of $165 million, subject to post-closing adjustments, and 100% of the membership interests in each of Sterling Energy Investments LLC, Grasslands Energy Marketing LLC and Centennial Water Pipelines LLC (collectively, “Sterling DJ”) from Sterling Investment Holdings LLC for cash consideration of $140 million, subject to post-closing adjustments, respectively, pursuant to definitive agreements, each dated October 14, 2022 (collectively, the “2022 DJ Acquisitions”).

As a result of the 2022 DJ Acquisitions, we acquired natural gas gathering and processing systems, a crude oil gathering system, freshwater rights, and a freshwater delivery system in the DJ Basin. The acquired assets of Outrigger DJ and Sterling DJ are located in Weld, Morgan, and Logan Counties, Colorado and Cheyenne County, Nebraska.

•        Financing of 2022 DJ Acquisitions.    The 2022 DJ Acquisitions were financed through a combination of cash on hand, borrowings under our ABL Facility. and the issuance of $85.0 million aggregate principal amount of additional 2026 Secured Notes.

•        Sale of Non-Core Assets.    On September 19, 2022, we completed the sale of Bison Midstream, LLC (“Bison Midstream”) and its gas gathering system in Burke and Mountrail Counties, North Dakota to a subsidiary of Steel Reef Infrastructure Corp., an integrated owner and operator of associated gas capture, gathering and processing assets in North Dakota and Saskatchewan. Additionally, on June 30, 2022, we completed the sale of Summit Midstream Permian, LLC (“Summit Permian”), which owns the Lane Gathering and Processing System (“Lane G&P System”), to Longwood Gathering and Disposal Systems, LP, a wholly-owned subsidiary of Matador Resources Company (“Matador”).

•        January 2022 Series A Preferred Unit Exchange.    In January 2022, we completed an offer to exchange Series A Preferred Units for newly issued Common Units (the “2022 Preferred Exchange Offer”), whereby we issued 2,853,875 Common Units, net of Common Units withheld for withholding taxes, in exchange for 77,939 Series A Preferred Units. Upon the settlement of the 2022 Preferred Exchange Offer, we eliminated $92.6 million of the Series A Preferred Unit liquidation preference amount, inclusive of accrued distributions due as of the settlement date. See Note 12 to the Annual Financial Statements for additional information.

How We Evaluate Our Operations

Prior to the Utica Divestiture and the Mountaineer Divestiture, we conducted and reported our operations in the midstream energy industry through five reportable segments: Northeast, Rockies, Permian, Piceance and Barnett. Each of our reportable segments provides midstream services in a specific geographic area and our reportable segments reflect the way in which we internally report the financial information used to make decisions and allocate resources in connection with our operations (see Note 17 to the Annual Financial Statements and Note 15 to the Interim Financial Statements). Our management uses a variety of financial and operational metrics to analyze our consolidated and segment performance. We view these metrics as important factors in evaluating our profitability. These metrics include:

•        throughput volume;

•        revenues;

•        operation and maintenance expenses;

•        capital expenditures; and

•        segment adjusted EBITDA.

We review these metrics on a regular basis for consistency and trend analysis.

Throughput Volume

The volume of (i) natural gas that we gather, compress, treat and/or process and (ii) crude oil and produced water that we gather depends on the level of production from natural gas or crude oil wells connected to our gathering systems. Aggregate production volumes are impacted by the overall amount of drilling and completion activity. Furthermore, because the production rate of natural gas and crude oil wells decline over time, production can only be maintained or increased by new drilling or other activity.

As a result, we must continually obtain new supplies of production to maintain or increase the throughput volume on our systems. Our ability to maintain or increase throughput volumes from existing customers and obtain new supplies of throughput is impacted by:

•        successful drilling activity within our areas of mutual interest (“AMIs”);

•        the level of work-overs and recompletions of wells on existing pad sites to which our gathering systems are connected;

•        the number of new pad sites in our AMIs awaiting connections;

•        our ability to compete for volumes from successful new wells in the areas in which we operate outside of our existing AMIs; and

•        our ability to gather, treat and/or process production that has been released from commitments with our competitors.

We report volumes gathered for natural gas in cubic feet per day. We aggregate crude oil and produced water gathering and report volumes gathered in barrels per day.

Revenues

Our revenues are primarily attributable to the volumes that we gather, compress, treat and/or process and the rates we charge for those services. A majority of our gathering and processing agreements are fee-based, which limits our direct exposure to fluctuations in commodity prices; however, certain of our contracts have rates that are directly impacted by commodity prices. We also have percent-of-proceeds arrangements with certain customers under which the gathering and processing revenues that we earn correlate directly with the fluctuating price of natural gas, condensate and NGLs.

Certain of our gathering and processing agreements contain MVCs pursuant to which our customers agree to ship or process a minimum volume of production on our gathering systems, or, in some cases, to pay a minimum monetary amount, over certain periods during the term of the MVC. These MVCs help us generate stable revenues and serve to mitigate the financial impact associated with declining volumes.

Operation and Maintenance Expenses

We seek to maximize the profitability of our operations in part by minimizing, to the extent appropriate, expenses directly tied to operating our assets. Direct labor costs, compression costs, ad valorem taxes, repair and non-capitalized maintenance costs, integrity management costs, utilities and contract services comprise the most significant portion of our operation and maintenance expense. Other than utilities expense, these expenses are largely independent of volumes delivered through our gathering systems but may fluctuate depending on the activities performed during a specific period.

Our operations and maintenance expenses also include costs that are reimbursed by our customers, which are included in Other revenues.

Segment Adjusted EBITDA

Segment adjusted EBITDA is a supplemental financial measure used by management and by external users of our financial statements such as investors, commercial banks, research analysts and others.

Segment adjusted EBITDA is used to assess:

•        the ability of our assets to generate cash sufficient to make cash distributions and support our indebtedness;

•        the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•        our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure;

•        the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and

•        the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of MVC shortfall payments under our gathering agreements or (iii) the timing of impairments or other noncash income or expense items.

Additional Information

For additional information, see the “Results of Operations” section herein and the notes to the Annual Financial Statements.

Results of Operations

Consolidated Overview for the Three Months Ended March 31, 2024 and 2023

The following table presents certain consolidated financial and operating data.

	Three Months Ended March 31,		Percentage Change
	2024	2023
	(in thousands)
Revenues:
Gathering services and related fees	$61,985	$57,371	8%
Natural gas, NGLs and condensate sales	49,092	49,163	0%
Other revenues	7,794	5,965	31%
Total revenues	118,871	112,499	6%
Costs and expenses:
Cost of natural gas and NGLs	30,182	30,882	(2%)
Operation and maintenance	25,012	23,972	4%
General and administrative	14,785	9,987	48%
Depreciation and amortization	27,867	29,824	(7%)
Transaction costs	7,791	302	*
Acquisition integration costs	40	1,502	(97%)
Gain on asset sales, net	(27)	(68)	(60%)
Long-lived asset impairment	67,916	—	*
Total costs and expenses	173,566	96,401	80%
Other income (expense), net	(13)	56	(123%)
Gain (loss) on interest rate swaps	2,590	(1,273)	(303%)
Gain on sale of business	86,202	18	*
Gain on sale of equity method investment	126,261	—	*
Interest expense	(37,846)	(34,223)	11%
Income (loss) before income taxes and equity method investment income	122,499	(19,324)	(734%)
Income tax (expense) benefit	(210)	252	(183%)
Income from equity method investees	10,638	4,909	117%
Net income (loss)	$132,927	$(14,163)	*

Volume throughput(1):
Aggregate average daily throughput – natural gas (MMcf/d)	1,327	1,185	12%
Aggregate average daily throughput – liquids (Mbbl/d)	74	74	0%

____________

(1)      Excludes volume throughput for Ohio Gathering and Double E. For additional information, see the Northeast and Permian sections herein under the caption “Segment Overview for the Three Months Ended March 31, 2024 and 2023.”

Volumes — Gas

Natural gas throughput volumes increased 142 MMcf/d for the three months ended March 31, 2024 compared to the three months ended March 31, 2023, primarily reflecting:

•        a volume throughput increase of 121 MMcf/d for the Northeast segment.

•        a volume throughput increase of 25 MMcf/d for the Piceance segment.

•        a volume throughput increase of 16 MMcf/d for the Rockies segment.

•        a volume throughput decrease of 20 MMcf/d for the Barnett segment.

Volumes — Liquids

Crude oil and produced water throughput volumes at the Rockies segment remained consistent for the three months ended March 31, 2024, compared to the three months ended March 31, 2023, primarily as a result of 60 new well connections that came online subsequent to March 31, 2023, offset by natural production declines.

For additional information on volumes, see the “Segment Overview for the Three Months Ended March 31, 2024 and 2023” section herein.

Revenues

Total revenues increased $6.4 million during the three months ended March 31, 2024 compared to the three months ended March 31, 2023, comprised of a $4.6 million increase in gathering services and related fees, a $1.8 million increase in other revenue; offset by a $0.1 million decrease in natural gas, NGLs and condensate sales.

Gathering Services and Related Fees

Gathering services and related fees increased $4.6 million compared to the three months ended March 31, 2023, primarily reflecting:

•        a $4.1 million increase in the Northeast, primarily due to increased volume throughput;

•        a $1.3 million increase in the Piceance, primarily due to increased volume throughput;

•        a $1.2 million increase in the Rockies, primarily due to increased volume throughput; offset by

•        a $2.0 million decrease in the Barnett, primarily due to decreased volume throughput.

Natural Gas, NGLs and Condensate Sales

Natural gas, NGLs and condensate revenues decreased $0.1 million compared to the three months ended March 31, 2023.

Costs and Expenses

Total costs and expenses increased $77.2 million during the three months ended March 31, 2024 compared to the three months ended March 31, 2023.

Cost of Natural Gas and NGLs

Cost of natural gas and NGLs decreased $0.7 million for the three months ended March 31, 2024, compared to the three months ended March 31, 2023.

Operation and Maintenance

Operation and maintenance expense increased $1.0 million for the three months ended March 31, 2024, compared to the three months ended March 31, 2023.

Acquisition Integration Costs

Acquisition integration costs in 2023 were primarily related to costs associated with the ongoing integration of the 2022 DJ Acquisitions.

Long-lived asset impairments

During the quarterly period ended March 31, 2024, we recognized an impairment charge of $67.9 million in connection with the Mountaineer Divestiture.

Interest Expense

Interest expense increased $3.6 million for the three months ended March 31, 2024, compared to three months ended March 31, 2023, primarily due to $6.3 million of increased borrowing costs on the recently issued 2026 Unsecured Notes, partially offset by $3.0 million of reduced interest expense as a result of the exchange and repurchase of $209.7 million of the 2025 Senior Notes that occurred in November 2023.

Consolidated Overview for the Years Ended December 31, 2023 and 2022

The following table presents certain consolidated data and volume throughput for the years ended December 31, 2023 and 2022.

	Year Ended December 31,		Percentage Change
	2023	2022
	(in thousands)
Revenues:
Gathering services and related fees	$248,223	$248,358	—%
Natural gas, NGLs and condensate sales	179,254	86,225	108%
Other revenues	31,426	35,011	(10%)
Total revenues	458,903	369,594	24%
Costs and expenses:
Cost of natural gas and NGLs	112,462	76,826	46%
Operation and maintenance	100,741	84,152	20%
General and administrative	42,135	44,943	(6%)
Depreciation and amortization	122,764	119,055	3%
Acquisition integration costs	2,654	—	*
Transaction costs	1,251	6,968	(82%)
Gain on asset sales, net	(260)	(507)	(49%)
Long-lived asset impairment	540	91,644	(99%)
Total costs and expenses	382,287	423,081	(10%)
Other income (expense), net	865	(4)	*
Gain on interest rate swaps	1,830	16,414	(89%)
Loss on sale of business	(47)	(1,741)	(97%)
Interest expense	(140,784)	(102,459)	37%
Loss on early extinguishment of debt	(10,934)	—	*
Loss before income taxes and equity method investment income	(72,454)	(141,277)	(49%)
Income tax expense	(322)	(325)	(1%)
Income from equity method investees	33,829	18,141	86%
Net loss	$(38,947)	$(123,461)	(68%)

Volume throughput(1):
Aggregate average daily throughput – natural gas (MMcf/d)	1,292	1,208	7%
Aggregate average daily throughput – liquids (Mbbl/d)	78	62	26%

____________

*        Not considered meaningful

(1)      Excludes volume throughput for Ohio Gathering and Double E. For additional information, see the Northeast and Permian sections herein under the caption “Segment Overview for the Years Ended December 31, 2023 and 2022”.

Volumes — Gas

Natural gas throughput volumes increased 84 MMcf/d for the year ended December 31, 2023 compared to the year ended December 31, 2022, primarily reflecting:

•        a volume throughput increase of 40 MMcf/d for the Northeast segment.

•        a volume throughput decrease of 2 MMcf/d for the Piceance segment.

•        a volume throughput decrease of 14 MMcf/d for the Permian segment.

•        a volume throughput decrease of 20 MMcf/d for the Barnett segment.

•        a volume throughput increase of 80 MMcf/d for the Rockies segment.

Volumes — Liquids

Crude oil and produced water volume throughput for the Rockies segment increased 16 Mbbl/d for the year ended December 31, 2023 compared to the year ended December 31, 2022, primarily as a result of 65 new well connections that came online during 2023, offset by natural production declines and weather related downtime.

For additional information on volumes, see the “Segment Overview for the Years Ended December 31, 2023 and 2022” section herein.

Revenues

Total revenues increased $89.3 million during the year ended December 31, 2023 compared to the year ended December 31, 2022 comprised of a $93.0 million increase in natural gas, NGLs and condensate sales, offset by a $3.6 million decrease in Other revenues, and a $0.1 million decrease in gathering services and related fees.

Gathering services and related fees

Gathering services and related fees decreased $0.1 million compared to the year ended December 31, 2022, primarily reflecting:

•        a $4.3 million decrease in the Barnett, primarily due to production curtailments associated with a significant reduction in commodity pricing;

•        a $3.7 million decrease in the Permian, primarily due to the disposition of the Lane G&P System in June 2022;

•        a $2.0 million decrease in the Rockies, primarily due to decreased volume throughput and the expiration of a customer’s MVC contract in the DJ Basin; partially offset by

•        a $9.4 million increase in the Northeast, primarily due to increased volume throughput,

Natural Gas, NGLs and Condensate Sales

Natural gas, NGLs and condensate sales revenue increased $93.0 million compared to the year ended December 31, 2022, primarily reflecting:

•        a $114.5 million increase in the Rockies reportable segment, primarily due to the 2022 DJ Acquisitions, partially offset by the disposition of Bison Midstream in September 2022; offset by

•        a $17.4 million decrease in the Permian reportable segment, primarily due to the disposition of the Lane G&P System in June 2022;

•        a $2.3 million decrease in the Piceance reportable segment;

•        a $1.7 million decrease in the Barnett reportable segment.

Costs and expenses

Total costs and expenses decreased $40.8 million during the year ended December 31, 2023 compared to the year ended December 31, 2022, primarily reflecting:

Cost of natural gas and NGLs

Cost of natural gas and NGLs increased $35.6 million during the year ended December 31, 2023 compared to the year ended December 31, 2022, primarily driven by the 2022 DJ Acquisitions in December 2022, partially offset by the disposition of the Lane G&P System in June 2022 and the disposition of Bison Midstream in September 2022.

Operation and maintenance

Operation and maintenance expense increased $16.6 million for the year ended December 31, 2023 compared to the year ended December 31, 2022; primarily as a result of the acquisitions of Sterling DJ and Outrigger DJ in December 2022, partially offset by the disposition of the Lane G&P System in June 2022 and the disposition of Bison Midstream in September 2022.

Asset Impairments

In 2022, we recognized impairments of $84.5 million related to the disposition of the Lane G&P System and $6.9 million in connection with disposition of Bison Midstream. In 2023, we recognized impairments of $0.5 million.

Interest Expense

Interest expense increased $38.3 million during the year ended December 31, 2023 compared to the year ended December 31, 2022 primarily due to $18.0 million of increased borrowing costs on the ABL Facility resulting from higher interest rates and borrowings throughout 2023 compared to 2022, $7.0 million of increased borrowing costs resulting from the issuance of $85.0 million of 2026 Secured Notes to fund the 2022 DJ Acquisitions, $4.9 million of higher borrowing costs on the Permian Transmission Term Loan, $4.5 million of increased borrowing costs on the 2026 Secured Notes, $3.4 million of increased amortization of debt issuance costs and $3.1 million of borrowing costs on the newly issued 2026 Unsecured Notes.

See Note 9 — Debt to the Annual Financial Statements for additional details. Interest expense does not include the impact of gains or losses from our interest rate swaps entered into for the Permian Transmission Credit Facilities.

Segment Overview for the Three Months Ended March 31, 2024 and 2023

Northeast

Volume throughput for the Northeast reportable segment follows.

	Northeast
	Three Months Ended March 31,		Percentage Change
	2024	2023
Average daily throughput (MMcf/d)	712	591	20%
Average daily throughput (MMcf/d) (Ohio Gathering)	849	636	33%

On March 22, 2024, we completed the disposition of Summit Utica. Summit Utica is also the owner of our equity method investment, Ohio Gathering.

Volume throughput for the Northeast, excluding Ohio Gathering, increased 20% compared to the three months ended March 31, 2023, primarily due to 29 well connections that came online subsequent to March 31, 2023, partially offset by natural production declines as well as the disposition of Summit Utica as discussed above.

Volume throughput for the Ohio Gathering system increased 33%, compared to the three months ended March 31, 2023, primarily as a result of 43 new well connections that came online subsequent to March 31, 2023, partially offset by natural production declines as well as the disposition of Summit Utica as discussed above, which owns an interest in the Ohio Gathering system.

Financial data for our Northeast reportable segment follows.

	Northeast
	Three Months Ended March 31,		Percentage Change
	2024	2023
	(in thousands)
Revenues:
Gathering services and related fees	$16,853	$12,755	32%
Total revenues	16,853	12,755	32%
Costs and expenses:
Operation and maintenance	1,893	2,085	(9%)
General and administrative	201	210	(4%)
Depreciation and amortization	4,248	4,453	(5%)
Long-lived asset impairment	67,916	—	*
Total costs and expenses	74,258	6,748	*
Add:
Depreciation and amortization	4,248	4,453
Adjustments related to capital reimbursement activity	(20)	(20)
Long-lived asset impairment	67,916	—
Proportional adjusted EBITDA for Ohio Gathering(1)	14,282	7,414	93%
Segment adjusted EBITDA	$29,021	$17,854	63%

____________

*        Not considered meaningful

(1)      The Partnership records financial results of its investment in Ohio Gathering on a one-month lag based on financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024 ($2.5 million for March 1, 2024 – March 22, 2024).

Three months ended March 31, 2024

Segment adjusted EBITDA increased $11.2 million, compared to the three months ended March 31, 2023 primarily as the result of an increase of $6.9 million, in proportional adjusted EBITDA from Ohio Gathering during the three months ended March 31, 2024, as well as an increase in gathering services and related fees. These results were partially offset by the disposition of Summit Utica on March 22, 2024.

Rockies

Volume throughput for our Rockies reportable segment follows.

	Rockies
	Three Months Ended March 31,		Percentage Change
	2024	2023
Aggregate average daily throughput – natural gas (MMcf/d)	124	108	15%
Aggregate average daily throughput – liquids (Mbbl/d)	74	74	*

Natural gas

Natural gas volume throughput increased 15% compared to the three months ended March 31, 2023, primarily reflecting 120 new well connections that came online subsequent to March 31, 2023, partially offset by winter related interruptions which occurred during the first quarter of 2024.

For the three months ended March 31, 2024 and 2023, costs of natural gas and NGLs includes $11.2 million and $10.9 million, respectively, of gathering fees collected under percentage of proceeds arrangements.

Liquids

Liquids volume throughput remained consistent compared to the three months ended March 31, 2023, primarily associated with 60 new well connections that came online subsequent to March 31, 2023 offset by natural production declines.

Financial data for our Rockies reportable segment follows.

	Rockies
	Three Months Ended March 31,		Percentage Change
	2024	2023
	(in thousands)
Revenues:
Gathering services and related fees	$16,516	$15,303	8%
Natural gas, NGLs and condensate sales	47,970	47,329	1%
Other revenues	4,108	2,619	57%
Total revenues	68,594	65,251	5%
Costs and expenses:
Cost of natural gas and NGLs	29,808	29,808	*
Operation and maintenance	13,012	12,069	8%
General and administrative	1,431	673	113%
Depreciation and amortization	8,945	8,378	7%
Integration costs	—	411	*
Gain on asset sales, net	(19)	(57)	(67%)
Total costs and expenses	53,177	51,282	4%
Add:
Depreciation and amortization	8,945	8,378
Integration costs	—	411
Adjustments related to capital reimbursement activity	(1,469)	404
Gain on asset sales, net	(19)	(57)
Other	—	25
Segment adjusted EBITDA	$22,874	$23,130	*

____________

*        Not considered meaningful

Three months ended March 31, 2024

Segment adjusted EBITDA remained consistent, compared to the three months ended March 31, 2023.

Permian

Volume throughput for our Permian reportable segment follows.

	Permian
	Three Months Ended March 31,		Percentage Change
	2024	2023
Average daily throughput (MMcf/d) (Double E)	467	264	77%

Volume throughput for Double E increased 77% compared to the three months ended March 31, 2023.

The following table presents the MVC quantities that Double E’s shippers have contracted to with firm transportation service agreements and related negotiated rate agreements. This table excludes two new firm transportation agreements executed during the fourth quarter of 2023 and first half of 2024 with large independent oil and gas exploration and production companies aggregating to 115,000 MMBTU/day. The firm transportation agreements contain 10 year contract terms and commence upon the completion of in service construction activities or other contractual start dates:

(Amounts in MMBTU/day)	Weighted average MVC quantities for the year ended December 31,
2024	986,803
2025	1,000,000
2026	1,000,000
2027	1,000,000
2028	1,000,000
2029	1,000,000
2030	1,000,000
2031	879,452

Financial data for our Permian reportable segment follows.

	Permian
	Three Months Ended March 31,		Percentage Change
	2024	2023
	(in thousands)
Revenues:
Other revenues	910	893	2%
Total revenues	910	893	2%
Costs and expenses:
General and administrative	36	44	(18%)
Total costs and expenses	36	44	(18%)
Add:
Proportional adjusted EBITDA for Double E	6,391	4,224	51%
Segment adjusted EBITDA	$7,265	$5,073	43%

____________

*        Not considered meaningful

Three months ended March 31, 2024

Segment adjusted EBITDA increased $2.2 million compared to the three months ended March 31, 2023, primarily as a result of an increase in proportional adjusted EBITDA from our equity method investment in Double E.

Piceance

Volume throughput for our Piceance reportable segment follows.

	Piceance
	Three Months Ended March 31,		Percentage Change
	2024	2023
Aggregate average daily throughput (MMcf/d)	312	287	9%

Volume throughput increased 9% compared to the three months ended March 31, 2023 primarily as a result of 48 new well connections that came online subsequent to March 31, 2023, partially offset by natural production declines.

Financial data for our Piceance reportable segment follows.

	Piceance
	Three Months Ended March 31,		Percentage Change
	2024	2023
	(in thousands)
Revenues:
Gathering services and related fees	$20,387	$19,119	7%
Natural gas, NGLs and condensate sales	948	1,641	(42%)
Other revenues	1,245	1,426	(13%)
Total revenues	22,580	22,186	2%
Costs and expenses:
Cost of natural gas and NGLs	374	1,074	(65%)
Operation and maintenance	5,672	5,749	(1%)
General and administrative	306	239	28%
Depreciation and amortization	10,468	12,881	(19%)
Gain on asset sales, net	(8)	(4)	100%
Total costs and expenses	16,812	19,939	(16%)
Add:
Depreciation and amortization	10,468	12,881
Adjustments related to capital reimbursement activity	(1,105)	(1,245)
Gain on asset sales, net	(8)	(4)
Other	110	104
Segment adjusted EBITDA	$15,233	$13,983	9%

____________

*        Not considered meaningful

Three months ended March 31, 2024

Segment adjusted EBITDA increased $1.3 million, compared to the three months ended March 31, 2023.

Barnett

Volume throughput for our Barnett reportable segment follows.

	Barnett
	Three Months Ended March 31,		Percentage Change
	2024	2023
Average daily throughput (MMcf/d)	179	199	(10%)

Volume throughput decreased 10% compared to the three months ended March 31, 2023, primarily due to temporary production curtailments associated with reductions in commodity pricing, partially offset by 14 wells that came online subsequent to March 31, 2023.

Financial data for our Barnett reportable segment follows.

	Barnett
	Three Months Ended March 31,		Percentage Change
	2024	2023
	(in thousands)
Revenues:
Gathering services and related fees	$8,229	$10,194	(19%)
Natural gas, NGLs and condensate sales	174	193	(10%)
Other revenues(1)	1,457	1,064	37%
Total revenues	9,860	11,451	(14%)
Costs and expenses:
Operation and maintenance	4,376	4,069	8%
General and administrative	291	265	10%
Depreciation and amortization	3,820	3,805	*
Total costs and expenses	8,487	8,139	4%
Add:
Depreciation and amortization	4,055	4,039
Adjustments related to capital reimbursement activity	(328)	(324)
Segment adjusted EBITDA	$5,100	$7,027	(27%)

____________

*        Not considered meaningful

(1)      Includes the amortization expense associated with our favorable gas gathering contracts as reported in Other revenues.

Three months ended March 31, 2024

Segment adjusted EBITDA decreased $1.9 million, compared to the three months ended March 31, 2023, primarily as a result of decreased throughput described above.

Segment Overview for the Years Ended December 31, 2023 and 2022

Northeast

Volume throughput for the Northeast reportable segment follows.

	Northeast
	Year Ended December 31,		Percentage Change
	2023	2022
Average daily throughput (MMcf/d)	692	652	6%
Average daily throughput (MMcf/d) (Ohio Gathering)	779	674	16%

Volume throughput for the Northeast, excluding Ohio Gathering, increased 6% compared to the year ended December 31, 2022 primarily due 31 well connections that came online during the year ended December 31, 2023 partially offset by natural production declines as well as frac-protect activities which occurred primarily during the first half of 2023.

Volume throughput for the Ohio Gathering system increased 16% compared to the year ended December 31, 2022, primarily as a result of 48 new well connections that came online during the year ended December 31, 2023, partially offset by natural production declines and volume shut-in for frac-protect activities that occurred primarily during the first half of 2023.

Financial data for our Northeast reportable segment follows.

	Northeast
	Year Ended December 31,		Percentage Change
	2023	2022
	(Dollars in thousands)
Revenues:
Gathering services and related fees	$63,805	$54,392	17%
Total revenues	63,805	54,392	17%
Costs and expenses:
Operation and maintenance	8,862	7,097	25%
General and administrative	867	831	4%
Depreciation and amortization	17,856	17,501	2%
Gain on asset sales, net	(7)	(10)	(30%)
Total costs and expenses	27,578	25,419	8%
Add:
Depreciation and amortization	17,856	17,501
Adjustments related to capital reimbursement activity	(81)	(81)
Gain on asset sales, net	(7)	(10)
Proportional adjusted EBITDA for Ohio Gathering	40,125	30,656
Other	129	7
Segment adjusted EBITDA	$94,249	$77,046	22%

____________

*        Not considered meaningful

Year ended December 31, 2023

Segment adjusted EBITDA increased $17.2 million compared to the year ended December 31, 2022, primarily as a result of revenue increases of $9.4 million from gathering services and related fees as well as a $9.5 million increase in proportional adjusted EBITDA for Ohio Gathering.

Rockies

Volume throughput for our Rockies reportable segment follows.

	Rockies
	Year Ended December 31,		Percentage Change
	2023	2022
Aggregate average daily throughput – natural gas (MMcf/d)	113	33	242%
Aggregate average daily throughput – liquids (Mbbl/d)	78	62	26%

Natural gas

Natural gas volume throughput in 2023 increased 242% compared to the year ended December 31, 2022, primarily reflecting the 2022 DJ Acquisitions and 94 new well connections that came online during 2023, partially offset by the sale of Bison Midstream in September 2022. Aggregate volume throughput for 2022 includes 9 MMcf/d of average daily throughput related to the Bison Midstream assets.

For the years ended December 31, 2023 and 2022, costs of natural gas and NGLs includes $39.6 million and $12.2 million, respectively, of gathering fees collected under percentage of proceeds arrangements.

Liquids

Liquids volume throughput in 2023 increased 26% compared to the year ended December 31, 2022, primarily associated with 65 new well connections that came online during 2023.

Financial data for our Rockies reportable segment follows.

	Rockies
	Year Ended December 31,		Percentage Change
	2023	2022
	(Dollars in thousands)
Revenues:
Gathering services and related fees	$65,869	$67,838	(3%)
Natural gas, NGLs and condensate sales	173,688	59,208	193%
Other revenues	15,474	16,557	(7%)
Total revenues	255,031	143,603	78%
Costs and expenses:
Cost of natural gas and NGLs	110,105	52,749	109%
Operation and maintenance	50,246	30,260	66%
General and administrative	4,185	2,541	65%
Depreciation and amortization	36,148	30,532	18%
Integration costs	553	—	*
Gain on asset sales, net	(127)	(63)	102%
Long-lived asset impairment	540	7,068	(92%)
Total costs and expenses	201,650	123,087	64%
Add:
Depreciation and amortization	36,148	30,532
Integration costs	553	—
Adjustments related to capital reimbursement activity	(3,378)	(431)
Gain on asset sales, net	(127)	(63)
Long-lived asset impairment	540	7,068
Other	273	188
Segment adjusted EBITDA	$87,390	$57,810	51%

____________

*        Not considered meaningful

Year ended December 31, 2023

Segment adjusted EBITDA increased $29.6 million compared to the year ended December 31, 2022 primarily due to the 2022 DJ Acquisitions, partially offset by the sale of Bison Midstream in September 2022.

Permian

Volume throughput for our Permian reportable segment follows.

	Permian
	Year Ended December 31,		Percentage Change
	2023	2022
Average daily throughput (MMcf/d)	—	14	(100%)
Average daily throughput (MMcf/d) (Double E)	305	277	10%

On June 30, 2022, we completed the sale of our Lane G&P System.

Volume throughput for Double E increased 10% compared to the year ended December 31, 2022.

The following table presents the MVC quantities that Double E’s shippers have contracted to with firm transportation service agreements and related negotiated rate agreements, excluding a new firm transportation agreement executed with a large independent oil and gas exploration and production company that includes a 10-year contract term with an expected in-service upon completion of the associated project:

Weighted average MVC quantities for the year ended December 31,	(MMBTU/day)
2024	986,803
2025	1,000,000
2026	1,000,000
2027	1,000,000
2028	1,000,000
2029	1,000,000
2030	1,000,000
2031	879,452
	Permian
	Year Ended December 31,		Percentage Change
	2023	2022
	(Dollars in thousands)
Revenues:
Gathering services and related fees	$—	$3,668	(100%)
Natural gas, NGLs and condensate sales	—	17,382	(100%)
Other revenues	3,570	4,101	(13%)
Total revenues	3,570	25,151	(86%)
Costs and expenses:
Cost of natural gas and NGLs	—	18,007	(100%)
Operation and maintenance	—	3,082	(100%)
General and administrative	308	708	(56%)
Depreciation and amortization	—	2,736	(100%)
Transaction costs	75	—	*
Gain on asset sales, net	—	(13)	*
Long-lived asset impairment	—	84,516	(100%)
Total costs and expenses	383	109,036	(100%)
Add:
Depreciation and amortization	—	2,736
Transaction costs	75	—
Adjustments related to capital reimbursement activity	—	(63)
Gain on asset sales, net	—	(13)
Long-lived asset impairment	—	84,516
Proportional adjusted EBITDA for Double E	20,945	14,762
Other	—	(2)
Segment adjusted EBITDA	$24,207	$18,051	34%

____________

*        Not considered meaningful

Year ended December 31, 2023

Segment adjusted EBITDA increased $6.2 million compared to the year ended December 31, 2022 primarily as a result of an increase in proportional adjusted EBITDA from our equity method investment in Double E, partially offset by the disposition of the Lane G&P System in 2022.

Piceance

Volume throughput for our Piceance reportable segment follows.

	Piceance
	Year Ended December 31,		Percentage Change
	2023	2022
Aggregate average daily throughput (MMcf/d)	304	306	(1%)

Volume throughput decreased 1% in 2023 compared to the year ended December 31, 2022, primarily as a result of natural production declines, partially offset by 56 new well connections that came online during 2023.

Financial data for our Piceance reportable segment follows.

	Piceance
	Year Ended December 31,		Percentage Change
	2023	2022
	(Dollars in thousands)
Revenues:
Gathering services and related fees	$81,041	$80,630	1%
Natural gas, NGLs and condensate sales	4,788	7,111	(33%)
Other revenues	5,588	5,608	*
Total revenues	91,417	93,349	(2%)
Costs and expenses:
Cost of natural gas and NGLs	2,357	4,805	(51%)
Operation and maintenance	23,441	23,523	*
General and administrative	1,189	1,280	(7%)
Depreciation and amortization	52,014	51,352	1%
Gain on asset sales, net	(45)	(311)	(86%)
Total costs and expenses	78,956	80,649	(2%)
Add:
Depreciation and amortization	52,014	51,352
Adjustments related to capital reimbursement activity	(5,099)	(4,141)
Gain on asset sales, net	(45)	(311)
Other	418	455
Segment adjusted EBITDA	$59,749	$60,055	*

____________

*        Not considered meaningful

Year ended December 31, 2023

Segment adjusted EBITDA decreased $0.3 million compared to the year ended December 31, 2022.

Barnett

Volume throughput for our Barnett reportable segment follows.

	Barnett
	Year Ended December 31,		Percentage Change
	2023	2022
Average daily throughput (MMcf/d)	183	203	(10%)

Volume throughput decreased 10% compared to the year ended December 31, 2022, primarily as a result of temporary production curtailments associated with reductions in commodity pricing, partially offset by 10 wells that came online during 2023.

Financial data for our Barnett reportable segment follows.

	Barnett
	Year Ended December 31,		Percentage Change
	2023	2022
	(Dollars in thousands)
Revenues:
Gathering services and related fees	$37,508	$41,830	(10%)
Natural gas, NGLs and condensate sales	778	2,503	(69%)
Other revenues(1)	6,831	7,763	(12%)
Total revenues	45,117	52,096	(13%)
Costs and expenses:
Operation and maintenance	18,255	18,792	(3%)
General and administrative	1,299	1,301	*
Depreciation and amortization	15,233	15,178	*
Gain on asset sales, net	(73)	(85)	(14%)
Long-lived asset impairment	—	60	(100%)
Total costs and expenses	34,714	35,246	(2%)
Add:
Depreciation and amortization(1)	16,171	16,116
Adjustments related to capital reimbursement activity	(1,316)	(1,322)
Gain on asset sales, net	(73)	(85)
Long-lived asset impairment	—	60
Other	986	5
Segment adjusted EBITDA	$26,171	$31,624	(17%)

____________

*        Not considered meaningful

(1)      Includes the amortization expense associated with our favorable and unfavorable gas gathering contracts as reported in other revenues.

Year ended December 31, 2023

Segment adjusted EBITDA decreased $5.5 million compared to the year ended December 31, 2022 primarily as a result of $1.7 million of commercial settlements that benefited the segment’s financial results in the first quarter of 2022 and the volume throughput decreases discussed above.

Corporate and Other Overview for the Three Months Ended March 31, 2024 and 2023

Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items, transaction costs, acquisition integration costs and interest expense. Corporate and Other includes intercompany eliminations.

	Corporate and Other
	Three Months Ended March 31,		Percentage Change
	2024	2023
	(Dollars in thousands)
Costs and expenses:
General and administrative	12,520	8,556	46%
Transaction costs	7,791	302	*
Interest expense	37,846	34,223	11%

____________

*        Not considered meaningful

General and administrative

General and administrative expenses increased by $4.0 million, compared to the three months ended March 31, 2023, primarily due to increased employee salaries and benefit expense.

Transaction costs

Transaction costs in 2024 are primarily related to the Utica Divestiture that closed on March 22, 2024.

Interest expense

Interest expense increased $3.6 million for the three months ended March 31, 2024, compared to three months ended March 31, 2023, primarily due to $6.3 million of increased borrowing costs on the recently issued 2026 Unsecured Notes, partially offset by $3.0 million of reduced interest expense as a result of the exchange and repurchase of $209.7 million of the 2025 Senior Notes that occurred in November 2023.

Corporate and Other Overview for the Years Ended December 31, 2023 and 2022

Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items, transaction costs, acquisition integration costs, interest expense and losses on early extinguishment of debt. Corporate and Other includes intercompany eliminations.

	Corporate and Other
	Year Ended December 31,		Percentage Change
	2023	2022
	(Dollars in thousands)
Costs and expenses:
General and administrative	34,287	38,282	(10%)
Transaction costs	1,176	6,968	(83%)
Interest expense	140,784	102,459	37%

____________

*        Not considered meaningful

Transaction costs

Transaction costs during 2022 were primarily related to costs incurred in connection with the 2022 DJ Acquisitions.

General and administrative

General and administrative expense attributable to Corporate and Other decreased by $4.0 million compared to the year ended December 31, 2022, primarily as a result of lower employee incentive compensation costs.

Interest Expense

Interest expense increased $38.3 million during the year ended December 31, 2023 compared to the year ended December 31, 2022 primarily due to $18.0 million of increased borrowing costs on the ABL Facility resulting from higher interest rates and borrowings throughout 2023 compared to 2022, $7.0 million of increased borrowing costs resulting from the issuance of $85.0 million of 2026 Secured Notes to fund the 2022 DJ Acquisitions, $4.9 million of higher borrowing costs on the Permian Transmission Term Loan, $4.5 million of increased borrowing costs on the 2026 Secured Notes, $3.4 million of increased amortization of debt issuance costs and $3.1 million of borrowing costs on the newly issued 2026 Unsecured Notes.

See Note 9 — Debt to the Annual Financial Statements for additional details. Interest expense does not include the impact of gains or losses from our interest rate swaps entered into for the Permian Transmission Credit Facilities.

Non-GAAP Financial Measures

The Partnership reports financial results in accordance with GAAP. The Partnership also presents adjusted EBITDA, a non-GAAP financial measure.

Adjusted EBITDA

The Partnership defines adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, the Partnership’s proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that the Partnership characterizes as unrepresentative of its ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in the Partnership’s industry, the Partnership’s definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.

The Partnership’s management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating the Partnership’s financial performance. Furthermore, the Partnership’s management believes that adjusted EBITDA may provide external users of the Partnership’s financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the Partnership’s core ongoing business.

Adjusted EBITDA is used as a supplemental financial measure to assess:

•        the ability of the Partnership’s assets to generate cash sufficient to make future potential cash distributions and support the Partnership’s indebtedness;

•        the financial performance of the Partnership’s assets without regard to financing methods, capital structure or historical cost basis;

•        the Partnership’s operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;

•        the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and

•        the financial performance of the Partnership’s assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of MVC shortfall payments under the Partnership’s gathering agreements or (iii) the timing of impairments or other income or expense items that the Partnership characterizes as unrepresentative of the Partnership’s ongoing operations.

Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. For example:

•        certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity’s financial performance, such as an entity’s cost of capital and tax structure;

•        adjusted EBITDA does not reflect the Partnership’s cash expenditures or future requirements for capital expenditures or contractual commitments;

•        adjusted EBITDA does not reflect changes in, or cash requirements for, the Partnership’s working capital needs; and

•        although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.

The Partnership compensates for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into the Partnership’s decision-making process.

The Partnership does not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because the Partnership is unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond the Partnership’s control. As such, any associated estimate and its impact on the Partnership’s GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

The following tables present a reconciliation of the Partnership’s net income and net cash provided by operating activities to adjusted EBITDA for the three months ended March 31, 2024 and 2023, respectively, and for the years ended December 31, 2023 and 2022, respectively.

	Three Months Ended March 31,		Year Ended December 31,
	2024	2023	2023	2022
	(in thousands)
Reconciliation of net income to adjusted EBITDA:
Net Income (loss)	$132,927	$(14,163)	$(38,947)	$(123,461)
Add:
Interest expense	37,846	34,223	140,784	102,459
Income tax expense (benefit)	210	(252)	322	325
Depreciation and amortization(1)	28,102	30,059	123,702	119,993
Proportional adjusted EBITDA for equity method investees(2)	20,675	11,638	61,070	45,419
Adjustments related to capital reimbursement activity(3)	(2,923)	(1,186)	(9,874)	(6,041)
Unit-based and noncash compensation	2,772	1,929	6,566	3,778
Loss on early extinguishment of debt	—	—	10,934	—
Gain on asset sales, net	(27)	(68)	(260)	(507)
Long-lived asset impairment	67,916	—	540	91,644
(Gain) loss on interest rate swaps	(2,590)	1,273	(1,830)	(16,414)
Gain on sale of business	(86,202)	—	—	—
Gain on sale of equity method investment	(126,261)	—	—	—
Other, net(4)	8,252	1,891	7,666	13,236
Less:
Income from equity method investees	10,638	4,909	33,829	18,141
Adjusted EBITDA	$70,059	$60,435	$266,844	$212,290

____________

(1)      Includes the amortization expense associated with the Partnership’s favorable gas gathering contracts as reported in other revenues.

(2)      Reflects the Partnership’s proportionate share of Double E and Ohio Gathering adjusted EBITDA. The Partnership records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to the Partnership during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.

(3)      Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.

(4)      Represents items of income or loss that the Partnership characterizes as unrepresentative of its ongoing operations. For the three months ended March 31, 2024, the amount includes $8.0 million of transaction and other costs. For the three months ended March 31, 2023, the amount includes $1.5 million of integration costs. For the year ended December 31, 2023, the amount includes $3.8 million in transaction costs, $2.6 million of acquisition integration costs, and $1.6 million of severance expenses. For the year ended December 31, 2022, the amount includes the amount includes $8.6 million in transaction costs, $2.5 million of severance expenses and $1.7 million of losses related to sale of business.

	Three Months Ended March 31,		Year Ended December 31,
	2024	2023	2023	2022
	(in thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA:
Net cash provided by operating activities	$43,616	$49,695	$126,906	$98,744
Add:
Interest expense, excluding amortization of debt issuance costs	34,341	31,062	128,099	93,133
Income tax expense (benefit)	210	(252)	322	325
Changes in operating assets and liabilities	(14,656)	(20,114)	19,692	13,538
Proportional adjusted EBITDA for equity method investees(1)	20,675	11,638	61,070	45,419
Adjustments related to capital reimbursement activity(2)	(2,923)	(1,186)	(9,874)	(6,041)
Realized gain (loss) on swaps	(1,346)	379	(5,149)	(397)
Other, net(3)	8,252	400	7,123	11,494
Less:
Distributions from equity method investees	17,082	10,403	57,572	43,040
Noncash lease expense	1,009	784	3,773	885
Adjusted EBITDA	$70,059	$60,435	$266,844	$212,290

____________

(1)      Reflects the Partnership’s proportionate share of Double E and Ohio Gathering adjusted EBITDA. The Partnership records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to the Partnership during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.

(2)      Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.

(3)      Represents items of income or loss that the Partnership characterizes as unrepresentative of its ongoing operations. For the three months ended March 31, 2024, the amount includes $8.0 million of transaction and other costs. For the three months ended March 31, 2023, the amount includes $1.5 million of integration costs. For the year ended December 31, 2023, the amount includes $3.8 million in transaction costs, $2.6 million of acquisition integration costs, and $1.6 million of severance expenses. For the year ended December 31, 2022, the amount includes the amount includes $8.6 million in transaction costs, $2.5 million of severance expenses and $1.7 million of losses related to sale of business.

Liquidity and Capital Resources

We rely primarily on internally generated cash flows as well as current cash balance and external financing sources, including commercial bank borrowings, and the issuance of debt, equity and preferred equity securities, and proceeds from potential asset divestitures to fund our capital expenditures. We believe that our ABL Facility and Permian Transmission Credit Facilities, together with internally generated cash flows, current cash balance and access to debt or equity capital markets, will be adequate to finance our operations for the next twelve months without adversely impacting our liquidity.

Off-Balance Sheet Arrangements

We may enter into off-balance sheet arrangements and transactions that can give rise to material off-balance sheet obligations. As of March 31, 2024, our material off-balance sheet arrangements and transactions include (i) letters of credit outstanding against our ABL Facility aggregating to $4.3 million and (ii) letters of credit outstanding against our Permian Transmission Credit Facilities aggregating to $10.5 million. There are no other transactions, arrangements or other relationships with unconsolidated entities or other persons that are reasonably likely to materially affect our liquidity or availability of our capital resources.

ABL Facility

Summit Holdings has a $400.0 million asset-based lending credit facility (the “ABL Facility”) pursuant to that certain Loan and Security Agreement, dated as of November 2, 2021 (as amended, the “ABL Agreement”), with a maturity date of May 1, 2026. The ABL Facility will mature on May 1, 2026; provided that if the outstanding amount of the 2025 Senior Notes (or any permitted refinancing indebtedness in respect thereof that has a final maturity, scheduled amortization or any other scheduled repayment, mandatory prepayment, mandatory redemption or sinking fund obligation prior to the date that is 120 days after the Termination Date (as defined in the ABL Agreement)) on such date equals or exceeds $50.0 million, then the ABL Facility will mature on December 13, 2024. As of March 31, 2024, there were no amounts outstanding under the ABL Facility and the available borrowing capacity totaled $383.7 million, after giving effect to the issuance thereunder of $4.3 million of outstanding but undrawn irrevocable standby letters of credit and $12.0 million of commitment reserves. The ABL Facility is secured by a first lien on all of our assets and borrowings are subject to a borrowing base comprised of a percentage of eligible accounts receivable of Summit Holdings and its subsidiaries that guarantee the ABL Facility (collectively, the “ABL Facility Guarantors”) and a percentage of eligible above-ground fixed assets including eligible compression units, processing plants, compression stations and related equipment of Summit Holdings and the ABL Facility Guarantors. As of the date of the most recent borrowing base determination, eligible assets totaled $683.6 million, an amount greater than the $400.0 million of aggregate lending commitments.

On November 16, 2023, we amended the ABL Facility to, among other things, permit the 2023 Exchange Transactions and address springing borrowing base reserves in relation to the outstanding principal amount of the 2025 Senior Notes.

On March 22, 2024, we amended the ABL Facility to, among other things, (i) amend the change of control provision to permit certain structural changes in connection with a conversion to a C corporation and (ii) amend the Interest Coverage Ratio (as defined therein) covenant such that the Interest Coverage Ratio as of the last day of any fiscal quarter must be less than (a) for any fiscal quarter ending on or before December 31, 2024, (x) if no loans under the ABL Facility are outstanding and unrestricted cash exceeds $200,000,000, 1.50:1.00 and (y) if any loans under the ABL Facility are outstanding or unrestricted cash is less than such threshold, 1.75:1.00 and (b) thereafter, 1.90:1.00.

There were no defaults or events of default under the ABL Facility during 2023, and as of March 31, 2024, we were in compliance with the financial covenants in the ABL Facility. In addition to the Interest Coverage Ratio financial covenant described above, the ABL Facility requires that Summit Holdings not permit the First Lien Net Leverage Ratio (as defined in the ABL Agreement) as of the last day of any fiscal quarter to be greater than 2.50:1.00. As of March 31, 2024, the First Lien Net Leverage Ratio and Interest Coverage Ratio was -0.26:1:00 and 1:87:1:00, respectively.

The ABL Facility restricts, among other things, Summit Holdings’ and its Restricted Subsidiaries’ (as defined in the ABL Agreement) ability and the ability of certain of their subsidiaries to: (i) incur additional debt or issue preferred stock; (ii) make distributions or repurchase equity; (iii) make payments on or redeem junior lien, unsecured or subordinated indebtedness; (iv) create liens or other encumbrances; (v) make investments, loans or other guarantees; (vi) engage in transactions with affiliates; and (viii) make acquisitions or merge or consolidate with another entity. These covenants are subject both to a number of important exceptions and qualifications.

As of March 31, 2024, the applicable margin under the adjusted term SOFR borrowings was 3.25%, the interest rate was 8.69% and the unused portion of the ABL Facility totaled $383.7 million, after giving effect to the issuance thereunder of $4.3 million of outstanding but undrawn irrevocable standby letters of credit and $12.0 million of commitment reserves.

Permian Transmission Credit Facilities

On March 8, 2021, the Partnership’s unrestricted subsidiary, Summit Permian Transmission, LLC (“Permian Transmission”), entered into a Credit Agreement which allows for $175.0 million of senior secured credit facilities, including a $160.0 million Term Loan Facility (the “Permian Term Loan Facility”) and a $15.0 million Working Capital Facility (collectively with the Permian Term Loan Facility, the “Permian Transmission Credit Facilities”). The Permian Transmission Credit Facilities can be used to finance Permian Transmission’s capital calls associated with its investment in Double E, debt service and other general corporate purposes.

As of March 31, 2024, the applicable margin under adjusted SOFR borrowings was 2.475%, the interest rate was 7.79% and the unused portion of the Permian Transmission Credit Facilities totaled $4.5 million, subject to a commitment fee of 0.7% after giving effect to the issuance of $10.5 million in outstanding but undrawn irrevocable standby letters of credit. As of March 31, 2024, the Partnership was in compliance with the financial covenants of the Permian Transmission Credit Facilities.

Permian Transmission Term Loan

In January 2022, the Permian Term Loan Facility was converted into a Term Loan (the “Permian Transmission Term Loan”). The Permian Transmission Term Loan is due January 2028. As of March 31, 2024, the applicable margin under adjusted SOFR borrowings was 2.475% and the interest rate was 7.79%. Permian Transmission entered into interest rate hedges with notional amounts representing approximately 90% of the Permian Term Loan facility at a fixed SOFR rate of 1.23%. As of ended March 31, 2024, the Partnership was in compliance with the financial covenants governing the Permian Transmission Term Loan.

As of March 31, 2024, the balance of the Permian Transmission Term Loan was $141.1 million.

2025 Senior Notes

In February 2017, Summit Holdings and Summit Midstream Finance Corp. (“Finance Corp.,” and together with Summit Holdings, the “Co-Issuers”) co-issued $500.0 million of 5.75% Senior Notes due 2025 (the “2025 Senior Notes”). On November 16, 2023, we entered into a private purchase and exchange agreement with certain purchasers listed therein to issue a total of $209.5 million aggregate principal amount of the 2026 Unsecured Notes in exchange for $180.0 million aggregate principal amount of the 2025 Senior Notes and $29.5 million in cash. The exchanged 2025 Senior Notes were cancelled. The cash raised was used to repurchase $29.7 million aggregate principal amount of the remaining 2025 Senior Notes that were not exchanged. The 2025 Senior Notes are senior, unsecured obligations and rank equally in right of payment with all of our existing and future senior obligations. The 2025 Senior Notes are effectively subordinated in right of payment to all of our secured indebtedness, to the extent of the collateral securing such indebtedness. The Co-Issuers may redeem all or part of the remaining 2025 Senior Notes at a redemption price of 100.000%, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

As of March 31, 2024, the outstanding balance of the 2025 Senior Notes was $49.8 million.

2026 Secured Notes

In November 2021, we issued $700.0 million of 8.500% Senior Secured Second Lien Notes due 2026 (the “2026 Secured Notes”), at a price of 98.5% of face value. Additionally, in November 2022, in connection with the 2022 DJ Acquisitions, we issued an additional $85.0 million of 2026 Secured Notes at a price of 99.26% of their face value. The Co-Issuers pay interest on the 2026 Secured Notes semi-annually on April 15 and October 15 of each year, and the 2026 Secured Notes are jointly and severally guaranteed, on a senior second-priority secured basis (subject to permitted liens), by us and each of our restricted subsidiaries that is an obligor under the ABL Facility, or under the 2025 Senior Notes on the issue date of the 2026 Secured Notes. As of March 31, 2024, the outstanding balance of the 2026 Secured Notes was $785.0 million. See “Summary — Recent Developments” for additional information regarding our 2026 Secured Notes.

The 2026 Secured Notes will mature on October 15, 2026; provided that, if the outstanding amount of the 2025 Senior Notes (or any refinancing indebtedness in respect thereof that has a final maturity on or prior to the date that is 91 days after the Initial Maturity Date (as defined in the indenture governing the 2026 Secured Notes (the “2026 Secured Notes Indenture”))) is greater than or equal to $50.0 million on January 14, 2025, which is 91 days prior to the scheduled maturity date of the 2025 Senior Notes, then the 2026 Secured Notes will mature on January 14, 2025.

Starting in the first quarter of 2023 with respect to the fiscal year ended 2022, and continuing annually through the fiscal year ended 2025, the Partnership is required under the terms of the 2026 Secured Notes Indenture to, if it has Excess Cash Flow (as defined in the 2026 Secured Notes Indenture), and subject to its ability to make such an offer under the ABL Facility, offer to purchase an amount of the 2026 Secured Notes, at 100% of the principal amount plus accrued and unpaid interest, equal to 100% of the Excess Cash Flow generated in the prior year. Excess Cash Flow is generally defined as consolidated cash flow minus the sum of capital expenditures and cash payments in respect of permitted investments and permitted restricted payments.

Generally, if the Partnership does not offer to purchase designated annual amounts of its 2026 Secured Notes or reduce its first lien capacity under the 2026 Secured Notes Indenture per annum from 2023 through 2025, the interest rate on the 2026 Secured Notes is subject to certain rate escalations. Because the Partnership did not offer to purchase at least $50.0 million in aggregate principal amount of 2026 Secured Notes by April 1, 2023, the interest rate on the 2026 Secured Notes automatically increased by 50 basis points per annum. Further, because the Partnership did not offer to purchase $100.0 million in aggregate principal amount of 2026 Secured Notes by April 1, 2024, the interest rate on the 2026 Secured Notes automatically increased by 100 basis points per annum (minus any amount previously increased). If the Partnership has not offered to purchase at least $200.0 million in aggregate principal amount of 2026 Secured Notes by April 1, 2025, the interest rate on the 2026 Secured Notes will automatically increase by 200 basis points per annum (minus any amount previously increased).

Based on the amount of our Excess Cash Flow for the fiscal year ended 2023, on March 27, 2024, we commenced a cash tender offer to purchase up to $19.3 million aggregate principal amount of the outstanding 2026 Secured Notes at 100% of the principal amount plus accrued and unpaid interest. The cash flow offer expired on April 24, 2024 with $13.6 million tendered and validly accepted. Accordingly, $13.6 million of the 2026 Secured Notes is reflected as current debt in the March 31, 2024 unaudited condensed consolidated balance sheet.

To the extent the Partnership makes an offer to purchase, and the offer is not fully accepted by the holders of the 2026 Secured Notes, the Partnership may use any remaining amount not accepted for any purpose not prohibited by the 2026 Secured Notes Indenture, or the ABL Facility. We did not make offers to purchase in the designated amount for the fiscal year ended 2023 and as a result, the interest rate on the 2026 Secured Notes increased an incremental 50 basis points to 9.50% effective April 1, 2024, resulting in an incremental increase in annual interest expense of approximately $3.9 million.

2026 Unsecured Notes

In November 2023, we issued a total of $209.5 million aggregate principal amount of 2026 Unsecured Notes in exchange for $180.0 million aggregate principal amount of the 2025 Senior Notes and $29.5 million in cash. The exchanged 2025 Senior Notes were cancelled, and the cash raised was used to repurchase $29.7 million aggregate principal amount of the remaining 2025 Senior Notes that were not exchanged. The 2026 Unsecured Notes bear interest at 12.0% and mature on October 15, 2026, in line with the maturity date of the 2026 Secured Notes. The 2026 Unsecured Notes are senior, unsecured obligations and rank equally in right of payment with all of our existing and future senior obligations. The 2026 Unsecured Notes are effectively subordinated in right of payment to all of our secured indebtedness, to the extent of the collateral securing such indebtedness. The Co-Issuers may redeem all or a part of the 2026 Unsecured Notes at a redemption price of (i) on or before April 15, 2025, 101.00%, and (ii) after April 15, 2025, 102.00%, plus accrued and unpaid interest, if any, to, but not including, the redemption date. See “Summary — Recent Developments” for additional information regarding our 2026 Unsecured Notes.

As of March 31, 2024, the outstanding balance of the 2026 Unsecured Notes was $209.5 million.

Cash Flows

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Net cash provided by operating activities	$43,616	$49,695
Net cash provided by (used in) investing activities	608,629	(22,549)
Net cash used in financing activities	(320,846)	(17,394)
Net change in cash, cash equivalents and restricted cash	$331,399	$9,752
	Year Ended December 31,
	2023	2022
	(in thousands)
Net cash provided by operating activities	$126,906	$98,744
Net cash used in investing activities	(74,756)	(226,558)
Net cash provided by financing activities	(49,036)	121,773
Net change in cash, cash equivalents and restricted cash	$3,114	$(6,041)

The components of the net change in cash, cash equivalents and restricted cash were as follows:

Operating activities

Cash flows provided by operating activities for the three months ended March 31, 2024 primarily reflected:

•        a net income of $132.9 million plus positive adjustments of $104.0 million for non-cash operating items; and

•        a $14.7 million change in working capital accounts.

Cash flows provided by operating activities for the three months ended March 31, 2023 primarily reflected:

•        a net loss of $14.2 million plus adjustments of $43.7 million for non-cash operating items; and

•        a $20.1 million change in working capital accounts.

Cash flows from operating activities for the year ended December 31, 2023, primarily reflected:

•        a net loss of $38.9 million plus adjustments of $185.5 million for non-cash items; and

•        a $19.7 million change in working capital accounts.

Cash flows from operating activities for the year ended December 31, 2022, primarily reflected:

•        a net loss of $123.5 million plus adjustments of $235.7 million for non-cash items; and

•        a $13.5 million change in working capital accounts.

Investing activities

Cash flows provided by investing activities during the three months ended March 31, 2024 primarily reflected:

•        $332.7 million of cash inflows from the proceeds of the sale of our equity method investment;

•        $292.3 million of cash inflows from the proceeds of the sale of Summit Utica; and

•        $16.4 million of cash outflows for capital expenditures.

Cash flows used in investing activities during the three months ended March 31, 2023 primarily reflected:

•        $16.4 million of cash outflows for capital expenditures; and

•        $3.5 million for cash investments in the Double E project.

Cash flows used in investing activities during the year ended December 31, 2023 primarily reflected:

•        $68.9 million of capital expenditures primarily attributable to the ongoing development of our Rockies and Northeast segments; and

•        $3.5 million of capital contributions and costs for our equity method investment in Double E.

Cash flows used in investing activities during the year ended December 31, 2022 primarily reflected:

•        $166.6 million of cash consideration paid for the acquisition of Outrigger DJ, net of cash acquired in the transaction;

•        $139.9 million of cash consideration paid for the acquisition of Sterling DJ, net of cash acquired in the transaction;

•        $30.5 million of capital expenditures primarily attributable to the ongoing development of our Rockies and Northeast segments;

•        $8.4 million of capital contributions and costs for our equity method investment in Double E; offset by

•        $75.0 million of cash proceeds from the disposition of the Lane G&P System, net of cash sold in the transaction;

•        $38.9 million of cash proceeds from the disposition of Bison Midstream, net of cash sold in the transaction; and

•        $4.9 million of cash proceeds from the sale of unused assets and latent inventory.

Financing activities

Cash flows used in financing activities during the three months ended March 31, 2024 primarily reflected:

•        $313.0 million of cash outflows for repayments on the ABL Facility; and

•        $3.8 million of cash outflows for repayments on the Permian Transmission Term Loan.

Cash flows used in financing activities during the three months ended March 31, 2023 primarily reflected:

•        $13.0 million of cash outflows for repayments on the ABL Facility;

•        $2.5 million of cash outflows for repayments on the Permian Transmission Term Loan.

Cash flows used in financing activities during the year ended December 31, 2023 primarily reflected:

•        $87.0 million of cash outflows for repayments on the ABL Facility;

•        $29.7 million of cash outflows for the repurchase of 2025 Senior Notes;

•        $10.5 million of cash outflows for repayments on the Permian Transmission Term Loan; offset by

•        $29.5 million of borrowings under the 2026 Unsecured Notes; and

•        $70.0 million from borrowings under the ABL Facility.

Cash flows provided by financing activities during the year ended December 31, 2022 primarily reflected:

•        $293.0 million of cash received from borrowing under the ABL Facility;

•        $84.4 million from the additional issuance of the 2026 Secured Notes; offset by

•        $230.0 million in repayments on the ABL Facility.

Contractual Obligations Update

The Partnership’s cash flows generated from operations are the primary source for funding various contractual obligations. The table below summarizes the Partnership’s major commitments as of December 31, 2023 through 2028 (in thousands):

	Total	2024	2025	2026	2027	2028
2025 Senior Notes, due April 2025(2)	$53,719	$2,863	$50,856	$—	$—	$—
ABL Facility, due May 2026(2)	376,611	27,262	27,262	322,087	—	—
2026 Secured Notes, due October 2026(1)	999,403	74,575	74,575	850,253	—	—
2026 Unsecured Notes, due October 2026(2)	281,791	25,141	25,141	231,509	—	—
Permian Transmission Term Loan, due January 2028(3)	186,451	26,360	26,179	25,263	24,720	83,929
Global Settlement for 2015 Blacktail release, inclusive of interest(4)	21,668	6,667	6,667	6,667	1,667	—
Lease obligations	14,310	4,937	4,309	2,842	2,161	61
Total	$1,933,953	$167,805	$214,989	$1,438,621	$28,548	$83,990

____________

(1)      Amounts above exclude the impact of principal reductions resulting from offers to purchase the 2026 Secured Notes with excess cash flow tenders required in the 2026 Secured Notes Indenture. For illustration purposes, a 9.500% interest rate on the 2026 Secured Notes was utilized for the periods 2024 through 2026. If we fail to make certain offers to purchase the 2026 Secured Notes, the interest rate on the 2026 Secured Notes will increase. See Note 9 — Debt to the Annual Financial Statements and “Risk Factors — The interest rate on the 2026 Secured Notes will be increased if the Partnership fails to make certain offers to purchase 2026 Secured Notes” for additional details.

(2)      Amounts include an estimate for interest cost based on either the stated interest rate for fixed rate indebtedness or the interest rate in effect as of December 31, 2023 for variable rate indebtedness.

(3)      Amounts include mandatory principal repayments of $15.5 million in 2024, $16.6 million in 2025, $17.0 million in 2026 and $17.8 million in 2027.

(4)      Global Settlement amounts in the table exclude interest owed on the unpaid portion. See Note 10 — Commitments and Contingencies to the Annual Financial Statements for additional details.

Capital Requirements

Overall

Our business is capital intensive, requiring significant investment for the maintenance of existing gathering systems and the acquisition or construction and development of new gathering systems and other midstream assets and facilities. Our Partnership Agreement requires that we categorize our capital expenditures as either:

•        maintenance capital expenditures, which are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets or for the acquisition of existing, or the construction or development of, new capital assets) made to maintain our long-term operating income or operating capacity; or

•        expansion capital expenditures, which are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term.

For the three months ended March 31, 2024, cash paid for capital expenditures totaled $16.4 million which included $2.7 million of maintenance capital expenditures. For the three months ended March 31, 2024, we did not make any contributions to Double E and Ohio Gathering.

We rely primarily on internally generated cash flows, our current cash balance as well as external financing sources, including commercial bank borrowings and the issuance of debt, equity and preferred equity securities, and proceeds from potential asset divestitures to fund our capital expenditures. We believe that our internally generated cash flows, current cash balance, our ABL Facility and the Permian Transmission Credit Facilities, and access to debt or equity capital markets, will be adequate to finance our operations for the next twelve months without adversely impacting our liquidity. Depending on the needs of our business, contractual limitations and market conditions, we may from time to time seek to issue equity securities, incur additional debt, issue debt securities, or redeem, repurchase, refinance, or retire our outstanding debt through privately negotiated transactions, open market repurchases, redemptions, exchanges, tender offers or otherwise, but we are under no obligation to do so. There can be no assurance that we will seek to do any of the foregoing or that we will be able to do any of the foregoing on terms acceptable to us or at all.

We estimate that our 2024 capital program will range from $30.0 million to $40.0 million, including between $10.0 million and $15.0 million of maintenance capital expenditures. We estimate that our 2024 investment in our Double E equity method investee will be approximately $5.0 million.

There are a number of risks and uncertainties that could cause our current expectations to change, including, but not limited to, (i) the ability to reach agreements with third parties; (ii) prevailing conditions and outlook in the natural gas, crude oil and NGLs markets and (iii) our ability to obtain financing from commercial banks, the capital markets, or other financing sources.

Excess Cash Flow Offers to Purchase

Starting in the first quarter of 2023 with respect to the fiscal year ended 2022, and continuing annually through the fiscal year 2025, we are required under the terms of the 2026 Secured Notes Indenture to, if we have Excess Cash Flow (as defined in the 2026 Secured Notes Indenture), and subject to our ability to make such an offer under the ABL Facility, offer to purchase an amount of the 2026 Secured Notes, at 100% of the principal amount plus accrued and unpaid interest, equal to 100% of the Excess Cash Flow generated in the prior year. Excess Cash Flow is generally defined as consolidated cash flow minus the sum of capital expenditures and cash payments in respect of permitted investments and permitted restricted payments.

Generally, if the Partnership does not offer to purchase designated annual amounts of its 2026 Secured Notes or reduce its first lien capacity under the 2026 Secured Notes Indenture per annum from 2023 through 2025, the interest rate on the 2026 Secured Notes is subject to certain rate escalations. Because the Partnership did not offer to purchase at least $50.0 million in aggregate principal amount of 2026 Secured Notes by April 1, 2023, the interest rate on the 2026 Secured Notes automatically increased by 50 basis points per annum. Further, because the Partnership did not offer to purchase $100.0 million in aggregate principal amount of 2026 Secured Notes by April 1, 2024, the interest rate on the 2026 Secured Notes automatically increased by 100 basis points per annum (minus any amount previously increased). If the Partnership has not offered to purchase at least $200.0 million in aggregate principal amount of 2026 Secured Notes by April 1, 2025, the interest rate on the 2026 Secured Notes will automatically increase by 200 basis points per annum (minus any amount previously increased).

Based on the amount of our Excess Cash Flow for the fiscal year ended 2023, on March 27, 2024, we commenced a cash tender offer to purchase up to $19.3 million aggregate principal amount of the outstanding 2026 Secured Notes at 100% of the principal amount plus accrued and unpaid interest. The cash flow offer expired on April 24, 2024 with $13.6 million tendered and validly accepted. Accordingly, $13.6 million of the 2026 Secured Notes is reflected as current debt in the March 31, 2024 unaudited condensed consolidated balance sheet.

To the extent we make an offer to purchase, and the offer is not fully accepted by the holders of the 2026 Secured Notes, we may use any remaining amount not accepted for any purpose not prohibited by the 2026 Secured Notes Indenture or the ABL Facility.

Credit and Counterparty Concentration Risks

We examine the creditworthiness of counterparties to whom we extend credit and manage our exposure to credit risk through credit analysis, credit approval, credit limits and monitoring procedures, and for certain transactions, we may request letters of credit, prepayments or guarantees.

Certain of our customers may be temporarily unable to meet their current obligations. While this may cause a disruption to cash flows, we believe that we are properly positioned to deal with the potential disruption because the vast majority of our gathering assets are strategically positioned at the beginning of the midstream value chain. The majority of our infrastructure is connected directly to our customers’ wellheads and pad sites, which means our gathering systems are typically the first third-party infrastructure through which our customers’ commodities flow and, in many cases, the only way for our customers to get their production to market.

We have exposure due to nonperformance under our MVC contracts whereby a potential customer, who does not meet its MVCs, does not have the wherewithal to make its MVC shortfall payments when they become due. We typically receive payment for all prior-year MVC shortfall billings in the quarter immediately following billing. Therefore, our exposure to risk of nonperformance is limited to and accumulates during the current year-to-date contracted measurement period.

Summarized Financial Information

The supplemental summarized financial information below reflects the Partnership’s separate accounts, the combined accounts of the Co-Issuers and Bison Midstream and its subsidiaries, Grand River Gathering, LLC (“Grand River”) and its subsidiaries, DFW Midstream, Summit Midstream Marketing, LLC, Summit Permian, Summit Midstream Permian Finance, LLC (“Permian Finance”), Summit Midstream OpCo, LP, Summit Utica, Meadowlark Midstream, Summit Midstream Permian II, LLC, Mountaineer Midstream, Epping Transmission Company, LLC (“Epping”), Red Rock Gathering Company, LLC, Polar Midstream, LLC (“Polar Midstream”) and Summit Midstream Niobrara, LLC (collectively, the “Guarantor Subsidiaries” and, together with the Co-Issuers, the “Obligor Group”) for the dates and periods indicated. The financial information of the Obligor Group is presented on a combined basis and intercompany balances and transactions between the Co-Issuers and Guarantor Subsidiaries have been eliminated. There were no reportable transactions between the Co-Issuers and Obligor Group and the subsidiaries that were not issuers or guarantors of 2025 Senior Notes, the 2026 Unsecured Notes and the 2026 Secured Notes (collectively, the “Senior Notes”).

Payments to holders of the Senior Notes are affected by the composition of and relationships among the Co-Issuers, the Guarantor Subsidiaries and Permian Holdco and Permian Transmission, who are unrestricted subsidiaries of the Partnership and are not issuers or guarantors of the Senior Notes. The assets of our unrestricted subsidiaries are not available to satisfy the demands of the holders of the Senior Notes. In addition, our unrestricted subsidiaries are subject to certain contractual restrictions related to the payment of dividends, and other rights in favor of their non-affiliated stakeholders, that limit their ability to satisfy the demands of the holders of the Senior Notes.

On June 30, 2022, we completed the sale of all the equity interests in Summit Permian and Permian Finance to a third party. Additionally, on September 19, 2022, we completed the sale of Bison Midstream to a third party. In connection with these dispositions, the status of Bison Midstream, Summit Permian and Permian Finance as guarantor subsidiaries, was modified prior to the occurrence of each respective disposition.

On December 1, 2022, we completed the acquisition of Outrigger DJ for cash consideration of $165.0 million, subject to post-closing adjustments, and Sterling DJ for cash consideration of $140.0 million, subject to post-closing adjustments. In connection with the acquisitions, Summit DJ - O, LLC (formerly Outrigger DJ Midstream, LLC), Summit DJ - O Operating, LLC (formerly Outrigger DJ Operating, LLC), Summit DJ - S, LLC (formerly Sterling Energy Investments, LLC), Grasslands Energy Marketing, LLC and Centennial Water Pipelines, LLC became newly acquired entities. With the exception of Centennial Water Pipeline, LLC, all acquired entities guarantee our obligations under the Senior Notes.

On March 22, 2024, we completed the disposition of Summit Utica to a subsidiary of MPLX. In connection with the disposition, the status of Summit Utica as guarantor subsidiary was modified prior to the occurrence of the disposition.

The summarized financial information below presents the activities and balances of Bison Midstream, Summit Permian, Summit Finance and Summit Utica as guarantor subsidiaries for all summarized income statement periods and balance sheet dates presented in which they were owned by the Partnership. Summit Utica was not included in the Partnership’s balance sheet as of March 31, 2024.

A list of each of the Partnership’s subsidiaries that is a guarantor, issuer or co-issuer of our registered securities subject to the reporting requirements in Release 33-10762 is filed as Exhibit 22.1 to the registration statement of which this proxy statement/prospectus forms a part.

Summarized Balance Sheet Information

Summarized balance sheet information as of March 31, 2024, December 31, 2023 and December 31, 2022 follow.

	March 31, 2024
	Partnership	Obligor Group
	(in thousands)
Assets
Current assets	$3,963	$411,806
Noncurrent assets	9,960	1,575,023

Liabilities
Current liabilities	$15,587	$124,283
Noncurrent liabilities	1,986	1,056,379
	December 31, 2023
	Partnership	Obligor Group
	(in thousands)
Assets
Current assets	$2,993	$93,035
Noncurrent assets	9,801	2,069,149

Liabilities
Current liabilities	$10,395	$104,694
Noncurrent liabilities	2,054	1,383,704
	December 31, 2022
	Partnership	Obligor Group
	(in thousands)
Assets
Current assets	$2,553	$86,443
Noncurrent assets	8,274	2,130,052

Liabilities
Current liabilities	$16,345	$79,841
Noncurrent liabilities	2,172	1,410,370

Summarized Statements of Operations Information

For the purposes of the following summarized statements of operations, we allocate a portion of general and administrative expenses recognized at the Partnership to the Obligor Group to reflect what those entities’ results would have been had they operated on a stand-alone basis. Summarized statements of operations for the three months ended March 31, 2024 and for the years ended December 31, 2023 and 2022 follow.

	Three Months Ended March 31, 2024
	Partnership	Obligor Group
	(in thousands)
Total revenues	$—	$115,168
Total costs and expenses	8,477	162,711
Income (loss) before income taxes and income from equity method investees	(8,477)	130,202
Income from equity method investees	—	7,039
Net income (loss)	$(8,687)	$137,241
	December 31, 2023
	Partnership	Obligor Group
	(in thousands)
Total revenues	$—	$451,032
Total costs and expenses	3,882	373,245
Loss before income taxes and income from equity method investees	(3,661)	(60,615)
Income from equity method investees	—	22,922
Net loss	$(3,983)	$(37,693)
	December 31, 2022
	Partnership	Obligor Group
	(in thousands)
Total revenues	$—	$369,592
Total costs and expenses	10,505	411,640
Income (loss) before income taxes and income from equity method investees	(10,505)	(136,912)
Income from equity method investees	—	13,358
Net income (loss)	$(10,827)	$(123,554)

Critical Accounting Estimates

The discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. We evaluate our estimates on an on-going basis, based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following describes significant judgments and estimates used in the preparation of our consolidated financial statements.

Long-Lived Assets

Our long-lived assets consist of property, plant and equipment and intangible assets that have been obtained by multiple business combinations and property, plant and equipment that has been constructed in recent years. The initial recording of a majority of these long-lived assets was at fair value, which is estimated by management primarily utilizing market-related information, asset specific information and other projections on the performance of the assets acquired (including an analysis of discounted cash flows which can involve assumptions on weighted average cost of capital and projected cash flows of the assets acquired). Management reviews this information to determine its reasonableness in comparison to the assumptions utilized in determining the purchase price of the assets in addition to other market-based information that was received through the purchase process and other sources. These projections also include projections on potential and contractual obligations assumed in these acquisitions. Due to the imprecise nature of the projections and assumptions utilized in determining fair value, actual results can and often do, differ from our estimates.

As of December 31, 2023, we had net property, plant and equipment with a carrying value of approximately $1.7 billion and net amortizing intangible assets with a carrying value of approximately $175.6 million. When evidence exists that we will not be able to recover a long-lived asset’s carrying value through future cash flows, we write down the carrying value of the asset to its estimated fair value. We test assets for impairment when events or circumstances indicate that the carrying value of a long-lived asset may not be recoverable. With respect to property, plant and equipment and our amortizing intangible assets, the carrying value of a long-lived asset is not recoverable if the carrying value exceeds the sum of the undiscounted cash flows expected to result from the asset’s use and eventual disposal. In this situation, we would recognize an impairment loss equal to the amount by which the carrying value exceeds the asset’s fair value. We determine fair value using a combination of approaches, including a market-based approach and an income-based approach in which we discount the asset’s expected future cash flows to reflect the risk associated with achieving the underlying cash flows. Any impairment determinations involve significant assumptions and judgments. Differing assumptions regarding any of these inputs could have a significant effect on the various valuations. As such, the fair value measurements utilized within these estimates are classified as non-recurring Level 3 measurements in the fair value hierarchy because they are not observable from objective sources. Due to the volatility of the inputs used, we cannot predict the likelihood of any future impairment.

We evaluate our equity method investments for impairment when we believe the current fair value may be less than the carrying amount and record an impairment if we believe the decline in value is other than temporary.

Adjustments for MVC Shortfall Payments

For our calculation of segment adjusted EBITDA, we estimate the impact of expected MVC shortfall payments based on assumptions that include, but are not limited to, contract terms, historical volume throughput data, and expectations regarding future investment expenditures, customer drilling activities, and customer production volumes.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in, or disagreements with, accountants on accounting and financial disclosure matters during the years ended December 31, 2023 and 2022.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our current interest rate risk exposure is largely related to our indebtedness. As of December 31, 2023, we had $1.0 billion principal amount of fixed-rate debt, $313.0 million outstanding under our variable rate ABL Facility and $144.8 million outstanding under our variable rate Permian Transmission Term Loan. As of December 31, 2023, we had $130.4 million of interest rate exposure hedged to offset the impact of changes in interest rates on our Permian Transmission Term Loan. While existing fixed-rate debt mitigates the downside impact of fluctuations in interest rates, future issuances of long-term debt could be impacted by increases in interest rates, which could result in higher overall interest costs. In addition, the borrowings under our ABL Facility, which have a variable interest rate, also expose us to the risk of increasing interest rates. For the year ended December 31, 2023, a hypothetical 1% increase (decrease) in interest rates on our variable rate debt would have increased (decreased) our interest expense by approximately $4.6 million assuming no changes in amounts drawn or other variables under our ABL Facility or Permian Transmission Term Loan.

Commodity Price Risk

We generate a majority of our revenues pursuant to primarily long-term and fee-based gathering agreements, many of which include MVCs and AMIs. Currently, our direct commodity price exposure relates to (i) the sale of physical natural gas and/or NGLs purchased under percentage-of-proceeds and other processing arrangements with certain of our customers in the Rockies and Piceance segments, (ii) the sale of natural gas we retain from certain Barnett segment customers and (iii) the sale of condensate we retain from certain gathering services in the Piceance segment. Our gathering agreements with certain Barnett customers permit us to retain a certain quantity of natural gas that we sell to offset the power costs we incur to operate our electric-drive compression assets. We manage our direct exposure to natural gas and power prices through the use of forward power purchase contracts with wholesale power providers that require us to purchase a fixed quantity of power at a fixed heat rate based on prevailing natural gas prices on the Henry Hub Index. We sell retainage natural gas at prices that are based on the Atmos Zone 3 Index. By basing the power prices on a system and basin-relevant market, we are able to closely associate the relationship between the compression electricity expense and natural gas retainage sales. We do not enter into risk management contracts for speculative purposes.

BUSINESS OF THE PARTNERSHIP

Unless the context provides otherwise, when used in this “Business of the Partnership,” references to “we,” “us” and “our” or like terms refer to the Partnership, prior to the consummation of the Corporate Reorganization.

The Partnership is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States. Our Common Units are listed and traded on the NYSE under the ticker symbol “SMLP.”

The Partnership was formed in May 2012. The Partnership’s executive offices are located at 910 Louisiana Street, Suite 4200, Houston, Texas 77002, and can be reached by phone at (832) 413-4770. The Partnership also maintains regional field offices in close proximity to our areas of operation to support the operation and development of our midstream assets.

Our Business Strategies

We operate a differentiated midstream platform that is built for long-term, sustainable value creation. Our integrated assets are strategically located in production basins including the Williston Basin, DJ Basin, Barnett Shale, Piceance Basin and Permian Basin. Prior to the Utica Divestiture and the Mountaineer Divestiture, we also had assets located in the Utica Shale and Marcellus Shale. Our primary business objective is to maximize cash flow and provide cash flow stability for our stakeholders while growing prudently and profitably. We intend to accomplish this objective by executing the following strategies:

•        Capital structure optimization.    We seek to maximize unitholder value. Our capital structure currently consists of common equity, preferred equity, and indebtedness that is comprised of debt securities and borrowings under our revolving credit facilities, a portion of which is secured by substantially all of the Partnership’s assets. We intend to optimize our capital structure in the future by reducing our indebtedness with free cash flow, and when appropriate, we may pursue opportunistic capital markets transactions or asset divestitures with the objective of increasing long-term unitholder value.

•        Portfolio management.    We seek to maximize unitholder value by strategically managing our portfolio of midstream assets and allocating capital based on appropriate risk-informed cash flow assumptions. This may include opportunistic divestitures, re-allocation of capital to new or existing areas, and development of joint ventures involving our existing midstream assets or new investment opportunities.

•        Maintaining our focus on fee-based revenue with minimal direct commodity price exposure.    We intend to maintain our focus on providing midstream services under primarily long-term and fee-based contracts. We believe that our focus on fee-based revenues with minimal direct commodity price exposure is essential to maintaining stable cash flows.

•        Maintaining strong producer relationships to maximize utilization of all of our midstream assets.    We have cultivated strong producer relationships by focusing on customer service and reliable project execution and by operating our assets safely and reliably over time. We believe that our strong producer relationships will create future opportunities to expand our midstream services reach and optimize the utilization of our midstream assets for our customers.

•        Continuing to prioritize safe and reliable operations.    We believe that providing safe, reliable and efficient operations is a key component of our business strategy. We place a strong emphasis on employee training, operational procedures and enterprise technology, and we intend to continue promoting a high standard with respect to the efficiency of our operations and the safety of all of our constituents.

Our Midstream Assets

Our midstream assets primarily gather natural gas produced from pad sites, wells and central receipt points connected to our systems. Gathered natural gas volumes are then compressed, dehydrated, treated and/or processed for delivery to downstream pipelines serving processing plants or end users. We also contract with producers to gather crude oil and produced water from wells connected to our systems for delivery to downstream pipelines and to third-party rail terminals in the case of crude oil and to third-party disposal wells in the case of produced water. We generally refer to most of the services our systems provide as gathering services. We also provide natural gas transmission services via Double E, a long-haul natural gas pipeline in which we indirectly own a 70% equity interest and serve as the pipeline’s operator. Double E provides natural gas transportation services from multiple receipt points in the Permian Basin to various delivery points in and around the Waha hub in Texas.

Reportable Segments

As of December 31, 2023, our reportable segments are below along with management’s categorization of the primary commodity driving customer drilling and completion decisions for each segment:

Oil price driven

Our cash flows in the Rockies and Permian segments are primarily influenced by the prevailing price of crude oil because the drilling and completion decisions by our customers in these segments are based on well economics most heavily tied to crude oil prices. Our customers’ decisions to drill and complete wells in these segments therefore result in higher volume throughput and cash flows for our midstream assets in which we collect fixed fees for gathering or processing hydrocarbons, gathering produced water, or transporting residue natural gas.

•        Rockies — Includes our wholly-owned midstream assets located in the Williston Basin and the DJ Basin.

•        Permian — Includes our equity method investment in Double E.

Natural gas price driven

Our cash flows in the Piceance and Barnett, and, prior to the Utica Divestiture and the Mountaineer Divestiture, the Northeast, segments are primarily influenced by the prevailing price of natural gas because the drilling, completion and recompletion decisions by our customers in these segments are based on well economics most heavily tied to natural gas and NGL prices. Our customers’ decisions to drill, complete or recomplete wells in these segments therefore result in higher throughput and cash flows for those segments in which we collect fixed fees for gathering natural gas.

•        Piceance — Includes our wholly-owned midstream assets located in the Piceance Basin.

•        Barnett — Includes our wholly-owned midstream assets located in the Barnett Shale.

•        Northeast — Prior to the Utica Divestiture and the Mountaineer Divestiture, included our wholly-owned midstream assets located in the Marcellus shale plays.

Industry Overview and Commercial Arrangements

We compete with other midstream companies, producers and intrastate and interstate pipelines. Competition for volumes is primarily based on reputation, commercial terms, acreage dedications, service levels, access to end-use markets, geographic proximity of existing assets to a producer’s acreage and available gathering and processing capacity. We may also face competition to gather production outside of our AMIs and attract producer volumes to our gathering systems.

We earn revenue by providing gathering, compression, treating and/or processing services pursuant to primarily long-term and fee-based gathering and processing agreements with some of the largest and most active producers in North America. Through our equity method investment in the Double E Pipeline, we earn revenue by providing high pressure transportation services, as both firm and interruptible service, for residue natural gas in the Permian Basin. The fee-based nature of these agreements enhances the stability of our cash flows by limiting our direct commodity price exposure.

The significant features of our transportation and gathering and processing agreements, and the gathering and transportation systems to which they relate, are discussed in more detail below. For additional operating and financial performance information, on a consolidated basis and by reportable segment, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations.”

Areas of Mutual Interest

The vast majority of our gathering and processing agreements contain AMIs, some of which extend through 2039. The AMIs generally require that any production by our customers within the AMIs will be gathered and/or processed by our assets. In general, our customers have not leased acreage that cover our entire AMIs but, to the extent that they have leased acreage within our AMI, or lease additional acreage within our AMIs, any production from wells within that AMI will be dedicated to our systems.

Under certain of our gathering agreements, we have agreed to construct pipeline laterals to connect our gathering systems to producer pad sites located within the AMI. However, in certain circumstances we may choose not to pursue a pad connection opportunity presented by a customer if we believe that the investment would not meet our internal return expectations. Under this scenario, the customer may, in certain circumstances, construct the gathering infrastructure itself and sell it to us at a price equal to their cost plus an applicable profit margin, or, in some cases, we may release the relevant acreage dedication from the AMI.

Our AMIs cover approximately 3.0 million surface acres in the aggregate.

Minimum Volume Commitments

Certain of our gathering and/or processing agreements contain MVCs which, like AMIs, benefit from the development and ongoing operation of a gathering system because they provide a minimum contracted monthly or annual revenue stream. Some of our MVCs, including those of affiliates, extend through 2031. To the extent a customer does not meet its contractual MVC, it is obligated to make an MVC shortfall payment to us to cover the shortfall of required volume throughput not shipped or processed, either on a monthly or annual basis. We have designed our MVC provisions to ensure that we will generate a minimum amount of revenue from each customer over the life of the associated gathering and/or processing agreement, by either collecting gathering or processing fees on actual throughput or from cash payments to cover any MVC shortfall.

As of December 31, 2023, we had remaining MVCs totaling 0.5 Tcfe, our MVCs had a weighted-average remaining life of 3.2 years, and these MVC’s average approximately 267 MMcfe/d through 2028.

For additional information on our MVCs, see Note 4 and Note 8 to the Annual Financial Statements.

Throughput and Commodity Price Exposure

Our financial results are primarily driven by volume throughput across our gathering systems and by expense management. During 2023, aggregate natural gas volume throughput averaged 1,292 MMcf/d and crude oil and produced water volume throughput averaged 78 Mbbl/d. A majority of the volumes that we gather, compress, treat and/or process have a fixed-fee rate structure, which enhances the stability of our cash flows by providing a revenue stream that is not subject to direct commodity price risk or volatility. We also earn a portion of our revenues from the following activities that directly expose us to fluctuations in commodity prices: (i) the sale of physical natural gas and/or NGLs purchased under percentage-of-proceeds or other processing arrangements with certain of our customers in the Rockies and Piceance segments, (ii) the sale of natural gas we retain from certain Barnett customers, (iii) the sale of condensate we retain from our gathering services in the Rockies and Piceance segments and (iv) additional gathering fees that are tied to performance of certain commodity price indexes, which are then added to the fixed gathering rates. During the year ended December 31, 2023, these additional activities accounted for approximately 39% of total revenues.

Equity Method Investment — Double E

We have an equity method investment in Double E, a 1.35 Bcf/d FERC-regulated interstate natural gas transmission pipeline that commenced operations in November 2021 and provides transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha hub in Texas. We are the operator of the joint venture and have made all required capital contributions to Double E. As of December 31, 2023, the Partnership owns a 70% interest in Double E. A subsidiary of ExxonMobil Corporation is our joint venture partner.

Equity Method Investment — Ohio Gathering

Prior to the Utica Divestiture, we had an equity method investment in Ohio Gathering, which comprised a natural gas gathering system and condensate stabilization facility located in the core of the Utica Shale in southeastern Ohio. Our joint venture partner in Ohio Gathering had the right to elect to fund 100% of a capital call if we chose not to fund our proportionate share of such capital call. In 2023 and 2022, we chose to not fund capital calls in Ohio Gathering because the investment did not meet our corporate objectives, and, as a result, our ownership interest in that venture was reduced to 36.5% as of December 31, 2023, from 37.2% as of December 31, 2022. MPLX was the operator of the Ohio Gathering joint venture and our joint venture partner.

Overview of our Segments

Rockies.

The following table provides operating information regarding our Rockies reportable segment as of December 31, 2023.

	Aggregate throughput capacity – liquids (Mbbl/d)	Aggregate throughput capacity – natural gas (MMcf/d)	Average daily MVCs through 2028 (MMcf/d)	Remaining MVCs (Bcfe)	Weighted- average remaining contract life (Years)	Weighted- average remaining MVC life (Years)
Rockies – Williston	225	n/a	n/a	n/a	6.0	n/a
Rockies – DJ(1)	50	220	10	19	7.8	4.6

____________

(1)      Capacity of 220 MMcf/d represents nameplate processing capacity. Operational capacity is estimated at approximately 180 MMcf/d. Weighted average remaining life excludes interruptible off-load contracts.

AMIs for the Rockies reportable segment total approximately 2.5 million surface acres in the aggregate.

Our Rockies reportable segment is comprised of our Polar and Divide system and the Niobrara G&P system.

Polar and Divide system

The Polar and Divide system, collectively Polar Midstream and Epping, which is located primarily in Williams and Divide counties in northwestern North Dakota, owns, operates and is currently developing crude oil and produced water gathering systems and transmission pipelines serving multiple customers that are targeting crude oil production from the Bakken and Three Forks shale formations. The Polar and Divide system is underpinned by long-term, fee-based gathering agreements, which include acreage dedications. Chord Energy Corporation, Zavanna LLC, Enerplus Corporation, which announced a merger with Chord Energy Corporation in February 2024, and Kraken Resources are the key customers of the Polar and Divide system.

Crude oil that is gathered by the Polar and Divide system is delivered to interconnects with (i) the Dakota Access Pipeline, (ii) the COLT Hub rail facility and (iii) Enbridge Inc’s North Dakota Pipeline System. Produced water is delivered to third-party or producer owned disposal facilities.

Niobrara G&P system

The Niobrara G&P system is located near Hereford, Colorado, in rural Weld, Morgan and Logan Counties, and in Cheyenne County of Nebraska. Weld County is the largest crude oil and natural gas producing county in Colorado. Gathering and processing services on the Niobrara G&P system are provided pursuant to long-term, fee-based and percentage of proceeds agreements with producers that are primarily targeting crude oil production from the Niobrara and Codell shale formations. Bison Oil and Gas IV, Chevron Corporation, Civitas Resources, Inc., a large U.S. independent crude oil and natural gas company and Verdad Resources are the key customers of the Niobrara G&P system and have underpinned our volume throughput with acreage dedications and MVCs.

The Niobrara G&P system operates a low-pressure associated natural gas gathering system, and natural gas processing plants with processing capacity of up to 220 MMcf/d.

Residue gas is delivered to the Cheyenne Plains, Colorado Interstate Gas, Tallgrass Interstate Gas Transmission, Trailblazer Pipeline and Southern Star and processed NGLs are delivered to the Overland Pass Pipeline and the P66 NGL System.

Additionally, the system has discrete freshwater infrastructure that consists of 19 water wells and other infrastructure to provide its customers with up to approximately 55,000 barrels per day of fresh water for well completion activities. The crude gathering system includes approximately 30 miles of gathering pipeline with delivery into the Pony Express pipeline.

Permian.

The following table provides operating information regarding our Permian reportable segment as of December 31, 2023.

	Aggregate throughput capacity (MMcf/d)	Average daily MVCs through 2028 (MMcf/d)	Remaining MVCs (Bcf)	Weighted- average remaining contract life (Years)	Weighted- average remaining MVC life (Years)
Double E(1)	1,350	997	2,873	7.8	7.8

____________

(1)      Presented on a gross basis. Existing MVC’s contractually increase to 1.0 Bcf/d beginning in November 2024. As of December 31, 2023, we owned a 70% interest in Double E. Statistics exclude recently announced Janus Processing Plant connection and associated take-or-pay contract, which has an expected in-service date of Q1 2025.

Double E

Double E is a 135 mile, 1.35 Bcf/d, FERC-regulated interstate natural gas transmission pipeline that commenced operations in November 2021 and provides transportation service from receipt points in the Delaware Basin to various delivery points in and around the Waha hub in Texas. Double E is underpinned by 1.0 Bcf/d of long-term take-or-pay contracts with ExxonMobil Corporation, Marathon Oil and Matador. In 2021, we entered into negotiated rate agreements with an average term of 10 years from the in-service date of the pipeline, which occurred on November 18, 2021 and with total MDTQs that increase from 585,000 Dth/d during the first year of the agreement to 1,000,000 Dth/d in the fourth year, which equates to approximately 74% of its certificated capacity of 1,350,000 Dth/d. Volume throughput is received from multiple processing plants, including Enlink’s Lobo plant, Matador’s Marlan plant, XTO’s Cowboy plant, Targa’s Roadrunner plant, San Mateo’s Black River plant and Crestwood’s Carlsbad plant. In 2023, Double E executed a new 40 MMcf/d contract with a large U.S. independent crude oil and natural gas company, which includes a connection to the Janus Processing Plant that is currently under construction with an expected in-service date in Q1 2025. The take-or-pay contract has a 10-year term upon the earlier of the in-service date of the Janus Processing Plant, or April 1, 2025. The Partnership owns 70% of Double E and operates the pipeline.

Piceance.

The following table provides operating information regarding our Piceance reportable segment as of December 31, 2023.

	Aggregate throughput capacity (MMcf/d)	Average daily MVCs through 2028 (MMcf/d)	Remaining MVCs (Bcf)	Weighted- average remaining contract life (Years)	Weighted- average remaining MVC life (Years)
Piceance	1,622	113	206	8.0	2.5

AMIs for the Piceance reportable segment cover approximately 434,000 surface acres in the aggregate.

Our Piceance reportable segment is comprised of our Grand River gathering system.

Grand River system

Grand River is primarily located in Garfield County, one of the largest natural gas producing counties in Colorado. The Grand River system provides natural gas gathering services pursuant to primarily long-term and fee-based agreements with multiple producers, including its key customers, Caerus Oil and Gas and Terra Energy Partners. Volume throughput on the Grand River system is underpinned with acreage dedications and MVCs.

The Grand River system is primarily a low-pressure gathering system located in western Colorado that gathers natural gas produced from directional wells targeting the liquids-rich Mesaverde formation. The Grand River system also gathers natural gas produced from the Mancos and Niobrara shale formations.

Natural gas gathered and/or processed on the Grand River system is compressed, dehydrated, processed and/or discharged to downstream pipelines serving (i) the Meeker Processing Complex, (ii) the Williams Processing Complex and (iii) the TransColorado Pipeline system. Processed NGLs from Grand River are injected into the Mid-America Pipeline system or delivered to local markets. Residue gas has access to multiple pipelines and end markets. In addition, certain of our gathering agreements with our customers on the Grand River system permit us to retain, and monetize for our own account, condensate volumes that naturally discharge from the liquids-rich natural gas as it moves across our system.

Barnett.

The following table provides operating information regarding our Barnett reportable segment as of December 31, 2023.

	Throughput capacity (MMcf/d)	Average daily MVCs through 2028 (MMcf/d)	Remaining MVCs (Bcf)	Weighted- average remaining contract life (Years)	Weighted- average remaining MVC life (Years)
Barnett	450	n/a	n/a	4.0	n/a

AMIs for the Barnett reportable segment cover approximately 124,000 surface acres.

Our Barnett reportable segment is comprised of DFW Midstream system.

DFW Midstream system

The DFW Midstream system is primarily located in southeastern Tarrant County, in north-central Texas. We consider this area to be the core of the Barnett Shale because of the quality of the geology and the high production profile of the wells drilled to date in our service area. The DFW Midstream system is underpinned by a long-term, fee-based gathering agreements with TotalEnergies Gas & Power North America, Inc. (“Total”) and other customers. Total is the key customer for DFW Midstream.

The DFW Midstream system includes natural gas gathering pipelines located under both private and public property and is partially located along existing electric transmission corridors. Compression on the system is powered by electricity. To offset the costs we incur to operate the system’s electric-drive compressors, we either pass through a portion of the power expense to our customers or retain and sell a fixed percentage of the natural gas that we gather.

The DFW Midstream system currently has five primary interconnections with third-party, primarily intrastate pipelines. These interconnections enable us to connect our customers, directly or indirectly, with the major natural gas market hubs in Texas and Louisiana.

Northeast.

The following table provides operating information regarding our former Northeast reportable segment (prior to the Utica Divestiture on March 22, 2024 and the Mountaineer Divestiture on May 1, 2024) as of December 31, 2023.

	Aggregate throughput capacity (MMcf/d)	Average daily MVCs through 2028 (MMcf/d)	Remaining MVCs (Bcf)	Weighted- average remaining contract life (Years)	Weighted- average remaining MVC life (Years)
Northeast(1)	1,770	144	263	6.2	3.0
Ohio Gathering(2)	1,183	n/a	n/a	8.1	n/a

____________

(1)      Includes our previously wholly-owned assets, Summit Utica system and Mountaineer Midstream system.

(2)      Presented on a gross basis. As of December 31, 2023, we owned an approximate 36.5% interest in OGC and an approximate 38.2% interest in OCC.

Our Northeast segment was comprised of our Summit Utica system, our Mountaineer Midstream system, and our equity method investments in Ohio Gathering.

Summit Utica system

Prior to the Utica Divestiture, the Summit Utica system was a natural gas gathering system located in Belmont and Monroe counties in southeastern Ohio and served producers targeting the dry gas reserves of the Utica and Point Pleasant shale formations. The Summit Utica system gathered and delivered natural gas, primarily under long-term, fee-based gathering agreements, which included acreage dedications. Ascent Resources, a large U.S. independent crude oil and natural gas company, was the key customer of Summit Utica, and the AMIs from our customers for this system covered approximately 115,000 surface acres in the aggregate.

The Summit Utica system interconnected with the Ohio River System pipeline, which provided access to the Clarington Hub and Rover Pipeline.

Mountaineer Midstream system

Prior to the Mountaineer Divestiture, the Mountaineer Midstream system, within the Marcellus shale, was located in Doddridge and Harrison counties in West Virginia where it gathered natural gas under a long-term, fee-based contract with Antero Resources Corporation (“Antero”), which was targeting liquids-rich natural gas production from the Marcellus shale in the Appalachian Basin. Volume throughput on the Mountaineer Midstream system was underpinned by minimum revenue commitments from Antero.

The Mountaineer Midstream system consisted of a high-pressure natural gas gathering system and two compressor stations. This system gathered high-pressure natural gas received from upstream pipeline interconnections with Antero Midstream. Mountaineer Midstream served as a critical inlet to the Sherwood Processing Complex, a primary destination for liquids-rich natural gas in northern West Virginia and one of the largest natural gas processing facilities in the United States.

Ohio Gathering

Prior to the Utica Divestiture, Ohio Gathering comprised a natural gas gathering system and condensate stabilization facility located in the core of the Utica Shale in southeastern Ohio. The gathering system spanned the condensate, liquids-rich and dry gas windows of the Utica Shale for multiple producers that were targeting production from the Utica and Point Pleasant shale formations across Belmont, Monroe, Guernsey, Harrison and Noble counties in southeastern Ohio. Ohio Gathering was operated by our partner, MPLX. Substantially all gathering services on the Ohio Gathering system were provided pursuant to long-term, fee-based gathering agreements. Ascent Resources and Gulfport Energy Corporation were Ohio Gathering’s key customers and the AMIs from our customers for this system covered approximately 836,000 surface acres in the aggregate.

Condensate and liquids-rich natural gas production was gathered, compressed, dehydrated and delivered to the Cadiz and Seneca processing complexes, which offered approximately 1.3 Bcf/d of processing capacity and were owned by a joint venture between MPLX and The Energy and Minerals Group. Dry gas production was gathered, dehydrated, compressed, and delivered to third-party pipelines serving the northeast and midwest markets.

As of December 31, 2023, we owned an approximate 36.5% interest in OGC and an approximate 38.2% interest in OCC. For additional information, see Note 7 to the Annual Financial Statements.

Our Customers

The systems that we operate and/or have significant ownership interests in have a diverse group of customers and counterparties comprising affiliates and/or subsidiaries of some of the largest natural gas and crude oil producers in North America.

Regulation of the Natural Gas and Crude Oil Industries

General

Sales by producers of natural gas, crude oil, condensate and NGLs are currently made at market prices. However, gathering and transportation services are subject to various types of regulation, which may affect certain aspects of our business and the market for our services. FERC regulates the transportation of natural gas in interstate commerce and the interstate transportation of crude oil, petroleum products and NGLs. FERC regulation includes reviewing and accepting or approving rates and other terms and conditions for such transportation services and authorizing and regulating the construction and operation of interstate natural gas pipelines. FERC is also authorized to prevent and sanction market manipulation in natural gas markets while the FTC is authorized to prevent and sanction market manipulation in petroleum markets and the CFTC is authorized to prevent and sanction fraud and price manipulations in the commodity and futures markets, including the energy futures markets. State and municipal regulations may apply to the production and gathering of certain natural gas, the construction and operation of natural gas and crude oil facilities and the rates and practices of gathering systems and intrastate pipelines.

Regulation of Crude Oil and Natural Gas Exploration, Production and Sales

Sales of crude oil and NGLs are not currently regulated and are transacted at market prices. In 1989, the U.S. Congress enacted the Natural Gas Wellhead Decontrol Act, which removed all remaining price and non-price controls affecting wellhead sales of natural gas. FERC, which has the authority under the NGA to regulate the prices and other terms and conditions of the sale of natural gas for resale in interstate commerce, has issued blanket authorizations for all gas resellers subject to its regulation, except interstate pipelines, to resell natural gas at market prices. Either Congress or FERC (with respect to the resale of gas in interstate commerce), however, could re-impose price controls in the future.

Exploration and production operations are subject to various types of federal, state and local regulation, including, but not limited to, permitting, well location, methods of drilling, well operations and conservation of resources. While these regulations do not directly apply to our business, they may affect our customers’ ability to produce natural gas.

Regulation of the Gathering and Transportation of Natural Gas and Crude Oil

We believe that the majority of our natural gas pipeline facilities qualify as gathering facilities that are exempt from the jurisdiction of FERC. Our Double E Pipeline, which is an interstate natural gas pipeline located in New Mexico and Texas, and Epping Pipeline interstate crude oil pipeline, which is located in North Dakota and owned and operated by Epping, are subject to FERC’s jurisdiction and oversight pursuant to FERC’s authority under the NGA and the ICA, respectively. Epping and Double E have tariffs on file with FERC.

In addition to approving and regulating the construction and operation of interstate natural gas pipelines, FERC also regulates such pipelines’ rates and terms and conditions of service, including transportation service agreements and negotiated rate agreements.

Under FERC’s ICA jurisdiction, rates for interstate movements of liquids by pipeline are currently regulated primarily through an annual indexing methodology, under which pipelines increase or decrease their existing rates in accordance with a FERC-specified adjustment that sets a rate ceiling. This adjustment, which may be positive or negative in a given year, is subject to review every five years. For the five-year period beginning on July 1, 2021, FERC established an annual index adjustment equal to the change in the producer price index for finished goods minus 0.21%. FERC’s orders establishing this adjustment are subject to pending judicial review.

Under current FERC regulations, liquids pipelines can request a rate increase that exceeds the rate obtained through the indexing methodology by using a cost-of-service approach, but a pipeline must establish that a substantial divergence exists between its actual costs and the rates resulting from the indexing methodology.

The ICA permits interested persons to challenge proposed new or changed rates and authorizes FERC to suspend the effectiveness of such rates for up to seven months and investigate such rates. If, upon completion of an investigation, FERC finds that the new or changed rate is unlawful, it is authorized to require the pipeline to refund revenues collected in excess of the just and reasonable rate during the term of the investigation. FERC may also investigate, upon complaint or on its own motion, rates that are already in effect and may order a carrier to change its rates prospectively. Under certain circumstances, FERC could limit Epping’s ability to set rates based on costs or could order reduced rates and reparations to complaining shippers for up to two years prior to the date of a complaint. FERC also has the authority to change terms and conditions of service if it determines that they are unjust and unreasonable or unduly discriminatory or preferential. The ICA also imposes potential criminal liability for certain violations of the statute.

FERC has jurisdiction over, among other things, the construction, ownership and commercial operation of pipelines and related facilities used in the transportation and storage of natural gas in interstate commerce, including the modification, extension, enlargement, and abandonment of such facilities. FERC also has jurisdiction over the rates, charges, and term and conditions of service for the transportation and storage of natural gas in interstate commerce. With respect to transportation rates, FERC exercises its ratemaking authority by applying cost-of-service principles to limit the maximum and minimum levels of tariff-based recourse rates; however, it also allows for discounted or negotiated rates as an alternative to cost-based rates. In addition, FERC regulations also restrict interstate natural gas pipelines from sharing certain transportation or customer information with marketing affiliates and require that the transmission function personnel of interstate natural gas pipelines operate independently of the marketing function personnel of the pipeline or its affiliates.

Pursuant to the NGA, existing interstate natural gas transportation and storage rates and terms and conditions of service may be challenged by complaint and are subject to prospective change by FERC. Additionally, rate changes and changes to terms and conditions of service proposed by a regulated natural gas interstate pipeline may be protested and such changes can be delayed and may ultimately be rejected by FERC. FERC may also initiate reviews of an interstate pipeline’s rates. Double E currently holds authority from the FERC to charge and collect (i) “recourse rates,” which are the maximum cost-based rates an interstate natural gas pipeline may charge for its services under its tariff; (ii) “discount rates,” which are rates offered by the natural gas pipeline to shippers at discounts vis-à-vis the recourse rates and that fall within the cost-based maximum and minimum rate levels set forth in the natural gas pipeline’s tariff; and (iii) “negotiated rates,” which are rates negotiated and agreed to by the pipeline and the shipper for the contract term that may fall within or outside of the cost-based maximum and minimum rate levels set forth in the tariff, and which are individually filed with the FERC for review and acceptance. On November 18, 2021, we entered into negotiated rate agreements with an average term of 10 years from the in-service date of the pipeline and with total MDTQs that increase from 585,000 Dth/d during the first year of the agreement to 1,000,000 Dth/d in the fourth year, which equates to approximately 74% of its certificated capacity of 1,350,000 Dth/d. When capacity is available and offered for sale, the rates (which include reservation, commodity, surcharges, and fixed fuel and lost and unaccounted for charges) and the terms and conditions at which such capacity is sold are subject to regulatory approval and oversight. Any successful challenge by a regulator or shipper in any of these matters could have a material adverse effect on our business, financial condition and results of operations.

Intrastate pipelines, which may include some pipelines that perform gathering functions, may be subject to safety regulation by the DOT, although typically state regulatory authorities (operating under a federal certification) perform this function. State regulatory authorities also have jurisdiction over the rates and practices of intrastate pipelines and gathering systems, including requirements for ratable takes or non-discriminatory access to pipeline services. The basis for state regulation and the degree of regulatory oversight of gathering systems and intrastate pipelines varies from state to state. In Texas, we are regulated as a gas utility and have filed tariffs with the Railroad Commission of Texas to establish rates and terms of service for our DFW Midstream system assets. We have not been required to file tariffs in the other states in which we operate, although we are required to submit shape files and other information regarding the location and construction of underground gathering pipelines in North Dakota. The states in which we operate have adopted complaint-based regulation that allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve access issues and rate grievances, among other matters. State authorities in the states in which we operate generally have not initiated investigations of the rates or practices of gathering systems or intrastate pipelines in the absence of a complaint. State regulation of intrastate pipelines continues to evolve and may become more stringent in the future.

Natural gas, crude oil and produced water production, gathering and transportation, including the construction of new gathering facilities and expansion of existing gathering facilities may also be subject to local regulation, such as approval and permit requirements.

Statutory Compliance and Anti-Market Manipulation Rules

We are subject to the anti-market manipulation and penalty provisions in the NGA and the NGPA, as amended by the Energy Policy Act of 2005, which authorize FERC to impose fines of up to approximately $1.5 million per day per violation of the NGA, the NGPA, or their implementing rules, regulations, and orders subject to future adjustments for inflation. In addition, the FTC holds statutory authority under the Energy Independence and Security Act of 2007 to prevent market manipulation in petroleum markets, including the authority to request that a court impose fines of up to approximately $1.5 million per violation, subject to future adjustment for inflation. These agencies have promulgated broad rules and regulations prohibiting fraud and manipulation in oil and gas markets. The CFTC is directed under the CEA to prevent price manipulations in the commodity and futures markets, including the energy futures markets. Pursuant to statutory authority, the CFTC has adopted anti-market manipulation regulations that prohibit fraud and price manipulation in the commodity and futures markets. The CFTC also has statutory authority to seek civil penalties of up to the greater of approximately $1.5 million per day per violation, subject to future adjustment for inflation, or triple the monetary gain to the violator for violations of the anti-market manipulation sections of the CEA. We are also subject to various reporting requirements that are designed to facilitate transparency and prevent market manipulation.

Safety and Maintenance

We are subject to regulation by the DOT, which establishes federal safety standards for the design, construction, operation and maintenance of natural gas and crude oil pipeline facilities. In the Pipeline Safety Act of 1992, Congress expanded the DOT’s regulatory authority to include regulated gathering lines that had previously been exempt from federal jurisdiction. Additional legislation has been passed over the years to reauthorize federal funding for federal pipeline programs, increase penalties for safety violations and establish additional safety requirements. For example, in December 2020, the Protecting our Infrastructure of Pipelines and Enhancing Safety Act of 2020 became law, reauthorizing PHMSA for funding through 2023 and requiring, among other things, rulemaking to amend the integrity management program, emergency response plan, operation and maintenance manual, and pressure control recordkeeping requirements for gas distribution operators; to create new leak detection and repair program obligations; and to set new minimum federal safety standards for onshore gas gathering lines.

The DOT has delegated the implementation of pipeline safety requirements to PHMSA, which has adopted and enforces safety standards and procedures applicable to a limited number of our pipelines. In addition, many states, including the states in which we operate, have adopted regulations that are identical to or more restrictive than existing PHMSA regulations for intrastate pipelines. Among the regulations applicable to us, PHMSA requires pipeline operators to develop integrity management programs for certain pipelines located in high consequence areas, which include high-population areas such as the Dallas-Fort Worth greater metropolitan area where our DFW Midstream system is located. While the majority of our pipelines have historically met the DOT definition of gathering lines and were thus exempt from the integrity management requirements of PHMSA, we also operate a limited number of pipelines that are subject to the integrity management requirements. Those regulations require operators, including us, to:

•        perform ongoing assessments of pipeline integrity;

•        identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•        maintain processes for data collection, integration and analysis;

•        repair and remediate pipelines as necessary;

•        adopt and maintain procedures, standards and training programs for control room operations; and

•        implement preventive and mitigating actions.

In addition, PHMSA has taken recent action to regulate gathering systems, which includes integrity management requirements. In November 2021, PHMSA issued a final rule that extended pipeline safety requirements to onshore gas gathering pipelines. The rule requires all onshore gas gathering pipeline operators to comply with PHMSA’s incident and annual reporting requirements. It also extends existing pipeline safety requirements to a new category of gas gathering pipelines, “Type C” lines, which generally include high-pressure pipelines that are larger than 8.625 inches in diameter. Safety requirements applicable to Type C lines vary based on pipeline diameter and potential failure consequences. The final rule became effective in May 2022 and operators were required to comply with the applicable safety requirements by November 2022.

PHMSA has also imposed additional requirements on onshore gas transmission systems and hazardous liquids pipelines in recent years. In October 2019, the PHMSA issued three new final rules. One rule, which became effective in December 2019, establishes procedures to implement the expanded emergency order enforcement authority set forth in an October 2016 interim final rule. Among other things, this rule allows the PHMSA to issue an emergency order without advance notice or opportunity for a hearing. The other two rules, which became effective in July 2020, imposed several new requirements on operators of onshore gas transmission systems and hazardous liquids pipelines. The rule concerning gas transmission extended the requirement to conduct integrity assessments beyond “high consequence areas” (“HCAs”) to pipelines in “moderate consequence areas” (“MCAs”). It also included requirements to reconfirm Maximum Allowable Operating Pressure (“MAOP”), report MAOP exceedances, consider seismicity as a risk factor in integrity management, and use certain safety features on in-line inspection equipment. PHMSA modified the rule in July 2020, in response to a petition for reconsideration, to limit the rule’s recordkeeping requirement related to class location changes to gas transmission pipelines (not gas distribution pipelines) and to clarify that the rule’s reconfirmation requirements related to MAOP is limited to segments without traceable, verifiable and complete pressure test records. The rule concerning hazardous liquids extended the required use of leak detection systems beyond HCAs to all regulated non-gathering hazardous liquid pipelines, requires reporting for gravity fed lines and unregulated gathering lines, requires periodic inspection of all lines not in HCAs, calls for inspections of lines after extreme weather events, and added a requirement to make all lines in or affecting HCAs capable of accommodating in-line inspection tools over the next 20 years. In addition, in August 2022, PHMSA issued a final rule that established new or additional requirements for natural gas transmission lines related to the management of change process, integrity management, corrosion control standards, and pipeline inspections and repairs. In May 2023, PHMSA published a Notice of Proposed Rulemaking for regulatory amendments to reduce methane emissions from new and existing gas transmission, distribution, and regulated gas gathering pipelines with strengthened leakage survey and patrolling requirements, performance standards for advanced leak detection programs, leak grading and repair criteria with mandatory repair timelines, requirements for mitigation of emissions from blowdowns, pressure relief device design, configuration, and maintenance requirements, clarified requirements for investigating failures, and expanded reporting requirements. Gathering systems like ours are also subject to a number of other federal and state laws and regulations, including the Federal Occupational Safety and Health Act and comparable state statutes, the purposes of which are to protect the health and safety of workers, both generally and within the pipeline industry. In addition, the Occupational Safety and Health Administration hazard communication standard, EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes require that information be maintained concerning hazardous materials used or produced in our operations and that such information be provided to employees, state and local government authorities and the public.

Environmental Matters

General

Our operation of pipelines and other assets for the gathering, treating, transportation and/or processing of natural gas and the gathering of crude oil and produced water is subject to stringent and complex federal, state and local laws and regulations relating to the protection of the environment. As an owner or operator of these assets, we must comply with these laws and regulations at the federal, state and local levels. These laws and regulations can restrict or impact our business activities in many ways, such as:

•        requiring the installation of pollution-control equipment or otherwise restricting the way we operate;

•        limiting or prohibiting construction activities in sensitive areas, such as wetlands, coastal regions or areas inhabited by endangered or threatened species;

•        delaying system modification or upgrades during permit reviews;

•        requiring investigatory and remedial actions to mitigate pollution conditions caused by our operations or attributable to former operations; and

•        enjoining the operations of facilities deemed to be in non-compliance with permits or permit requirements issued pursuant to or imposed by such environmental laws and regulations.

Failure to comply with these laws and regulations may trigger administrative, civil and criminal enforcement measures, including the assessment of monetary penalties. Certain environmental statutes impose strict joint and several liability for costs required to clean up and restore sites where substances, hydrocarbons or wastes have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other waste products into the environment.

The trend in environmental regulation is to place more stringent requirements, resulting in more restrictions and limitations, on activities that may affect the environment. Thus, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation and actual future expenditures may be different from the amounts we currently anticipate. We try to anticipate future regulatory requirements that might be imposed and plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance. We also actively participate in industry groups that help formulate recommendations for addressing existing and future regulations.

The following is a discussion of the material environmental laws and regulations that relate to our business.

Hazardous Substances and Waste

Our operations are subject to environmental laws and regulations relating to the management and release of solid and hazardous wastes and other substances, including hydrocarbons. These laws generally regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste and may impose strict joint and several liability for the investigation and remediation of affected areas where hazardous substances may have been released or disposed. Furthermore, the Toxic Substances Control Act and analogous state laws, impose requirements on the use, storage and disposal of various chemicals and chemical substances at our facilities. CERCLA and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a hazardous substance into the environment or that own or operate a site where a release of a hazardous substance has occurred. We may handle hazardous substances within the meaning of CERCLA, or similar state statutes, in the course of our ordinary operations and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment.

We also generate industrial wastes that are subject to the requirements of the RCRA and comparable state statutes. While the RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. Although we generate minimal hazardous waste, it is possible that non-hazardous wastes, which could include wastes currently generated during our operations, will in the future be designated as hazardous wastes and, therefore, be subject to more rigorous and costly disposal requirements. Moreover, from time to time, the EPA and state regulatory agencies have considered the adoption of stricter disposal standards for non-hazardous wastes, including natural gas wastes and expansion of the definition of hazardous materials to include new substances, such as per- and polyfluoroalkyl substances (“PFAS”).

We currently own or lease properties where hydrocarbons are being or have been handled for many years. Although we believe that the previous operators utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us or on or under the other locations where these hydrocarbons and wastes have been transported for treatment or disposal, without our knowledge. These properties and the wastes disposed thereon may be subject to CERCLA, the RCRA and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial operations to prevent future contamination. We are not currently aware of any facts, events or conditions relating to such requirements that could materially impact our operations or financial condition.

Air Emissions

Our operations are subject to the federal CAA and comparable state and local laws and regulations. These laws and regulations regulate emissions of air pollutants from various industrial sources, including our facilities, and also impose various monitoring, control and reporting requirements. Such laws and regulations may require that we obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with air permits containing various emissions and operational limitations and utilize specific emission control technologies to limit emissions. Our failure to comply with these requirements could subject us to monetary penalties, injunctions, conditions or restrictions on operations and criminal enforcement actions. Furthermore, we may be required to incur certain capital expenditures in the future to obtain and maintain operating permits and approvals for air pollutant emitting sources.

In October 2015, the EPA issued a new lower national ambient air quality standard (“NAAQS”) for ozone. The previous ozone standard was set at 75 parts per billion (“ppb”). The revised standard has been lowered to 70 ppb. The lowered ozone NAAQS could subject us to increased regulatory burdens in the form of more stringent emission controls, emission offset requirements and increased permitting delays and costs. In October 2022, EPA reclassified the Dallas Fort Worth area as severe nonattainment under the 75 ppb standard and moderate nonattainment under the 70 ppb standard. As part of the same action, EPA also reclassified portions of Weld County, Colorado as severe nonattainment under the 75 ppb standard. In July 2022, EPA notified the State of Texas that it was considering redesignating an area comprising several Texas and New Mexico counties in the Permian Basin as a new ozone nonattainment area. These reclassifications and redesignations in areas where we operate could result in additional fees and more stringent permitting requirements for our operations, among other things. In addition, the EPA reviewed the 2015 70 ppb standard in 2020, but retained the standard without revision. However, EPA has announced that it will reconsider the 2020 decision to retain the 2015 standards. Future actions to lower the standard could similarly result in additional fees or more stringent permitting.

On June 3, 2016, the EPA finalized revisions to its 2012 New Source Performance Standard (“NSPS”) OOOO for the oil and gas industry, to reduce emissions of greenhouse gases — most notably methane — along with smog-forming VOCs. The revisions, which are published in the Federal Register under Subpart OOOOa, included the addition of methane to the pollutants covered by the rule, along with requirements for detecting and repairing leaks at gathering and boosting stations. Further, in November 2021, the EPA issued a new proposed rule targeting methane emissions from new and existing oil and gas sources. The proposed rule would: (i) update NSPS OOOOa; (ii) adopt a new NSPS OOOOb for sources that commence construction, modification or reconstruction after the date the proposed rule is published in the Federal Register; and (iii) adopt a new NSPS OOOOc to establish emissions guidelines, which will inform state plans to establish standards for existing sources. The EPA issued a supplemental proposal in November 2022 to update and expand the proposed NSPS OOOOb and OOOOc rules. This supplemental proposal would impose more stringent requirements and include sources not previously regulated under this source category. On December 2, 2023, during the United Nations Climate Change Conference in the United Arab Emirates (“COP28”), the EPA announced its final methane rules, which impose several new methane emission requirements on the oil and gas industry. These increasingly stringent requirements, or the application of new requirements to existing facilities, could result in additional restrictions on operations and increased compliance costs for us or our customers.

On November 16, 2016, the Bureau of Land Management (“BLM”) issued a final rule to reduce venting and flaring of natural gas on public and Indian lands. The final rule mirrored many of the requirements found in NSPS OOOOa, with additional natural gas royalty requirements for flared volumes at sites already connected to gas capture infrastructure. The rule was vacated by a Wyoming federal district judge in 2020. However, BLM proposed a new rule in November 2022, similarly designed to reduce the waste of natural gas from venting, flaring and leaks during oil and gas production activities on federal and Indian leases. The rule was finalized in March 2024. While the rule is expected to have little or no direct impact on our operations, our customers that are primarily upstream wellhead operators may be impacted by the requirements in this rule.

In recent years, the EPA has also demonstrated an increased focus on CAA compliance for natural gas gathering operations. For example, in September 2019, the EPA issued an enforcement alert noting that EPA identified CAA noncompliance caused by unauthorized and/or excess emissions from depressurizing pig launchers and receivers in natural gas gathering operations. The alert discussed engineering, design, operations, and maintenance practices that EPA found that can cause noncompliance and summarizes engineering solutions to reduce emissions. This increased focus on natural gas gathering operations and any resulting enforcement actions by the EPA or state agencies could subject us to monetary penalties, injunctions, conditions or restrictions on operations.

Water Discharges

The CWA and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into regulated waters, which impacts our ability to conduct construction activities in waters and wetlands. Certain state regulations and the general permits issued under the Federal National Pollutant Discharge Elimination System program prohibit the discharge of pollutants and chemicals. In addition, the CWA and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. These permits require us to control storm water runoff from some of our facilities. Some states also maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the CWA and analogous state laws and regulations. Except as otherwise disclosed in this proxy statement/prospectus, we believe that we are in substantial compliance with all applicable requirements of the CWA and analogous state laws and regulations relating to water discharges.

Oil Pollution Control Act

The OPA requires the preparation of a Spill Prevention Control and Countermeasure (“SPCC”) plan for facilities engaged in drilling, producing, gathering, storing, processing, refining, transferring, distributing, using, or consuming oil and oil products, and which due to their location, could reasonably be expected to discharge oil in harmful quantities into or upon the navigable waters of the United States. The owner or operator of an SPCC-regulated facility is required to prepare a written, site-specific spill prevention plan, which details how a facility’s operations comply with the requirements. To be in compliance, the facility’s SPCC plan must satisfy all of the applicable requirements for drainage, bulk storage tanks, tank car and truck loading and unloading, transfer operations (intrafacility piping), inspections and records, security and training. Certain of our facilities are classified as SPCC-regulated facilities. We believe that they are in substantial compliance with all applicable requirements of OPA.

Hydraulic Fracturing

Hydraulic fracturing is an important practice that is used to stimulate production of natural gas and/or crude oil from dense subsurface rock formations and is primarily regulated by state agencies. A number of states — such as Colorado, as discussed above — have adopted, and other states are considering adopting, legal requirements that could impose more stringent permitting, disclosure and well construction requirements on crude oil and/or natural gas drilling activities. For example, during the 2021-2022 election cycle, Colorado representatives proposed a ballot initiative to ban hydraulic fracturing on all non-federal land, but the proposed initiative failed to garner significant support. States also could elect to prohibit hydraulic fracturing altogether, as New York, Maryland, Oregon, and Vermont have done. In addition, certain local governments have adopted, and additional local governments may adopt, ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. These initiatives and similar efforts in Colorado and elsewhere could restrict oil and gas development in the future.

The EPA has also moved forward with various regulatory actions, including a proposal to issue new regulations under the NSPS to expand and strengthen emissions reduction requirements under NSPS OOOOa for new, modified and reconstructed oil and natural gas sources, and require states to reduce methane emissions from existing sources nationwide. For further discussion of NSPS OOOOa and subsequent actions by the EPA, see the “Air Emissions” section above. The BLM has also asserted regulatory authority over aspects of the hydraulic fracturing process and issued a final rule in March 2015 that established more stringent standards for performing hydraulic fracturing on federal and Indian lands, including requirements relating to well construction and integrity, handling of wastewater and chemical disclosure. However, in December 2017, the BLM published a final rule rescinding the 2015 rule. The U.S. District Court for the Northern District of California upheld the December 2017 rescission rule in a March 2020 decision, and the State of California and environmental plaintiffs appealed. The parties remain in settlement discussions.

Further, several federal governmental agencies (including the EPA) have conducted reviews and studies on the environmental aspects of hydraulic fracturing, including the EPA. The results of such reviews or studies could spur initiatives to further regulate hydraulic fracturing.

State and federal regulatory agencies have also focused on a possible connection between the hydraulic fracturing related activities and the increased occurrence of seismic activity. When caused by human activity, such events are called induced seismicity. Some state regulatory agencies, including those in Colorado and Texas, have modified their regulations or guidance to account for induced seismicity. These developments could result in additional regulation and restrictions on the use of injection disposal wells and hydraulic fracturing. Such regulations and restrictions could cause delays and impose additional costs and restrictions on our customers.

Additionally, certain of our customers produce oil and gas on federal lands. On January 20, 2021, the Acting Secretary for the Department of the Interior (“DOI”) signed an order effectively suspending new fossil fuel leasing and permitting on federal lands for 60 days. Then on January 27, 2021, President Biden issued an executive order indefinitely suspending new oil and natural gas leases on public lands or in offshore waters pending completion of a comprehensive review and reconsideration of federal oil and gas permitting and leasing practices. Several states filed lawsuits challenging the suspension, and on June 15, 2021, a judge in the U.S. District Court for the Western District of Louisiana issued a nationwide temporary injunction blocking the suspension. Although the injunction was subsequently overturned by the Court of Appeals for the Fifth Circuit, on remand the U.S. District Court issued a permanent injunction as requested by the plaintiff states in August 2022. The Department of the Interior has since resumed leasing. In July 2023, DOI proposed updates to its onshore oil and gas leasing regulations, which could further restrict oil and gas exploration and production on federal lands. DOI expects to issue a final rule in the spring of 2024. The Biden Administration continues to evaluate federal leasing and could impose additional restrictions in the future.

If new or more stringent federal, state or local legal restrictions relating to drilling activities or to the hydraulic fracturing process are adopted, this could result in a reduction in the supply of natural gas and/or crude oil that our customers produce, and could thereby adversely affect our revenues and results of operations. Compliance with such rules could also generally result in additional costs, including increased capital expenditures and operating costs, for our customers, which could ultimately decrease end-user demand for our services and could have a material adverse effect on our business.

Endangered Species Act

The Endangered Species Act restricts activities that may affect endangered or threatened species or their habitats. Some of our pipelines may be located in areas that are designated as habitats for endangered or threatened species.

National Environmental Policy Act

The National Environmental Policy Act (“NEPA”) establishes a national environmental policy and goals for the protection, maintenance and enhancement of the environment and provides a process for implementing these goals within federal agencies. Major projects requiring federal permits or involving federal funding that have the potential to significantly impact the environment require review under NEPA. Many of our activities are covered under categorical exclusions which result in an expedited NEPA review process. Large upstream and downstream projects with significant cumulative impacts may be subject to longer NEPA review processes, which could impact the timing of those projects and our services associated with them.

Climate Change

The EPA has adopted regulations under the CAA that, among other things, establish GHG emission limits from motor vehicles as well as establish PSD construction and Title V operating permit reviews for certain large stationary sources that are potential major sources of GHG emissions. Facilities required to obtain PSD permits for their GHG emissions also will be required to meet “best available control technology” standards that will be established by the states or, in some cases, by the EPA on a case-by-case basis.

EPA rules also require the reporting of GHG emissions from specified large GHG-emitting sources in the United States, including onshore and offshore oil and natural gas systems. We are required to report under these rules for our assets that have GHG emissions above the reporting thresholds. In October 2015, the EPA issued revisions to Subpart W of the GHG reporting rule to include reporting requirements for gathering and booster stations, onshore natural gas transmission pipelines, and completions and workovers of oil wells with hydraulic fracturing. This development resulted in increased monitoring and reporting for our operations and for upstream producers for whom we provide midstream services. Further, the Inflation Reduction Act, signed into law in August 2022, includes a Methane Emissions Reduction Program to incentivize methane emission reductions and impose a fee on GHG emissions from certain oil and gas facilities.

In addition, almost half of the states, either individually or through multi-state regional initiatives, have begun to address GHG emissions, primarily through the planned development of emission inventories or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances. In general, the number of allowances available for purchase is reduced each year until the overall GHG emission reduction goal is achieved. Depending on the scope of a particular program, we could be required to purchase and surrender allowances for GHG emissions resulting from our operations (e.g., at compressor stations). Although most of the state-level initiatives have to date been focused on large sources of GHG emissions, such as electric power plants, it is possible that certain components of our operations, such as our gas-fired compressors, could become subject to state-level GHG-related regulation.

Further, in December 2015, over 190 countries, including the United States, reached an agreement to reduce global GHG emissions. The Paris Agreement entered into force in November 2016 after over 70 countries, including the United States, ratified or otherwise consented to be bound by the agreement. In November 2019, the United States submitted formal notification to the United Nations that it intended to withdraw from the Paris Agreement. However, on January 20, 2021, President Biden signed an “Acceptance on Behalf of the United States of America” that reversed the prior withdrawal, and the United States officially rejoined the Paris Agreement on February 19, 2021. As part of rejoining the Paris Agreement, President Biden announced that the United States would commit to a 50 to 52 percent reduction from 2005 levels of GHG emissions by 2030 and set the goal of reaching net-zero GHG emissions by 2050. In September 2021, the U.S. and the European Union jointly announced the launch of the “Global Methane Pledge,” which aims to cut global methane pollution by at least 30% by 2030 relative to 2020 levels, including “all feasible reductions” in the energy sector. Since its formal launch at the 26th Conference of the Parties, over 150 countries have joined the pledge. In November 2021, the Biden Administration expanded on this commitment and announced “The Long-Term Strategy of the United States: Pathways to Net-Zero Greenhouse Gas Emissions by 2050,” establishing a roadmap to net zero emissions in the United States by 2050 through, among other things, improvements in energy efficiency; decarbonization of energy sources via electricity, hydrogen, and sustainable biofuels; and reductions in non-CO2 GHG emissions, such as methane and nitrous oxide. These initiatives followed a series of executive orders by President Biden designed to address climate change. For example, the Executive Order on “Protecting Public Health and the Environment

and Restoring Science to Tackle the Climate Crisis” called for new regulations and policies to address climate change and suspend, revise, or rescind, prior agency actions that were identified as conflicting with the Biden Administration’s climate policies. On December 13, 2023, COP28 issued its first global stocktake, which calls on parties, including the U.S., to contribute to global efforts to transitioning away from fossil fuels, reduce methane emissions, and tripling of renewable energy capacity and doubling energy efficiency improvements by 2030, among other things, to achieve net zero by 2050. While the stocktake agreement is not legally binding and has no enforcement mechanism, the U.S. could pass further legislation based on the agreement. Reentry into the Paris Agreement, the related stocktake agreement, the Global Methane Pledge, new legislation, or President Biden’s executive orders may result in the development of additional regulations or changes to existing regulations, which could have a material adverse effect on our business and that of our customers.

Legislation or regulations that may be adopted to address climate change could also affect the markets for our products, and those of our customers, by making our products more or less desirable than competing sources of energy. For example, the Inflation Reduction Act includes a variety of tax credits to incentivize the development and use of solar, wind, and other alternative energy sources while imposing several new requirements on oil and gas operators. Furthermore, a number of local governments across the country have banned or considered instituting bans on gas-fired appliances in newly constructed homes and other buildings, and federal agencies are considering more stringent safety or efficiency standards that could impact the availability of, access to or demand for gas-fired appliances. To the extent that our products are competing with higher GHG-emitting energy sources, our products would become more desirable in the market with more stringent limitations on GHG emissions. Conversely, to the extent that our products are competing with lower GHG-emitting energy sources such as solar and wind, our products would become less desirable in the market with more stringent limitations on GHG emissions.

Human Capital Resources

We recognize that our continued ability to attract, retain and motivate exceptional employees is vital to ensuring our long-term competitive advantage and the ability to create value for our unitholders. Our employees are critical to our long-term success and are essential to helping us meet our goals. Among other things, we support and incentivize our employees in the following ways:

•        Talent development, compensation and retention — We strive to provide our employees with a rewarding work environment, including the opportunity for success and a platform for personal and professional development. We provide a competitive benefits package designed to attract and retain a skilled and diverse workforce. We offer our employees a comprehensive benefits package, which includes company funded health plan options, vision and dental coverage, healthcare savings account, paid time off, parental leave and flexible spending accounts. We also provide professional training and development opportunities as well as education reimbursement. We also offer employees immediate eligibility in our 401(k) plan with company matching program.

•        Health and safety — Employee health and safety in the workplace is one of our core values. Some of the ways in which we support the health and safety of our employees include wellness programs with incentives and employee assistance programs.

•        Inclusion and diversity — We are committed to efforts to increase diversity and foster an inclusive work environment that supports our workforce.

As of December 31, 2023, the Partnership employed 244 people who provide direct, full-time support to our operations. None of our employees are covered by collective bargaining agreements, and we have not experienced any business interruption as a result of any labor disputes.

Legal Proceedings

Although we may, from time to time, be involved in litigation and claims arising out of our operations in the ordinary course of business, we are not currently a party to any significant legal or governmental proceedings, except as described below. In addition, we are not aware of any significant legal or governmental proceedings contemplated to be brought against us, under the various environmental protection statutes to which we are subject.

Fiberspar Corporation

On May 3, 2022, Fiberspar Corporation (“Fiberspar”) filed a petition in state court alleging, before costs and interest, over $5.0 million owed but not paid for orders of pipeline product from Fiberspar. The petition asserts causes of action for breach of contract and suit on sworn account. A civil action on the same claims had been filed by Fiberspar in 2016 but was dismissed without prejudice pursuant to a standstill and tolling agreement that expired in 2021. We filed an answer on September 6, 2022 denying Fiberspar’s claims and asserting counter claims. The case is pending in the District Court of Harris County, Texas. We are unable to predict the final outcome of this matter.

Global Settlement

On August 4, 2021, the Partnership and several of its subsidiaries entered into agreements to resolve government investigations into the previously disclosed 2015 rupture of a four-inch produced water gathering pipeline owned and operated by Meadowlark Midstream, which at the time was a wholly owned subsidiary of Summit Midstream Partners, LLC (together with Meadowlark Midstream, the “Companies”), near Williston, North Dakota (the “2015 Blacktail Release”). The Companies entered into the following agreements to resolve the U.S. federal and North Dakota state governments’ environmental claims against the Companies with respect to the 2015 Blacktail Release: (i) a Consent Decree (the “Consent Decree”) with (a) the U.S. Department of Justice (“DOJ”), on behalf of the EPA and the DOI, and (b) the State of North Dakota, on behalf of the North Dakota Department of Environmental Quality and the North Dakota Game and Fish Department, lodged with the U.S. District Court; (ii) a Plea Agreement (the “Plea Agreement”) with the United States, by and through the U.S. Attorney for the District of North Dakota, and the Environmental Crimes Section of the DOJ; and (iii) a Consent Agreement (the “Consent Agreement”) with the North Dakota Industrial Commission (the “NDIC”) (together, the “Global Settlement”).

The Consent Decree provides for, among other requirements and subject to the conditions therein, (i) payment of total civil penalties and reimbursement of assessment costs of $21.25 million, with the federal portion of penalties payable over up to five years and the state portion of penalties payable over up to, for the federal and state civil amounts, six years and, for the federal criminal amounts, five years, with interest accruing at, for the federal and state civil amounts, a fixed rate of 3.25% and, for the federal criminal amounts, a variable rate set by statute; (ii) continuation of remediation efforts at the site of the 2015 Blacktail Release; (iii) other injunctive relief including but not limited to control room management, an environmental management system audit, training, and reporting; and (iv) no admission of liability to the U.S. or North Dakota. The Consent Decree was entered by the U.S. District Court on September 28, 2021.

The Consent Agreement settles a complaint brought by the NDIC in an administrative action against the Companies for alleged violations of the North Dakota Administrative Code (“NDAC”) arising from the 2015 Blacktail Release on the following terms: (i) the Companies admit to three counts of violating the NDAC; (ii) the Companies agree to follow the terms and conditions of the Consent Decree, including payment of penalty and reimbursement amounts set forth in the Consent Decree; and (iii) specified conditions in the Consent Decree regarding operation and testing of certain existing produced water pipelines shall survive until those pipelines are properly abandoned.

Under the Plea Agreement, the Companies agreed to, among other requirements and subject to the conditions therein, (i) enter guilty pleas for one charge of negligent discharge of a harmful quantity of oil and one charge of knowing failure to immediately report a discharge of oil; (ii) sentencing that includes payment of a fine of $15.0 million plus mandatory special assessments over a period of up to five years with interest accruing at the federal statutory rate; (iii) organizational probation for a minimum period of three years from sentencing on December 6, 2021, which will include payment in full of certain components of the fines and penalty amounts; and (iv) compliance with the remedial measures in the Consent Decree.

On December 6, 2021, the U.S. District Court accepted the Plea Agreement. This Global Settlement resulted in losses amounting to $36.3 million and will be paid over five to six years, of which we have paid principal amounts of $14.7 million as of March 31, 2024.

Sage Natural Resources

In July 2022, the Partnership’s subsidiary DFW Midstream filed a petition in the District Court of Dallas County, Texas seeking payment, before costs and interest, of approximately $1.0 million in electric power costs for gathering services provided to Sage Natural Resources, LLC (“Sage”) in 2021-2022. Sage has denied the amounts are owed and has filed counterclaims seeking damages and other relief for DFW Midstream’s alleged breaches of the gathering agreement. The issues in this case arose from events in February 2021 impacting the oil and gas industry in the Barnett during Winter Storm Uri. A non-jury trial is currently scheduled for August 2024, and we are unable to predict the final outcome of this matter.

MANAGEMENT OF THE PARTNERSHIP

Unless the context provides otherwise, when used in this “Management of the Partnership,” references to “we,” “us” and “our” or like terms refer to the Partnership, prior to the consummation of the Corporate Reorganization.

Management of the Partnership

The Partnership is managed by the directors and executive officers of the General Partner. The directors and officers of the General Partner perform all of the Partnership’s management functions, and the Partnership does not have directors or officers. The General Partner is not elected by the unitholders and will not be subject to re-election on a regular basis in the future. Other than through their ability to elect directors of the General Partner as described below, unitholders will not be entitled to directly or indirectly participate in the management or operation of the Partnership.

The General Partner owes certain fiduciary duties to the Partnership. The General Partner will be liable, as general partner, for all of the Partnership’s debts (to the extent not paid from the Partnership’s assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. The General Partner therefore may cause the Partnership to incur indebtedness or other obligations that are nonrecourse to it.

The Partnership Agreement and the GP LLC Agreement provide for a board of directors of not less than five and not more than eight members.

The GP Board is divided into three classes of directors. Directors are appointed for a term of three years and hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification.

Board of Directors of the General Partner

During the fiscal year ended December 31, 2023, the GP Board held 10 meetings. It is the policy of the GP Board to encourage directors to attend each meeting of unitholders. Each member of the GP Board attended all of the quarterly meetings of the GP Board and his or her GP Board committees held during the period in which he or she was a member during 2023. No member of the GP Board attended fewer than 75% of the aggregate of the total number of meetings of the GP Board and the total number of meetings of the GP Board committees held during the period in which he or she was a member during 2023. During 2023, the audit committee met 4 times, the Compensation Committee met 5 times, and the Nominating, Governance and Sustainability Committee met 5 times.

Director Independence

The GP Board includes one member of management, Mr. Deneke, President and Chief Executive Officer of the General Partner, and six (6) non-management directors. As a limited partnership, the Partnership is not required by the NYSE to have a majority of independent directors. However, the Partnership Agreement and the Partnership’s corporate governance guidelines ( the “Corporate Governance Guidelines”) require that each GP Board member, other than the President or Chief Executive Officer of the General Partner, if such officer is a director, meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Exchange Act, and the rules and regulations of the SEC thereunder and by the NYSE. Under rules adopted by the NYSE, no GP Board member qualifies as independent unless the GP Board affirmatively determines that the director has no material relationship with the Partnership. In evaluating each director’s independence, the GP Board considers all relevant facts and circumstances in making a determination of independence. In particular, when assessing the materiality of a director’s relationship with the Partnership, the GP Board considers the issue not merely from the standpoint of the director but also from the standpoint of persons or organizations with which the director has an affiliation. In addition, the NYSE listing standards contain a list of several specific relationships that preclude an independence determination. Furthermore, pursuant to the SEC independence standards for directors who serve on an audit committee of a board of directors, GP Board members may not (i) accept directly or indirectly any consulting, advisory or other compensatory fee from the Partnership or any subsidiary, other than payments for GP Board service and the receipt of fixed amounts of compensation, including deferred compensation, under a retirement plan for prior service with the Partnership, provided that such compensation is not contingent in any way on continued service; or (ii) be an “affiliated” person (as defined in Exchange Act Rule 10A-3) of the Partnership or any subsidiary.

The GP Board has determined that all of its six (6) current non-management directors meet these applicable independence standards.

The GP Board has also determined that each of the current members of the Audit, Compensation and Nominating, Governance and Sustainability Committees are independent under the applicable NYSE listing standards and rules of the SEC and the Corporate Governance Guidelines.

Leadership Structure of the GP Board

The GP Board is led by the Chairman of the GP Board. The GP Board does not have a policy regarding whether the roles of the Chief Executive Officer and the Chairman of the Board should be separate. The GP Board believes that this issue is properly addressed as part of the succession planning process and that it is in the best interests of the Partnership for the GP Board to make a determination on the matter when it elects a new Chief Executive Officer or at other times consideration is warranted by circumstances. The Corporate Governance Guidelines provide for the selection of an independent director to serve as “Lead Director” if the positions of Chief Executive Officer and Chairman of the GP Board are combined. Effective January 1, 2022, the GP Board appointed Mr. James J. Cleary as the Lead Director to preside over any executive sessions at which the Chairman of the GP Board is not present and to serve as a liaison between the GP Board and stakeholders on investor matters.

The GP Board conducts its business through meetings of the GP Board and its committees. The GP Board has an Audit Committee, a Compensation Committee and a Nominating, Governance and Sustainability Committee, and may have such other committees as the GP Board shall determine from time to time.

Risk Oversight

The GP Board as a whole typically discusses and addresses the Partnership’s key strategic risks at its meetings over the course of each year, both as they relate to particular projects or other topics being considered by the GP Board and in their own right as a separate agenda topic. The GP Board’s discussions specifically include strategic planning, identifying and addressing our strategic risks and potential opportunities, and evaluating matters such as ESG reporting and sustainability. The GP Board also receives detailed reports from management regarding a variety of matters, including operational, health, safety and environmental, financial, legal, governance and cybersecurity matters, as applicable.

Each committee of the GP Board also reports to the GP Board on a regular basis, including as appropriate with respect to each committee’s risk oversight activities. For example, as applicable, the GP Board and the Audit Committee of the GP Board (the “Audit Committee”) discuss the guidelines and policies that govern the process by which risk assessment and management is undertaken and evaluate reports from various functions with the management team on risk assessment and management. The Audit Committee assists the GP Board in oversight of the integrity of the Partnership’s financial statements and compliance with legal and regulatory requirements. The Audit Committee also reviews and assesses the performance of the Partnership’s internal audit function and its independent registered public accounting firm. The Compensation Committee of the GP Board (the “Compensation Committee”) manages risk as it relates to the Partnership’s compensation plans, programs, and structure and also oversees executive succession planning. The Nominating, Governance and Sustainability Committee of the GP Board (the “Nominating, Governance and Sustainability Committee”) oversees risks related to corporate governance, such as director independence, the effectiveness of the GP Board and committees and director nominations and oversees the Partnership’s ESG matters and the sustainability report to be published by the Partnership. The Partnership believes that the GP Board’s role in risk oversight is consistent with its leadership structure, with the Chief Executive Officer and other members of management having responsibility for assessing and managing the Partnership’s risk exposure and the GP Board and its committees providing oversight in connection with those efforts.

Audit Committee

Membership

Mr. Jacobe, Mr. McNally and Mr. Peters serve as the members of the Audit Committee, with Mr. Peters serving as the chair of the committee. Mr. Peters qualifies as an audit committee financial expert within the meaning of the regulations of the SEC. All members of the Audit Committee are financially literate, in accordance with NYSE rules.

Responsibilities

The Audit Committee assists the GP Board in its oversight of the integrity of the Partnership’s financial statements and its compliance with legal and regulatory requirements and corporate policies and controls. The Audit Committee has the sole authority to retain and terminate the Partnership’s independent registered public accounting firm, approve all auditing services and related fees and the terms thereof and pre-approve any non-audit services to be rendered by the Partnership’s independent registered public accounting firm. The Audit Committee is also responsible for confirming the independence and objectivity of the Partnership’s independent registered public accounting firm. The Audit Committee also discusses the Partnership’s major risk exposures with management, including those related to financial reporting and disclosure and cybersecurity, along with steps taken by management to monitor and control such exposures. The Partnership’s independent registered public accounting firm has unrestricted access to the Audit Committee.

Charter

The Audit Committee has adopted an Audit Committee charter, which is publicly available on the Partnership’s website under the “Corporate Governance” subsection of the “Investors” section at www.summitmidstream.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at the Partnership’s website in general is intended or deemed to be incorporated by reference herein.

Compensation Committee

Membership

Mr. Cleary, Mr. Jacobe and Ms. Woung-Chapman serve as the members of the Compensation Committee, with Mr. Jacobe serving as the chair of the committee.

Responsibilities

The Compensation Committee provides oversight, administers and makes decisions regarding the Partnership’s executive compensation policies and incentive plans. The Compensation Committee also makes recommendations to the GP Board regarding the compensation of the Partnership’s outside directors. The Compensation Committee may form and delegate authority to subcommittees.

Charter

The Compensation Committee has adopted a Compensation Committee charter, which is publicly available on the Partnership’s website under the “Corporate Governance” subsection of the “Investors” section at www.summitmidstream.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at the Partnership’s website in general is intended or deemed to be incorporated by reference herein.

Nominating, Governance and Sustainability Committee

Membership

Mr. Cleary, Mr. Oates, Mr. Peters and Ms. Woung-Chapman serve as the members of the Nominating, Governance and Sustainability Committee, with Ms. Woung-Chapman serving as the chair of the committee.

Responsibilities

The Nominating, Governance and Sustainability Committee identifies individuals qualified to become GP Board members consistent with criteria approved by the GP Board, assists the GP Board in selection of director nominees, oversees corporate governance principles, oversees the Partnership’s ESG matters and oversees the evaluation of the GP Board and management.

Charter

The Nominating, Governance and Sustainability Committee has adopted a Nominating, Governance and Sustainability Committee charter, which is publicly available on the Partnership’s website under the “Corporate Governance” subsection of the “Investors” section at www.summitmidstream.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at the Partnership’s website in general is intended or deemed to be incorporated by reference herein.

Code of Business Conduct and Ethics

The GP Board has adopted a Code of Business Conduct and Ethics that sets forth the Partnership’s policy with respect to business ethics and conflicts of interest. The Code of Business Conduct and Ethics is intended to ensure that the employees, officers and directors of the Partnership and the General Partner conduct business with the highest standards of integrity and in compliance with all applicable laws and regulations. It applies to the employees, officers and directors of the Partnership and the General Partner, including the principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions (the “Senior Financial Officers”). The Code of Business Conduct and Ethics also incorporates expectations of the Senior Financial Officers that enable the Partnership to provide accurate and timely disclosure in its filings with the SEC and other public communications. The Partnership posts information regarding any amendments to, or waivers of, the provisions of the Code of Business Conduct and Ethics applicable to the Senior Financial Officers on the Partnership’s website under the “Corporate Governance” subsection of the “Investors” section at www.summitmidstream.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at the Partnership’s website in general is intended or deemed to be incorporated by reference herein.

Corporate Governance Guidelines

The Partnership’s Corporate Governance Guidelines provide guidelines for the governance of the Partnership. These guidelines establish, among other things, the requirements for the composition of the GP Board and the committees of the GP Board, the responsibilities of GP Board members and the requirements for meetings of the GP Board. The Corporate Governance Guidelines specifically provide, among other things, that (i) the independent members of the GP Board will select an independent director to serve as Lead Director to preside over any executive sessions at which the Chairman of the GP Board is not present, and (ii) interested parties may communicate directly with the General Partner’s independent GP Board members. The Corporate Governance Guidelines are publicly available on the Partnership’s website under the “Corporate Governance” subsection of the “Investors” section at www.summitmidstream.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at the Partnership’s website in general is intended or deemed to be incorporated by reference herein.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the compensation of certain of our executive officers in 2023, as reported in the Summary Compensation Table and other tables in this proxy statement/prospectus.

In this CD&A, we review the compensation decisions, and rationale for those decisions, relating to our principal executive officer and the two next most highly compensated executive officers, who are referred to as the “Named Executive Officers” or “NEOs.”

The following describes the material elements of the Partnership’s executive compensation program for the NEOs for fiscal year 2023.

Named Executive Officer	Title
J. Heath Deneke	Chairman of the Board, President and Chief Executive Officer
William J. Mault	Executive Vice President and Chief Financial Officer
James D. Johnston	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

The NEOs are employees of Summit Operating Services Company, LLC (“Summit Operating”), a wholly owned subsidiary of the Partnership, and executive officers of the General Partner. As a result of the Partnership’s acquisition in 2020 of Summit Midstream Partners, LLC, the privately-held parent company of the General Partner, the Partnership pays for 100% of the NEOs’ compensation.

The Compensation Committee provides oversight, administers and makes decisions regarding the Partnership’s compensation policies and plans.

Compensation Philosophy and Objectives

Our compensation program is based on the philosophy that our executive management team should be aligned with our unitholders, and that our executives should be incentivized and rewarded for performance that advances business goals and the creation of sustainable value in all business cycles, leading to unitholder value creation. Our overall compensation program is designed to achieve the following objectives:

•        Attract and retain outstanding talent;

•        Drive achievement of short-term and long-term goals;

•        Reward successful execution of objectives;

•        Reinforce our culture and leadership competencies;

•        Advance our business strategy and create long-term value;

•        Align our executives’ interests with the interests of our unitholders; and

•        Discourage undue risk-taking.

We incorporate a pay-for-performance philosophy when designing executive compensation opportunities. Thus, a portion of an executive’s target compensation is performance-based through linkage to the achievement of safety, financial and other measures deemed to be drivers in the creation and preservation of unitholder value. While the allocation among the elements of total direct compensation may vary, a portion of the compensation opportunity available to each of our NEOs is, by design, tied to the Partnership’s annual and long-term performance.

The following table highlights some of the key features of our executive compensation program:

What We Do		What We Don’t Do
✓	Target competitive compensation levels relative to peers, including performance-based and at-risk components	✗	No guaranteed annual bonuses for NEOs
✓	Evaluate the risk of our compensation programs	✗	No excessive perquisites
✓	Engage an independent compensation consultant for review and benchmarking of our compensation programs	✗	No separate welfare benefit plans for NEOs
✓	Mitigate excessive, undue risk-taking through the structure and design of our incentive compensation plans	✗	Don’t grant single-trigger equity-based awards

2023 Business Highlights

Our business is focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins in the United States. We offer natural gas, crude oil and produced water gathering systems that generate revenue under primarily long-term and fee-based gathering agreements with our customers.

Demand for our services is influenced by the condition of the oil and gas industry and demand for fossil fuels. We operate in a market influenced by cyclicality in producer development plans, volatility in commodity prices, and a long-term trend toward sustainable forms of energy and policies that discourage longer-term investment in the fossil fuel industry.

In 2023, we completed integration of the 2022 DJ Acquisitions and opportunistically reduced the outstanding amount of our 2025 Senior Notes. We intend to optimize our capital structure in the future by reducing our indebtedness with free cash flow, and when appropriate, we may continue to pursue opportunistic transactions, including acquisitions, divestitures, re-allocation of capital to new or existing areas, and development of joint ventures involving our existing midstream assets or new investment opportunities.

2023 Executive Compensation Highlights

The discussion set forth below in this CD&A describes the approach to executive compensation, and elaborates upon the various actions taken and adjustments made, with respect to our executive compensation program in 2023, the highlights of which include the following:

•        Continued offering of salaries and other executive compensation at competitive levels as needed to attract and retain talent;

•        At-risk compensation constituting a significant portion of overall executive compensation;

•        Engagement of an independent compensation consultant to review and benchmark our executive compensation;

•        Elimination of single-trigger vesting of long-term equity awards in connection with a change in control for long-term equity awards granted in 2023; and

•        Introduction of performance-based vesting requirements for a significant portion of new long-term equity awards.

We believe that our 2023 executive compensation:

•        Appropriately reflects the Partnership’s financial performance for the year, as well as for longer-term value creation;

•        Strives to create alignment of our NEOs’ interests with those of our unitholders;

•        Includes an appropriate overall mix of short- and long-term incentives, and service-based and performance-based vesting requirements, to enhance unitholder value and motivate sustainable performance and decision-making;

•        Takes into consideration the efforts, performance and successes of our NEOs in pursuing our business objectives in challenging market conditions;

•        Advances our core business strategy; and

•        Helps attract, motivate and retain the key talent needed to ensure the Partnership’s long-term success.

Our Compensation Setting Process

The Compensation Committee establishes the target total direct compensation of our executives and administers other benefit programs. To assist with its oversight responsibilities, the Compensation Committee engages an independent compensation consultant (the “Compensation Consultant”) who provides the

Compensation Committee with data, analysis and advice on the structure and level of executive compensation. The Compensation Consultant participates in Compensation Committee meetings and executive sessions of the Compensation Committee meetings as requested. The Compensation Consultant may work with our management on various matters for which the Compensation Committee is responsible. We consider the Compensation Consultant to be independent of the Partnership according to current NYSE listing requirements and SEC guidance. Willis Towers Watson has served as the Compensation Consultant since September 2019.

The exact level of targeted compensation for each NEO varies based on the individual’s role at the Partnership, the individual’s experience and the individual’s contribution to our success. Partnership management, in consultation with the Compensation Committee chair and the Compensation Consultant, prepares materials for the Compensation Committee relevant to matters under consideration by the Compensation Committee, including market data provided by the Compensation Consultant and recommendations of our CEO regarding compensation of the other executives. The Compensation Committee works with the Compensation Consultant to determine the compensation of our CEO.

Based on market data, which we use as a reference, we believe compensation for our NEOs is reasonably competitive with opportunities available to officers holding similar positions at comparable companies. We seek to set compensation levels for each element of total direct compensation based on our assessment of market practices at or near the median. The Compensation Committee adjusts target compensation for each NEO above or below the median, taking into consideration experience, performance, internal equity and other relevant circumstances.

Selection of Compensation Comparative Data

For benchmarking purposes, the Compensation Committee compares the total compensation for each NEO position to the compensation paid for similar positions by companies in our peer group. With input from the Compensation Committee and management, the Compensation Consultant evaluates companies to be included in the peer group and the methodology for selecting that peer group. As part of the process, the Compensation Consultant may consult with management to ensure that the most appropriate companies are selected, including from the perspective of similarity of business lines and competition for talent. The Compensation Committee then reviews and, as it may deem appropriate, approves the proposed peer group for the applicable compensation year.

In determining our peer group, we strive to define the market for our executive talent using a sizeable group of companies that are comparable to us in both line of business and size, as measured by revenues and other key financial characteristics. In addition, the Compensation Consultant provides data from industry-specific compensation surveys that provide an additional reference point and insight that helps support the compensation decision-making process. We believe that the compensation surveys and companies identified in our peer group constitute the best and most appropriate approach for benchmarking comparisons, which helps attract and retain highly qualified, experienced and technically proficient executives with well-developed management, operational and marketing skills needed to excel in our industry. The Compensation Committee will continue to review and monitor the peer group and its methodology on an annual basis and select peers based on appropriate screening criteria, metrics and competition for executive talent.

During the Compensation Committee’s annual review of executive compensation, the Compensation Consultant conducted a competitive assessment for similar types of positions comparable to the Partnership’s direct peer companies and available survey data. For this assessment, information from peer company public filings was compiled, including public company proxy statements and annual reports on Form 10-K. The peer group used for 2023 executive compensation consisted of publicly traded midstream companies with whom we compete for executive talent.

The peer group comprised the following companies for 2023:

Archrock, Inc.	Magellan Midstream Partners, L.P.
Crestwood Equity Partners LP	NGL Energy Partners LP
DCP Midstream, LP	NuStar Energy, LP
DT Midstream, Inc.	Targa Resources Corp
EnLink Midstream, LLC	Tidewater Midstream and Infrastructure Ltd.
Equitrans Midstream Corporation	USA Compression Partners, LP
Genesis Energy, LP	USD Partners LP

Each year, the Compensation Committee reviews the companies in the peer group with its Compensation Consultant, making changes when appropriate, including for mergers and acquisitions that affect the availability and relevance of compensation information.

The compensation analysis encompassed the primary elements of total direct compensation, including annual base salary, annual short-term incentive and long-term incentive awards for the NEOs of these peer group companies. The Compensation Committee considered the information provided to ascertain whether the compensation of our NEOs is aligned with its compensation philosophy and competitive with the compensation for executive officers of the peer group companies. The Compensation Committee reviewed the compensation analysis to confirm our compensation programs were supporting a competitive total compensation approach that emphasizes incentive-based compensation and appropriately rewards achievement of our objectives. The Compensation Committee will continue to review and monitor the peer group and our methodology on an annual basis and will select peers based on appropriate screening criteria, metrics and competition for executive talent.

Elements of Executive Compensation

The primary elements of compensation for the NEOs for 2023 are base salary, annual incentive compensation and long-term compensation awards (subject to both service-based and performance-based vesting requirements) granted under the Partnership’s Long-Term Incentive Plan, as in effect from time to time and as may be amended (for purposes of this CD&A, the “SMLP LTIP”). The NEOs also receive certain retirement, health and welfare and additional benefits.

Our executive compensation program consists of the following primary elements:

Pay Element	Type	Form of Pay	Objective
Base Salary	Fixed	Cash	• Provides a minimum, fixed level of cash compensation. • Incentive compensation is calculated as a percentage of base salary.
Annual Incentive Compensation	At-Risk	Cash	• Ties NEO compensation to short-term financial and operational performance metrics.
Long-Term Incentive Plan Awards	At-Risk	Equity	• Motivates and rewards long-term value creation. • Serves as a retention tool for NEOs. • Aligns NEOs interests with investors’ interests.

We use each element of compensation to satisfy one or more of our stated compensation objectives. Our goal is to achieve the appropriate balance between short-term cash incentives for achievement of annual financial performance goals and long-term incentives to promote achievement of sustained value over the longer term and for retention purposes.

We believe that incentive awards based on Partnership equity serve to align the economic interests of our executive officers with those of the Partnership’s public unitholders. This alignment was enhanced in 2023 with approval of the new SMLP LTIP prior to the 2023 award cycle and the unit pool thereunder, which allowed us to grant the 2023 LTIP awards to our NEOs solely as phantom unit awards, rather than as a combination of phantom unit awards and dollar-denominated awards as was necessary since 2020 in recognition of the limited number of units available at such times under the prior SMLP LTIP. We believe that our phantom unit awards provide proper incentives to avoid undue risk taking while increasing long-term unitholder value. We also believe that these awards are an important retention tool with respect to our NEOs.

For 2023, the target total direct compensation for the NEOs as set by the Compensation Committee is summarized below. Each element is further discussed in this CD&A.

Name and Principal Position	Base Salary ($)(1)	2023 Target Annual Bonus: Percent of Base Salary (%)	2023 Target Annual Bonus Value ($)	2023 Target Annual LTIP Award: Percent of Base Salary (%)	2023 LTIP Target Award Value ($)	2023 Target Total Direct Compensation ($)
J. Heath Deneke Chairman of the Board, President and Chief Executive Officer	650,000	150	975,000	400	2,600,000	4,225,000
William J. Mault Executive Vice President and Chief Financial Officer	336,000	100	336,000	220	739,200	1,411,200
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	386,000	100	386,000	220	849,200	1,621,200

____________

(1)      The amounts reported in this column reflect each NEO’s annualized base salary that went into effect as of February 23, 2023. Prior to such date, the NEO’s annualized base salaries were as follows: Mr. Deneke — $624,000; Mr. Mault — $300,000; and Mr. Johnston — $364,000.

Relative Size of Primary Elements of Compensation

We believe it is important for executive pay to be strongly linked to company performance. Our executive compensation program emphasizes the alignment of executive interests with those of unitholders to ensure accountability and sustained long-term company growth. Compensation for our NEOs is comprised of a fixed base salary plus a combination of annual cash and long-term equity incentives. The majority of our NEOs’ total direct compensation is variable, or at-risk, and dependent on the achievement of company performance goals and sustained tenure.

Our CEO’s compensation in 2023 was comprised of, at target, approximately 15% base salary, 23% annual incentive bonus (“annual bonus”) and 62% long-term incentive plan awards, amounting to approximately 85% at-risk compensation.

Our other NEOs’ compensation in 2023 was comprised of, at target, approximately 24% base salary, 24% annual bonus and 52% long-term incentive plan awards, amounting to approximately 76% at-risk compensation.

Base Salary

Base salary serves as the minimum, fixed level of cash compensation provided to NEOs and is designed to accurately reflect each NEO’s relative skills, experience and other contributions to the Partnership. The base salaries of our NEOs are reviewed annually by the Compensation Committee to determine the levels deemed necessary to attract and retain individuals with superior talent. That review is conducted in light of the Partnership’s performance, external market factors and any changes to other elements of compensation. We aim to pay base salaries for our executives near the median level compared to information provided by the Compensation Consultant, and to allow our executives to earn greater levels of short-term and long-term compensation only when our financial performance and unitholder returns warrant compensation at those higher levels.

The base salaries of our NEOs are set forth in the following table:

Name and Principal Position	2023 Base Salary ($)	2022 Base Salary ($)
J. Heath Deneke Chairman of the Board, President and Chief Executive Officer	650,000	624,000
William J. Mault Executive Vice President and Chief Financial Officer	336,000	300,000
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	386,000	364,000

In 2023, the Compensation Committee determined to make adjustments to the NEOs’ base salaries, as shown above, beginning on February 23, 2023 based on market data provided by the Compensation Consultant and the competitive market for talent that continued to exist.

Annual Incentive Compensation

We provide an annual bonus to drive the achievement of key business results and to recognize the NEOs based on their contributions to those results. The annual bonus plan is a cash-based incentive plan. Incentive amounts are intended to provide total cash compensation near the market range for executive officers in comparable positions when target performance is achieved. Annual bonus compensation levels are set above or below the market range to reflect actual performance results as appropriate when performance is greater or less than expectations. Pursuant to their employment agreements in effect in 2023, each NEO was eligible to receive an annual bonus payout ranging from 0% to, for Mr. Deneke, 300% of annual base salary and, for Messrs. Mault and Johnston, 200% of base salary, in each case as may be adjusted at the discretion of the Compensation Committee based on attainment of annual performance targets.

In early 2023, the Compensation Committee established the 2023 annual bonus plan target opportunities as a percentage of base salary for our NEOs. The 2023 target for Mr. Deneke was 150% of his base salary. For Messrs. Mault and Johnston, it was 100% of their base salaries.

Name and Principal Position	2023 Target Annual Bonus: Percent of Base Salary (%)	2023 Target Annual Bonus Value ($)
J. Heath Deneke Chairman of the Board, President and Chief Executive Officer	150	975,000
William J. Mault Executive Vice President and Chief Financial Officer	100	336,000
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	100	386,000

The Compensation Committee establishes performance measures annually that align with our business strategy, as reflected in a corporate scorecard applicable to the senior leadership team (the “SLT Scorecard”) and in individual performance goals for each NEO. The amount of each NEO’s actual bonus earned is equal to the product of their target annual bonus, multiplied by the level of achievement of the SLT Scorecard, multiplied by the level of achievement of their individual performance goals.

The SLT Scorecard reflects our key business priorities, including financial goals; health, safety, environmental and regulatory (“HSER”) goals; and certain strategic initiatives and other key objectives for a given year. In 2023, the SLT Scorecard contained four factors, which are considered by the GP Board and management as key indicators of the successful execution of our business plan. Those factors were (i) adjusted EBITDA, (ii) goals for overall business development activity, (iii) generation of excess cash flow and (iv) HSER metrics.

In February 2024, the Compensation Committee and the GP Board reviewed the SLT Scorecard for 2023 and determined the level of achievement of each key factor. We exceeded our threshold goals for adjusted EBITDA and our target goals for overall business development activity and HSER metrics. We did not achieve our threshold goals for the generation of excess cash flow. These results yielded a calculated SLT Scorecard result of 80% of target. The 2023 goals and results for the SLT Scorecard factors are set forth in the following table:

2023 Factors	% Weight	2023 Goals			Percent Achieved%		Weighted Results for the Partnership
		Threshold	Target	Maximum
Adjusted EBITDA (in millions)(1)	25%	$255	$295 – 305	$335	39%		10%
Overall business development activity(2)	25%	Qualitative and quantitative assessment of completing certain strategic goals, including accretive acquisitions and/or divestitures and ESG commercialization strategies			150	%(2)	38%
Excess Cash-Flow(3)	25%	Qualitative and quantitative assessment of excess cash flow generated by the business, with a 100% target of $105 – 115 million			0	%(3)	0%
HSER metrics(4)	25%	Qualitative and quantitative goals covering workplace safety, reportable incidents, operational integrity, financial impact and training			129%		32%
SLT Scorecard performance weighted subtotal	100%						80	%(5)

____________

(1)      Adjusted EBITDA is a non-GAAP financial measure and is a supplemental financial measure used by management in evaluating our financial performance. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Partnership — Non-GAAP Financial Measures” for an explanation of how adjusted EBITDA is calculated and why we use adjusted EBITDA.

(2)      Achievement of the overall business development goals is based on the Compensation Committee’s assessment of performance for 2023, for categories consisting of (i) continued development and optimization projects, (ii) securing additional contracts and plant connections for the Double E Pipeline, (iii) continuing to develop ESG and energy transition opportunities, and (iv) strategic transactions, including the pursuit of key strategic M&A initiatives.

(3)      Calculation of excess cash flow is based on the sweep feature of the 2026 Secured Notes Indenture. The excess cash flow achieved in 2023 equated to 0% of the target.

(4)      Achievement of the HSER goals is based on the Compensation Committee’s assessment of performance for 2023, for categories consisting of (i) major incidents, (ii) total recordable incident rates, (iii) lost time incidents, (iv) spill intensity, (v) HSE training and (vi) reports resolved.

(5)      The Compensation Committee approved an assessment of the Partnership’s overall performance at 80%.

Each NEO’s individual performance goals included their performance with respect to their applicable departmental functions, their contributions to the Partnership’s and their department’s performance, their individual leadership capabilities and their contributions towards strategic initiatives. The annual bonuses paid to each NEO were approved by the Compensation Committee, as further described below.

Mr. Deneke’s annual bonus reflects the SLT Scorecard’s 80% achievement and 95% achievement of his individual performance goals. In determining the level of achievement of his individual performance goals, the Compensation Committee noted Mr. Deneke’s driving the culture of safety and compliance that contributed to HSER achievements, leading the Partnership’s commercial and business development activities, and overseeing the GP Board and management’s review of strategic alternatives.

Mr. Mault’s annual bonus reflects the SLT Scorecard’s 80% achievement and 115% achievement of his individual performance goals. In determining the level of achievement of his individual performance goals, the Compensation Committee noted Mr. Mault’s leading the refinancing of 2025 Senior Notes that eliminated material debt maturities until May 2026 and the successful integration of the December 2022 acquisition of Outrigger DJ and Sterling DJ assets with the Partnership’s assets in the DJ basin.

Mr. Johnston’s annual bonus reflects the SLT Scorecard’s 80% achievement and 100% achievement of his individual performance goals. In determining the level of achievement of his individual performance goals, the Compensation Committee noted Mr. Johnston’s overseeing the Partnership’s HSER, HR, ESG/Sustainability reporting, legal, and regulatory accomplishments in 2023.

Name and Principal Position	2023 Annual Bonus Payout ($)
J. Heath Deneke Chairman of the Board, President and Chief Executive Officer	741,000
William J. Mault Executive Vice President and Chief Financial Officer	309,120
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	308,800

Long-Term Equity-Based Compensation Awards

The General Partner and the holders of Common Units approved the SMLP LTIP, pursuant to which eligible officers (including the NEOs), employees, consultants and directors of the General Partner and its affiliates are eligible to receive awards with respect to our equity interests, thereby linking the recipients’ compensation directly to the value of the Common Units and enhancing our ability to attract and retain superior talent. The SMLP LTIP provides for the grant, from time to time at the discretion of the GP Board or the Compensation Committee, of a dollar-denominated award, unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards. The approval of the new SMLP LTIP in 2022 and the unit pool thereunder allowed us to grant the 2023 LTIP awards to our NEOs solely as phantom unit awards, rather than as a combination of phantom unit awards and dollar-denominated awards as was necessary in prior years in recognition of the limited number of units available at such times under the prior SMLP LTIP.

The SMLP LTIP is designed to promote our interests, as well as the interests of our unitholders, by aligning the interests of our eligible employees (including the NEOs) and directors with those of holders of Common Units, as well as by strengthening our ability to attract, retain and motivate qualified individuals to serve as directors and employees. Awards under the SMLP LTIP are typically granted once per fiscal year (during the quarterly period ending March 31st).

2023 Awards

SMLP LTIP award guidelines were determined using the Compensation Consultant’s analysis for individuals in comparable positions and an analysis of the scope of their roles and duties. These guidelines set an annual long-term incentive award target in the amount of 400% of base salary for Mr. Deneke and 220% of base salary for Messrs. Mault and Johnston in 2023.

Effective March 15, 2023, the GP Board approved a grant of phantom units to each of Messrs. Deneke, Mault and Johnston, in line with the annual award guidelines. In consultation with the Compensation Consultant, the Compensation Committee determined that, consistent with the practices of the Partnership’s peer companies, phantom units should be granted subject to both performance-based and service-based vesting conditions. Consistent with the Partnership, companies in our compensation peer group are generally using a combination of performance-based and time-based awards. As this was the Partnership’s first year granting performance-based equity awards, the Compensation Committee determined that forty percent (40%) of the phantom units award will vest based on the achievement of the performance measures over a three-year performance period, as discussed below, and the remaining sixty percent (60%) of the phantom unit award will vest ratably subject to continued service over a three-year period. Holders of phantom units are entitled to distribution equivalent rights for each phantom unit, if applicable, providing for a lump sum payment equal to any accrued distributions from the grant date of the phantom units to be paid in cash upon the vesting date. The Compensation Committee selected equity awards with three-year service-based and performance-based vesting requirements to foster increased unit ownership by the NEOs, as a retention incentive for continued employment with the Partnership and to continue to align our NEOs’ interests with the interests of our unitholders.

To calculate the number of phantom units granted to each NEO, in February 2023, the Compensation Committee determined the dollar amount of the long-term incentive compensation award and that 40% of such value would be granted in the form of phantom units subject to performance-based vesting requirements and 60% of such value would be granted in the form of phantom units subject to service-based vesting requirements and then granted the number of phantom units that had a fair market value equal to the determined value, based on the market price for a unit of common equity. Phantom unit awards granted under the SMLP LTIP in 2023 were as follows:

Name and Principal Position(1)	2023 Target Annual LTIP Award: Percent of Base Salary (%)	2023 Performance- based Phantom Units Awarded (#)(2)	2023 Time-based Phantom Units Awarded (#)	2023 SMLP LTIP Award Value ($)(2)
J. Heath Deneke Chairman of the Board, President and Chief Executive Officer	400	60,030	90,045	2,401,200
William J. Mault Executive Vice President and Chief Financial Officer	220	17,086	25,628	683,424
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	220	19,625	29,380	784,080

____________

(1)      The Compensation Committee determined the number of phantom units awarded under the SMLP LTIP on February 20, 2023 based on a per unit volume-weighted average closing price of approximately $17.3246 for the three trading days immediately preceding the grant date.

(2)      The number and value of performance-based phantom units are included in this table at target performance.

Performance-based Phantom Units

The performance-based phantom units will vest to the extent the following performance measures are met over the three-year period beginning January 1, 2023 and ending December 31, 2025 (the “performance period”):

•        Leverage ratio, weighted 50%

•        Relative unitholder return, weighted 50%

As shown in the table below, payouts can range from 0% to 200% of the target number of phantom units.

Payout Percentage	0%	50%	100% (Target)	200%
Leverage Ratio	Greater than or equal to 5.50x	5.0x	4.5x	Less than or equal to 3.75x
Relative Total Unitholder Return	0th Percentile	25th Percentile	50th Percentile	75th Percentile or greater

The leverage ratio is based on the ratio of (i) Consolidated Net Debt as of the end of the performance period to (ii) EBITDA for the period of the four consecutive fiscal quarters most recently ended as of the calculation date. Such ratio will be calculated in accordance with terms of the ABL Agreement for the calculation of “Total Net Leverage Ratio” as defined therein. Consolidated Net Debt and EBITDA will have the applicable meaning ascribed thereto in the ABL Agreement.

The Partnership’s relative unitholder return will be compared to the total unitholder or total shareholder return, as applicable, of a performance peer group comprised of Archrock, Inc. Crestwood Equity Partners LP, DCP Midstream, DT Midstream Inc., LP, EnLink Midstream LLC, Equitrans Midstream Corp., Genesis Energy LP, Magellan Midstream Partners LP, NGL Energy Partners LP, NuStar Energy LP, Targa Resources Corp., USA Compression Partners LP and USD Partners LP. Total returns will be calculated as (i) the sum of (a) the average fair market value of a common unit or share of common stock, as applicable, at the end of the performance period plus (b) any dividends paid over the performance period, divided by (ii) the average fair market value of a share of common stock, as applicable, at the beginning of the performance period; where the average fair market value as of a given date will be the volume-weighted average price of a common unit or common share, as applicable, during the 20 consecutive trading days ending on and including such date. Companies in the performance peer group that, during the performance period, have undergone an acquisition, merger or other corporate transaction pursuant to which they are not the surviving entity will be removed from the peer group.

The performance-based phantom units granted to the NEOs in 2023 are subject to accelerated vesting on the occurrence of any of the following events: (i) a termination of the NEO’s employment other than for cause, (ii) a termination of the NEO’s employment by the NEO for good reason or (iii) a termination of the NEO’s employment by reason of the NEO’s death or disability. As described in more detail in the “— Potential Payments” section below, depending on the timing of such terminations, the performance-based phantom units will either vest at the time of termination, with the performance measures deemed met at the target level, or will remain outstanding and eligible to vest in accordance with their terms, as discussed below in the “— Potential Payments” section below.

In the event of a change in control, the performance measures associated with the performance-based phantom units will be scored based on the level of performance achieved during the period beginning on the first day of the performance period and ending on the latest practicable date prior to the change in control. If the performance-based phantom units, as scored, are not continued, assumed, substituted or replaced with an award that is either based (i) on shares of common stock or common units that are traded on a national securities exchange and are registered under the Exchange Act or (ii) on a U.S. dollar-denominated cash award, in each case, that has no less than equivalent economic value as immediately prior to the change in control, such performance-based phantom units will become vested in connection with the change in control. Any continued, assumed, substituted or replaced performance-based phantom units remain subject to accelerated vesting provisions described in the paragraph above.

Time-based Phantom Units

The time-based phantom units will vest one-third on each of the first three anniversaries following the date of grant.

The time-based phantom units are subject to accelerated vesting on the occurrence of any of the following events: (i) a termination of the NEO’s employment other than for cause, (ii) a termination of the NEO’s employment by the NEO for good reason or (iii) a termination of the NEO’s employment by reason of the NEO’s death or disability.

In the event of a change in control, the time-based phantom units will become vested only to the extent they are not continued, assumed, substituted or replaced as described above in the “Performance-based Phantom Units” section, and like the performance-based phantom units, if continued, assumed, substituted or replaced, the time-based phantom units will remain subject to the accelerated provisions described in the paragraph above.

Prior Year Awards

Due to the limited number of units available under the SMLP LTIP at the time of grant, awards granted under the SMLP LTIP in 2020, 2021 and 2022 were granted, in part, in the form of a cash retention bonus. The 2020 and 2021 awards vested and vest ratably over a three-year period, and the 2022 awards vested and vest 20%, 60% and 20% over a three-year period. To continue to align the interests of the Partnership’s senior management with our unitholders, following the approval of the new SMLP LTIP in 2022 (and the additional units available thereunder), in November 2022, the Compensation Committee approved a program pursuant to which each member of the Partnership’s senior management, including the NEOs, were given the opportunity to forfeit a portion of each outstanding vesting tranche of cash retention bonus awards previously granted in exchange for phantom units generally subject to the same terms and conditions (the “cash-to-phantom program”). A maximum of 300,000 phantom units were made available by the Compensation Committee under the cash-to-phantom program.

To the extent not forfeited pursuant to the cash-to-phantom program, (i) the final one-third of the 2020 awards, the second one-third of the 2021 awards and the first 20% of the 2022 awards vested in 2023, (ii) the remaining one-third of the 2021 awards and an additional 60% of the 2022 awards will vest in 2024, and (iii) the remaining 20% of the 2022 awards will vest in 2024.

Retirement, Health and Welfare and Additional Benefits

Our NEOs receive few perquisites or additional benefits. The NEOs are eligible to participate in such employee benefit plans and programs we offer to our employees, subject to the terms and eligibility requirements of those plans, and receive some additional benefits pursuant to the terms of their employment agreements.

401(k) Plan

The NEOs are eligible to participate in a tax qualified 401(k) defined contribution plan to the same extent as all of our other employees. In 2023, we made a fully vested matching contribution on behalf of each of the 401(k) plan’s participants up to 5% of such participant’s eligible salary for the year.

Health Savings Account Program

The NEOs are eligible to participate in a tax qualified health savings account (“HSA”) if they are enrolled in the available high-deductible health plan. The HSA is a tax-free savings account owned by an individual and can be used to pay for current or future qualified medical expenses. Participants determine how much to contribute, when and how to spend the money on eligible medical expenses, and how to invest the balance. The balance remains in the account and is not subject to forfeiture. The Partnership makes annual contributions to all HSA-eligible employees who enroll in and contribute to an HSA. In 2023, we made tax-free HSA contributions of $600 to each of Messrs. Deneke, Mault and Johnston.

Unitholder Outreach and Engagement

Following our 2023 annual unitholder meeting, we reviewed the voting results as well as reports published by proxy advisory firms to gain an initial understanding of areas of focus and we reached out to shareholders to invite feedback and discussion. As described above, in 2023, our long-term incentive plan introduced awards denominated in units (rather than a combination of units and cash) and subject to both performance-based and time-based vesting requirements (rather than solely time-based requirements), to more closely aligning the interests of our eligible employees (including the NEOs) and directors with those of holders of Common Units.

Employment Agreements

In February 2023, each NEO’s employment agreement with Summit Operating was amended and restated. Elements of the NEOs’ total direct compensation are subject to periodic review and may be adjusted accordingly by the Compensation Committee.

Messrs. Deneke’s and Johnston’s amended and restated employment agreements have an effective date of February 23, 2023 and an initial term that expired on September 4, 2023 and Mr. Mault’s amended and restated employment agreement has an effective date of February 23, 2023 and an initial term that expires on January 30, 2024. The terms of each of Messrs. Deneke’s, Mault’s and Johnston’s amended and restated employment agreements are subject to automatic extension for successive one-year periods, unless either party gives notice of non-extension to the other no later than 30 days prior to the expiration of the then-applicable term.

Mr. Deneke’s employment agreement provides for an annual base salary of $650,000, a performance-based bonus ranging from 0% to 300% of base salary, with a target of 150% of base salary, and an annual equity award under the SMLP LTIP with a target value of 400%, provided that such value may vary in the GP Board’s discretion based on Mr. Deneke’s or our performance prior to each grant. Messrs. Mault’s and Johnston’s employment agreements provide for an annual base salary of $336,000, for Mr. Mault, and $386,000, for Mr. Johnston, a performance-based bonus ranging from 0% to 200% of base salary, with a target of 100% of base salary, and an annual equity award under the SMLP LTIP with a target value of 220%, provided that such value may vary in the GP Board’s discretion based on our performance or Mr. Mault’s and Mr. Johnston’s respective performance prior to each grant.

In addition, Messrs. Deneke’s, Mault’s and Johnston’s employment agreements also provide for reimbursement of certain business expenses incurred in connection with their employment, including company-paid tax preparation and advisory services of up to $12,000 per year, and Mr. Deneke’s employment agreement also provides for Young Presidents Organization membership dues of up to $15,000 per year.

Messrs. Deneke, Mault and Johnston are each entitled to receive a prorated annual bonus (based on target) if any of their employment is terminated (i) by either Messrs. Deneke, Mault or Johnston, as applicable, with good reason, or by us without cause (each a “Qualifying Termination”), (ii) as a result of a non-extension of the term by us (an “Employer Nonrenewal”), or (iii) due to death or disability, paid as a lump sum within 60 days of termination, subject, in the event of a Qualifying Termination, Employer Nonrenewal or disability to the applicable NEO’s execution and nonrevocation of a release of claims.

Messrs. Deneke’s, Mault’s and Johnston’s employment agreements provide for a cash severance payment upon a termination resulting from an Employer Nonrenewal or a Qualifying Termination, subject to the execution and nonrevocation of a release of claims within 60 days following their termination. Such severance payment will be equal to, for Mr. Deneke, three times, and for Mr. Mault and Mr. Johnston, two and one-half times the sum of (a) each of their respective annual base salaries and (b) the higher of each of their respective target annual bonuses and the annual bonuses actually paid to each in respect of the year immediately preceding their termination. The severance payment will be paid in equal installments generally over the period beginning on the date of their termination and ending on its first anniversary. Messrs. Deneke, Mault and Johnston would also be entitled to subsidized COBRA coverage for the lesser of the time during which they are eligible for COBRA coverage and 18 months. Messrs. Deneke’s, Mault’s and Johnston’s employment agreements provide that if following any of Messrs. Deneke’s, Mault’s or Johnston’s termination of employment, we discover that grounds for a termination for “cause” existed at the time of their termination, Messrs. Deneke’s, Mault’s or Johnston’s termination of employment will be recharacterized a termination for cause and any payment or benefit received in connection with their termination (whether or not pursuant to their employment agreements) shall be repaid, and they will not be eligible for any remaining severance payment or benefits under their employment agreements.

The amended and restated employment agreements generally define good reason as any of Messrs. Deneke’s, Mault’s or Johnston’s termination of employment within ninety days after the occurrence of (i) a material diminution in their authority, duties or responsibilities; (ii) a material diminution in the aggregated total of their base salary, target bonus opportunity and annual target long-term incentive award opportunity (provided that such target opportunity may vary year-to-year based upon each of Messrs. Deneke’s, Mault’s or Johnston’s, or our performance prior to such grant); (iii) a material change in the geographic location at which they must perform their services under the agreement; or (iv) any other action or inaction that constitutes a material breach of the employment agreement by us. For Mr. Deneke, good reason also includes a change in Mr. Deneke’s reporting relationship resulting in Mr. Deneke no longer reporting directly to the GP Board or if he is not elected as a director.

Following any termination of employment due to an Employer Nonrenewal or Qualifying Termination, Messrs. Deneke, Mault and Johnston will be subject to a post-termination non-competition covenant through the first anniversary of termination unless any of Messrs. Deneke, Mault or Johnston elect to forego any portion of his severance payment in exchange for a waiver of the corresponding non-competition period. Following Messrs. Deneke’s, Mault’s or Johnston’s termination of employment for any reason, Messrs. Deneke, Mault and Johnston will be subject to a one-year post-termination non-solicitation covenant.

Messrs. Deneke’s, Mault’s and Johnston’s employment agreements also provide that, in the event of a change in control, (1) all equity awards granted to them under the SMLP LTIP prior to the effective date of their amended and restated employment agreement and held by them as of immediately prior to a change in control of the Partnership or the General Partner will become fully vested immediately prior to the change in control and (2) if any portion of the payments or benefits provided to Messrs. Deneke, Mault or Johnston in connection with a change in control becomes (whether or not pursuant to their employment agreements) subject to the excise tax under Section 4999 of the Code, then the payments and benefits will be reduced to the extent such reduction would result in a greater after-tax benefit to any of Messrs. Deneke, Mault or Johnston.

Hedging Policy

Our Insider Trading Policy calls for all members of the GP Board and all of our officers and employees to ordinarily avoid engaging in speculative trading, including the purchase of put or call options or the writing of such options.

Equity Holding Guidelines

We believe that equity-based compensation aligns the economic interests of our directors and certain executive officers with those of holders of Common Units. In accordance with this goal, the GP Board has approved and adopted equity holding guidelines for our directors and certain executive officers as described below.

Position	Value of Partnership Unit Holdings
Non-Employee Members of the Board of Directors	3x annual cash retainer
Chief Executive Officer	3x base salary
Chief Financial Officer	3x base salary
Chief Accounting Officer	2x base salary
Executive Vice President, General Counsel and Chief Compliance Officer	3x base salary

The holdings of the directors and executive officers subject to the equity holding guidelines were measured initially on March 31, 2022 and then annually based on the volume weighted average trading price for the five days ending on and including December 31 (the “Measurement Date”). Individuals subject to the equity holding guidelines are encouraged to meet the applicable guidelines by the Measurement Date on which such individual’s total prior LTIP grants made after such individual’s appointment to the position equals or exceeds the value applicable to such individual’s position as listed above. Individuals subject to the equity holding guidelines are expected to retain 100% of any units of common equity received from LTIP grants after appointment to the position until and unless they hold sufficient equity to meet the guidelines. As of December 31, 2023, each of the directors and executive officers subject to the equity holding guidelines exceeded (or was on track to exceed within the required time set forth in the guidelines) the equity holding set forth in the guidelines. The ownership levels for each of our directors and NEOs as of December 31, 2023, based on a volume-weighted price per unit of $18.1677, is set forth in the table below:

Name	Unit Holdings	Current Multiple	Required Multiple
James J. Cleary	23,628	5.05x annual cash retainer	3x annual cash retainer
Lee Jacobe	32,310	6.91x annual cash retainer	3x annual cash retainer
Robert J. McNally	23,628	5.05x annual cash retainer	3x annual cash retainer
Rommel M. Oates(1)	12,794	2.73x annual cash retainer	3x annual cash retainer
Jerry L. Peters	33,658	7.19x annual cash retainer	3x annual cash retainer
Marguerite Woung-Chapman	23,628	5.05x annual cash retainer	3x annual cash retainer
J. Heath Deneke	511,122	14.29x base salary	3x base salary
William J. Mault	97,750	5.29x base salary	3x base salary
James D. Johnston	114,630	5.40x base salary	3x base salary

____________

(1)      Mr. Oates was appointed to the GP Board on February 28, 2022, and as of December 31, 2023, his total 2022 and 2023 LTIP grants had not yet met his required multiple, but after his 2024 LTIP grant (which was comprised of 6,581 units granted on January 18, 2024), Mr. Oates has met his required multiple within the timeframe specified in the guidelines.

For purposes of satisfying the guidelines, the following are considered equity holdings of an individual:

•        Common Units owned outright (whether certificated, book-entry or held in street name), including units owned jointly with a spouse (including domestic partners under state law);

•        Common Units owned (whether certificated, book-entry or held in street name) separately by a spouse (including domestic partners under state law) or children under the age of 21 that share the individual’s household;

•        Common Units held in an individual retirement account;

•        Common Units held in a private foundation or charitable trust, in each case established by the individual or where the individual serves as a trustee or director; and

•        unvested LTIP grants held by the individual.

Impact of Accounting and Tax Treatments

In developing the compensation packages for our NEOs, we consider the potential accounting and tax implications thereof, but we balance such implications with our need to attract and retain talented management. While we consider the impact of Section 409A of the Code and aim to structure our NEOs’ and other key employees’ compensation arrangements to be exempt from or compliant with the requirements thereunder, and while we consider the availability of tax deductions related to our NEOs’ and other key employees’ compensation, we do not provide Section 409A tax gross-ups in the event of adverse tax consequences thereunder nor do we view the deductibility of such compensation (or limitations thereon) as material compared to our ability to attract and retain key employees integral to the achievement of our business initiatives.

Risk Assessment Relative to Compensation Programs

The Compensation Committee manages risk as it relates to our compensation plans, programs, and structure (collectively, our “Compensation Practices”). The Compensation Committee meets with management to review whether any aspect of our Compensation Practices creates incentives for our employees to take inappropriate risks that could materially adversely affect the Partnership.

Our compensation policies contain a number of features that reflect sound risk management practices. Our compensation programs balance short- and long-term objectives, mitigating the potential incentive for unwarranted risk-taking for short-term, unsustainable results. Furthermore, the metrics we use to assess performance for our incentive compensation programs are broadly tailored to avoid distorting our NEOs’ incentives in pursuit of specific or individual performance goals. Our annual incentive compensation program is also capped, therefore not allowing for unlimited cash payouts.

Accordingly, we believe that the compensation practices for our NEOs and other employees are appropriately structured and do not pose a material risk to the Partnership. We believe these compensation practices are designed and implemented in a manner that does not promote excessive risk-taking that could damage the value of the Partnership or provide compensatory rewards for inappropriate decisions or behavior.

Executive Compensation Tables

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our NEOs for the years ended December 31, 2023, 2022 and 2021, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus (Cash Retention) ($)(1)	Equity Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
J. Heath Deneke(5) Chairman of the Board, President and Chief Executive Officer	2023	650,000	1,012,417	2,628,414	741,000	48,814	5,080,645
	2022	624,000	627,752	797,884	1,614,600	167,930	3,832,166
	2021	600,000	252,753	1,531,500	1,125,000	52,577	3,561,830
William J. Mault(6) Executive Vice President and Chief Financial Officer	2023	336,000	248,115	748,095	309,120	23,032	1,664,362
	2022	300,000	98,116	238,896	598,500	45,417	1,280,929
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	2023	386,000	264,042	858,364	308,800	34,181	1,851,387
	2022	364,000	525,417	246,682	600,600	38,232	1,774,931
	2021	350,000	400,000	512,195	437,000	31,675	1,730,870

____________

(1)      For 2023, the amounts shown reflect (i) the portion of the cash retention component of the LTIP awards granted to Messrs. Deneke and Mault in 2020 and to the NEOs in 2021 and 2022, in each case, that was not foregone as part of the 2022 cash-to-phantom program and that became vested in 2023 and (ii) for Messrs. Deneke and Johnston, the value of (a) the phantom unit awards granted under the 2022 cash-to-phantom program that vested in 2023 and (b) the amount by which the grant date fair value of such units exceeded the amount of the cash retention component foregone. For 2022 and 2021, the amounts shown reflect the portion of the cash retention components that became vested in 2022 and 2021, respectively.

(2)      Amounts shown reflect the grant date fair value of the phantom unit awards granted to the NEOs pursuant to the annual LTIP program in 2023, 2022 and 2021, respectively, in accordance with FASB Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), with phantom units subject to performance-based vesting conditions valued based on probable performance as of the grant date. Assuming maximum performance, the grant date fair value of phantom units subject to performance-based vesting conditions would be: Mr. Deneke — $2,375,387; Mr. Mault — $676,093; and Mr. Johnston — $776,569. The amounts shown for 2022 do not reflect the grant date fair value of the phantom unit awards granted to the NEOs pursuant to the cash-to-phantom program as the portion of the grant date fair value of the cash-to-phantom units that replaced the NEOs’ foregone cash retention component are or will be reflected in the “Bonus” column of the Summary Compensation Table in the years such awards vest.

(3)      Amounts shown represent the incentive bonus earned under the Partnership’s annual incentive bonus program in the fiscal year indicated but paid in the following fiscal year.

(4)      The Partnership makes contributions to the NEO’s health savings accounts and pays all employees, including the NEOs, a holiday bonus. Additionally, the amounts in this column include the following:

Name	Medical Insurance Premium ($)(a)	Individual Tax Preparation ($)	401(k) Plan Employer Contributions ($)
J. Heath Deneke	16,637	14,577	16,500
William J. Mault	5,432	—	16,500
James D. Johnston	16,581	—	16,500

____________

(a)      Includes employer-paid medical and dental premiums.

(5)      Mr. Deneke, the President and Chief Executive Officer, also served as a member of the GP Board but did not receive any additional compensation for serving on the GP Board.

(6)      Mr. Mault was not a NEO prior to 2022.

Grants of Plan-Based Awards for Fiscal Year 2023

The following table sets forth information concerning annual incentive awards and phantom unit awards granted to the Partnership’s NEOs in fiscal year 2023.

Name	Grant Date	Committee Action Date	Estimated Possible Payouts Under Non - Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Units (#)(4)	Grant Date Fair Value of Unit Awards(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Heath Deneke	3/15/2023	2/20/2023	—	975,000	1,950,000	—	—	—	—	—
	3/15/2023	2/20/2023	—	—	—	—	60,030	120,060	—	1,187,694
	3/15/2023	2/20/2023	—	—	—	—	—	—	90,045	1,440,720
William J. Mault	3/15/2023	2/20/2023	—	336,000	672,000	—	—	—	—	—
	3/15/2023	2/20/2023	—	—	—	—	17,086	34,172	—	338,047
	3/15/2023	2/20/2023	—	—	—	—	—	—	25,628	410,048
James D. Johnston	3/15/2023	2/20/2023	—	386,000	772,000	—	—	—	—	—
	3/15/2023	2/20/2023	—	—	—	—	19,625	39,250	—	388,284
	3/15/2023	2/20/2023	—	—	—	—	—	—	29,380	470,080

____________

(1)      Represents annual incentive opportunities that may be awarded pursuant to the Partnership’s annual incentive program for the year ended December 31, 2023 with payment based upon the Partnership’s achievement of pre-established performance goals and other factors. For additional information, please see “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive Compensation.”

(2)      Represents the number of performance-based phantom units (with distribution equivalent rights) under the SMLP LTIP that may be earned if the target and maximum performance levels are met. As discussed above in “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Equity — Based Compensation Awards,” the performance-based phantom units do not provide for threshold performance levels, but are scored based on straight-line interpolation between levels of performance.

(3)      Amounts shown represent the fair value of the award on the date of the grant, in accordance with FASB ASC Topic 718. For the assumptions made in valuing these awards, see Note 15 to the Annual Financial Statements.

(4)      Represents the number of service-based phantom units with distribution equivalent rights under the SMLP LTIP.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards for Fiscal Year 2023 Table

A description of material factors necessary to understand the information disclosed in the tables above with respect to salaries, bonuses, equity awards, non-equity incentive plan compensation and all other compensation can be found in the CD&A that precedes these tables.

Outstanding Equity Awards at Fiscal Year-End 2023

The following table presents information regarding the outstanding equity awards held by the Partnership’s NEOs at December 31, 2023.

		Unit Awards
Name	Grant Date	Number of Phantom Units That Have Not Vested (#)(1)		Market Value of Phantom Units That Have Not Vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
J. Heath Deneke	3/15/2023	—		—	60,030	(3)	1,075,137
	3/15/2023	90,045	(4)	1,612,706	—		—
	12/9/2022	103,973	(5)	1,862,156	—		—
	12/9/2022	19,456	(6)	348,457	—		—
	3/14/2022	35,868	(7)	642,396	—		—
	2/17/2021	25,000	(8)	447,750	—		—
William J. Mault	3/15/2023	—		—	17,086	(3)	306,010
	3/15/2023	25,628	(4)	458,997	—		—
	12/9/2022	31,129	(5)	557,520	—		—
	12/9/2022	2,432	(6)	43,557	—		—
	3/14/2022	10,739	(7)	192,335	—		—
	2/17/2021	1,041	(8)	18,644	—		—
James D. Johnston	3/15/2023	—		—	19,625	(3)	351,484
	3/15/2023	29,380	(4)	526,196	—		—
	12/9/2022	16,072	(5)	287,850	—		—
	12/9/2022	3,253	(6)	58,261	—		—
	3/14/2022	11,089	(7)	198,604	—		—
	2/17/2021	8,361	(8)	149,746	—		—

____________

(1)      Phantom units granted to the NEOs vest as described below, subject to continued employment, and accelerated vesting as provided in the applicable award agreement. The NEOs also receive distribution equivalent rights for each phantom unit, if applicable, providing for a lump sum payment equal to any accrued distributions from the grant date of the phantom units to be paid in cash upon the vesting date.

(2)      Amounts were calculated using the closing price of the Partnership’s publicly traded Common Units ($17.91) on December 29, 2023, the last trading day of the year.

(3)      Represents the performance-based phantom units granted to the NEOs in 2023, which vest based on the extent to which the associated performance measures are achieved at the end of a three-year period. The amounts set forth in the table above represent the number of phantom units that may vest based on the target level of performance.

(4)      Represents the time-based phantom units granted to the NEOs in 2023, which vest ratably over a three-year period with the first tranche scheduled to vest on the first anniversary of the grant date.

(5)      Represents the unvested portion of the phantom units received in exchange for the cancellation of all or a portion of the cash retention component of the 2022 annual LTIP award in connection with the cash-to-phantom program, which vest approximately 75% and 25% on each of March 15, 2024 and March 15, 2025.

(6)      Represents the unvested portion of the phantom units received in exchange for the cancellation of all or a portion of the cash retention component of the 2021 annual LTIP award in connection with the cash-to-phantom program. These phantom units vest on March 15, 2024.

(7)      Represents the unvested portion of the phantom units granted to the NEOs in 2022, which vest approximately 50% on each of March 15, 2024 and March 15, 2025.

(8)      Represents the unvested portion of the phantom units granted to the NEOs in 2021, which vest on March 15, 2024.

Phantom Units Vested for Fiscal Year 2023

The following table represents information regarding the vesting of phantom units during the year ended December 31, 2023 with respect to the Partnership’s NEOs.

	Phantom Units
Name	Number of Phantom Units Vested (#)(1)	Value Realized on Vesting ($)(2)
J. Heath Deneke	131,233	2,099,728
William J. Mault	7,786	124,576
James D. Johnston	21,177	338,832

____________

(1)      Represents the number of phantom units that vested in 2023.

(2)      Represents the value of the phantom units that vested in 2023. The value of the phantom units that vested was calculated using the closing price of the Partnership’s publicly traded Common Units at the date of vesting.

Pension Benefits

Currently, the Partnership does not sponsor or maintain a pension or defined benefit program for its NEOs. This policy may change in the future.

Potential Payments upon Termination or Change in Control

SEC regulations require us to disclose potential payments to an NEO in connection with his or her termination or a change of control of the Partnership. The following table sets forth information concerning potential amounts payable to the NEOs upon termination of employment under various circumstances, and upon a change in control, if such event took place on December 31, 2023.

Name and Principal Position	Triggering Event	Salary ($)(1)	Bonus ($)(1)	Pro-Rata Bonus ($)(2)	Health Benefits ($)(3)	Acceleration of Unvested LTIP Awards ($)(4)	Total ($)(5)
J. Heath Deneke Chairman of the Board, President and Chief Executive Officer	Termination by Reason of Death or Disability	—	—	975,000	—	6,023,254	6,998,254
	Termination Without Cause, Resignation for Good Reason or Nonextension of Term by Partnership	1,950,000	4,843,800	975,000	33,493	6,023,254	13,825,547
	Change in Control	1,950,000	4,843,800	975,000	33,493	6,023,254	13,825,547
William J. Mault Executive Vice President and Chief Financial Officer	Termination by Reason of Death or Disability	—	—	336,000	—	1,586,500	1,922,500
	Termination Without Cause, Resignation for Good Reason or Nonextension of Term by Partnership	840,000	1,496,250	336,000	11,159	1,586,500	4,269,909
	Change in Control	840,000	1,496,250	336,000	11,159	1,586,500	4,269,909
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	Termination by Reason of Death or Disability	—	—	386,000	—	1,950,066	2,336,066
	Termination Without Cause, Resignation for Good Reason or Nonextension of Term by Partnership	965,000	1,501,500	386,000	33,663	1,950,066	4,836,229
	Change in Control	965,000	1,501,500	386,000	33,663	1,950,066	4,836,229

____________

(1)      The NEOs’ employment agreements provide that upon an Employer Nonrenewal or a Qualifying Termination, the NEOs will receive a severance payment equal to, for Mr. Deneke, three times, and for Messrs. Mault and Johnston, two and one-half times, the sum of their respective annual base salary and the higher of their respective target annual bonus and the annual bonus actually paid to them in respect of the immediately preceding year.

(2)      The NEOs’ employment agreements provide that the NEOs are entitled to receive a prorated annual bonus (based on target) if their employment is terminated by reason of death or disability or as a result of an Employer Nonrenewal or a Qualifying Termination.

(3)      The NEOs’ employment agreements provide that the NEOs are entitled to subsidized COBRA coverage for the lesser of the time during which he is eligible for COBRA coverage and 18 months.

(4)      Amounts represent the value of (a) the phantom units and (b) the cash retention component, in each case, that vests upon the occurrence of the triggering event. The value of the phantom units was calculated using the closing price of the Partnership’s publicly traded Common Units on December 29, 2023.

•        Unvested equity awards and cash retention components granted to the NEOs prior to February 2023 will immediately vest upon a termination without cause or by reason of death or disability, upon a change in control, or, if provided in the individual award agreement, upon a termination for good reason.

•        In the event of a termination of employment, unvested equity awards granted in February 2023 will vest as follows: (i) unvested time-based awards will immediately vest upon a Qualifying Termination or a termination of employment by reason of death or disability; (ii) unvested performance-based awards will vest upon a Qualifying Termination in the first or second year of the performance period or upon a termination of employment by reason of death or disability prior to the end of the performance period, in each case, with the performance measures deemed met at the target level, and (iii) unvested performance-based awards will remain outstanding and eligible to vest in accordance with their terms at the end of the performance period upon a Qualifying Termination in the third year of the performance period or upon a termination of employment by reason of death or disability on or following the last day of the performance period.

•        In the event of a change in control, unvested equity awards and cash retention components granted to the NEOs in February 2023 will vest in connection with a change in control only if not continued, assumed, substituted or replaced with an award that is either based (i) on shares of common stock or common units that are traded on a national securities exchange and are registered under the Exchange Act or (ii) on a U.S. dollar-denominated cash award, in each case, that has no less than equivalent economic value as immediately prior to the change in control. Where such unvested equity awards are so continued, assumed, substituted or replaced, the phantom units will remain outstanding subject to their terms, with the performance measures associated with the performance-based phantom units scored based on the level of performance achieved during the period beginning on the first day of the performance period and ending on the latest practicable date prior to the change in control and, regardless of whether time-based or performance-based, such phantom units will otherwise remain subject to the accelerated vesting provisions upon a Qualifying Termination or termination of employment by reason of death or disability. For purposes of this table, it is assumed that the Partnership undergoes a change in control on December 31, 2023 and the NEOs’ undergo a Qualifying Termination.

(5)      If any portion of the payments or benefits provided to the NEOs in connection with a change in control becomes subject to the excise tax under Section 4999 of the Code, then the payments and benefits will be reduced to the extent such reduction would result in a greater after-tax benefit to Messrs. Deneke, Mault and Johnston, respectively. Receipt of these separation payments and benefits are subject to the execution of a release of claims, compliance with restrictive covenant provisions and the payment timing and terms, as applicable, as described in “Compensation Discussion and Analysis — Employment Agreements.”

CEO Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees for our last completed fiscal year.

For 2023, we determined our median employee by ranking our employees (other than the CEO) employed as of December 31, 2023 (the “determination date”) by the sum of each employee’s annualized base salary, his or her actual cash bonus received in 2023 for 2022 performance, and his or her actual overtime pay received in 2023. In annualizing each employee’s base salary, we used each employee’s base salary rate as of the determination date. We made no full-time equivalent adjustment for any employee, we had no temporary or seasonal workers as of the determination date, and we made no cost-of-living adjustments. The annual total compensation of our median employee (other than the CEO) for 2023 was $142,644, inclusive of 401(k) matching contributions, insurance benefits and an annual bonus payment. To determine the annual total compensation of our CEO for purposes of this disclosure, we chose the person who was serving as CEO as of the determination date and used the total compensation he received in 2023 as set forth in the Summary Compensation Table above. Accordingly, for purposes of this disclosure, we determined that the CEO’s annual total compensation for 2023 was $6,268,338. Based on the foregoing, we calculated the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees to be 43.94 to 1. Given the different methodologies that various public companies will use to determine an estimated pay ratio, our estimated pay ratio should not be used as a basis for comparison with ratios disclosed by other companies.

Pay Versus Performance

SEC regulations require us to disclose the following information about the relationship between executive compensation paid for our CEO (“PEO” in the following tables) and the average paid for our other NEOs and the Partnership’s financial performance.

	PEO Pay(1)		Other NEO Pay(1)
Year	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return ($)(1)(4)	Net Income $000s(5)
2023	5,080,645	5,301,255	1,757,875	1,830,685	143.39	(63,094)
2022	3,832,166	2,893,624	1,902,164	1,711,602	133.55	(123,461)
2021	3,561,830	5,588,991	1,593,430	2,003,903	177.74	(19,949)

____________

(1)      Our Chief Executive Officer for each of the fiscal years indicated was Mr. Deneke. Our named executive officers other than our Chief Executive Officer (“Other NEOs”) were, (i) for 2023, Messrs. Mault and Johnston, (ii) for 2022, Messrs. Mault, Johnston and Marc Stratton, our former Chief Financial Officer, and (iii) for 2021, Messrs. Johnston and Stratton.

(2)      Reflects, for Mr. Deneke, the total compensation reported in the Summary Compensation Table and for the Other NEOs, the average total compensation reported in the Summary Compensation Table in each of the fiscal years indicated.

(3)      Represents the compensation actually paid to Mr. Deneke and the Other NEOs in each of the fiscal years indicated, as computed in accordance with Item 402(v) of Regulation S-K. For 2023, such amounts were determined as follows:

	As Reported in Summary Compensation Table(a)		Equity Award Adjustments(b)
Year	Total	Equity Awards	Fair Value as of the End of the Fiscal Year of Awards Granted During the Fiscal Year that Remain Outstanding as of the End of the Fiscal Year(c)	Change in Fair Value as of the last Day of the Fiscal Year of Awards Granted in Prior Years that Remain Outstanding as of the End of the Fiscal Year(d)	Change in Fair Value as of Vesting Date of Awards Granted in Prior Years that Vest During the Fiscal Year(e)	Total Compensation “Actually Paid”
2023	5,080,645	(2,628,414)	2,828,031	74,868	(53,875)	5,301,255
2023	1,757,875	(803,230)	864,209	19,206	(7,375)	1,830,685

____________

(a)      Reflects, for Mr. Deneke, the applicable amounts reported in the “Summary Compensation Table Total for PEO” column in the table above and the “Equity Awards” column in the Summary Compensation Table, and for the other NEOs, the amounts reported in the “Average Summary Compensation Table Total for Non-PEO NEOs” column in the table above and the average of the amounts reported in the “Equity Awards” column in the Summary Compensation Table, in each case, for 2023.

(b)      The adjustments made to the fair value of the LTIP awards do not include the fair value of equity awards received in lieu of the cash retention component of the LTIP awards in connection with the cash-to-phantom program.

(c)      Reflects either (i) the fair value, with respect to Mr. Deneke, or (ii) the average of the fair value, with respect to the Other NEOs, in each case as of December 31, 2023 of awards granted in 2023 that remained outstanding and unvested (in whole or in part) as of December 31, 2023.

(d)      Reflects either (i) the change in fair value, with respect to Mr. Deneke, or (ii) the average of the change in fair value, with respect to the Other NEOs, in each case from December 31, 2022 to December 31, 2023 of awards granted in a prior fiscal year that remained outstanding and unvested (in whole or in part) as of December 31, 2023.

(e)      Reflects either (i) the change in fair value, with respect to Mr. Deneke, or (ii) the average of the change in fair value, with respect to the Other NEOs, in each case from December 31, 2022 to the day awards became vested in 2023, when such awards were granted in fiscal year prior to 2023.

(4)      For each covered fiscal year, represents the cumulative total stockholder return on an initial fixed $100 investment in Common Units from December 31, 2020 through December 31 of each covered fiscal year.

(5)      Represents the amount of net income reflected in our consolidated financial statements for each covered fiscal year.

Relationship Between Compensation Actually Paid and Cumulative Total Shareholder Return (“TSR”) as a Value of Initial Fixed $100 Investment Based on Total Shareholder Return (“TSR Per $100”)

Compensation Actually Paid vs. Company TSR Per $100
Compensation Actually Paid
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
$200
$150
$100
$50
$0
TSR Per $100
2021
2022
2023
PEO
Other NEOs
TSR

Relationship Between Compensation Actually Paid and Net Income

Compensation Actually Paid vs Company Net Income
Compensation Actually Paid
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
$0
($50,000)
($100,000)
($150,000)
Net Income (in $000s)
2021
2022
2023
PEO
Other NEOs
Net Income

Director Compensation

In March 2023, under the director compensation plan, the independent directors, which included Messrs. Cleary, Jacobe, McNally, Oates and Peters and Ms. Woung-Chapman, each received the following compensation for their service on the GP Board for fiscal year 2023:

•        an annual cash retainer of $85,000; and

•        an annual award of Common Units, with a target grant date value of $110,000 and which, for 2023, equaled 6,350 units.

In addition, under the director compensation plan, independent directors receive the following for their respective service on the committees of the GP Board:

•        the Lead Director receives an additional annual retainer of $20,000;

•        the chair of the Audit Committee receives an additional annual retainer of $20,000;

•        the chair of the Nominating, Governance and Sustainability Committee receives an additional annual retainer of $15,000;

•        the chair of the Compensation Committee receives an additional annual retainer of $15,000; and

•        each independent member of the Audit Committee (other than the chair) receives an additional annual retainer of $10,000 and each independent member of any other committee (other than the chair) receives an additional annual retainer of $7,000.

Mr. Deneke did not receive any additional compensation for his role as a director in 2023.

The Partnership reimburses all directors for travel and other related expenses in connection with attending GP Board and committee meetings and GP Board-related activities.

The following table shows the compensation paid, including amounts deferred, under the Partnership’s director compensation plan in 2023.

Name	Fees earned or paid in cash ($)	Other fees ($)	Unit awards ($)(1)(2)	Total ($)
James J. Cleary	119,000	—	101,600	210,569
J. Heath Deneke	—	—	—	—
Lee Jacobe	110,000	—	101,600	201,569
Robert J. McNally	95,000	—	101,600	186,569
Rommel M. Oates	92,000	—	101,600	183,569
Jerry L. Peters	112,000	—	101,600	203,569
Marguerite Woung-Chapman	107,000	—	101,600	198,569

____________

(1)      Each director was granted 6,350 units in 2023, and the amount shown represents the grant date fair value of the unit awards as determined in accordance with FASB ASC Topic 718 and GAAP. These unit awards were fully vested on the grant date and, as a result, none of our non-employee directors held outstanding unit awards under the SMLP LTIP at December 31, 2023.

(2)      The Compensation Committee recommended and the GP Board approved $110,000 in units to be awarded under the SMLP LTIP. The number of units awarded to each independent director was 6,350 based on a per unit volume-weighted average price of $17.3246 for the three trading days ending on and including Tuesday, March 14, 2023. The LTIP award value of $101,600 provided in this column was calculated based on our per unit closing price of $16.00 on March 15, 2023, when the units were actually granted.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NEW SUMMIT

Overview of New Summit

Summit Midstream Corporation is a Delaware corporation incorporated on May 14, 2024 for the purpose of effecting the Corporate Reorganization. New Summit has not conducted any business operations other than incidental to its formation and in connection with the transactions contemplated by the Corporate Reorganization. At the completion of the Corporate Reorganization, New Summit will be a midstream energy infrastructure company with assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States.

As New Summit’s only asset will be its ownership interest in the Partnership, on a pro forma basis for the Corporate Reorganization, the historical financial statements and results of operation are those of our predecessor, the Partnership, and the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Partnership” included in this proxy statement/prospectus is incorporated herein by reference.

BUSINESS OF NEW SUMMIT

At the completion of the Corporate Reorganization, New Summit’s only asset will be its ownership interest in the Partnership. On a pro forma basis for the Corporate Reorganization, the business of New Summit will be the business of the Partnership and the section “Business of the Partnership” included in this proxy statement/prospectus is incorporated herein by reference.

MANAGEMENT OF NEW SUMMIT

The following table shows information regarding the current management of the Partnership who are expected to become executive officers and directors of New Summit upon consummation of the Corporate Reorganization. The New Summit Board will be divided into three classes, each serving a staggered, three-year term (other than with respect to the initial terms of the Class I and Class II directors, which will be one and two years, respectively). Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires.

Each of the directors, other than J. Heath Deneke, is expected to be an independent director, as defined in the applicable rules and regulations of NYSE, including Rule 303A.02 of the NYSE Listing Standards.

Name	Age	Class	Position with New Summit
J. Heath Deneke	50	II	Chairman of the Board, President and Chief Executive Officer
William J. Mault	38	N/A	Executive Vice President and Chief Financial Officer
James D. Johnston	54	N/A	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Matthew B. Sicinski	47	N/A	Senior Vice President and Chief Accounting Officer
James J. Cleary	69	III	Lead Director
Lee Jacobe	56	I	Director
Robert J. McNally	53	II	Director
Rommel M. Oates	44	III	Director
Jerry L. Peters	66	I	Director
Marguerite Woung-Chapman	58	II	Director

Officers of New Summit will serve at the discretion of the New Summit Board. None of our executive officers and directors are related.

J. Heath Deneke has been President and Chief Executive Officer and a director of the General Partner since September 2019, and Chairman of the GP Board since May 2020. Prior to joining the General Partner, Mr. Deneke served as Executive Vice President, Chief Operating Officer for Crestwood Equity Partners LP and Crestwood Midstream Partners LP from August 2017 through April 2019. Previously, Mr. Deneke was the President, Chief Operating Officer of Crestwood’s Pipeline Services Group from June 2015 to August 2017, where he was responsible for the commercial development and operations of Crestwood’s midstream businesses, including assets in the Marcellus, Bakken, Powder River Basin, Niobrara, Utica, Delaware, Permian, Barnett, Granite Wash, Fayetteville and Haynesville shale plays. Prior to that, he served as President of Crestwood’s Natural Gas Business Unit from October 2013 to June 2015 and as Senior Vice President and Chief Commercial Officer of Crestwood’s legacy business from August 2012 until October 2013. Prior to joining Crestwood, Mr. Deneke served in various management positions at El Paso Corporation and its affiliates, including Vice President of Project Development and Engineering for the Pipeline Group, Director of Marketing and Asset Optimization for Tennessee Gas Pipeline Company, LLC and Manager of Business Development and Strategy for Southern Natural Gas Company, LLC. Mr. Deneke holds a bachelor’s degree in Mechanical Engineering from Auburn University. Mr. Deneke has valuable in-depth knowledge regarding our business, derived from his tenure as President and Chief Executive Officer of the General Partner, and provides experience and expertise drawn from his extensive service in executive and management roles in the midstream industry.

William J. Mault has been the Executive Vice President and Chief Financial Officer of the General Partner since February 2022. Mr. Mault has been with the General Partner since 2016 and has held various senior management roles at the General Partner, including Vice President of Corporate Development, Finance and Treasurer. Prior to joining the General Partner, Mr. Mault spent nearly 10 years in mergers and acquisitions and investment research capacities, most recently at SunTrust Robinson Humphrey (now Truist Securities). Mr. Mault has over 10 years of oil and gas industry experience, is a Chartered Financial Analyst® charterholder and holds a Bachelor of Business Administration, majoring in Banking, Finance and Economics, from Northwood University.

James D. Johnston has been the Executive Vice President, General Counsel and Chief Compliance Officer of the General Partner since September 2020 and the Secretary of the General Partner since March 2021. Prior to joining the General Partner, Mr. Johnston worked in the corporate legal department for Crestwood Equity Partners as

Senior Vice President and General Counsel, after serving as Vice President, Deputy General Counsel at Crestwood. Prior to joining Crestwood in 2013, Mr. Johnston served as Assistant General Counsel for Kinder Morgan and in various legal and commercial roles of increasing responsibility at Kinder Morgan, El Paso Corporation and Sonat, Inc. from 1997 to 2013. Mr. Johnston holds a bachelor’s degree from Western University in Ontario, Canada and a Doctor of Jurisprudence from Samford University’s Cumberland School of Law in Birmingham, Alabama.

Matthew B. Sicinski has been the Senior Vice President and Chief Accounting Officer of the General Partner since February 2022. Mr. Sicinski joined the General Partner in February 2020 as Vice President and Chief Accounting Officer. Prior to joining the General Partner, Mr. Sicinski was the Vice President and Controller at Venari Resources and he spent over eight years at Southwestern Energy in multiple accounting, finance and commercial development roles. Additionally, Mr. Sicinski worked in the Houston offices of Arthur Andersen and Ernst & Young, most recently as a manager. Mr. Sicinski has over 20 years of oil and gas industry experience, is a Certified Public Accountant and received Bachelor of Business Administration and Master of Business Administration degrees in Accounting from Angelo State University. Mr. Sicinski is also a Lieutenant Commander in the United States Navy Reserve and a veteran of the Afghanistan War.

James J. Cleary has served as a director of the General Partner since June 2020 and was appointed Lead Independent Director in January 2022. Mr. Cleary serves on the Compensation and the Nominating, Governance and Sustainability Committees of the General Partner. Mr. Cleary has served as a Managing Director of Global Infrastructure Partners, a leading private equity infrastructure fund with over $100 billion under management and a focus on the energy, transport, digital and water/waste industries, since 2012. Prior to that, from 1999 until its acquisition by Kinder Morgan in 2012, Mr. Cleary served in various leadership roles for El Paso Corporation, a Fortune 500 energy company, including service as the President of Western Pipelines and President of the ANR Pipeline Company. From 1979 until 1999, Mr. Cleary served in various capacities of increasing responsibility with Sonat Inc., a Fortune 500 energy company, including service as the Executive Vice President & General Counsel of Southern Natural Gas Company, which was Sonat’s pipeline business. In addition to his experience as an executive, Mr. Cleary has had significant experience in the boardroom, having served on the board of the general partner of Access Midstream Partners, L.P., a large midstream master limited partnership, and on the board of directors of Gibson Energy, Inc., a Canadian public company that transports, stores, processes and markets crude oil and refined products in Canada and the United States. He currently serves on the Board of Managers of Columbia Pipelines Holding Company, which directly owns and operates Columbia Pipelines Operating Company, LLC, Columbia Gas and Columbia Gulf pipelines. He has a B.A. in Sociology from the College of William & Mary and a J.D. from Boston College Law School. Mr. Cleary has valuable and extensive experience in the midstream industry, including executive and boardroom experience and leadership roles at a Fortune 500 energy company.

Lee Jacobe has served as a director of the General Partner since April 2019. Additionally, Mr. Jacobe serves as the chair of the Compensation Committee of the General Partner and serves on the Audit Committee of the General Partner. Mr. Jacobe is a founder and currently also serves as Executive Vice President, M&A and Corporate Development, of Manchester Energy, LLC, an EnCap Flatrock Midstream portfolio company. From 2019 through 2021, Mr. Jacobe served as an advisor with respect to energy investments for Kelso & Company, a New York based private equity firm. From 2008 through 2018, Mr. Jacobe was involved in various capacities at Barclays Investment Banking — Energy Group, including head of the firm’s midstream coverage effort, co-head of its US Oil & Gas group, and Vice Chairman of the firm. From 1993 through 2008, Mr. Jacobe was an investment banker in the energy group at Lehman Brothers, including serving as a managing director from 2001 to 2008. Mr. Jacobe began his investment banking career at Wasserstein Perella & Co. in 1990. He has a B.B.A., with a major in Finance, from the University of Texas at Austin. Mr. Jacobe has valuable and extensive experience in the energy banking sector, including a vast array of experience in corporate finance, capital structure and the evaluation of financial risks associated with publicly traded partnerships that invest in midstream infrastructure.

Robert J. McNally has served as a director of the General Partner since May 2020 and also serves on the Audit Committee of the GP Board. In 2023, Mr. McNally joined Eco Material Technologies as their Chief Growth Officer. From November 2020 to July 2022, Mr. McNally also served as a director of Oasis Petroleum, where he served on the Audit & Reserves Committee and the Compensation Committee. Mr. McNally also serves as a director of PERMA-PIPE International Holdings, Inc., where he sits on the Audit, Compensation, and Nominating and Corporate Governance committees. From 2018 through 2019, Mr. McNally served as President and Chief Executive Officer of EQT Corporation, an NYSE-listed independent natural gas producer with operations in Pennsylvania, West Virginia and Ohio. Prior to that, from 2016 to 2018, Mr. McNally served as Senior Vice President and Chief

Financial Officer of EQT Corporation. From 2010 until 2016, Mr. McNally served as Executive Vice President and Chief Financial Officer of Precision Drilling Corporation, a TSE and NYSE-listed drilling contractor with operations primarily in the United States, Canada and the Middle East. From 2009 to 2010, and for a period in 2007, Mr. McNally served as an Investment Principal for Kenda Capital LLC. In 2008, Mr. McNally served as the Chief Executive Officer of Dalbo Holdings, Inc. In 2006, Mr. McNally served as Executive Vice President of Operations and Finance for Warrior Energy Services Corp. From 2000 to 2005, Mr. McNally worked in corporate finance with Simmons & Company International. Mr. McNally began his career as an engineer with Schlumberger Limited and served in various capacities of increasing responsibility during his tenure from 1994 until 2000. In addition to his experience as an executive, Mr. McNally has had extensive experience in the boardroom, where he has served, at various times, on the boards of Warrior Energy Services, Dalbo Holdings, EQT Midstream Partners, EQT GP Holdings, Rice Midstream Partners and EQT Corporation. He has a B.S. in Mechanical Engineering from University of Illinois, a B.A. in Mathematics from Knox College, and an M.B.A. from Tulane University Freeman School of Business. Mr. McNally brings a wealth of executive management, operational and financial experience in the oil and gas industry to the New Summit Board.

Rommel M. Oates has served as a director of the General Partner since February 2022. Mr. Oates also serves on the Nominating, Governance and Sustainability Committee of the General Partner. Mr. Oates is the Founder, Chairman and Chief Executive Officer of Oates Energy Solutions LLC and Refinery Calculator Inc. Since May 2023, Mr. Oates is a member of Suburban Propane Partners, L.P.’s Board of Supervisors and serves as a member of its Audit Committee and Nominating and Governance Committee. Since 1999, Mr. Oates has been leading the transition to a sustainable future by using hydrogen as its main energy carrier. Mr. Oates has produced 18 patents in the field of hydrogen and is an expert in the area of hydrogen storage. Since 2014, Mr. Oates has served as a board member for the International Association of Hydrogen Energy. From 2015 to 2018, Mr. Oates served True North Venture Partners (an Ahearn, Walton, Cox family limited partnership entity) in several capacities. From 2015 to 2016, Mr. Oates held the role of Senior Director of Commercial Development for True North’s Management Partners team. From 2016 to 2018, Mr. Oates held executive leadership roles in sales, marketing and commercial development for TNVP’s portfolio company Aquahydrex Pty Ltd. From 2003 to 2015, Mr. Oates served in various capacities of increasing responsibility with Praxair Inc. (now Linde), including service as Director of Hydrogen and Carbon Monoxide Product Management, Sr. Account Director for Pipeline and On-Sites, General Business Manager of Praxair Electronics Houston and several Operations and Engineering roles. In addition, Mr. Oates holds an MBA and Master of Finance Degrees from Tulane University as well as a Bachelor of Science Degree (Pi Tau Sigma Honors) and Master’s of Science Degree in Mechanical Engineering from the University of Miami, Florida. Mr. Oates brings a unique perspective to the New Summit Board with his extensive background in clean energy technology.

Jerry L. Peters has served as a director of the General Partner since September 2012. Additionally, Mr. Peters serves as the chair and financial expert of the Audit Committee of the General Partner and serves on the Nominating, Governance and Sustainability Committee of the General Partner. Mr. Peters served as the Chief Financial Officer of Green Plains Inc., a publicly traded vertically integrated ethanol producer, from June 2007 until his retirement in September 2017. In 2015, Mr. Peters was appointed Chief Financial Officer and Director of the general partner of Green Plains Partners LP, a publicly traded partnership engaged in fuel storage and transportation services. He retired from his role as Chief Financial Officer of the general partner of Green Plains Partners LP in September 2017 and resigned from the board of directors in January 2024. Prior to joining Green Plains, Mr. Peters served as Senior Vice President-Chief Accounting Officer for ONEOK Partners, L.P. from May 2006 to April 2007, as Chief Financial Officer of ONEOK Partners, L.P. from July 1994 to May 2006, and in various senior management roles of ONEOK Partners, L.P. from 1985 to May 2006. Prior to joining ONEOK Partners, Mr. Peters was employed by KPMG LLP as a certified public accountant from 1980 to 1985. In October 2017, Mr. Peters joined the board of the general partner of USA Compression Partners LP and served as chair and financial expert of the audit committee thereof. Mr. Peters resigned from the board of the general partner of USA Compression Partners LP in March 2018. Mr. Peters received an MBA from Creighton University with an emphasis in finance and a B.S. in Business Administration from the University of Nebraska-Lincoln. Mr. Peters’ extensive executive, financial and operational experience brings important and necessary skills to the New Summit Board.

Marguerite Woung-Chapman has served as a director of the General Partner since May 2020. Ms. Woung-Chapman also serves as the chair of the Nominating, Governance and Sustainability Committee of the General Partner and serves on the Compensation Committee of the General Partner. In 2018, Ms. Woung-Chapman served as Senior Vice President, General Counsel and Corporate Secretary of Energy XXI Gulf Coast, Inc., a

NASDAQ-listed independent exploration and production company that was engaged in the development, exploitation and acquisition of oil and natural gas properties in the U.S. Gulf Coast region. Prior to that, from 2012 to 2017, Ms. Woung-Chapman served in various capacities at EP Energy Corporation, a private company that subsequently became an NYSE-listed independent oil and gas exploration and production company, including, among others, Senior Vice President, Land Administration, General Counsel and Corporate Secretary. Ms. Woung-Chapman began her career as a corporate attorney with El Paso Corporation (including its predecessors) and served in various capacities of increasing responsibility during her tenure from 1991 until 2012, including, among others, Vice President, Legal Shared Services, Corporate Secretary and Chief Governance Officer. Ms. Woung-Chapman also serves on the Board of Texas Pacific Land Corporation, where she sits on the Board’s Audit Committee and Nominating and Governance Committee, and on the Board of Chord Energy, where she sits on the Board’s Compensation Committee as well as Chair of Nominating & Governance Committee. She was previously a director on the Board of Oasis Petroleum. Ms. Woung-Chapman was also previously the Chair of the Board of Directors and President of the Girl Scouts of San Jacinto Council, which is the second largest Girl Scout council in the country. She has a B.S. in Linguistics from Georgetown University and a J.D. from the Georgetown University Law Center. Ms. Woung-Chapman has valuable and extensive experience in all aspects of management and strategic direction of publicly-traded energy companies and brings a unique combination of corporate governance, sustainability, regulatory, compliance, legal and business administration experience to the New Summit Board.

Leadership Structure of the New Summit Board

As prescribed by the New Summit Bylaws, the Chairman of the New Summit Board has the power to preside at all meetings of the New Summit Board and meetings of the New Summit stockholders. Mr. Deneke will be the Chairman of the New Summit Board unless he is not able or willing to serve as a director at the time of the consummation of the Corporate Reorganization, in which case the New Summit Board will elect a Chairman. Mr. Deneke also currently serves as New Summit’s President and Chief Executive Officer. We expect that Mr. Cleary will be named as the Lead Director of the New Summit Board. The Lead Director will have clearly defined leadership authority and responsibilities, which include presiding at all meetings of the New Summit Board at which the Chairman of the New Summit Board is not present, including executive sessions of the independent directors, and serving as liaison between the Chairman of the New Summit Board and the independent directors. New Summit’s Lead Director will be afforded direct and complete access to the Chairman of the New Summit Board at any time as such director deems necessary or appropriate. The Nominating, Governance and Sustainability Committee of New Summit will reevaluate its view on the New Summit Board’s leadership structure periodically.

Compensation of Directors

For fiscal year 2024, the Partnership revised its director compensation program and this compensation program will continue to apply for members of the New Summit Board following the Corporate Reorganization; accordingly, each of the independent directors will receive the following compensation for their service in fiscal year 2024:

•        an annual cash retainer of $100,000; and

•        an annual equity award with a target grant date value of $110,000 and which, for 2024, equaled 6,581 Common Units, which were fully vested at grant.

In addition, independent directors receive the following for their respective service on the committees of the New Summit Board:

•        the Lead Director receives an additional annual retainer of $20,000;

•        the chair of the Audit Committee receives an additional annual retainer of $20,000;

•        the chair of the Nominating, Governance and Sustainability Committee receives an additional annual retainer of $15,000; and

•        the chair of the Compensation Committee receives an additional annual retainer of $15,000.

Committees of the Board of Directors

Prior to or upon the consummation of the Corporate Reorganization, New Summit intends to have an Audit Committee, a Compensation Committee and a Nominating, Governance and Sustainability Committee, and may have such other committees as the New Summit Board shall determine from time to time. Each of the standing committees of the New Summit Board will have the composition and responsibilities described below.

Audit Committee

Membership

The Audit Committee of the New Summit Board will be established in accordance with Rule 10A-3 promulgated under the Exchange Act. The New Summit Board intends to appoint Messrs. Jacobe, McNally and Peters as members of the Audit Committee. Mr. Peters will serve as the chair of the committee. Each of the members to be appointed to the Audit Committee have been determined by the New Summit Board to be independent under NYSE standards for audit committee members. In addition, the New Summit Board has determined that each of the members to be appointed to the audit committee have such accounting or related financial management expertise sufficient to qualify such person as the audit committee financial expert in accordance with Item 407 of Regulation S-K and requirements of the NYSE listing standards.

Responsibilities

The Audit Committee will assist the New Summit Board in overseeing:

•        New Summit’s accounting and financial reporting processes and financial statement audits;

•        the quality and integrity of New Summit’s financial statements;

•        New Summit’s compliance with legal and regulatory requirements;

•        the qualifications and independence of New Summit’s independent auditors;

•        the communications between New Summit’s independent auditors, financial and senior management, New Summit’s internal audit function, and the New Summit Board; and

•        the system of New Summit’s internal controls over financial reporting, accounting, legal compliance, and ethics, including the effectiveness of disclosure controls and controls over processes that could have a significant impact on the financial statements.

The Audit Committee is also charged with making regular reports to the New Summit Board and preparing any reports that may be required under NYSE listing standards or SEC rules.

Charter

The New Summit Board will adopt a charter for the audit committee, a copy of which will be available on New Summit’s website at www.summitmidstream.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at New Summit’s website in general is intended or deemed to be incorporated by reference herein.

Compensation Committee

Membership

The Compensation Committee of the New Summit Board will consist of three members of the New Summit Board: Messrs. Cleary and Jacobe and Ms. Woung-Chapman. All of the members of the compensation committee have been determined by the New Summit Board to be independent under NYSE listing standards. In addition, each of the members to be appointed to the Compensation Committee qualifies as a “non-employee” director within the meaning of Rule 16b-3 promulgated under the Exchange Act. Mr. Jacobe will be designated as the chair of the compensation committee.

Responsibilities

The Compensation Committee’s responsibilities under its charter are to:

•        oversee the annual incentive bonus program for New Summit’s executive officers, including establishing annual performance goals, certifying awards for corporate performance and approving individual awards for executive officers for purposes of such plans and otherwise performing all duties delegated to the Compensation Committee pursuant to such plan;

•        evaluate at least once a year the performance of the Chief Executive Officer of New Summit in light of New Summit’s established goals and objectives, and determine the Chief Executive Officer’s compensation, including base salary and annual and long-term incentive awards based on such evaluation;

•        determine and approve, in consultation with the Chief Executive Officer, the compensation for each of the executive officers (other than the Chief Executive Officer) of New Summit, including base salary, annual incentive awards, and long-term incentive awards based on the evaluation of the performance of such individuals;

•        periodically review the compensation paid to non-employee directors (including New Summit Board and committee chairpersons) in the form of annual retainers and meeting fees, if any, and make recommendations to the New Summit Board regarding any adjustments;

•        oversee, review and make recommendations to the New Summit Board, when and if New Summit Board approval is required, with respect to the adoption, amendment or termination of New Summit’s incentive compensation, equity-based and other executive compensation and benefits plans, policies and practices covering executives, to include but not be limited to executive bonus plans, perquisites, deferred compensation and executive severance plans;

•        review and approve for (a) the Chief Executive Officer and (b) in consultation with the Chief Executive Officer, the executive officers (other than the Chief Executive Officer), in each case as, when and if appropriate: employment agreements, employment terms, severance agreements, and any other special or supplemental benefits;

•        review aggregate awards under equity-based plans established by New Summit and otherwise perform all duties delegated or assigned to the Compensation Committee pursuant to such plans, including New Summit’s management equity program;

•        review and discuss with the New Summit Board executive management succession planning, including the establishment of appropriate criteria for the selection and evaluation of potential successors to the Chief Executive Officer and other executive officers of New Summit;

•        oversee the Summit Operating Benefits Administration Committee (the “Benefits Committee”), the management-level committee established by the New Summit Board (a) to serve as a named fiduciary of the employee benefits plans and arrangements of Summit Operating, (b) to conduct the day-to-day administration of the employee benefits plans and arrangements of Summit Operating, and (c) to be responsible for the fulfillment of certain other responsibilities more particularly described in the Benefits Committee charter adopted by the New Summit Board, the documents of the employee benefits plans and arrangements of Summit Operating, or other documents established by the Benefits Committee;

•        oversee and administer New Summit’s Policy for the Recovery of Erroneously Awarded Compensation;

•        review and discuss with New Summit management and subsequently prepare and publish the executive compensation disclosures and executive officer compensation reports to be included in New Summit’s proxy statement or annual report on Form 10-K;

•        make reports to the New Summit Board with respect to the Compensation Committee’s activities; and

•        evaluate its own performance, and review the adequacy of the charter, at least annually, delivering a report setting forth the results of such evaluation and review, and any recommended changes, to the New Summit Board for its approval.

Charter

The New Summit Board will adopt a charter for the compensation committee, a copy of which will be available on New Summit’s website at www.summitmidstream.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at New Summit’s website in general is intended or deemed to be incorporated by reference herein.

Nominating, Governance and Sustainability Committee

Membership

The Nominating, Governance and Sustainability Committee will consist of Messrs. Cleary, Oates and Peters and Ms. Woung-Chapman. Ms. Woung-Chapman will be designated as the chair of the Nominating, Governance and Sustainability Committee. The New Summit Board has determined that all members of the Nominating, Governance and Sustainability Committee are independent under NYSE listing standards.

Responsibilities

The duties of the Nominating, Governance and Sustainability Committee are to:

•        determine New Summit Board membership qualification standards and criteria for the selection of new directors;

•        identify individuals qualified to become members of the New Summit Board consistent with criteria approved by the New Summit Board;

•        select, or to recommend that the New Summit Board select, director nominees;

•        with respect to any director nominations to be made by the New Summit Board in connection with annual director elections, or if at any time a vacancy exists on the New Summit Board with respect to a seat that must be filled by an independent director, in each case to the extent requested by the Lead Director, identifying and recommending to the New Summit Board qualified individuals for New Summit Board membership;

•        select, evaluate and recommend to the New Summit Board individuals to serve on New Summit Board committees, including chair;

•        consider and make recommendations to the New Summit Board regarding any director candidates submitted or nominated by stockholders of New Summit pursuant to the procedures set forth in the New Summit Charter and New Summit Bylaws;

•        evaluate the composition, size and governance practices of the New Summit Board;

•        oversee the evaluation of the New Summit Board and management;

•        oversee and evaluate the adequacy of the corporate governance guidelines and the code of conduct applicable to members of the New Summit Board and employees of New Summit;

•        monitor the independence of New Summit Board members;

•        determine whether each New Summit Board committee has an appropriate charter, and that each committee conducts an annual self-evaluation;

•        assess New Summit’s and the New Summit Board’s compliance with governance requirements of the NYSE, the Sarbanes-Oxley Act of 2002 and other applicable laws;

•        oversee and evaluate the adequacy of an orientation program for new members of the New Summit Board and a continuing education program for all New Summit Board members;

•        oversee the evaluation of the New Summit Board and its structure, culture, information and resources and policies and processes, including the New Summit Board’s annual performance evaluation;

•        oversee New Summit’s strategy, processes, and disclosures on ESG matters and recommend to the New Summit Board the annual sustainability reports to be published by New Summit;

•        make reports to the New Summit Board with respect to the Nominating, Governance and Sustainability Committee’s activities;

•        annually, and in connection with Board and committee evaluations, assess the Nominating, Governance and Sustainability Committee’s performance; and

•        review the Nominating, Governance and Sustainability Committee charter at least annually and recommend to the New Summit Board any necessary amendments.

Charter

The New Summit Board will adopt a charter for the Nominating, Governance and Sustainability Committee, a copy of which will be available on New Summit’s website at www.summitmidstream.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at New Summit’s website in general is intended or deemed to be incorporated by reference herein.

UNITHOLDER PROPOSALS

Ownership of Units does not entitle unitholders to make proposals at the Special Meeting.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more securityholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those securityholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to unitholders residing at the same address, unless the unitholders have notified the Partnership of their desire to receive multiple copies of this proxy statement/prospectus. This process, which is commonly referred to in this proxy statement/prospectus as “householding,” potentially provides extra convenience for securityholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of this proxy statement/prospectus, or if you are receiving multiple copies of this proxy statement/prospectus and wish to receive only one, please contact the Partnership at its address identified below. The Partnership will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any unitholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to:

Summit Midstream GP, LLC
910 Louisiana Street, Suite 4200
Houston, Texas 77002
(832) 413-4770
Attention: Secretary

LEGAL MATTERS

The validity of the Common Stock and Series A Preferred Stock to be issued in the Merger and as to certain U.S. federal income tax matters will be passed upon for New Summit by Kirkland & Ellis LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Summit Midstream Partners, LP, as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The balance sheet of Summit Midstream Corporation as of May 17, 2024 included in this proxy statement/prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statement is included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

New Summit has filed a registration statement on Form S-4 to register with the SEC the offering of the Common Stock and Series A Preferred Stock to be issued to the Partnership’s unitholders in connection with the Corporate Reorganization. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of New Summit in addition to being a proxy statement of the Partnership. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in New Summit’s registration statement or the exhibits to the registration statement.

The Partnership files annual, quarterly and current reports and other information with the SEC under the Exchange Act. Unitholders may read the Partnership’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at www.sec.gov.

The Partnership also makes available free of charge on its website, www.summitmidstream.com, its annual proxy statements and its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. Information contained on the Partnership’s website is not part of, or incorporated into, this proxy statement/prospectus.

Unitholders can obtain any documents attached as exhibits to this proxy statement/prospectus from the SEC through its website listed above or from the Partnership without charge by requesting them in writing or by telephone at the following address:

Summit Midstream GP, LLC
910 Louisiana Street, Suite 4200
Houston, Texas 77002
(832) 413-4770
Attention: Secretary

If you are a unitholder and would like to request documents, please do so by July 11, 2024, in order to receive them before the Special Meeting. The Partnership will mail any requested documents to you by first class mail, or another equally prompt means.

Neither the Partnership nor New Summit has authorized anyone to give any information or make any representation about the Corporate Reorganization or the Partnership that is different from, or in addition to, that included in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information included in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

Consolidated Financial Statements

SUMMIT MIDSTREAM CORPORATION

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2024	December 31, 2023
	(In thousands, except unit amounts)
ASSETS
Cash and cash equivalents	$344,590	$14,044
Restricted cash	3,454	2,601
Accounts receivable	66,587	76,275
Other current assets	5,935	5,502
Total current assets	420,566	98,422
Property, plant and equipment, net	1,447,443	1,698,585
Intangible assets, net	147,304	175,592
Investment in equity method investees	273,476	486,434
Other noncurrent assets	31,786	35,165
TOTAL ASSETS	$2,320,575	$2,494,198

LIABILITIES AND CAPITAL
Trade accounts payable	$18,063	$22,714
Accrued expenses	36,554	32,377
Deferred revenue	8,899	10,196
Ad valorem taxes payable	3,282	8,543
Accrued compensation and employee benefits	2,824	6,815
Accrued interest	44,826	19,298
Accrued environmental remediation	1,854	1,483
Accrued settlement payable	6,667	6,667
Current portion of long-term debt	29,098	15,524
Other current liabilities	7,476	10,395
Total current liabilities	159,543	134,012
Long-term debt, net of issuance costs	1,127,287	1,455,166
Noncurrent deferred revenue	28,761	30,085
Noncurrent accrued environmental remediation	1,278	1,454
Other noncurrent liabilities	28,298	30,266
TOTAL LIABILITIES	1,345,167	1,650,983
Commitments and contingencies (Note 14)

Mezzanine Capital
Subsidiary Series A Preferred Units (93,039 units issued and outstanding at March 31, 2024 and December 31, 2023)	126,794	124,652

Partners’ Capital
Series A Preferred Units (65,508 units issued and outstanding at March 31, 2024 and December 31, 2023)	100,113	96,893
Common limited partner capital (10,648,685 and 10,376,189 units issued and outstanding at March 31, 2024 and December 31, 2023, respectively)	748,501	621,670
Total partners’ capital	848,614	718,563
TOTAL LIABILITIES AND CAPITAL	$2,320,575	$2,494,198

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2024	2023
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$61,985	$57,371
Natural gas, NGLs and condensate sales	49,092	49,163
Other revenues	7,794	5,965
Total revenues	118,871	112,499
Costs and expenses:
Cost of natural gas and NGLs	30,182	30,882
Operation and maintenance	25,012	23,972
General and administrative	14,785	9,987
Depreciation and amortization	27,867	29,824
Transaction costs	7,791	302
Acquisition integration costs	40	1,502
Gain on asset sales, net	(27)	(68)
Long-lived asset impairments	67,916	—
Total costs and expenses	173,566	96,401
Other income (expense), net	(13)	56
Gain (loss) on interest rate swaps	2,590	(1,273)
Gain on sale of business	86,202	18
Gain on sale of equity method investment	126,261	—
Interest expense	(37,846)	(34,223)
Income (loss) before income taxes and equity method investment income	122,499	(19,324)
Income tax benefit (expense)	(210)	252
Income from equity method investees	10,638	4,909
Net income (loss)	$132,927	$(14,163)
Less: Net income attributable to Subsidiary Series A Preferred Units	(3,770)	(1,746)
Net income (loss) attributable to Summit Midstream Partners, LP	$129,157	$(15,909)
Less: net income attributable to Series A Preferred Units	(3,220)	(2,639)
Net income (loss) attributable to common limited partners	$125,937	$(18,548)
Net income (loss) per limited partner unit:
Common unit – basic	$12.05	$(1.82)
Common unit – diluted	$11.47	$(1.82)

Weighted-average limited partner units outstanding:
Common units – basic	10,449	10,213
Common units – diluted	10,980	10,213

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

	Partners’ Capital
	Series A Preferred Units	Common Limited Partners Capital	Total
	(In thousands)
Partners’ capital, December 31, 2023	$96,893	$621,670	$718,563
Net income	3,220	125,937	129,157
Unit-based compensation	—	2,772	2,772
Tax withholdings and associated payments on vested SMLP LTIP awards	—	(1,878)	(1,878)
Partners’ capital, March 31, 2024	$100,113	$748,501	$848,614
	Partners’ Capital
	Series A Preferred Units	Common Limited Partners Capital	Total
	(In thousands)
Partners’ capital, December 31, 2022	$85,327	$679,491	$764,818
Net income (loss)	2,639	(18,548)	(15,909)
Unit-based compensation	—	1,929	1,929
Tax withholdings and associated payments on vested SMLP LTIP awards	—	(1,136)	(1,136)
Partners’ capital, March 31, 2023	$87,966	$661,736	$749,702

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$132,927	$(14,163)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	28,102	30,059
Noncash lease expense	1,009	784
Amortization of debt issuance costs	3,505	3,161
Unit-based and noncash compensation	2,772	1,929
Income from equity method investees	(10,638)	(4,909)
Distributions from equity method investees	17,082	10,403
Gain on asset sales, net	(27)	(68)
Foreign currency (gain) loss	19	(32)
Gain on sale of business	(86,202)	—
Gain on sale of equity method investment	(126,261)	—
Unrealized (gain) loss on interest rate swaps	(1,244)	2,417
Long-lived asset impairment	67,916	—
Changes in operating assets and liabilities:
Accounts receivable	2,961	12,377
Trade accounts payable	(3,497)	6,033
Accrued expenses	3,833	2,816
Deferred revenue, net	(2,293)	(1,082)
Ad valorem taxes payable	(5,261)	(6,990)
Accrued interest	25,528	21,961
Accrued environmental remediation, net	195	(289)
Other, net	(6,810)	(14,712)
Net cash provided by operating activities	43,616	49,695
Cash flows from investing activities:
Proceeds from sale of business	292,266	—
Proceeds from sale of equity method investment	332,734	—
Capital expenditures	(16,398)	(16,438)
Proceeds from asset sale	27	—
Investment in Double E equity method investee	—	(3,500)
Other, net	—	(2,611)
Net cash provided by (used in) investing activities	608,629	(22,549)
Cash flows from financing activities:
Repayments on ABL Facility	(313,000)	(13,000)
Repayments on Permian Transmission Term Loan	(3,794)	(2,519)
Distributions on Subsidiary Series A Preferred Units	(1,628)	(1,628)
Debt issuance costs	—	(97)
Other, net	(2,424)	(150)
Net cash used in financing activities	(320,846)	(17,394)
Net change in cash, cash equivalents and restricted cash	331,399	9,752
Cash, cash equivalents and restricted cash, beginning of period	16,645	13,531
Cash, cash equivalents and restricted cash, end of period	$348,044	$23,283

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION, BUSINESS OPERATIONS AND PRESENTATION AND CONSOLIDATION

Organization.    Summit Midstream Partners, LP (including its subsidiaries, collectively “SMLP” or the “Partnership”) is a Delaware limited partnership that was formed in May 2012 and began operations in October 2012. SMLP is a value-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States. The Partnership’s business activities are primarily conducted through various operating subsidiaries, each of which is owned or controlled by its wholly owned subsidiary holding company, Summit Holdings, a Delaware limited liability company.

Business Operations.    The Partnership provides natural gas gathering, compression, treating and processing services as well as crude oil and produced water gathering services pursuant to primarily long-term, fee-based agreements with its customers. In addition to these services, the Partnership also provides freshwater delivery services pursuant to short-term agreements with customers. The Partnership’s results are primarily driven by the volumes of natural gas that it gathers, compresses, treats and/or processes as well as by the volumes of crude oil and produced water that it gathers. As of March 31, 2024, other than the Partnership’s investment in Double E, all of its business activities are conducted through wholly owned operating subsidiaries.

Presentation and Consolidation.    The Partnership prepares its condensed consolidated financial statements in accordance with GAAP as established by the FASB and pursuant to the rules and regulations of the SEC pertaining to interim financial information. The unaudited condensed consolidated financial statements contained in this report include all normal and recurring material adjustments that, in the opinion of management, are necessary for a fair statement of the financial position, results of operations and cash flows for the interim periods presented herein. These unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and related notes that are included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2023.

The Partnership makes estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates, including fair value measurements, the reported amounts of revenues and expenses and the disclosure of commitments and contingencies. Although management believes these estimates are reasonable, actual results could differ from its estimates.

The unaudited condensed consolidated financial statements include the assets, liabilities and results of operations of SMLP and its subsidiaries. All intercompany transactions among the consolidated entities have been eliminated in consolidation. Comprehensive income or loss is the same as net income or loss for all periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENTLY ISSUED ACCOUNTING STANDARDS APPLICABLE TO THE PARTNERSHIP

There have been no changes to the Partnership’s significant accounting policies since December 31, 2023.

Accounting standards recently implemented.    ASU No. 2020-06 Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in GAAP. The ASU’s amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The provisions of ASU 2020-06 did not have a material impact on the Partnership’s condensed consolidated financial statements and disclosures.

New accounting standards not yet implemented.    ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 enhances disclosures on reportable segments and provides additional detailed information about significant segment expenses. The guidance in ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. The Partnership continues to assess the impact of the new guidance, but does not expect the provisions of ASU 2023-07 will have a material impact on its consolidated financial statements and disclosures.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. DIVESTITURES

Summit Utica Sale.    On March 22, 2024, the Partnership completed the disposition of Summit Utica, LLC (“Summit Utica”) to a subsidiary of MPLX LP (“MPLX”) for a cash sale price of $625.0 million, subject to customary post-closing adjustments (the “Utica Sale”). Summit Utica is the owner of (i) approximately 36% of the issued and outstanding equity interests in OGC, (ii) approximately 38% of the issued and outstanding equity interests in OCC, together with OGC, Ohio Gathering and (iii) midstream assets located in the Utica Shale. Ohio Gathering is the owner of a natural gas gathering system and condensate stabilization facility located in Belmont and Monroe counties in the Utica Shale in southeastern Ohio.

During the quarterly period ended March 31, 2024, the Partnership recognized a total gain on the disposition of Summit Utica of $212.5 million based on total cash proceeds received of $625.0 million and net assets sold of $412.5 million. A portion of the cash proceeds was used to reduce amounts outstanding under the ABL Facility (see Note 8 — Debt, for additional information) and are subject to final working capital adjustments.

The $625.0 million sale price did not discretely list values for either OGC, OCC or the Partnership’s midstream assets located in the Utica Shale. Using fair value methods allowed by GAAP, the Partnership derived a preliminary fair value estimate for the disposed assets and then determined the appropriate gain recognition amount for each disposal to include in its unaudited condensed consolidated financial statements. The estimated fair values were determined utilizing a discounted cash flow technique based on estimated revenues, costs, capital expenditures and an appropriate discount rate. Given the unobservable nature of the inputs, the fair value measurement is deemed to use Level 3 inputs. These fair value estimates are preliminary, and subject to change and such changes could be material. Based on these preliminary fair values, the Partnership recognized a gain on the disposition of the Utica midstream business of $86.2 million, which is recorded within gain on sale of business in the unaudited condensed consolidated statements of operations, and a gain of $126.3 million related to the disposition of Ohio Gathering, which is recorded within gain on sale of equity method investment in the unaudited condensed consolidated statements of operations.

4. REVENUE

The following table presents estimated revenue expected to be recognized during the remainder of 2024 and over the remaining contract period related to performance obligations that are unsatisfied and are comprised of estimated MVC shortfall payments.

(In thousands)	2024	2025	2026	2027	2028	Thereafter
Gathering services and related fees	$48,833	$45,594	$29,292	$7,685	$5,137	$—

Revenue by category.    In the following tables, revenue is disaggregated by geographic area and major products and services. For more detailed information about reportable segments, see Note 15 — Segment Information.

	Three Months Ended March 31, 2024
	Gathering services and related fees	Natural gas, NGLs and condensate sales	Other revenues	Total
	(In thousands)
Reportable Segments:
Northeast	$16,853	$—	$—	$16,853
Rockies	16,516	47,970	4,108	68,594
Permian	—	—	910	910
Piceance	20,387	948	1,245	22,580
Barnett	8,229	174	1,457	9,860
Total reportable segments	61,985	49,092	7,720	118,797
Corporate and other	—	—	74	74
Total	$61,985	$49,092	$7,794	$118,871

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. REVENUE (cont.)

	Three Months Ended March 31, 2023
	Gathering services and related fees	Natural gas, NGLs and condensate sales	Other revenues	Total
	(In thousands)
Reportable Segments:
Northeast	$12,755	$—	$—	$12,755
Rockies	15,303	47,329	2,619	65,251
Permian	—	—	893	893
Piceance	19,119	1,641	1,426	22,186
Barnett	10,194	193	1,064	11,451
Total reportable segments	57,371	49,163	6,002	112,536
Corporate and other	—	—	(37)	(37)
Total	$57,371	$49,163	$5,965	$112,499

5. PROPERTY, PLANT AND EQUIPMENT

Details on the Partnership’s property, plant and equipment follow.

	March 31, 2024	December 31, 2023
	(In thousands)
Gathering and processing systems and related equipment	$2,124,517	$2,335,980
Construction in progress	41,888	56,064
Land and line fill	11,546	11,534
Other	64,319	65,029
Total	2,242,270	2,468,607
Less: accumulated depreciation	(794,827)	(770,022)
Property, plant and equipment, net	$1,447,443	$1,698,585

Depreciation expense and capitalized interest for the Partnership follow.

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Depreciation expense	$23,571	$22,918
Capitalized interest	472	193

6. EQUITY METHOD INVESTMENTS

As of March 31, 2024, the Partnership has an equity method investment in Double E, the balance of which is included in the Investment in equity method investees caption on the unaudited condensed consolidated balance sheets. On March 22, 2024, in connection with the Utica Sale, the Partnership sold its investment in Ohio Gathering and recognized an estimated $126.3 million gain, which is recorded within Gain on sale of equity method investment within the unaudited condensed consolidated statements of operations. See Note 3 — Divestitures for additional information.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. EQUITY METHOD INVESTMENTS (cont.)

Details of the Partnership’s equity method investments follow.

	March 31, 2024	December 31, 2023
	(In thousands)
Double E	$273,476	$276,221
Ohio Gathering	—	210,213
Total	$273,476	$486,434

7. DEFERRED REVENUE

Certain of the Partnership’s gathering and/or processing agreements provide for monthly or annual MVCs. The amount of the shortfall payment is based on the difference between the actual throughput volume shipped and/or processed for the applicable period and the MVC for the applicable period, multiplied by the applicable gathering or processing fee.

Many of the Partnership’s gas gathering agreements contain provisions that can reduce or delay the cash flows that it expects to receive from MVCs to the extent that a customer’s actual throughput volumes are above or below its MVC for the applicable contracted measurement period.

The balances in deferred revenue as of March 31, 2024 and December 31, 2023 are primarily related to contributions in aid of construction which will be recognized as revenue over the life of the contract. An update of current deferred revenue follows.

Total
(In thousands)
Current deferred revenue, December 31, 2023	$10,196
Add: additions	1,696
Less: revenue recognized and other	(2,993)
Current deferred revenue, March 31, 2024	$8,899

An update of noncurrent deferred revenue follows.

Total
(In thousands)
Noncurrent deferred revenue, December 31, 2023	$30,085
Add: additions	563
Less: reclassification to current deferred revenue and other	(1,887)
Noncurrent deferred revenue, March 31, 2024	$28,761

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. DEBT

Debt for the Partnership at March 31, 2024 and December 31, 2023, follows:

	March 31, 2024	December 31, 2023
	(In thousands)
ABL Facility: Summit Holdings’ asset based credit facility due May 1, 2026	$—	$313,000
Permian Transmission Term Loan: Summit Permian Transmission’s variable rate senior secured term loan due January 2028	141,052	144,846
2026 Unsecured Notes: 12.00% senior unsecured notes due October 15, 2026	209,510	209,510
2025 Senior Notes: 5.75% senior unsecured notes due April 15, 2025	49,783	49,783
2026 Secured Notes: 8.50% senior second lien notes due October 15, 2026	785,000	785,000
Less: unamortized debt discount and debt issuance costs	(28,960)	(31,449)
Total debt, net of unamortized debt discount and debt issuance costs	1,156,385	1,470,690
Less: current portion of Permian Transmission Term Loan and 2026 Secured Notes tender	(29,098)	(15,524)
Total long-term debt	$1,127,287	$1,455,166

ABL Facility.    On November 2, 2021, the Partnership, the Partnership’s subsidiary, Summit Holdings, and the subsidiaries of Summit Holdings party thereto entered into a first-lien, senior secured credit facility, consisting of a $400.0 million asset-based revolving credit facility (the “ABL Facility”), subject to a borrowing base comprised of a percentage of eligible accounts receivable of Summit Holdings and its subsidiaries that guarantee the ABL Facility (collectively, the “ABL Facility Subsidiary Guarantors”) and a percentage of eligible above-ground fixed assets including eligible compression units, processing plants, compression stations and related equipment of Summit Holdings and the ABL Facility Subsidiary Guarantors. As of March 31, 2024, the most recent borrowing base determination of eligible assets totaled $683.6 million, an amount greater than the $400.0 million of aggregate lending commitments.

The ABL Facility will mature on May 1, 2026; provided that if the outstanding amount of the 2025 Senior Notes (or any permitted refinancing indebtedness in respect thereof that has a final maturity, scheduled amortization or any other scheduled repayment, mandatory prepayment, mandatory redemption or sinking fund obligation prior to the date that is 120 days after the Termination Date (as defined in the ABL Agreement)) on such date equals or exceeds $50.0 million, then the ABL Facility will mature on December 13, 2024. As of March 31, 2024, the outstanding balance of the 2025 Senior Notes was $49.8 million.

As of March 31, 2024, the applicable margin under the adjusted SOFR borrowings was 3.25%, the interest rate was 8.69% and the available borrowing capacity of the ABL Facility totaled $383.7 million after giving effect to the issuance of $4.3 million in outstanding but undrawn irrevocable standby letters of credit and $12.0 million of commitment reserves.

In connection with the closing of the Utica Sale, the ABL Facility was amended to, among other things, (i) permit the Utica Sale, (ii) amend the change of control provision to permit certain structural changes in connection with a conversion to a C-corporation and (iii) amend the Interest Coverage Ratio (as defined in the ABL Agreement) covenant such that the Interest Coverage Ratio as of the last day of any fiscal quarter must be less than (a) for any fiscal quarter ending on or before December 31, 2024, (x) if no loans under the Credit Agreement are outstanding and unrestricted cash exceeds $200.0 million, 1.50:1.00 and (y) if any loans under the Credit Agreement are outstanding or unrestricted cash is less than such threshold, 1.75:1.00 and (b) thereafter, 1.90:1.00.

The ABL Facility also requires that Summit Holdings not permit the First Lien Net Leverage Ratio (as defined in the ABL Agreement) as of the last day of any fiscal quarter to be greater than 2.50:1.00. As of March 31, 2024, the First Lien Net Leverage Ratio was -0.26:1.00 and the Interest Coverage Ratio was 1.87:1.00. As of March 31, 2024, the Partnership was in compliance with the financial covenants of the ABL Facility.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. DEBT (cont.)

A portion of the proceeds from the Utica Sale were used to repay all amounts outstanding under the ABL Facility. As of March 31, 2024, there were no amounts outstanding under the ABL Facility.

Permian Transmission Credit Facilities.    On March 8, 2021, the Partnership’s unrestricted subsidiary, Summit Permian Transmission, entered into a Credit Agreement which allows for $175.0 million of senior secured credit facilities (the “Permian Transmission Credit Facilities”), including a $160.0 million Term Loan Facility and a $15.0 million working capital facility. The Permian Transmission Credit Facilities can be used to finance Summit Permian Transmission’s capital calls associated with its investment in Double E, debt service and other general corporate purposes. Unexpended proceeds from draws on the Permian Transmission Credit Facilities are classified as restricted cash on the accompanying unaudited condensed consolidated balance sheets.

As of March 31, 2024, the applicable margin under adjusted term SOFR borrowings was 2.475%, the average interest rate was 7.79% and the unused portion of the Permian Transmission Credit Facilities totaled $4.5 million, subject to a commitment fee of 0.7% after giving effect to the issuance of $10.5 million in outstanding but undrawn irrevocable standby letters of credit. Summit Permian Transmission, LLC entered into interest rate hedges with notional amounts representing approximately 90% of the Permian Term Loan facility at a fixed SOFR rate of 1.23%. As of March 31, 2024, the Partnership was in compliance with the financial covenants of the Permian Transmission Credit Facilities.

Permian Transmission Term Loan.    In accordance with the terms of the Permian Transmission Credit Facilities, in January 2022, the Permian Term Loan Facility was converted into a Term Loan (the “Permian Transmission Term Loan”). The Permian Transmission Term Loan is due January 2028. As of March 31, 2024, the applicable margin under adjusted term SOFR borrowings was 2.475% and the average interest rate was 7.79%. As of March 31, 2024, the Partnership was in compliance with the financial covenants governing the Permian Transmission Term Loan.

In accordance with the terms of the Permian Transmission Term Loan, Summit Permian Transmission is required to make mandatory principal repayments. Below is a summary of the remaining mandatory principal repayments as of March 31, 2024:

(In thousands)	Total	2024	2025	2026	2027	2028
Amortizing principal repayments	$141,052	$11,730	$16,580	$16,967	$17,769	$78,006

2026 Secured Notes.    In 2021, the Co-Issuers issued $700.0 million of 8.500% Senior Secured Second Lien Notes due 2026 to eligible purchasers pursuant to Rule 144A and Regulation S of the Securities Act, at a price of 98.5% of their face value. Additionally, in November 2022, in connection with the 2022 DJ Acquisitions, the Co-Issuers issued an additional $85.0 million of 2026 Secured Notes at a price of 99.26% of their face value. The 2026 Secured Notes will pay interest semi-annually on April 15 and October 15 of each year, commencing on April 15, 2022 and are jointly and severally guaranteed, on a senior second-priority secured basis (subject to permitted liens), by the Partnership and each restricted subsidiary of the Partnership (other than the Co-Issuers) that is an obligor under the ABL Agreement, or under the Co-Issuers’ 2025 Senior Notes on the issue date of the 2026 Secured Notes.

The 2026 Secured Notes are effectively subordinated to any of our or the guarantors’ current and future secured first lien indebtedness, including indebtedness incurred under the ABL Facility, to the extent of the value of the collateral securing such indebtedness, and our and the guarantors’ current and future debt that is secured by liens on assets other than the collateral, to the extent of the value of such assets. The 2026 Secured Notes are structurally subordinated to all indebtedness and other liabilities of our subsidiaries that do not guarantee the 2026 Secured Notes. The 2026 Secured Notes are effectively equal to our and the guarantors’ obligations under any future second lien indebtedness and effectively senior to all of our future junior lien indebtedness and existing and future unsecured indebtedness, including our outstanding senior unsecured notes, to the extent of the value of the collateral, and senior to any of our future subordinated indebtedness. The 2026 Secured Notes will mature on October 15, 2026.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. DEBT (cont.)

At any time prior to October 15, 2023, the Co-Issuers could have on any one or more occasions redeemed up to 35% of the aggregate principal amount of the 2026 Secured Notes (including any additional notes) issued under the 2026 Secured Notes Indenture at a redemption price of 108.5% of the principal amount of the 2026 Secured Notes, plus accrued and unpaid interest, if any, to, but not including the redemption date, in an amount not greater than the net cash proceeds of certain equity offerings by the Partnership, provided that: (i) at least 65% of the initial aggregate principal amount of the 2026 Secured Notes (including any additional notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Partnership and its subsidiaries); and (ii) the redemption occurs within 180 days of the date of the closing of each such equity offering by the Partnership. On and after October 15, 2023, the Co-Issuers may redeem all or part of the 2026 Secured Notes at redemption prices (expressed as percentages of principal amount) equal to: (a) 104.250% for the twelve-month period beginning October 15, 2023; (b) 102.125% for the twelve-month period beginning October 15, 2024; and (c) 100.000% for the twelve-month period beginning on October 15, 2025 and at any time thereafter, in each case plus accrued and unpaid interest, if any, to, but not including the redemption date. As of March 31, 2024, the Partnership was in compliance with the financial covenants governing its 2026 Secured Notes.

Starting in the first quarter of 2023 with respect to the fiscal year ended 2022, and continuing annually through the fiscal year ended 2025, the Partnership is required under the terms of the 2026 Secured Notes Indenture to, if it has Excess Cash Flow (as defined in the 2026 Secured Notes Indenture), and subject to its ability to make such an offer under the ABL Facility, offer to purchase an amount of the 2026 Secured Notes, at 100% of the principal amount plus accrued and unpaid interest, equal to 100% of the Excess Cash Flow generated in the prior year. Excess Cash Flow is generally defined as consolidated cash flow minus the sum of capital expenditures and cash payments in respect of permitted investments and permitted restricted payments.

Generally, if the Partnership does not offer to purchase designated annual amounts of its 2026 Secured Notes or reduce its first lien capacity under the 2026 Secured Notes Indenture per annum from 2023 through 2025, the interest rate on the 2026 Secured Notes is subject to certain rate escalations. Per the terms of the 2026 Secured Notes Indenture, the designated amounts are to offer to purchase $50.0 million aggregate principal amount of the 2026 Secured Notes by April 1, 2023, otherwise the interest rate shall automatically increase by 50 basis points per annum; $100.0 million aggregate principal amount of the 2026 Secured Notes by April 1, 2024, otherwise the interest rate shall automatically increase by 100 basis points per annum (minus any amount previously increased); and $200.0 million aggregate principal amount of the 2026 Secured Notes by April 1, 2025, otherwise the interest rate shall automatically increase by 200 basis points per annum (minus any amount previously increased).

Based on the amount of our Excess Cash Flow for the fiscal year ended 2023, on March 27, 2024, the Partnership commenced a cash tender offer to purchase up to $19.3 million aggregate principal amount of the outstanding 2026 Secured Notes at 100% of the principal amount plus accrued and unpaid interest. The cash flow offer expired on April 24, 2024 with $13.6 million tendered and validly accepted. Accordingly, $13.6 million of the 2026 Secured Notes is reflected as current debt in the March 31, 2024 unaudited condensed consolidated balance sheet.

As of April 1, 2024, the Partnership had not made offers to purchase in the required amount of $100.0 million and the interest rate on the 2026 Secured Notes increased an incremental 50 basis points to 9.50% effective on such date.

To the extent the Partnership makes an offer to purchase, and the offer is not fully accepted by the holders of the 2026 Secured Notes, the Partnership may use any remaining amount not accepted for any purpose not prohibited by the 2026 Secured Notes Indenture or the ABL Facility.

2026 Unsecured Notes.    In November 2023, the Co-Issuers issued a total of $209.5 million aggregate principal amount of 2026 Unsecured Notes in exchange for $180.0 million aggregate principal amount of the 2025 Senior Notes and $29.5 million in cash. The cash raised was used to repurchase $29.7 million aggregate principal amount of the remaining 2025 Senior Notes that were not exchanged. The Partnership pays interest on the 2026 Unsecured Notes semi-annually in cash in arrears on April 15 and October 15 of each year. The 2026 Unsecured

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. DEBT (cont.)

Notes are senior, unsecured obligations and rank equally in right of payment with all of the Partnership’s existing and future senior obligations. The 2026 Unsecured Notes are effectively subordinated in right of payment to all of the Partnership’s secured indebtedness, to the extent of the collateral securing such indebtedness.

The Co-Issuers have the right to redeem all or part of the 2026 Unsecured Notes at a redemption price of (a) on or before April 15, 2025, 101.000%, and (b) after April 15, 2025, 102.000%, plus accrued and unpaid interest, if any, to, but not including the redemption date.

As March 31, 2024, the Partnership was in compliance with the financial covenants of the 2026 Unsecured Notes. The 2026 Unsecured Notes will mature on October 15, 2026.

2025 Senior Notes.    In February 2017, the Co-Issuers co-issued the 2025 Senior Notes. The Partnership pays interest on the 2025 Senior Notes semi-annually in cash in arrears on April 15 and October 15 of each year. The 2025 Senior Notes are senior, unsecured obligations and rank equally in right of payment with all of the Partnership’s existing and future senior obligations. The 2025 Senior Notes are effectively subordinated in right of payment to all of the Partnership’s secured indebtedness, to the extent of the collateral securing such indebtedness.

The Co-Issuers have the right to redeem all or part of the 2025 Senior Notes at a redemption price of 100.00%, plus accrued and unpaid interest, if any, to, but not including the redemption date.

As discussed above, in November, 2023, the Partnership exchanged $180.0 million aggregate principal amount of the 2025 Senior Notes and repurchased $29.7 million aggregate principal amount of the remaining 2025 Senior Notes that were not exchanged.

As of March 31, 2024, the Partnership was in compliance with the financial covenants of the 2025 Senior Notes. The 2025 Senior Notes will mature on April 15, 2025.

9. FINANCIAL INSTRUMENTS

Fair Value.    A summary of the estimated fair value of our debt financial instruments follows.

	March 31, 2024		December 31, 2023
	Carrying Value(1)	Estimated fair value (Level 2)	Carrying Value(1)	Estimated fair value (Level 2)
	(In thousands)
2025 Senior Notes	$49,783	$49,016	$49,783	$48,414
2026 Secured Notes	$785,000	$794,485	$785,000	$778,131
2026 Unsecured Notes	$209,510	$211,605	$209,510	$203,225

____________

(1)      Excludes applicable unamortized debt issuance costs and debt discounts.

The carrying values on the balance sheets of the ABL Facility and Permian Transmission Term Loan represent their fair value due to their floating interest rates. The fair values of the 2026 Unsecured Notes, 2026 Secured Notes and 2025 Senior Notes are based on an average of nonbinding broker quotes as of March 31, 2024 and December 31, 2023. The use of different market assumptions or valuation methodologies may have a material effect on their estimated fair value of the Senior Notes.

Deferred earn-out.    The Partnership’s deferred earn-out liability is remeasured each reporting period. As of March 31, 2024 and December 31, 2023, the estimated fair value of the deferred earn-out liability was $4.9 million and $5.1 million, respectively, and was estimated using a discounted cash flow technique based on estimated future freshwater deliveries and appropriate discount rates. Given the unobservable nature of the inputs, the fair value measurement of the deferred earn-out is deemed to use Level 3 inputs. The deferred earn-out sits within Centennial Water Pipelines LLC, one of the Partnership’s unrestricted subsidiaries.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. FINANCIAL INSTRUMENTS (cont.)

Interest Rate Swaps.    In connection with the Permian Transmission Term Loan, the Partnership entered into amortizing interest rate swap agreements. As of March 31, 2024 and December 31, 2023, the outstanding notional amounts of interest rate swaps were $126.9 million and $130.4 million, respectively. These interest rate swaps manage exposure to variability in expected cash flows attributable to interest rate risk. Interest rate swaps convert a portion of the Partnership’s variable rate debt to fixed rate debt. The Partnership chooses counterparties for its derivative instruments that it believes are creditworthy at the time the transactions are entered into, and the Partnership actively monitors the creditworthiness where applicable. However, there can be no assurance that a counterparty will be able to meet its obligations to the Partnership. The Partnership presents its derivative positions on a gross basis and does not net the asset and liability positions.

As of March 31, 2024 and December 31, 2023, the Partnership’s interest rate swap agreements had a fair value of $13.2 million and $11.9 million, respectively, and are recorded within other noncurrent assets within the unaudited condensed consolidated balance sheets. The derivative instruments’ fair value are determined using level 2 inputs from the fair value hierarchy. For the three months ended March 31, 2024 and 2023, the Partnership recorded a gain on interest rate swaps of $2.6 million and a loss on interest rate swaps of $1.3 million, respectively.

10. PARTNERS’ CAPITAL AND MEZZANINE CAPITAL

Common Units.    An update on the number of common units is as follows for the period from December 31, 2023 to March 31, 2024.

Common Units
Units, December 31, 2023	10,376,189
Common units issued for SMLP LTIP, net	272,496
Units, March 31, 2024	10,648,685

Series A Preferred Units.    As of March 31, 2024, the Partnership had 65,508 Series A Preferred Units outstanding and $36.3 million of accrued and unpaid distributions on its Series A Preferred Units.

Subsidiary Series A Preferred Units.    The Partnership records its Subsidiary Series A Preferred Units at fair value upon issuance, net of issuance costs, and subsequently records an effective interest method accretion amount each reporting period to accrete the carrying value to a most probable redemption value that is based on a predetermined internal rate of return measure. The Partnership also elected to make PIK distributions to holders of the Subsidiary Series A Preferred Units during portions of the year ended December 31, 2022, which increase the liquidation preference on each Subsidiary Series A Preferred Unit. Ultimately, Net income (loss) attributable to common limited partners includes adjustments for PIK distributions and redemption accretion.

As of March 31, 2024, the Partnership had 93,039 Subsidiary Series A Preferred Units issued and outstanding.

If the Subsidiary Series A Preferred Units were redeemed on March 31, 2024, the redemption amount would be $127.1 million when considering the applicable multiple of invested capital metric and make-whole amount provisions contained in the Amended and Restated Limited Liability Company Agreement of Permian Holdco.

The following table shows the change in the Partnership’s Subsidiary Series A Preferred Unit balance from January 1, 2024 to March 31, 2024, net of $1.6 million and $1.7 million of unamortized issuance costs at March 31, 2024 and December 31, 2023, respectively:

(In thousands)
Balance at December 31, 2023	$124,652
Redemption accretion, net of issuance cost amortization	3,770
Cash distribution (includes a $1.6 million distribution payable as of March 31, 2024)	(1,628)
Balance at March 31, 2024	$126,794

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. PARTNERS’ CAPITAL AND MEZZANINE CAPITAL (cont.)

Cash Distribution Policy.    The Partnership suspended its cash distributions to holders of its common units and Series A Preferred Units, commencing with respect to the quarter ended March 31, 2020. Upon the resumption of distributions, the Partnership Agreement requires that it distribute all available cash, subject to reserves established by its General Partner, within 45 days after the end of each quarter to unitholders of record on the applicable record date. The amount of distributions paid under this policy is subject to fluctuations based on the amount of cash the Partnership generates from its business and the decision to make any distribution is determined by the General Partner, taking into consideration the terms of the Partnership Agreement. There were no distributions paid during the three months ended March 31, 2024 or during the twelve months ended December 31, 2023.

11. EARNINGS PER UNIT

The following table details the components of EPU.

	Three Months Ended March 31,
	2024	2023
	(In thousands, except per-unit amounts)
Numerator for basic and diluted EPU:
Allocation of net loss among limited partner interests:
Net income (loss)	$132,927	$(14,163)
Less: Net income attributable to Subsidiary Series A Preferred Units	(3,770)	(1,746)
Net income (loss) attributable to Summit Midstream Partners, LP	$129,157	(15,909)

Less: Net income attributable to Series A Preferred Units	$(3,220)	(2,639)
Net income (loss) attributable to common limited partners	$125,937	$(18,548)

Denominator for basic and diluted EPU:
Weighted-average common units outstanding – basic	10,449	10,213
Effect of nonvested phantom units	531	—
Weighted-average common units outstanding – diluted	10,980	10,213

Net income (loss) per limited partner unit:
Common unit – basic	$12.05	$(1.82)
Common unit – diluted	$11.47	$(1.82)

Nonvested anti-dilutive phantom units excluded from the calculation of diluted EPU	38	285

12. SUPPLEMENTAL CASH FLOW INFORMATION

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Supplemental cash flow information:
Cash interest paid	$9,210	$9,420

Noncash investing and financing activities:
Capital expenditures in trade accounts payable (period-end accruals)	$6,183	$8,735
Accretion of Subsidiary Series A Preferred Units, net of issuance cost amortization	$3,770	$1,746

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. UNIT-BASED AND NONCASH COMPENSATION

SMLP Long-Term Incentive Plan.    The Partnership’s Long-Term Incentive Plan (“SMLP LTIP”) provides for equity awards to eligible officers, employees, consultants and directors of the Partnership, thereby linking the recipients’ compensation directly to SMLP’s performance. Significant items to note:

•        For the three-month period ended March 31, 2024, the Partnership granted 230,815 time-based phantom units and associated distribution equivalent rights to employees in connection with the Partnership’s annual incentive compensation award cycle. The grant date fair value of these awards totaled $3.7 million and the awards vest ratably over a 3-year period.

•        For the three-month period ended March 31, 2024, the Partnership granted 122,867 performance-based phantom units and associated distribution equivalent rights to certain members of management in connection with the Partnership’s annual incentive compensation award cycle. The grant date fair value of these awards totaled $2.4 million and the awards vest at the end of three years.

•        For the three-month period ended March 31, 2024, the Partnership issued 39,486 common units to the Partnership’s six independent directors in connection with their annual compensation plan. The grant date fair value of these awards totaled $0.6 million and became fully vested at the grant date.

•        As of March 31, 2024, approximately 0.1 million common units remained available for future issuance under the SMLP LTIP, which includes the impact of 0.7 million granted but unvested phantom units.

14. COMMITMENTS AND CONTINGENCIES

Environmental Matters.    Although the Partnership believes that it is in material compliance with applicable environmental regulations, the risk of environmental remediation costs and liabilities are inherent in pipeline ownership and operation. Furthermore, the Partnership can provide no assurances that significant environmental remediation costs and liabilities will not be incurred in the future. The Partnership is currently not aware of any material contingent liabilities that exist with respect to environmental matters, except as noted below.

As of March 31, 2024, the Partnership has recognized (i) a current liability for remediation effort expenditures expected to be incurred within the next 12 months and (ii) a noncurrent liability for estimated remediation expenditures expected to be incurred subsequent to March 31, 2025. Each of these amounts represent the Partnership’s best estimate for costs expected to be incurred. Neither of these amounts have been discounted to their present value.

An update of the Partnership’s undiscounted accrued environmental remediation is as follows and is primarily related to the 2015 Blacktail Release and other environmental remediation activities, as detailed below.

(In thousands)
Accrued environmental remediation, December 31, 2023	$2,937
Payments made	(226)
Changes in estimates	421
Accrued environmental remediation, March 31, 2024	$3,132

In 2015, the Partnership learned of the rupture of a four-inch produced water gathering pipeline on the Meadowlark Midstream system near Williston, North Dakota (“2015 Blacktail Release”). On August 4, 2021, subsidiaries of the Partnership entered into the following agreements to resolve the U.S. federal and North Dakota state governments’ environmental claims with respect to the 2015 Blacktail Release: (i) a Consent Decree with the U.S. Department of Justice (“DOJ”), the U.S. Environmental Protection Agency (“EPA”), and the State of North Dakota (“Consent Decree”); (ii) a Plea Agreement with the United States (“Plea Agreement”); and (iii) a Consent Agreement with the North Dakota Industrial Commission (“Consent Agreement” together with the Consent Decree and Plea Agreement, the “Global Settlement”). As of March 31, 2024 and December 31, 2023, the accrued loss liability for the 2015 Blacktail Release was $21.7 million and are recorded within Other noncurrent liabilities and Accrued settlement payable within the unaudited condensed consolidated balance sheets.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14. COMMITMENTS AND CONTINGENCIES (cont.)

Key terms of the Global Settlement included (i) payment of penalties and fines totaling $36.3 million, consisting of $1.25 million in natural resource damages payable to federal and state governments, a $25.0 million payable to the federal government over 5 years, and a $10.0 million payable to state governments over, for the federal and state civil amounts, six years and, for the federal criminal amounts, five years, with interest applied to unpaid amounts accruing at, for the federal and state civil amounts, a fixed rate of 3.25% and, for the federal criminal amounts, a variable rate set by statute, and of which $6.7 million is expected to be paid within the next twelve months; (ii) continuation of remediation efforts at the site of the 2015 Blacktail Release; (iii) other injunctive relief including but not limited to control room management, environmental management system audit, training, and reporting; (iv) guilty pleas by Defendant subsidiary for (a) one charge of negligent discharge of a harmful quantity of oil and (b) one charge of knowing failure to immediately report a discharge of oil; and (v) organizational probation for a minimum period of three years from sentencing on December 6, 2021, including payment in full of certain components of the fines and penalty amounts. The agreements comprising the Global Settlement were subject to the approval of the U.S. District Court for the District of North Dakota (the “U.S. District Court”). The U.S. District Court entered an order making the civil components of the Global Settlement effective on September 28, 2021 and accepted the sentencing in the Plea Agreement on December 6, 2021, completing approval of the Global Settlement.

Subsidiaries of the Partnership are also participating in two proceedings before the EPA as a result of the Plea Agreement becoming effective. Following the U.S. District Court’s entering judgment on Defendant subsidiary’s guilty plea to one count of negligent discharge of produced water in violation of the Clean Water Act, Defendant subsidiary was statutorily debarred by operation of law pursuant to 33 U.S.C. § 1368(a) to participate in federal awards performed at the “violating facility,” which EPA determined to be the Marmon subsystem of the produced water gathering system in North Dakota. The scope and effect of the debarment as defined do not materially affect our operations. Defendant has submitted a petition for reinstatement, which was denied by the EPA’s suspension and debarment office (“SDO”) on July 11, 2022. The SDO determined that the term of probation in the Plea Agreement was the appropriate period of time to demonstrate Defendant subsidiary’s change of corporate attitude, policies, practices, and procedures. The Partnership and certain subsidiaries have also received a show cause notice from the EPA requesting us to “show cause” why SDO should not issue a Notice of Proposed Debarment to the Defendant subsidiary and certain affiliates under 2 C.F.R. § 180.800(d), to which the Partnership has responded, and in which proceeding no further developments have occurred.

Legal Proceedings.    The Partnership is involved in various litigation and administrative proceedings arising in the ordinary course of business. In the opinion of management, any liabilities, which include insured claims, would not individually or in the aggregate have a material adverse effect on the Partnership’s financial position or results of operations.

15. SEGMENT INFORMATION

As of March 31, 2024, the Partnership’s reportable segments are:

•        Rockies — Includes the Partnership’s wholly owned midstream assets located in the Williston Basin and the DJ Basin.

•        Permian — Includes the Partnership’s equity method investment in Double E.

•        Northeast — Includes the Partnership’s wholly owned midstream assets located in the Marcellus shale play and its wholly owned midstream assets located in the Utica shale play together with its equity method investment in Ohio Gathering that is focused on the Utica Shale. For additional information regarding the Utica Sale, see Note 3 — Divestitures regarding the disposition of Northeast assets.

•        Piceance — Includes the Partnership’s wholly owned midstream assets located in the Piceance Basin.

•        Barnett — Includes the Partnership’s wholly owned midstream assets located in the Barnett Shale.

Corporate and Other represents those results that: (i) are not specifically attributable to a reportable segment; (ii) are not individually reportable; or (iii) have not been allocated to our reportable segments, including certain general and administrative expense items, transaction costs, acquisition integration costs and interest expense.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15. SEGMENT INFORMATION (cont.)

Assets by reportable segment follow.

	March 31, 2024	December 31, 2023
	(In thousands)
Assets:
Rockies	$906,854	$904,974
Permian	290,168	291,073
Northeast	80,460	573,663
Piceance	419,773	431,687
Barnett	276,378	281,861
Total reportable segment assets	1,973,633	2,483,258
Corporate and Other	346,942	10,940
Total assets	$2,320,575	$2,494,198

Segment adjusted EBITDA by reportable segment follows.

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Reportable segment adjusted EBITDA
Rockies	$22,874	$23,130
Permian	7,265	5,073
Northeast	29,021	17,854
Piceance	15,233	13,983
Barnett	5,100	7,027
Total of reportable segments’ measures of profit	$79,493	$67,067

A reconciliation of income or loss before income taxes and income from equity method investees to total of reportable segments’ measures of profit follows.

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Reconciliation of loss before income taxes and income from equity method investees to total of reportable segments’ measures of profit:
Income (loss) before income taxes and income from equity method investees	$122,499	$(19,324)
Add:
Corporate and Other expense	15,096	9,796
Interest expense	37,846	34,223
Depreciation and amortization(1)	28,102	30,059
Proportional adjusted EBITDA for equity method investees	20,675	11,638
Adjustments related to capital reimbursement activity	(2,923)	(1,186)
Unit-based and noncash compensation	2,772	1,929
Gain on asset sales, net	(27)	(68)
Gain on sale of business	(86,202)	—
Gain on sale of equity method investment	(126,261)	—
Long-lived asset impairment	67,916	—
Total of reportable segments’ measures of profit	$79,493	$67,067

____________

(1)      Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15. SEGMENT INFORMATION (cont.)

(2)      The Partnership records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.

16. SUBSEQUENT EVENTS

Mountaineer Midstream.    On May 1, 2024, the Partnership completed the sale of its Mountaineer Midstream system, to Antero Midstream LLC for a cash sale price of $70 million, subject to customary post-closing adjustments (the “Mountaineer Transaction”). Mountaineer Midstream is the owner of midstream assets located in the Marcellus Shale. Prior to closing the Mountaineer Transaction, the Partnership sold related compression assets located in the Marcellus Shale to a compression service provider for approximately $5 million in April 2024.

During the three months ended March 31, 2024, the Partnership recognized an impairment of $68 million, in connection with the Mountaineer Transaction and the sale of compression assets, based on total cash proceeds of approximately $75 million and net assets of approximately $143 million.

Cash Tender.    As discussed in Note 8 — Debt, on March 27, 2024, the Partnership commenced a cash tender offer to purchase up to $19.3 million aggregate principal amount of the outstanding 2026 Secured Notes at 100% of the principal amount plus accrued and unpaid interest. The cash flow offer expired on April 24, 2024 with $13.6 million tendered and validly accepted. Accordingly, $13.6 million of the 2026 Secured Notes is reflected as current debt in the March 31, 2024 unaudited condensed consolidated balance sheet.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Summit Midstream, GP, LLC and the unitholders of Summit Midstream Partners, LP

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Summit Midstream Partners, LP and subsidiaries (the “Partnership”) as of December 31, 2023 and 2022, the related consolidated statements of operations, partners’ capital, and cash flows, for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2024, expressed an unqualified opinion on the Partnership’s internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Property, Plant and Equipment, Net — Determination of Impairment Indicators — Refer to Notes 2 and 5 to the financial statements

Critical Audit Matter Description

As described in Notes 2 and 5 to the Partnership’s consolidated financial statements, the Partnership recorded approximately $1.7 billion of property, plant and equipment, net as of December 31, 2023. The Partnership tests assets for impairment when events or circumstances indicate the carrying value of a long-lived asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. If the Partnership concludes that an asset’s carrying value will not be recovered through future cash flows, the Partnership recognizes an impairment loss on the long-lived asset equal to the amount by which the carrying value exceeds its fair value.

We have identified the determination of impairment indicators for long-lived assets as a critical audit matter due to the significant judgments management makes when determining whether events or changes in circumstances have occurred indicating that the carrying amounts of long-lived assets may not be recoverable. Auditing management’s judgements involved especially challenging auditor judgment due to the nature and extent of audit effort required to address these matters, including the degree of auditor judgment and the extent of specialized knowledge needed.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the identification of impairment indicators for long-lived assets included the following, among others:

•        We tested the effectiveness of internal controls over financial reporting related to management’s identification of possible impairment indicators for long-lived assets that may indicate the carrying amount of long-lived assets may not be recoverable.

•        We evaluated management’s analysis of impairment indicators by:

•        Assessing whether long-lived assets having indicators of impairment were appropriately identified.

•        Considering industry and analysts reports and the impact of macroeconomic factors, such as adverse changes in the regulatory environment, legislation or other factors that may represent impairment indicators not previously contemplated in management’s analysis.

•        Evaluating management’s judgments around historical trends, macroeconomic and industry conditions, and whether projections are consistent with the Partnership’s operating strategy.

•        Inquiry of management over whether long-lived assets may be sold or otherwise disposed of significantly before the end of the assets’ previously estimated useful life.

•        Inspecting minutes of the board of directors and committees of executive management to understand if there were factors that would represent potential impairment indicators for long-lived assets.

/s/ Deloitte & Touche LLP

Houston, Texas

March 15, 2024

We have served as the Partnership’s auditor since 2009.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
	(In thousands, except unit amounts)
ASSETS
Cash and cash equivalents	$14,044	$11,808
Restricted cash	2,601	1,723
Accounts receivable	76,275	75,287
Other current assets	5,502	8,724
Total current assets	98,422	97,542
Property, plant and equipment, net	1,698,585	1,718,754
Intangible assets, net	175,592	198,718
Investment in equity method investees	486,434	506,677
Other noncurrent assets	35,165	38,273
TOTAL ASSETS	$2,494,198	$2,559,964

LIABILITIES AND CAPITAL
Trade accounts payable	$22,714	$14,052
Accrued expenses	32,377	20,601
Deferred revenue	10,196	9,054
Ad valorem taxes payable	8,543	10,245
Accrued compensation and employee benefits	6,815	16,319
Accrued interest	19,298	17,355
Accrued environmental remediation	1,483	1,365
Accrued settlement payable	6,667	6,667
Current portion of long-term debt	15,524	10,507
Other current liabilities	10,395	11,724
Total current liabilities	134,012	117,889
Long-term debt, net	1,455,166	1,479,855
Noncurrent deferred revenue	30,085	37,694
Noncurrent accrued environmental remediation	1,454	2,340
Other noncurrent liabilities	30,266	38,784
Total liabilities	1,650,983	1,676,562
Commitments and contingencies (Note 10)

Mezzanine Capital
Subsidiary Series A Preferred Units (93,039 units issued and outstanding at December 31, 2023 and December 31, 2022)	124,652	118,584

Partners Capital
Series A Preferred Units (65,508 units issued and outstanding at December 31, 2023 and December 31, 2022)	96,893	85,327
Common limited partner capital (10,376,189 and 10,182,763 units issued and outstanding at December 31, 2023 and December 31, 2022, respectively)	621,670	679,491
Total partners capital	718,563	764,818
TOTAL LIABILITIES AND CAPITAL	$2,494,198	$2,559,964

The accompanying notes are an integral part of these consolidated financial statements.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2023	2022
	(In thousands, except per-unit amount)
Revenues:
Gathering services and related fees	$248,223	$248,358
Natural gas, NGLs and condensate sales	179,254	86,225
Other revenues	31,426	35,011
Total revenues	458,903	369,594
Costs and expenses:
Cost of natural gas and NGLs	112,462	76,826
Operation and maintenance	100,741	84,152
General and administrative	42,135	44,943
Depreciation and amortization	122,764	119,055
Transaction costs	1,251	6,968
Acquisition integration costs	2,654	—
Gain on asset sales, net	(260)	(507)
Long-lived asset impairment	540	91,644
Total costs and expenses	382,287	423,081
Other income (expense), net	865	(4)
Gain on interest rate swaps	1,830	16,414
Loss on sale of business	(47)	(1,741)
Interest expense	(140,784)	(102,459)
Loss on early extinguishment of debt	(10,934)	—
Loss before income taxes and equity method investment income	(72,454)	(141,277)
Income tax expense	(322)	(325)
Income from equity method investees	33,829	18,141
Net loss	$(38,947)	$(123,461)
Less: Net income attributable to Subsidiary Series A Preferred Units	(12,581)	(17,144)
Net loss attributable to Summit Midstream Partners, LP	$(51,528)	$(140,605)
Less: net income attributable to Series A Preferred Units	(11,566)	(8,048)
Add: deemed capital contribution	—	20,974
Net loss attributable to common limited partners	$(63,094)	$(127,679)
Net loss per limited partner unit:
Common unit – basic	$(6.11)	$(12.71)
Common unit – diluted	$(6.11)	$(12.71)

Weighted-average limited partner units outstanding:
Common units – basic	10,334	10,048
Common units – diluted	10,334	10,048

The accompanying notes are an integral part of these consolidated financial statements.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF PARTNERS CAPITAL

	Partners Capital
	Series A Preferred Units	Common Limited Partner Capital	Total
	(In thousands)
Partners capital, December 31, 2021	$169,769	$734,594	$904,363
Net income (loss)	8,145	(148,743)	(140,598)
Unit-based compensation	—	3,778	3,778
Tax withholdings and associated payments on vested SMLP LTIP awards	—	(1,198)	(1,198)
Tax withholdings on 2022 Preferred Exchange Offer	—	(2,652)	(2,652)
LTIP cash to equity conversion	—	1,125	1,125
Effect of 2022 Preferred Exchange Offer, inclusive of a $20.9 million deemed contribution to common unit holders	(92,587)	92,587	—
Partners capital, December 31, 2022	$85,327	$679,491	$764,818
Net income (loss)	11,566	(63,094)	(51,528)
Unit-based compensation	—	6,566	6,566
Tax withholdings and associated payments on vested SMLP LTIP awards	—	(1,293)	(1,293)
Partners capital, December 31, 2023	$96,893	$621,670	$718,563

The accompanying notes are an integral part of these consolidated financial statements.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2023	2022
	(In thousands)
Cash flows from operating activities:
Net loss	$(38,947)	$(123,461)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	123,702	119,993
Noncash lease expense	3,773	885
Amortization of debt issuance costs	12,685	9,326
Unit-based and noncash compensation	6,566	3,778
Income from equity method investees	(33,829)	(18,141)
Distributions from equity method investees	57,572	43,040
Gain on asset sales, net	(260)	(507)
Foreign currency gain	(102)	—
Loss on earn-out	599	—
Loss on sale of business	47	1,741
Loss on extinguishment of debt	10,934	—
Unrealized (gain) loss on interest rate swaps	3,318	(16,016)
Long-lived asset impairment	540	91,644
Changes in operating assets and liabilities:
Accounts receivable	(3,352)	284
Trade accounts payable	4,483	2,248
Accrued expenses	5,586	(2,780)
Deferred revenue	(6,467)	(6,082)
Ad valorem taxes payable	(1,702)	14
Accrued interest	1,943	4,618
Accrued environmental remediation, net	(768)	(1,901)
Other, net	(19,415)	(9,939)
Net cash provided by operating activities	126,906	98,744
Cash flows from investing activities:
Capital expenditures	(68,905)	(30,472)
Cash consideration paid for the acquisition of Outrigger DJ, net of cash acquired	—	(166,631)
Cash consideration paid for the acquisition of Sterling DJ, net of cash acquired	—	(139,896)
Proceeds from sale of Lane G&P System, net of cash sold in transaction	—	75,020
Proceeds from sale of Bison Midstream, net of cash sold in transaction	—	38,920
Proceeds from asset sale	260	4,945
Investment in Double E equity method investee	(3,500)	(8,444)
Other, net	(2,611)	—
Net cash used in investing activities	(74,756)	(226,558)

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year ended December 31,
	2023	2022
	(In thousands)
Cash flows from financing activities:
Borrowings on 2026 Unsecured Notes	29,480	—
Repurchase of 2025 Senior Notes	(29,650)	—
Borrowings on 2026 Secured Notes	—	84,371
Repayments on Permian Transmission Term Loan	(10,507)	(4,647)
Borrowings on ABL Facility	70,000	293,000
Repayments on ABL Facility	(87,000)	(230,000)
Debt issuance costs	(2,968)	(14,409)
Debt extinguishment costs	(10,306)	—
Distributions on Subsidiary Series A Preferred Units	(6,512)	(3,257)
Other, net	(1,573)	(3,285)
Net cash provided by financing activities	(49,036)	121,773
Net change in cash, cash equivalents and restricted cash	3,114	(6,041)
Cash, cash equivalents and restricted cash, beginning of period	13,531	19,572
Cash, cash equivalents and restricted cash, end of period	$16,645	$13,531

The accompanying notes are an integral part of these consolidated financial statements.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION, BUSINESS OPERATIONS AND PRESENTATION AND CONSOLIDATION

Organization.    Summit Midstream Partners, LP (including its subsidiaries, collectively “SMLP” or the “Partnership”) is a Delaware limited partnership that was formed in May 2012 and began operations in October 2012. SMLP is a value-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States. The Partnership’s business activities are primarily conducted through various operating subsidiaries, each of which is owned or controlled by its wholly owned subsidiary holding company, Summit Holdings, a Delaware limited liability company. As of December 31, 2023, the Partnership indirectly owns its General Partner, and the General Partner is a wholly owned, indirect subsidiary of the Partnership. The General Partner has no assets or liabilities and holds the non-economic general partner interest in the Partnership.

Business Operations.    The Partnership provides natural gas gathering, compression, treating and processing services as well as crude oil and produced water gathering services pursuant to primarily long-term, fee-based agreements with its customers. In addition to these services, the Partnership also provides freshwater delivery services pursuant to short-term agreements with customers. The Partnership’s results are primarily driven by the volumes of natural gas that it gathers, compresses, treats and/or processes as well as by the volumes of crude oil and produced water that it gathers. Other than the Partnership’s investments in Double E and Ohio Gathering, all of its business activities are conducted through wholly owned operating subsidiaries.

Presentation and Consolidation.    The Partnership prepares its consolidated financial statements in accordance with GAAP as established by the FASB. The Partnership makes estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates, including fair value measurements, the reported amounts of revenues and expenses and the disclosure of commitments and contingencies. Although management believes these estimates are reasonable, actual results could differ from its estimates.

The consolidated financial statements include the assets, liabilities and results of operations of SMLP and its subsidiaries. All intercompany transactions among the consolidated entities have been eliminated in consolidation. Comprehensive income or loss is the same as net income or loss for all periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENTLY ISSUED ACCOUNTING STANDARDS APPLICABLE TO THE PARTNERSHIP

Cash, Cash Equivalents and Restricted Cash.    The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash that is held by a major bank and has restrictions on its availability to the Partnership is classified as restricted cash. The restricted cash balance of $2.6 million and $1.7 million at December 31, 2023 and 2022, respectively, is related to proceeds which are available to finance Permian Transmission’s debt service or other general corporate purposes of Permian Transmission. See Note 9 — Debt for additional information.

Accounts Receivable.    Accounts receivable relate to gathering and other services provided to the Partnership’s customers and other counterparties. The Partnership evaluates the collectability of its accounts receivable and the need for an allowance for doubtful accounts based on customer-specific facts and circumstances. To the extent the collectability of a specific customer or counterparty receivable is doubtful, the Partnership recognizes an allowance for doubtful accounts. Uncollectible receivables are written off when a settlement is reached for an amount that is less than the outstanding historical balance or a receivable amount is deemed otherwise unrealizable.

Property, Plant and Equipment.    The Partnership records property, plant and equipment at historical cost of construction or fair value of the assets at acquisition. The Partnership capitalizes expenditures that extend the useful life of an asset or enhance its productivity or efficiency from its original design over the expected remaining period of use. For maintenance and repairs that do not add capacity or extend the useful life of an asset, the Partnership recognizes expenditures as an expense as incurred. The Partnership capitalizes project costs incurred during construction, including interest on funds borrowed to finance the construction of facilities and pipelines, as construction in progress. Accrued capital expenditures are reflected in trade accounts payable.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENTLY ISSUED ACCOUNTING STANDARDS APPLICABLE TO THE PARTNERSHIP (cont.)

The Partnership records depreciation on a straight-line basis over an asset’s estimated useful life and bases its estimates for useful life on various factors including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets. Estimates of useful lives follow.

Useful lives (In years)
Gathering and processing systems and related equipment	12 – 30
Other	3 – 15

Construction in progress is depreciated consistent with its applicable asset class once it is placed in service. Land and line fill are not depreciated.

The Partnership bases an asset’s carrying value on estimates, assumptions and judgments for useful life and salvage value. Upon sale, retirement or other disposal, the Partnership removes the carrying value of an asset and its accumulated depreciation from its balance sheet and recognizes the related gain or loss, if any.

Asset Retirement Obligations.    The Partnership records a liability for asset retirement obligations only if and when a future asset retirement obligation with a determinable life is identified. For identified asset retirement obligations, the Partnership evaluates whether the expected retirement date and related costs of retirement can be estimated. The Partnership has concluded that its gathering and processing assets have an indeterminate life because they are owned and will operate for an indeterminate period when properly maintained. Because the Partnership does not have sufficient information to reasonably estimate the amount or timing of such obligations and does not have any current plan to discontinue use of any significant assets, the Partnership did not provide for any asset retirement obligations as of December 31, 2023 or 2022.

Amortizing Intangibles.    The Partnership has certain acquired gas gathering contracts that had above-market pricing structures at the acquisition date and the Partnership amortizes these favorable contracts using a straight-line method over the contract’s estimated useful life. The Partnership defines useful life as the period over which the contract is expected to contribute to the Partnership’s future cash flows. These favorable contracts have original terms ranging from 10 years to 20 years and the Partnership recognizes the amortization expense associated with these contracts in Other revenues.

The Partnership amortizes all other gas gathering contracts, or contract intangibles, over the period of economic benefit based upon expected revenues over the life of the contract. The useful life of these contracts ranges from 3 years to 25 years. The Partnership recognizes the amortization expense associated with these contracts in Depreciation and amortization expense.

The Partnership also has rights-of-way associated with municipal easements and easements granted within existing rights-of-way. The Partnership amortizes these intangible assets over the shorter of the contractual term of the rights-of-way or the estimated useful life of the gathering system. The contractual terms of the rights-of-way range from 20 years to 30 years and the Partnership recognizes the amortization expense associated with these rights-of-way assets in Depreciation and amortization expense.

Equity Method Investments.    The Partnership accounts for investments in which it exercises significant influence using the equity method so long as it (i) does not control the investee and (ii) is not the primary beneficiary. The Partnership reflects these investments in its consolidated balance sheets under the caption titled “investment in equity method investees.”

The Partnership recognizes an other-than-temporary impairment for losses in the value of equity method investees when evidence indicates that the carrying amount is no longer supportable. Evidence of a loss in value might include, but is not limited to, absence of an ability to recover the carrying amount of the investment or an inability of the equity method investee to sustain an earnings capacity that would justify the carrying amount of the

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENTLY ISSUED ACCOUNTING STANDARDS APPLICABLE TO THE PARTNERSHIP (cont.)

investment. A current fair value of an investment that is less than its carrying amount may indicate a loss in value of the investment. The Partnership evaluates its equity method investments for impairment whenever a triggering event exists that would indicate a need to assess the investment for potential impairment.

Impairment of Long-Lived Assets.    The Partnership tests assets for impairment when events or circumstances indicate the carrying value of a long-lived asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. If the Partnership concludes that an asset’s carrying value will not be recovered through future cash flows, the Partnership recognizes an impairment loss on the long-lived asset equal to the amount by which the carrying value exceeds its fair value. The Partnership determines fair value using a combination of market-based and income-based approaches.

Environmental Matters.    The Partnership is subject to various federal, state and local laws and regulations relating to the protection of the environment. Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines and penalties and other sources are charged to expense when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. The Partnership accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Recoveries of environmental remediation costs from other parties or insurers are recorded as assets when their realization is assured beyond a reasonable doubt.

Commitments and Contingencies.    When required, the Partnership records accruals for loss contingencies in accordance with FASB ASC 450, Contingencies. Such determinations are subject to interpretations of current facts and circumstances, forecasts of future events and estimates of the financial impacts of such events.

Mezzanine Capital.    A noncontrolling interest is reported as a component of equity unless the noncontrolling interest is considered redeemable, in which case the noncontrolling interest is recorded between liabilities and equity (mezzanine or temporary equity) in the Partnership’s consolidated balance sheet.

Revenue.    The Partnership provides gathering and/or processing services principally under contracts that contain one or more of the following arrangements described below:

•        Fee-based arrangements.    Under fee-based arrangements, the Partnership receives a fee or fees for one or more of the following services (i) natural gas gathering, treating, transporting, compressing and/or processing and (ii) crude oil and/or produced water gathering and (iii) fresh water delivery services.

•        Percent-of-proceeds arrangements.    Under percent-of-proceeds arrangements, the Partnership generally purchases natural gas from producers at the wellhead, or other receipt points, gathers the wellhead natural gas through its gathering system, treats and compresses the natural gas, processes the natural gas and/or sells the natural gas to a third party for processing. The Partnership then remits to its producers an agreed-upon percentage of the actual proceeds received from sales of the residue natural gas and NGLs. Certain of these arrangements may also result in returning all or a portion of the residue natural gas and/or the NGLs to the producer, in lieu of returning sales proceeds. The margins earned are directly related to the volume of natural gas that flows through the system and the price at which the Partnership is able to sell the residue natural gas and NGLs.

The majority of the Partnership’s contracts have a single performance obligation which is either to provide gathering services (an integrated service) or sell natural gas, NGLs and condensate, which are both satisfied when the related natural gas, crude oil and produced water are received and transferred to an agreed upon delivery point. The Partnership also has certain contracts with multiple performance obligations. They include an option for the customer to acquire additional services such as contracts containing MVCs. These performance obligations would

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENTLY ISSUED ACCOUNTING STANDARDS APPLICABLE TO THE PARTNERSHIP (cont.)

also be satisfied when the related natural gas, crude oil and produced water are received and transferred to an agreed upon delivery point. In these instances, the Partnership allocates the contract’s transaction price to each performance obligation using its best estimate of the standalone selling price of each service in the contract.

Performance obligations for gathering services are generally satisfied over time. The Partnership utilizes either an output method (i.e., measure of progress) for guaranteed, stand-ready service contracts or an asset/system delivery time estimate for non-guaranteed, as-available service contracts.

Performance obligations for the sale of natural gas, NGLs and condensate are satisfied at a point in time. There are no significant judgments for these transactions because the customer obtains control based on an agreed upon delivery point.

Services are typically billed on a monthly basis and the Partnership does not offer extended payment terms. The Partnership does not have contracts with financing components.

For the contracts described above, the Partnership reflects its revenues in the financial statement captions described below.

Financial statement caption:	Revenue description:
Revenues:
Gathering services and related fees	• Revenue earned from fee-based gathering, compression, treating and processing services;
Natural gas, NGLs and condensate sales

•   Revenue from the sale of physical natural gas purchased from customers percent-of-proceeds arrangements (Costs are presented within cost of natural gas and NGLs);

•   Revenue from sale of condensate and NGLs retained from gathering services (Costs are presented within operation and maintenance expense);

Other revenues

•   Reimbursements to the Partnership for costs incurred by the Partnership on customer’s behalf (Recorded on a gross basis with corresponding costs included in operations and maintenance expense);

•   Revenue for freshwater deliveries;

•   Contract amortization; and

•   Revenue for management fees related to Double E.

Certain of the Partnership’s gathering and/or processing agreements provide for monthly MVCs. Under these MVCs, customers agree to ship and/or process a minimum volume of production on its gathering systems or to pay a minimum monetary amount over certain periods during the term of the MVC. A customer must make a shortfall payment to the Partnership at the end of the contracted measurement period if its actual throughput volumes are less than its contractual MVC for that period. Certain customers are entitled to utilize shortfall payments to offset gathering fees in one or more subsequent contracted measurement periods to the extent that such customers throughput volumes in a subsequent contracted measurement period exceed its MVC for that contracted measurement period. The amount of the shortfall payment is based on the difference between the actual throughput volume shipped and/or processed for the applicable period and the MVC for the applicable period, multiplied by the applicable gathering or processing fee.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENTLY ISSUED ACCOUNTING STANDARDS APPLICABLE TO THE PARTNERSHIP (cont.)

Many of the Partnership’s gas gathering agreements contain provisions that can reduce or delay the cash flows that it expects to receive from MVCs to the extent that a customer’s actual throughput volumes are above or below its MVC for the applicable contracted measurement period. These provisions include the following:

•        To the extent that a customer’s throughput volumes are less than its MVC for the applicable period and the customer makes a shortfall payment, it may be entitled to an offset in one or more subsequent periods to the extent that its throughput volumes in subsequent periods exceed its MVC for those periods. In such a situation, the Partnership would not receive gathering fees on throughput in excess of that customer’s MVC (depending on the terms of the specific gas gathering agreement) to the extent that the customer had made a shortfall payment with respect to one or more preceding measurement periods (as applicable).

•        To the extent that a customer’s throughput volumes exceed its MVC in the applicable contracted measurement period, it may be entitled to apply the excess throughput against its aggregate MVC, thereby reducing the period for which its annual MVC applies. As a result of this mechanism, the weighted-average remaining period for which the Partnership’s MVCs apply will be less than the weighted-average of the originally stated MVC contractual terms.

•        To the extent that certain of the Partnership’s customers’ throughput volumes exceed its MVC for the applicable period, there is a crediting mechanism that allows the customer to build a bank of credits that it can utilize in the future to reduce shortfall payments owed in subsequent periods, subject to expiration if there is no shortfall in subsequent periods. The period over which this credit bank can be applied to future shortfall payments varies, depending on the particular gas gathering agreement.

The Partnership recognizes customer obligations under their MVCs as revenue and contract assets when (i) it considers it remote that the customer will utilize shortfall payments to offset gathering or processing fees in excess of its MVCs in subsequent periods; (ii) the customer incurs a shortfall in a contract with no banking mechanism or claw back provision; (iii) the customer’s banking mechanism has expired; or (iv) it is remote that the customer will use its unexercised right. In making this determination, the Partnership considers both quantitative and qualitative facts and circumstances, including, but not limited to, contract terms, capacity of the associated pipeline or receipt point and/or expectations regarding future investment, drilling and production.

The majority of the Partnership’s revenue is derived from long-term, fee-based contracts with its customers, which include original terms of up to 25 years. The Partnership recognizes revenue earned from fee-based gathering, compression, treating and processing services in gathering services and related fees. The Partnership also earns revenue in the Rockies and Piceance reporting segments from the sale of physical natural gas purchased from its customers under certain percent-of-proceeds arrangements. Under ASC Topic 606, these gathering contracts are presented net within cost of natural gas and NGLs. The Partnership sells natural gas that it retains from certain customers in the Barnett reporting segment to offset the power expenses, included in operations and maintenance expense, of the electric-driven compression on the gathering system. The Partnership also sells condensate and NGLs retained from certain of its gathering services in the Piceance and Rockies reporting segments. Revenues from the sale of natural gas and condensate are recognized in Natural gas, NGLs and condensate sales; the associated expense is included in Operation and maintenance expense. Certain customers reimburse the Partnership for costs incurred on their behalf. The Partnership records costs incurred and reimbursed by its customers on a gross basis, with the revenue component recognized in Other revenues and the associated expense included in operations and maintenance expense.

The transaction price in the Partnership’s contracts is primarily based on the volume of natural gas, crude oil or produced water transferred by its gathering systems to the customer’s agreed upon delivery point multiplied by the contractual rate. For contracts that include MVCs, variable consideration up to the MVC will be included in the transaction price. For contracts that do not include MVCs, the Partnership does not estimate variable consideration

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENTLY ISSUED ACCOUNTING STANDARDS APPLICABLE TO THE PARTNERSHIP (cont.)

because the performance obligations are completed and settled on a daily basis. For contracts containing noncash consideration such as fuel received in-kind, the Partnership measures the transaction price at the point of sale when the volume, mix and market price of the commodities are known.

The Partnership has contracts with MVCs that are variable and constrained. Contracts with longer than monthly MVCs are reviewed on a quarterly basis and adjustments to those estimates are made during each respective reporting period, if necessary.

The transaction price is allocated if the contract contains more than one performance obligation such as contracts that include MVCs. The transaction price allocated is based on the MVC for the applicable measurement period.

Unit-Based Compensation.    For awards of unit-based compensation, the Partnership determines a grant date fair value and recognizes the related compensation expense in the statements of operations over the vesting period for each respective award.

Income Taxes.    The Partnership is generally not subject to federal and state income taxes, except as noted below. However, its unitholders are individually responsible for paying federal and state income taxes on their share of its taxable income. Net income or loss for GAAP purposes may differ significantly from taxable income reportable to its unitholders as a result of differences between the tax basis and the GAAP basis of assets and liabilities and the taxable income allocation requirements of the Partnership’s governing documents. The aggregate difference in the basis of the Partnership’s net assets for financial and income tax purposes cannot be readily determined as the Partnership does not have access to the information about each partner’s tax attributes related to the Partnership.

In general, legal entities that are chartered, organized or conducting business in the state of Texas are subject to a franchise tax (the “Texas Margin Tax”). The Texas Margin Tax has the characteristics of an income tax because it is determined by applying a tax rate to a tax base that considers both revenues and expenses. The Partnership’s financial statements reflect provisions for these tax obligations.

Interest Rate Swaps.    Interest rate swap agreements are reported as either assets or liabilities on the consolidated balance sheet at fair value. Interest rate swap agreements are not designated as cash-flow hedges, and accordingly, the changes in the fair value are recorded in earnings. The Partnership does not use interest rate swap agreements for speculative purposes.

Accounting standards recently implemented.    ASU No. 2020-4 Reference Rate Reform (“ASU 2020-4”). ASU 2020-4 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform on financial reporting. Contract terms that are modified due to the replacement of a reference rate are not required to be remeasured or reassessed under relevant accounting standards. During the quarter ended June 30, 2023, the Partnership amended the terms of its Permian Transmission Credit Facility and Term Loan and interest rate swaps, which replaced its existing LIBOR based terms with SOFR rate terms. The amendments in ASU 2020-4 are effective as of March 12, 2020 through December 31, 2022. In December 2022, the FASB issued ASU 2022-06, which amended Topic 848 to defer the sunset date to apply the practical expedients until December 31, 2024. The impact of the change in reference rate did not have a material impact on the Partnership’s consolidated financial statements. See Note 9 — Debt, for additional information.

New accounting standards not yet implemented in this Annual Report.    ASU No. 2020-06 Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815 – 40) (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in GAAP. The ASU’s amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Partnership does not expect the provisions of ASU 2020-06 will have a material impact on its consolidated financial statements and disclosures.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENTLY ISSUED ACCOUNTING STANDARDS APPLICABLE TO THE PARTNERSHIP (cont.)

ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 enhances disclosures on reportable segments and provides additional detailed information about significant segment expenses. The guidance in ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. The Partnership continues to assess the impact of the new guidance, but does not expect the provisions of ASU 2023-07 will have a material impact on its consolidated financial statements and disclosures.

3. ACQUISTIONS AND DIVESTITURES

Acquisition of Outrigger DJ.    On December 1, 2022, the Partnership completed the acquisition of 100% of the equity interests of Outrigger DJ Midstream LLC (“Outrigger DJ”) from Outrigger Energy II LLC for cash consideration of $165.0 million, subject to customary working capital adjustments. The acquisition of Outrigger DJ constituted a business combination and was accounted for using the acquisition method of accounting. For tax purposes, the acquisition was accounted for as an acquisition of assets. The acquisition significantly increased the Partnership’s gas processing capacity and footprint in the DJ Basin and diversified its customer base.

The following table sets forth the preliminary fair value of the assets acquired and liabilities assumed as of the acquisition date. There were no material changes made during 2023 to the provisional purchase accounting measurements initially recorded in December 2022 for the Outrigger DJ Acquisition. The purchase price allocation was complete as of the fourth quarter of 2023.

(in thousands)
Total consideration paid for Outrigger DJ	$167,631
Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	1,000
Accounts receivable	7,529
Other current assets	190
Property, plant and equipment, net	144,514
Intangible assets	21,447
Trade accounts payable, accrued expenses and other	(7,049)
Net assets acquired and liabilities assumed	$167,631

The assets acquired and liabilities assumed were recorded at their estimated fair values at the date of the acquisition. Acquired working capital amounts are expected to approximate fair value due to their short-term nature. The valuation of certain assets, including property, are based on appraisals. The fair value of acquired equipment is based on both available market data and cost and income approaches. These methods are considered Level 3 fair value estimates and include significant assumptions of future gathering and processing volumes, commodity prices, and operating and capital cost estimates, discounted using weighted average cost of capital for industry peers.

Intangible assets acquired consist of rights-of-way of $21.4 million with a weighted average amortization period of 30 years.

Acquisition of Sterling DJ.    On December 1, 2022, the Partnership completed the acquisition of 100% of the equity interests in each of Sterling Energy Investments LLC, Grasslands Energy Marketing LLC and Centennial Water Pipelines LLC (collectively, “Sterling DJ”) from Sterling Investment Holdings LLC for cash consideration of $140.0 million, subject to customary working capital adjustments.. The acquisition of Sterling DJ constituted a business combination and was accounted for using the acquisition method of accounting. For tax purposes, the acquisition was accounted for as an acquisition of assets. The acquisition significantly increased the Partnership’s gas processing capacity and footprint in the DJ Basin and diversified its customer base.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. ACQUISTIONS AND DIVESTITURES (cont.)

The following table sets forth the preliminary fair value of the assets acquired and liabilities assumed as of the acquisition date. There were no material changes made during 2023 to the provisional purchase accounting measurements initially recorded in December 2022 for the Sterling DJ acquisition. The purchase price allocation was complete as of the fourth quarter of 2023.

(in thousands)
Total consideration paid for Sterling DJ	$140,396
Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	500
Accounts receivable	16,224
Other current assets	4,557
Property, plant and equipment, net	108,720
Intangible assets	38,678
Other noncurrent assets	9,865
Trade accounts payable, accrued expenses and other	(38,148)
Net assets acquired	$140,396

The assets acquired and liabilities assumed were recorded at their estimated fair values at the date of the acquisition. Acquired working capital amounts are expected to approximate fair value due to their short-term nature. The valuation of certain assets, including property, are based on appraisals. The fair value of acquired equipment is based on both available market data and cost and income approaches. These methods are considered Level 3 fair value estimates and include significant assumptions of future gathering and processing volumes, commodity prices, and operating and capital cost estimates, discounted using weighted average cost of capital for industry peers.

Intangible assets acquired consist of rights-of-way of $30.2 million with a weighted average amortization period of 30 years and indefinite-lived intangible assets of $8.4 million.

Divestiture of Lane G&P System.    On June 30, 2022, the Partnership completed the sale of Summit Permian, which owns the Lane Gathering and Processing System (“Lane G&P System”), and Permian Finance to Longwood Gathering and Disposal Systems, LP (“Longwood”), a wholly owned subsidiary of Matador Resources Company (“Matador”). In connection with the transaction, the Partnership released, to a subsidiary of Matador, and Matador agreed to assume, take or-pay firm capacity on the Double E Pipeline.

During 2022, the Partnership recognized an impairment of $84.5 million related to the disposition of the Lane G&P System based on total cash proceeds received of $75.0 million, including $2.0 million of cash sold in the transaction, net assets of $158.3 million, and other costs to sell of $1.2 million.

Divestiture of Bison Midstream.    On September 19, 2022, the Partnership completed the sale of Bison Midstream, LLC (“Bison Midstream”), its gas gathering system in Burke and Mountrail Counties, North Dakota to a subsidiary of Steel Reef Infrastructure Corp. (“Steel Reef”), an integrated owner and operator of associated gas capture, gathering and processing assets in North Dakota and Saskatchewan.

During 2022, the Partnership recognized an impairment of $6.9 million related to the disposition of Bison Midstream based on total cash proceeds received of $38.9 million and net assets of $45.8 million. The cash proceeds were used to reduce amounts outstanding under the ABL Facility.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. ACQUISTIONS AND DIVESTITURES (cont.)

Pro Forma Information (Unaudited).    The following table summarizes the unaudited pro forma condensed financial information of SMLP as if the acquisitions of Outrigger DJ and Sterling DJ, along with the dispositions of Bison Midstream and the Lane G&P System, had occurred on January 1, 2021:

Year Ended December 31, 2022
Revenues	$543,024
Net loss	$(36,945)

The unaudited pro forma information is for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the transactions been completed at January 1, 2021, nor is it necessarily indicative of future operating results. The financial data was adjusted to give effect to pro forma events that are i) directly attributable to the transactions, ii) factually supportable, and iii) expected to have a continuing impact on the consolidated results of operations.

Significant adjustments to the pro forma information above include adjustments to interest expense and depreciation based on the purchase price allocated to property, plant, and equipment.

4. REVENUE

The following table presents estimated revenue expected to be recognized over the remaining contract period related to performance obligations that are unsatisfied and are comprised of estimated MVC shortfall payments.

The Partnership applies the practical expedient in paragraph 606-10-50-14 of Topic 606 for certain arrangements that are considered optional purchases (i.e., there is no enforceable obligation for the customer to make purchases) and those amounts are therefore excluded from the table.

	2024	2025	2026	2027	2028	Thereafter
	(in thousands)
Gathering services and related fees	$65,472	$45,594	$29,292	$7,685	$5,137	$—

Revenue by Category.    In the following table, revenue is disaggregated by geographic area and major products and services. For more detailed information about reportable segments, see Note 17 — Segment Information.

	Year ended December 31, 2023
	Gathering services and related fees	Natural gas, NGLs and condensate sales	Other revenues	Total
	(in thousands)
Reportable Segments:
Northeast	$63,805	$—	$—	$63,805
Rockies	65,869	173,688	15,474	255,031
Permian	—	—	3,570	3,570
Piceance	81,041	4,788	5,588	91,417
Barnett	37,508	778	6,831	45,117
Total reportable segments	248,223	179,254	31,463	458,940
Corporate and other	—	—	(37)	(37)
Total	$248,223	$179,254	$31,426	$458,903

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. REVENUE (cont.)

	Year ended December 31, 2022
	Gathering services and related fees	Natural gas, NGLs and condensate sales	Other revenues	Total
	(in thousands)
Reportable Segments:
Northeast	$54,392	$—	$—	$54,392
Rockies	67,838	59,208	16,557	143,603
Permian	3,668	17,382	4,101	25,151
Piceance	80,630	7,111	5,608	93,349
Barnett	41,830	2,503	7,763	52,096
Total reportable segments	248,358	86,204	34,029	368,591
Corporate and other	—	21	982	1,003
Total	$248,358	$86,225	$35,011	$369,594

5. PROPERTY, PLANT AND EQUIPMENT

Details on the Partnership’s property, plant and equipment follow.

	December 31, 2023	December 31, 2022
	(In thousands)
Gathering and processing systems and related equipment	$2,335,980	$2,262,330
Construction in progress	56,064	59,036
Land and line fill	11,534	11,756
Other	65,029	62,222
Total	2,468,607	2,395,344
Less accumulated depreciation	(770,022)	(676,590)
Property, plant and equipment, net	$1,698,585	$1,718,754

When the carrying amount of a long-lived asset is not recoverable, an impairment is recognized equal to the excess of the asset’s carrying value over its fair value, which is based on inputs that are not observable in the market, and thus represent Level 3 inputs under GAAP’s fair value hierarchy. The Partnership recognized $0.5 million and $91.6 million of impairments during the fiscal years ended December 31, 2023 and 2022, respectively. The Partnership cannot predict the likelihood of future impairments, if any.

Depreciation expense and capitalized interest for the Partnership follow.

	Year ended December 31,
	2023	2022
	(In thousands)
Depreciation expense	$95,307	$93,457
Capitalized interest	1,284	838

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. INTANGIBLE ASSETS

Details regarding the Partnership’s intangible assets follow.

	December 31, 2023
	Gross carrying amount	Accumulated amortization	Net
	(In thousands)
Favorable gas gathering contracts	$21,063	$(15,747)	$5,316
Contract intangibles	270,412	(247,024)	23,388
Rights-of-way	205,358	(66,906)	138,452
Indefinite-lived intangibles	8,436	—	8,436
Total intangible assets	$505,269	$(329,677)	$175,592
	December 31, 2022
	Gross carrying amount	Accumulated amortization	Net
	(In thousands)
Favorable gas gathering contracts	$21,063	$(14,809)	$6,254
Contract intangibles	270,412	(228,143)	42,269
Rights-of-way	200,089	(58,330)	141,759
Indefinite-lived intangibles	8,436	—	8,436
Total intangible assets	$500,000	$(301,282)	$198,718

The Partnership recognized amortization expense of its favorable gas gathering contracts in Other revenues as follows:

	Year ended December 31,
	2023	2022
	(In thousands)
Amortization expense – favorable gas gathering contracts	$938	$938

The Partnership recognized amortization expense of its contract and right of way intangibles in costs and expenses as follows:

	Year ended December 31,
	2023	2022
	(In thousands)
Amortization expense – contract intangibles	$18,881	$18,935
Amortization expense – rights-of-way	8,576	6,527

The Partnership’s estimated aggregate annual amortization expected to be recognized for each of the five succeeding fiscal years and thereafter, as of December 31, 2023, follows.

(In thousands)
2024	$18,076
2025	17,892
2026	14,867
2027	8,878
2028	8,711
Thereafter	98,732
$167,156

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. EQUITY METHOD INVESTMENTS

The Partnership has equity method investments in Double E and Ohio Gathering, the balances of which are included in the Investment in equity method investees caption on the consolidated balance sheets. Details of the Partnership’s equity method investments follows.

	December 31, 2023	December 31, 2022
	(In thousands)
Double E(1)	$276,221	$281,640
Ohio Gathering	210,213	225,037
Total	$486,434	$506,677

____________

(1)      The Partnership’s investment balance in Double E includes capitalized interest costs.

Double E.    The Partnership, through its wholly owned subsidiary Summit Permian Transmission, LLC, has a 70% ownership in Double E Pipeline, LLC (“Double E”). Double E owns a long-haul natural gas pipeline (the “Double E Pipeline”) that provides transportation service for residue natural gas from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha hub in Texas. The Double E Pipeline commenced operations in November 2021 and during the years ended December 31, 2023 and 2022, the Partnership made cash investments of $3.5 million and $8.4 million, respectively, in Double E. During the year ended December 31, 2023, Double E made distributions to its investors totaling $28.3 million of which the Partnership received $19.8 million, of which all amounts were utilized for payment of interest and principal on the Permian Transmission Term Loan and distributions to the holders of the Subsidiary Series A Preferred Units.

Double E is deemed to be a variable interest entity as defined in GAAP. Summit Permian Transmission was not deemed to be the primary beneficiary of Double E due to the voting rights of Double E’s other owner regarding significant matters. The Partnership accounts for its ownership interest in Double E as an equity method investment because it has significant influence over Double E.

Summarized balance sheet information for Double E follows (amounts represent 100% of investee financial information).

	December 31, 2023	December 31, 2022
	(In thousands)
Current assets	$11,410	$5,121
Noncurrent assets	391,777	403,594
Total assets	$403,187	$408,715

Current liabilities	$6,373	$8,635
Noncurrent liabilities	13,727	9,137
Total liabilities	$20,100	$17,772

Summarized statements of operations information for Double E follows (amounts represent 100% of investee financial information).

	Year Ended December 31, 2023	Year Ended December 31, 2022
	(In thousands)
Total revenues	$42,335	$32,418
Total operating expenses	26,868	25,685
Net income	$15,467	$6,733

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. EQUITY METHOD INVESTMENTS (cont.)

At December 31, 2023 and 2022, the Partnership’s carrying amount of its interest in Double E approximated its underlying investment.

Ohio Gathering.    The Partnership has investments in OGC and OCC that are collectively referred to as Ohio Gathering. Ohio Gathering owns, operates and is currently developing midstream infrastructure consisting of a liquids-rich natural gas gathering system, a dry natural gas gathering system and a condensate stabilization facility in the Utica Shale in southeastern Ohio. Ohio Gathering provides gathering services pursuant to primarily long-term, fee-based gathering agreements, which include acreage dedications. The Partnership made its initial investment in Ohio Gathering in 2014 and owned approximately 36.5% of OGC and approximately 38.2% of OCC at December 31, 2023 and approximately 37.2% of OGC and approximately 38.2% of OCC at December 31, 2022.

Ohio Gathering is accounted for as an equity method investment because it has joint control with non-affiliated owners, which gives the Partnership significant influence.

A reconciliation of the difference between the carrying amount of the Partnership’s interest in Ohio Gathering and the Partnership’s underlying investment in Ohio Gathering, per Ohio Gathering’s books and records, is shown below.

	2023	2022
	(In thousands)
Investment in Ohio Gathering, December 31	$210,213	$225,037
December cash distributions	3,950	2,673
Basis difference(1)	190,600	199,263
Investment in Ohio Gathering (Books and records), November 30	$404,763	$426,973

____________

(1)      Amount consists of differences created as a result of equity method impairment charges previously recognized which are being amortized over the remaining average life of the underlying assets.

Summarized balance sheet information for OGC and OCC follows (amounts represent 100% of investee financial information).

	November 30, 2023		November 30, 2022
	OGC	OCC	OGC	OCC
	(In thousands)
Current assets	$42,716	$5,885	$36,062	$5,195
Noncurrent assets	1,131,503	1,104	1,157,530	274
Total assets	$1,174,219	$6,989	$1,193,592	$5,469

Current liabilities	$6,174	$3,736	$6,942	$3,588
Noncurrent liabilities	14,088	1,149	13,380	3,096
Total liabilities	$20,262	$4,885	$20,322	$6,684

Summarized statements of operations information for OGC and OCC follows (amounts represent 100% of investee financial information).

	Twelve Months Ended November 30, 2023		Twelve Months Ended November 30, 2022
	OGC	OCC	OGC	OCC
	(In thousands)
Total revenues	$138,707	$15,603	$113,317	$13,340
Total operating expenses	99,770	12,285	106,369	12,786
Net income	38,937	3,318	6,948	554

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. DEFERRED REVENUE

The balances in deferred revenue as of December 31, 2023 and 2022 are primarily related to contributions in aid of construction which will be recognized as revenue over the life of the contract. An update of current deferred revenue is as follows.

(In thousands)
Current deferred revenue, January 1, 2023	$9,054
Additions	10,970
Less: revenue recognized and other	(9,828)
Current deferred revenue, December 31, 2023	$10,196

An update of noncurrent deferred revenue follows.

(In thousands)
Noncurrent deferred revenue, January 1, 2023	$37,694
Additions	2,951
Less: reclassification to current deferred revenue and other	(10,560)
Noncurrent deferred revenue, December 31, 2023	$30,085

9. DEBT

Debt for the Partnership at December 31, 2023 and 2022 follows.

	December 31, 2023	December 31, 2022
	(In thousands)
ABL Facility: Summit Holdings’ asset based credit facility due May 1, 2026	$313,000	$330,000
Permian Transmission Term Loan: Permian Transmission’ variable rate senior secured term loan due January 2028	144,846	155,353
2026 Unsecured Notes: 12.00% senior unsecured notes due October 15, 2026	209,510	—
2025 Senior Notes: 5.75% senior unsecured notes due April 15, 2025	49,783	259,463
2026 Secured Notes: 8.50% senior second lien notes due October 15, 2026	785,000	785,000
Less: unamortized debt discount and debt issuance costs	(31,449)	(39,454)
Total debt, net of unamortized debt discount and debt issuance costs	1,470,690	1,490,362
Less: current portion of Permian Transmission Term Loan	(15,524)	(10,507)
Total long-term debt	$1,455,166	$1,479,855

The aggregate amount of Partnership’s debt maturing during each of the years after December 31, 2023 are as follows (in thousands):

2024	$15,524
2025	66,363
2026	1,324,477
2027	17,769
2028	78,006
Thereafter	—
Total debt	$1,502,139

ABL Facility.    On November 2, 2021, the Partnership, the Partnership’s subsidiary, Summit Holdings, and the subsidiaries of Summit Holdings party thereto entered into a first-lien, senior secured credit facility, consisting of a $400.0 million asset-based revolving credit facility (the “ABL Facility”), subject to a borrowing base comprised of a percentage of eligible accounts receivable of Summit Holdings and its subsidiaries that guarantee the ABL Facility (collectively, the “ABL Facility Subsidiary Guarantors”) and a percentage of eligible above-ground fixed assets including

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. DEBT (cont.)

eligible compression units, processing plants, compression stations and related equipment of Summit Holdings and the ABL Facility Subsidiary Guarantors. As of December 31, 2023, the most recent borrowing base determination of eligible assets totaled $723.2 million, an amount greater than the $400.0 million of aggregate lending commitments.

As of December 31, 2023, the applicable margin under the adjusted term SOFR borrowings was 3.25%, the interest rate was 8.71% and the unused portion of the ABL Facility totaled $82.7 million after giving effect to the issuance of $4.3 million in outstanding but undrawn irrevocable standby letters of credit.

On November 16, 2023, the Partnership amended the ABL Facility to, among other things, permit the 2023 Exchange Transactions, address springing borrowing base reserves in relation to the outstanding principal amount of the 2025 Senior Notes and amend the Interest Coverage Ratio (as defined in the ABL Agreement) covenant to 1.75x through the end of 2024 and 1.90x thereafter.

Summit Holdings entered into that certain Loan and Security Agreement governing the ABL Facility (the “ABL Agreement”), dated as of November 2, 2021, by and among Summit Holdings, as borrower, the Partnership, the ABL Facility Subsidiary Guarantors, Bank of America, N.A., as agent, ING Capital LLC, Royal Bank of Canada and Regions Bank, as co-syndication agents, and Bank of America, N.A., ING Capital LLC, RBC Capital Markets and Regions Capital Markets, as joint lead arrangers and joint bookrunners.

The ABL Facility will mature on May 1, 2026; provided that if the outstanding amount of the 2025 Senior Notes (or any permitted refinancing indebtedness in respect thereof that has a final maturity, scheduled amortization or any other scheduled repayment, mandatory prepayment, mandatory redemption or sinking fund obligation prior to the date that is 120 days after the Termination Date (as defined in the ABL Agreement)) on such date equals or exceeds $50.0 million, then the ABL Facility will mature on December 13, 2024. As of December 31, 2023, the outstanding balance of the 2025 Senior Notes was $49.8 million.

The ABL Facility (together with certain Secured Bank Product Obligations (as defined in the ABL Agreement)) will be jointly and severally guaranteed, on a senior first-priority secured basis (subject to permitted liens), by the Partnership, Summit Holdings and each of the ABL Facility Subsidiary Guarantors.

The ABL Facility restricts, among other things, Summit Holdings’ and its Restricted Subsidiaries’ (as defined in the ABL Agreement) ability and the ability of certain of their subsidiaries to: (i) incur additional debt or issue preferred stock; (ii) make distributions or repurchase equity; (iii) make payments on or redeem junior lien, unsecured or subordinated indebtedness; (iv) create liens or other encumbrances; (v) make investments, loans or other guarantees; (vi) engage in transactions with affiliates; and (viii) make acquisitions or merge or consolidate with another entity. These covenants are subject both to a number of important exceptions and qualifications.

The ABL Facility requires that Summit Holdings not permit (i) the First Lien Net Leverage Ratio (as defined in the ABL Agreement) as of the last day of any fiscal quarter to be greater than 2.50:1.00, or (ii) the Interest Coverage Ratio (as defined in the ABL Agreement) as of the last day of any fiscal quarter to be less than 1.75:1.00 through the end of 2024 or less than 1.90:1.00 thereafter. As of December 31, 2023, the First Lien Net Leverage Ratio was 1.22:1.00 and the Interest Coverage Ratio was 1.93:1.00 and the Partnership was in compliance with the financial covenants of the ABL Facility.

The ABL Facility contains certain events of default customary for instruments of this type. In the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization with respect to Summit Holdings, all outstanding Obligations (as defined in the ABL Agreement) will become due and payable immediately without further action or notice and all commitments under the ABL Facility will terminate.

Pursuant to the ABL Agreement, the Obligations (as defined in the ABL Agreement) are (or, subject to post-closing periods for certain types of collateral, will be) generally secured by a first priority lien on and security interest in (subject to permitted liens), subject to certain exclusions and limitations set forth in the ABL Agreement, (i) substantially all of the personal property of Summit Holdings and the ABL Facility Subsidiary Guarantors, (ii) all equity interests in Summit Holdings and certain other entities, all debt securities and certain rights related to

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. DEBT (cont.)

the foregoing, in each case, owned by the Partnership, (iii) Closing Date Material Gathering Station Real Property and Closing Date Pipeline Material Gathering Station Real Property (each, as defined in the ABL Agreement) and certain other material real property interests (including improvements thereon) of Summit Holdings and the ABL Facility Subsidiary Guarantors as provided in the ABL Agreement and (iv) all proceeds of the foregoing collateral.

Intercreditor Agreement.

On November 2, 2021, in connection with the entry into the ABL Facility and issuance of the 2026 Secured Notes, Summit Holdings and the other guarantors party thereto entered into an Intercreditor Agreement (the “Intercreditor Agreement”) with Bank of America, N.A., as first lien representative and collateral agent for the initial first lien claimholders, Regions Bank, as second lien representative for the initial second lien claimholders and collateral agent for the initial second lien claimholders, establishing (i) a first-priority lien (subject to permitted liens) status for the liens on the collateral securing the ABL Facility and any additional first-lien indebtedness and (ii) a junior priority lien (subject to permitted liens) status for the liens on the collateral securing the 2026 Secured Notes and any additional second-lien indebtedness.

Permian Transmission Credit Facilities.    On March 8, 2021 (the “Permian Closing Date”), the Partnership’s unrestricted subsidiary, Permian Transmission, entered into a Credit Agreement which allows for $175.0 million of senior secured credit facilities, including a $160.0 million Term Loan Facility and a $15.0 million Working Capital Facility. The Permian Transmission Credit Facilities can be used to finance Permian Transmission’s capital calls associated with its investment in Double E, debt service and other general corporate purposes. Unexpended proceeds from draws on the Permian Transmission Credit Facilities are classified as restricted cash on the accompanying unaudited condensed consolidated balance sheets.

On June 27, 2023, we amended the Permian Transmission Credit Facilities to, among other things, transition the LIBOR based interest rates under the Permian Transmission Credit Facilities to term SOFR.

As of December 31, 2023, the applicable margin under adjusted term SOFR borrowings was 2.475%, the interest rate was 7.79% and the unused portion of the Permian Transmission Credit Facilities totaled $4.5 million, subject to a commitment fee of 0.7% after giving effect to the issuance of $10.5 million in outstanding but undrawn irrevocable standby letters of credit. Summit Permian Transmission, LLC entered into interest rate hedges with notional amounts representing approximately 90% of the Permian Term Loan facility at a fixed SOFR rate of 1.23%. As of December 31, 2023, the Partnership was in compliance with the financial covenants of the Permian Transmission Credit Facilities.

Permian Transmission Term Loan.    As described above, in January 2022, the Permian Term Loan Facility was converted into a Term Loan (the “Permian Transmission Term Loan”). The Permian Transmission Term Loan is due January 2028. As of December 31, 2023, the applicable margin under adjusted term SOFR borrowings was 2.475% and the interest rate was 7.79%. As of December 31, 2023, the Partnership was in compliance with the financial covenants governing the Permian Transmission Term Loan.

In accordance with the terms of the Permian Transmission Term Loan, Permian Transmission is required to make mandatory principal repayments. Below is a summary of the remaining mandatory principal repayments as of December 31, 2023:

(In thousands)	Total	2024	2025	2026	2027	2028
Amortizing principal repayments	$144,846	$15,524	$16,580	$16,967	$17,769	$78,006

2026 Secured Notes.    In 2021, the Co-Issuers issued $700.0 million of 8.500% Senior Secured Second Lien Notes due 2026 (the “2026 Secured Notes”) to eligible purchasers pursuant to Rule 144A and Regulation S of the Securities Act, at a price of 98.5% of their face value. Additionally, in November 2022, in connection with the 2022 DJ Acquisitions, the Co-Issuers issued an additional $85.0 million of 2026 Secured Notes at a price of 99.26% of their face value. The 2026 Secured Notes will pay interest semi-annually on April 15 and October 15 of each year, commencing on April 15, 2022, and are jointly and severally guaranteed, on a senior second-priority secured basis

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. DEBT (cont.)

(subject to permitted liens), by the Partnership and each restricted subsidiary of the Partnership (other than the Co-Issuers) that is an obligor under the ABL Agreement, or under the Co-Issuers’ 2025 Senior Notes on the issue date of the 2026 Secured Notes.

The 2026 Secured Notes will mature on October 15, 2026; provided that, if the outstanding amount of the 2025 Senior Notes (or any refinancing indebtedness in respect thereof that has a final maturity on or prior to the date that is 91 days after the Initial Maturity Date (as defined in the 2026 Secured Notes Indenture)) is greater than or equal to $50.0 million on January 14, 2025, which is 91 days prior to the scheduled maturity date of the 2025 Senior Notes, then the 2026 Secured Notes will mature on January 14, 2025.

The Partnership used the net proceeds from the offering of the 2026 Secured Notes, together with cash on hand and borrowings under the ABL Facility, to repay in full all of Summit Holdings’ obligations under the Revolving Credit Facility.

2026 Secured Notes Indenture.

The Co-Issuers issued the 2026 Secured Notes pursuant to an indenture (the “2026 Secured Notes Indenture”), dated as of November 2, 2021, by and among the Co-Issuers, the Partnership, any other Restricted Subsidiary (as defined in the 2026 Secured Notes Indenture) of the Partnership that provides a Notes Guarantee (as defined in the 2026 Secured Notes Indenture) and Regions Bank, as trustee (the “2026 Secured Notes Trustee”) and collateral agent, setting forth specific terms applicable to the 2026 Secured Notes.

At any time prior to October 15, 2023, the Co-Issuers could have on any one or more occasions redeemed up to 35% of the aggregate principal amount of the 2026 Secured Notes (including any additional notes) issued under the 2026 Secured Notes Indenture at a redemption price of 108.5% of the principal amount of the 2026 Secured Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date, in an amount not greater than the net cash proceeds of certain equity offerings by the Partnership, provided that: (i) at least 65% of the initial aggregate principal amount of the 2026 Secured Notes (including any additional notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Partnership and its subsidiaries); and (ii) the redemption occurs within 180 days of the date of the closing of each such equity offering by the Partnership. On and after October 15, 2023, the Co-Issuers may redeem all or part of the 2026 Secured Notes at redemption prices (expressed as percentages of principal amount) equal to: (a) 104.250% for the twelve-month period beginning October 15, 2023; (b) 102.125% for the twelve-month period beginning October 15, 2024; and (c) 100.000% for the twelve-month period beginning on October 15, 2025 and at any time thereafter, in each case plus accrued and unpaid interest, if any, to, but not including, the redemption date. In certain circumstances, the Co-Issuers will be required to offer to purchase the 2026 Secured Notes with excess proceeds from asset sales, excess cash flow and upon the occurrence of certain change of control events.

The 2026 Secured Notes Indenture restricts the Partnership’s and its Restricted Subsidiaries’ ability and the ability of certain of their subsidiaries to: (i) incur additional debt or issue preferred stock; (ii) make distributions, repurchase equity or redeem junior lien, unsecured or subordinated debt; (iii) make payments on junior lien, unsecured or subordinated indebtedness; (iv) create liens or other encumbrances; (v) make investments, loans or other guarantees; (vi) engage in transactions with affiliates; and (viii) make acquisitions or merge or consolidate with another entity. These covenants are subject both to a number of important exceptions and qualifications. At any time when the 2026 Secured Notes are rated investment grade by at least two of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services or Fitch Ratings, Inc., many of these covenants will terminate. As of December 31, 2023, the Partnership was in compliance with the financial covenants of the 2026 Secured Notes.

The 2026 Secured Notes Indenture contains certain events of default customary for instruments of this type.

In the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization with respect to either Co-Issuer, the Partnership, and certain significant subsidiaries of the Partnership, all outstanding Notes will become due and payable immediately without further action or notice. If any other

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. DEBT (cont.)

event of default occurs and is continuing, the 2026 Secured Notes Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the 2026 Secured Notes to be due and payable immediately.

Collateral Agreement.

On November 2, 2021, the Co-Issuers, as pledgors and grantors, entered into, in connection with the 2026 Secured Notes Indenture, a Collateral Agreement (Second Lien), with the Partnership, as a pledgor, each subsidiary guarantor listed therein and Regions Bank, as collateral agent (the “Collateral Agreement”). Pursuant to the Collateral Agreement and the 2026 Secured Notes Indenture, the obligations under the 2026 Secured Notes Indenture are (or, subject to post-closing periods for certain types of collateral, will be) generally secured by a second priority lien on and security interest in (subject to permitted liens) the assets of the Partnership, the Co-Issuers and the subsidiary guarantors securing their obligations under the ABL Facility (as described above under “ABL Facility”).

Excess Cash Flow Offers to Purchase.

Starting in the first quarter of 2023 with respect to the fiscal year ended 2022, and continuing annually through the fiscal year 2025, the Partnership is required under the terms of the 2026 Secured Notes Indenture to, if it has Excess Cash Flow (as defined in the 2026 Secured Notes Indenture), and subject to its ability to make such an offer under the ABL Facility, offer to purchase an amount of the 2026 Secured Notes, at 100% of the principal amount plus accrued and unpaid interest, equal to 100% of the Excess Cash Flow generated in the prior year. Excess Cash Flow is generally defined as consolidated cash flow minus the sum of capital expenditures and cash payments in respect of permitted investments and permitted restricted payments.

Generally, if the Partnership does not offer to purchase designated annual amounts of its 2026 Secured Notes or reduce its first lien capacity under the 2026 Secured Notes Indenture per annum from 2023 through 2025, the interest rate on the 2026 Secured Notes is subject to certain rate escalations. Per the terms of the 2026 Secured Notes Indenture, the designated amounts are to offer to purchase $50.0 million aggregate principal amount of the 2026 Secured Notes by April 1, 2023, otherwise the interest rate shall automatically increase by 50 basis points per annum; $100.0 million aggregate principal amount of the 2026 Secured Notes by April 1, 2024, otherwise the interest rate shall automatically increase by 100 basis points per annum (minus any amount previously increased); and $200.0 million aggregate principal amount of the 2026 Secured Notes by April 1, 2025, otherwise the interest rate shall automatically increase by 200 basis points per annum (minus any amount previously increased). The Partnership does not anticipate making offers to purchase in the designated amount for the fiscal year ended 2023, and, as a result, the interest rate on the 2026 Secured Notes will increase an incremental 50 basis points to 9.50% effective April 1, 2024, resulting in an incremental increase in annual interest expense of approximately $3.9 million.

To the extent the Partnership makes an offer to purchase, and the offer is not fully accepted by the holders of the 2026 Secured Notes, the Partnership may use any remaining amount not accepted for any purpose not prohibited by the 2026 Secured Notes Indenture or the ABL Facility.

2026 Unsecured Notes.    In November 2023, the Co-Issuers issued a total of $209.5 million aggregate principal amount of 2026 Unsecured Notes in exchange for $180.0 million aggregate principal amount of the 2025 Senior Notes and $29.5 million in cash. The cash raised was used to repurchase $29.7 million aggregate principal amount of the remaining 2025 Senior Notes that were not exchanged. The Partnership pays interest on the 2026 Unsecured Notes semi-annually in cash in arrears on April 15 and October 15 of each year. The 2026 Unsecured Notes are senior, unsecured obligations and rank equally in right of payment with all of the Partnership’s existing and future senior obligations. The 2026 Unsecured Notes are effectively subordinated in right of payment to all of the Partnership’s secured indebtedness, to the extent of the collateral securing such indebtedness.

The Co-Issuers have the right to redeem all or part of the 2026 Unsecured Notes at a redemption price of (a) on or before April 15, 2025, 101.000%, and (b) after April 15, 2025, 102.000%, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. DEBT (cont.)

As December 31, 2023, the Partnership was in compliance with the financial covenants of the 2026 Unsecured Notes. The 2026 Unsecured Notes will mature on October 15, 2026.

2026 Unsecured Notes Indenture.

The Co-Issuers issued the 2026 Secured Notes pursuant to an indenture (the “2026 Unsecured Notes Indenture”), dated as of November 21, 2023, by and among the Co-Issuers, the guarantors party thereto and Regions Bank, as trustee (the “2026 Unsecured Notes Trustee”), setting forth specific terms applicable to the 2026 Unsecured Notes.

The indenture governing the 2026 Unsecured Notes restricts the Partnership’s and the Co-Issuers’ ability and the ability of certain of their subsidiaries to: (i) incur additional debt or issue preferred stock; (ii) make distributions, repurchase equity or redeem subordinated debt; (iii) make payments on subordinated indebtedness; (iv) create liens or other encumbrances; (v) make investments, loans or other guarantees; (vi) sell or otherwise dispose of a portion of their assets; (vii) engage in transactions with affiliates; and (viii) make acquisitions or merge or consolidate with another entity. These covenants are subject both to a number of important exceptions and qualifications. At any time when the 2026 Unsecured Notes are rated investment grade by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no Default or Event of Default (each as defined in the indenture governing the 2026 Unsecured Notes) has occurred and is continuing, many of these covenants will terminate.

The indenture governing the 2026 Unsecured Notes provides that each of the following is an Event of Default: (i) default for 30 days in the payment when due of interest on the 2026 Unsecured Notes; (ii) default in payment when due of the principal of, or premium, if any, on the 2026 Unsecured Notes; (iii) failure by the Co-Issuers or the Partnership to comply with certain covenants relating to merger, consolidation, sale of assets, change of control or asset sales; (iv) failure by the Partnership for 180 days after notice to comply with certain covenants relating to the filing of annual, quarterly and current reports with the SEC; (v) failure by the Co-Issuers or the Partnership for 30 days after notice to comply with any of the other agreements in the indenture governing the 2026 Unsecured Notes; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Partnership or any of its restricted subsidiaries (or the payment of which is guaranteed by the Partnership or any of its restricted subsidiaries) if that default: (a) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness (a “Payment Default”); or (b) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75.0 million or more; (vii) failure by the Partnership or any of its restricted subsidiaries to pay final judgments aggregating in excess of $75.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) except as permitted by the indenture governing the 2026 Unsecured Notes, any guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its guarantee of the 2026 Unsecured Notes; and (ix) certain events of bankruptcy, insolvency or reorganization described in the indenture governing the 2026 Unsecured Notes with respect to the Co-Issuers, the Partnership or any of the Partnership’s restricted subsidiaries that is a significant subsidiary or any group of the Partnership’s restricted subsidiaries that, taken as a whole, would constitute a significant subsidiary of the Partnership.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization with respect to either Co-Issuer, the Partnership, any of the Partnership’s restricted subsidiaries that is a significant subsidiary or any group of the Partnership’s restricted subsidiaries that, taken as a whole, would constitute a significant subsidiary, all outstanding 2026 Unsecured Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the 2026 Unsecured Notes Trustee or the holders of at least 25% in principal amount of the then outstanding 2026 Unsecured Notes may declare all the 2026 Unsecured Notes to be due and payable immediately.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. DEBT (cont.)

2025 Senior Notes.    In February 2017, the Co-Issuers co-issued the 2025 Senior Notes. The Partnership pays interest on the 2025 Senior Notes semi-annually in cash in arrears on April 15 and October 15 of each year. The 2025 Senior Notes are senior, unsecured obligations and rank equally in right of payment with all of the Partnership’s existing and future senior obligations. The 2025 Senior Notes are effectively subordinated in right of payment to all of the Partnership’s secured indebtedness, to the extent of the collateral securing such indebtedness.

The Co-Issuers have the right to redeem all or part of the 2025 Senior Notes at a redemption price of 100.00%, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

As discussed above, in November, 2023, the Partnership exchanged $180.0 million aggregate principal amount of the 2025 Senior Notes and repurchased $29.7 million aggregate principal amount of the remaining 2025 Senior Notes that were not exchanged. As of December 31, 2023, the outstanding balance of the 2025 Senior Notes was $49.8 million.

As of December 31, 2023, the Partnership was in compliance with the financial covenants of the 2025 Senior Notes. The 2025 Senior Notes will mature on April 15, 2025.

10. COMMITMENTS AND CONTINGENCIES

Environmental Matters.    Although the Partnership believes that it is in material compliance with applicable environmental regulations, the risk of environmental remediation costs and liabilities are inherent in pipeline ownership and operation. Furthermore, the Partnership can provide no assurances that significant environmental remediation costs and liabilities will not be incurred in the future. The Partnership is currently not aware of any material contingent liabilities that exist with respect to environmental matters, except as noted below.

As of December 31, 2023, the Partnership has recognized (i) a current liability for remediation effort expenditures expected to be incurred within the next 12 months and (ii) a noncurrent liability for estimated remediation expenditures expected to be incurred subsequent to December 31, 2024. Each of these amounts represent the Partnership’s best estimate for costs expected to be incurred. Neither of these amounts have been discounted to their present value.

An update of the Partnership’s undiscounted accrued environmental remediation is as follows and is primarily related to the 2015 Blacktail Release and other environmental remediation activities, as described below.

(In thousands)
Accrued environmental remediation, December 31, 2021	$5,606
Payments made	(2,746)
Additional accruals	845
Accrued environmental remediation, December 31, 2022	$3,705
Payments made	(641)
Changes in estimates	(127)
Accrued environmental remediation, December 31, 2023	$2,937

In 2015, the Partnership learned of the rupture of a four-inch produced water gathering pipeline on the Meadowlark Midstream system near Williston, North Dakota (“2015 Blacktail Release”). On August 4, 2021, subsidiaries of the Partnership entered into the following agreements to resolve the U.S. federal and North Dakota state governments’ environmental claims with respect to the 2015 Blacktail Release: (i) a Consent Decree with the U.S. Department of Justice (“DOJ”), the U.S. Environmental Protection Agency (“EPA”), and the State of North Dakota (“Consent Decree”); (ii) a Plea Agreement with the United States (“Plea Agreement”); and (iii) a Consent Agreement with the North Dakota Industrial Commission (“Consent Agreement” together with the Consent Decree and Plea Agreement, the “Global Settlement”). As of December 31, 2023 and 2022, the accrued loss liability for the 2015 Blacktail Release was $21.7 million and $28.3 million, respectively, and are recorded within Other noncurrent liabilities and Accrued settlements payable within the consolidated balance sheets.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. COMMITMENTS AND CONTINGENCIES (cont.)

Key terms of the Global Settlement included (i) payment of penalties and fines totaling $36.3 million, consisting of $1.25 million in natural resource damages payable to federal and state governments, a $25.0 million payable to the federal government over five years, and a $10.0 million payable to state governments over, for the federal and state civil amounts six years, and, for the federal criminal amounts, five years, with interest applied to unpaid amounts accruing at, for the federal and state civil amounts, a fixed rate of 3.25%, and, for the federal criminal amounts, a variable rate set by statute, and of which $6.7 million is expected to be paid within the next twelve months; (ii) continuation of remediation efforts at the site of the 2015 Blacktail Release; (iii) other injunctive relief including but not limited to control room management, environmental management system audit, training, and reporting; (iv) guilty pleas by Defendant subsidiary for (a) one charge of negligent discharge of a harmful quantity of oil and (b) one charge of knowing failure to immediately report a discharge of oil; and (v) organizational probation for a minimum period of three years from sentencing on December 6, 2021, including payment in full of certain components of the fines and penalty amounts. The agreements comprising the Global Settlement were subject to the approval of the U.S. District Court for the District of North Dakota (the “U.S. District Court”). The U.S. District Court entered an order making the civil components of the Global Settlement effective on September 28, 2021 and accepted the sentencing in the Plea Agreement on December 6, 2021, completing approval of the Global Settlement.

Subsidiaries of the Partnership are also participating in two proceedings before the EPA as a result of the Plea Agreement becoming effective. Following the U.S. District Court’s entering judgment on Defendant subsidiary’s guilty plea to one count of negligent discharge of produced water in violation of the Clean Water Act, Defendant subsidiary was statutorily debarred by operation of law pursuant to 33 U.S.C. § 1368(a) to participate in federal awards performed at the “violating facility,” which EPA determined to be the Marmon subsystem of the produced water gathering system in North Dakota. The scope and effect of the debarment as defined did not materially affect the Partnership’s operations. Defendant has submitted a petition for reinstatement, which was denied by the EPA’s suspension and debarment office (“SDO”) on July 11, 2022. The SDO determined that the term of probation in the Plea Agreement was the appropriate period of time to demonstrate Defendant subsidiary’s change of corporate attitude, policies, practices, and procedures. The Partnership and certain subsidiaries have also received a show cause notice from the EPA requesting us to “show cause” why SDO should not issue a Notice of Proposed Debarment to the Defendant subsidiary and certain affiliates under 2 C.F.R. § 180.800(d), to which we have responded, and in which proceeding no further developments have occurred.

Legal Proceedings.    The Partnership is involved in various litigation and administrative proceedings arising in the ordinary course of business. In the opinion of management, any liabilities, which include insured claims, would not individually or in the aggregate have a material adverse effect on the Partnership’s financial position or results of operations.

11. FINANCIAL INSTRUMENTS

Concentrations of Credit Risk.    Financial instruments that potentially subject the Partnership to concentrations of credit risk consist of cash and cash equivalents, restricted cash and accounts receivable. The Partnership maintains its cash and cash equivalents and restricted cash in bank deposit accounts that frequently exceed federally insured limits. The Partnership has not experienced any losses in such accounts and does not believe it is exposed to any significant risk.

Accounts receivable primarily comprise amounts due for the gathering, compression, treating and processing services the Partnership provides to its customers and also the sale of natural gas liquids resulting from its processing services. This industry concentration has the potential to impact its overall exposure to credit risk, either positively or negatively, in that the Partnership’s customers may be similarly affected by changes in economic, industry or other conditions. The Partnership monitors the creditworthiness of its counterparties and can require letters of credit or other forms of credit assurance for receivables from counterparties that are judged to have substandard credit, unless the credit risk can otherwise be mitigated.

Fair Value.    The carrying amount of cash and cash equivalents, restricted cash, accounts receivable and trade accounts payable reported on the consolidated balance sheet approximates fair value due to their short-term maturities.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. FINANCIAL INSTRUMENTS (cont.)

A summary of the estimated fair value of the Partnership’s debt financial instruments follows.

	December 31, 2023		December 31, 2022
	Carrying Value(1)	Estimated fair value (Level 2)	Carrying Value(1)	Estimated fair value (Level 2)
	(in thousands)
2025 Senior Notes	$49,783	$48,414	$259,463	$221,733
2026 Secured Notes	$785,000	$778,131	$785,000	$750,983
2026 Unsecured Notes	$209,510	$203,225	$—	$—

____________

(1)      Excludes applicable unamortized debt issuance costs and debt discounts.

The carrying value on the balance sheets of the ABL Facility and Permian Transmission Term Loan represent their fair value due to its floating interest rate. The fair value for the 2026 Unsecured Notes, 2026 Secured Notes and 2025 Senior Notes is based on an average of nonbinding broker quotes as of December 31, 2023 and 2022. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value of the Senior Notes.

Deferred earn-out.    As a result of the acquisition of Sterling DJ, the Partnership assumed a deferred earn-out liability, which is remeasured each reporting period. As of December 31, 2023 and 2022, the estimated fair value of the deferred earn-out liability was $5.1 million and $5.2 million and was estimated using a discounted cash flow technique based on estimated future fresh water deliveries and appropriate discount rates, and the balances are recorded within other noncurrent liabilities on the consolidated balance sheets. Given the unobservable nature of the inputs, the fair value measurement of the deferred earn-out is deemed to use Level 3 inputs. The deferred earn-out sits within Centennial Water Pipelines LLC, one of the Partnership’s unrestricted subsidiaries.

Interest Rate Swaps.    In connection with the Permian Transmission Term Loan, formerly the Permian Transmission Credit Facilities, the Partnership entered into amortizing interest rate swap agreements. As of December 31, 2023 and 2022, the outstanding notional amount of interest rate swaps was $130.4 million and $139.8 million, respectively. These interest rate swaps manage exposure to variability in expected cash flows attributable to interest rate risk. Interest rate swaps convert a portion of the Partnership’s variable rate debt to fixed rate debt. The Partnership chooses counterparties for its derivative instruments that it believes are creditworthy at the time the transactions are entered into, and the Partnership actively monitors the creditworthiness where applicable. However, there can be no assurance that a counterparty will be able to meet its obligations to the Partnership. The Partnership presents its derivative positions on a gross basis and does not net the asset and liability positions. During 2023, the Partnership amended its interest rate swap agreements to, among other things, replace its LIBOR based terms with a SOFR rate terms.

As of December 31, 2023 and 2022, the Partnership’s interest rate swap agreements had a fair value of $11.9 million and $15.2 million, respectively, and are recorded within other noncurrent assets within the consolidated balance sheets. The derivative instruments’ fair value are determined using level 2 inputs from the fair value hierarchy.

12. PARTNERS’ CAPITAL AND MEZZANINE CAPITAL

Common Units.    An update on the number of common units is as follows for the period from December 31, 2021 to December 31, 2023.

Common Units
December 31, 2021	7,169,834
2022 Preferred Exchange Offer, net of units withheld for taxes	2,853,875
Common units issued for SMLP LTIP, net	159,054
December 31, 2022	10,182,763
Common units issued for SMLP LTIP, net	193,426
December 31, 2023	10,376,189

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. PARTNERS’ CAPITAL AND MEZZANINE CAPITAL (cont.)

Series A Preferred Units.    In November 2017, the Partnership issued 300,000 Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series A Preferred Units”) representing limited partner interests in the Partnership at a price to the public of $1,000 per unit.

The Series A Preferred Units rank senior to (i) common units representing limited partner interests in the Partnership and (ii) each other class or series of limited partner interests or other equity securities in the Partnership that may be established in the future that expressly ranks junior to the Series A Preferred Units as to the payment of distributions and amounts payable upon a liquidation event. The Series A Preferred Units rank equal in all respects with each class or series of limited partner interests or other equity securities in the Partnership that may be established in the future that is not expressly made senior or subordinated to the Series A Preferred Units as to the payment of distributions and amounts payable on a liquidation event. The Series A Preferred Units rank junior to (i) all of the Partnership’s existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against the Partnership and (ii) each other class or series of limited partner interests or other equity securities in the Partnership established in the future that is expressly made senior to the Series A Preferred Units as to the payment of distributions and amounts payable upon a liquidation event. Income is allocated to the Series A Preferred Units in an amount equal to the earned distributions (whether these distributions are declared by the General Partner to be paid or not) for the respective reporting period.

Distributions on the Series A Preferred Units are cumulative and compounding and are payable semi-annually in arrears on the 15th day of each June and December through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year (each, a “Distribution Payment Date”) to holders of record as of the close of business on the first business day of the month of the applicable Distribution Payment Date, in each case, when, as, and if declared by the General Partner out of legally available funds for such purpose.

The initial distribution rate for the Series A Preferred Units is 9.50% per annum of the $1,000 liquidation preference per Series A Preferred Unit. On and after December 15, 2022, distributions on the Series A Preferred Units will accumulate for each distribution period at a percentage of the liquidation preference equal to the three-month LIBOR plus a spread of 7.43%. During the fourth quarter of 2023, distributions on the Series A Preferred Units began to accumulate at a rate equal to the three-month SOFR plus a spread of 7.69%. The floating rate established on December 15, 2023 for the period ending March 31, 2024 was 13.1%.

The Partnership suspended its distributions to be paid to holders of its Series A Preferred Units, commencing with respect to the quarter ending March 31, 2020. As of December 31, 2023, the amount of accrued and unpaid distributions on the Series A Preferred Units was $33.0 million.

A rollforward of the number of outstanding Series A Preferred Units follows for the period from December 31, 2021 to December 31, 2023.

Series A Preferred Units
December 31, 2021	143,447
2022 Preferred Exchange Offer	(77,939)
December 31, 2022	65,508
2023 activity	—
December 31, 2023	65,508

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. PARTNERS’ CAPITAL AND MEZZANINE CAPITAL (cont.)

2022 Preferred Exchange Offer.    In January 2022, the Partnership completed an offer to exchange its Series A Preferred Units for newly issued common units (the “2022 Preferred Exchange Offer”), whereby it issued 2,853,875 SMLP common units, net of units withheld for withholding taxes, in exchange for 77,939 Series A Preferred Units. Upon the settlement of the 2022 Preferred Exchange Offer, the Partnership eliminated $92.6 million of the Series A Preferred Unit liquidation preference amount, inclusive of accrued distributions due as of the settlement date.

Subsidiary Series A Preferred Units.    The Partnership has Subsidiary Series A Preferred Units that ranks senior to each other class or series of limited partner interests or other equity securities in Permian Holdco that may be established in the future that expressly ranks junior to the Subsidiary Series A Preferred Units as to the payment of distributions and amounts payable upon a liquidation event. The Subsidiary Series A Preferred Units rank equal in all respects with each class or series of limited partner interests or other equity securities in Permian Holdco that may be established in the future that is not expressly made senior or subordinated to the Subsidiary Series A Preferred Units as to the payment of distributions and amounts payable on a liquidation event. The Subsidiary Series A Preferred Units rank junior to (i) all of Permian Holdco’s or a subsidiary of Permian Holdco’s future indebtedness and other liabilities with respect to assets available to satisfy claims against Permian Holdco and (ii) each other class or series of limited partner interests or other equity securities in Permian Holdco established in the future that is expressly made senior to the Subsidiary Series A Preferred Units as to the payment of distributions and amounts payable upon a liquidation event. Income is allocated to the Subsidiary Series A Preferred Units in an amount equal to the earned distributions for the respective reporting period.

Distributions on the Subsidiary Series A Preferred Units are cumulative and compounding and are payable 21 days following the quarterly period ended March, June, September and December of each year (each, a “Series A Distribution Payment Date”) to holders of record as of the close of business on the first business day of the month of the applicable Series A Distribution Payment Date, in each case, when, as, and if declared by Permian Holdco out of legally available funds for such purpose.

The distribution rate for the Subsidiary Series A Preferred Units is 7.00% per annum of the $1,000 liquidation preference per Subsidiary Series A Preferred Unit. A pro-rated initial distribution on the Subsidiary Series A Preferred Units was Paid-in-kind (“PIK”) on January 21, 2020 in an amount equal to 7.00% per Subsidiary Series A Preferred Unit plus 1.00% per annum of the undrawn commitment units.

These Subsidiary Series A Preferred Units are considered redeemable securities under GAAP due to the existence of certain redemption provisions that are outside of the Partnership’s control. Therefore, the securities are classified as temporary equity in the mezzanine section of the consolidated balance sheets.

The Partnership records its Subsidiary Series A Preferred Units at fair value upon issuance, net of issuance costs, and subsequently records an effective interest method accretion amount each reporting period to accrete the carrying value to a most probable redemption value that is based on a predetermined internal rate of return measure. The Partnership also elected to make PIK distributions to holders of the Subsidiary Series A Preferred Units during portions of the year ended December 31, 2022, which increase the liquidation preference on each Subsidiary Series A Preferred Unit. Ultimately, Net Income (Loss) Attributable to common limited partners includes adjustments for PIK distributions and redemption accretion. During the year ended December 31, 2022, the Partnership issued 1,600 Subsidiary Series A Preferred Units, through PIK transactions. The Partnership did not make any PIK distributions during the year ended December 31, 2023. As of December 31, 2023 and 2022, the Partnership had 93,039 Subsidiary Series A Preferred Units outstanding.

If the Subsidiary Series A Preferred Units were redeemed on December 31, 2023, the redemption amount would be $125.5 million, when considering the applicable multiple of invested capital metric and make-whole amount provisions contained in the Amended and Restated Limited Liability Company Agreement of Permian Holdco.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. PARTNERS’ CAPITAL AND MEZZANINE CAPITAL (cont.)

The following table shows the change in the Partnership’s Subsidiary Series A Preferred Unit balance from January 1, 2022 through December 31, 2023, net of $1.7 million and $2.2 million of unamortized issuance costs at December 31, 2023 and December 31, 2022, respectively:

(in thousands)
Balance at January 1, 2022	$106,325
PIK distributions	1,600
Redemption accretion, net of issuance cost amortization	15,544
Cash distribution (includes $1.6 million distributions payable as of December 31, 2022)	(4,885)
Balance at December 31, 2022	$118,584
Redemption accretion, net of issuance cost amortization	12,581
Cash distribution (includes $1.6 million distributions payable as of December 31, 2023)	(6,513)
Balance at December 31, 2023	$124,652

Cash Distribution Policy.    The Partnership suspended its cash distributions to holders of its common units and Series A Preferred Units, commencing with respect to the quarter ending March 31, 2020. Upon the resumption of distributions, the Partnership Agreement requires that it distribute all available cash, subject to reserves established by its General Partner, within 45 days after the end of each quarter to unitholders of record on the applicable record date. The amount of distributions paid under this policy is subject to fluctuations based on the amount of cash the Partnership generates from its business and the decision to make any distribution is determined by the General Partner, taking into consideration the terms of the Partnership Agreement.

13. EARNINGS PER UNIT

The following table details the components of EPU.

	Year ended December 31,
	2023	2022
	(In thousands, except per-unit amounts)
Numerator for basic and diluted EPU:
Allocation of net loss among limited partner interests:
Net loss	$(38,947)	$(123,461)
Less: Net income attributable to Subsidiary Series A Preferred Units	(12,581)	(17,144)
Net loss attributable Summit Midstream Partners, LP	(51,528)	(140,605)

Less: Net income attributable to Series A Preferred Unit	(11,566)	(8,048)
Add: Deemed capital contribution	—	20,974
Net loss attributable to common limited partners	$(63,094)	$(127,679)

Denominator for basic and diluted EPU:
Weighted-average common units outstanding – basic	10,334	10,048
Effect of nonvested phantom units	—	—
Weighted-average common units outstanding – diluted	10,334	10,048

Net Loss per limited partner unit:
Common unit – basic	$(6.11)	$(12.71)
Common unit – diluted	$(6.11)	$(12.71)

Nonvested anti-dilutive phantom units excluded from the calculation of diluted EPU	245	177

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. SUPPLEMENTAL CASH FLOW INFORMATION

	Year ended December 31,
	2023	2022
	(In thousands)
Supplemental cash flow information:
Cash interest paid	$127,022	$89,472
Cash paid for taxes	15	149

Noncash investing and financing activities:
Capital expenditures in trade accounts payable (period-end accruals)	$11,612	$6,724
2025 Senior Notes Exchange	180,030	—
Accretion of Subsidiary Series A Preferred Units	12,581	15,544
Right-of-use assets acquired in connection with Sterling DJ acquisition	—	9,865
2022 Preferred Exchange Offer	—	92,587

15. UNIT-BASED AND NONCASH COMPENSATION

SMLP Long-Term Incentive Plan.    The Partnership’s Long-Term Incentive Plan (“SMLP LTIP”) provides for equity awards to eligible officers, employees, consultants and directors of the Partnership, thereby linking the recipients› compensation directly to SMLP’s performance. The SMLP LTIP provides for the granting, from time to time, of unit-based awards, including common units, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards. Grants are made at the discretion of the Board of Directors or Compensation Committee. Initially, a total of 1.0 million common units was reserved for issuance pursuant to and in accordance with the SMLP LTIP. On June 24, 2022 unitholders of the Partnership approved the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan, which increased the number of common units available for issuance to the Partnership’s employees, consultants and directors. As of December 31, 2023, approximately 0.5 million common units remained available for future issuance under the SMLP LTIP, which includes the impact of 0.7 million granted but unvested phantom units.

Significant items for the year ended December 31, 2023:

•        For the year ended December 31, 2023, the Partnership granted 212,893 phantom units and associated distribution equivalent rights to employees. These awards granted during the year ended December 31, 2023 had a fair values of $16.00 per common unit and vest ratably over a three-year period.

•        For the year ended December 31, 2023, the Partnership granted 110,478 performance-based phantom units and associated distribution equivalent rights to certain members of management in connection with the Partnership’s annual incentive compensation award cycle. The grant date fair value of these awards total $2.2 million.

•        For the year ended December 31, 2023, the Partnership issued 38,100 common units to the Partnership’s six independent directors in connection with their annual compensation plan. These awards had a grant date fair value of $16.00 per common unit and vested immediately.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. UNIT-BASED AND NONCASH COMPENSATION (cont.)

The following table presents phantom unit activity for the periods presented:

	Units	Weighted- average grant date fair value
Nonvested phantom units, December 31, 2021	333,779	$21.78
Phantom units granted	509,631	17.70
Phantom units vested	(229,551)	23.61
Phantom units forfeited	(8,717)	22.53
Nonvested phantom units, December 31, 2022	605,142	17.62
Phantom units granted	323,371	17.29
Phantom units vested	(236,154)	15.69
Phantom units forfeited	(3,892)	20.50
Nonvested phantom units, December 31, 2023	688,467	$17.69

A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events or, in the discretion of the administrator, cash equal to the fair market value of a common unit. Distribution equivalent rights for each phantom unit provide for a lump sum cash amount equal to the accrued distributions from the grant date to be paid in cash upon the vesting date.

Phantom units granted to date generally vest ratably over a three-year period. Grant date fair value is determined based on the closing price of SMLP’s common units on the date of grant multiplied by the number of phantom units awarded to the grantee. Forfeitures are recorded as incurred. Holders of all phantom units granted to date are entitled to receive distribution equivalent rights for each phantom unit, providing for a lump sum cash amount equal to the accrued distributions from the grant date of the phantom units to be paid in cash upon the vesting date. Upon vesting, phantom unit awards may be settled, at the Partnership’s discretion, in cash and/or common units, but the current intention is to settle all phantom unit awards with common units.

The intrinsic value of phantom units that vested during the years ended December 31, follows.

	Year ended December 31,
	2023	2022
	(In thousands)
Intrinsic value of vested LTIP awards	$3,758	$5,420

As of December 31, 2023, the unrecognized unit-based compensation related to the SMLP LTIP was $5.9 million. Incremental unit-based compensation will be recorded over the remaining weighted-average vesting period of approximately 0.98 years.

Unit-based compensation recognized in general and administrative expense related to awards under the SMLP LTIP follows.

	Year ended December 31,
	2023	2022
	(In thousands)
SMLP LTIP unit-based compensation	$6,566	$3,778

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. LEASES

Leases.    The Partnership leases certain office space and equipment under operating leases. The Partnership leases office space for terms of between 3 and 10 years. Office space leases limit exposure to risks related to ownership, such as fluctuations in real estate prices. The Partnership leases equipment primarily to support its operations in response to the needs of its gathering systems for terms of between 3 and 4 years. The Partnership also leases vehicles under finance leases to support its operations in response to the needs of its gathering systems for a term of 3 years.

Some of the Partnership’s leases are subject to annual escalations relating to the Consumer Price Index (“CPI”). While lease liabilities are not remeasured as a result of changes to the CPI, changes to the CPI are treated as variable lease payments and recognized in the period in which the obligation for those payments was incurred.

Significant assumptions or judgments include the determination of whether a contract contains a lease and the discount rate used in the lease liabilities.

The rate implicit in the lease contracts are not readily determinable. In determining the discount rate used for lease liabilities, the Partnership analyzed certain factors in its incremental borrowing rate, including collateral assumptions and the term used. The Partnership’s incremental borrowing rate was 6.43% at December 31, 2023, which reflects the rate at which the Partnership could borrow a similar amount, for a similar term and with similar collateral as in the lease contracts at the commencement date.

ROU assets (included in the other noncurrent assets caption on the Partnership’s consolidated balance sheet) and lease liabilities (included in the Other current liabilities and Other noncurrent liabilities captions on the Partnership’s consolidated balance sheet) follow:

	December 31, 2023	December 31, 2022
	(In thousands)
ROU assets
Operating	$10,352	$11,633
Finance	2,400	1,389
	$12,752	$13,022
Lease liabilities, current
Operating	$3,341	$2,570
Finance	870	435
	$4,211	$3,005
Lease liabilities, noncurrent
Operating	$7,360	$9,672
Finance	1,197	679
	$8,557	$10,351

Lease cost and Other information follow:

	Year ended December 31,
	2023	2022
	(In thousands)
Lease cost
Finance lease cost:
Amortization of ROU assets (included in depreciation and amortization)	$686	$673
Interest on lease liabilities (included in interest expense)	62	18
Operating lease cost (included in general and administrative expense)	1,999	1,815
	$2,747	$2,506

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. LEASES (cont.)

	Year ended December 31,
	2023	2022
	(In thousands)
Other information
Cash paid for amounts included in the measurement of lease liabilities
Operating cash outflows from operating leases	$3,975	$1,732
Operating cash outflows from finance leases	62	18
Financing cash outflows from finance leases	610	330
ROU assets obtained in exchange for new operating lease liabilities	3,516	9,865
ROU assets obtained in exchange for new finance lease liabilities	1,238	1,298
Weighted-average remaining lease term (years) – operating leases	3.6	4.7
Weighted-average remaining lease term (years) – finance leases	2.5	2.4
Weighted-average discount rate – operating leases	6%	6%
Weighted-average discount rate – finance leases	5%	3%

The Partnership recognizes total lease expense incurred or allocated to us in general and administrative expenses. Lease expense related to operating leases, including lease expense incurred on the Partnership’s behalf and allocated to us, was as follows:

	Year ended December 31,
	2023	2022
	(In thousands)
Lease expense	$5,898	$3,162

Future minimum lease payments due under noncancelable leases at December 31, 2023, were as follows:

	December 31, 2023
	Operating	Finance
	(In thousands)
2024	$4,067	$870
2025	3,573	736
2026	2,468	374
2027	2,074	87
2028	61	—
2029	27	—
Thereafter	330	—
Total future minimum lease payments	$12,600	$2,067

17. SEGMENT INFORMATION

As of December 31, 2023, the Partnership’s current reportable segments are:

•        Rockies — Includes the Partnership’s wholly owned midstream assets located in the Williston Basin and the DJ Basin.

•        Permian — Includes the Partnership’s equity method investment in Double E.

•        Northeast — Includes the Partnership’s wholly owned midstream assets located in the Utica and Marcellus shale plays and the equity method investment in Ohio Gathering that is focused on the Utica Shale.

•        Piceance — Includes the Partnership’s wholly owned midstream assets located in the Piceance Basin.

•        Barnett — Includes the Partnership’s wholly owned midstream assets located in the Barnett Shale.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. SEGMENT INFORMATION (cont.)

Corporate and Other represents those results that: (i) are not specifically attributable to a reportable segment; (ii) are not individually reportable; or (iii) have not been allocated to a reportable segments for the purpose of evaluating their performance, including certain general and administrative expense items, certain natural gas and crude oil marketing services and transaction costs.

Assets by reportable segment follow.

	December 31,
	2023	2022
	(in thousands)
Assets:
Northeast	$573,663	$591,091
Rockies	904,974	886,629
Permian	291,073	298,906
Piceance	431,687	475,719
Barnett	281,861	295,473
Total reportable segment assets	2,483,258	2,547,818
Corporate and Other	10,940	12,146
Total assets	$2,494,198	$2,559,964

Revenues by reportable segment follow.

	Year ended December 31,
	2023	2022
	(In thousands)
Revenues:
Northeast	$63,805	$54,392
Rockies	255,031	143,603
Permian	3,570	25,151
Piceance	91,417	93,349
Barnett	45,117	52,096
Total reportable segments revenue	458,940	368,591
Corporate and Other	(37)	1,003
Total revenues	$458,903	$369,594

Counterparties accounting for a significant portion of total revenues were as follows:

	Year ended December 31,
	2023	2022
Percentage of total revenues:
Counterparty A – Piceance	10%	13%
Counterparty B – Rockies	13%	*

____________

*        Less than 10% in the aggregate

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. SEGMENT INFORMATION (cont.)

Depreciation and amortization, including the amortization expense associated with the Partnership’s favorable and unfavorable gas gathering contracts as reported in other revenues, by reportable segment follow.

	Year ended December 31,
	2023	2022
	(In thousands)
Depreciation and amortization:
Northeast	$17,856	$17,501
Rockies	36,148	30,532
Permian	—	2,736
Piceance	52,014	51,352
Barnett(1)	16,171	16,116
Total reportable segment depreciation and amortization	122,189	118,237
Corporate and Other	1,513	1,756
Total depreciation and amortization	$123,702	$119,993

____________

(1)      Includes the amortization expense associated with the Partnership’s favorable and unfavorable gas gathering contracts as reported in Other revenues.

Cash paid for capital expenditures by reportable segment follow.

	Year ended December 31,
	2023	2022
	(In thousands)
Cash paid for capital expenditures:
Northeast	$4,695	$8,743
Rockies	54,969	11,903
Permian	—	1,407
Piceance	4,544	6,116
Barnett	186	366
Total reportable segment capital expenditures	64,394	28,535
Corporate and Other	4,511	1,937
Total cash paid for capital expenditures	$68,905	$30,472

The Partnership assesses the performance of its reportable segments based on segment adjusted EBITDA. The Partnership defines segment adjusted EBITDA as total revenues less total costs and expenses; plus (i) other income excluding interest income, (ii) proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) impairments (vii) other noncash expenses or losses, less other noncash income or gains and (ix) restructuring expenses. Proportional adjusted EBITDA for the Partnership’s equity method investees is defined as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items, and amortization for deferred contract costs; and (ii) ownership interest in Ohio Gathering during the respective period.

For the purpose of evaluating segment performance, the Partnership excludes the effect of Corporate and Other revenues and expenses, such as certain general and administrative expenses (including compensation-related expenses and professional services fees), certain natural gas and crude oil marketing services, transaction costs, interest expense and income tax expense or benefit from segment adjusted EBITDA.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. SEGMENT INFORMATION (cont.)

Segment adjusted EBITDA by reportable segment follows.

	Year ended December 31,
	2023	2022
	(In thousands)
Reportable segment adjusted EBITDA
Northeast	$94,249	$77,046
Rockies	87,390	57,810
Permian	24,207	18,051
Piceance	59,749	60,055
Barnett	26,171	31,624
Total of reportable segments’ measures of profit	$291,766	$244,586

A reconciliation of income or loss before income taxes and income or loss from equity method investees to total of reportable segments’ measures of profit or loss follows.

	Year ended December 31,
	2023	2022
	(In thousands)
Reconciliation of loss before income taxes and income from equity method investees to total of reportable segments’ measures of profit:
Loss before income taxes and income from equity method investees	$(72,454)	$(141,277)
Add:
Corporate and Other expense	30,758	29,118
Interest expense	140,784	102,459
Loss on early extinguishment of debt	10,934	—
Depreciation and amortization(1)	123,702	119,993
Proportional adjusted EBITDA for equity method investees	61,070	45,419
Adjustments related to capital reimbursement activity	(9,874)	(6,041)
Unit-based and noncash compensation	6,566	3,778
Gain on asset sales, net	(260)	(507)
Long-lived asset impairment	540	91,644
Total of reportable segments’ measures of profit	$291,766	$244,586

____________

(1)      Includes the amortization expense associated with the Partnership’s favorable gas gathering contracts as reported in other revenues.

Contributions in aid of construction are recognized over the remaining term of the respective contract. The Partnership includes adjustments related to capital reimbursement activity in its calculation of segment adjusted EBITDA to account for revenue recognized from contributions in aid of construction.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Summit Midstream, GP, LLC and the stockholder of Summit Midstream Corporation

Opinion on the Financial Statement

We have audited the accompanying balance sheet of Summit Midstream Corporation (the “Company”) as of May 17, 2024, and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of May 17, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current-period audit of the financial statement that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statement and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Deloitte & Touche LLP

Houston, Texas
May 31, 2024

We have served as the Company’s auditor since 2024.

SUMMIT MIDSTREAM CORP.

BALANCE SHEET

AS OF MAY 17, 2024

May 17, 2024
(In whole dollars)
Assets
Current assets:
Affiliate receivable	$1,000
Total current assets	1,000
Total assets	$1,000

Liabilities and stockholder’s equity
Total liabilities	—
Stockholder’s equity:
Common Stock; $1.00 par value; 1,000 shares authorized, issued and outstanding at May 17, 2024	1,000
Total liabilities and stockholder’s equity	$1,000

See accompanying notes to balance sheet.

SUMMIT MIDSTREAM CORP.
NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BACKGROUND OF BUSINESS

Summit Midstream Corporation (the “Company”) was incorporated on May 17, 2024 as a Delaware corporation.

The Company was formed for the purpose of effecting the corporate reorganization of Summit Midstream Partners, LP (“Corporate Reorganization”). Concurrent with the Corporate Reorganization, Summit Midstream Corporation will serve as the new parent holding company of Summit Midstream Partners, LP and its subsidiaries.

The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Separate Statements of Operations, Changes in Stockholder’s Equity and Cash Flows have not been presented because the Company had no business transactions or activities as of May 17, 2024, except for the initial capitalization of Summit Midstream Corporation which was funded by an affiliate. In this regard, general and administrative costs associated with the formation and daily management of Summit Midstream Corporation have been determined by the Company to be insignificant.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash.    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Estimates.    The preparation of the balance sheet, in accordance with GAAP, requires management to make estimates and assumptions that affect the amounts reported in the balance sheet and accompanying notes. Actual results could differ from those estimates.

Income Taxes.    Summit Midstream Corporation is a corporation and is subject to U.S. federal and state income taxes. Income taxes are accounted for under the asset and liability method. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax basis of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards, using enacted tax rates in effect for the taxing jurisdiction in which the Company operates for the year in which those temporary differences are expected to be recovered or settled. The Company recognizes the financial statement effects of a tax position when it is more-likely-than-not, based on technical merits, that the position will be sustained upon examination. Net deferred tax assets are then reduced by a valuation allowance if the Company believes it is more-likely-than-not such net deferred tax assets will not be realized. As of May 17, 2024, there are no income tax related balances reflected in our balance sheet.

3. STOCKHOLDER’S EQUITY

The Company has authorized share capital of 1,000 shares of common stock with a par value of $1.00 per share. On May 17, 2024, all 1,000 shares were issued and acquired by an affiliate for consideration of $1,000. Each share has one voting right.

4. SUBSEQUENT EVENTS

The Company has reviewed and updated subsequent events through May 31, 2024, the date its financial statements were available to be issued. There were no subsequent events that required additional disclosure in the Company’s financial statements.

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 31, 2024

BY AND AMONG

SUMMIT MIDSTREAM CORPORATION,

SUMMIT SMC NEWCO, LLC,

Summit Midstream Partners, LP,

AND

SUMMIT MIDSTREAM GP, LLC

Annex A-i

Annex A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 31, 2024 (this “Agreement”), is by and among Summit Midstream Corporation, a Delaware corporation (the “Company”), Summit SMC NewCo, LLC, a Delaware limited liability company and a Subsidiary of the Company (“Merger Sub”), Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and Summit Midstream GP, LLC, a Delaware limited liability company, the general partner of the Partnership (the “Partnership GP”) and, at the Closing, a Subsidiary of the Company. The Company, Merger Sub, Partnership and Partnership GP are each referred to herein separately as a “Party” and collectively as the “Parties.”

WHEREAS, the GP Board has (i) determined that the Corporate Reorganization, including the Merger, is in the best interests of the Partnership and the Partnership’s Unitholders and declared it advisable to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the conversion of Partnership Interests pursuant to the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that the Corporate Reorganization is in the best interest of the Company and declared it advisable to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the issuance of Company Common Stock (as defined below);

WHEREAS, the sole member of Merger Sub has (i) determined that the Corporate Reorganization is in the best interests of Merger Sub and declared it advisable to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” of any Person means any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such particular Person; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the Partnership GP and their Subsidiaries shall not be considered Affiliates of the Company, Merger Sub or any of its other Subsidiaries.

“Agreement” has the meaning specified in the introductory paragraph of this Agreement.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Average Closing Price” means, as of any date, the average of the closing sale prices of a Common Unit as reported on NYSE for the five (5) consecutive full trading days (in which such Common Units are traded on NYSE) ending at the close of trading on the full trading day immediately preceding such date.

“Book-Entry Units” has the meaning specified in Section 3.01(e).

“Business Day” means a day except a Saturday, a Sunday or other day on which the Commission or banks in the City of New York are authorized or required by applicable Law to be closed.

“Bylaws Amendment” has the meaning specified in Section 2.06.

“Certificate” has the meaning specified in Section 3.01(e).

“Certificate of Merger” has the meaning specified in Section 2.03.

Annex A-1

“Charter Amendment” has the meaning specified in Section 2.06.

“Closing” has the meaning specified in Section 2.02.

“Closing Date” has the meaning specified in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” has the meaning set forth in the Partnership Agreement.

“Company” has the meaning specified in the introductory paragraph of this Agreement.

“Company Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company Material Adverse Effect” has the meaning specified in Section 5.01(a).

“Company Shares” means shares of Company Common Stock.

“Company Stockholders” means the holders of the outstanding Company Shares.

“Company Stock Issuance” means the issuance of the Unit Merger Consideration and Series A Merger Consideration.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation.

“Control” (including the correlative meanings of the terms “Controlling” “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Corporate Reorganization” means, collectively, this Agreement and the transactions contemplated hereby.

“Credit Agreement” means that certain Loan and Security Agreement, dated as of November 21, 2021, by and among the Partnership, Summit Midstream Holdings, LLC (“Holdings”), the subsidiaries of Holdings party thereto, as subsidiary guarantors, and Bank of America, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

“DLLCA” means the Delaware Limited Liability Company Act, as amended from time to time.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Effective Time” has the meaning specified in Section 2.03.

“Environmental Law” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or workplace health or occupational safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning specified in Section 3.02(a).

“Exchange Fund” has the meaning specified in Section 3.02(b).

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“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“GP Board” has the meaning specified in the introductory paragraph of this Agreement.

“GP Board Approval” has the meaning set forth in Section 7.01(a).

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law or are otherwise regulated by any Governmental Entity with jurisdiction over the environment, natural resources, or workplace health or occupational safety, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Person” mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries or the Partnership GP and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership or the Partnership GP or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“Liens” has the meaning specified in Section 4.01(c).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial, regulatory or political conditions or any outbreak of hostilities or war, terrorism, earthquakes, hurricanes, tornadoes, floods or other natural disasters, (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), and (iv) any effect resulting from a change in Laws or regulatory policies.

“Maximum Amount” has the meaning specified in Section 6.04(b).

“Member” has the meaning specified in the Partnership GP LLC Agreement.

“Merger” has the meaning specified in Section 2.01.

“Merger Consideration” has the meaning specified in Section 3.01(d).

“Merger Sub” has the meaning specified in the introductory paragraph of this Agreement.

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“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement or similar formation or governing documents and instruments.

“Outside Date” means January 1, 2026.

“Partnership” has the meaning specified in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 28, 2020, as amended or supplemented from time to time.

“Partnership Board Recommendation” has the meaning specified in Section 6.01(b).

“Partnership GP” has the meaning specified in the introductory paragraph of this Agreement.

“Partnership GP LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated as of May 28, 2020, as amended or supplemented from time to time.

“Partnership Interests” has the meaning set forth in the Partnership Agreement.

“Partnership Long-Term Incentive Plans” means the Summit Midstream Partners, LP 2012 Long-Term Incentive Plan, as amended and restated, and the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan, as amended.

“Partnership Material Adverse Effect” has the meaning specified in Section 4.01(a).

“Partnership Proxy Statement” has the meaning specified in Section 4.04.

“Partnership SEC Documents” means all reports, schedules, forms, certifications, prospectuses and registration, proxy and other statements required to be filed or furnished by the Partnership with the Commission and publicly available prior to the date of this Agreement.

“Partnership Unitholder Approval” has the meaning specified in Section 7.01(a).

“Partnership Unitholder Meeting” has the meaning specified in Section 6.01(b).

“Party” and “Parties” have the meanings set forth in the introductory paragraph of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Phantom Unit” has the meaning specified in Section 3.03(a).

“Proceeding” shall mean any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Registration Statement” means the registration statement on Form S-4 to be filed with the Commission by the Company in connection with the issuance of Company Shares in connection with the Merger, as amended or supplemented from time to time.

“Representatives” means with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

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“Restraints” has the meaning specified in Section 7.01(d).

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Merger Consideration” has the meaning specified in Section 3.01(d).

“Series A Preferred Stock” means the security of the Company that has substantially similar terms, including with respect to economics and structural protections, as the Series A Preferred Units, as described in the Partnership Agreement and for which the Certificate of Designation will deem all accumulated and unpaid Series A Distributions (as defined in the Partnership Agreement) Series A Unpaid Cash Dividends (as defined in the Certificate of Designation) per share of Series A Preferred Stock.

“Series A Preferred Units” has the meaning set forth in the Partnership Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of limited liability company, partnership or other similar ownership interests thereof with voting rights at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control, directly or indirectly, the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity.

“Surviving Entity” has the meaning specified in Section 2.01.

“Takeover Laws” has the meaning specified in Section 5.03(a).

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund or declaration of estimated Taxes (and including any amendments with respect thereto).

“Unit Merger Consideration” has the meaning specified in Section 3.01(a).

“Unitholders” means the holders of Common Units.

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Article II
The Merger

Section 2.01 The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate limited liability company existence of Merger Sub will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.02 Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Suite 4700, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and the Company shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, Partnership GP and the Company, as applicable, will cause each of a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), and the Charter Amendment, executed in accordance with the relevant provisions of the DGCL, to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and the Company in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”). The Charter Amendment shall be filed with the Secretary of State of the State of Delaware prior to the filing of the Certificate of Merger and shall become effective at or prior to the Effective Time.

Section 2.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

Section 2.05 Organizational Documents of the Surviving Entity and Partnership GP. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law, and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

Section 2.06 Organizational Documents of the Company. The certificate of incorporation of the Company shall be amended as set forth in Exhibit A (the “Charter Amendment”), the bylaws of the Company shall be amended as set forth in Exhibit B (the “Bylaws Amendment”) and the Certificate of Designation of Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock of the Company shall be adopted as set forth in Exhibit C (the “Certificate of Designation”) prior to the Effective Time, and the certificate of incorporation of the Company, as amended by such Charter Amendment and such Certificate of Designation, shall be the certificate of incorporation of the Company, and the bylaws of the Company, as amended by such Bylaws Amendment, shall be the bylaws of the Company, until thereafter amended or changed as provided herein or by applicable Law, consistent with the obligations set forth in Section 6.04(a).

Section 2.07 Directors and Officers of the Company.

(a)     Directors. From and after the Effective Time, the Persons identified on Exhibit D to this Agreement as the directors of the Company shall be the directors of the Company. Such directors shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter Amendment and Bylaws Amendment.

(b      Officers. From and after the Effective Time, the Persons identified on Exhibit E to this Agreement as the officers of the Company shall be the officers of the Company, holding the positions set forth on Exhibit E. Such officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter Amendment and Bylaws Amendment.

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Article III
Merger Consideration; Exchange Procedures

Section 3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, the Partnership, the Partnership GP or any holder of Company securities or Partnership Interests:

(a)     Conversion of Units. Subject to Section 3.01(c), Section 3.02(h) and Section 3.04, each Common Unit issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive 1.000 Company Share (the “Unit Merger Consideration”), which Company Shares will be duly authorized and validly issued in accordance with applicable Laws, subject to adjustment in accordance with Section 3.04.

(b)     Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Unit Merger Consideration pursuant to Section 3.01(a), and the Company shall be admitted as a limited partner of the Partnership and hold such Common Units. At the Effective Time, the books and records of the Partnership shall be revised to reflect the conversion of all Common Units held by Persons other than the Partnership GP, the Company and any Subsidiaries of the Company, and the Partnership (as the Surviving Entity) shall continue without dissolution. For the avoidance of doubt, the Partnership GP shall continue to hold the General Partner Interest and shall continue as the general partner of the Partnership.

(c)     Treatment of Partnership Interests and Parent Equity. Notwithstanding anything to the contrary in this Agreement, at the Effective Time, all Partnership Interests that are owned immediately prior to the Effective Time by the Partnership or its Subsidiaries shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled Partnership Interests. All Partnership Interests that are owned immediately prior to the Effective Time by the Partnership GP, the Company or any Subsidiaries of the Company shall remain outstanding as Partnership Interests in the Surviving Entity, unaffected by the Merger. All outstanding shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange for such cancelled shares of Company Common Stock.

(d)     Treatment of Series A Preferred Units. Pursuant to Section 5.12 of the Partnership Agreement, and subject to Section 3.02(h) and Section 3.04 hereof, each Series A Preferred Unit issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive 1.000 shares of Series A Preferred Stock (the “Series A Merger Consideration” and together with the Unit Merger Consideration, the “Merger Consideration”), which shares will be duly authorized and validly issued in accordance with applicable Laws, subject to adjustment in accordance with Section 3.04. For the avoidance of doubt, the Series A Merger Consideration, shall constitute any and all consideration to be paid in respect of Series A Preferred Units, and any rights to accumulated and unpaid distributions on the Series A Preferred Units shall be discharged on the Closing Date.

(e)     Certificates. As of the Effective Time, all Partnership Interests converted into the right to receive the applicable Merger Consideration pursuant to Section 3.01(a) or Section 3.01(d) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Partnership Interests (a “Certificate”) or non-certificated Partnership Interests represented in book-entry form immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 3.02(g) and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 3.02(h), in each case to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 3.02(c), without interest.

Section 3.02 Exchange of Certificates.

(a)     Exchange Agent. Prior to the Closing Date, the Company shall appoint an exchange agent reasonably acceptable to the Partnership (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Units for the applicable Merger Consideration and paying any dividends or other distributions to which a holder of Partnership Interests is entitled pursuant to Section 3.02(g) and any cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 3.02(h). As promptly as practicable after the Effective Time, the Company will send, or will cause the Exchange Agent to send, to each holder of record of Partnership Interests as

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of the Effective Time whose Partnership Interests were converted into the right to receive the applicable Merger Consideration, a letter of transmittal (which shall specify that, with respect to certificated Partnership Interests, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.02(i)) to the Exchange Agent) in such customary forms as the Partnership and the Company may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 3.02(i)) and Book-Entry Units to the Exchange Agent in exchange for the applicable Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 3.02(h) and any dividends or distributions pursuant to Section 3.02(g).

(b)    Deposit. On or prior to the Closing Date, the Company shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Partnership Interests whose Partnership Interests are converting into the right to receive the applicable Merger Consideration at the Effective Time, Company Shares and Series A Preferred Stock (which shares shall be uncertificated and registered in book-entry form), payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.02(i) with respect to certificated Partnership Interests) or Book-Entry Units pursuant to the provisions of this Article III. Following the Effective Time, the Company agrees to make available to the Exchange Agent, from time to time as needed, cash or other consideration as applicable sufficient to pay any dividends and other distributions pursuant to Section 3.02(g) and any Company Shares, Series A Preferred Stock or cash in lieu of any fractional shares payable pursuant to Section 3.02(h), in each case, that may be payable from time to time following the Effective Time. All Company Shares, Series A Preferred Stock and cash or other consideration payable in respect of any dividends or distributions pursuant to Section 3.02(g) deposited with the Exchange Agent or cash in lieu of any fractional shares as such holders have the right to receive pursuant to Section 3.02(h) shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions delivered by the Company at or prior to the Effective Time, deliver the applicable Merger Consideration contemplated to be issued or paid pursuant to this Article III out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than to pay such applicable Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 3.02(h) and any dividends and other distributions pursuant to Section 3.02(g).

(c)     Exchange. Each holder of Partnership Interests that have been converted into the right to receive the applicable Merger Consideration, upon delivery to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.02(i) with respect to certificated Partnership Interests) or Book-Entry Units and such other documents as may reasonably be required by the Exchange Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor (i) the number of Company Shares representing, in the aggregate, the whole number of Company Shares that such holder has the right to receive in accordance with the provisions of this Article III, (ii) a check in the amount of cash in lieu of any fractional shares payable pursuant to Section 3.02(h) and (iii) such dividends or other distributions as such holder has the right to receive pursuant to Section 3.02(g). Any and all Company Shares delivered in accordance with this Section 3.02(c) shall be uncertificated and shall be registered in book-entry form. The Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable by mail after receipt by the Exchange Agent of the Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.02(i) with respect to certificated Partnership Interests) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates and Book-Entry Units. Until so surrendered, each such Certificate and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and such other amounts as contemplated by Section 3.02(g) and Section 3.02(h).

(d)    Other Payees. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Unit or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other

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similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)     No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Partnership Interests converted into the right to receive the applicable Merger Consideration. From and after the Effective Time, the holders of Certificates or Book-Entry Units representing Partnership Interests s converted into the right to receive the applicable Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Partnership Interests, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Units are presented to the Exchange Agent or the Company, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f)     Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Partnership Interests converted into the right to receive the Merger Consideration nine (9) months after the Effective Time shall be returned to the Company, upon demand, and any such holder who has not exchanged his, her or its Partnership Interests for the applicable Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to the Company for delivery of the applicable Merger Consideration, the payment of cash in lieu of any fractional shares payable pursuant to Section 3.02(h) and the payment of any dividends and other distributions pursuant to Section 3.02(g) in respect of such holder’s Partnership Interests. Notwithstanding the foregoing, the Company, Merger Sub and the Partnership shall not be liable to any holder of Partnership Interests for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of Partnership Interests immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

(g)    Dividends and Distributions. No dividends or other distributions declared or made after the Effective Time with respect to Company Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units with respect to Company Shares represented thereby, unless and until the holder of such Certificate or Book-Entry Unit shall surrender such Certificate or Book-Entry Unit. Subject to the effect of escheat, Tax or other applicable Law, following surrender of any such Certificate, there shall be paid by the Company to the holder of Company Shares issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Company Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such Company Shares.

(h)    No Fractional Shares. No fractions of a Company Share or share of Series A Preferred Stock will be issued upon the surrender of Partnership Interests outstanding immediately prior to the Effective Time in accordance with Section 3.02(c). As of the date of this Agreement, no fractions of a Company Share or Series A Preferred Stock would be issued as Merger Consideration. In the event of any adjustment pursuant to Section 3.04 such that a fraction of a Company Share or share or Series A Preferred Stock would be issuable in accordance with Section 3.01(a) or Section 3.01(d), such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Company Shares or Series A Preferred Stock and the Company will not issue fractions of a Company Share or Series A Preferred Stock upon the surrender of Partnership Interests outstanding immediately prior to the Effective Time, whether voluntary or mandatory, and instead, the Company shall round up to the nearest whole share the number of shares of Common Stock or Series A Preferred Stock to be delivered.

(i)     Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such Person of a bond, in such reasonable amount as the Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration to be paid in respect of the applicable Partnership Interests represented by such Certificate as contemplated by this Article III and pay cash in lieu of any fractional shares payable pursuant to Section 3.02(h) and any dividends and other distributions pursuant to Section 3.02(g).

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(j)      Withholding Taxes. The Company, Merger Sub, the Surviving Entity and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code, the Treasury Regulations issued thereunder or under any provision of applicable state, local or foreign tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in cash or Company Shares, as determined by the Company). To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Partnership Interests in respect of whom such withholding was made. If withholding is taken in Company Shares, the Company and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

Section 3.03 Treatment of Phantom Units; Termination of Partnership Equity Plan.

(a)     As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the GP Board (or, if appropriate, any committee administering the Partnership Long-Term Incentive Plans) will adopt resolutions, and the Partnership will take all other actions as may be necessary or required in accordance with applicable Law and the applicable Partnership Long-Term Incentive Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 3.03 to provide that each phantom unit granted under the Partnership Long-Term Incentive Plans (each, a “Phantom Unit”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, (i) be canceled and converted into 1.000 restricted stock unit in respect of Company Shares and (ii) shall continue to be subject to the same terms and conditions applicable to such Phantom Unit as in effect immediately prior to the Effective Time (with such changes as are necessary or appropriate to give effect to consummation of the transactions contemplated by this Agreement) (the “Company RSUs”).

(b)    Prior to the Effective Time, the Partnership shall take all actions necessary to effectuate the provisions of this Section 3.03. The Partnership shall ensure that immediately following the Effective Time, no holder of Phantom Units shall have any rights thereunder under the Partnership Long-Term Incentive Plans to acquire, or other rights in respect of the equity of the Partnership.

(c)     As soon as practicable following the Effective Time, the Company shall file a Form S-8 registration statement with respect to the Company Shares subject to the Company RSUs and shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such Company RSUs remain outstanding and the offering with respect thereto is required to be registered.

Section 3.04 Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Partnership Interests or Company Shares shall have been changed into a different number of units or shares or a different class or series by reason of the occurrence or record date of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction and to provide the holders of Partnership Interests the same economic effect as contemplated by this Agreement prior to such event.

Section 3.05 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Article IV
Representations and Warranties of the Partnership and the Partnership GP

The Partnership and, with respect to itself where provided for in this Article IV, the Partnership GP each represent and warrant to the Company as follows:

Section 4.01 Organization, Standing and Corporate Power.

(a)     Each of the Partnership, the Partnership GP and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate,

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partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (“Partnership Material Adverse Effect”).

(b)    Each of the Partnership and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c)     All the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and, except as disclosed in the Partnership SEC Documents, are owned free and clear of any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude or other encumbrance upon or with respect to any property of any kind (including any restriction on the right to vote or transfer the same, except for such transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act, and the “blue sky” Laws of the various states of the United States) (collectively, “Liens”).

Section 4.02 Capitalization.

(a)     The authorized equity interests of the Partnership consist of Common Units, Series A Preferred Units and the General Partner Interest. As of May 29, 2024, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 10,648,685 Common Units, (ii) 65,508 shares of Series A Preferred Units and (iii) the General Partner Interest, and there were 690,111 Phantom Units pursuant to the Partnership Long-Term Incentive Plans outstanding. The Partnership GP is the sole general partner of the Partnership and owns all of the General Partner Interest. All outstanding equity interests of the Partnership are, and all Common Units issuable pursuant to the Phantom Units, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

(b)    As of May 29, 2024, except as set forth above in this Section 4.02 or as set forth in the Partnership’s equity plans or grant documents issued thereunder or the Partnership Agreement, (i) there are no equity securities of the Partnership issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership or any of its Subsidiaries to issue, transfer or sell any partnership or other equity interest of the Partnership or such Subsidiary or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.

(c)     Neither the Partnership nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Common Units on any matter.

(d)    Except as disclosed in the Partnership SEC Documents, there are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

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Section 4.03 Authority; Noncontravention; Voting Requirements.

(a)     Each of the Partnership and the Partnership GP has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership and the Partnership GP of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by the GP Board and the Members and, except for obtaining the Partnership Unitholder Approval and GP Board Approval, no other entity action on the part of the Partnership and the Partnership GP is necessary to authorize the execution, delivery and performance by the Partnership and the Partnership GP of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Partnership and the Partnership GP and, assuming due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the Partnership GP, enforceable against them in accordance with its terms.

(b)    Neither the execution and delivery of this Agreement by the Partnership or the Partnership GP nor the consummation by the Partnership and the Partnership GP of the transactions contemplated by this Agreement, nor compliance by the Partnership and the Partnership GP with any of the terms or provisions of this Agreement, will (i) assuming the Partnership Unitholder Approval and GP Board Approval is obtained, conflict with or violate any provision of the Partnership Agreement or any of the Organizational Documents of the Partnership’s material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 4.04, the Partnership Unitholder Approval and the GP Board Approval are obtained and the filings referred to in Section 4.04 are made, (x) violate any applicable Law, judgment, writ or injunction of any Governmental Entity applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract, to which the Partnership or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii), such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c)     The GP Board approval and the Partnership Unitholder Approval are the only votes or approvals of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

(d)     The GP Board, at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership and the Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and (iii) resolved to submit this Agreement to a vote of the Unitholders and recommend approval of this Agreement by the Unitholders.

Section 4.04 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of a proxy statement with the Commission in connection with the Merger (the “Partnership Proxy Statement”), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) filings required under, and compliance with other applicable requirements of, applicable Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NYSE or any other National Securities Exchange, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (ii) result in a Partnership Material Adverse Effect.

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Section 4.05 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to the Company or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to the Company, Merger Sub or any other Person resulting from the distribution to the Company or Merger Sub (including their respective Representatives), or the Company’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Company or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

Article V
Representations and Warranties of the Company and Merger Sub

The Company represents and warrants to the Partnership as follows:

Section 5.01 Organization, Standing and Corporate Power.

(a)     Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (“Company Material Adverse Effect”).

(b)    Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)     All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Company that are owned directly or indirectly by the Company have been duly authorized and validly issued in accordance with the Organizational Documents of such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.

Section 5.02 Capitalization.

(a)     As of the date of this Agreement and immediately prior to the Effective Time, the Company has and will have (i) 1,000 outstanding shares of Company Common Stock, which shares are and will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) no shares of Series A Preferred Stock outstanding.

(b)    As of the date of this Agreement, except as set forth above in this Section 5.02 and set forth in the Company’s equity plans or grant documents issued thereunder, (i) there are no partnership interests, limited liability company interests or other equity securities of the Company issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Company to issue, transfer or sell any equity interest of the Company or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of the Company to repurchase, redeem or otherwise acquire any other equity interest in the Company or any such securities or agreements listed in clause (ii) of this sentence.

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(c)     Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with Company Stockholders on any matter.

(d)    There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Company.

(e)     When issued pursuant to the terms of this Agreement, all Company Shares constituting any part of the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(f)     All of the issued and outstanding limited liability company interests of Merger Sub are beneficially owned by the Company. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.03 Authority; Noncontravention; Voting Requirements.

(a)     Each of the Company and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company and Merger Sub of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by Merger Sub and the Company, as its sole member, and by the Company Board, and no other entity action on the part of the Company and Merger Sub is necessary to authorize the execution, delivery and performance by the Company and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other Parties hereto constitutes a legal, valid and binding obligation of each of the Company and Merger Sub, enforceable against each of them in accordance with its terms. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or similar Law applicable to the Company or any of its Subsidiaries (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 203 of the DGCL) under Section 203 of the DGCL) (“Takeover Laws”) do not, and will not, apply to this Agreement and the consummation of the transactions contemplated this Agreement, including the Merger and the Company Stock Issuance.

(b)    Neither the execution and delivery of this Agreement by the Company and Merger Sub, nor the consummation by the Company and Merger Sub of the transactions contemplated by this Agreement, nor compliance by the Company and Merger Sub with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the Organizational Documents of the Company or any of the Company’s material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 5.04 are obtained and the filings referred to in Section 5.04 are made, (A) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Company or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(c)     The Company Board, at a meeting duly called and held, has (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Company Stock Issuance.

Section 5.04 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of the Registration Statement with the Commission, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) filings required under, and compliance with other applicable requirements of, applicable Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NYSE or any other National Securities Exchange, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution, delivery and performance of this Agreement by the Company and Merger Sub and the consummation by the Company and Merger Sub of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (ii) result in a Company Material Adverse Effect.

Section 5.05 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, neither the Company nor any other Person makes or has made any express or implied representation or warranty with respect to the Company and Merger Sub or with respect to any other information provided to the Partnership in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to the Partnership or the Partnership GP or any other Person resulting from the distribution to the Partnership (including their Representatives), or the Partnership’s or the Partnership GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership and the Partnership GP in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V.

Article VI
Additional Covenants and Agreements

Section 6.01 Preparation of the Registration Statement and the Partnership Proxy Statement; Partnership Unitholder Meeting.

(a)     As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the Commission the Registration Statement, in which the Partnership Proxy Statement will be included as a prospectus, and, upon effectiveness of the Registration Statement, the Partnership shall prepare and file with the Commission the Partnership Proxy Statement. The Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. The Partnership shall use its reasonable best efforts to cause the Partnership Proxy Statement to be mailed to the Unitholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, including by incorporation by reference, the Registration Statement or the Partnership Proxy Statement will be made by any Party without providing the other Party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or the Company, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or the Company that should be set forth in an amendment or supplement to either the Registration Statement or the Partnership Proxy Statement, so that any such document would not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the Commission and, to the extent required by applicable Law, disseminated to the Unitholders.

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(b)    The Partnership shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Unitholders (the “Partnership Unitholder Meeting”) for the purpose of obtaining the Partnership Unitholder Approval. The Partnership shall, through the GP Board, recommend to the Unitholders approval of this Agreement (the “Partnership Board Recommendation”) unless the GP Board has concluded that recommending to the Unitholders approval of this Agreement would be inconsistent with its duties to the holders of Common Units under applicable Law, and the Partnership shall, through the GP Board, use reasonable best efforts to obtain from the Unitholders the Partnership Unitholder Approval. The Partnership Proxy Statement shall include the Partnership Board Recommendation. Without limiting the generality of the foregoing, the Partnership’s obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by the withdrawal or modification of the Partnership Board Recommendation or the GP Board’s approval of this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (A) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (B) for the absence of quorum, and (C) to the extent reasonably necessary to ensure that any supplement or amendment to the Partnership Proxy Statement that the GP Board has determined after consultation with outside legal counsel is necessary under applicable Law is provided to the Unitholders within the minimum amount of time reasonably practicable prior to the Partnership Unitholder Meeting.

(c)     Unless this Agreement is validly terminated in accordance with Article VIII, the Partnership shall submit this Agreement to the Unitholders for approval at the Partnership Unitholder Meeting.

Section 6.02 Reasonable Best Efforts.

(a)     Subject to the terms and conditions of this Agreement, the Company, on the one hand, and each of the Partnership and the Partnership GP, on the other hand, shall cooperate with the other and use and shall cause each of their respective Subsidiaries to use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, in the case of the Company until the Effective Time or the termination of this Agreement, voting or causing to be voted all Common Units beneficially owned by the Company in favor of the Merger at the Partnership Unitholder Meeting, and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(b)    In furtherance and not in limitation of the foregoing, each Party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing (if required by applicable Law) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within fifteen (15) Business Days after the date of this Agreement (unless a later date is mutually agreed to by the Parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Entity pursuant to the HSR Act or any other applicable Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 6.02 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as promptly as practicable (and in any event no later than the Outside Date).

Section 6.03 Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each Party shall, and shall cause each of its Subsidiaries to afford to the other Party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives.

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Section 6.04 Indemnification and Insurance.

(a)     From and after the Effective Time, solely to the extent that the Partnership or the Partnership GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person immediately prior to the Effective Time, the Company and the Surviving Entity jointly and severally agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, and provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the Partnership GP immediately prior to the Effective Time and ensure that the Organizational Documents of the Partnership and the Partnership GP or any of their respective successors or assigns, if applicable, shall, for a period of six (6) years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership and the Partnership GP than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.04(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and representatives against the Company and the Partnership GP and their respective successors and assigns.

(b)    The Company shall maintain in effect for six (6) years from the Effective Time directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Company may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Company be required to expend pursuant to this Section 6.04(b) more than an amount per year equal to 300% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Company would be required to expend more than the Maximum Amount, the Company shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If the Company in its sole discretion elects, then, in lieu of the obligations of the Company under this Section 6.04(b), the Company may (but shall be under no obligation to), prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such.

(c)     The rights of any Indemnified Person under this Section 6.04 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership and the Partnership GP, any indemnification agreements, or the DLLCA and DRULPA. The provisions of this Section 6.04 shall survive the consummation of the transactions contemplated by this Agreement for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.04 are asserted or made within such six (6)-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If the Company and/or the Partnership GP, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Company and/or the Partnership GP shall assume the obligations of the Company and the Partnership GP set forth in this Section 6.04.

Section 6.05 Fees and Expenses. Except as otherwise provided in Section 3.02(d) or Section 8.02, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Partnership.

Section 6.06 Section 16 Matters. Prior to the Effective Time, the Company and the Partnership shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Partnership Interests (including derivative securities with respect to Partnership Interests) or acquisitions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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Section 6.07 Listing. The Company shall cause the Company Common Stock to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on a National Securities Exchange prior to the Closing.

Section 6.08 Dividends and Distributions. After the date of this Agreement until the Effective Time, neither the Partnership nor the Company shall declare any dividend or distribution in respect of any Company Common Stock or Partnership Interests.

Section 6.09 Performance by Partnership GP. The Partnership GP shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement.

Section 6.10 Tax Treatment. For United States federal income tax purposes (and for purposes of any applicable state, local or foreign income tax Laws that follows the United States federal income tax treatment), the Parties agree to treat the Merger as a contribution by the Unitholders of all of the Common Units and Series A Preferred Units to the Company for the Merger Consideration in an exchange described in Section 351 of the Code for all Unitholders, including, for the avoidance of doubt, all Unitholders that beneficially own any Series A Preferred Units. The Parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Entity.

Section 6.11 Takeover Statutes. If any Takeover Law shall become applicable to this Agreement, the Merger, the Company Stock Issuance or the other transactions contemplated hereby or related thereto, each of (i) the Partnership, the Partnership GP and the GP Board and (ii) the Company and the Company Board shall grant such approvals and shall use reasonable best efforts to take such actions so that the transactions contemplated hereby, including the Merger and the Company Stock Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, including the Merger and the Company Stock Issuance.

Article VII
Conditions Precedent

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)     Partnership Unitholder Approval. The affirmative vote or consent of the holders of a majority of the outstanding Common Units in favor of the approval of this Agreement (the “Partnership Unitholder Approval”) shall have been obtained in accordance with applicable Law and the Organizational Documents of the Partnership.

(b)    GP Board Approval. The affirmative vote of consent of a majority of the GP Board in favor of the approval of this Agreement (the “GP Board Approval”) shall have been obtained in accordance with applicable Law and the Organizational Documents of the GP.

(c)     Regulatory Approval. Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(d)    No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(e)     Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.

(f)     Stock Exchange Listing. The Company Common Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on a National Securities Exchange, subject to official notice of issuance.

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(g)    Supplemental Indentures. The Company, along with any applicable guarantor, trustee and collateral agent, shall have entered into all supplemental indentures required pursuant to the terms of indentures governing debt securities of the Partnership or its Subsidiaries in connection with the Corporate Reorganization and all conditions precedent necessary for their effectiveness, other than any conditions related to the transactions contemplated by this Agreement, shall have been satisfied or waived.

(h)    Credit Agreement. The Company shall have executed and delivered a joinder to the Credit Agreement and executed and delivered such other documents as are reasonably requested by the Partnership, and taken such actions necessary or reasonably advisable as determined by the Partnership, to guarantee the Obligations (as defined in the Credit Agreement).

Section 7.02 Conditions to Obligations of the Company and Merger Sub to Effect the Merger. The obligations of the Company and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties. (i) The representations and warranties of the Partnership and the Partnership GP contained in Section 4.03(a) and Section 4.03(c) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the Partnership GP contained in Section 4.02(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership and the Partnership GP set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. The Company shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

(b)    Performance of Obligations of the Partnership and Partnership GP. The Partnership and the Partnership GP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

Section 7.03 Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties. (i) The representations and warranties of the Company contained in Section 5.03(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Company contained in Section 5.02(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)    Performance of Obligations of the Company and Merger Sub. Each of the Company and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Partnership shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

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Section 7.04 Frustration of Closing Conditions.

(a)     Neither the Partnership nor the Partnership GP may rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

(b)    Neither the Company nor Merger Sub may rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

Article VIII
Termination

Section 8.01 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a)     by the mutual written consent of the Partnership and the Company duly authorized by the Company Board and the GP Board.

(b)    by either of the Partnership or the Company:

(i)     if the Closing shall not have been consummated on or before the Outside Date;

(ii)    if any Restraint having the effect set forth in Section 7.01(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to the Partnership or the Company if such Restraint was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP and in the case of the Company, the Company or Merger Sub, to perform any of its obligations under this Agreement; or

(iii)   if the Partnership Unitholder Meeting and any postponements or adjournments thereof shall have concluded and the Partnership Unitholder Approval shall not have been obtained.

(c)     by the Company, if the Partnership or the Partnership GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the Partnership GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the Partnership GP within thirty (30) days following receipt of written notice from the Company of such breach or failure; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if the Company or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d)    by the Partnership,

(i)     if the GP Board, prior to the Partnership Unitholder Meeting, shall have concluded that recommending to the Unitholders approval of this Agreement would be inconsistent with its duties to the holders of Common Units under applicable Law; or

(ii)    if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and (B) is incapable of being cured, or is not cured, by the Company within thirty (30) days following receipt of written notice from the Partnership of such breach or failure; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(ii) if the Partnership or the Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Annex A-20

Section 8.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, written notice thereof shall be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in the last sentence of Section 6.03, the provisions in Section 6.05, Section 8.02 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.02, there shall be no liability on the part of any of the Company, Merger Sub or the Partnership and the Partnership GP or their respective directors, officers and Affiliates; provided, however, that no such termination shall relieve any Party hereto from (a) any liability for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or (b) any liability for fraud.

Article IX
Miscellaneous

Section 9.01 Survival. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.02, upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Article I, Article II, Article III and the last sentence of Section 6.03, Section 6.05 and Section 6.07 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.02 Interpretation. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to the lawful currency of the United States of America. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices and Exhibits referred to herein are attached to and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “day” or “days” shall mean calendar day, unless denoted as a Business Day. The words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation. When used in this Agreement, the word “either” shall be deemed to mean “one or the other”, not “both”. Unless otherwise noted, references herein to a “party” are references to the applicable Party to this Agreement.

Section 9.03 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval and the GP Board Approval, by written agreement of the Parties hereto, by action taken or authorized by the Company Board and the GP Board; provided, however, that following receipt of the Partnership Unitholder Approval and the GP Board Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the Unitholders, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Partnership or Partnership GP is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the GP Board.

Section 9.04 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto, (c) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such

Annex A-21

Party’s conditions or (d) make or grant any consent under this Agreement. Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership GP, the Company or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.05 Communications. All notices and other communications hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

If to the Company or Merger Sub, to:

Summit Midstream Corporation

910 Louisiana Street, Suite 4200

Houston, TX 77002

Attention:     James D. Johnston

Email:          james.johnston@summitmidstream.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:     Julian J. Seiguer, P.C.

Anthony L. Sanderson

Email:          julian.seiguer@kirkland.com

             anthony.sanderson@kirkland.com

If to the Partnership or the Partnership GP, to:

Summit Midstream GP, LLC

910 Louisiana Street, Suite 4200

Houston, TX 77002

Attention:     James D. Johnston

Email:          james.johnston@summitmidstream.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:     Julian J. Seiguer, P.C.

Anthony L. Sanderson

Email:          julian.seiguer@kirkland.com

             anthony.sanderson@kirkland.com

or to such other address as the Parties hereto may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the overnight courier copy, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 9.06 Entire Understanding; No Third-Party Beneficiaries. This Agreement and any certificates delivered by any Party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), the provisions of Section 6.04 and Section 9.12 and the right of the holders of Partnership Interests to receive the applicable Merger Consideration after the Closing (a claim by the holders of Partnership Interests with

Annex A-22

respect to which may not be made unless and until the Closing shall have occurred). Notwithstanding anything to the contrary in this Agreement, Section 9.07 and Section 9.12 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger.

Section 9.07 Governing Law; Submission to Jurisdiction.

(a)     This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

(b)    Each of the Parties agrees (i) that this Agreement involves at least $100,000.00, and (ii) that this Agreement has been entered into by the Parties hereto in express reliance upon 6 Del. C. § 2708. Each of the Parties hereby irrevocably and unconditionally agrees (i) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii)(1) to the extent such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Party or Parties hereto of the name and address of such agent, and (2) that service of process may, to the fullest extent permitted by law, also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (ii)(1) or (2) above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such Party personally within the State of Delaware. Any action against any Party relating to the foregoing shall be brought in the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over any action, to the exclusive jurisdiction of the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over the action is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) and any appellate courts of any thereof. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.08 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 9.10 Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any transfer by way of merger or operation of law) without the consent of each other Party, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary of the Company, but no such assignment shall relieve the Company or Merger Sub of any of its obligations hereunder, and any such purported assignment in violation of this Section 9.10 shall be void ab initio.

Annex A-23

Section 9.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but, if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

Section 9.12 No-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties to this Agreement (and their respective successors and assigns) shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, (a) any former, current or future director, officer, agent, Affiliate, manager, advisor, subadvisor, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), (b) any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or (c) any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, advisor, subadvisor, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, or in each case, any financing sources of any of the foregoing, but in each case not including the Parties to this Agreement (and their respective successors and assigns), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against such persons and entities, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any such Persons, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, or in connection or contemplation hereof, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation; provided, however, that nothing in this Section 9.12 shall limit any liability of the Parties to this Agreement for breaches of the terms and conditions of this Agreement.

Section 9.13 Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.13 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.13, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[Signature page follows]

Annex A-24

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:
SUMMIT MIDSTREAM CORPORATION
By:	/s/ J. Heath Deneke
Name:	J. Heath Deneke
Title:	President and Chief Executive Officer
MERGER SUB:
SUMMIT MERGER SUB LLC
By:	Summit Midstream Corporation, its sole member
By:	/s/ J. Heath Deneke
Name:	J. Heath Deneke
Title:	President and Chief Executive Officer
PARTNERSHIP:
SUMMIT MIDSTREAM PARTNERS, LP
By:	Summit Midstream GP, LLC, its general partner
By:	/s/ J. Heath Deneke
Name:	J. Heath Deneke
Title:	President and Chief Executive Officer
PARTNERSHIP GP:
SUMMIT MIDSTREAM GP, LLC
By:	/s/ J. Heath Deneke
Name:	J. Heath Deneke
Title:	President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

Annex A-25

EXHIBIT A

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF THE COMPANY

[See attached.]

[Exhibit A to the Agreement and Plan of Merger]

Annex A-26

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SUMMIT MIDSTREAM CORPORATION

The original Certificate of Incorporation of Summit Midstream Corporation was filed with the Secretary of State of the State of Delaware on May 14, 2024 under the name “Summit Midstream Corporation” (the “Original Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation (as amended, this “Amended and Restated Certificate of Incorporation”) has been duly adopted by the Board of Directors (the “Board”) of Summit Midstream Corporation (the “Corporation”) and the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). This Amended and Restated Certificate of Incorporation of the Corporation shall become effective upon filing with the Secretary of State of the State of Delaware. The text of the Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

Article I

Section 1.1       Name. The name of the Corporation is Summit Midstream Corporation.

Article II

Section 2.1       Address. The registered office of the Corporation in the State of Delaware is 108 Lakeland Ave, Dover, Delaware 19901 Kent County; and the name of the Corporation’s registered agent at such address is Capitol Services, Inc.

Article III

Section 3.1       Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

Article IV

Section 4.1       Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 72,500,000 shares, consisting of (i) 500,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), (ii) 42,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (iii) 30,000,000 shares of common stock, par value $0.01 per share (the “Blank Check Common Stock”). The number of authorized shares of any of the Common Stock, Blank Check Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of the holders of Common Stock, Blank Check Common Stock or Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), unless a vote of any such holders is required pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock or any series of Blank Check Common Stock).

Section 4.2       Preferred Stock.

(A)        The Board is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B)        Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

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Section 4.3       Common Stock.

(A)        Voting Rights.

(1)      Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(2)      Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock or any series of Blank Check Common Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or one or more outstanding series of Blank Check Common Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock or any series of Blank Check Common Stock) or pursuant to the DGCL. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by applicable law, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock or one or more series of Blank Check Common Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such other series of Preferred Stock or such other series of Blank Check Common Stock) on all matters submitted to a vote of the stockholders generally.

(B)        Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, any outstanding series of Blank Check Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property of the Corporation or shares of the Corporation’s capital stock, such dividends and other distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(C)        Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of Preferred Stock, Blank Check Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

Section 4.4       Blank Check Common Stock.

(A)        The Board is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Blank Check Common Stock, for one or more series of Blank Check Common Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, privileges and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, privileges and relative, participating, optional and other special rights of each series of Blank Check Common Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B)        Except as otherwise required by law, holders of a series of Blank Check Common Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to such series of Blank Check Common Stock).

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Article V

Section 5.1       Amendment of Certificate of Incorporation. The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by the DGCL.

Section 5.2       Amendment of Bylaws. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. Stockholders shall also have the power to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without any requirement to obtain separate Board approval; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock or any series of Blank Check Common Stock), by the Bylaws or by applicable law, the affirmative vote of the holders of a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

Article VI

Section 6.1       Board of Directors.

(A)        Except as provided in this Amended and Restated Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock or any series of Blank Check Common Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock or any series of Blank Check Common Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board. The directors (other than those directors elected by the holders of any series of Preferred Stock or any series of Blank Check Common Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date that this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Filing Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Filing Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Filing Date. Commencing with the first annual meeting of stockholders following the Filing Date, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign members of the Board already in office to their respective class.

(B)        Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding or any one or more series of Blank Check Common Stock then outstanding, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled solely by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

(C)        Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock or any series of Blank Check Common Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time only for cause and only by the affirmative vote of the holders of a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

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(D)        During any period when the holders of any series of Preferred Stock or any series of Blank Check Common Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock or Blank Check Common Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock or any series of Blank Check Common Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate, the person or persons serving as such additional directors shall automatically cease to be qualified to serve as a director and shall automatically cease to be a director and the total authorized number of directors of the Corporation shall be reduced accordingly.

(E)        Elections of directors need not be by written ballot unless the Bylaws shall so provide.

Article VII

Section 7.1       Limitation on Liability of Directors and Officers.

(A)        To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors, no person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, as applicable; provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Section 7.1 or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate of Incorporation inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(B)        To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of officers, no person who is or was an officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as an officer; provided that this provision shall not eliminate or limit the liability of an officer (i) for any breach of the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for any transaction from which the officer derived an improper personal benefit or (iv) for any action by or in the right of the Corporation. Any repeal or amendment of this Section 7.1 by changes in law, or the adoption of any other provision of this Amended and Restated Certificate of Incorporation inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of officers) and shall not adversely affect any right or protection of an officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(C)        The Corporation shall indemnify to the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or any predecessor of the Corporation, or, while serving as a director or officer of the Corporation, serves or served at another corporation, partnership, joint venture, trust or other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. The rights to

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indemnification provided herein shall inure to the benefit of the heirs, executors and administrators of any person entitled to indemnification hereunder and shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Any amendment, repeal, or modification of this Section 7.1 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Article VIII

Section 8.1       Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock or Blank Check Common Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided herein (including in a certificate of designation relating to such series of Preferred Stock or such series of Blank Check Common Stock).

Section 8.2       Special Meetings of the Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock or any series of Blank Check Common Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board, the Chair of the Board or the Chief Executive Officer.

Section 8.3       Annual Meetings of the Stockholders. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof; provided, that the Board may in its sole discretion determine that any such meeting shall, in addition to or instead of a physical location, be held by means of remote communication (including virtually).

Article IX

Section 9.1       DGCL Section 203. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 9.2       Severability. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Section 9.3       Forum.

(A)        Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) by, or other wrongdoing by, any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation arising out of or relating to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the

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Bylaws (as either may be amended and/or restated from time to time), (iv) any action to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws, (v) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation governed by the internal affairs doctrine, (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL or (vii) any action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware. For the avoidance of doubt, this Section 9.03(A) shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933, as amended (the “Securities Act”).

(B)        Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against the Corporation or any director, officer, employee or agent of the Corporation.

(C)        To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this Section 9.3.

* * * * *

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by J. Heath Deneke, its President and Chief Executive Officer, this [•] day of [•], 202[4].

SUMMIT MIDSTREAM CORPORATION

By:
Name:	J. Heath Deneke
Title:	President and Chief Executive Officer

[Exhibit A to the Agreement and Plan of Merger]

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EXHIBIT B

FORM OF AMENDED AND RESTATED BYLAWS OF THE COMPANY

[See attached.]

[Exhibit B to the Agreement and Plan of Merger]

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AMENDED AND RESTATED

BYLAWS

OF

SUMMIT MIDSTREAM CORPORATION

Article I
OFFICES

Section 1.01     Registered Office; Other Offices. The registered office and registered agent of Summit Midstream Corporation (the “Corporation”) in the State of Delaware shall be as set forth in the Corporation’s certificate of incorporation as then in effect (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”). The Corporation may also have offices in such other places in the United States or elsewhere (and may change the Corporation’s registered agent) as the Board of Directors of the Corporation (the “Board”) may, from time to time, determine or as the business of the Corporation may require as determined by any officer of the Corporation.

Article II
MEETINGS OF STOCKHOLDERS

Section 2.01     Annual Meetings. Annual meetings of stockholders may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board shall determine and state in the notice of meeting. The Board may, in its sole discretion, determine that annual meetings of stockholders shall be held in whole or in part by means of remote communication (including virtually) as described in Section 2.10 in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). The Board may postpone, reschedule or cancel any annual meeting of stockholders.

Section 2.02     Special Meetings. Special meetings of the stockholders may only be called in the manner provided in the Certificate of Incorporation and may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board or the Chair of the Board or the Chief Executive Officer of the Corporation (the “Chief Executive Officer”) shall determine and state in the notice of such meeting. The Board may, in its sole discretion, determine that special meetings of the stockholders shall be held in whole or in part by means of remote communication (including virtually) as described in Section 2.10 of these Amended and Restated Bylaws (these “Bylaws”) and in accordance with Section 211(a)(2) of the DGCL. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board, the Chair of the Board or the Chief Executive Officer.

Section 2.03     Notice of Stockholder Business and Nominations.

(A)      Annual Meetings of Stockholders.

(1)         Nominations of persons for election to the Board and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only: (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (b) otherwise properly brought before the meeting by or at the direction of the Board or any duly authorized committee of the Board; or (c) otherwise properly brought before the meeting by any stockholder of record of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in paragraphs (A)(2) and (A)(3) of this Section 2.03 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation, at the time of the record date of the annual meeting and at the time of the annual meeting; clause (c) of this paragraph (A)(1) of this Section 2.03 shall be the exclusive means for a stockholder to make nominations or submit other business before an annual meeting of stockholders (other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

(2)         For nominations or other business to be properly brought before an annual meeting by a stockholder of record pursuant to clause (c) of paragraph (A)(1) of this Section 2.03, the stockholder of record

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giving the notice (the “Noticing Stockholder”) must have delivered timely notice thereof in proper written form to the Secretary of the Corporation and any such proposed business other than nominations of persons for election to the Board must constitute a proper matter for stockholder action or must be otherwise appropriate for stockholder action under the DGCL. To be timely, the Noticing Stockholder’s notice must be delivered to the Secretary of the Corporation not later than the close of business on the ninetieth (90th) day, or earlier than the one hundred-twentieth (120th) day, prior to the first (1st) anniversary of the date of the Corporation’s proxy statement released to stockholders for the preceding year’s annual meeting (which date of release shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of Common Stock (as defined in the Certificate of Incorporation) are first publicly traded, be deemed to have occurred on April 9, 2024); provided, however, that if the date of the meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days from such anniversary date, such notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the one hundred-twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which the public announcement (as defined below) of the date of such meeting is first made by the Corporation. An adjournment, recess, rescheduling or postponement of an annual meeting (or the public announcement thereof) shall not commence a new time period (or extend any time period) for the giving of a Noticing Stockholder’s notice. For the avoidance of doubt, a Noticing Stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws. Notwithstanding anything in this paragraph (A)(2) of this Section 2.03 to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Corporation naming all of the nominees for director proposed by the Board or specifying the size of the increased Board at least ten (10) days prior to the last day a Noticing Stockholder may deliver a notice of nominations in accordance with the second sentence of this paragraph (A)(2) of this Section 2.03, a Noticing Stockholder’s notice required by this Section 2.03(A) shall also be considered timely, but only with respect to proposed nominees for any new positions created by such increase, if it shall be delivered to the Secretary not later than the close of business on the tenth (10th) day following the day on which a public announcement of such increase in the number of directors to be elected is first made by the Corporation.

(3)         To be in proper written form, such Noticing Stockholder’s notice delivered to the Secretary pursuant to this Section 2.03(A) shall set forth:

(a)         as to each person whom the Noticing Stockholder proposes to nominate for election or re-election as a director:

(i)     the name, age and address (business and residential) of such person,

(ii)    a biography and statement of such person’s qualifications, including the principal occupation or employment of such person (at present and for the past five (5) years),

(iii)   the Specified Information (as defined below) for such person,

(iv)   a complete and accurate description of all agreements, arrangements or understandings between or among each Holder and any Stockholder Associated Person (as such terms are defined below), on the one hand, and such person, on the other hand, including a complete and accurate description of all agreements, arrangements or understandings relating to any direct and indirect compensation and other material agreements, arrangements and understandings, including payments to be paid to such person pertaining to the nomination and including, without limitation, all information that would be required to be disclosed pursuant to the federal and state securities laws, including Rule 404 promulgated under Regulation S-K (“Regulation S-K”) under the Securities Act of 1933, as amended (the “Securities Act”) (or any successor provision), if any Holder or any Stockholder Associated Person were the “registrant” for purposes of such rule and such person were a director or executive officer of such registrant,

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(v)    the first date of contact between any Holder and/or Stockholder Associated Person, on the one hand, and such person, on the other hand, with respect to the Corporation,

(vi)    any other information relating to such person that would be required to be disclosed in a proxy statement or any other filings required to be made in connection with solicitation of proxies for the election of directors in a contested election or that is otherwise required pursuant to and in accordance with Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including such person’s written consent to being named in proxy statements as a proposed nominee of the Noticing Stockholder and to serving as a director if elected), and

(vii)  a completed and signed questionnaire, representation and agreement and any and all other information required by paragraph (A)(3)(e) of this Section 2.03;

(b)         as to any other business that the Noticing Stockholder proposes to bring before the meeting:

(i)     a brief description of the business desired to be brought before the meeting,

(ii)    the reasons for conducting such business at the meeting,

(iii)   any material interest of each Holder and each Stockholder Associated Person, if any, in such business,

(iv)    the text of the proposal or business (including the specific text of any resolutions or actions proposed for consideration and if such business includes a proposal to amend these Bylaws, the specific language of the proposed amendment), and

(v)    a description of all agreements, arrangements and understandings between each Holder and any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by the Noticing Stockholder;

(c)         as to the Noticing Stockholder and the beneficial owner, if any, on whose behalf the nomination is made or the other business is being proposed (collectively with the Noticing Stockholder, the “Holders” and each a “Holder”):

(i)    the name and address of the Noticing Stockholder, as the name and address appear on the Corporation’s books, and the name and address of each other Holder and each Stockholder Associated Person, if any,

(ii)   as of the date of the notice (which information, for the avoidance of doubt, shall be updated and supplemented pursuant to paragraph (C)(3) of this Section 2.03),

(A)    the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, held of record or owned beneficially by each Holder and any Stockholder Associated Person (provided that, for the purposes of this Section 2.03(A), any such person shall in all events be deemed to beneficially own any shares of stock of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both)),

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(B)    any short position, profits interest, option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the Holder and any Stockholder Associated Person may have entered into transactions that hedge or mitigate, whether directly or indirectly, the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”), directly or indirectly owned or held, including beneficially, by each Holder and any Stockholder Associated Person and any Short Interest held by each Holder or any Stockholder Associated Person within the last twelve (12) months in any class or series of the shares or other securities of the Corporation,

(C)    a description of any proxy, contract, arrangement or understanding pursuant to which each Holder and any Stockholder Associated Person has any right to vote or has granted a right to vote any shares of stock or any other security of the Corporation,

(D)    a description of any agreement, arraignment or understanding with respect to any rights to dividends or payments in lieu of dividends on the shares of the Corporation owned beneficially by each Holder or any Stockholder Associated Person that are separated or separable pursuant to such agreement, arrangement or understanding from the underlying shares of stock or other security of the Corporation,

(E)    any proportionate interest in shares of stock or other securities of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or other entity in which any

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Holder or any Stockholder Associated Person is a general partner or directly or indirectly beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or other entity,

(F)    any direct or indirect legal, economic or financial interest (including Short Interest) of each Holder and each Stockholder Associated Person, if any, in the outcome of any (x) vote to be taken at any annual or special meeting of stockholders of the Corporation or (y) any meeting of stockholders of any other entity with respect to any matter that is related, directly or indirectly, to any nomination or business proposed by any Holder under these Bylaws, and

(G)    any material pending or threatened action, suit or proceeding (whether civil, criminal, investigative, administrative or otherwise) in which any Holder or any Stockholder Associated Person is, or is reasonably expected to be made, a party (the information required by this subclause (ii) shall be referred to as the “Specified Information”),

(iii)   a representation by the Noticing Stockholder that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting on the matter proposed, that the Noticing Stockholder will continue to be a stockholder of record of the Corporation entitled to vote at such meeting on the matter proposed through the date of such meeting and that such Noticing Stockholder intends to appear in person or by proxy at such meeting to propose such nomination or other business,

(iv)   all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by each Holder and each Stockholder Associated Person, if any,

(v)    any other information relating to each Holder and each Stockholder Associated Person, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder,

(vi)   a representation by the Noticing Stockholder as to whether any Holder and/or any Stockholder Associated Person intends or is part of a group which intends: (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the proposed nominee or approve or adopt the other business being proposed and/or (B) otherwise to solicit proxies from stockholders in support of such nomination or other business,

(vii)  a certification by the Noticing Stockholder that each Holder and any Stockholder Associated Person has complied with all applicable

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federal, state and other legal requirements in connection with its acquisition of shares of capital stock or other securities of the Corporation and/or such person’s acts or omissions as a stockholder of the Corporation,

(viii) the information and statement required by Rule 14a-19(b) of the Exchange Act (or any successor provision),

(ix)   the names and addresses of other stockholders (including beneficial owners) known by any Holder or Stockholder Associated Person to provide financial or otherwise material support with respect to such proposal(s) or nomination(s) (it being understood that delivery of a revocable proxy with respect to such proposal or nomination shall not in itself require disclosure under this clause (ix)), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s), and

(x)    a representation by the Noticing Stockholder as to the accuracy of the information set forth in the notice. In addition, any Noticing Stockholder who submits a notice pursuant to this paragraph (A)(3) of this Section 2.03 is required to update and supplement the information disclosed in such notice in accordance with paragraph (C)(3) of this Section 2.03.

(d)         The Corporation may also, as a condition to any such nomination or business being deemed properly brought before an annual meeting of stockholders, require any Holder or any proposed nominee to deliver to the Secretary, within five (5) Business Days of any such request, such other information as may reasonably be requested by the Corporation, including:

(i)    such other information as may be reasonably required by the Board, in its sole discretion, to determine

(A)    the eligibility of such proposed nominee to serve as a director of the Corporation, and

(B)    whether such proposed nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation and

(ii)     such other information that the Board determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(e)         In addition to the other requirements of this Section 2.03(A), each person whom a Noticing Stockholder proposes to nominate for election or re-election as a director of the Corporation must deliver in writing (in accordance with the time periods prescribed for delivery of notice under this Section 2.03(A)) to the Secretary at the principal executive offices of the Corporation:

(i)      a written questionnaire with respect to the background and qualification of such person (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five (5) Business Days of such written request) and

(ii)   a written representation and agreement (in the form provided by the Secretary upon written request of any stockholder of record identified by name within five (5) Business Days of such written request) that such person

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(A)    is not and will not become a party to (x) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law,

(B)    is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation,

(C)    in such person’s individual capacity, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable rules of the exchanges upon which the securities of the Corporation are listed and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, and

(D)    in such person’s individual capacity, intends to serve a full term if elected as a director of the Corporation.

(B)      Special Meetings of Stockholders. Only such business (including the election of specific individuals to fill vacancies or newly created directorships on the Board of Directors) shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. At any time that stockholders are not prohibited from filling vacancies or newly created directorships on the Board of Directors, nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only: (1) by or at the direction of the Board or any duly authorized committee of the Board or (2) provided that the Board has determined that directors shall be elected at such special meeting, by any stockholder of the Corporation who (a) is entitled to vote at the meeting, (b) complies with the notice procedures set forth in this Section 2.03 and (c) is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation, at the time of the record date of the special meeting of stockholders and at the time of the special meeting of stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one (1) or more directors to the Board, any Noticing Stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the Noticing Stockholder’s notice as required by paragraphs (A)(2) and (A)(3) of this Section 2.03 shall be delivered to the Secretary of the Corporation in proper written form not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made by the Corporation of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the adjournment, recess, rescheduling or postponement of a special meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a Noticing Stockholder’s notice as described above.

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(C)      General.

(1)         Except as otherwise expressly provided in any applicable rule or regulation under the Exchange Act or in the Certificate of Incorporation, only such persons who are nominated in accordance and compliance with the procedures set forth in this Section 2.03 shall be eligible for election to serve as directors at a meeting of stockholders and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.03. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Board or chair of the meeting shall, in addition to making any other determination that may be appropriate for the conduct of the meeting of stockholders, have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws (including whether the Noticing Stockholder or other Holder, if any, on whose behalf the nomination is made or other business is being proposed solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Noticing Stockholder’s nominee or other business in compliance with such stockholder’s representation as required by clause (c)(vi) of paragraph (A)(3) of this Section 2.03). If the Board determines that any proposed nomination was not made or proposed in compliance with this Section 2.03, or other business was not made or proposed in compliance with this Section 2.03, then except as otherwise required by law, at the meeting, the chair of the meeting shall have the power and duty to declare that such nomination or other business was not properly brought before the meeting and in accordance with the provisions of these Bylaws, and that such nomination shall be disregarded or that such proposed other business shall not be transacted. If at any meeting of stockholders a nomination or any other business is proposed to be brought before the meeting from the floor of the meeting, the chair of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws, and if the chair of the meeting determines that any proposed nomination was not made or proposed in compliance with this Section 2.03, or other business was not made or proposed in compliance with this Section 2.03, then except as otherwise required by law, at the meeting, the chair of the meeting shall have the power and duty to declare that such nomination or other business was not properly brought before the meeting and in accordance with the provisions of these Bylaws, and that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything to the contrary in these Bylaws, if the Noticing Stockholder (or a qualified representative of the Noticing Stockholder) does not appear at the annual or special meeting, as applicable, to present a nomination or other business, such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.03, to be considered a “qualified representative” of the Noticing Stockholder, a person must be authorized by a document authorizing another person or persons to act for such stockholder as proxy at the meeting of stockholders and such person must produce the document or a reliable reproduction of such document at the meeting of stockholders.

(2)         Exchange Act Compliance. Notwithstanding the foregoing provisions of this Section 2.03, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.03; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.03. Nothing in these Bylaws shall be deemed to affect any rights (a) of the holders of any class or series of stock having a preference over the Common Stock of the Corporation as to dividends or upon liquidation to elect directors under specified circumstances, or (b) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any other applicable federal or state securities law with respect to that stockholder’s request to include proposals in the Corporation’s proxy statement.

(3)         Updates and Supplements. In addition, to be considered timely, a Noticing Stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting of stockholders and as of the date that is ten (10) Business Days prior to the meeting of stockholders or any adjournment, recess, rescheduling or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) Business Days after the record date for the meeting of stockholders in the case of the update and supplement required to be made as of the record date, and not later than eight (8) Business Days prior to the date for the meeting of stockholders or any adjournment, recess,

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rescheduling or postponement thereof in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting of stockholders or any adjournment, recess, rescheduling or postponement thereof. In addition, if the Noticing Stockholder has delivered to the Corporation a notice relating to the nomination of directors, the Noticing Stockholder shall deliver to the Corporation not later than eight (8) Business Days prior to the date of the meeting or any adjournment, recess, rescheduling or postponement thereof (or, if not practicable, on the first practicable date prior to the date to which the annual meeting has been adjourned or postponed) reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act (or any successor provision). For the avoidance of doubt, the obligation to update and supplement set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders.

(D)      Certain Definitions; Interpretations. For purposes of these Bylaws:

(1)         “Affiliate” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act;

(2)         “Associate” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act;

(3)         “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close;

(4)         “close of business” on a particular day shall mean 5:00 p.m. local time at the principal executive offices of the Corporation, and if an applicable deadline falls on the close of business on a day that is not a Business Day, then the applicable deadline shall be deemed to be the close of business on the immediately preceding Business Day;

(5)         “delivery” of any notice or materials by a stockholder as required to be “delivered” shall mean, both (a) hand delivery, overnight courier service, or by certified or registered mail, return receipt requested, in each case to the Secretary at the principal executive offices of the Corporation, and (b) electronic mail to the Secretary;

(6)         “public announcement” shall mean disclosure: (a) in a press release released by the Corporation, provided such press release is released by the Corporation following its customary procedures, as reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or a comparable news service, or is generally available on internet news sites, or (b) in a document publicly filed by the Corporation with the U.S. Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act;

(7)         “Short Interest” shall mean any agreement, arrangement or understanding, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any Holder or any Stockholder Associated Person, on the one hand, and any person, on the other hand, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) or any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Holder or any Stockholder Associated Person with respect to any class or series of the shares or other securities of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares or other securities of the Corporation; and

(8)         “Stockholder Associated Person” shall mean, as to any Holder, (a) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A, or any successor instructions) with any Holder in a solicitation of proxies in respect of any business or director nomination proposed by such Holder;

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(b) any Affiliate or Associate of such Holder and (c) any person who is a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act (or any successor provision)) with such Holder.

For purposes of these Bylaws, the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.” Where a reference in these Bylaws is made to any statue or regulation, such reference shall be to (1) the statute or regulation as amended from time to time (except as context may otherwise require) and (2) any rules or regulations promulgated thereunder.

Section 2.04     Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice in writing or by electronic transmission, in the manner provided in Section 232 of the DGCL, of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be (except as otherwise provided herein, in the Certificate of Incorporation or permitted by applicable law) mailed to or transmitted electronically by the Secretary of the Corporation to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Section 2.05     Quorum. Unless otherwise required by law, the Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed, the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

Section 2.06     Voting. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of the stockholders shall be entitled to one (1) vote for each share of stock held by such stockholder that has voting power upon the matters in question. Each stockholder entitled to vote at a meeting of the stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy in any manner provided under Section 212(c) of the DGCL or as otherwise provided under applicable law, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Unless required by the Certificate of Incorporation or applicable law, or determined by the chair of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the votes properly cast on the matter (excluding any abstentions and broker non-votes) shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing sentence and subject to the Certificate of Incorporation, all elections of directors shall be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

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Section 2.07     Chair of Meetings. The Chair of the Board, if one is elected, or, in such person’s absence or disability, the President and Chief Executive Officer of the Corporation, or in the absence of the Chair of the Board and the President and Chief Executive Officer, a person designated by the Board, or at the discretion of the Chair of the Board or the President and Chief Executive Officer, a person designated by the Chair of the Board or the President and Chief Executive Officer shall be the chair of the meeting and, as such, preside at all meetings of the stockholders.

Section 2.08     Secretary of Meetings. The Secretary of the Corporation shall act as secretary at all meetings of the stockholders. In the absence or disability of the Secretary, the Chair of the Board or the President and Chief Executive Officer shall appoint a person to act as Secretary at such meetings.

Section 2.09     Adjournment. At any meeting of stockholders of the Corporation, if less than a quorum be present, the chair of the meeting or, if directed to be voted upon by the chair of the meeting, stockholders holding a majority in voting power of the outstanding shares of stock of the Corporation, present in person or by proxy and entitled to vote thereat, shall have the power to adjourn the meeting from time to time until a quorum shall be present. In addition, the chair of the meeting shall have the power to adjourn any meeting of stockholders of the Corporation even if a quorum is present. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the DGCL. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

Section 2.10     Remote Communication. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication:

(A)      participate in a meeting of stockholders; and

(B)      be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication; provided that:

(1)    the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;

(2)    the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(3)    if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.11     Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one (1) or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one (1) or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chair of the meeting shall appoint one (1) or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his

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or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (A) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (B) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (C) count all votes and ballots, (D) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (E) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 2.12     Organization. The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chair of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chair of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined by the chair of the meeting; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; (vi) limitations on the time allotted to questions or comments by participants; and (vii) restrictions on the use of cell phones, audio or video recording devices and other devices at the meeting. Unless and to the extent determined by the Board or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Article III
BOARD OF DIRECTORS

Section 3.01     Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by the DGCL or the Certificate of Incorporation directed or required to be exercised or done by the stockholders.

Section 3.02     Number and Term; Chair. The number of directors shall be determined as set forth in the Certificate of Incorporation. Directors shall be elected by the stockholders at their annual meeting, and the term of each director shall be as set forth in the Certificate of Incorporation. Directors need not be stockholders. The Board shall elect from its ranks a Chair of the Board, who shall have the powers and perform such duties as provided in these Bylaws and as the Board may from time to time prescribe. The Chair of the Board shall preside at all meetings of the Board at which he or she is present. If the Chair of the Board is not present at a meeting of the Board, the President and Chief Executive Officer (if the President and Chief Executive Officer is a director and is not also the Chair of the Board) shall preside at such meeting, and, if the President and Chief Executive Officer is not present at such meeting or is not a director, a majority of the directors present at such meeting shall elect one (1) of their members to preside over such meeting.

Section 3.03     Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chair of the Board, the President and Chief Executive Officer or the Secretary of the Corporation. The resignation shall take effect at the time or upon the happening of any event specified therein, and if no specification is so made, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

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Section 3.04     Removal. Directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.

Section 3.05     Vacancies and Newly Created Directorships. Except as otherwise provided by law, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Certificate of Incorporation. Any director elected to fill a vacancy or newly created directorship shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class for which such director shall have been chosen expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 3.06     Meetings. Regular meetings of the Board may be held at such places, if any, and times as shall be determined from time to time by the Board. Special meetings of the Board may be called by the President and Chief Executive Officer of the Corporation or the Chair of the Board, and shall be called by the President and Chief Executive Officer or the Secretary of the Corporation if directed by a majority of the Board and shall be at such places, if any, and times as they or he or she shall fix. Notice need not be given of regular meetings of the Board. At least twenty four (24) hours before each special meeting of the Board, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) of the time, date and place, if any, of the meeting shall be given to each director; provided, however, that if written notice is given only by United States mail, such notice be deposited in the United States mail, postage prepaid and return receipt requested, at least three (3) days before such special meeting of the Board. Such notice need not state the purposes of the special meeting and, unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting. A special meeting may be held at any time without notice if all the directors waive notice of the special meeting in accordance with Section 6.02 either before or after such special meeting.

Section 3.07      Quorum, Voting and Adjournment. Unless otherwise provided by these Bylaws, the Certificate of Incorporation, or required by applicable law, the presence of a majority of the total number of directors shall constitute a quorum for the transaction of business at any meeting of the Board. Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

Section 3.08     Committees; Committee Rules. The Board may designate one (1) or more committees, including an Audit Committee, a Compensation Committee and a Nominating, Governance and Sustainability Committee, each such committee to consist of one (1) or more of the directors of the Corporation. Any such committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; provided that no such committee shall have the power or authority in reference to the following matters: (A) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (B) adopting, amending or repealing these Bylaws. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 3.09     Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or any committee thereof, as the case may be, consent thereto in

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writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed in the minutes of proceedings of the Board. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

Section 3.10     Remote Meeting. Unless otherwise restricted by the Certificate of Incorporation, members of the Board, or any committee designated by the Board, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute presence in person at such meeting.

Section 3.11     Compensation. The Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Section 3.12     Reliance on Books and Records. A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Article IV
OFFICERS

Section 4.01     Number. The officers of the Corporation shall include a President and Chief Executive Officer and a Secretary, each of whom shall be elected by the Board and who shall hold office for such terms as shall be determined by the Board and until their successors are elected and qualify or until their earlier resignation or removal. In addition, the Board may elect one (1) or more Vice Presidents, including one (1) or more Executive Vice Presidents, Senior Vice Presidents, a Treasurer and one (1) or more Assistant Treasurers and one (1) or more Assistant Secretaries, who shall hold their office for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. Any number of offices may be held by the same person.

Section 4.02     Other Officers and Agents. The Board may appoint such other officers and agents with such titles as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board.

Section 4.03     President and Chief Executive Officer. The Chief Executive Officer, who shall also be the President, subject to the determination of the Board, shall have general executive charge, management, and control of the properties and operations of the Corporation in the ordinary course of its business, with all such powers with respect to such properties and operations as may be reasonably incident to such responsibilities. If the Board has not elected a Chair of the Board or in the absence or inability to act as the Chair of the Board, the President and Chief Executive Officer shall exercise all of the powers and discharge all of the duties of the Chair of the Board, but only if the President and Chief Executive Officer is a director of the Corporation.

Section 4.04     Vice Presidents. Each Vice President, if any are elected, of whom one (1) or more may be designated an Executive Vice President or Senior Vice President, shall have such powers and shall perform such duties as shall be assigned to him or her by the President and Chief Executive Officer or the Board.

Section 4.05     Treasurer.

(A)           The Treasurer shall have custody of the corporate funds, securities, evidences of indebtedness and other valuables of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board or its designees selected for such purposes. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers therefor. The Treasurer shall render to the President and Chief Executive Officer and the Board, upon their request, a report of the financial condition of the Corporation. If required by the Board, the Treasurer shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board shall prescribe.

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(B)           In addition, the Treasurer shall have such further powers and perform such other duties incident to the office of Treasurer as from time to time are assigned to him or her by the President and Chief Executive Officer or the Board.

Section 4.06     Secretary. The Secretary shall: (A) cause minutes of all meetings of the stockholders and directors to be recorded and kept properly; (B) cause all notices required by these Bylaws or otherwise to be given properly; (C) see that the minute books, stock books, and other nonfinancial books, records and papers of the Corporation are kept properly; and (D) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the President and Chief Executive Officer or the Board.

Section 4.07     Assistant Treasurers and Assistant Secretaries. Each Assistant Treasurer and each Assistant Secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the President and Chief Executive Officer or the Board shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the President and Chief Executive Officer or the Board.

Section 4.08     Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board or its designees selected for such purposes. All checks or other orders for the payment of money shall be signed by the President and Chief Executive Officer, a Vice President, the Treasurer or the Secretary or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board.

Section 4.09     Contracts and Other Documents. The President and Chief Executive Officer and the Secretary, or such other officer or officers as may from time to time be authorized by the Board or any other committee given specific authority in the premises by the Board during the intervals between the meetings of the Board, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.

Section 4.10     Ownership of Equity Interests or Other Securities of Another Entity. Unless otherwise directed by the Board, the President and Chief Executive Officer, a Vice President, the Treasurer or the Secretary, or such other officer or agent as shall be authorized by the Board, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.

Section 4.11     Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board may delegate to another officer such powers or duties.

Section 4.12     Resignation and Removal. Any officer of the Corporation may be removed from office for or without cause at any time by the Board. Any officer may resign at any time in the same manner prescribed under Section 3.03 of these Bylaws.

Section 4.13     Vacancies. The Board shall have the power to fill vacancies occurring in any office.

Article V
STOCK

Section 5.01     Certificated Shares. The shares of stock of the Corporation shall be represented by certificates; provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two (2) authorized officers of the Corporation (it being understood that each of the Chair of the Board, the President and Chief Executive Officer, a Senior Vice President, an Executive Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation shall be an authorized officer for such purpose), certifying the number and class of shares of stock of the Corporation owned by such holder. Any or

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all of the signatures on the certificate may be a facsimile. The Board shall have the power to appoint one (1) or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one (1) or more of such transfer agents and/or registrars.

Section 5.02     Uncertificated Shares. If the Board chooses to issue uncertificated shares, the Corporation, if required by the DGCL, shall, within a reasonable time after the issue or transfer of uncertificated shares, send a written statement of the information required by the DGCL to stockholders entitled to such uncertificated shares. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates; provided that the use of such system by the Corporation is permitted by applicable law.

Section 5.03     Transfer of Shares. Shares of stock of the Corporation represented by certificates shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender to the Corporation by delivery thereof (to the extent evidenced by a physical stock certificate) to the person in charge of the stock and transfer books and ledgers. Certificates representing such shares, if any, shall be cancelled and new certificates, if the shares are to be certificated, shall thereupon be issued. Shares of capital stock of the Corporation that are not represented by a certificate shall be transferred in accordance with any procedures adopted by the Corporation or its agents and applicable law. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares requested to be transferred, both the transferor and transferee request the Corporation do so. The Corporation shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates representing shares of stock of the Corporation and uncertificated shares.

Section 5.04     Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Corporation may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated upon the surrender by such owner of such mutilated certificate and, if required by the Corporation, the posting of a bond by such owner in an amount sufficient to indemnify the Corporation against any claim that may be made against it in connection therewith.

Section 5.05     List of Stockholders Entitled to Vote. The Corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date (A) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (B) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 5.05 or to vote in person or by proxy at any meeting of stockholders.

Section 5.06     Fixing Date for Determination of Stockholders of Record.

(A)        In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on

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or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(B)         In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(C)         Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board, (1) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (2) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 5.07     Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock or notification to the Corporation of the transfer of uncertificated shares with a request to record the transfer of such share or shares, the Corporation may treat the registered owner of such share or shares as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner of such share or shares. To the fullest extent permitted by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

Article VI
NOTICE AND WAIVER OF NOTICE

Section 6.01     Notice. If mailed, notice to stockholders shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation, and if given by any other form, including any form of electronic transmission permitted by the DGCL shall be deemed given as provided in the DGCL. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 6.02     Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

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Article VII
INDEMNIFICATION

Section 7.01     Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the laws of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974, as amended, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 7.03 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board. For purposes of the definition of “indemnitee” as used in this Article VII, an “officer of the Corporation” shall only refer to those officers who have been elected or appointed by the Board.

Section 7.02     Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 7.01, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in (including as a witness) or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VII (which shall be governed by Section 7.03 (hereinafter an “advancement of expenses”)); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Section 7.01 and Section 7.02 or otherwise.

Section 7.03     Right of Indemnitee to Bring Suit. If a claim under Section 7.01 or Section 7.02 is not paid in full by the Corporation within (A) sixty (60) days after a written claim for indemnification has been received by the Corporation or (B) twenty (20) days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter (but not before) bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (Y) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (Z) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct,

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shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

Section 7.04     Indemnification Not Exclusive. The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article VII, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article VII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or as may be provided in the Certificate of Incorporation or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(A)        Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article VII, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 7.04, entitled to enforce this Section 7.04.

(B)         For purposes of this Section 7.04, the following terms shall have the following meanings:

(1)          The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

(2)          The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to applicable law, any agreement, certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

Section 7.05     Nature of Rights. The rights conferred upon indemnitees in this Article VII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

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Section 7.06     Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 7.07     Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Article VIII
MISCELLANEOUS

Section 8.01     Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one (1) or more electronic networks or databases (including one (1) or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 8.02     Corporate Seal. The Board may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 8.03     Fiscal Year. The fiscal year of the Corporation shall begin on the first (1st) day of January and end on the thirty-first (31st) day of December of each year.

Section 8.04     Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 8.05     Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Article IX
AMENDMENTS

Section 9.01     Amendments. In furtherance and not in limitation of the powers conferred by applicable law, these Bylaws may be amended, altered or repealed and new bylaws made in the manner provided in the Certificate of Incorporation; provided, that any proposal by a stockholder to amend these Bylaws will be subject to the provisions of Article II of these Bylaws except as otherwise required by law.

[Exhibit B to the Agreement and Plan of Merger]

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EXHIBIT C

FORM OF CERTIFICATE OF DESIGNATION OF SERIES A FLOATING RATE
CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK OF THE
COMPANY

[See attached.]

[Exhibit C to the Agreement and Plan of Merger]

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CERTIFICATE OF DESIGNATION OF
SERIES A FLOATING RATE
CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK,
PAR VALUE $0.01 PER SHARE, OF
SUMMIT MIDSTREAM CORPORATION

_______________________

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
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SUMMIT MIDSTREAM CORPORATION, a corporation organized and existing under the laws of the State of Delaware, certifies that pursuant to the authority contained in its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company has duly approved and adopted the following resolution on [•], 202[4], and the resolution was adopted by all necessary action on the part of the Company:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of [•] shares of Preferred Stock, par value $0.01 per share, having the preferences, powers and relative, participating, optional or other special rights of such shares, and the qualifications, limitations and restrictions thereof that are set forth in this resolution of the Board of Directors pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation and hereby constituting an amendment to the Certificate of Incorporation as follows:

Section 1.         Designation. The designation of the series of Preferred Stock of the Company is “Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock,” par value $0.01 per share (the “Series A Preferred Stock”). Except as otherwise expressly provided herein, each share of the Series A Preferred Stock shall be identical in all respects to every other share of the Series A Preferred Stock.

Section 2.         Number of Shares. The authorized number of shares of Series A Preferred Stock is [•]. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Company, or converted, exchanged or reclassified into another series of Preferred Stock, shall be retired and revert to authorized but unissued shares of Preferred Stock (provided that any such retired shares of Series A Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series A Preferred Stock).

Section 3.         Defined Terms and Rules of Construction.

(a)       Definitions. As used herein with respect to the Series A Preferred Stock:

“2017 Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 14, 2017.

“2020 Agreement” means that certain Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 28, 2020.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, stock acquisition, merger or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing, over the long-term, the operating capacity or operating income of the Company Group from the operating capacity or operating income of the Company Group existing immediately prior to such transaction. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

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“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(i)       the sum of:

(1)         all cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

(2)         if the Board of Directors so determines, all or any portion of additional cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter; less

(ii)      the amount of any cash reserves established by the Board of Directors (or the Company’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(1)         provide for the proper conduct of the business of the Company Group (including reserves for future capital expenditures and for anticipated future credit needs of the Company Group) subsequent to such Quarter;

(2)         comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject;

(3)         provide funds for Series A Dividends; or

(4)         provide funds for dividends to the holders of Common Stock in respect of any one or more of the next four Quarters;

provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash within such Quarter if the Board of Directors so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means the board of directors of the Company.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Delaware shall not be regarded as a Business Day.

“Bylaws” means the Amended and Restated Bylaws of the Company in effect on the date hereof, as they may be amended or amended and restated from time to time.

“Calculation Agent Agreement” means the amended and restated calculation agent agreement entered into on or around the Series A Original Issue Date between the Company and the Series A Calculation Agent, as amended or modified from time to time.

“Capital Improvement” means (i) the construction of new capital assets by a Group Member, (ii) the replacement, improvement or expansion of existing capital assets by a Group Member or (iii) a capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution

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will have, directly or indirectly, an equity interest, to fund such Group Member’s pro rata share of the cost of the construction of new, or the replacement, improvement or expansion of existing, capital assets by such Person, in each case if and to the extent such construction, replacement, improvement or expansion is made to increase, over the long-term, the operating capacity or operating income of the Company Group, in the case of clauses (i) and (ii), or such Person, in the case of clause (iii), from the operating capacity or operating income of the Company Group or such Person, as the case may be, existing immediately prior to such construction, replacement, improvement, expansion or capital contribution. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) stock issued by the Company (or prior to the Series A Original Issue Date, equivalent equity interests in the Partnership).

“Capital Surplus” means any amounts of Available Cash distributed by the Company on any date from any source when the sum of all amounts of Available Cash theretofore distributed by the Company (and prior to the Series A Original Issue Date, the Partnership) on Capital Stock exceeds the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time, including by this Certificate of Designation, or as amended and restated from time to time.

“Certificate of Designation” means this Certificate of Designation relating to the Series A Preferred Stock, as it may be amended or amended and restated from time to time.

“Closing Date” means the first date on which Common Units were sold by the Partnership to the underwriters party to that certain Underwriting Agreement, dated as of September 27, 2012, pursuant thereto.

“Closing Price” for any day, means, in respect of any class of Capital Stock, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the last closing bid and ask prices on such day, regular way, in either case as reported on the principal National Securities Exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any National Securities Exchange, the average of the high bid and low ask prices on such day in the over-the-counter market, as reported by such other system then in use, or, if on any such day such Capital Stock is not quoted by any such organization, the average of the closing bid and ask prices on such day as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors, or if on any such day no market maker is making a market in such Capital Stock, the fair value of such Capital Stock on such day as determined by the Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commences Commercial Service” means the date upon which a Capital Improvement is first put into commercial service by a Group Member following completion of construction, replacement, improvement or expansion and testing, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Common Units” means the common units representing limited partnership interests in the Partnership.

“Company” means Summit Midstream Corporation, a corporation organized and existing under the laws of the State of Delaware, and any successor thereof.

“Company Group” means, collectively, the Company and its Subsidiaries.

“Construction Debt” means debt incurred to fund (i) all or a portion of a Capital Improvement, (ii) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other Construction Debt or (iii) distributions (including incremental Incentive Distributions (as defined in the 2017 Agreement)) on Construction Equity.

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“Construction Equity” means equity issued to fund (i) all or a portion of a Capital Improvement, (ii) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (iii) distributions (including incremental Incentive Distributions (as defined in the 2017 Agreement)) on other Construction Equity. Construction Equity does not include equity issued in the Initial Public Offering.

“Construction Period” means the period beginning on the date that a Group Member enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member abandons or disposes of such Capital Improvement.

“Depositary” means, with respect to any Capital Stock issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall include interest (including periodic net payments under related interest rate swap agreements) and related fees paid during the Construction Period on Construction Debt. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the Board of Directors shall determine the allocation between the amounts paid for each.

“Finance Corp.” means Summit Midstream Finance Corp., a Delaware corporation.

“General Partner” means Summit Midstream GP, LLC, a Delaware limited liability company, as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“Group” means two or more Persons that, with or through any of their respective Affiliates or Associates, have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to ten (10) or more Persons), exercising investment power over or disposing of any Capital Stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Capital Stock.

“Group Member” means a member of the Company Group.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of a Group Member to fluctuations in interest rates, the price of hydrocarbons, basis differentials or currency exchange rates in their operations or financing activities and not for speculative purposes.

“Initial Public Offering” means the initial offering and sale of Common Units to the public, as described in the IPO Registration Statement.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (i) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (ii) issuance of equity interests of any Group Member (including the Common Units sold to the IPO Underwriters in the Initial Public Offering) to anyone other than another Group Member; (iii) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (1) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (2) sales or other dispositions of assets as part of normal retirements or replacements; and (iv) capital contributions received by a Group Member.

“IPO Registration Statement” means the Registration Statement on Form S-1 (File No. 333-183466) as it has been amended or supplemented, filed by the Partnership, as predecessor registrant to the Company, with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.

“IPO Underwriter” means each Person named as an underwriter in Schedule I to the IPO Underwriting Agreement who purchased Common Units pursuant thereto.

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“IPO Underwriting Agreement” means that certain Underwriting Agreement dated as of September 27, 2012 among the IPO Underwriters, Summit Midstream Partners, LLC, the Partnership, the General Partner and the Operating Company providing for the purchase of Common Units by the IPO Underwriters.

“Liquidation Date” means, in the case of any event giving rise to the dissolution of the Company, the date on which such event occurs.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the construction of new capital assets or the replacement, improvement or expansion of existing capital assets) by a Group Member made to maintain, over the long term, the operating capacity or operating income of the Company Group. For purposes of this definition, “long term” generally refers to a period of not less than twelve months.

“Material Senior Indebtedness” means (i) the indebtedness issued under that certain Second Supplemental Indenture, dated as of February 15, 2017, among the Operating Company, Finance Corp., the guarantors party thereto and U.S. Bank National Association and (ii) any indebtedness of the Operating Company or Finance Corp. incurred on or after May 28, 2020 in an amount greater than $200,000,000 issued under a note indenture (and not under any loan or other credit agreement with commercial banking institutions).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 31, 2024, by and among the Company, Summit SMC NewCo, LLC, a Delaware limited liability company, the Partnership and the General Partner.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

“Operating Company” means Summit Midstream Holdings, LLC, a Delaware limited liability company, and any successors thereto.

“Operating Expenditures” means all Company Group cash expenditures (or the Company’s (and prior to the Series A Original Issue Date, the Partnership’s) proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, compensation of employees, officers and directors of the Company (and, prior to the Series A Original Issue Date, the General Partner, and reimbursement of expenses of the General Partner and its Affiliates incurred prior to the Series A Original Issue Date), Maintenance Capital Expenditures, debt service payments, repayment of Working Capital Borrowings, and payments made in the ordinary course of business under any Hedge Contracts, subject to the following:

(i)         repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (ii)(3) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

(ii)        payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(iii)       Operating Expenditures shall not include (1) Expansion Capital Expenditures, (2) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (3) dividends or other distributions on Capital Stock, (4) repurchases of Capital Stock, other than repurchases of Capital Stock by the Company to satisfy obligations under employee benefit plans or reimbursement of expenses of the Company for purchases of Capital Stock by the Company to satisfy obligations under employee benefit plans (or prior to the Series A Original Issue Date, other than repurchases of Partnership Interests (as defined in the 2020 Agreement) by the Partnership to satisfy obligations under employee benefit plans or reimbursement of expenses of the General Partner for purchases of Partnership Interests by the General Partner to satisfy obligations under employee benefit plans) or (5) any other expenditures or payments using the proceeds of the Initial Public Offering as described under “Use of Proceeds” in the IPO Registration Statement; and

(iv)

(1)         amounts paid in connection with the initial purchase of a Hedge Contract shall be amortized as Operating Expenditures over the life of such Hedge Contract and

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(2)         payments made in connection with the termination of any Hedge Contract prior to the expiration of its scheduled settlement or termination date shall be included as Operating Expenditures in equal quarterly installments over the remaining scheduled life of such Hedge Contract.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(i)         the sum of (1) $50.0 million, (2) all cash receipts of the Company Group (or the Company’s (and prior to the Series A Original Issue Date, the Partnership’s) proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and the termination of Hedge Contracts (provided that cash receipts from the termination of a Hedge Contract prior to its scheduled settlement or termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract), (3) all cash receipts of the Company Group (or the Company’s (and prior to the Series A Original Issue Date, the Partnership’s) proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (4) the amount of cash dividends or other distributions from Operating Surplus paid during the Construction Period (including incremental Incentive Distributions (as defined in the 2017 Agreement)) on Construction Equity, less

(ii)        the sum of (1) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (2) the amount of cash reserves (or the Company’s (and prior to the Series A Original Issue Date, the Partnership’s) proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the Board of Directors to provide funds for future Operating Expenditures, and (3) all Working Capital Borrowings not repaid within twelve (12) months after having been incurred, or repaid within such twelve (12) month period with the proceeds of additional Working Capital Borrowings; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the Board of Directors so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Outstanding” means, with respect to Capital Stock, all Capital Stock that is issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination; provided, however, that if at any time any Person or Group beneficially owns 20% or more of the Outstanding Capital Stock of any class, all shares of Series A Preferred Stock owned by or for the benefit of such Person or Group shall not have any voting power and shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of holders of Series A Preferred Stock to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under the Certificate of Incorporation, the Bylaws or this Certificate of Designation; provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Capital Stock of any class directly from Affiliates of the Company (including Capital Stock received pursuant to the Merger Agreement in exchange for Partnership Interests (as defined in the 2020 Agreement) acquired by such Person or Group directly from the General Partner or its Affiliates (other than the Partnership)), (ii) any Person or Group who acquired 20% or more of the Outstanding Capital Stock of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) (including Capital Stock received pursuant to the Merger Agreement in exchange for Partnership Interests acquired from such a Person or Group) provided that, upon or prior to such acquisition, the Company (or, as applicable, the General Partner) shall have notified such Person or Group in writing that such limitation shall not apply, (iii) any Person or Group who acquired 20% or more of any class of Capital Stock issued by the Company with the prior approval of the Board of Directors (including Capital Stock received pursuant to the Merger Agreement in exchange for Partnership Interests acquired with the prior approval of the board of directors of the General Partner) or (iv) any Series A Preferred Stockholder in connection with any vote, consent or approval of

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the Series A Preferred Stockholders pursuant to Section 5. As long as Capital Stock is held by any Group Member, such Capital Stock shall not, to the fullest extent permitted by applicable law, be considered Outstanding for any purpose in this Certificate of Designation; provided that such Capital Stock shall automatically be considered Outstanding upon the transfer to a Person or Group that is not a Group Member.

“Partnership” means Summit Midstream Partners, LP, a Delaware limited partnership.

“Paying Agent” means the Transfer Agent, acting in its capacity as paying agent for the Series A Preferred Stock, and its respective successors and assigns or any other paying agent appointed by the Board of Directors; provided, however, that if no Paying Agent is specifically designated for the Series A Preferred Stock, the Company shall act in such capacity.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Preferred Stock” means any and all series of preferred stock of the Company, including the Series A Preferred Stock.

“Pro Rata” means, when modifying Series A Preferred Stockholders, apportioned equally among all Series A Preferred Stockholders in accordance with the relative number or percentage of shares of Series A Preferred Stock held by each such Series A Preferred Stockholder.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company.

“Qualifying Owners” means the collective reference to (i) Energy Capital Partners II, LP, Energy Capital Partners II-A, L.P., Energy Capital Partners II-B IP, LP, Energy Capital Partners II-C (Summit IP), LP, Energy Capital Partners II (Summit Co-Invest), LP, SMLP Holdings, LLC and each of their affiliated funds and investment vehicles and any fund manager, general partner, managing member or principal of any of the foregoing; (ii) the officers, directors and management employees of the Company, the Operating Company and the Company’s Subsidiaries; and (iii) any person controlled by any of the persons described in any of the clauses (i) or (ii).

“Rating Agency” means a nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act) that publishes a rating for the Company.

“Record Date” means the date established by the Board of Directors (or, if not so established by the Board of Directors, the date provided by applicable law) for determining (i) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of holders of Capital Stock (including voting) or (ii) the identity of Record Holders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any lawful action.

“Record Holder” means (a) with respect to any class of Capital Stock for which a Transfer Agent has been appointed, the Person in whose name Capital Stock of such class is registered on the books of the Transfer Agent as of the Company’s close of business on a particular day or (b) with respect to other classes of Capital Stock, the Person in whose name any such other Capital Stock is registered on the books of the Company as of the Company’s close of business on a particular day.

“Restricted Subsidiary” of a Person means any subsidiary of the relevant Person that is not an Unrestricted Subsidiary. Notwithstanding anything to the contrary, the Operating Company and Finance Corp. shall at all times be Restricted Subsidiaries of the Company.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Series A Alternate Offer” has the meaning given such term in Section 7(c).

“Series A Calculation Agent” means a bank, trust company or other Person appointed by the Board of Directors to act as calculation agent for the Series A Preferred Stock.

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“Series A Change of Control” means the occurrence of any of the following:

(i)         the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including equity interests in the Company’s Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(ii)        the adoption of a plan relating to the liquidation or dissolution of the Company or the Operating Company;

(iii)       the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Qualifying Owners, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interests of the Company, measured by voting power rather than number of shares, units or the like; or

(iv)       the consummation of any transaction whereby the Company ceases to own directly or indirectly 100% of the equity interests in the Operating Company.

Notwithstanding the preceding, a conversion of the Company or any of the Company’s Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding equity interests in one form of entity for equity interests in another form of entity shall not constitute a Series A Change of Control, so long as, following such conversion or exchange, the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who beneficially owned equity interests in the Company immediately prior to such transactions continue to beneficially own in the aggregate more than 50% of the voting interests of such entity, or continue to beneficially own sufficient equity interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Qualifying Owners, beneficially owns more than 50% of the voting interests of such entity or its general partner, as applicable.

In addition, a Series A Change of Control shall not occur as a result of any transaction in which the Operating Company remains a subsidiary of the Company but one or more intermediate holding companies between the Operating Company and the Company are added, liquidated, merged or consolidated out of existence.

“Series A Change of Control Offer” has the meaning given such term in Section 7(a).

“Series A Change of Control Payment” has the meaning given such term in Section 7(a).

“Series A Change of Control Purchase Date” has the meaning given such term in Section 7(a).

“Series A Change of Control Settlement Date” has the meaning given such term in Section 7(a).

“Series A Change of Control Triggering Event” means the occurrence of a Series A Change of Control that is accompanied or followed by a downgrade by one or more gradations (including both gradations within ratings categories and between ratings categories) or withdrawal of the rating of the Series A Preferred Stock within the Series A Ratings Decline Period by at least two of the Rating Agencies, as a result of which the rating of the Series A Preferred Stock on any day during such Series A Ratings Decline Period is below the rating by such Rating Agency in effect immediately preceding the first public announcement of the Series A Change of Control (or occurrence thereof if such Series A Change of Control occurs prior to public announcement).

“Series A Current Criteria” means the equity credit criteria of a Rating Agency for securities such as the Series A Preferred Stock, as such criteria are in effect as of the Series A Original Issue Date.

“Series A Dividend” means dividends with respect to shares of Series A Preferred Stock pursuant to Section 4.

“Series A Dividend Payment Date” has the meaning given such term in Section 4(a).

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“Series A Dividend Period” means a period of time from and including the preceding Series A Dividend Payment Date (other than the initial Series A Dividend Period, which shall commence on and include the Series A Original Issue Date), to, but excluding, the next Series A Dividend Payment Date for such Series A Dividend Period.

“Series A Dividend Rate” means except as modified pursuant to Section 7(e), an annual rate equal to a percentage of the Series A Liquidation Preference equal to the sum of (i) the Series A Three-Month SOFR, as calculated on each applicable Periodic Term SOFR Determination Day, and (ii) 7.69%.

“Series A Issue Price” means $1,000 per share of Series A Preferred Stock.

“Series A Junior Securities” means any class or series of Capital Stock that, with respect to dividends on such Capital Stock and distributions upon liquidation, dissolution or winding up of the Company, expressly ranks junior to the Series A Preferred Stock, including but not limited to Common Stock, but excluding any Series A Parity Securities and Series A Senior Securities.

“Series A Liquidation Preference” means a liquidation preference for each share of Series A Preferred Stock initially equal to $1,000 per share (subject to adjustment for any splits, combinations or similar adjustments to the shares of Series A Preferred Stock), which liquidation preference shall be subject to increase by the per share of Series A Preferred Stock amount of any accumulated and unpaid Series A Dividends, including any Series A Unpaid Cash Dividends, unless and until paid (whether or not such dividends shall have been declared).

“Series A Original Issue Date” means [•], 202[4].

“Series A Parity Basket” means:

(i)        if a number of shares of Series A Preferred Stock having an aggregate Series A Issue Price of at least $100,000,000 is then Outstanding, the greater of:

(1)         an aggregate $150,000,000 of non-convertible Series A Parity Securities; and

(2)          so long as the aggregate value of the Outstanding Common Stock (based on the Closing Price of Common Stock on the trading day immediately preceding such date of issuance) is at least $1,500,000,000, a number of additional shares of Series A Preferred Stock or other nonconvertible Series A Parity Securities such that, as of the date of issuance of the additional Series A Preferred Stock or other nonconvertible Series A Parity Securities, the aggregate number of shares of Series A Preferred Stock, together with any Series A Parity Securities (assuming that any such Series A Preferred Stock and any non-convertible Series A Parity Securities are convertible into a number of shares of Common Stock equal to the quotient of (A) the aggregate purchase price for such Series A Preferred Stock and any non-convertible Series A Parity Securities, divided by (B) the volume-weighted average price of the Common Stock for the thirty (30) Trading Day period ending immediately prior to such issuance (such Common Stock, the “Series A Parity Equivalent Securities”)), equals no more than 15% of all Outstanding shares of Common Stock (including as Outstanding for such purposes any Series A Parity Equivalent Securities and any Common Stock issuable upon conversion of any convertible Series A Parity Securities); or

(ii)       if a number of shares of Series A Preferred Stock having an aggregate Series A Issue Price of less than $100,000,000 is then Outstanding, such number of Series A Parity Securities as determined by the Board of Directors;

provided that (for the avoidance of doubt) the Company may, without the affirmative vote of the holders of Outstanding Series A Preferred Stock, create (by reclassification or otherwise) and issue Series A Junior Securities in an unlimited amount.

“Series A Parity Securities” means any class or series of Capital Stock established after the Series A Original Issue Date that, with respect to dividends on such Capital Stock and distributions upon liquidation, dissolution or winding up of the Company, is not expressly made senior or subordinated to the Series A Preferred Stock. For the avoidance of doubt, classes or series of Capital Stock may qualify as Series A Parity Securities irrespective of whether or not the record date, dividend payment date, dividend rate or dividend periods of such class or series of Capital Stock match those of the Series A Preferred Stock or any other class or series of Series A Parity Securities.

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“Series A Preferred Stock” has the meaning given such term in Section 1.

“Series A Preferred Stockholder” means a Record Holder of Series A Preferred Stock.

“Series A Ratings Decline Period” means the period that (i) begins on the occurrence of a Series A Change of Control and (ii) ends sixty (60) calendar days following consummation of such Series A Change of Control.

“Series A Ratings Event” means a change by any Rating Agency to the Series A Current Criteria, which change results in (i) any shortening of the length of time for which the Series A Current Criteria are scheduled to be in effect with respect to the Series A Preferred Stock, or (ii) a lower equity credit being given to the Series A Preferred Stock than the equity credit that would have been assigned to the Series A Preferred Stock by such Rating Agency pursuant to its Series A Current Criteria.

“Series A Redemption Date” has the meaning given such term in Section 6(a).

“Series A Redemption Notice” has the meaning given such term in Section 6(d).

“Series A Redemption Price” has the meaning given such term in Section 6(b).

“Series A Senior Securities” means any class or series of Capital Stock established after the Series A Original Issue Date that, with respect to dividends on such Capital Stock and distributions upon liquidation, dissolution or winding up of the Company, is expressly made senior to the Series A Preferred Stock.

“Series A Three-Month SOFR” has the meaning given such term in Section 4(f).

“Series A Unpaid Cash Dividends” has the meaning given such term in Section 4(c).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate selected by the Company in its reasonable discretion).“Subsidiary” means, with respect to any Person, (i) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (ii) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (iii) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (1) at least a majority ownership interest or (2) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Term SOFR” means the Term SOFR Reference Rate for a three-month tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days immediately preceding the first date of the applicable dividend period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day, the Term SOFR Reference Rate for a three-month tenor has not been published by the Term SOFR Administrator, then Term SOFR will be (x) the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day or (y) if the Term SOFR Reference Rate cannot be determined in accordance with clause (x) of this proviso, Term SOFR shall be the Term SOFR Reference Rate as determined on the previous Periodic Term SOFR Determination Day until a substitute or successor rate has been determined by the Company in accordance with Section 4(f)(ii).

“Term SOFR Administrator” means CME Group Benchmark Administration Limited, as administrator of the Term SOFR Reference Rate (or a successor administrator of the Term SOFR Reference Rate selected by the Company in its reasonable discretion).

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“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Capital Stock of any class is listed or admitted for trading is open for the transaction of business or, if such Capital Stock is not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.

“Transfer Agent” means such bank, trust company or other Person as may be appointed from time to time by the Board of Directors to act as registrar and transfer agent for any class of Capital Stock in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Capital Stock is listed (if any); provided that, if no such Person is appointed as registrar and transfer agent for any class of Capital Stock, the Company shall act as registrar and transfer agent for such class of Capital Stock.

“Unrestricted Subsidiary” means any subsidiary of the Company (other than Finance Corp. or the Operating Company) that is designated by the Board of Directors as an Unrestricted Subsidiary, but only to the extent that such subsidiary:

(i)        except to the extent permitted by the definition of “Permitted Business Investments” in any Material Senior Indebtedness, has no indebtedness other than non-recourse debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

(ii)       is not party to any agreement, contract, arrangement or understanding with the Company or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates of the Company;

(iii)      is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional equity interests or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(iv)       has not guaranteed or otherwise directly or indirectly provided credit support for any of the Company’s indebtedness or the indebtedness of any of the Company’s Restricted Subsidiaries.

All subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay dividends or other distributions on the Capital Stock; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within twelve (12) months from the date of such borrowings other than from additional Working Capital Borrowings.

(b)         Rules of Construction. Unless the context requires otherwise: (a) any pronoun used in this Certificate of Designation shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Certificate of Designation; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Certificate of Designation as a whole and not to any particular provision of this Certificate of Designation. The table of contents and headings contained in this Certificate of Designation are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Certificate of Designation. The Board of Directors has the power to construe and interpret this Certificate of Designation and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Certificate of Designation by the Board of Directors and any action taken pursuant thereto and any determination made by the Board of Directors in good faith shall, in each case, be conclusive and binding on all Record Holders, each other Person or Group who acquires an interest in Capital Stock and all other Persons

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for all purposes; provided, however, the foregoing shall not preclude judicial review of any such construction or interpretation, any such action taken pursuant thereto, or any such determination made by the Board of Directors in good faith.

Section 4.         Dividends.

(a)         Dividends on each Outstanding share of Series A Preferred Stock shall be cumulative and compounding, and shall accumulate at the applicable Series A Dividend Rate from and including the Series A Original Issue Date (or, for any subsequently issued and newly Outstanding shares of Series A Preferred Stock, from and including the Series A Dividend Payment Date immediately preceding the issue date of such shares of Series A Preferred Stock) until such time as the Company pays the Series A Dividend or redeems such shares of Series A Preferred Stock in accordance with Section 6 or Section 7, whether or not such Series A Dividends shall have been declared. Series A Preferred Stockholders shall be entitled to receive Series A Dividends from time to time out of any assets of the Company legally available for the payment of dividends at the Series A Dividend Rate per share of Series A Preferred Stock when, as, and, if declared by the Board of Directors, prior to any other dividends made in respect of any other Capital Stock. Series A Dividends shall be paid on a quarterly basis on March 15, June 15, September 15 and December 15 of each year (each date, a “Series A Dividend Payment Date”). If any Series A Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Series A Dividend Payment Date shall instead be on the immediately succeeding Business Day without the accumulation of additional dividends. Series A Dividends shall be computed by multiplying the Series A Dividend Rate by a fraction, the numerator of which will be the actual number of days elapsed during that Series A Dividend Period (determined by including the first day of such Series A Dividend Period and excluding the last day, which is the Series A Dividend Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate Series A Liquidation Preference of all Outstanding shares of Series A Preferred Stock.

(b)          Not later than 5:00 p.m., New York City time, on each Series A Dividend Payment Date, the Company shall pay those Series A Dividends, if any, that shall have been declared by the Board of Directors to Series A Preferred Stockholders on the Record Date for the applicable Series A Dividend. The Record Date for the payment of any Series A Dividend shall be as of the close of business on the first Business Day of the month of the applicable Series A Dividend Payment Date. So long as the shares of Series A Preferred Stock are held of record by the Depositary or its nominee, declared Series A Dividends shall be paid to the Depositary in same-day funds on each Series A Dividend Payment Date or other dividend payment date in the case of payments for Series A Unpaid Cash Dividends.

(c)          If the Company fails to pay in full a Series A Dividend on any Series A Dividend Payment Date, then from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all such arrearages, (i) the amount of such unpaid cash dividends unless and until paid will accumulate and accrue at the Series A Dividend Rate from and including the first day of the Series A Dividend Period immediately following the Series A Dividend Period in respect of which such payment is due until paid in full (such unpaid and accrued dividends, the “Series A Unpaid Cash Dividends”) and (ii) the Company shall not be permitted to, and shall not, declare or make or set aside for payment any dividends in respect of any Series A Junior Securities (including, for the avoidance of doubt, with respect to any dividends to Series A Junior Securities during the Series A Dividend Period for which the Company first failed to pay in full the Series A Dividend in cash when due), other than a dividend payable in kind solely in Series A Junior Securities. Payments in respect of Series A Unpaid Cash Dividends may be declared by the Board of Directors and paid on any date selected by the Board of Directors, whether or not a Series A Dividend Payment Date, to Series A Preferred Stockholders on the Record Date fixed for such payment, which may not be less than ten (10) days before such payment date. As of the Series A Original Issue Date, the Series A Unpaid Cash Dividends outstanding shall be deemed to be $[•] per share of Series A Preferred Stock.

(d)          The Board of Directors may not declare, make or set aside for payment (i) full Series A Dividends or full dividends with respect to any Series A Parity Securities or (ii) any dividends with respect to Series A Junior Securities, in each case, in respect of any dividend period unless, at the time of the declaration of such dividend, (x) all Series A Unpaid Cash Dividends and any accumulated and unpaid dividends on any Series A Parity Securities have been paid or funds have been set aside for payment thereof, and (y) at the time of declaration of the applicable dividend, the Board of Directors expects to have sufficient Available Cash to pay the next Series A Dividend and the next dividend in respect of any Series A Parity Securities in full, regardless of the relative timing of such dividend; provided, however, that to the extent a dividend period applicable to a class of Series A Junior Securities or Series A Parity Securities is shorter than the dividend period applicable to the Series A

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Preferred Stock, the Board of Directors may declare and pay regular dividends with respect to such Series A Junior Securities or Series A Parity Securities so long as, at the time of declaration of such dividend, the Board of Directors expects to have sufficient funds to pay the full Series A Dividend on the next successive Series A Dividend Payment Date. If the Board of Directors expects to have insufficient Available Cash to pay the next Series A Dividend in full at the time of declaration of a Series A Dividend or Series A Parity Security dividend, it will adjust the amount of such dividends so that the Series A Preferred Stock and Series A Parity Securities are paid on a pari passu basis on their respective payment dates.

(e)          Each Series A Dividend shall, to the fullest extent permitted by applicable law, be paid out of Available Cash with respect to the Quarter immediately preceding the applicable Series A Dividend Payment Date that is deemed to be Operating Surplus prior to making any other dividend on Capital Stock. To the extent that any portion of the aggregate of a Series A Dividend and dividends to any Series A Parity Securities to be paid in cash with respect to any Series A Dividend Period exceeds the amount of Available Cash from Operating Surplus for such Quarter, an amount of cash equal to the Available Cash from Operating Surplus for such Quarter will be paid to the Series A Preferred Stockholders and Series A Parity Securities in proportion to the dividend amounts payable in respect of the Series A Preferred Stock and Series A Parity Securities, and the balance of the Series A Dividend shall be unpaid and shall constitute a Series A Unpaid Cash Dividend and shall accrue and accumulate as set forth in Section 4(c).

(f)           Series A Dividend Rate

(i)           The “Series A Three-Month SOFR” component of the Series A Dividend Rate for each Series A Dividend Period shall be determined by the Series A Calculation Agent, as of the applicable Periodic Term SOFR Determination Day, by reference to the Term SOFR in effect on such Periodic Term SOFR Determination Day commencing on the first day of such Series A Dividend Period.

(ii)          If the Company determines that no such rate is so published or otherwise available, the Company will determine whether to use a substitute or successor rate to the rate that it has determined, in accordance with the Calculation Agent Agreement, is most comparable to the rate described in Section 4(f)(i); provided, that if the Company determines there is a base rate that is commonly used by banking institutions and other financial services industry participants as a successor rate to the rate set forth in Section 4(f)(i), the Company shall use such successor base rate. If the Company has identified a successor or substitute rate in accordance with the preceding sentence, it may, in its sole discretion, modify the Periodic Term SOFR Determination Day and other terms contained in Section 4(f)(i) or any similar or analogous definitions, the timing and frequency of determining rates, timing of notices, the applicability and length of lookback periods and other technical, administrative or operational matters that the Company decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Company or the Series A Calculation Agent, as applicable, in a manner substantially consistent with market practice.

(iii)         The Series A Calculation Agent’s determination of the Series A Three-Month SOFR, the Series A Dividend Rate and its calculation of the amount of interest for any interest period will be on file at the Company’s principal offices, will be made available to any Series A Preferred Stockholder upon request and will each be final and binding in the absence of manifest error.

(iv)         All percentages resulting from any of the calculations described in this Section 4(f) will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or 0.9876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

Section 5.         Voting Rights.

(a)         The Series A Preferred Stock shall not have any voting rights, except as set forth in this Section 5 or as otherwise required by the General Corporation Law of the State of Delaware.

(b)        Without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding shares of Series A Preferred Stock, voting as a separate class, the Company shall not adopt any amendment to the Certificate of Incorporation, the Bylaws or this Certificate of Designation that would have a material adverse

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effect on the powers, preferences, relative, participating, optional or other special rights of the Series A Preferred Stock, or the qualifications, limitations and restrictions thereof; provided, however, that (i) subject to Section 5(c), the authorization or issuance of additional Capital Stock shall not be deemed to constitute such a material adverse effect for purposes of this Section 5(b) and (ii) for purposes of this Section 5(b), no amendment of the Certificate of Incorporation, the Bylaws or this Certificate of Designation in connection with a merger or other transaction in which the Company is the surviving entity and the Series A Preferred Stock remains Outstanding with the terms thereof materially unchanged in any respect adverse to the Series A Preferred Stockholders shall be deemed to materially and adversely affect the powers, preferences, relative, participating, optional or other special rights of the Series A Preferred Stock, or the qualifications, limitations and restrictions thereof.

(c)         Without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding shares of Series A Preferred Stock, voting as a class together with holders of any other Series A Parity Securities issued after the Series A Original Issue Date upon which like voting rights have been conferred and are exercisable, the Company shall not: (i) create or issue any Series A Parity Securities (including any additional Series A Preferred Stock) if there are any Series A Unpaid Cash Dividends outstanding, (ii) so long as there are no Series A Unpaid Cash Dividends outstanding, create or issue any additional Series A Preferred Stock or other Series A Parity Securities in excess of the Series A Parity Basket, (iii) create or issue any Series A Senior Securities, (iv) declare or pay any dividends to holders of Common Stock from Available Cash that is deemed to be Capital Surplus or (v) take any action that would result, without regard to any notice requirement or applicable cure period, in an “Event of Default” (as such term is defined in the Material Senior Indebtedness) for failure to comply with any covenant in the Material Senior Indebtedness related to:

(1)              restricted payments;

(2)              incurrence of indebtedness and issuance of preferred stock;

(3)              incurrence of liens;

(4)              dividends and other payments affecting Subsidiaries;

(5)              merger, consolidation or sale of assets;

(6)              transactions with affiliates;

(7)              designation of restricted and unrestricted subsidiaries;

(8)              additional subsidiary guarantors; or

(9)              sale and leaseback transactions, provided, however, the Company shall have no obligation to obtain such consent or waiver with respect to the events described under Section 5(c)(v), and shall not be deemed to be in violation of this Certificate of Designation, where such an Event of Default with respect to a given action is cured in accordance with the terms of such Material Senior Indebtedness or waived by holders of such Material Senior Indebtedness.

(d)        For any matter described in this Section 5 in which the Series A Preferred Stockholders are entitled to vote as a class (whether separately or together with the holders of any Series A Parity Securities), such Series A Preferred Stockholders shall be entitled to one vote per share of Series A Preferred Stock. Notwithstanding the foregoing, any shares of Series A Preferred Stock held by the Company or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote on any matter.

(e)         Notwithstanding Section 5(b) and Section 5(c), no vote or consent of the Series A Preferred Stockholders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all shares of Series A Preferred Stock at the time Outstanding.

Section 6.         Redemption Rights.

(a)           The Company shall have the right (i) at any time, and from time to time or (ii) at any time within one hundred twenty (120) days after the conclusion of any review or appeal process instituted by the Company following the occurrence of a Series A Ratings Event, in each case, to redeem the Series A Preferred Stock, which redemption
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may be in whole or in part (except with respect to a redemption pursuant to clause (ii) of this Section 6(a), which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the Board of Directors (the “Series A Redemption Date”).

(b)           The Company shall effect any redemption pursuant to Section 6(a) by paying cash for each share of Series A Preferred Stock to be redeemed equal to (i) with respect to a redemption pursuant to Section 6(a)(i), the redemption prices set forth in Section 6(c), or (ii) with respect to a redemption pursuant to Section 6(a)(ii), 102% of the Series A Liquidation Preference, in each case, for such Series A Preferred Stock on such Series A Redemption Date, plus any Series A Unpaid Cash Dividends from the Series A Original Issue Date to, but not including, the Series A Redemption Date, whether or not such dividends shall have been declared (as applicable, the “Series A Redemption Price”).

(c)           The price to be paid in the case of a redemption described in Section 6(a)(i) shall be as follows (assuming such Series A Preferred Stock is redeemed during the twelve (12) month period beginning on December 15 of the years indicated below):

Year	Series A Redemption Price
2023	102% of Series A Liquidation Preference
2024 and thereafter	100% of Series A Liquidation Preference

(d)           The Company shall give notice of any redemption by mail, postage prepaid, not less than thirty (30) days and not more than sixty (60) days before the scheduled Series A Redemption Date to the Series A Preferred Stockholders (as of 5:00 p.m., New York City time, on the Business Day next preceding the day on which notice is given) of any Series A Preferred Stock to be redeemed as such Series A Preferred Stockholders’ names appear on the books of the Transfer Agent and at the address of such Series A Preferred Stockholders shown therein. Such notice (the “Series A Redemption Notice”) shall state, as applicable: (1) the Series A Redemption Date, (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all Outstanding shares of Series A Preferred Stock are to be redeemed, the number (and the identification) of shares of Series A Preferred Stock to be redeemed from such Series A Preferred Stockholder, (3) the Series A Redemption Price, (4) the place where any shares of Series A Preferred Stock in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series A Redemption Price therefor and (5) that dividends on the shares of Series A Preferred Stock to be redeemed shall cease to accumulate from and after such Series A Redemption Date.

(e)           If the Company elects to redeem less than all of the Outstanding shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock to be redeemed shall be determined by the Board of Directors, and such shares of Series A Preferred Stock shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional shares of Series A Preferred Stock. The aggregate Series A Redemption Price for any such partial redemption of the Outstanding shares of Series A Preferred Stock shall be allocated correspondingly among the redeemed shares of Series A Preferred Stock.

(f)           If the Company gives or causes to be given a Series A Redemption Notice, the Company shall deposit with the Paying Agent funds sufficient to redeem the Series A Preferred Stock as to which such Series A Redemption Notice shall have been given, no later than 10:00 a.m., New York City time, on the Series A Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series A Redemption Price to the Series A Preferred Stockholders whose Series A Preferred Stock is to be redeemed upon surrender or deemed surrender (which shall occur automatically if the certificate representing such Series A Preferred Stock is issued in the name of the Depositary or its nominee) of the certificates therefor as set forth in the Series A Redemption Notice. If the Series A Redemption Notice shall have been given, from and after the Series A Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series A Redemption Notice, all Series A Dividends on such shares of Series A Preferred Stock to be redeemed shall cease to accumulate and all rights of holders of such Series A Preferred Stock as holders with respect to such shares of Series A Preferred Stock to be redeemed shall cease, except the right to receive the Series A Redemption Price, and such shares of Series A Preferred Stock shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series A Preferred Stockholders shall have no claim to the interest income, if any, earned on such funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including redemption of shares of Series A Preferred Stock, that remain unclaimed or unpaid after one year after the applicable Series A Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Company upon its

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written request, after which repayment the Series A Preferred Stockholders entitled to such redemption or other payment shall have recourse only to the Company. Notwithstanding any Series A Redemption Notice, there shall be no redemption of any shares of Series A Preferred Stock called for redemption until funds sufficient to pay the full Series A Redemption Price of such Series A Preferred Stock shall have been deposited by the Company with the Paying Agent.

(g)              Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Company shall be retired. If only a portion of the shares of Series A Preferred Stock represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Paying Agent (which shall occur automatically if the certificate representing such shares of Series A Preferred Stock is registered in the name of the Depositary or its nominee), the Company shall issue and the Paying Agent shall deliver to the Series A Preferred Stockholders a new certificate (or adjust the applicable book-entry account) representing the number of shares of Series A Preferred Stock represented by the surrendered certificate that have not been called for redemption.

(h)              Notwithstanding anything to the contrary in this Certificate of Designation, in the event that (i) full cumulative dividends on the Series A Preferred Stock and any Series A Parity Securities shall not have been paid or declared and set aside for payment or (ii) the Board of Directors does not expect to have sufficient Available Cash to pay the next Series A Dividend or dividend on any Series A Parity Securities in full, the Company shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any shares of Series A Preferred Stock or Series A Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series A Preferred Stockholders and holders of any Series A Parity Securities. So long as any shares of Series A Preferred Stock are Outstanding, the Company shall not be permitted to redeem, repurchase or otherwise acquire any Common Stock or any other Series A Junior Securities unless full cumulative dividends on the Series A Preferred Stock and any Series A Parity Securities for all prior and the then ending Series A Dividend Periods shall have been paid or declared and set aside for payment.

(i)               The Company shall not be required to make any sinking fund payments with respect to the Series A Preferred Stock.

Section 7.         Series A Change of Control Triggering Event.

(a)           If a Series A Change of Control Triggering Event occurs, unless the Company has previously or concurrently exercised its right to redeem all of the Series A Preferred Stock pursuant to Section 6, the Company shall, within thirty (30) calendar days following the Series A Change of Control Triggering Event, offer a cash payment (a “Series A Change of Control Offer”) to repurchase all or a portion of each Series A Preferred Stockholder’s Series A Preferred Stock at a purchase price (the “Series A Change of Control Payment”) equal to 101% of the Series A Liquidation Preference, plus any Series A Unpaid Cash Dividends from the Series A Original Issue Date to, but not including, the date of settlement (the “Series A Change of Control Settlement Date”), whether or not such dividends shall have been declared. Within thirty (30) days following any Series A Change of Control Triggering Event, unless the Company has previously or concurrently exercised its right to redeem all of the Series A Preferred Stock pursuant to Section 6, the Company shall mail a notice of the Series A Change of Control Offer to each Series A Preferred Stockholder describing the transaction or transactions and identification of the ratings decline that together constitute the Series A Change of Control Triggering Event and stating:

(1)         that the Series A Change of Control Offer is being made pursuant to this Section 7 and that all Series A Preferred Stock validly tendered and not validly withdrawn will be accepted for payment;

(2)         the purchase price and the purchase date, which shall be no earlier than thirty (30) days but no later than sixty (60) days from the date such notice is mailed (the “Series A Change of Control Purchase Date”);

(3)         that the Series A Change of Control Offer will expire as of the time specified in such notice on the Series A Change of Control Purchase Date and that the Company shall pay the Series A Change of Control Payment for all Series A Preferred Stock accepted for purchase as of the Series A Change of Control Purchase Date promptly thereafter on the Series A Change of Control Settlement Date;

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(4)         that any Series A Preferred Stock not tendered will continue to accrue dividends as provided herein and remain subject to all terms and conditions of the Certificate of Incorporation, the Bylaws and this Certificate of Designation;

(5)         that, unless the Company fails to make the Series A Change of Control Payment, all Series A Preferred Stock accepted for payment pursuant to the Series A Change of Control Offer shall cease to accrue dividends after the Series A Change of Control Settlement Date;

(6)         that Series A Preferred Stockholders electing to have any Series A Preferred Stock purchased pursuant to a Series A Change of Control Offer will be required to surrender any certificate(s) representing the Series A Preferred Stock, properly endorsed for transfer, together with such documents as the Company may reasonably request, to the Paying Agent at the address specified in the notice prior to the termination of the Series A Change of Control Offer on the Series A Change of Control Purchase Date;

(7)         that Series A Preferred Stockholders will be entitled to withdraw their election if the Paying Agent receives, prior to the termination of the Series A Change of Control Offer, an electronic image scan, facsimile transmission or letter setting forth the name of the Series A Preferred Stockholders, the number of shares of Series A Preferred Stock delivered for purchase, and a statement that such Series A Preferred Stockholder is withdrawing its election to have the Series A Preferred Stock purchased; and

(8)         that Series A Preferred Stockholders whose Series A Preferred Stock is being purchased only in part will be issued a new certificate representing shares of Series A Preferred Stock equal to the unpurchased portion of the Series A Preferred Stock surrendered (or transferred by book entry transfer) if such shares are to be certificated.

If any of the Series A Preferred Stock subject to a Series A Change of Control Offer is in the form of a global certificate, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to repurchases. Further, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Series A Preferred Stock as a result of a Series A Change of Control Triggering Event. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this Section 7, the Company will comply with such securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such conflict.

(b)         Promptly following the expiration of the Series A Change of Control Offer, the Company shall, to the extent lawful, accept for payment all Series A Preferred Stock or portions thereof properly tendered (and not validly withdrawn) pursuant to the Series A Change of Control Offer. Promptly thereafter on the Series A Change of Control Settlement Date the Company shall deposit with the Paying Agent by 11:00 a.m., New York City time, an amount equal to the Series A Change of Control Payment in respect of all Series A Preferred Stock or portions thereof so tendered (and not validly withdrawn). On the Series A Change of Control Settlement Date, the Paying Agent shall mail to each Series A Preferred Stockholder that properly tendered the Series A Change of Control Payment for such Series A Preferred Stock (or, if all the shares of Series A Preferred Stock are then in global form, make such payment through the facilities of the Depositary) and the Paying Agent shall authenticate and mail (or cause to be transferred by book entry) to each Series A Preferred Stockholder new shares of Series A Preferred Stock equal to any unpurchased portion of the Series A Preferred Stock surrendered, if any. The Company will publicly announce the results of any Series A Change of Control Offer on or as soon as practicable after the Series A Change of Control Settlement Date.

(c)         The Company shall not be required to make a Series A Change of Control Offer following a Series A Change of Control Triggering Event if (a) a third party makes the Series A Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 7 applicable to a Series A Change of Control Offer made by the Company and purchases all Series A Preferred Stock properly tendered and not withdrawn under such Series A Change of Control Offer or (b) in connection with, or in contemplation of, any

Annex A-72

publicly announced Series A Change of Control, the Company has made an offer to purchase (a “Series A Alternate Offer”) any and all Series A Preferred Stock validly tendered at a cash price equal to or higher than the Series A Change of Control Payment and has purchased all Series A Preferred Stock properly tendered in accordance with the terms of such Series A Alternate Offer. Notwithstanding anything to the contrary contained in this Section 7, a Series A Change of Control Offer may be made in advance of a Series A Change of Control Triggering Event, and conditioned upon the consummation of such Series A Change of Control Triggering Event, if a definitive agreement is in place for the Series A Change of Control at the time the Series A Change of Control Offer is made.

(d)In the event that, upon consummation of a Series A Change of Control Offer or Series A Alternate Offer, less than 10% of the shares of Outstanding Series A Preferred Stock are held by Series A Preferred Stockholders other than the Company or its Affiliates, the Company will have the right, upon not less than thirty (30) nor more than sixty (60) days’ prior notice, given not more than thirty (30) days following such purchase pursuant to the Series A Change of Control Offer or Series A Alternate Offer described above, to redeem all Series A Preferred Stock that remains outstanding following such purchase at a redemption price in cash equal to the Series A Change of Control Payment or Series A Alternate Offer price, as applicable.

(e)         If the Company fails to make a Series A Change of Control Offer, to the extent required hereunder, or to repurchase any Series A Preferred Stock tendered by holders for repurchase as required in connection with a Series A Change of Control Triggering Event, then, from and after the first date of such failure and until such repurchase is made, the then-applicable Series A Dividend Rate will be an annual rate equal to a percentage of the Series A Liquidation Preference equal to the sum of (i) the Series A Three-Month SOFR, as calculated on each applicable Periodic Term SOFR Determination Day, and (ii) 9.43%.

Section 8.         Company Restructuring Event. If (a) the Company engages in any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (other than a Series A Change of Control) and (b) (i) the Company will not be the surviving entity of such event or (ii) the Company will be the surviving entity but its Common Stock will cease to be listed or admitted to trading on a National Securities Exchange, the Company shall deliver or cause to be delivered to the Series A Preferred Stockholders, in exchange for their shares of Series A Preferred Stock upon consummation of such event, a security in the surviving entity that has substantially similar rights, preferences and privileges as the shares of Series A Preferred Stock, including, for the avoidance of doubt, the right to distributions equal in amount and timing to those provided in Section 4.

Section 9.         Liquidation Rights. In the event of any liquidation, dissolution and winding up of the Company or a sale, exchange or other disposition of all or substantially all of the assets of the Company, either voluntary or involuntary, the Record Holders of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Company available for distribution on Capital Stock, prior and in preference to any distribution of any assets of the Company to the Record Holders of any other class or series of Capital Stock (other than Series A Parity Securities (the Record Holders of which shall have a pari passu entitlement) or Series A Senior Securities), the aggregate amount of the Series A Liquidation Preference for all Outstanding shares of Series A Preferred Stock.

Section 10.       Tax Treatment. It is the intention of the Company that for U.S. federal income tax purposes: (a) the Series A Preferred Stock is intended to be treated as equity (and not debt) for U.S. federal income tax purposes and (b) each holder of shares of Series A Preferred Stock shall not be required to include in income as a dividend any dividends in respect of the Series A Preferred Stock under Section 305(c) of the Code (except to the extent attributable to the difference, with respect to each share of Series A Preferred Stock, between the Series A Liquidation Preference of such share and the fair market value of property exchanged with the Company for such share) unless and until such dividends are declared and paid in cash thereon in accordance with the terms of Section 4.

Section 11.       Record Holders. To the fullest extent permitted by applicable law, the Company, the Transfer Agent and the Paying Agent may deem and treat any Series A Preferred Stockholder as the true, lawful, and absolute owner of the applicable Series A Preferred Stock for all purposes, and neither the Company nor the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series A Preferred Stock may be listed or admitted to trading, if any.

Annex A-73

Section 12.       Notices. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Certificate of Incorporation or Bylaws or by applicable law or regulation. Notwithstanding the foregoing, if the Series A Preferred Stock is issued in book-entry form through the Depositary or any similar facility, such notices may be given to the holders of the Series A Preferred Stock in any manner permitted by such facility.

Section 13.       Other Rights; Fiduciary Duties. The Series A Preferred Stock and the Series A Preferred Stockholders, in their capacity as such, shall not have any designations, preferences, rights, powers, duties or obligations, other than as set forth in the Certificate of Incorporation (including this Certificate of Designation) or as provided by applicable law.

Annex A-74

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by J. Heath Deneke, its President and Chief Executive Officer, this [•] day of [•], 202[4].

SUMMIT MIDSTREAM CORPORATION

By:
Name:	J. Heath Deneke
Title:	President and Chief Executive Officer

[Exhibit C to the Agreement and Plan of Merger]

Annex A-75

EXHIBIT D

POST-CLOSING BOARD OF DIRECTORS OF THE COMPANY

Class I Directors:

•        Lee Jacobe

•        Jerry Peters

Class II Directors:

•        J. Heath Deneke, Chairman

•        Robert McNally

•        Marguerite Woung-Chapman

Class III Directors:

•        James Cleary

•        Rommel M. Oates

[Exhibit D to the Agreement and Plan of Merger]

Annex A-76

EXHIBIT E

POST-CLOSING OFFICERS OF THE COMPANY

•        J. Heath Deneke — President and Chief Executive Officer

•        Matt Sicinski — Senior Vice President and Chief Accounting Officer

•        James Johnston — Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

•        Bill Mault — Executive Vice President and Chief Financial Officer

[Exhibit E to the Agreement and Plan of Merger]

Annex A-77

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Officers and Directors.

The Merger Agreement provides that from and after the Effective Time, the Partnership (as the surviving entity of the Corporate Reorganization) and New Summit jointly and severally agree to indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened legal proceeding, and provide advancement of expenses with respect to each of the foregoing to, any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its subsidiaries or the General Partner, to the fullest extent permitted under applicable law. In addition, the Partnership (as the surviving entity of the Corporate Reorganization) and New Summit will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of the Partnership and the General Partner immediately prior to the Effective Time and ensure that the organizational documents of the Partnership and the General Partner or any of their respective successors or assigns, if applicable, will contain provisions no less favorable, for a period of six (6) years following the Effective Time, with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership and the General Partner than are presently set forth in such organizational documents. In addition, New Summit will maintain in effect for six (6) years from the Effective Time New Summit’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to such indemnified persons, provided that in no event will New Summit be required to expend more than an amount per year equal to 300% of current annual premiums paid by New Summit for such insurance.

The New Summit Charter, which will become effective upon the consummation of the Corporate Reorganization, provides that New Summit’s directors and officers will not be liable to New Summit or its stockholders for monetary damages to the fullest extent permitted by the DGCL. Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director or officer of New Summit will be limited to the fullest extent permitted by the amended DGCL. The Proposed Governing Documents, which will become effective upon the consummation of the Corporate Reorganization, provide that New Summit will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Item 21.     Exhibits and Financial Statement Schedules.

(a) Exhibits.

Reference is made to the Exhibit Index following the signature page hereof, which Exhibit Index is hereby incorporated into this Item.

Exhibit Number	Description
2.1†

Purchase Agreement, dated May 3, 2020, by and among Energy Capital Partners II, LP, Energy Capital Partners II-A, LP, Energy Capital Partners II-C (SMLP IP), LP, Energy Capital Partners II-C (Summit IP), LP, Energy Capital Partners II (Summit Co-Invest), LP and Summit Midstream Management, LLC, as contributors, SMP TopCo, LLC and SMLP Holdings, LLC, as sellers, Summit Midstream Partners, LP, as the acquiror, and, solely for certain purposes set forth therein, Summit Midstream Partners GP, LLC (Incorporated herein by reference to Exhibit 2.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated May 5, 2020 (Commission File No. 001-35666)).

2.2†

Purchase and Sale Agreement, dated as of June 9, 2022, among Summit Midstream Holdings, LLC as Seller, Longwood Gathering and Disposal Systems, LP as Buyer, and Summit Midstream Partners LP (Incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Quarterly Report on Form 10-Q for the three months ended June 30, 2022 dated August 5, 2022 (Commission File No. 001-35666)).

2.3†

Purchase and Sale Agreement between Summit Midstream Holdings, LLC and Steel Reef US Corp. dated September 19, 2022 (Incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Quarterly Report on Form 10-Q for the three months ended September 30, 2022 dated November 7, 2022 (Commission File No. 001-35666)).

2.4†

Membership Interest Purchase and Sale Agreement between Summit Midstream Holdings, LLC, Outrigger Energy II LLC and Outrigger DJ Midstream LLC, dated October 14, 2022 (Incorporated herein by reference to Exhibit 2.4 to Summit Midstream Partners, LP’s Annual Report on Form 10-K filed March 1, 2023 (Commission File No. 001-35666)).

2.5†

Purchase and Sale Agreement between Summit Midstream Holdings, LLC and Sterling Investment Holdings, dated October 14, 2022 (Incorporated herein by reference to Exhibit 2.5 to Summit Midstream Partners, LP’s Annual Report on Form 10-K filed March 1, 2023 (Commission File No. 001-35666)).

2.6†

Purchase and Sale Agreement, dated as of March 22, 2024, by and among Summit Midstream Opco, LP, as Seller, MPLX LP, as Buyer, and, solely for purposes of Section 12.18 thereto, Summit Midstream Partners, LP, as Seller Parent (Incorporated herein by reference to Exhibit 2.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K filed March 12, 2024 (Commission File No. 001-35666)).

2.7†

Purchase and Sale Agreement, dated May 1, 2024, by and among Mountaineer Midstream Company, LLC, as Seller, and Antero Midstream LLC, as Buyer, and for the limited purposes expressly set forth thereto, Summit Midstream Partners, LP (Incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Quarterly Report on Form 10-Q filed May 6, 2024 (Commission File No. 001-35666)).

2.8*

Agreement and Plan of Merger, dated as of May 31, 2024, by and among Summit Midstream Corporation, Summit SMC NewCo, LLC, Summit Midstream Partners, LP and Summit Midstream GP, LLC (included as Annex A to the proxy statement/prospectus that forms a part of this registration statement on Form S-4).

3.1**	Certificate of Incorporation of Summit Midstream Corporation.
3.2**	Bylaws of Summit Midstream Corporation.
3.3*

Form of Amended and Restated Certificate of Incorporation of Summit Midstream Corporation (included as Exhibit A to Annex A to the proxy statement/prospectus that forms a part of this registration statement on Form S-4).

3.4*

Form of Certificate of Designation of Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock of Summit Midstream Corporation (included as Exhibit C to Annex A to the proxy statement/prospectus that forms a part of this registration statement on Form S-4).

3.5*	Form of Amended and Restated Bylaws of Summit Midstream Corporation (included as Exhibit B to Annex A to the proxy statement/prospectus that forms a part of this registration statement on Form S-4).

Exhibit Number	Description
4.1

Investor Rights Agreement, dated as of October 3, 2012, by and among EFS-S, LLC, Summit Midstream GP, LLC and Summit Midstream Partners, LLC (Incorporated herein by reference to Exhibit 4.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated October 4, 2012 (Commission File No. 001-35666)).

5.1*	Opinion of Kirkland & Ellis LLP regarding validity of the securities being registered.
8.1*	Opinion of Kirkland & Ellis LLP as to certain tax matters.
10.1

Strict Foreclosure Agreement, dated November 17, 2020, by and among Summit Midstream Partners Holdings, LLC, Summit Midstream Partners, LLC and Credit Suisse AG, Cayman Islands Branch (Incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated November 17, 2020 (Commission File No. 001-35666)).

10.2

General Assignment and Bill of Sale, dated November 17, 2020, by Summit Midstream Partners Holdings, LLC and Summit Midstream Partners, LLC (Incorporated herein by reference to Exhibit 10.2 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated November 17, 2020 (Commission File No. 001-35666)).

10.3

Mutual Release Agreement, dated November 17, 2020, by and among Summit Midstream Partners Holdings, LLC, Summit Midstream Partners, LLC, the lenders party thereto, and Credit Suisse AG, Cayman Islands Branch (Incorporated herein by reference to Exhibit 10.3 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated November 17, 2020 (Commission File No. 001-35666)).

10.4

Term Loan Credit Agreement, dated May 28, 2020, by and among Summit Midstream Holdings, LLC, as borrower, SMP TopCo, LLC, as lender and administrative agent and Mizuho Bank (USA), as collateral agent (Incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated June 2, 2020 (Commission File No. 001-35666)).

10.5

Term Loan Credit Agreement, dated May 28, 2020, by and among Summit Midstream Holdings, LLC, as borrower, SMLP Holdings, LLC, as lender, SMP TopCo, LLC, as administrative agent and Mizuho Bank (USA), as collateral agent (Incorporated herein by reference to Exhibit 10.2 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated June 2, 2020 (Commission File No. 001-35666)).

10.6

Guarantee and Collateral Agreement, dated May 28, 2020, by and among Summit Midstream Holdings, LLC, Summit Midstream Partners, LP, the subsidiaries listed therein and Mizuho Bank (USA), as collateral agent, relating to the ECP NewCo Term Loan Credit Agreement (Incorporated herein by reference to Exhibit 10.3 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated June 2, 2020 (Commission File No. 001-35666)).

10.7

Guarantee and Collateral Agreement, dated May 28, 2020, by and among Summit Midstream Holdings, LLC, Summit Midstream Partners, LP, the subsidiaries listed therein and Mizuho Bank (USA), as collateral agent, relating to the ECP Holdings Term Loan Credit Agreement (Incorporated herein by reference to Exhibit 10.4 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated June 2, 2020 (Commission File No. 001-35666)).

10.8

Pari Passu Intercreditor Agreement, dated as of May 28, 2020, among Wells Fargo Bank, National Association, as Revolving Credit Facility Collateral Agent, Mizuho Bank (USA), as NewCo Term Loan Collateral Agent and SMLP Holdings Term Loan Collateral Agent, Summit Midstream Holdings, LLC and other grantors from time to time party thereto (Incorporated herein by reference to Exhibit 10.5 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated June 2, 2020 (Commission File No. 001-35666)).

10.9

Warrant to Purchase Common Units, dated May 28, 2020, from Summit Midstream Partners, LP to SMP TopCo, LLC (Incorporated herein by reference to Exhibit 10.6 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated June 2, 2020 (Commission File No. 001-35666)).

10.10

Warrant to Purchase Common Units, dated May 28, 2020, from Summit Midstream Partners, LP to SMLP Holdings, LLC (Incorporated herein by reference to Exhibit 10.7 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated June 2, 2020 (Commission File No. 001-35666)).

10.11

Operation and Management Services Agreement, dated May 28, 2020, by and among Summit Midstream Partners, LP and Summit Operating Services Company, LLC (Incorporated herein by reference to Exhibit 10.8 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated June 2, 2020 (Commission File No. 001-35666)).

Exhibit Number	Description
10.12

Term Loan Agreement, dated as of March 21, 2017, among Summit Midstream Partners Holdings, LLC, as borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent (Incorporated herein by reference to Exhibit 10.9 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated June 2, 2020 (Commission File No. 001-35666)).

10.13

Guarantee and Collateral Agreement, dated as of March 21, 2017, by and among Summit Midstream Partners Holdings, LLC, as grantor, Summit Midstream Partners, LLC, as pledgor and grantor and Credit Suisse AG, Cayman Islands Branch, as collateral agent (Incorporated herein by reference to Exhibit 10.10 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated June 2, 2020 (Commission File No. 001-35666)).

10.14

Amendment to Warrants to Purchase Common Units, dated August 7, 2020, by and among Summit Midstream Partners, LP, SMP TopCo, LLC and SMLP Holdings, LLC (Incorporated herein by reference to Exhibit 10.11 to Summit Midstream Partners, LP’s Quarterly Report on Form 10-Q for the period ended September 30, 2020 (Commission File No. 001-35666)).

10.15

Transaction Support Agreement, dated September 29, 2020, by and among Summit Midstream Partners Holdings, LLC, Summit Midstream Partners, LLC, Summit Midstream Partners, LP and the Initial Directing Lenders listed therein (Incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated September 30, 2020 (Commission File No. 001-34666)).

10.16

Purchase Agreement, dated as of June 12, 2013, by and among Summit Midstream Holdings, LLC, Summit Midstream Finance Corp., Summit Midstream GP, LLC, the Guarantors named therein and the Initial Purchasers named therein (Incorporated herein by reference to Exhibit 1.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated June 17, 2013 (Commission File No. 001-35666)).

10.17

Purchase and Sale Agreement between Meadowlark Midstream Company, LLC, Tioga Midstream, LLC and Hess North Dakota Pipelines LLC dated as of February 22, 2019 (Incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated February 26, 2019 (Commission File No. 001-35666)).

10.18

Purchase and Sale Agreement between Meadowlark Midstream Company, LLC, Tioga Midstream, LLC and Hess Infrastructure Partners LP dated as of February 22, 2019 (Incorporated herein by reference to Exhibit 10.2 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated February 26, 2019 (Commission File No. 001-35666)).

10.19

Indenture, dated as of June 17, 2013, by and among Summit Midstream Holdings, LLC, Summit Midstream Finance Corp., the Guarantors party thereto and U.S. Bank National Association (including form of the 7½% senior notes due 2021) (Incorporated herein by reference to Exhibit 4.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated June 17, 2013 (Commission File No. 001-35666)).

10.20

Registration Rights Agreement, dated as of June 17, 2013, by and among Summit Midstream Holdings, LLC, Summit Midstream Finance Corp., the Guarantors named therein and the Initial Purchasers named therein (Incorporated herein by reference to Exhibit 4.2 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated June 17, 2013 (Commission File No. 001-35666)).

10.21

Joinder Agreement, dated as of June 4, 2013, by and among Summit Midstream Holdings, LLC, The Royal Bank of Scotland plc, as Administrative Agent, and the lenders party thereto (Incorporated herein by reference to Exhibit 10.2 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated June 5, 2013 (Commission File No. 001-35666)).

10.22

Third Amended and Restated Credit Agreement dated as of May 26, 2017 (Incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated May 30, 2017 (Commission File No. 001-35666)).

10.23

First Amendment to the Third Amended and Restated Credit Agreement dated as of September 22, 2017 (Incorporated herein by reference to Exhibit 10.7 to Summit Midstream Partners, LP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (Commission File No. 001-35666)).

10.24

Second Amendment to Third Amended and Restated Credit Agreement dated as of June 26, 2019 (Incorporated herein by reference to Exhibit 10.2 to Summit Midstream Partners, LP’s Quarterly Report on Form 10-Q dated August 9, 2019 (Commission File No. 001-35666)).

10.25

Third Amendment to Third Amended and Restated Credit Agreement and Second Amendment to Second Amended and Restated Guarantee and Collateral Agreement dated as of December 24, 2019 (Incorporated by reference to Exhibit 10.11 to Summit Midstream Partners, LP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (Commission File No. 001-35666)).

Exhibit Number	Description
10.26

Fourth Amendment to Third Amended and Restated Credit Agreement and Third Amendment to Second Amended and Restated Guarantee and Collateral Agreement, dated as of December 18, 2020, by and among Summit Midstream Holdings, LLC, each of the other Loan Parties party thereto, Wells Fargo Bank, National Association, as administrative and collateral agent and the Lenders party thereto (Incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Current. Report on Form 8-K dated December 18, 2020 (Commission File No. 01-35666)).

10.27

Amended and Restated Limited Liability Company Agreement of Summit Permian Transmission Holdco, LLC, dated as of December 24, 2019 (Incorporated by reference to Exhibit 10.12 to Summit Midstream Partners, LP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (Commission File No. 001-35666)).

10.28

Amended and Restated Guarantee and Collateral Agreement dated as of November 1, 2013 (Incorporated herein by reference to Exhibit 10.7 to Summit Midstream Partners, LP’s 2013 Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (Commission File No. 001-35666)).

10.29

Base Indenture, dated as of July 15, 2014, by and among Summit Midstream Holdings, LLC, Summit Midstream Finance Corp. and U.S. Bank National Association (Incorporated herein by reference to Exhibit 4.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated July 9, 2014 (Commission File No. 001-35666)).

10.30

First Supplemental Indenture, dated as of July 15, 2014, by and among Summit Midstream Holdings, LLC, Summit Midstream Finance Corp., the Guarantors party thereto and U.S. Bank National Association (including form of the 5½% senior notes due 2022) (Incorporated herein by reference to Exhibit 4.2 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated July 9, 2014 (Commission File No. 001-35666)).

10.31

Second Supplemental Indenture, dated as of February 15, 2017, by and among Summit Midstream Holdings, LLC, Summit Midstream Finance Corp., the Guarantors party thereto and U.S. Bank National Association (including form of the 5.75% senior notes due 2025) (Incorporated herein by reference to Exhibit 4.2 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated February 17, 2017 (Commission File No. 001-35666)).

10.32

Equity Distribution Agreement, dated June 12, 2015, among Summit Midstream Partners, LP, Summit Midstream GP, LLC, the Operating Company, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and RBC Capital Markets, LLC. (Incorporated herein by reference to Exhibit 1.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated June 12, 2015 (Commission File No. 001-35666)).

10.33

Contribution Agreement between Summit Midstream Partners Holdings, LLC and Summit Midstream Partners, LP dated as of February 25, 2016 (Incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Form 8-K filed March 1, 2016 (Commission File No. 001-35666)).

10.34

Amendment to Contribution Agreement between Summit Midstream Partners Holdings, LLC and Summit Midstream Partners, LP dated February 25, 2019 (Incorporated herein by reference to Exhibit 10.3 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated February 26, 2019 (Commission File No. 001-35666)).

10.35

Amendment No. 2 to Contribution Agreement between Summit Midstream Partners Holdings, LLC and Summit Midstream Partners, LP dated November 7, 2019 (Incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated November 8, 2019 (Commission File No. 001-35666)).

10.36

Amendment No. 3 to Contribution Agreement, dated November 17, 2020, by and between Summit Midstream Partners Holdings, LLC and Summit Midstream Partners, LP (Incorporated herein by reference to Exhibit 10.4 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated November 17, 2020 (Commission File No. 001-35666)).

10.37

Credit Agreement, dated as of March 8, 2021, among Summit Permian Transmission, LLC, as borrower, MUFG Bank Ltd., as administrative agent, Mizuho Bank (USA), as collateral agent, ING Capital LLC, Mizuho Bank, Ltd. and MUFG Union Bank, N.A., as L/C issuers, coordinating lead arrangers and joint bookrunners, and the lenders from time to time party thereto (Incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Quarterly Report on Form 10-Q dated May 7, 2021 (Commission File No. 333-183466)).

10.38

Joint Factual Statement (Incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Quarterly Report on Form 10-Q for the three months ended June 30, 2021 dated August 9, 2021 (Commission File No. 333-183466)).

Exhibit Number	Description
10.39

Criminal Plea Agreement (Incorporated herein by reference to Exhibit 10.2 to Summit Midstream Partners, LP’s Quarterly Report on Form 10-Q for the three months ended June 30, 2021 dated August 9, 2021 (Commission File No. 333-183466)).

10.40

Consent Decree (Incorporated herein by reference to Exhibit 10.3 to Summit Midstream Partners, LP’s Quarterly Report on Form 10-Q for the three months ended June 30, 2021 dated August 9, 2021 (Commission File No. 333-183466)).

10.41††

Indenture, dated as of November 2, 2021, by and among Summit Midstream Holdings, LLC, Summit Midstream Finance Corp., the Guarantors party thereto and Regions Bank, as trustee (including form of the 8.500% Senior Secured Second Lien Notes due 2026) (Incorporated herein by reference to Exhibit 4.1 to Summit Midstream Partners, LP’s Quarterly Report on Form 10-Q dated November 4, 2021 (Commission File No. 001-35666)).

10.42

Collateral Agreement, dated as of November 2, 2021, by and among Summit Midstream Partners, LP, as a pledgor, Summit Midstream Holdings, LLC and Summit Midstream Finance Corp., as pledgors and grantors, the Subsidiary Guarantors party therein, and Regions Bank, as collateral agent (Incorporated herein by reference to Exhibit 10.4 to Summit Midstream Partners, LP’s Quarterly Report on Form 10-Q for the three months ended September 30, 2021 dated November 4, 2021 (Commission File No. 333-183466)).

10.43

Loan and Security Agreement, dated as November 2, 2021, among Summit Midstream Holdings, as borrower, Summit Midstream Partners, LP and certain subsidiaries from time to time party thereto, as guarantors, Bank of America, N.A., as agent, ING Capital LLC, Royal Bank of Canada and Regions Bank, as co-syndication agents, joint lead arrangers and joint bookrunners (Incorporated herein by reference to Exhibit 10.5 to Summit Midstream Partners, LP’s Quarterly Report on Form 10-Q for the three months ended September 30, 2021 dated November 4, 2021 (Commission File No. 333-183466)).

10.44††

Intercreditor Agreement, dated as of November 2, 2021, by and among Bank of America, N.A., as first lien representative and collateral agent for the initial first lien claimholders, Regions Bank, as second lien representative for the initial second lien claimholders and as collateral agent for the initial second lien claimholders, acknowledged and agreed to by Summit Midstream Holdings, LLC and the other grantors referred to therein (Incorporated herein by reference to Exhibit 10.6 to Summit Midstream Partners, LP’s Quarterly Report on Form 10-Q for the three months ended September 30, 2021 dated November 4, 2021 (Commission File No. 333-183466)).

10.45

Equity Restructuring Agreement by and among Summit Midstream Partners, LP, Summit Midstream GP, LLC and Summit Midstream Partners Holdings, LLC dated as of February 25, 2019 (Incorporated herein by reference to Exhibit 10.4 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated February 26, 2019 (Commission File No. 001-35666)).

10.46

Amended and Restated Employment Agreement, effective September 1, 2020, by and between Summit Midstream Partners, LLC and Marc D. Stratton (Incorporated herein by reference to Exhibit 10.41 to Summit Midstream Partners, LP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (Commission File No. 001-35666)).

10.47

Form of Retention Bonus Agreement (Incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated June 11, 2019 (Commission File Number 001-35666)).

10.48

Employment Agreement, effective as of September 4, 2020, by and between Summit Midstream Partners, LP and James Johnston (Incorporated herein by reference to Exhibit 10.4 to Summit Midstream Partners, LP’s Form 10-Q dated November 6, 2020 (Commission File No. 001-35666)).

10.49

Summit Midstream Partners, LP 2012 Long-Term Incentive Plan, as amended and restated (incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K dated March 20, 2020 (Commission File No. 001-35666)).

10.50

Summit Midstream Partners, LP 2012 Long-Term Incentive Plan Phantom Unit Agreement (Incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K filed March 17, 2014 (Commission File No. 001-35666)).

10.51

Form of Director Unit Award Agreement (Incorporated herein by reference to Exhibit 10.3 to Summit Midstream Partners, LP’s Current Report on Form 8-K filed October 4, 2012 (Commission File No. 001-35666)).

10.52

Summit Midstream Partners, LLC Deferred Compensation Plan effective as of July 1, 2013 (Incorporated herein by reference to Exhibit 4.3 to Summit Midstream Partners, LP’s Form S-8 Registration Statement dated June 28, 2013 (Commission File No. 333-189684)).

Exhibit Number	Description
10.53

Form of Summit Midstream Partners, LP 2012 Long-Term Incentive Plan Grant Award Agreement (Incorporated herein by reference to Exhibit 10.54 to Summit Midstream Partners, LP’s Annual Report on Form 10-K filed February 28, 2022 (Commission File No. 001-35666)).

10.54

Summit Midstream Partners, LP 2022 Long-Term Incentive Plan (incorporated herein by reference to Appendix B to Summit Midstream Partners, LP’s definitive proxy statement on Schedule 14A filed March 31, 2022 (Commission File No. 001-35666)).

10.55

First Amendment to the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K filed May 22, 2024 (Commission File No. 001-35666)).

10.56

Amended and Restated Employment Agreement, effective as of September 4, 2020, by and between Summit Operating Services Company, LLC and Heath Deneke (Incorporated herein by reference to Exhibit 10.2 to Summit Midstream Partners, LP’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022 dated May 5, 2022 (Commission File No. 001-35666)).

10.57

Collateral Agreement, dated as of November 14, 2022, by and among Summit Midstream Partners, LP, as a pledgor, Summit Midstream Holdings, LLC and Summit Midstream Finance Corp., as pledgors and grantors, the Subsidiary Guarantors party therein, and Regions Bank, as collateral agent (Incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K filed November 15, 2022 (Commission File No. 001-35666)).

10.58

Second Lien Pari Passu Intercreditor Agreement, dated as of November 14, 2022, by and among Regions Bank, as the initial second lien representative and the initial second lien collateral agent for the 2021 indenture claimholders, Regions Bank, as additional initial second lien representative and additional initial second lien collateral agent, Summit Midstream Partners, LP, Summit Midstream Holdings, LLC, Summit Midstream Finance Corp., and the other Grantors party thereto (Incorporated herein by reference to Exhibit 10.2 to Summit Midstream Partners, LP’s Current Report on Form 8-K filed November 15, 2022 (Commission File No. 001-35666)).

10.59

Amended and Restated Employment Agreement, effective as of February 23, 2023, by and between Summit Operating Services Company, LLC and Heath Deneke (Incorporated herein by reference to Exhibit 10.58 to Summit Midstream Partners, LP’s Annual Report on Form 10-K filed March 1, 2023 (Commission File No. 001-35666)).

10.60

Amended and Restated Employment Agreement, effective as of February 23, 2023, by and between Summit Operating Services Company, LLC and William (Bill) Mault (Incorporated herein by reference to Exhibit 10.59 to Summit Midstream Partners, LP’s Annual Report on Form 10-K filed March 1, 2023 (Commission File No. 001-35666)).

10.61

Amended and Restated Employment Agreement, effective as of February 23, 2023, by and between Summit Operating Services Company, LLC and James Johnston (Incorporated herein by reference to Exhibit 10.60 to Summit Midstream Partners, LP’s Annual Report on Form 10-K filed March 1, 2023 (Commission File No. 001-35666)).

10.62

Amended and Restated Employment Agreement, effective as of February 23, 2023, by and between Summit Operating Services Company, LLC and Matthew Sicinski (Incorporated herein by reference to Exhibit 10.61 to Summit Midstream Partners, LP’s Annual Report on Form 10-K filed March 1, 2023 (Commission File No. 001-35666)).

10.63

Summit Midstream Partners, LP 2022 Long-Term Incentive Plan 2023 LTIP Grant Award Agreement for Performance-based Phantom Units, effective as of February 23, 2023 (Incorporated herein by reference to Exhibit 10.62 to Summit Midstream Partners, LP’s Annual Report on Form 10-K filed March 1, 2023 (Commission File No. 001-35666)).

10.64

Summit Midstream Partners, LP 2022 Long-Term Incentive Plan 2023 LTIP Grant Award Agreement for Time-based Phantom Units, effective as of February 23, 2023 (Incorporated herein by reference to Exhibit 10.63 to Summit Midstream Partners, LP’s Annual Report on Form 10-K filed March 1, 2023 (Commission File No. 001-35666)).

10.65

Form of Summit Midstream Partners, LP 2012 Long-Term Incentive Plan 2021 Grant Award Agreement (Incorporated herein by reference to Exhibit 10.64 to Summit Midstream Partners, LP’s Annual Report on Form 10-K filed March 1, 2023 (Commission File No. 001-35666)).

10.66

Form of Summit Midstream Partners, LP 2022 Long-Term Incentive Plan Director Unit Agreement (Incorporated herein by reference to Exhibit 10.65 to Summit Midstream Partners, LP’s Annual Report on Form 10-K filed March 1, 2023 (Commission File No. 001-35666)).

Exhibit Number	Description
10.67

Form of Summit Midstream Partners, LP 2023 Long-Term Incentive Plan Director Unit Agreement (Incorporated herein by reference to Exhibit 10.66 to Summit Midstream Partners, LP’s Annual Report on Form 10-K filed March 1, 2023 (Commission File No. 001-35666)).

10.68

First Amendment to Loan and Security Agreement, dated October 14, 2022, by and among Summit Midstream Partners, LP, Summit Midstream Holdings, LLC and Bank of America, N.A. (Incorporated herein by Incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Quarterly Report on Form 10-Q filed August 9, 2023 (Commission File No. 001-35666)).

10.69

Second Amendment to Loan and Security Agreement, dated May 10, 2023, by and among Summit Midstream Partners, LP, Summit Midstream Holdings, LLC and Bank of America, N.A. (Incorporated herein by Incorporated herein by reference to Exhibit 10.2 to Summit Midstream Partners, LP’s Quarterly Report on Form 10-Q filed August 9, 2023 (Commission File No. 001-35666)).

10.70

Omnibus Amendment, dated June 27, 2023, by and among Summit Permian Transmission, LLC, MUFG Bank, Ltd., Mizuho Bank (USA), Mizuho Bank, Ltd. and the lenders party thereto (Incorporated herein by Incorporated herein by reference to Exhibit 10.3 to Summit Midstream Partners, LP’s Quarterly Report on Form 10-Q filed August 9, 2023 (Commission File No. 001-35666)).

10.71

Indenture, dated as of November 21, 2023, by and among Summit Midstream Holdings, LLC, Summit Midstream Finance Corp., the Guarantors party thereto and Regions Bank, as trustee (including form of the 12.00% Senior Unsecured Notes due 2026) (Incorporated herein by reference to Exhibit 4.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K filed November 22, 2023 (Commission File No. 001-35666)).

10.72

Third Amendment to Loan and Security Agreement, dated November 21, 2023, among Summit Midstream Partners, LP, Summit Midstream Holdings, LLC, the lenders party thereto and Bank of America, N.A., as agent for such lenders (Incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K filed November 22, 2023 (Commission File No. 001-35666)).

10.73

Fourth Amendment to Loan and Security Agreement, dated as of March 22, 2024, by and among Summit Midstream Partners, LP, Summit Midstream Holdings, LLC, the subsidiaries of Holdings party thereto, the lenders party thereto and Bank of America, N.A., as agent for such lenders (Incorporated herein by reference to Exhibit 10.1 to Summit Midstream Partners, LP’s Current Report on Form 8-K filed March 12, 2024 (Commission File No. 001-35666)).

21.1**	List of Subsidiaries of Summit Midstream Partners, LP.
22.1**	Summit Midstream Partners, LP Subsidiary Issuers and Guarantors of Registered Securities.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Deloitte & Touche LLP.
23.3*	Consent of Kirkland & Ellis LLP (included in Exhibits 5.1 and 8.1).
24.1**	Power of Attorney.
99.1**	Form of Proxy Card for Summit Midstream Partners, LP.
107**	Calculation of Filings Fee Table.

____________

*        Filed herewith.

**      Previously filed.

†        Certain of the schedules and exhibits to the agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request.

††      Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.

(b) Financial Statement Schedules.

Financial statement schedules are omitted because they are not required or the required information is shown in the consolidated financial statements or the notes thereto incorporated by reference in the proxy statement/prospectus that forms a part of this registration statement.

Item 22.     Undertakings.

The undersigned registrant hereby undertakes:

(a)     (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)    That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)     To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(f)     To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 12, 2024.

SUMMIT MIDSTREAM CORPORATION
By:	/s/ J. Heath Deneke
Name:	J. Heath Deneke
Title:	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement, or amendment thereto, has been signed by the following persons in the capacities indicated on June 12, 2024.

Signature	Title
/s/ J. Heath Deneke	President, Chief Executive Officer and Chairman of the Board
J. Heath Deneke	(Principal Executive Officer)
/s/ William J. Mault	Executive Vice President and Chief Financial Officer
William J. Mault	(Principal Financial Officer)
/s/ Matthew B. Sicinski	Senior Vice President and Chief Accounting Officer
Matthew B. Sicinski	(Principal Accounting Officer)
*	Director
James J. Cleary
*	Director
Lee Jacobe
*	Director
Robert J. McNally
*	Director
Rommel M. Oates
*	Director
Jerry L. Peters
*	Director
Marguerite Woung-Chapman
By:	/s/ James D. Johnston
James D. Johnston
Attorney-in-fact